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As filed with the Securities and Exchange Commission on October 20, 2005

Registration No. 333-128842

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Rockwood Specialties Group, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	2800 (Primary Standard Industrial Classification Code Number)	52-2277390 (I.R.S. Employer Identification Number)

100 Overlook Center
Princeton, New Jersey 08540
(609) 514-0300
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant's Principal Executive Offices)

SEE TABLE OF ADDITIONAL REGISTRANT GUARANTORS

Thomas J. Riordan, Esq.
Senior Vice President, Law & Administration
Rockwood Specialties Group, Inc.
100 Overlook Center
Princeton, New Jersey 08540
(609) 514-0300
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent For Service)

With copies to:

Roxane F. Reardon, Esq.
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
(212) 455-2000

        Approximate date of commencement of proposed sale to the public:

        As soon as practicable after the effective date of this Registration Statement.

        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Note	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

7.625% Senior Subordinated Notes due 2014	€375,000,000	100%	€375,000,000	$53,221(2)(3)

Guarantees of 7.625% Senior Subordinated Notes due 2014(4)	N/A(5)	(5)	(5)	(5)

7.500% Senior Subordinated Notes due 2014	$200,000,000	100%	$200,000,000	$23,540(3)

Guarantees of 7.500% Senior Subordinated Notes due 2014(4)	N/A(5)	(5)	(5)	(5)

(1)
Estimated solely for the purpose of calculating the registration fee under Rule 457 of the Securities Act of 1933, as amended (the "Securities Act").

(2)
The amount of the registration fee was calculated based on the noon buying rate at September 30, 2005 of $1.2058=EUR 1.00.

(3)
Previously paid.

(4)
See inside facing page for additional registrant guarantors.

(5)
Pursuant to Rule 457(n) under the Securities Act, no separate filing fee is required for the guarantees.

        The registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANT GUARANTORS

Exact Name of Registrant as Specified in Its Charter	State or Other Jurisdiction of Incorporation of the Corporation	IRS Employer Identification Number	Address, Including Zip Code and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices
Advantis Technologies, Inc.	Delaware	58-2206931	1400 Bluegrass Lakes Parkway Alpharetta, GA, USA 30004 (770) 521-5999
AlphaGary Corporation	Delaware	56-1803538	170 Pioneer Drive Leominster, MA, USA 01453 (978) 537-8071
CeramTec North America Innovative Ceramic Engineering Corporation	Delaware	52-1708698	One Technology Place Lauren, SC, USA 29360 (864) 682-3215
Chemetall Chemical Products Inc.	Delaware	22-3175082	50 Valley Road Berkley Heights, NJ, USA 07922 (908) 508-2122
Chemetall Corporation	Delaware	22-3140731	50 Valley Road Berkley Heights, NJ, USA 07922 (908) 508-2122
Chemetall Foote Corp.	Delaware	51-03807781	348 Holiday Inn Drive Kings Mountain, NC, USA 28086 (704) 739-2501
Chemical Specialties, Inc.	North Carolina	56-0751521	One Woodlawn Green, Suite 250 200 East Woodlawn Road Charlotte, NC, USA 28217 (704) 522-0825
Compugraphics U.S.A. Inc.	Delaware	77-0447768	120 C Albright Way Los Gatos, CA USA 95032 (408) 341-1600
Cyantek Corporation	Delaware	94-3060725	3055 Osgood Court Fremont, CA, USA 94539 (510) 651-3341
Electrochemicals Inc.	Delaware	34-1641793	5630 Pioneer Creek Drive Maple Plain, MN, USA 55359 (763) 479-2008
Exsil, Inc.	Delaware	77-0414711	2575 Melville Road Prescott, AZ, USA 86301 (928) 771-8900

Foote Chile Holding Company	Delaware	84-1468876	348 Holiday Inn Drive Kings Mountain, NC, USA 28086 (704) 739-2501
Lurex, Inc.	Delaware	13-5659065	7101 Muirkirk Road Beltsville, MD, USA 20705 (301) 210-7800
Oakite Products, Inc.	Delaware	13-3218362	50 Valley Road Berkley Heights, NJ, USA 07922 (908) 508-2122
Rockwood America Inc.	Delaware	52-2071323	100 Overlook Center Princeton, NJ, USA 08540 (609) 514-0300
Rockwood Pigments NA, Inc.	Delaware	06-0850804	7101 Muirkirk Road Beltsville, MD, USA 20705 (301) 210-7800
Rockwood Specialties Inc.	Delaware	22-2269008	100 Overlook Center Princeton, NJ, USA 08540 (609) 514-0300
RS Funding Corporation	Delaware	74-3073388	7101 Muirkirk Road Beltsville, MD, USA 20705 (301) 210-7800
RW Holding Corp.	Delaware	47-0940470	100 Overlook Center Princeton, NJ, USA 08540 (609) 514-0300
Sachtleben Corporation	Delaware	13-3798109	520 Madison Avenue New York, NY, USA 10028 (212) 715-5828
Southern Clay Products, Inc.	Texas	74-4521192	5508 Highway 290 West, Suite 206 Austin, TX, USA 78735 (512) 891-9140
Southern Color N.A., Inc.	Delaware	36-4521192	7 Swisher Drive Cartersville, GA, USA 30120 (770) 386-4766

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Subject to completion, dated October 20, 2005

PRELIMINARY PROSPECTUS

OFFER TO EXCHANGE

        €375,000,000 principal amount of its 7.625% Senior Subordinated Notes due 2014, which have been registered under the Securities Act of 1933, for any and all of our outstanding 7.625% Senior Subordinated Notes due 2014.

        $200,000,000 principal amount of its 7.500% Senior Subordinated Notes due 2014, which have been registered under the Securities Act of 1933, for any and all of our outstanding 7.500% Senior Subordinated Notes due 2014.

        The exchange notes will be fully and unconditionally guaranteed on a senior subordinated unsecured basis by certain of our domestic subsidiaries.

        We are conducting the exchange offer in order to provide you with an opportunity to exchange your unregistered notes for freely tradeable notes that have been registered under the Securities Act.

The Exchange Offer

  •
  We will exchange all outstanding notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that are freely tradeable.

  •
  You may withdraw tenders of outstanding notes at any time prior to the expiration date of the exchange offer.

  •
  The exchange offer expires at 5:00 p.m., New York City time, on November 17, 2005, unless extended. We do not currently intend to extend the expiration date.

  •
  The exchange of outstanding notes for exchange notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes.

  •
  The terms of the exchange notes to be issued in the exchange offer are substantially identical to the outstanding notes, except that the exchange notes will be freely tradeable.

        All untendered outstanding notes will continue to be subject to the restrictions on transfer set forth in the outstanding notes and in the indenture. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the outstanding notes under the Securities Act.

        See "Risk Factors" beginning on page 24 for a discussion of certain risks that you should consider before participating in the exchange offer.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2005.

        This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any notes offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies. No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offers contained herein and, if given or made, such information or representations must not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any sales made hereunder shall under any circumstances create an implication that there has been no change in our affairs or that of our subsidiaries since the date hereof.

        Until the date that is 90 days from the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

i

PROSPECTUS SUMMARY

        This summary may not contain all of the information that may be important to you. You should read the entire prospectus, including the historical and pro forma financial data and related notes, before making an investment decision. This summary contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements as a result of certain factors, including those set forth in "Risk Factors" and "Forward-Looking Statements."

        In this prospectus, unless we indicate otherwise or the context otherwise requires, any references to the "Company," "we," "our," and "us" refer to Rockwood Specialties Group, Inc. and its consolidated subsidiaries, and any references to the "issuer" refers to Rockwood Specialties Group, Inc. In addition, when the context so requires, we use the term "Rockwood" to refer to our historical operations prior to the Dynamit Nobel acquisition (described below) and the term "Dynamit Nobel" to refer to the historical operations of the businesses of Dynamit Nobel AG that we acquired from mg technologies ag in July 2004. The historical financial statements and related notes (other than our financial statements as of and for the year ended December 31, 2004 which include the results of operations of the acquired Dynamit Nobel businesses during the five-month period ended December 31, 2004 and the six-month period ended June 30, 2005, respectively) presented in this prospectus are separate financial statements and related notes of Rockwood and Dynamit Nobel.

        On November 10, 2004, we completed the private offering of the €375,000,000 7.625% Senior Subordinated Notes due 2014 and the $200,000,000 7.500% Senior Subordinated Notes due 2014, or the outstanding notes. References to the "notes" or the "2014 notes" in this prospectus are references to both the outstanding notes and the exchange notes.

        The issuer accepts responsibility for the information contained within this prospectus. To the best knowledge and belief of the issuer (who has taken all reasonable care to ensure that such is the case), such information is in accordance with the facts and does not omit anything likely to affect the import of such information.

Our Company

        We are a leading global developer, manufacturer and marketer of technologically advanced, high value-added specialty chemicals and advanced materials. We believe we have leading market positions in most of our businesses, including lithium compounds, fiber anatase titanium dioxide, color pigments and services, ceramic-on-ceramic components used in hip joint prostheses systems and next generation wood protection products.

        We have a number of higher growth businesses such as Advanced Ceramics, Specialty Chemicals and Performance Additives, which are complemented by a diverse portfolio of businesses that historically have generated predictable, stable revenues. Our margins, strong cash flow generation, capital discipline and ongoing productivity improvements provide us with a platform to capitalize on the market growth opportunities.

        We operate globally, manufacturing our products in over 100 manufacturing facilities in 25 countries and selling our products and providing our services to more than 60,000 customers, including some of the world's preeminent companies. Our products, consisting primarily of inorganic chemicals and solutions and engineered materials, are often customized to meet the complex needs of our customers and to enhance the value and performance of their end products.

        We generally compete in niche markets in a wide range of end-use markets, including construction, life sciences (including pharmaceutical and medical markets), electronics and telecommunications, metal treatment and general industrial and consumer products markets. No single end-use market accounted for more than 19% of our $2,913.0 million 2004 pro forma net sales.

        Following the acquisition of Dynamit Nobel in July 2004, we operate our business through seven segments:

Segment	% of 2004 Pro Forma Net Sales
Performance Additives	23%
Specialty Compounds	7
Electronics	6
Specialty Chemicals	26
Titanium Dioxide Pigments	14
Advanced Ceramics	12
Groupe Novasep	12

Our Competitive Strengths

        Leading market positions.    We believe that we hold leading market positions within most of our businesses, including, based on our 2004 pro forma net sales:

Segment	Products		Market Position
Performance Additives	•	synthetic iron oxide pigments	one of top 3 globally
	•	wood protection products	one of top 3 globally
Specialty Chemicals	•	lithium compounds and chemicals	#1 globally
	•	metal surface treatment chemicals and related services	#2 globally
Titanium Dioxide Pigments	•	anatase titanium dioxide pigment for the synthetic fiber manufacturing industry	#1 globally
Advanced Ceramics	•	ceramic-on-ceramic ball head and liner components used in hip joint prostheses systems	#1 globally
	•	ceramics cutting tools	#1 in Europe

        Specialty businesses in niche markets with significant barriers to entry.    We believe that nearly all of our businesses operate in niche markets protected by significant barriers to entry. We believe that many of our customers would experience significant disruption and costs if they were to switch to another supplier.

        Diverse customer and end-use market base.    We operate a diverse portfolio of distinct specialty chemicals and advanced materials businesses that cover a wide variety of industries and geographic areas. Of our 2004 pro forma net sales, 50% were shipments to Europe, 34% to North America and 16% to the rest of the world. No customer accounted for more than 2% of such net sales, and our top ten customers represented only approximately 11% of such net sales.

        Limited exposure to raw materials and energy prices.    We have a broad raw material base consisting primarily of inorganic (non-petrochemical) materials, most of which are readily available and whose prices follow their own individual supply and demand relationships and have historically shown little correlation to each other. Our exposure to energy prices is limited.

        Leading technologies and strong brand names.    We believe we are recognized for our use of our technological know-how and expertise to improve, develop and manufacture customized product and process innovations that meet specific customers' performance requirements.

        Experienced and proven management team with significant equity interests.    Since joining us in 2001, Seifi Ghasemi, our chairman and chief executive officer, and Robert Zatta, our senior vice president and chief financial officer, together with other members of our senior management team, have implemented a series of improvement initiatives designed to increase sales, improve productivity, reduce costs and expand margins. These initiatives have had a positive impact on the cash flow and profitability of Rockwood's historic businesses.

Our Business Strategy

        Building on these strengths, we plan to continue our existing strategy to grow revenue and cash flow and increase profitability as follows:

        Capitalize on expected market growth opportunities.    We expect our businesses to benefit from a number of growth trends, including:

  •
  Advanced Ceramics—a growing trend toward replacing plastics and metals with high-performance ceramics.

  •
  Specialty Chemicals—increased demand for lithium-based batteries for mobile electronic applications.

  •
  Performance Additives—a growing trend toward the use of color in concrete paving stones and other home remodeling.

  •
  Titanium Dioxide Pigments—sales of newly-introduced nano-particle titanium dioxide pigments that are used to provide ultraviolet light protection for plastics and coatings.

        Achieve profitable growth through selective acquisitions.    We intend to continue to selectively pursue cash flow accretive acquisitions and strategic alliances in order to strengthen and expand our existing business lines and enter into complementary business lines. Although we are not subject to any agreement or binding letter of intent with respect to potential acquisitions, we are engaged in acquisition discussions with other parties.

        Apply our proven improvement initiatives to the Dynamit Nobel businesses.    We are currently in the process of applying the management initiatives successfully applied to Rockwood's historic businesses to the acquired Dynamit Nobel businesses.

        Reduce financial leverage.    We have reduced our financial leverage by using a portion of the net proceeds of our ultimate parent company's initial public offering to repay debt and we intend to continue to reduce our financial leverage by using a significant portion of cash flow from operations after required capital expenditures and payments to service our debt. We believe that our strong cash flow generation will be further strengthened by organic growth opportunities within our existing markets, cost-reduction programs applied to the Dynamit Nobel businesses and improved working capital management.

Risks Relating to Our Business Strategy

        We may not be able to continue our product innovation, demand for our products may not develop as expected, and regulation of our raw materials, products and facilities may change in a way that is detrimental to our business. We incurred net losses of $55.2 million, $72.0 million and $148.2 million in 2002, 2003 and 2004, respectively.

        In addition, we have a substantial amount of indebtedness. As of June 30, 2005, we had $2,962.3 million of indebtedness outstanding and total stockholders' equity of $785.3 million. This substantial indebtedness may adversely affect our cash flow and our ability to remain in compliance with our debt covenants, make payments on our indebtedness and operate our business. Any of these factors or other factors described in this prospectus under "Risk Factors" may limit our ability to successfully execute our business strategy.

Dynamit Nobel Acquisition

        On April 19, 2004, we entered into a sale and purchase agreement with mg technologies ag to acquire its wholly-owned specialty chemicals and advanced materials business, Dynamit Nobel. The acquisition was consummated on July 31, 2004. We paid approximately $2,274.0 million (based on the July 31, 2004 exchange rate of €1.00=$1.2040), including assumed debt of $315.1 million and cash acquired of $9.6 million, for the businesses acquired. On July 6, 2005, we paid $16.1 million (based on the July 6, 2005 exchange rate of €1.00=$1.1927) in post-closing adjustments.

        In connection with the Dynamit Nobel acquisition, we received a net equity contribution of $404.0 million from affiliates of Kohlberg Kravis Roberts & Co. L.P., or KKR and DLJ Merchant Banking Partners III, L.P. and its affiliated funds, or DLJMB, and we entered into senior secured credit facilities and a senior subordinated loan facility. In addition, an indirect parent exchanged its outstanding dollar-denominated pay-in-kind notes for euro-denominated pay-in-kind notes. The pay-in-kind notes were redeemed in connection with the initial public offering of Rockwood Holdings in August 2005. In this prospectus, we refer to these related financings collectively as the acquisition financings.

        In addition, in connection with the Dynamit Nobel acquisition, members of our management and certain other employees made cash equity investments of approximately $7.0 million in Rockwood Holdings, Inc. ("Rockwood Holdings") from September 2004 to December 2004. In this prospectus, we refer to this investment as the 2004 management equity program.

Other Acquisitions

        In September 2004, we acquired the pigments and dispersions business of Johnson Matthey Plc. for a purchase price of approximately $47.1 million and in connection with this acquisition borrowed $50.4 million (based on the September 27, 2004 exchange rate of €1.00=$1.2029) under a term loan of the senior secured credit facilities.

        In December 2004, in connection with the combination of the three business lines of our Custom Synthesis segment (now known as our Groupe Novasep segment) with Groupe Novasep SAS (or Groupe Novasep), one of our subsidiaries acquired 69.4% of the stock of Groupe Novasep for a total purchase price of approximately $139.7 million, including assumed debt of $48.6 million, cash acquired of $14.6 million and the exchange of the remaining 30.6% of the stock of Groupe Novasep for stock in our acquiring subsidiary. As a result of this transaction, we own approximately 79% of the new Groupe Novasep. We used cash on hand to finance this transaction.

        In this prospectus, we refer to the Dynamit Nobel acquisition and related equity and debt financings and Fall 2004 debt refinancings (as defined below), the pigments and dispersions acquisition and related financing and the Groupe Novasep combination collectively as the Transactions.

 Recent Developments

Repayment of Debt

        On August 22, 2005, Rockwood Holdings, our ultimate parent, completed an initial public offering of 23,469,387 shares of its common stock, which included 3,061,224 shares issued and sold as a result of the underwriters' exercise of the over-allotment option. Net proceeds were $435.7 million. $116.2 million of the net proceeds was used to redeem $101.6 million, or 27%, of the 2011 notes (as defined below) and pay a redemption premium and accrued and unpaid interest. The pro forma as adjusted reduction in cash interest expense as a result of this redemption would be approximately $10.8 million annually. The remaining net proceeds were used to redeem pay-in-kind loans and notes, senior discount notes and redeemable convertible preferred stock, as well as to terminate the management services agreement with affiliates of KKR and DLJMB. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Liquidity."

Acquisition of Rheological Additives and Carbonless Developers Businesses

        On October 19, 2005, Rockwood Holdings announced that it had reached an agreement to acquire the rheological additives and carbonless developers businesses of Süd-Chemie AG, Munich, Germany. Sales generated by the Süd-Chemie businesses are approximately $50 million on an annual basis. The purchase price will be financed by cash flow from operations and the transaction is subject to approval by the European Union antitrust authorities.

        The Süd-Chemie rheological additives business produces materials used in the coatings, ink and personal care industries to improve the flow properties of finished products. Rockwood Holdings will acquire the technology to Süd-Chemie's Tixogel® organoclays, Optiflo® associative thickeners, and Optigel® activated clays, and production facilities in Moosburg, Bavaria, Germany and Louisville, Kentucky. Rockwood Holdings will also acquire Süd-Chemie's Copisil® clay product line, which is used in the manufacture of carbonless paper. Both businesses will be incorporated into our Clay-Additives business unit, which is part of our Performance Additives segment.

OWNERSHIP STRUCTURE

        The chart below illustrates our approximate ownership and corporate structure as of August 31, 2005. Ownership of Rockwood Holdings is presented on a fully-diluted basis.

(1)
Represents $265.6 million of common equity contributed by affiliates of KKR, $159.4 million of common equity contributed by DLJMB and $7.0 million of common equity contributed by members of our management and certain other employees under the 2004 management equity program, less $20.0 million repayment of a portion of the additional pay-in-kind notes issued in connection with interest payments on the $70.0 million initial aggregate principal amount of pay-in-kind notes and $1.0 million payment of a related fee.

(2)
Represents $287.7 million of common equity contributed by affiliates of KKR and our management in connection with the KKR acquisition and $25.0 million of preferred equity contributed by affiliates of KKR in connection with the July 2003 refinancing.

(3)
In connection with our July 2003 debt refinancing, Holdings issued 25,000 shares of redeemable convertible preferred stock to an affiliate of KKR, which were redeemed with a portion of the net proceeds of Rockwood Holdings' initial public offering.

(4)
In connection with the KKR acquisition, Rockwood Specialties Consolidated, Inc. borrowed $100.0 million under a 15% pay-in-kind unsecured subordinated loan facility, pursuant to which interest was paid by increasing the principal amount outstanding rather than paying cash. $70.0 million of these pay-in-kind loans were exchanged for pay-in-kind notes in February 2001, pursuant to which interest was paid by issuing additional notes rather than paying cash. The pay-in-kind notes (including additional pay-in-kind notes issued in connection with interest payments on these notes) were exchanged for euro-denominated pay-in-kind notes, after the repayment in cash of $20.0 million of such additional pay-in-kind notes, in connection with the Dynamit Nobel acquisition. The pay-in-kind notes were redeemed with a portion of the net proceeds of Rockwood Holdings' initial public offering.

(5)
In connection with the July 2003 debt refinancing, Rockwood Specialties International, Inc. issued $70.0 million gross proceeds 12% senior discount notes, which were held by an affiliate of KKR and were redeemed with a portion of the net proceeds of Rockwood Holdings' initial public offering.

(6)
We issued the outstanding notes in November 2004.

(7)
We issued $375.0 million aggregate principal amount of 10 5/8% senior subordinated notes due 2011 in connection with the July 2003 debt refinancing, 27% of which were redeemed in connection with our ultimate parent's IPO. In this prospectus, we refer to these notes as the 2011 notes.

(8)
Our senior secured credit facilities consist of tranche A-1 loans in an aggregate principal amount of €39.1 million (or $47.4 million), tranche A-2 term loans in an aggregate principal amount of €170.4 million (or $206.3 million), tranche C term loans in an aggregate principal amount of €274.8 million (or $332.7 million), tranche D term loans in an aggregate principal amount of $1,145.0 million and a revolving credit facility in an aggregate principal amount of $250.0 million. As of June 30, 2005 and September 30, 2005, we had no amounts outstanding under the revolving credit facility. We had outstanding letters of credit of $21.8 million at September 13, 2005 that reduced our availability under the credit facility. The U.S. dollar equivalents of euro borrowings are based on the exchange rate at June 30, 2005 of €1.00=$1.2106.

(9)
All of these entities (other than certain special-purpose entities formed in connection with the previous sale of certain of our accounts receivable) guarantee all amounts outstanding under our senior secured credit facilities on a senior basis and our 2011 notes and 2014 notes on a senior subordinated basis.

(10)
Certain of our foreign subsidiaries guarantee amounts borrowed by Rockwood Specialties Limited under our senior secured credit facilities, but do not guarantee the 2011 notes or 2014 notes.

The Exchange Offer

General	In connection with the private offering, we entered into a registration rights agreement with Credit Suisse First Boston (Europe) Limited, Goldman, Sachs & Co., UBS Limited, Credit Suisse First Boston LLC and UBS Securities LLC as the representatives of the several initial purchasers in which we agreed, among other things, to deliver this prospectus to you and to make our best efforts to complete the exchange offer within 300 days after the date of original issuance of the outstanding notes. You are entitled to exchange in the exchange offer your outstanding notes for exchange notes which are identical in all material respects to the outstanding notes except:
	•	the exchange notes have been registered under the Securities Act;
	•	the exchange notes are not entitled to certain registration rights which are applicable to the outstanding notes under the registration rights agreement; and
	•	the additional interest provisions of the registration rights agreement are not applicable.
The Exchange offer	We are offering to exchange:
•
up to €375,000,000 aggregate principal amount of our 7.625% Senior Subordinated Notes due 2014, which have been registered under the Securities Act of 1933, for any and all of our outstanding 7.625% Senior Subordinated Notes due 2014.
•
up to $200,000,000 aggregate principal amount of our 7.500% Senior Subordinated Notes due 2014, which have been registered under the Securities Act of 1933, for any and all of our outstanding 7.500% Senior Subordinated Notes due 2014.
•
You may only exchange outstanding notes in a principal amount of €50,000 or in integral multiples of €1,000 in excess thereof in the case of the outstanding euro notes and in a principal amount of $50,000 or in integral multiples of $1,000 in excess thereof in the case of the outstanding dollar notes.

Resale
Based on an interpretation by the staff of the Securities and Exchange Commission, or the SEC, set forth in no-action letters issued to third parties, we believe that the exchange notes to be issued pursuant to the exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by you (unless you are our "affiliate" within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you are acquiring the exchange notes in the ordinary course of your business and that you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes.

If you are a broker-dealer and receive exchange notes for your own account in exchange for outstanding notes that you acquired as a result of market-making activities or other trading activities, you must acknowledge that you will deliver this prospectus in connection with any resale of the exchange notes. See "Plan of Distribution."
Any holder of outstanding notes who:
• is our affiliate;
• does not acquire exchange notes in the ordinary course of its business; or
• tenders its outstanding notes in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange notes cannot rely on the position of the staff of the SEC enunciated in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC's letter to Shearman & Sterling, available July 2, 1993, or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.
Expiration date	The exchange offer will expire at 5:00 p.m., New York City time, on November 17, 2005, or such date and time to which we extend the exchange offer.
Withdrawal
You may withdraw the tender of your outstanding notes at any time prior to the expiration of the exchange offer. We will return to you any of your outstanding notes that are not accepted for any reason for exchange, without expense to you, promptly after the expiration or termination of the exchange offer.

Conditions to the exchange offer	The exchange offer is subject to customary conditions, which we may waive. See "The Exchange Offer—Conditions to the Exchange Offer" for more information regarding conditions to the exchange offer.
Procedures for tendering outstanding notes
If you wish to participate in the exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must then mail or otherwise deliver the letter of transmittal, or a facsimile of the letter of transmittal, together with the outstanding notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal. If you hold outstanding dollar notes through The Depository Trust Company ("DTC") and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC and if you hold outstanding euro notes through Euroclear Bank S.A./N.V. ("Euroclear") or Clearstream Banking, societe anonyme ("Clearstream, Luxembourg") and wish to participate in the exchange offer, you must comply with the procedures of Euroclear or Clearstream, Luxembourg, as applicable, in each case, by which you will agree to be bound by the letter of transmittal. By signing, or agreeing to be bound by, the letter of transmittal, you will represent to us that, among other things:
•
you are not our "affiliate" within the meaning of Rule 405 under the Securities Act or, if you are our affiliate, that you will comply with any applicable registration and prospectus delivery requirements of the Securities Act;
	•	you do not have an arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;
	•	you are acquiring the exchange notes in the ordinary course of your business; and
•
if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of such exchange notes.

Special procedures for beneficial owners
If you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender those outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender those outstanding notes on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed before the expiration date.
Guaranteed delivery procedures
If you wish to tender your outstanding notes and your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other required documents, or you cannot comply with the applicable procedures under DTC's Automated Tender Offer Program or the procedures of Euroclear or Clearstream, Luxembourg, as applicable, for transfer of book-entry interests, prior to the expiration date, you must tender your outstanding notes according to the guaranteed delivery procedures set forth in this prospectus under "The Exchange Offer—Guaranteed Delivery Procedures."
Effect on holders of outstanding notes
As a result of the making of, and upon acceptance for exchange of all validly tendered outstanding notes pursuant to the terms of the exchange offer, we will have fulfilled a covenant under the registration rights agreement. Accordingly, the increase in the interest rate on the outstanding notes that commenced in May 2005 under the circumstances described in the registration rights agreement will cease upon consummation of the exchange offer. If you do not tender your outstanding notes in the exchange offer, you will continue to be entitled to all the rights and limitations applicable to the outstanding notes as set forth in the indenture, except we will not have any further obligation to you to provide for the exchange and registration of the outstanding notes under the registration rights agreement. To the extent that outstanding notes are tendered and accepted in the exchange offer, the trading market for outstanding notes could be adversely affected.

Consequences of failure to exchange
All untendered outstanding notes will continue to be subject to the restrictions on transfer set forth in the outstanding notes and in the indenture. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with this exchange offer, we do not currently anticipate that we will register the outstanding notes under the Securities Act.
Material U.S. Federal Income Tax Consequences	The exchange of the exchange notes for outstanding notes will not be a taxable event for U.S. federal income tax purposes. See "Material U.S. Federal Income Tax Consequences of the Exchange Offer."
Use of proceeds	We will not receive any cash proceeds from the issuance of exchange notes in the exchange offer. See "Use of Proceeds."
Exchange Agent
The Bank of New York is the exchange agent for the exchange offer. The address and telephone number of the exchange agent are set forth in the section captioned "The Exchange Offer—Exchange Agent" of this prospectus.

The Exchange Notes

Issuer	Rockwood Specialties Group, Inc.
Securities offered	€375,000,000 aggregate principal amount of 7.625% Senior Subordinated Notes due 2014.
$200,000,000 aggregate principal amount of 7.500% Senior Subordinated Notes due 2014.
Maturity date	November 15, 2014.
Interest	7.625% per year for the euro notes and 7.500% per year for the dollar notes, respectively, in each case, payable semi-annually in arrears on May 15 and November 15, commencing on May 15, 2005.
Subsidiary guarantees
All payments on the notes, including principal, premium, if any, and interest, will be jointly and severally guaranteed on a senior subordinated unsecured basis by certain of our domestic subsidiaries.
Ranking	The notes and the subsidiary guarantees are senior subordinated obligations and will rank:
	•	subordinated to all of our and our subsidiary guarantors' existing and future senior indebtedness;
	•	structurally subordinated to all of the indebtedness and other liabilities of our non-guarantor subsidiaries (other than indebtedness and other liabilities owed to us);
	•	equally with our existing and future senior subordinated indebtedness, including the 2011 notes; and
	•	senior to all of our and our subsidiary guarantors' future expressly subordinated indebtedness.
As of June 30, 2005:
	•	we and our subsidiary guarantors had $2,962.3 million of total indebtedness;
	•	we and our subsidiary guarantors had $1,731.4 million of senior indebtedness (we also would have had letters of credit of $18.9 million outstanding);
	•	we and our subsidiary guarantors had $1,029.0 million of senior subordinated indebtedness;
	•	we and our subsidiary guarantors had no indebtedness expressly subordinated; and
•
our non-guarantor subsidiaries had indebtedness and other liabilities of $1,356.3 million, held approximately 82% of our total assets and during the six months ended June 30, 2005, generated approximately 71% of our net sales.

Optional redemption
We may redeem some or all of each series of the notes on or after November 15, 2009 at the redemption prices specified in this prospectus. We may also redeem some or all of each series of the notes at any time prior to November 15, 2009 at a redemption price equal to the make-whole amount set forth in this prospectus. At any time and from time to time on or prior to November 15, 2007, we may redeem up to 40% of the aggregate principal amount of each series of the notes with the net cash proceeds of one or more certain equity offerings. See "Description of the Notes—Optional Redemption."
Change of control
Upon certain change of control events, we will be required to make an offer to repurchase each holder's notes at a repurchase price equal to 101% of their principal amount, plus accrued and unpaid interest, and additional interest if any, to the date of repurchase. See "Description of the Notes—Repurchase at the Option of the Holders—Change of Control."
Certain covenants	The indenture governing the notes contain covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:
	•	incur additional indebtedness;
	•	pay dividends or make other distributions or repurchase our capital stock;
	•	make investments;
	•	create liens;
	•	transfer or sell assets;
	•	restrict dividends or payments to us;
	•	guarantee indebtedness;
	•	engage in transactions with affiliates; and
	•	merge or consolidate with other companies or sell substantially all of our assets.
These covenants are subject to a number of important exceptions and limitations. See "Description of the Notes."
No Prior Market
The exchange notes will be freely transferable but will be new securities for which there will not initially be a market. Accordingly, we cannot assure you whether a market for the exchange notes will develop or as to the liquidity of any market. The initial purchasers in the private offering of the outstanding notes have advised us that they currently intend to make a market in the exchange notes. The initial purchasers are not obligated, however, to make a market in the exchange notes, and any such market-making may be discontinued by the initial purchasers in their discretion at any time without notice.

Listing
We do not currently intend to pursue the admission of the exchange notes to the Official List of the Irish Stock Exchange. We are, however, currently considering listing the exchange notes on another internationally recognized securities exchange, although we may not do so.
Risk Factors
Investment in the exchange notes involves certain risks. You should carefully consider the information in the "Risk Factors" section and all other information included in this prospectus before investing in the exchange notes.

        Rockwood Specialties Group, Inc. is a Delaware corporation which was formed on October 19, 2000 in connection with the KKR acquisition. Our principal executive offices are located at 100 Overlook Center, Princeton, New Jersey 08540. Our telephone number is (609) 514-0300. Our website address is www.rocksp.com. Information contained on our website is not incorporated by reference into this prospectus, and you should not consider information on our website as part of this prospectus.

Summary Historical and Pro Forma Financial Data

        Set forth below is summary historical financial and summary pro forma financial data of Rockwood, in each case, at the dates and for the periods indicated.

        The summary historical financial data presented below for the years ended December 31, 2002 and 2003 and as of and for the year ended December 31, 2004 have been derived from Rockwood's audited consolidated financial statements included elsewhere in this prospectus. The summary financial data presented below for the six-month period ended June 30, 2004 and as of and for the six-month period ended June 30, 2005 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. In the opinion of management, the unaudited financial statements for the six months ended June 30, 2004 and 2005, have been prepared on a basis consistent with the audited financial statements and include all adjustments, which are normally recurring adjustments, necessary for a fair presentation of the results of operations for the periods presented. Results of operations for the interim periods are not necessarily indicative of the results that might be expected for any other interim period or for an entire year.

        The unaudited pro forma statements of operations data and other pro forma financial data give effect to the Transactions as if they had occurred on January 1, 2004 and is based on the weighted average exchange rate of €1.00 = $1.2669.

        As described above, the Transactions include, among other things, the equity and debt financings and Fall 2004 debt refinancings related to the Dynamit Nobel acquisition. Specifically, in connection with the Dynamit Nobel acquisition, we received a net equity contribution of $404.0 million from affiliates of KKR and DLJ Merchant Banking Partners III, L.P. and its affiliated funds, or DLJMB, and we entered into senior secured credit facilities and a senior subordinated loan facility. In addition, an indirect parent company exchanged its outstanding dollar-denominated pay-in-kind notes for euro-denominated pay-in-kind notes. In addition, in connection with the Dynamit Nobel acquisition, members of Rockwood Holding's management and certain other employees made cash equity investments of approximately $7.0 million from September 2004 to December 2004. In this prospectus, we refer to these related financings collectively as the acquisition financings.

        In October 2004, we refinanced a portion of our borrowings under the senior subordinated loan facility with additional term loan borrowings under an amendment to the senior secured credit facilities. In November 2004, we refinanced the remaining borrowings under the senior subordinated loan facility with proceeds from the issuance of senior subordinated notes due 2014, which we refer to as the 2014 notes. In December 2004, we refinanced all of our borrowings under one tranche of term loans under our senior secured credit facilities with borrowings under a new tranche of term loans of the same aggregate principal amount bearing a lower interest rate in order to reduce our interest expense. In this prospectus, we refer to these three refinancings collectively as the Fall 2004 debt refinancings.

        The summary unaudited pro forma condensed combined financial information is based on the audited and unaudited consolidated financial statements of Rockwood, our audited and unaudited consolidated financial statements and the audited and unaudited combined financial statements of Dynamit Nobel, in each case, included elsewhere in this prospectus, as adjusted to illustrate the estimated pro forma effects of the Transactions.

        The summary unaudited pro forma condensed combined financial information is for illustrative purposes only. Such information is not intended to be indicative of the financial condition and the results of operations that would have been achieved had the Transactions for which we are giving pro forma effect actually occurred on the dates referred to above or the financial condition and the results of operations that may be expected in the future. The unaudited pro forma condensed combined financial information has been prepared based upon currently available information and assumptions that we believe are reasonable. Such currently available information and assumptions may prove to be inaccurate over time.

        The summary historical and pro forma financial data presented below should be read together with "Selected Financial Data," "Unaudited Pro Forma Condensed Combined Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations," Rockwood's consolidated financial statements and the notes to those statements, our consolidated financial statements and the notes to those statements and Dynamit Nobel's combined financial statements and the notes to those statements, in each case, included elsewhere in this prospectus.

Six Months Ended June 30,
Year Ended December 31,	Pro Forma Year Ended December 31, 2004
2002	2003	2004	2004	2005
($ in millions)
Statement of operations data:
Net sales:
Performance Additives	$443.8	$477.3	$630.9	$674.8	$312.3	$349.6
Specialty Compounds	168.8	176.4	200.4	200.4	100.4	120.2
Electronics	147.3	143.6	168.1	168.1	81.6	87.7
Specialty Chemicals	—	—	321.1	759.6	—	439.7
Titanium Dioxide Pigments	—	—	175.7	422.0	—	213.7
Advanced Ceramics	—	—	146.3	349.5	—	188.3
Groupe Novasep	—	—	101.0	338.6	—	187.9

Total net sales	759.9	797.3	1,743.5	2,913.0	494.3	1,587.1
Cost of products sold	542.5	581.4	1,267.6	2,008.9	353.3	1,098.5

Gross profit	217.4	215.9	475.9	904.1	141.0	488.6
Selling, general and administrative expenses	112.9	118.0	327.7	617.1	71.1	307.7
Impairment charges(1)	50.0	35.0	11.0	11.0	—	—
Restructuring charges	1.2	1.8	1.1	1.1	—	5.8

Operating income	53.3	61.1	136.1	274.9	69.9	175.1
Other income (expenses):
Interest expense, net(2)	(88.2)	(85.8)	(127.7)	(211.4)	(29.1)	(103.9)
Foreign exchange loss (gain)(3)	(24.6)	(18.5)	(113.2)	(113.2)	8.6	100.5
Refinancing expenses(4)	—	(38.3)	(26.1)	(26.1)	—	—
Loss on receivables sold	(1.2)	—	—	—	—
Stamp duty tax and other(5)	—	—	(4.3)	(0.2)	(4.0)	—

(Loss) income before taxes and other adjustments	(60.7)	(81.5)	(135.2)	(76.0)	45.4	171.7
Income tax (benefit) provision	(5.5)	(9.5)	13.0	46.7	19.6	41.7
Minority interest	—	—	—	—	—	1.7

Net (loss) income	$(55.2)	$(72.0)	$(148.2)	$(122.7)	$25.8	$131.7

Cash flow data:
Net cash (used in) provided by operating activities	$(3.4)	$45.7	$179.6	$44.7	$63.1
Net cash used in investing activities	(30.4)	(48.5)	(2,249.9)	(13.3)	(76.6)
Net cash (used in) provided by financing activities	(19.1)	(1.2)	2,133.4	(4.5)	(15.6)
Effect of exchange rate changes on cash	2.6	3.8	5.6	(1.3)	(0.3)

Net (decrease) increase in cash and cash equivalents	$(50.3)	$(0.2)	$68.7	$25.6	$(29.4)

Other financial data:
Depreciation and amortization	$46.3	$52.4	$115.2	$179.8	$28.2	$105.2
Capital expenditures	36.0	34.3	112.8	211.5	13.3	76.8
Ratio of earnings to fixed charges(6)	—	—	—	—	2.4	x	2.6	x
EBITDA(7)	73.8	56.7	107.7	315.2	102.7	380.8
Non-cash charges and gains included in EBITDA(8)	74.6	90.4	138.4	138.4	(8.6)	(100.5)
Other special charges and gains included in EBITDA(9)	2.0	2.4	86.3	86.3	5.1	13.4

	As of December 31, 2004	As of June 30, 2005
	(as restated)
Balance sheet data (in millions):
Cash and cash equivalents	$111.4	$82.0
Working capital(10)	495.2	464.6
Property, plant and equipment, net	1,566.8	1,440.6
Total assets	5,386.6	4,920.2
Long-term debt(11)	3,124.1	2,962.3
Stockholders' equity	904.0	785.3

(1)
As part of our impairment testing in late 2002, 2003 and 2004, we determined that there were goodwill impairments of $50.0 million, $19.3 million and $4.0 million, respectively, in our Electronics segment. We also determined that there was a property, plant and equipment impairment of $15.7 million and $7.0 million in 2003 and 2004, respectively, in our Electronics segment.

(2)
For the years ended December 31, 2002, 2003 and 2004 and the six months ended June 30, 2004 and 2005, interest expense, net included (losses) gains of $(11.6) million, $(16.5) million, $6.8 million, $8.6 million and $6.2 million, respectively, representing the movement in the mark-to-market valuation of our interest rate and cross-currency hedging instruments for the periods as well as $6.2 million, $4.3 million, $5.6 million, $0.9 million and $4.7 million, respectively, of amortization expense related to deferred financing costs.

(3)
Represents the non-cash translation impact on our euro-denominated debt resulting from the strengthening (weakening) of the euro against the U.S. dollar during the applicable periods. In the year ended December 31, 2004, this amount also included a $10.9 million mark-to-market realized loss on foreign currency derivative agreements that we entered into in connection with the Dynamit Nobel acquisition.

(4)
In July 2003, we wrote off $36.9 million of deferred debt issuance costs relating to our previous long-term debt that was repaid as part of the July 2003 debt refinancing. In December 2003, we expensed $1.4 million of investment banking and professional fees in connection with the December 2003 refinancing of borrowings under the then new senior secured credit facilities. In July 2004, we wrote off $1.8 million of deferred debt issuance costs relating to our previous long-term debt that was repaid as part of the acquisition financings. We wrote off $6.1 million of deferred financing costs in connection with the October 8, 2004 amendment of the secured credit facilities. In November 2004, we wrote off $17.2 million of deferred financing costs incurred in connection with the bridge loan repayments in connection with the issuance of the notes. In December 2004, we expensed $1.0 million in connection with the second amendment.

(5)
Represents the tax on certain assets transferred in the United Kingdom in connection with the KKR acquisition of $4.0 million plus $0.3 million related to disposal of property, plant and equipment.

(6)
For the purposes of computing the ratio of earnings to fixed charges, earnings represent net income before taxes and fixed charges. Fixed charges consist of interest expense, net and one-third of rental expense. Earnings were insufficient to cover fixed charges by $60.7 million, $81.5 million and $135.2 million for years ended December 31, 2002, 2003 and 2004, respectively.

(7)
EBITDA is defined as net income plus interest expense, net, income tax provision (benefit) and depreciation and amortization. EBITDA is not a recognized term under U.S. GAAP and is not intended to be an alternative to net (loss) income as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements.

  The amounts shown for EBITDA in this prospectus differ from the amounts calculated under the definition of EBITDA used in our debt agreements. The definition of EBITDA used in our debt agreements permits further adjustments for certain cash and non-cash charges and gains; the indentures governing the notes and the 2011 notes exclude certain adjustments permitted under the senior secured credit agreement (in particular, certain non-recurring charges and business interruption costs and insurance recovery). EBITDA as adjusted is used in our debt agreements to determine compliance with financial covenants and our ability to engage in certain activities, such as incurring additional debt and making certain payments. In addition to covenant compliance, our management also uses EBITDA as adjusted, calculated using the same definition as used in our senior secured credit agreement, to assess our operating performance, and to calculate performance-based cash bonuses and determine whether certain performance-based stock options vest, as both such bonuses and options are tied to EBITDA as adjusted targets. For a discussion of the adjustments, uses and the limitations on the use of EBITDA as adjusted, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Special Note Regarding Non-GAAP Financial Measures."

        The following table sets forth a reconciliation of net loss to EBITDA for the periods indicated.

					Six Months Ended June 30,
	Year Ended December 31,			Pro Forma Year Ended December 31, 2004
	2002	2003	2004		2004	2005
	($ in millions)
Net (loss) income	$(55.2)	$(72.0)	$(148.2)	$(122.7)	$25.8	$131.7
Interest expense, net	88.2	85.8	127.7	211.4	29.1	103.9
Income tax (benefit) provision	(5.5)	(9.5)	13.0	46.7	19.6	41.7
Depreciation and amortization	46.3	52.4	115.2	179.8	28.2	105.2

EBITDA (before minority interest)	73.8	56.7	107.7	315.2	102.7	382.5
Minority interest	—	—	—	—	—	(1.7)

EBITDA	$73.8	$56.7	$107.7	$315.2	$102.7	$380.8

(8)
EBITDA, as defined above, contains the following non-cash charges and gains for which we believe adjustment is permitted under our senior secured credit agreement, each of which is described under "Management's Discussion and Analysis of Financial Condition and Results of Operations—Factors Which Affect Our Results of Operations—Special Charges":

					Six Months Ended June 30,
	Year Ended December 31,			Pro Forma Year Ended December 31, 2004
	2002	2003	2004		2004	2005
	($ in millions)
Impairment charges	$50.0	$35.0	$11.0	$11.0	$—	$—
Write-off of deferred debt issuance costs	—	36.9	25.1	25.1	—	—
Foreign exchange loss (gain)	24.6	18.5	102.3	102.3	(8.6)	(100.5)

	$74.6	$90.4	$138.4	$138.4	$(8.6)	$(100.5)

(9)
In addition to non-cash charges and gains, EBITDA contains the following other special charges and gains for which we believe adjustment is permitted under our senior secured credit agreement,

  each of which is described under "Management's Discussion and Analysis of Financial Condition and Results of Operations—Factors Which Affect Our Results of Operations—Special Charges":

					Six Months Ended June 30,
	Year Ended December 31,			Pro Forma Year Ended December 31, 2004
	2002	2003	2004		2004	2005
	($ in millions)
Systems/organization establishment expenses	$1.6	$1.6	$4.8	$4.8	$1.0	$1.9
Inventory write-up reversal	—	0.2	61.1	61.1	—	3.1
Stamp duty tax	—	—	4.0	4.0	4.0	—
Business interruption costs and insurance recovery(a)	(2.2)	(4.5)	—	—	—	—
Cancelled acquisition and disposal costs	0.2	1.9	0.5	0.5	0.1	0.6
Loss on receivables sold	1.2	—	—	—	—	—
Loss on disposed businesses	—	—	0.8	0.8	—	—
Restructuring and related charges	1.2	1.8	1.1	1.1	—	6.3	(b)
Costs incurred related to debt modifications	—	1.4	1.0	1.0	—	—
Foreign exchange loss on foreign currency derivatives	—	—	10.9	10.9	—	—
CCA litigation defense costs	—	—	—	—	—	1.5
Other	—	—	2.1	2.1	—	—

	$2.0	$2.4	$86.3	$86.3	$5.1	$13.4

  (a)
  Business interruption costs and insurance recovery is not included as an adjustment under the indentures governing the notes and the 2001 notes. See "Description of the Notes—Certain Definitions—EBITDA."

  (b)
  Includes inventory writedowns of $0.5 million recorded in cost of products sold.

(10)
Working capital is defined as current assets less current liabilities.

(11)
Includes the current portion of long-term debt of $47.2 million and $65.1 million as of December 31, 2004 and June 30, 2005, respectively, on an actual basis.

Dynamit Nobel Summary Financial Data

        The summary financial data of Dynamit Nobel presented below as of and for the years ended September 30, 2001 and 2002, and the three months ended December 31, 2002 and the year ended December 31, 2003 have been derived from its audited combined financial statements included elsewhere in this prospectus. The summary financial data of Dynamit Nobel presented below for the six months ended June 30, 2003 and as of and for the six months ended June 30, 2004 have been derived from its unaudited condensed combined financial statements, included elsewhere in this prospectus. In the opinion of our management, the unaudited financial statements have been prepared on a basis consistent with the audited financial statements and include all adjustments, which are normally recurring adjustments, necessary for a fair presentation of the results of operations for the periods presented. Results of operations for the interim periods are not necessarily indicative of the results that might be expected for any other interim period or for an entire year.

        In September 2002, Dynamit Nobel changed its fiscal year end from September 30 to December 31, which resulted in a short financial year from October 1, 2002 to December 31, 2002.

        The summary financial data presented below should be read together with Dynamit Nobel's combined financial statements and the notes to those statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

	Year Ended September 30,				Six Months Ended June 30,
			Three Months Ended December 31, 2002	Year Ended December 31, 2003
	2001	2002			2003	2004
	($ in millions)
Statement of operations data:
Net sales	$1,446.5	$1,421.9	$336.9	$1,595.9	$800.0	$885.5
Cost of sales	(949.5)	(914.7)	(219.3)	(1,060.0)	(524.9)	(587.0)

Gross profit	497.0	507.2	117.6	535.9	275.1	298.5
Operating expenses(a)	(286.4)	(300.9)	(84.6)	(353.2)	(171.3)	(194.3)

Operating income	210.6	206.3	33.0	182.7	103.8	104.2
Other income, net(a)	4.9	3.8	2.2	5.8	0.8	0.5
Interest expense, net	(24.2)	(22.8)	(6.9)	(25.2)	(13.6)	(14.4)

Income before taxes and other adjustments	191.3	187.3	28.3	163.3	91.0	90.3
Income tax provision	94.1	80.4	11.8	61.7	34.2	32.1
Other adjustments(1)	1.3	3.4	0.3	(0.7)	1.1	—

Net income	$98.5	$110.3	$16.8	$100.9	$57.9	$58.2

Cash flow data:
Net cash provided by (used in) operating activities	$128.0	$142.1	$42.1	$267.0	$57.6	$(18.2)
Net cash used in investing activities(2)	(60.3)	(62.5)	(23.8)	(102.7)	(9.0)	(45.0)
Net cash (used in) provided by financing activities(3)	(82.3)	(95.9)	(30.9)	(196.8)	(56.6)	71.7
Exchange-rate-related change in cash and cash equivalents	8.3	15.1	10.2	33.3	6.1	(6.9)

Net (decrease) increase in cash and cash equivalents	$(6.3)	$(1.2)	$(2.4)	$0.8	$(1.9)	$1.6

Other financial data:
Depreciation and amortization	$103.3	$83.1	$21.1	$94.6	$45.7	$52.0
Capital expenditures	125.1	112.0	26.3	122.0	39.4	58.2
EBITDA(4)	320.1	295.8	56.6	282.7	151.7	156.7
Non-cash charges and gains included in EBITDA(5)	(2.7)	(3.4)	(1.6)	(2.4)	(6.0)	(1.1)
Other special charges and gains included in EBITDA(6)	(58.2)	(20.4)	2.6	31.8	8.3	2.7
	As of September 30,		As of December 31,
					As of June 30, 2004
	2001	2002	2002	2003
	($ in millions)
Balance sheet data:
Cash and cash equivalents	$10.7	$9.5	$7.0	$7.8	$9.5
Working capital deficiency(7)	(67.9)	(139.6)	(56.2)	(103.6)	(153.2)
Property, plant and equipment	663.3	723.9	766.2	918.2	886.2
Total assets	1,596.7	1,732.5	2,144.7	2,431.6	2,430.7
Long-term debt(8)	137.9	94.1	201.6	231.6	203.3
Investment by mg technologies ag	599.8	602.6	966.3	1,036.7	1,037.8
  (a)
  Certain amounts have been reclassified to conform to Rockwood's historical presentation.

(1)
Other adjustments include earnings (loss) from discontinued operations, cumulative effects from changes in accounting principles and minority interest.

(2)
Net cash used in investing activities primarily represents capital expenditures, net of proceeds from dispositions of businesses and fixed assets.

(3)
Net cash (used in) provided by financing activities primarily represents net changes in external debt and the net change in intercompany balances with Dynamit Nobel's parent, mg technologies ag.

(4)
EBITDA is defined as net income plus interest expense, net, income tax provision (benefit) and depreciation and amortization. EBITDA is not a recognized term under U.S. GAAP and is not intended to be an alternative to net (loss) income as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements.

  The amounts shown for EBITDA in this prospectus differ from the amounts calculated under the definition of EBITDA used in our debt agreements. The definition of EBITDA used in our debt agreements permits further adjustments for certain cash and non-cash charges and gains; the indentures governing the 2011 notes and 2014 notes exclude certain adjustments permitted under the senior secured credit agreement. EBITDA as adjusted is used in our debt agreements to determine compliance with financial covenants and our ability to engage in certain activities, such as incurring additional debt and making certain payments. In addition to covenant compliance, our management also uses EBITDA as adjusted, calculated using the same definition as used in our senior secured credit agreement, to assess our operating performance, and to calculate performance-based cash bonuses and determine whether certain performance-based stock options vest, as both such bonuses and options are tied to EBITDA as adjusted targets. For a discussion of the adjustments, uses and the limitations on the use of EBITDA as adjusted, see "Management's

  Discussion and Analysis of Financial Condition and Results of Operations—Special Note Regarding Non-GAAP Financial Measures."

  The following is a reconciliation of Dynamit Nobel's net income to EBITDA:

	Year Ended September 30,				Six Months Ended June 30,
			Three Months Ended December 31, 2002
				Year Ended December 31, 2003
	2001	2002			2003	2004
	($ in millions)
Net income	$98.5	$110.3	$16.8	$100.9	$57.9	$58.2
Interest expense, net	24.2	22.8	6.9	25.2	13.6	14.4
Income tax provision	94.1	80.4	11.9	61.7	34.2	32.1
Depreciation and amortization	103.3	83.1	21.1	94.6	45.7	52.0

EBITDA	320.1	296.6	56.7	282.4	151.4	156.7
Minority interest	—	(0.8)	(0.1)	0.3	0.3	—

EBITDA (before minority interest)	$320.1	$295.8	$56.6	$282.7	$151.7	$156.7

(5)
EBITDA, as defined above, contains the following non-cash charges and gains for which we believe adjustment is permitted under our senior secured credit agreement, which are described under "Management's Discussion and Analysis of Financial Condition and Results of Operations—Factors Which Affect Our Results of Operations—Special Charges":

	Year Ended September 30,				Six Months Ended June 30,
			Three Months Ended December 31, 2002
				Year Ended December 31, 2003
	2001	2002			2003	2004
	($ in millions)
Earnings from discontinued operations	$(1.3)	$(2.6)	$(0.2)	$(1.4)	$(1.4)	$—
Cumulative effect of change in accounting principle	—	—	—	1.8	—	—
Foreign exchange loss (gain)	(1.4)	(0.8)	(1.4)	(2.8)	(4.6)	(1.1)

	$(2.7)	$(3.4)	$(1.6)	$(2.4)	$(6.0)	$(1.1)

(6)
In addition to non-cash charges and gains for which we believe adjustment is permitted under our senior secured credit agreement, our EBITDA contains the following other special charges and gains, which are described under "Management's Discussion and Analysis of Financial Condition and Results of Operations—Factors Which Affect Our Results of Operations—Special Charges":

	Year Ended September 30,				Six Months Ended June 30,
			Three Months Ended December 31, 2002	Year Ended December 31, 2003
	2001	2002			2003	2004
	($ in millions)
Non-recurring charges(a)	$(0.3)	$(1.9)	$—	$12.6	$5.6	$2.3
Restructuring and closure charges	2.4	3.3	2.6	14.6	2.2	0.4
Adjustment related to divested businesses	(60.3)	(21.8)	—	4.6	0.5	—

	$(58.2)	$(20.4)	$2.6	$31.8	$8.3	$2.7

  (a)
  These non-recurring charges are not included as an adjustment under the indentures governing the notes and the 2011 notes. See "Description of the Notes—Certain Definitions—EBITDA."

(7)
Working capital is defined as current assets less current liabilities.

(8)
Excludes the current portion of long-term debt.

RISK FACTORS

        You should carefully consider these risk factors in evaluating our business. In addition to the following risks, there may also be risks that we do not yet know of or that we currently think are immaterial that may also affect our business. If any of the following risks occur, our business, results of operation or financial condition could be adversely affected.

Risk Factors Related to the Exchange Offer and the Exchange Notes

There may be adverse consequences if you do not exchange your outstanding notes.

        If you do not exchange your outstanding notes for exchange notes in the exchange offer, you will continue to be subject to restrictions on transfer of your outstanding notes as set forth in the offering circular distributed in connection with the private offering of the outstanding notes. In general, the outstanding notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act.

        The tender of outstanding notes under the exchange offer will reduce the outstanding amount of the outstanding notes, which may adversely affect, and increase the volatility of, the market price of the outstanding notes due to a reduction in liquidity.

Contractual Subordination—Your right to receive payments on the exchange notes will be junior to the rights of the lenders under the senior secured credit facilities and to all of the issuer's and the subsidiary guarantors' other senior indebtedness, including any of the issuer's or the subsidiary guarantors' future senior debt.

        The exchange notes will be general unsecured obligations that will be junior in right of payment to all of our existing and future senior indebtedness. The exchange guarantees will be general unsecured obligations of the subsidiary guarantors that will be junior in right of payment to all of the existing and future senior indebtedness of the subsidiary guarantors. As of June 30, 2005, we had approximately $1,731.4 million of senior indebtedness, and the revolving credit portion of our senior secured credit facilities would have provided for additional borrowings of up to $231.1 million, all of which would be senior indebtedness when drawn. As of June 30, 2005, the subsidiary guarantors had $1,029.0 million of senior subordinated indebtedness which would have represented guarantees of borrowings under our senior secured credit facilities.

        We and the subsidiary guarantors may not pay principal, premium, if any, interest or other amounts on account of the exchange notes or the exchange guarantees in the event of a payment default or certain other defaults in respect of certain of our senior indebtedness, including debt under the senior secured credit facilities, unless the senior indebtedness has been paid in full or the default has been cured or waived. In addition, in the event of certain other defaults with respect to the senior indebtedness, we or the subsidiary guarantors may not be permitted to pay any amount on account of the exchange notes or the exchange guarantees for a designated period of time.

        Because of the subordination provisions in the exchange notes and the exchange guarantees, in the event of a bankruptcy, liquidation or dissolution of us or a subsidiary guarantor, our or the subsidiary guarantor's assets will not be available to pay obligations under the exchange notes or the applicable exchange guarantee until we have, or the subsidiary guarantor has, made all payments in cash on our or its senior indebtedness, respectively. Sufficient assets may not remain after all these payments have been made to make any payments on the exchange notes or the applicable exchange guarantee, including payments of principal, premium, if any, or interest when due.

Structural Subordination—Our ability to pay principal and interest on the exchange notes depends on our receipt of dividends or other intercompany transfers from our subsidiaries. Claims of creditors of our subsidiaries that do not guarantee the exchange notes will have priority over your claims with respect to the assets and earnings of these subsidiaries.

        All of our properties and assets are owned by, and all our operations are conducted through, our subsidiaries. As a result, we are dependent upon cash dividends and distributions or other transfers from our subsidiaries to meet our debt service obligations, including payment of the interest on and principal of the exchange notes when due, and other obligations. The ability of our subsidiaries to pay dividends and make other payments to us may be restricted by, among other things, applicable corporate, tax and other laws and regulations and agreements of the subsidiaries. Although the senior secured credit facilities and the indentures governing the notes and the 2011 notes limit the ability of our restricted subsidiaries to enter into consensual restrictions on their ability to pay dividends and make other payments to us, these limitations have a number of significant qualifications and exceptions. See "Description of the Notes—Certain Covenants—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries."

        Generally, claims of creditors, including trade creditors, of our subsidiaries will have priority with respect to the assets and earnings of such subsidiaries over the claims of our creditors, except to the extent the claims of our creditors are guaranteed by these entities. Accordingly, in the event of our dissolution, bankruptcy, liquidation or reorganization, the holders of the exchange notes may not receive any amounts with respect to the exchange notes until after the payment in full of the claims of the creditors of our subsidiaries which are not guarantors. Neither our existing foreign subsidiaries nor our domestic receivables financing facilities will guarantee the exchange notes. As of June 30, 2005, these non-guarantor subsidiaries had $1,356.3 million of indebtedness and/or other liabilities outstanding, in addition to borrowings and guarantees under our senior secured credit facilities, held approximately 82% of our total assets and during the six months ended June 30, 2005, generated approximately 71% of our net sales.

Unsecured Obligations—Because the exchange notes are not secured, our assets may be insufficient to pay amounts due on your exchange notes.

        In addition to being contractually subordinated to all existing and future senior indebtedness, the exchange notes and the exchange guarantees will be unsecured obligations of the issuer and the subsidiary guarantors. In contrast, our obligations outstanding under the senior secured credit facilities are secured by substantially all of our assets and all the assets of our direct and indirect domestic subsidiaries. Our obligations outstanding under the senior secured credit facilities are also secured by a pledge of our capital stock by Rockwood Specialties International, Inc., one of our parent companies, 100% of our direct or indirect domestic subsidiaries and 65% of the capital stock of our first-tier foreign subsidiaries. In addition, we may incur other senior indebtedness, which may be substantial in amount, and which may, in certain circumstances, be secured.

        Because the exchange notes and the exchange guarantees are unsecured obligations, your right of repayment may be compromised if any of the following situations occur:

  •
  we enter into bankruptcy, liquidation, reorganization, or other winding-up proceedings;

  •
  there is a default in payment under the senior secured credit facilities or other secured indebtedness; or

  •
  there is an acceleration of any indebtedness under the senior secured credit facilities or other secured indebtedness.

        If any of these events occurs, the secured lenders could sell our assets and those of the subsidiary guarantors in which they have been granted a security interest, in each case to your exclusion, even if an event of default exists under the indenture at such time. As a result, upon the occurrence of any of these events, there may not be sufficient funds to pay amounts due on the exchange notes and the exchange guarantees. See "Description of Certain Other Indebtedness."

Inability to Repurchase Exchange Notes Prior to Maturity—Because the senior secured credit facilities prohibit us from repurchasing the exchange notes, a default may be triggered if you exercise your right to require us to repurchase your exchange notes in the event we experience a change of control or if we are required to offer to repurchase the exchange notes because we sell assets.

        If we experience a change of control, you will have the right to require us to repurchase your exchange notes at a repurchase price in cash equal to 101% of the principal amount of your notes plus accrued and unpaid interest, if any, to, but not including, the repurchase date. In addition, if we make certain types of asset sales, we may be required to offer to repurchase some or all of your notes at a repurchase price in cash equal to 100% of the principal amount of your notes plus accrued and unpaid interest, if any to, but not including, the repurchase date. However, the senior secured credit facilities will, and our future senior indebtedness may, prohibit us from repurchasing any notes, subject to limited exceptions. Our senior secured credit facilities also provide that certain change of control events and asset sales constitute a default. Any future credit agreement or other agreements relating to senior indebtedness to which we become a party may contain similar restrictions or provisions.

        If we experience a change of control or make asset sales that result in our having to repurchase exchange notes when we are prohibited from doing so, we could seek the consent of our lenders to repurchase the exchange notes or could attempt to refinance the borrowings that contain such a prohibition. In the event that we do not obtain such a consent or do not refinance such borrowings, we would remain prohibited from repurchasing the exchange notes. In such case, our failure to repurchase exchange notes would constitute an event of default under the indenture relating to the exchange notes, which, in turn, could result in amounts outstanding under our senior secured credit facilities and other senior indebtedness being declared due and payable (as well as the indenture relating to the 2011 notes). Any such declaration could have adverse consequences both to you and to us. In the event we experience a change of control or make asset sales that result in our having to repurchase exchange notes, we may not have sufficient assets to satisfy all of our obligations under our senior secured credit facilities and the exchange notes. If a default occurs with respect to any senior indebtedness, the subordination provisions in the indenture would likely limit payments to you for a period. In addition, the provisions relating to a change of control included in the indenture may increase the difficulty of a potential acquiror obtaining control of us. See "Description of Certain Other Indebtedness," "Description of the Notes—Repurchase at the Option of Holders—Change of Control" and "Description of the Notes—Repurchase at the Option of Holders—Asset Sales."

No Prior Market for the Exchange Notes—There is no prior market for the exchange notes. If one develops, it may not be liquid.

        The exchange notes are new securities for which there currently is no established trading market. We do not currently intend to pursue the admission of the exchange notes to the Official List of the Irish Stock Exchange. We are, however, currently considering listing the exchange notes on another internationally recognized securities exchange, although we may not do so. If any of the exchange notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon:

  •
  prevailing interest rates;

  •
  the market for similar securities; and

  •
  other factors, including general economic conditions, our financial condition, performance and prospects and whether additional notes are issued.

        In addition, notwithstanding that the initial purchasers of the outstanding notes have informed us that they currently intend to make a market in the exchange notes, they are not obligated to do so and may discontinue without notice any market-making with respect to the exchange notes, at any time in their sole discretion.

        The liquidity of, and trading market for, the exchange notes, may be adversely affected by general declines in the market for similar securities. A decline may adversely affect the liquidity and trading markets independent of our prospects or financial performance.

United States Fraudulent Transfer or Conveyance Considerations—Under U.S. federal and state fraudulent transfer or conveyance statutes, a court could void the exchange notes and the exchange guarantees or take other actions detrimental to holders of the exchange notes.

        The issuance of the exchange notes or the exchange guarantees of the notes may be subject to review under United States federal bankruptcy law and comparable provisions of state fraudulent conveyance laws if a bankruptcy or reorganization case or lawsuit is commenced by or on behalf of the issuer's or a subsidiary guarantor's unpaid creditors. Under these laws, if a court were to find in such a bankruptcy or reorganization case or lawsuit that, at the time the issuer or a subsidiary guarantor issued the exchange notes or the guarantee of the exchange notes:

  •
  it issued the exchange notes or the exchange guarantee with the intent to delay, hinder or defraud present or future creditors; or

  •
  it received less than reasonably equivalent value or fair consideration for issuing the exchange notes or the guarantee; and

  •
  at the time it issued the exchange notes or the exchange guarantee:

  •
  it was insolvent or rendered insolvent by reason of issuing the exchange notes or the exchange guarantee;

  •
  it was engaged, or about to engage, in a business or transaction for which its remaining unencumbered assets constituted unreasonably small capital to carry on its business;

  •
  it intended to incur, believed that it would incur or did incur, debts beyond its ability to pay as they mature; or

  •
  it was a defendant in an action for money damages, or had a judgment for money damages docketed against it if, in either case, after final judgment, the judgment is unsatisfied;

then the court could void the exchange notes or the exchange guarantees, subordinate the exchange notes or the exchange guarantee of the exchange notes to our or the applicable subsidiary guarantor's other debt or take other action detrimental to holders of the exchange notes.

        The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the law of the jurisdiction that is being applied in any proceeding to determine whether a fraudulent transfer had occurred. Generally, however, a person would be considered insolvent if, at the time it incurred the debt:

  •
  the present fair saleable value of its assets was less than the amount that would be required to pay its total debts and liabilities including contingent liabilities, as they become absolute and mature; or

  •
  the sum of its debts, including contingent liabilities, was greater than all of its assets at fair valuation.

        We cannot be sure as to the standard that a court would use to determine whether or not the issuer or a subsidiary guarantor was solvent as of the date the issuer or the subsidiary guarantor issued the exchange notes or the exchange guarantee, as applicable, or, regardless of the standard that the court uses, that the issuance of the exchange notes or the exchange guarantee would not be voided or the exchange notes or the exchange guarantee would not be subordinated to our or the subsidiary guarantor's other debt. If such a case were to occur, any guarantee of the exchange notes incurred by one of the subsidiary guarantors could also be subject to the claim that, since the guarantee was incurred for the issuer's benefit, and only indirectly for the benefit of the subsidiary guarantor, the obligations of the applicable subsidiary guarantor were incurred for less than fair consideration. A court could thus void the exchange notes or the exchange guarantee, subordinate the exchange notes or the exchange guarantee to our or the applicable subsidiary guarantor's other debt or take other action detrimental to holders of the exchange notes.

        Additionally, under U.S. federal bankruptcy or applicable state insolvency law, if certain bankruptcy or insolvency proceedings were initiated by or against us or the subsidiary guarantors within 90 days after any payment by us with respect to the exchange notes or by the subsidiary guarantors under their exchange guarantees, or if we or the subsidiary guarantors anticipated becoming insolvent at the time of the payment, all or a portion of the payment could be avoided as a preferential transfer and the recipient of the payment could be required to return the payment.

Risk Factors Relating to Our Business

Substantial Leverage—Our available cash and access to additional capital may be limited by our substantial leverage.

        We are highly leveraged and have significant debt service obligations. As of June 30, 2005, we had $2,962.3 million of indebtedness outstanding and total stockholders' equity of $785.3 million. This high level of indebtedness could have important negative consequences to us and you, including:

  •
  we may have difficulty obtaining financing in the future for working capital, capital expenditures, acquisitions or other purposes;

  •
  we will need to use a substantial portion of our available cash flow to pay interest and principal on our debt, which will reduce the amount of money available to finance our operations and other business activities;

  •
  some of our debt, including our borrowings under our senior secured credit facilities, will have variable rates of interest, which will expose us to the risk of increased interest rates;

  •
  our debt level increases our vulnerability to general economic downturns and adverse industry conditions;

  •
  our debt level could limit our flexibility in planning for, or reacting to, changes in our business and in our industry in general;

  •
  our substantial amount of debt and the amount we need to pay to service our debt obligations could place us at a competitive disadvantage compared to our competitors that have less debt;

  •
  we may not have sufficient funds available, and our debt level may also restrict us from raising the funds necessary, to repurchase all of the notes tendered to us upon the occurrence of a change of control, which would constitute an event of default under the notes; and

  •
  our failure to comply with the financial and other restrictive covenants in our debt instruments which, among other things, require us to maintain specified financial ratios and limit our ability to incur debt and sell assets, could result in an event of default that, if not cured or waived, could cause our lenders to terminate commitments under our debt agreements, declare all amounts, including accrued interest, due and payable, and enforce their rights in respect of collateral.

        Cash interest expense for the year ended December 31, 2004 and the six months ended June 30, 2005, was $193.1 million and $97.9 million, respectively. At June 30, 2005, we had $1,783.9 million of variable rate debt. After including the notional amounts of variable to fixed interest rate swaps, the variable amount was $544.9 million. A 1% increase in the average interest rate would increase future interest expense by approximately $5.4 million per year. Our debt service for 2005 is expected to be $236.9 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Liquidity—Contractual Obligations" for years beyond 2005.

Additional Borrowings Available—Despite our substantial leverage, we and our subsidiaries will be able to incur more indebtedness. This could further exacerbate the risks described above, including our ability to service our indebtedness.

        We and our subsidiaries may be able to incur substantial additional indebtedness in the future. Although the senior secured credit facilities and indentures governing the notes and the 2011 notes contain restrictions on the incurrence of additional indebtedness, such restrictions are subject to a number of qualifications and exceptions, and under certain circumstances indebtedness incurred in compliance with such restrictions could be substantial. As of September 30, 2005, the revolving credit facility under our senior secured credit facilities provided for additional borrowings of up to $228.2 million, after giving effect to $21.8 million of letters of credit issued on our behalf. To the extent new debt is added to our and our subsidiaries' debt levels, the substantial leverage risks described above would increase.

Restrictive Covenants in Our Debt Instruments—Our debt instruments contain a number of restrictive covenants which may limit our ability to finance future operations or capital needs or engage in other business activities that may be in our interest.

        Our senior secured credit facilities, the indentures governing the notes and the 2011 notes impose, and the terms of any future indebtedness may impose, operating and other restrictions on us. Such restrictions will affect, and in many respects limit or prohibit, among other things, our ability to take certain actions. See "Description of Certain Other Indebtedness—Senior Secured Credit Facilities—Negative Covenants" and "—2011 Notes—Negative Covenants."

        In addition, the senior secured credit facilities also require us to achieve certain financial and operating results and maintain compliance with specified financial ratios. Our ability to comply with these ratios may be affected by events beyond our control.

        The restrictions and ratio requirements contained in our senior secured credit agreement and the indentures governing the notes and the 2011 notes could adversely affect our ability to finance our operations, acquisitions, investments or strategic plans or other capital needs or to engage in other business activities that would be in our interest.

        A breach of any of these covenants or our inability to comply with the required financial ratios could result in a default under the senior secured credit facilities and/or the indentures. If an event of default occurs under the senior secured credit facilities, which includes an event of default under the indentures governing the notes and the 2011 notes, the lenders could elect to:

  •
  declare all borrowings outstanding, together with accrued and unpaid interest, to be immediately due and payable;

  •
  require us to apply all of our available cash to repay the borrowings; or

  •
  prevent us from making debt service payments on the notes and the 2011 notes;

any of which would result in an event of default under the notes and the 2011 notes. The lenders will also have the right in these circumstances to terminate any commitments they have to provide further financing.

        If we were unable to repay or otherwise refinance these borrowings when due, our lenders could sell the collateral securing the senior secured credit facilities, which constitutes substantially all of our and our subsidiaries' assets. Although holders of the exchange notes could accelerate the notes upon the acceleration of the obligations under our senior secured credit facilities, sufficient assets may not remain after we have paid all the borrowings under our senior secured credit facilities and any other senior debt to repay the exchange notes.

Risks Associated with Acquisitions—We may not be able to successfully integrate Dynamit Nobel, Groupe Novasep SAS or other acquisitions we may make in the future.

        The process of combining the businesses of Dynamit Nobel or any of our recent acquisitions or combinations, including Groupe Novasep SAS, or any other future acquisitions, and Rockwood involves risks. We are currently in the process of integrating the businesses of Dynamit Nobel and Groupe Novasep SAS. We may face difficulty completing the integration of the new operations, technologies, products and services of Dynamit Nobel or any of our recent acquisitions or combinations, including Groupe Novasep, or any other future acquisition, and may incur unanticipated expenses related to those integrations. The difficulties of combining operations may be magnified by integrating personnel with differing business backgrounds and corporate cultures. Completion of the Dynamit Nobel acquisition required, and the continuing integration of Dynamit Nobel with Rockwood requires, a substantial amount of management's time. Failure to successfully manage and integrate these acquisitions with our existing operations could lead to the potential loss of customers of the acquired business, the potential loss of employees who may be vital to the new operations, the potential loss of business opportunities or other adverse consequences that could affect our financial condition and results of operations. Even if integration occurs successfully, failure of the Dynamit Nobel acquisition, the Groupe Novasep combination or any future acquisition to achieve levels of anticipated sales growth, profitability or productivity comparable with those achieved by our existing operations, or otherwise not perform as expected, may adversely impact our financial condition and results of operations. We have incurred, and will continue to incur, certain liabilities and expenses in connection with the Dynamit Nobel acquisition, the Groupe Novasep combination, our recent acquisitions or combinations or any future acquisitions or combinations.

Limited Relevance of Financial Information—Our historical and pro forma financial information may not be representative of our results as a combined company.

        Other than our financial information as of and for the periods ended subsequent to July 31, 2004, which include the results of operations of the acquired Dynamit Nobel businesses subsequent to July 31, 2004, the historical financial information included in this prospectus is derived from separate financial statements of Rockwood and Dynamit Nobel for periods prior to the consummation of the Dynamit Nobel acquisition. Furthermore, the historical financial statements of Dynamit Nobel are derived from the historical accounting records of mg technologies ag and are presented on a "carve-out" basis to include the historical operations applicable to Dynamit Nobel as operated under mg technologies ag. The historical financial information of Dynamit Nobel includes all revenues and costs directly attributable to Dynamit Nobel as operated under mg technologies ag, including compensation for executives of Dynamit Nobel, costs for facilities, functions and services used by Dynamit Nobel at mg technologies ag's sites and costs for certain functions and services performed by centralized mg technologies ag's financial and cash management systems. In addition, the pro forma financial information presented in this prospectus is based on certain assumptions regarding the integration of Dynamit Nobel, as well as the other components of the Transactions, that we believe are reasonable. Our assumptions may prove to be inaccurate over time. Accordingly, the historical and pro forma financial information included in this prospectus may not reflect what our results of operations and financial condition would have been had we been a combined entity during the periods presented, or what our results of operations and financial condition will be in the future.

Net Loss—We have a history of losses and may experience losses in the future and we cannot be certain that our net operating loss carryforwards will continue to be available to offset our tax liability.

        We have incurred net losses in the past and we may incur net losses in the future. We incurred net losses of $55.2 million, $72.0 million and $148.2 million in 2002, 2003 and 2004, respectively. We may not achieve profitability in the future and we may not generate cash flow sufficient to make dividend payments or meet debt service obligations and other capital requirements, such as working capital and maintenance capital expenditures.

        As of June 30, 2005, we had deferred tax assets of $122.6 million related to worldwide net operating loss carryforwards for which we had valuation allowances of $72.8 million. If our operating performance deteriorates in the future in the relevant tax jurisdictions, we may be unable to realize these net operating loss carryforwards and we may be required to record an additional valuation allowance.

Currency Fluctuations—Because a significant portion of our operations is conducted in foreign currencies, fluctuations in currency exchange rates may adversely impact our financial condition and results of operations and may affect the comparability of our results between financial periods.

        Our operations are conducted by subsidiaries in many countries. The results of their operations and financial condition are reported in the local currency and then translated into U.S. dollars at the applicable exchange rates for inclusion in our consolidated financial statements. The exchange rates between some of these currencies and the dollar in recent years have fluctuated significantly and may continue to do so in the future. As a result of the Dynamit Nobel acquisition, a significantly larger portion of our net sales and cost of products sold is now denominated in euros. Approximately 40% of our 2004 pro forma net sales would have been derived from subsidiaries whose sales are denominated in euros. This increases the impact of the fluctuation of the euro against the U.S. dollar.

        Furthermore, because a portion of our debt is denominated in euros, which as of June 30, 2005 equaled an aggregate of €965.3 million ($1,168.6 million based on the June 30, 2005 exchange rate of €1.00=$1.2106), we are subject to fluctuation in the exchange rate between the U.S. dollar and the euro, which may have an adverse effect on the carrying value of our debt and may also affect the comparability of our results between financial periods. For example, the dollar-euro noon buying rate announced by the Federal Reserve Bank of New York decreased from $1.00= €1.065 on December 31, 2000 to $1.00= €0.7357 on December 31, 2004. Being subject to this currency fluctuation may have an adverse effect on the carrying value of our debt and may also affect the comparability of our results of operations between financial periods. As of June 30, 2005, a weakening or strengthening of the euro against the U.S. dollar by $0.01 would decrease or increase, respectively, by $9.7 million the U.S. dollar equivalent of our total euro-denominated debt of €965.3 million. In addition, because our financial statements are reported in U.S. dollars, the translation effect of such fluctuations has in the past significantly impacted, and may in the future, significantly impact the carrying value of our debt and results of operations and may affect the comparability of our results between financial periods. We also incur currency transaction risk whenever we enter into either a purchase or sale transaction using a currency other than the local currency of the transacting entity.

        We may not be able to effectively manage our currency translation and/or transaction risks and volatility in currency exchange rates may have a material adverse effect on the carrying value of our debt and results of operations.

Regulation of Our Raw Materials, Products and Facilities—Our business could be adversely affected by regulation to which our raw materials, products and facilities are subject.

        Some of the raw materials we handle, and our products and facilities are subject to government regulation. These regulations affect the manufacturing processes, uses and applications of our products. In addition, some of our subsidiaries' products contain raw materials, such as arsenic pentoxide, carbon disulfide, lithium carbonate, telrahydrofucan, copper, chromic acid, silica, zinc chromate and lead, that are deemed hazardous materials in certain situations. The use of these materials is regulated and some of these regulations require product registrations, which also are subject to renewal and potential revocation. These regulations may affect our ability to market certain chemicals we produce.

        There is also a risk that other key raw materials or one or more of our products may be found to have, or be recharacterized as having, a toxicological or health-related impact on the environment or on our customers or employees. If such a discovery or recharacterization occurs, the relevant materials, chemicals or products, including products of our customers incorporating our materials or chemicals, may be recalled or banned or we may incur increased costs in order to comply with new regulatory requirements. Change in regulations, or their interpretation, may also affect the marketability of certain of our products.

Manufacturing Hazards—Hazards associated with chemical manufacturing could adversely affect our results of operations.

        Due to the nature of our business, we are exposed to the hazards associated with chemical manufacturing and the related storage and transportation of raw materials, products and wastes in our manufacturing facilities or our distribution centers such as fires, explosions and accidents. These hazards could lead to an interruption or suspension of operations and have an adverse effect on the productivity and profitability of a particular manufacturing facility or on our company as a whole. Other hazards include:

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  piping and storage tank leaks and ruptures;

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  mechanical failure;

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  employee exposure to hazardous substances;

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  chemical spills and other discharges or releases of toxic or hazardous substances or gases; and

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  inclement weather and natural disasters.

        These hazards may cause personal injury and loss of life, damage to property and contamination of the environment, which could lead to government fines or work stoppage injunctions and lawsuits by injured persons. For example, our subsidiaries had been named as defendants in a wrongful death suit filed by the family of an employee who was fatally injured in an accident in our Clay-based Additives facility in Gonzales, Texas. While we are unable to predict the outcome of this case and other such cases, if determined adversely to us, we may not have adequate insurance to cover such claims and, if not, we may not have sufficient cash flow to pay for such claims. Such outcomes could adversely affect our customer goodwill, cash flow and results of operations.

Raw Materials—Fluctuations in costs of our raw materials or, our access to supplies of our raw materials could adversely affect our results of operations.

        Although no single raw material represented more than 5% of our pro forma cost of products sold in 2004, raw material costs generally account for a high percentage of our total costs of products sold. In 2004, raw materials constituted approximately 48% of our pro forma cost of products sold. We generally purchase raw materials based on supply agreements linked to market prices and therefore our results of operations are subject to short-term fluctuations in raw materials prices. These fluctuations limit our ability to accurately forecast future raw material costs and hence our profitability.

        Many of the raw materials we use are commodities, and the price of each can fluctuate widely for a variety of reasons, including changes in availability, major capacity additions or reductions or significant facility operating problems. Historically, there have been some price increases we have not been able to pass through to our customers. This trend may continue in the future.

        In addition, titanium-bearing slag used in our Titanium Dioxide Pigments segment is our largest raw material (in terms of dollars) and is sourced primarily from one supplier in Canada. If our supplier is unable to meet its obligations under our present supply agreement or we are unable to enter into new supply arrangements on competitive terms when our existing short-term supply arrangements expire, we may be forced to pay higher prices to obtain these necessary raw materials. Furthermore, certain of our raw materials, such as cesium and lithium salts, are sourced from countries where political, economic and social conditions may be subject to instability. In addition, one of our raw materials, lithium brine, requires a period of gestation before it can be used to produce lithium compounds. In the event there is an increase in market demand for lithium products, we may not be able to respond to such market demand on a timely basis. Any interruption of supply or any price increase of raw materials could result in our inability to meet demand for our products, loss of customer goodwill and higher costs of producing our products.

Energy Costs—Fluctuations in energy costs could have an adverse effect on our results of operations.

        Energy purchases in 2004 constituted approximately 4% of Rockwood's historical cost of products sold and 5% of Dynamit Nobel's historical cost of products sold. Fluctuations in the price of energy limit our ability to accurately forecast future energy costs and consequently our profitability. For example, in 2004, natural gas prices were volatile in North America and have continued to increase through the third quarter of 2005. Energy costs increases have been mainly due to global political conditions and extreme weather conditions. Rising energy costs may also increase our raw material costs. If energy prices fluctuate significantly, our business, in particular, our Titanium Dioxide Pigments segment, or results of operations may be adversely affected. In addition, rising energy costs also negatively impact our customers and the demand for our products. These risks will be heightened if our customers or production facilities are in locations experiencing severe energy shortages.

Environmental, Health and Safety Regulation—Compliance with extensive environmental, health and safety laws could require material expenditures or changes in our operations.

        Our operations are subject to extensive environmental, health and safety laws and regulations at national, international and local levels in numerous jurisdictions. In addition, our production facilities and a number of our distribution centers require operating permits that are subject to renewal and, in some circumstances, revocation. The nature of the chemicals industry exposes us to risks of liability under these laws and regulations due to the production, storage, transportation, disposal and sale of chemicals and materials that can cause contamination or personal injury if released into the environment. In 2004, on a pro forma basis, our capital expenditures for safety, health and environmental matters were approximately $23.9 million. We expect such capital expenditures to be approximately $25.0 million in 2005. We may be materially impacted in the future by the Registration, Evaluation and Authorization of Chemicals, or REACH, program proposed by the European Union.

        Compliance with environmental laws generally increases the costs of registration/approval requirements, the costs of transportation and storage of raw materials and finished products, as well as the costs of the storage and disposal of wastes, and could have a material adverse effect on our results of operations. We may incur substantial costs, including fines, damages, criminal or civil sanctions and remediation costs, or experience interruptions in our operations, for violations arising under these laws or permit requirements. Furthermore, environmental laws are subject to change and have tended to become stricter over time. Such changes in environmental laws or their interpretation, or the enactment of new environmental laws, could result in materially increased capital expenditures and compliance costs.

        In addition, the discovery of contamination arising from historical industrial operations at some of our former and present properties has exposed us, and in the future may continue to expose us, to cleanup obligations and other damages. For example, soil and groundwater contamination is known to exist at several of our facilities, including some that we acquired in the Dynamit Nobel acquisition. At June 30, 2005, we had approximately $48.1 million in reserves for estimated environmental liabilities, of which approximately $42.0 million is for estimated liabilities related to environmental matters in connection with the Dynamit Nobel acquisition. Under the sale and purchase agreement, mg technologies ag is required to indemnify us for certain environmental matters, subject to certain limitations. See "Dynamit Nobel Acquisition—Sale and Purchase Agreement—Indemnity for Breaches of Representations and Warranties—Environmental Indemnity." However, mg technologies ag may not adhere to its indemnity obligations to us and the indemnity may not adequately cover any related environmental matters, and we may have to institute proceedings to pursue recovery for such matters. Such legal proceedings may be costly and may require a substantial amount of management attention.

Environmental Indemnities—We may be subject to environmental indemnity claims relating to properties we have divested.

        The discovery of contamination arising from properties that we have divested may expose us to indemnity obligations under the sale agreements with the buyers of such properties or cleanup obligations and other damages under applicable environmental laws. For example, we have obligations to indemnify the buyers of the former explosives business and automotive ignition systems business of Dynamit Nobel for certain environmental matters. Under such sale agreements, these indemnities are not limited as to amount. Furthermore, we have an obligation to indemnify the buyer of our former manufacturing sites at Troisdorf, Germany, for which we have reserved approximately $13.9 million as of June 30, 2005 and Greenville, South Carolina where there has been a discovery of groundwater and soil contamination. We may not have adequate insurance coverage or cash flows to make such indemnity payments. Such payments may be costly and may adversely affect our financial condition and results of operations.

Product Liability—Due to the nature of our business and products, we may be liable for damages arising out of product liability claims.

        The sale of our products involves the risk of product liability claims. For example, some of the chemicals or substances that are used in our businesses, such as arsenic pentoxide, have been alleged to represent potentially significant health and safety concerns. Class action suits had been filed in Louisiana, Florida and Arkansas, for example, naming one of our subsidiaries and a number of competitors of our Timber Treatment Chemicals business line in our Performance Additives segment, as well as treaters and retailers, as defendants. In addition, our subsidiary has been named as a defendant in personal injury suits in several jurisdictions with retailers and treaters named as other defendants. Furthermore, there are other similar suits including putative class actions, pending against retailers, treaters and other formulators to which we may be eventually named as a defendant. These suits allege, among other things, product liability claims in connection with the use of timber products treated with chromated copper arsenate, or CCA, which utilizes arsenic pentoxide as a raw material. In addition, a subsidiary in our Advanced Ceramics segment has been named as a defendant in several product liability lawsuits in Europe relating to broken artificial hip joints, which allege negligent manufacturing by our subsidiary of ceramic components used in the production of artificial hip joints. Further, a subsidiary in our Specialty Chemicals segment has been named as a defendant in several lawsuits in the United States regarding exposure to solvents and other chemicals contained in some of our products. We are unable to estimate our exposure, if any, to these lawsuits at this time.

        We may be subject to future claims with regard to these suits or others like them and we may not be able to avoid significant product liability exposure. A successful product liability claim or series of claims against us for which we are not otherwise indemnified or insured could materially increase our operating costs or prevent such operating subsidiary from satisfying its financial obligations. For example, for policies renewed on or after November 2002, our insurers excluded CCA from our insurance coverage under our general liability policies. We may not have sufficient cash flow from operations or assets to pay a judgment resulting from a product liability claim, if any, for which there is no or inadequate insurance coverage. Any such judgment could materially increase our operating costs or prevent such operating subsidiary from satisfying its financial obligations.

Product Liability—Due to the nature of our business and products, we may be liable for damages arising out of certain indemnity claims.

        We may be subject to indemnity claims for product liability lawsuits relating to products we have sold. For example, our Timber Treatment Chemicals business has entered into indemnity agreements with various customers who purchased CCA-based wood protection products. Pursuant to those agreements, one of our subsidiaries agreed to defend and hold harmless those customers for certain causes of action, based on domestic mammalian, and in some cases, human, toxicity, caused by our CCA-based wood protection products, subject to certain conditions. Our Timber Treatment Chemicals business, and several of our customers were named as defendants in several suits, including putative class actions, relating to CCA-based wood protection products. Our Timber Treatment Chemicals business has received and may in the future receive claims for indemnity from customers in connection with litigation relating to CCA-based wood protection products and may be required to pay indemnity claims under such agreements to one or more of its customers. If our Timber Treatment Chemicals business is required to pay one or more indemnity claims, insurance or indemnity arrangements from Degussa (the successor to Laporte, from which the specialty chemicals business lines that formed Rockwood in the KKR acquisition were acquired) may not cover such claims and, if not, our subsidiary may not have sufficient free cash flow to pay such claims. We are unable to estimate our exposure, if any, to these claims and lawsuits at this time.

        In addition, our Specialty Chemicals segment's subsidiary that formerly manufactured insulating glass sealants, has been named as a defendant in several product liability lawsuits relating to alleged negligent manufacturing of these sealants. Pursuant to the sale and purchase agreement, one of our Specialty Chemicals' subsidiaries may be required to pay indemnity claims for a limited number of years. If such subsidiary is required to pay indemnity claims, our insurance may not cover such claims and, if not, our subsidiary may not have sufficient cash flow to pay such claims. One or more of these claims could adversely affect our financial condition or results of operations.

Cyclicality—Downturns in cyclical industries and general economic conditions could adversely affect our profitability.

        Our products are used in certain industries that are cyclical in nature, such as the automotive, data and communications and electronics industries. In addition, sales to the construction market are driven by trends in commercial and residential construction, housing starts and trends in residential repair and remodeling. Downturns in one or more of these industries could severely reduce demand for our products. For example, the telecommunications market has experienced a similar downturn, which has affected the results of operations of our Specialty Compounds segment, and in recent years the semiconductor market has experienced a severe downturn, which has affected the results of operations of our Electronics segment.

        In addition, downturns in general economic conditions, whether in a particular region or globally, could reduce demand for our products. An economic downturn in one or more of the markets or geographic regions in which we sell our products may result in a decline in our net sales.

Pharmaceutical Industry—We may not be able to renew our contracts with Groupe Novasep's pharmaceutical customers due to their manufacturing strategy, which may adversely affect our results of operations.

        Net sales of pharmaceutical intermediates or active ingredients by our Groupe Novasep segment, which accounted for approximately 12% of our 2004 pro forma net sales, may be adversely impacted by the manufacturing strategy of our customers in the pharmaceutical industry. Pharmaceutical companies may establish back-up production facilities through a second supplier or manufacture these intermediates on their own if they have hazardous chemical production expertise in-house or are willing to make capital investments. Consequently, while we typically enter into long-term requirement-based supply contracts with our pharmaceutical customers, we may not be able to renew these contracts upon expiration.

FDA Regulation—Some of our manufacturing processes and facilities, pharmaceutical customers and medical device customers are subject to regulation by the FDA or similar foreign agencies. These events could adversely affect our results of operations.

        The manufacturing processes and facilities of our Novasep Synthesis business line of our Groupe Novasep segment, which specializes in commercial production of pharmaceutical intermediates, are subject to regulatory requirements of the FDA, including current Good Manufacturing Practice regulations or other applicable foreign regulatory agencies such as the central European agency for medicines. In addition, certain lithium compounds manufactured by our Fine Chemicals business line of our Specialty Chemicals segment are also subject to FDA regulation. Furthermore, the manufacture and supply of ceramic-on-ceramic ball head and liner components for hip joint prostheses systems by our Advanced Ceramics segment may also be subject to the FDA's Quality System Regulation, which imposes current Good Manufacturing Practice requirements on the manufacture of medical devices.

        Pharmaceutical customers of our Groupe Novasep segment to whom we supply our pharmaceutical intermediates and medical device customers of our Advanced Ceramics segment to whom we supply our ceramic-on-ceramic ball head and liner components are subject to FDA regulation, including premarket approval of their products and post market compliance requirements. The FDA may take three years or longer to grant premarket approval, if at all. Once approved, our customers' pharmaceutical products and total hip prostheses systems may be withdrawn from the market either voluntarily by our customers or as a result of the FDA's or a foreign equivalent's withdrawal of marketing approval or removal of such products for a number of reasons including safety, current Good Manufacturing Practice or Quality System Regulation problems with our products or our customers' final products. These factors relating to our customers in the pharmaceutical industry and medical devices industry could significantly limit our net sales generated by our Groupe Novasep segment and Advanced Ceramics segment, respectively, and may have a material adverse effect on our financial condition and results of operations.

        Regulatory requirements of the FDA are complex, and any failure to comply with them could subject us and/or our customers to fines, injunctions, civil penalties, lawsuits, recall or seizure of products, total or partial suspension of production, denial of government approvals, withdrawal of marketing approvals and criminal prosecution and could adversely impact our net sales, undermine goodwill established with our customers, damage commercial prospects for our products and materially adversely affect our results of operations.

Competition—Our industry is highly competitive. The end-use markets in which we compete are also highly competitive. This competition may adversely affect our results of operations.

        We face significant competition from major international producers as well as smaller regional competitors. Our most significant competitors include major chemicals and materials manufacturers and diversified companies, a number of which have revenues and capital resources exceeding ours.

        In addition, within the end-use markets in which we compete, competition between products is intense. Substitute products also exist for many of our products. Therefore, we face substantial risk that certain events, such as new product development by our competitors, changing customer needs, production advances for competing products, price changes in raw materials, our failure to secure patents or the expiration of patents, could result in declining demand for our products as our customers switch to substitute products or undertake manufacturing of such products on their own. If we are unable to develop and produce or market our products to effectively compete against our competitors, our results of operations may materially suffer.

        We believe that our customers are increasingly looking for strong, long-term relationships with a few key suppliers that help them improve product performance, reduce costs, or support new product development. To satisfy these growing customer requirements, our competitors have been consolidating within product lines through mergers and acquisitions. We may also need to invest and spend more on research and development and marketing costs to strengthen existing customer relationships, as well as attract new customers. As a result, our substantial debt level could limit our flexibility to react to these industry trends and our ability to remain competitive.

Product Innovation—If we are not able to continue our technological innovation and successful commercial introduction of new products, our profitability could be adversely affected.

        Our industries and the end-use markets into which we sell our products experience periodic technological change and product improvement. Manufacturers periodically introduce new generations of products or require new technological capacity to develop customized products. Our future growth will depend on our ability to gauge the direction of the commercial and technological progress in all key end-use markets and upon our ability to fund and successfully develop, manufacture and market products in such changing end-use markets. We will have to continue to identify, develop and market innovative products on a timely basis to replace or enhance existing products in order to maintain our profit margins and our competitive position. We may not be successful in developing new products and/or technology, either alone or with third parties, or licensing intellectual property rights from third parties on a commercially competitive basis. Our new products may not be accepted by our customers. If we fail to keep pace with the evolving technological innovations in our end-use markets on a competitive basis, our business, financial condition and results of operations could be adversely affected.

Dependence on Intellectual Property—If our intellectual property were copied by competitors, or if they were to develop similar intellectual property independently, our results of operations could be negatively affected.

        Our success depends to a significant degree upon our ability to protect and preserve our intellectual property rights, which rights we own or use pursuant to licenses granted to us by third parties. The confidentiality and patent assignment agreements we enter into with most of our key employees and third parties to protect the confidentiality, ownership and use of intellectual property may be breached, may not be enforceable, may provide for joint ownership or ownership by a third party. In addition, we may not have adequate remedies for a breach by the other party, which could adversely affect our intellectual property rights.

        The use of our intellectual property rights or intellectual property similar to ours by others or our failure to protect such rights could reduce or eliminate any competitive advantage we have developed, adversely affecting our net sales. If we must sue to protect, defend or enforce our intellectual property rights, any suits or proceedings could result in significant costs and diversion of company resources and management attention, and we may not prevail in such action.

        We conduct research and development activities with third parties and license certain intellectual property rights from third parties and we plan to continue to do so in the future. For example, in our

Timber Treatment Chemicals business, we developed the technology to produce alkaline copper quarternary, or ACQ, pursuant to a license agreement with Domtar Inc. and through the acquisition of the Kemwood business from Kemira OY. We endeavor to license or otherwise obtain intellectual property rights on terms favorable to us. However, we may not be able to license or otherwise obtain intellectual property rights on such terms or at all. Our inability to license or otherwise obtain such intellectual property rights could have a material adverse effect on our ability to create a competitive advantage and create innovative solutions for our customers, which will adversely affect our net sales and our relationships with our customers.

        The steps we take to protect our intellectual property may not provide us with any competitive advantage and may be challenged by third parties. We have been and currently are subject to oppositions of our patents and trademarks by third parties before regulatory bodies in certain jurisdictions. Our failure to defend these patents or registered trademarks may limit our ability to protect the intellectual property rights that these applications were intended to cover. In addition, a failure to obtain and defend our trademark registrations may impede our marketing and branding efforts and competitive position. A failure to protect our intellectual property rights could have a material adverse effect on demand for our products and our net sales.

Risk of Intellectual Property Litigation—Our products or processes may infringe the intellectual property rights of others, which may cause us to pay unexpected litigation costs or damages or prevent us from selling our products.

        Although it is our intention to avoid infringing or otherwise violating the intellectual property rights of others, our processes and products may infringe or otherwise violate the intellectual property rights of others. We may be subject to legal proceedings and claims, including claims of alleged infringement by us or our licensees of the patents, trademarks and other intellectual property rights of third parties. Intellectual property litigation is expensive and time-consuming, regardless of the merits of any claim, and could divert our management's attention from operating our businesses.

        If we were to discover or be notified that our processes or products potentially infringe or otherwise violate the intellectual property rights of others, we may need to obtain licenses from these parties or substantially re-engineer our products and processes in order to avoid infringement. We might not be able to obtain the necessary licenses on acceptable terms, or at all, or be able to re-engineer our products successfully. Moreover, if we are sued for infringement and lose the suit, we could be required to pay substantial damages and/or be enjoined from using or selling the infringing products or technology. Any of the foregoing could cause us to incur significant costs and prevent us from selling our products.

International Operations—As a global business, we are exposed to local business risks in different countries which could have a material adverse effect on our financial condition, results of operations and reputation.

        We have significant operations in many countries, including manufacturing facilities, research and development facilities, sales personnel and customer support operations. Currently, we operate, or others operate on our behalf, facilities in countries such as, among others, Brazil, Chile, China, Czech Republic, Malaysia, Poland, Portugal, Singapore, South Africa, South Korea, Taiwan and Turkey. 66% of our pro forma net sales in 2004 were generated by shipments to countries outside North America. Our operations are affected directly and indirectly by global regulatory, economic and political conditions, including:

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  new and different legal and regulatory requirements in local jurisdictions;

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  managing and obtaining support and distribution for local operations;

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  increased costs of, and availability of, transportation or shipping;

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  credit risk and financial conditions of local customers and distributors;

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  potential difficulties in protecting intellectual property;

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  risk of nationalization of private enterprises by foreign governments;

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  potential imposition of restrictions on investments;

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  potentially adverse tax consequences, including imposition or increase of withholding and other taxes on remittances and other payments by subsidiaries;

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  capital controls; and

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  local political, economic and social conditions, including the possibility of hyperinflationary conditions and political instability in certain countries.

        In addition, our facilities may be targets of terrorist activities that could result in full or partial disruption of the activities of such facilities.

        Furthermore, our subsidiaries are subject to the export controls and economic embargo rules and regulations of the United States, violations of which may carry substantial penalties. These regulations limit the ability of our subsidiaries to market, sell, distribute or otherwise transfer their products or technology to prohibited countries or persons. Certain of our subsidiaries acquired in the Dynamit Nobel acquisition conduct business in, and with entities owned by the government of Iran, which is a nation subject to U.S. economic sanctions and identified by the U.S. government as a state sponsor of terrorism. While our subsidiaries conduct their operations in Iran in accordance with current U.S. rules and regulations, they will cease conducting business in Iran upon fulfillment of outstanding purchase orders and obligations under two license agreements. Failure to comply with these regulations could subject our subsidiaries to fines, enforcement actions and/or have an adverse affect on our reputation.

        We may not succeed in developing and implementing policies and strategies to counter the foregoing factors effectively in each location where we do business. Our failure to do so could limit our ability to sell products, compete or receive payments for products sold in such locations.

Retention of Key Personnel—If we lose certain key personnel or are unable to hire additional qualified personnel, we may not be able to execute our business strategy.

        Our success depends, in part, upon the continued services of our highly skilled personnel involved in management, research, production, sales and distribution, and, in particular, upon the efforts and abilities of our executive officers and key employees. Although we believe that we are adequately staffed in key positions and that we will be successful in retaining key personnel, we may not be able to retain such personnel on acceptable terms or at all. Furthermore, if we lose the service of any executive officers or key employees, we may not be able to execute our business strategy. We do not have key-person life insurance covering any of our employees.

Relations with Employees—We are subject to stringent labor and employment laws in certain jurisdictions in which we operate, and our relationship with our employees could deteriorate, which could adversely impact our operations.

        A majority of our full-time employees are employed outside the United States, particularly in Germany where many of our Dynamit Nobel businesses are located. In certain jurisdictions where we operate, particularly in Germany, labor and employment laws are relatively stringent and, in many cases, grant significant job protection to certain employees, including rights on termination of employment. In addition, in certain countries where we operate, including Germany, our employees are members of unions or are represented by a works council as required by law. We are often required to consult and seek the consent or advice of these unions and/or respective works' councils. These regulations and laws coupled with the requirement to consult with the relevant unions or works' councils could significantly limit our flexibility in managing costs and responding to market changes.

        Furthermore, with respect to our employees that are subject to collective bargaining arrangements or similar arrangements (approximately 31% of our full-time employees as of June 30, 2005), we may not be able to negotiate labor agreements on satisfactory terms and actions by our employees may disrupt our business. If these workers were to engage in a strike, work stoppage or other slowdown, we could experience a significant disruption of our operations and/or higher ongoing labor costs. In addition, if our other employees were to become unionized, we could experience a significant disruption of our operations and/or higher ongoing labor costs.

Tax Liabilities—As a result of mg technologies ag's tax restructuring program in December 2002, we may incur tax liabilities.

        Prior to the Dynamit Nobel acquisition, mg technologies ag implemented a tax restructuring program in Germany. In the event that the resulting structure is challenged by the German tax authorities, we may be required to refund all or a portion of the benefits obtained by mg technologies ag and/or incur additional tax liabilities for current and future periods. Although under the sale and purchase agreement, mg technologies ag has agreed to substantially indemnify us for any such tax liabilities, a successful challenge by the German tax authorities combined with mg technologies ag's failure or inability to satisfy its indemnity obligations may result in Rockwood having to pay such tax liabilities.

Anticipated Capital Expenditures—Our required capital expenditures may exceed our estimates.

        Total combined capital expenditures of Rockwood, Dynamit Nobel and Groupe Novasep SAS for 2004 were $211.5 million, which consisted of maintenance expenditures and substantial investments in new equipment. Future capital expenditures may be significantly higher, depending on the investment requirements of each of our business lines. Future capital expenditures may also vary substantially if we are required to undertake certain actions to compete with new technologies in our industry. We may not have the capital necessary to undertake these capital investments. If we are unable to do so, we may not be able to effectively compete in some of our markets.

Control—Affiliates of KKR and DLJMB control Rockwood Holdings and may have conflicts of interest with us or you.

        Affiliates of KKR and DLJMB (which is affiliated with Credit Suisse First Boston LLC, or CSFB) beneficially own approximately 66.2% of Rockwood Holdings' common stock on an undiluted basis. In addition, representatives of KKR and DLJMB occupy a majority of the seats on Rockwood Holdings' board of directors. As a result, affiliates of KKR and DLJMB have control over our decisions to enter into any corporate transaction and will have the ability to prevent any transaction that requires the approval of the board of directors or the stockholders regardless of whether or not other members of the board of directors or stockholders believe that any such transactions are in their own best interests. For example, affiliates of KKR and DLJMB could cause us to sell revenue-generating assets, which could impair our long-term ability to declare dividends or grow our business. Additionally, KKR and DLJMB are in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. They may also pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. So long as affiliates of KKR and DLJMB continue to hold a majority of Rockwood Holdings' outstanding common stock, they will be entitled to nominate a majority of Rockwood Holdings' board of directors, and will have the ability to control the vote in any election of directors. See "Related Party Transactions—Agreements with KKR, DLJMB and/or Management—Stockholders' Agreement with Affiliates of KKR and DLJMB."

Effectiveness of Internal Controls—Our internal controls over financial reporting are currently not effective in certain areas, which could have a significant and adverse effect on our business and reputation.

        We have identified a material weakness in internal controls within the financial reporting process with respect to the timely analyses and reporting of income tax provisions and pensions and other post-retirement benefits related to our newly acquired businesses mainly due to our dependence on external resources for data accumulation and analysis, and within the design and operation of our purchase accounting review procedures.

        The material weakness regarding the timely analyses and reporting of income tax provisions and pensions and other post-retirement benefits related to our newly acquired businesses resulted in our inability to timely file our annual report on Form 10-K. Our ultimate parent originally filed a registration statement on Form S-1 with the SEC in February 2005 and we decided to incorporate into our annual report on Form 10-K all relevant information obtained as a result of that registration process. Additionally, we entered into several significant transactions during 2004, most notably the acquisition of the Dynamit Nobel businesses, along with the acquisition of the pigments and dispersions business of Johnson Matthey plc and the Groupe Novasep combination. These transactions substantially expanded the scope of our business operations, which in turn significantly increased the complexity of our financial reporting obligations. As a result of this significantly increased complexity, we were unable to incorporate into our annual report on Form 10-K in a timely manner certain information, principally related to our newly acquired businesses, and information that we obtained as a result of the registration process.

        The material weakness within the design and operation of our purchase accounting review procedures resulted in certain purchase accounting errors in connection with the Dynamit Nobel acquisition and the Groupe Novasep combination that required adjustment. These errors consisted of a mathematical error in the determination of the minority interest attributable to the Groupe Novasep combination and an error in the determination of the Groupe Novasep SAS purchase price, certain mathematical errors contained in the valuation report prepared by our independent valuation specialists in conjunction with the Dynamit Nobel acquisition and an error in the determination of the fair value of deferred income and restructuring reserves related to the former corporate offices of Dynamit Nobel.

        As a result of these errors, we restated our consolidated balance sheet as of December 31, 2004 and consolidated statement of changes in stockholders' equity for the year then ended in our annual report on Form 10-K and our consolidated balance sheet as of March 31, 2005 in our quarterly report on Form 10-Q.

        The errors related to the Groupe Novasep combination involved isolated manual calculations performed outside of our electronic consolidation system. As a result of these errors, we are in the process of implementing additional detailed review procedures of these calculations, including additional levels of review by our existing corporate accounting staff, as part of our quarter- and year-end close process beginning in the second quarter. We also recently hired an assistant controller responsible solely for external financial reporting and technical accounting matters and plan to hire an additional employee with technical accounting and external financial reporting expertise to further strengthen our corporate accounting staff.

        The Dynamit Nobel purchase accounting errors, specifically related to the appraisal calculations, also occurred outside of our electronic consolidation system and involved calculations outside the normal year-end closing process. As a result of these errors, we are in the process of implementing similar additional review procedures related to Dynamit Nobel purchase accounting activity as part of our quarter- and year-end close process beginning in the second quarter, and are utilizing the additional financial reporting resources identified above to strengthen our review process of significant and complex financial reporting areas, including purchase accounting.

        We are also in the process of creating and staffing a global tax department at our corporate headquarters to, among other matters, strengthen the income tax accounting function. Towards that end, we have hired a new head of the global tax department to manage this function internally. We expect this department to be in place in the fourth quarter of 2005. We have also engaged a global coordinating actuary to enhance the internal controls over the accounting for pensions. Furthermore, we have engaged external consultants to review our closing process and systems and make recommendations which we plan to begin implementing during the fourth quarter of 2005.

        Given that the remediation process has not been fully completed, the material weakness still exists. Because the material weakness exists, the risk of relying on our financial statements is increased. In addition, the remediation steps we have taken, are taking, or plan to take may not effectively remediate the material weakness, in which case our internal controls in these particular areas will continue to be ineffective. In that event, there could be a negative reaction in the financial markets due to a loss of confidence in the reliability of our financial statements.

If we are unable to implement the requirements of Section 404 in a timely manner or if we conclude our internal controls are not effective in other areas, we may be subject to sanctions or investigation by regulatory authorities and incur additional compliance costs and the financial markets may react negatively.

        We are currently performing the system and process evaluation of our internal controls over financial reporting in order to allow management to report on, and our independent auditors to attest to, our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002, which we refer to as Section 404. The requirements of Section 404 will initially apply to us in connection with our annual report on Form 10-K for the year ended December 31, 2007. In connection with our preliminary evaluation, we have identified other areas of internal controls that may need improvement, such as internal controls related to the segregation of duties at certain smaller locations, system access and user security profiles, operating policies and procedures and in each case particularly with respect to newly acquired businesses. We plan to begin in late 2005 the testing necessary to permit the management certification and auditor attestation required to comply with Section 404. As we complete the evaluation and testing required by Section 404, we may identify conditions that may be categorized as significant deficiencies or material weaknesses in the future.

        During 2004 and the first half of 2005, we incurred $3.5 million in professional fees in connection with our initial implementation of the systems and internal control documentation required pursuant to Section 404. We have previously estimated non-recurring costs of approximately $1.9 million remaining to complete initial Sarbanes-Oxley compliance. However, this estimate was prepared based on our original compliance timetable of the year ending December 31, 2005. Given the recent extensions of the compliance deadline until the year ended December 31, 2007, and the expectations articulated in the SEC Release 33-8545 that announced the extensions, we are reevaluating the scope and estimated cost of our documentation and initial compliance plan.

        If we are not able to implement the requirements of Section 404 in a timely manner, management will not be able to certify as to the effectiveness of our internal control over financial reporting and we may be subject to sanctions or investigation by regulatory authorities, such as the SEC. As a result, there could be a negative reaction in the financial markets due to a loss of confidence in the reliability of our financial statements. If we continue to conclude that our internal controls are not effective, there could similarly be a negative reaction in the financial markets due to a loss of confidence in the reliability of our financial statements. In addition, we may be required to incur additional costs in improving our internal control system and/or the hiring of additional personnel. Any such action could adversely affect our results of operations.

FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements. Forward-looking statements are not statements of historical fact and may involve a number of risks and uncertainties. Forward-looking statements give our current expectations or forecasts of future events and estimates of amounts not yet determinable. We have used the words "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "predict," "could," "may" and other words and terms of similar meaning, including references to assumptions, in this prospectus to identify forward-looking statements. These forward-looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matter expressed in or implied by these forward-looking statements. In particular, these factors include, among other things:

  •
  our business strategies;

  •
  changes in demand for our products;

  •
  fluctuations in interest rates, exchange rates and currency values;

  •
  availability and pricing of raw materials;

  •
  fluctuations in energy prices;

  •
  changes in the end-use markets in which our products are sold;

  •
  changes in the general economic conditions in North America and Europe and in other locations in which we currently do business;

  •
  technological changes affecting production of our materials;

  •
  our high level of indebtedness;

  •
  governmental and environmental regulations and changes in those regulations;

  •
  hazards associated with chemicals manufacturing;

  •
  risks associated with negotiating, consummating and integrating acquisitions, especially relating to the Dynamit Nobel acquisition;

  •
  risks associated with competition and the introduction of new competing products, especially in the Asia-Pacific region; and

  •
  risks associated with international sales and operations.

        You should keep in mind that any forward-looking statements made by us in this prospectus or elsewhere speak only as of the date on which we make it. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect us. We have no duty to, and do not intend to, update or revise the forward-looking statements in this prospectus after the date of this prospectus.

USE OF PROCEEDS

        We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange a like principal amount of outstanding notes, the terms of which are identical in all material respects to the exchange notes. The outstanding notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in any change in our capitalization.

CAPITALIZATION

        The following table sets forth our cash and cash equivalents and consolidated capitalization as of June 30, 2005. The information in this table should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the notes included elsewhere in this prospectus.

As of June 30, 2005
($ in millions)
Cash and cash equivalents(1)	$82.0

Long-term debt, including current portion:
Senior secured credit facilities:
Tranche A-1 and A-2 term loans(2)	$253.7
Tranche C term loans(3)	332.7
Tranche D term loans	1,145.0
2011 notes(4)	375.0
Outstanding exchange notes(5)	654.0
Assumed long-term debt(6)	201.9

Total long-term debt	$2,962.3
Total stockholders' equity	785.3

Total capitalization	$3,747.6

(1)
On July 6, 2005, we paid $16.1 million (based on the July 6, 2005 exchange rate of €1.00=$1.1927) in post-closing adjustments in connection with the Dynamit Nobel acquisition.

(2)
Represents the approximate aggregate U.S. dollar equivalent of €39.1 million of borrowings under the tranche A-1 term loan and €170.4 million of borrowings under the tranche A-2 term loan (based on the exchange rate at June 30, 2005 of €1.00=$1.2106).

(3)
Represents the approximate U.S. dollar equivalent of €274.8 million of borrowings under the tranche C term loans (based on the June 30, 2005 exchange rate).

(4)
Approximately $101.6 million of which was redeemed in September 2005 with a portion of the proceeds from Rockwood Holdings' initial public offering.

(5)
Represents the approximate aggregate U.S. dollar equivalent of €375.0 million of euro notes and $200.0 million of dollar notes (based on the June 30, 2005 exchange rate).

(6)
Represents long-term debt which was assumed in connection with the Dynamit Nobel acquisition and the Groupe Novasep combination and remains outstanding under the existing arrangements. See "Description of Certain Other Indebtedness—Other Long-Term Debt."

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

        The following unaudited pro forma condensed combined financial information is based on the audited consolidated financial statements of Rockwood, our audited consolidated financial statements and the audited and unaudited combined financial statements of Dynamit Nobel, in each case, included elsewhere in this prospectus, as adjusted to illustrate the estimated pro forma effects of the Transactions. The unaudited pro forma condensed combined financial information should be read together with "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," our and Rockwood's consolidated financial statements and the notes to those statements and Dynamit Nobel's combined financial statements and the notes to those statements included elsewhere in this prospectus.

        The following unaudited pro forma condensed combined financial information has been prepared based upon currently available information and assumptions that we believe are reasonable. Such currently available information and assumptions may prove to be inaccurate over time.

        The following unaudited pro forma condensed combined financial information is for illustrative purposes only. Such information is not intended to be indicative of the financial condition and the results of operations that would have been achieved had the Transactions for which we are giving pro forma effect actually occurred on the dates referred to above or the financial condition and the results of operations that may be expected in the future.

ROCKWOOD SPECIALTIES GROUP, INC.

Unaudited Pro Forma Condensed Combined Information
for the year ended December 31, 2004

				Adjustments
		January 1, 2004 thru July 31, 2004 Dynamit Nobel Historical
	Rockwood Historical(1)		Other Acquisitions(2)	Dynamit Nobel		Other Acquisitions		Pro Forma As Adjusted
	($ in millions)
Statement of operations data:
NET SALES	$1,743.5	$1,030.3	$137.9	$—		$1.3	(d)	$2,913.0
COST OF PRODUCTS SOLD	1,267.6	674.7	91.4	(25.1	)(a)	0.2	(e)	2,008.9

GROSS PROFIT	475.9	355.6	46.5	25.1		1.1		904.1
OPERATING EXPENSES	339.8	239.7	32.9	16.4	(a)	0.4	(e)	629.2

OPERATING INCOME (LOSS)	136.1	115.9	13.6	8.7		0.7		274.9
OTHER INCOME (EXPENSES):
Interest expense, net	(127.7)	(17.0)	(0.7)	(62.1	)(b)	(4.0	)(f)	(211.4)
Other income (expenses)	(143.6)	3.4	0.7	—		—		(139.5)

Total other income (expenses), net	(271.3)	(13.6)	—	(62.1)		(4.0)		(350.9)

(LOSS) INCOME BEFORE TAXES	(135.2)	102.3	13.6	(53.4)		(3.3)		(76.0)
INCOME TAX PROVISION (BENEFIT)	13.0	25.9	3.5	5.5	(c)	(1.2	)(g)	46.7

NET (LOSS) INCOME	$(148.2)	$76.4	$10.1	$(58.9)		$(2.1)		$(122.7)

(1)
Includes the operations of Dynamit Nobel for the period from August 1, 2004 to December 31, 2004 and the operations of the pigments and dispersions business from September 2, 2004 to December 31, 2004.

(2)
Represents the historical operations of the pigments and dispersions business from January 1, 2004 to September 1, 2004 and the historical operations of Groupe Novasep for the year ended December 31, 2004.

See accompanying notes to unaudited pro forma condensed combined information.

  ROCKWOOD SPECIALTIES GROUP, INC.

  Notes to Unaudited Pro Forma Condensed Combined Information

(a)
The pro forma adjustment effect related to the Dynamit Nobel acquisition of depreciation and amortization expense was calculated as follows:

	Fair Value	Average Useful Life	Annual Depreciation and Amortization Expense	7 Month Effect(2)
	($ in millions)
Calculation of depreciation expense:
Land	$155.6		$—
Buildings and improvements, including land improvements	229.1	24.6	9.3
Machinery and equipment	361.1	9.4	38.3
Furniture and fixtures	7.9	4.9	1.6
Mining rights	86.3	41.1	2.1
Construction-in-progress	66.9		—
Other tangible assets	8.4	6.0	1.4

Total	$915.3		$52.7	$30.7

Calculation of amortization expense:
Patents and other intellectual property	$273.5	12.6	$21.7
Customer relationships	160.2	12.2	13.1
Trade names and trademarks	98.4	25.2	3.9

Total	$532.1	13.6	$38.7	$22.6

	Year Ended December 31, 2004
	7 Months Historical(1)	Pro Forma	Net Adjustment
	($ in millions)
Cost of products sold:
Depreciation	$58.6	$30.7
	90.0%	90.0%

	52.7	27.6	$(25.1)

Operating expenses:
Depreciation	58.6	30.7
	10.0%	10.0%

	5.9	3.1	(2.8)
Amortization	3.4	22.6	19.2

Total operating expenses	$9.3	$25.7	$16.4

  (1)
  Information obtained from the Dynamit Nobel financial statements as of July 31, 2004.

  (2)
  Represents the pro rata depreciation expense for seven months based on the estimated annual depreciation expense.

(b)
The pro forma adjustment effect related to the Dynamit Nobel Acquisition of interest expense, net was calculated as follows:

	Period	Balance(3)	Average Annual Rate(4)	Interest Expense
Pro forma adjustments excluding the offering
Additions to interest expense related to Dynamit Nobel Acquisition:
Senior secured credit facilities(5)	January 1, 2004–July 31, 2004	$1,464.0	5.559%	$47.5
Senior subordinated loan facility(6)	January 1, 2004–July 31, 2004	865.1	9.158%	46.2
Amortization of deferred debt issuance costs(7)	January 1, 2004–July 31, 2004			4.2
Decreases in interest expense related to Dynamit Nobel Acquisition:
2003 senior secured credit facilities(8)	January 1, 2004–July 31, 2004	449.5	5.348%	(14.0)
Portion of Dynamit Nobel assumed debt repaid and other(9)	January 1, 2004–July 31, 2004	129.0	4.630%	(3.5)
Amortization of deferred debt issuance costs(10)	January 1, 2004–July 31, 2004			(0.9)

Net change related to Dynamit Nobel Acquisition				79.5

Debt refinancings:
Additional senior secured credit facilities borrowings(5)	January 1, 2004–October 8, 2004	224.8	4.748%	8.2
Senior subordinated loan facility(6)	January 1, 2004–October 8, 2004	220.0	9.176%	(15.6)

Net change related to October 8, 2004 refinancing				(7.4)

2014 Notes(11)	January 1, 2004–November 10, 2004	652.4	7.527%	42.3
Senior subordinated loan facility(6)	January 1, 2004–November 10, 2004	645.1	9.207%	(51.1)

Net change related to November 10, 2004 refinancing				(8.8)

Tranche D term loan under senior secured credit facility(5)	January 1, 2004–December 10, 2004	1,145.0	4.952%	53.5
Tranche B term loan under senior secured credit facility(5)	January 1, 2004–December 10, 2004	1,145.0	5.059%	(54.7)

Net change related to December 10, 2004 refinancing				(1.2)

Summary changes related to Dynamit Nobel Acquisition				79.5

Summary changes related to debt refinancings				(17.4)

				$62.1

  (3)
  Balances represent average debt balances outstanding throughout the periods noted based on the applicable average exchange rates.

  (4)
  For variable rate debt, represents the average variable rate over the applicable historical period.

  (5)
  Includes the tranche A-1 and A-2 term loan facilities that have interest rates that are, at our option, either Adjusted LIBOR plus 2.50% or, in the case of loans denominated in U.S. dollars, ABR plus 1.25%. ABR is the alternate base rate, which is the higher of Credit Suisse First Boston's prime rate and the federal funds effective rate plus 0.5%. The interest rate per year under the tranche C term loan facility is Adjusted LIBOR plus 3.00%. Adjusted LIBOR is the London inter-bank offered rate, adjusted for statutory reserves. The interest rate per year under the tranche D term loan facilities is, at our option, either Adjusted LIBOR plus 2.25% or ABR plus 1.00%. In each case, the interest rates per year (other than under the tranche C term loan facility) are subject to step-downs based on attaining certain financial covenant levels. Includes the effect of interest rate swaps that effectively converted the euro tranches into fixed interest rates ranging from 5.576% to 7.029% and $652.6 million of the dollar tranche into fixed rate debt of 5.894%.

    After including the notional amounts of variable to fixed interest rate swaps, a 1% increase in the average interest rate would increase future interest expense by approximately $5.6 million per year.

  (6)
  Interest rate equal to the greater of 9.0% and EURIBOR + 7.0% (in the case of euro borrowings) or LIBOR + 8.0% (in the case of dollar borrowings) annually with a 75 basis point increase every six months for the first 18 months.

  (7)
  Represents $0.6 million per month of amortization on senior secured credit facilities.

  (8)
  Includes borrowings under the 2003 senior secured credit facilities of tranche A and tranche B at LIBOR plus 3.500% and tranche C at LIBOR plus 2.7500%.

  (9)
  Includes the effect of the repayment of a portion of the debt assumed.

  (10)
  Represents $0.1 million per month of amortization on 2003 senior secured credit facilities.

  (11)
  Includes €375.0 million notes at 7.625% and $200.0 million notes at 7.500%. Also includes the effect of the cross currency interest rate swap that converts the dollar fixed rate debt into €155.6 million euro fixed rate debt at 7.290%.

(c)
Represents the federal statutory rate of 35% on the incremental pre-tax effect of the pro forma adjustments offset by the impact of valuation allowances on certain jurisdictional pro forma losses, primarily in the United States.

(d)
Represents effect of change in pricing of certain contracts that were at below-market prices prior to the acquisition of the pigments and dispersions business. Such contracts are with divisions of the former owner and have been increased to market level upon consummation of the acquisition.

(e)
Represents change in depreciation and amortization based upon fair values and estimated useful lives of stepped-up values of property, plant and equipment and intangible assets other than goodwill, as determined by appraisal. Estimated useful lives are derived from the appraisal for major categories of property, plant and equipment (excluding land, which has no finite useful life and construction in progress which has not begun amortization) and intangible assets. In some cases, we have used shorter useful lives where management believes appropriate. Estimated average useful lives (in years) used for major categories are as follows:

  Property, Plant and Equipment

  •
  Machinery and equipment—7

  •
  Buildings—25

  •
  Mining rights—14-50

  •
  Intangible assets other than goodwill

  •
  Customer relationships—10

  •
  Intellectual property and patents—7-15

  •
  Trade names and marks—25

(f)
Represents estimated increase in interest expense resulting from the other acquisitions.

(g)
Assumes federal statutory rate of 35%.

SELECTED FINANCIAL DATA

        The selected financial data presented below for the period from January 1, 2000 through November 20, 2000 have been derived from the audited combined financial statements of our predecessor not included in this prospectus. The selected financial data presented below for the period from November 21, 2000 through December 31, 2000, as of December 31, 2000 as of and for the year ended December 31, 2001 have been derived from our audited consolidated financial statements not included in this prospectus. The selected financial data presented below as of and for the years ended December 31, 2002, 2003 and 2004 have been derived from our audited consolidated financial statements included elsewhere in this prospectus.

        The selected financial data of Rockwood presented below for the six-month period ended June 30, 2004 and presented below as of and for the six-month period ended June 30, 2005 have been derived from Rockwood's unaudited consolidated financial statements included elsewhere in this prospectus. The selected financial data presented below as of and for the six months ended June 30, 2005 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. In the opinion of management, the unaudited financial statements for the six months ended June 30, 2004 and June 30, 2005 have been prepared on a basis consistent with the audited financial statements and include all adjustments, which are normally recurring adjustments, necessary for a fair presentation of the results of operations for the periods presented. Results of operations for the interim periods are not necessarily indicative of the results that might be expected for any other interim period or for an entire year.

        The selected financial data presented below should be read together with our consolidated financial statements and the notes to those statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

	Predecessor	Successor or Rockwood
	Period From January 1, 2000 through November 20, 2000	Period From November 21, 2000 through December 31, 2000						Six Months Ended June 30,
			Year Ended December 31,
			2000(1)	2001	2002	2003	2004	2004	2005
Statement of operations data:
Net sales:
Performance Additives(2)	$410.1	$42.5	$452.6	$418.4	$443.8	$477.3	$630.9	$312.3	$349.6
Specialty Compounds	188.2	19.8	208.0	171.7	168.8	176.4	200.4	100.4	120.2
Electronics	154.0	20.2	174.2	152.5	147.3	143.6	168.1	81.6	87.7
Specialty Chemicals	—	—	—	—	—	—	321.1	—	439.7
Titanium Dioxide Pigments	—	—	—	—	—	—	175.7	—	213.7
Advanced Ceramics	—	—	—	—	—	—	146.3	—	188.3
Groupe Novasep	—	—	—	—	—	—	101.0	—	187.9

Total net sales	752.3	82.5	834.8	742.6	759.9	797.3	1,743.5	494.3	1,587.1

Cost of products sold	534.4	69.7	604.1	546.5	542.5	581.4	1,267.6	353.3	1,098.5

Total gross profit	217.9	12.8	230.7	196.1	217.4	215.9	475.9	141.0	488.6

Predecessor	Successor or Rockwood
Period From January 1, 2000 through November 20, 2000	Period From November 21, 2000 through December 31, 2000	Six Months Ended June 30,
Year Ended December 31,
2000(1)	2001	2002	2003	2004	2004	2005
Selling, general and administrative expenses	149.4	21.8	171.2	147.5	112.9	118.0	327.7	71.1	307.7
Impairment charges(3)	—	—	—	—	50.0	35.0	11.0	—	—
Restructuring charges(4)	3.9	—	3.9	9.2	1.2	1.8	1.1	—	5.8

Operating income (loss)	64.6	(9.0)	55.6	39.4	53.3	61.1	136.1	69.9	175.1
Other income (expenses):
Interest expense, net(5)	(45.4)	(10.9)	(56.3)	(89.3)	(88.2)	(85.8)	(127.7)	(29.1)	(103.9)
Foreign exchange (loss) gain(6)	(2.6)	(16.7)	(19.3)	9.6	(24.6)	(18.5)	(113.2)	8.6	100.5
Refinancing expenses(7)	—	—	—	—	—	(38.3)	(26.1)	—	—
Gain on sale of investment(8)	1.0	—	1.0	—	—	—	—	—	—
Loss on receivables sold	—	—	—	(1.2)	(1.2)	—	—	—	—
Stamp duty tax and other(9)	—	—	—	—	—	—	(4.3)	(4.0)	—

Income (loss) before taxes	17.6	(36.6)	(19.0)	(41.5)	(60.7)	(81.5)	(135.2)	45.4	171.7
Income tax provision (benefit)	9.9	(4.8)	5.1	0.6	(5.5)	(9.5)	13.0	19.6	41.7

Net income before minority interest	7.7	(31.8)	(24.1)	(42.1)	(55.2)	(72.0)	(148.2)	25.8	130.0
Minority interest	—	—	—	—	—	—	—	—	1.7

Net income (loss)	$7.7	$(31.8)	$(24.1)	$(42.1)	$(55.2)	$(72.0)	$(148.2)	$25.8	$131.7

Cash flow data:
Net cash provided by (used in) operating activities	$48.9	$(0.5)	$48.4	$113.5	$(3.4)	$45.7	$179.6	$44.7	$63.1
Net cash provided by (used in) investing activities	9.9	(1,181.4)	(1,171.5)	(31.6)	(30.4)	(48.5)	(2,249.9)	(13.3)	(76.6)
Net cash provided by (used in) financing activities	(104.2)	1,207.2	1,103.0	(33.6)	(19.1)	(1.2)	2,133.4	(4.5)	(15.6)
Effect of exchange rate changes on cash	(11.4)	19.5	8.1	0.1	2.6	3.8	5.6	(1.3)	(0.3)

Net (decrease) increase in cash and cash equivalents	$(56.8)	$44.8	$(12.0)	$48.4	$(50.3)	$(0.2)	$68.7	$25.6	$(29.4)

Other data:
Depreciation and amortization	$61.6	$10.6	$72.2	$74.7	$46.3	$52.4	$115.2	$28.2	$105.2
Capital expenditures	45.0	6.4	51.4	34.5	36.0	34.3	112.8	13.3	76.8
Ratio of earnings to fixed charges(10)	1.4	x	—	—	—	—	—	—	2.4	x	2.6	x
EBITDA(11)	124.6	(15.1)	109.5	122.5	73.8	56.7	107.7	102.7	380.8
Non-cash charges and gains included in EBITDA(12)	2.6	16.7	19.3	(9.6)	74.6	90.4	138.4	(8.6)	(100.5)
Other special charges and gains included in EBITDA (13)	21.4	13.0	34.4	27.5	2.0	2.4	86.3	5.1	13.4
	Successor or Rockwood As of December 31,
						As of June 30, 2005
	2000	2001	2002	2003	2004
					(as restated)
Balance sheet data:
Cash and cash equivalents	$44.8	$93.2	$42.9	$42.7	$111.4	$82.0
Working capital(14)	144.4	69.3	67.6	104.2	495.2	464.6
Property, plant and equipment, net	407.5	391.2	407.0	418.6	1,566.8	1,440.6
Total assets	1,513.4	1,410.8	1,407.0	1,433.0	5,386.6	4,920.2
Long-term debt including current portion	891.6	854.9	876.2	833.0	3,124.1	2,962.3
Shareholders' equity	356.7	298.2	278.2	353.6	904.0	785.3

(1)
This column represents the sum of the financial results of Rockwood's predecessor for the period from January 1, 2000 through November 20, 2000 and the period after the KKR acquisition (or successor period) of Rockwood from November 21, 2000 through December 31, 2000. Periods after the KKR acquisition reflect the effects of purchase accounting applied as a result of such acquisition. This column is not representative of what Rockwood's financial results would have been had Rockwood's predecessor been a stand-alone entity for the entire year as these periods are prepared on two different bases of accounting.

(2)
Net sales for our Performance Additives segment include $13.8 million in the full year 2000 on a combined basis from our UK and Irish water treatment business which we sold in December 2000.

(3)
As part of our impairment testing in 2002, 2003 and 2004, we determined that there were goodwill impairments of $50.0 million, $19.3 million and $4.0 million, respectively, in our Electronics segment. We also determined that there was a property, plant and equipment impairment of $15.7 million and $7.0 million in 2003 and 2004, respectively, in our Electronics segment.

(4)
Restructuring charges include certain expenses incurred in connection with severance charges and asset write-offs related to consolidations and cessations of certain of our operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Factors Which Affect Our Results of Operations—Factors Which Affect Our Results of Operations—Special Charges."

(5)
For the years ended December 31, 2001, 2002, 2003 and 2004 and the six months ended June 30, 2004 and 2005, interest expense, net included gains (losses) of $(7.9) million, $(11.6) million, $(16.5) million, $6.8 million, $8.6 million and $6.2 million, respectively, representing the movement in the mark-to-market valuation of our interest rate and cross-currency instruments for the periods as well as $5.4 million, $6.2 million, $4.3 million, $5.6 million, $0.9 million and $4.7 million, respectively, of amortization expense related to deferred financing costs.

(6)
For the period from January 1, 2000 through November 20, 2000, represents losses incurred as a result of intercompany derivative contracts with Laporte. For the period from November 21, 2000 through December 31, 2000 and subsequent periods, represents the translation impact on our euro-denominated debt resulting from the strengthening (weakening) of the euro against the U.S. dollar during the applicable periods. In 2004, this amount also included a $10.9 million mark-to-market realized loss on foreign currency derivative agreements that we entered into in connection with the Dynamit Nobel acquisition.

(7)
In July 2003, we wrote off $36.9 million of deferred debt issuance costs relating to our previous long-term debt that was repaid as part of the July 2003 debt refinancing. In December 2003, we expensed $1.4 million of investment banking and professional fees in connection with the December 2003 refinancing of borrowings under the then senior secured credit facilities. In July 2004, we wrote off $1.8 million of deferred debt issuance costs relating to our previous long-term debt that was repaid as part of the acquisition financings. We wrote off $6.1 million of deferred financing costs in connection with the October 8, 2004 amendment of the secured credit facilities. Also, a write-off of $17.2 million of deferred financing costs was incurred in connection with the bridge loan repayments in connection with the issuance of the 2014 notes. In December 2004, we expensed $1.0 million in connection with the second amendment under the secured credit facilities.

(8)
Represents gain from the sale of an investment purchased by Laporte in 1999 and sold in October 2000.

(9)
Represents the tax on certain assets transferred in the United Kingdom in connection with the KKR acquisition of $4.0 million plus $0.3 million related to disposal of property, plant and equipment.

(10)
For the purposes of computing the ratio of earnings to fixed charges, earnings represent net income before taxes and fixed charges. Fixed charges consist of interest expense, net and one-third of rental expense. Earnings were insufficient to cover fixed charges by $60.7 million, $81.5 million and $135.2 million for years ended December 31, 2002, 2003 and 2004, respectively.

(11)
EBITDA is defined as net income (loss) plus interest expense, net, income tax provision (benefit) and depreciation and amortization. EBITDA is not a recognized term under U.S. GAAP and does not purport to be an alternative to net income (loss) as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements.

The amounts shown for EBITDA differ from the amounts calculated under the definition of EBITDA used in our debt agreements. The definition of EBITDA used in our debt agreements permits further adjustments for certain cash and non-cash charges and gains; the indentures governing the notes and the 2011 notes exclude certain adjustments permitted under the senior secured credit agreement (in particular, certain non-recurring charges and business interruption costs and insurance recovery). EBITDA as adjusted is used in our debt agreements to determine compliance with financial covenants and our ability to engage in certain activities, such as incurring additional debt and making certain payments. In addition to covenant compliance, our management also uses EBITDA as adjusted to assess our operating performance and to calculate performance-based cash bonuses and determine whether certain performance-based stock options vest, as both such bonuses and options are tied to EBITDA as adjusted targets.

	Predecessor	Successor or Rockwood
	Period From January 1, 2000 through November 20, 2000	Period From November 21, 2000 through December 31, 2000						Six Months Ended June 30,
			Year Ended December 31,
			2000(1)	2001	2002	2003	2004	2004	2005
Net income (loss)	$7.7	$(31.8)	$(24.1)	$(42.1)	$(55.2)	$(72.0)	$(148.2)	$25.8	$131.7
Interest expense, net	45.4	10.9	56.3	89.3	88.2	85.8	127.7	29.1	103.9
Income tax provision (benefit)	9.9	(4.8)	5.1	0.6	(5.5)	(9.5)	13.0	19.6	41.7
Depreciation and amortization	61.6	10.6	72.2	74.7	46.3	52.4	115.2	28.2	105.2

EBITDA (before minority interest)	124.6	(15.1)	109.5	122.5	73.8	56.7	107.7	102.7	382.5
Minority interest	—	—	—	—	—	—	—	—	(1.7)

EBITDA	$124.6	$(15.1)	$109.5	$122.5	$73.8	$56.7	$107.7	$102.7	$380.8

(12)
EBITDA, as defined above, contains the following non-cash charges and gains for which we believe adjustment is permitted under our senior secured credit agreement, each of which is described in the "Management's Discussion and Analysis of Financial Condition and Results of Operations—Factors Which Affect Our Results of Operations—Special Charges" section of this prospectus:

	Predecessor	Successor or Rockwood
	Period From January 1, 2000 through November 20, 2000	Period From November 21, 2000 through December 31, 2000						Six Months Ended June 30,
			Year Ended December 31,
			2000(1)	2001	2002	2003	2004	2004	2005
		($ in millions)
Impairment charges	$—	$—	$—	$—	$50.0	$35.0	$11.0	$—	$—
Write-off of deferred debt insurance costs	—	—	—	—	—	36.9	25.1	—	—
Foreign exchange loss (gain)	2.6	16.7	19.3	(9.6)	24.6	18.5	102.3	(8.6)	(100.5)

	$2.6	$16.7	$19.3	$(9.6)	$74.6	$90.4	$138.4	$(8.6)	$(100.5)

(13)
In addition to non-cash charges and gains, our EBITDA contains the following other special charges and gains for which we believe adjustment is permitted under our senior secured credit agreement, each of which is described "Management's

  Discussion and Analysis of Financial Condition and Results of Operations—Factors Which Affect Our Results of Operations—Special Charges" section of this prospectus:

	Predecessor	Successor or Rockwood
	Period From January 1, 2000 through November 20, 2000	Period From November 21, 2000 through December 31, 2000						Six Months Ended June 30,
			Year Ended December 31,
			2000(1)	2001	2002	2003	2004	2004	2005
		($ in millions)
Systems/organization establishment expenses	$—	$3.7	$3.7	$2.6	$1.6	$1.6	$4.8	$1.0	$1.9
Incentive plan expenses	9.4	—	9.4	—	—	—	—	—	—
Inventory write-up reversal	—	8.8	8.8	9.0	—	0.2	61.1	—	3.1
Stamp duty tax	—	—	—	—	—	—	4.0	4.0	—
Business interruption costs and insurance recovery(a)	—	—	—	1.3	(2.2)	(4.5)	—	—	—
Cancelled acquisition and disposal costs	0.9	—	0.9	1.2	0.2	1.9	0.5	0.1	0.6
Loss on receivables sold	—	—	—	1.2	1.2	—	—	—	—
Loss from disposed businesses	—	—	—	—	—	—	0.8	—	—
Restructuring and related charges	5.1	—	5.1	9.7	1.2	1.8	1.1	—	6.3	(b)
Costs incurred related to debt modifications	—	—	—	—	—	1.4	1.0	—	—
Cancelled financing costs	—	—	—	2.5	—	—	—	—	—
Foreign exchange loss on foreign currency derivatives	—	—	—	—	—	—	10.9	—	—
Patent litigation expense	6.0	0.5	6.5	—	—	—	—	—	—
CCA litigation defense costs	—	—	—	—	—	—	—	—	1.5
Other	—	—	—	—	—	—	2.1	—	—

	$21.4	$13.0	$34.4	$27.5	$2.0	$2.4	$86.3	$5.1	$13.4

  (a)
  Business interruption costs and insurance recovery is not included as an adjustment under the indentures governing the notes and the 2001 notes. See "Description of the Notes—Certain Definitions—EBITDA."

  (b)
  Includes inventory writedowns of $0.5 million recorded in cost of products sold.

(14)
Working capital is defined as current assets less current liabilities.

Dynamit Nobel Selected Financial Data

        The selected financial data of Dynamit Nobel presented below for the years ended September 30, 2001 and 2002, and as of and for the three months ended December 31, 2002 and the year ended December 31, 2003 have been derived from Dynamit Nobel's audited combined financial statements included elsewhere in this prospectus. The selected financial data of Dynamit Nobel presented below as of and for the six months ended June 30, 2003 and 2004 have been derived from Dynamit Nobel's unaudited combined financial statements included elsewhere in this prospectus. The selected financial data of Dynamit Nobel presented below as of September 30, 2001 have been derived from the books and records of Dynamit Nobel.

        In September 2002, Dynamit Nobel changed its fiscal year end from September 30 to December 31 in connection with a tax restructuring program, which resulted in a short financial year from October 1, 2002 to December 31, 2002. In the opinion of our management, the unaudited financial statements have been prepared on a basis consistent with the audited financial statements and include all adjustments, which are normally recurring adjustments, necessary for a fair presentation of the results of operations for the periods presented. Results of operations for the interim periods are not necessarily indicative of the results that might be expected for any other interim period or for an entire year. The selected financial data presented below should be read together with Dynamit Nobel's combined financial statements and the notes to those statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Factors Which Affect Our Results of Operations—Dynamit Nobel" included elsewhere in this prospectus.

	Year Ended September 30,				Six Months Ended June 30,
			Three Months Ended December 31, 2002	Year Ended December 31, 2003
	2001	2002			2003	2004
	($ in millions)
Statement of operations data:
Net sales	$1,446.5	$1,421.9	$336.9	$1,595.9	$800.0	$885.5
Cost of sales	(949.5)	(914.7)	(219.3)	(1,060.0)	(524.9)	(587.0)

Gross profit	497.0	507.2	117.6	535.9	275.1	298.5
Operating expenses(a)	(286.4)	(300.9)	(84.6)	(353.2)	(171.3)	(194.3)

Operating income	210.6	206.3	33.0	182.7	103.8	104.2
Income from investments	4.9	3.8	2.2	5.8	0.8	0.5
Interest expense, net	(24.2)	(22.8)	(6.9)	(25.2)	(13.6)	(14.4)

Income before taxes and other adjustments	191.3	187.3	28.3	163.3	91.0	90.3
Income taxes	(94.1)	(80.4)	(11.8)	(61.7)	(34.2)	(32.1)
Other adjustments(1)	1.3	3.4	0.3	(0.7)	1.1	—

Net income	$98.5	$110.3	$16.8	$100.9	$57.9	$58.2

Cash flow data:
Net cash provided by (used in) operating activities	$128.0	$142.1	$42.1	$267.0	$57.6	$(18.2)
Net cash used in investing activities (2)	(60.3)	(62.5)	(23.8)	(102.7)	(9.0)	(45.0)
Net cash (used in) provided by financing activities (3)	(82.3)	(95.9)	(30.9)	(196.8)	(56.6)	71.7
Exchange-rate-related change in cash and cash equivalents	8.3	15.1	10.2	33.3	6.1	(6.9)

Net (decrease) increase in cash and cash equivalents	$(6.3)	$(1.2)	$(2.4)	$0.8	$(1.9)	$1.6

Other financial data:
Depreciation and amortization	$103.3	$83.1	$21.1	$94.6	$45.7	$52.0
Capital expenditures	125.1	112.0	26.3	122.0	39.4	58.2
EBITDA(4)	320.1	295.8	56.6	282.7	151.7	156.7
Non-cash charges and gains included in EBITDA(5)	(2.7)	(3.4)	(1.6)	(2.4)	(6.0)	(1.1)
Other special charges and gains included in EBITDA(6)	(58.2)	(20.4)	2.6	31.8	8.3	2.7

	As of September 30,		As of December 31,
					As of June 30, 2004
	2001	2002	2002	2003
	($ in millions)
Balance sheet data:
Cash and cash equivalents	$10.7	$9.5	$7.0	$7.8	$9.5
Working capital(7)	(67.9)	(139.6)	(56.2)	(103.6)	(153.2)
Property, plant and equipment	663.3	723.9	766.2	918.2	886.2
Total assets	1,596.7	1,732.5	2,144.7	2,431.6	2,430.7
Long-term debt	137.9	94.1	201.6	231.6	203.3
Investment by mg	599.8	602.6	966.3	1,036.7	1,037.8

(a)
Certain amounts have been reclassified to conform to the Company's historical presentation.

(1)
Other adjustments include earnings (loss) from discontinued operations, cumulative effects from changes in accounting principles and minority interest.

(2)
Net cash used in investing activities primarily represents capital expenditures, net of proceeds from dispositions of businesses and fixed assets.

(3)
Net cash used in financing activities primarily represents net changes in external debt and the net change in intercompany balances with Dynamit Nobel's former parent, mg technologies.

(4)
EBITDA is defined as net income plus interest expense, net, income tax provision (benefit) and depreciation and amortization. EBITDA is not a recognized term under U.S. GAAP and is not intended to be an alternative to net (loss) income as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements.

The amounts shown for EBITDA in this prospectus differ from the amounts calculated under the definition of EBITDA used in our debt agreements. The definition of EBITDA used in our debt agreements permits further adjustments for certain cash and non-cash charges and gains; the indentures governing the 2011 notes and 2014 notes exclude certain adjustments permitted under the senior secured credit agreement. EBITDA as adjusted is used in our debt agreements to determine compliance with financial covenants and our ability to engage in certain activities, such as incurring additional debt and making certain payments. In addition to covenant compliance, our management also uses EBITDA as adjusted, calculated using the same definition as used in our senior secured credit agreement, to assess our operating performance, and to calculate performance-based cash bonuses and determine whether certain performance-based stock options vest, as both such bonuses and options are tied to EBITDA as adjusted targets. For a discussion of the adjustments, uses and the limitations on the use of EBITDA as adjusted, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Special Note Regarding Non-GAAP Financial Measures."

The following is a reconciliation of Dynamit Nobel's net income to EBITDA:

	Year Ended September 30,				Six Months Ended June 30,
			Three Months Ended December 31, 2002	Year Ended December 31, 2003
	2001	2002			2003	2004
	($ in millions)
Net income	$98.5	$110.3	$16.8	$100.9	$57.9	$58.2
Interest expense, net	24.2	22.8	6.9	25.2	13.6	14.4
Income tax provision	94.1	80.4	11.9	61.7	34.2	32.1
Depreciation and amortization	103.3	83.1	21.1	94.6	45.7	52.0

EBITDA	320.1	296.6	56.7	282.4	151.4	156.7
Minority interest	—	(0.8)	(0.1)	0.3	0.3	—

EBITDA (before minority interest)	$320.1	$295.8	$56.6	$282.7	$151.7	$156.7

(5)
EBITDA, as defined above, contains the following non-cash charges and gains for which we believe adjustment is permitted under our senior secured credit agreement, which are described under "Management's Discussion and Analysis of Financial Condition and Results of Operations—Factors Which Affect Our Results of Operations—Special Charges":

	Year Ended September 30,				Six Months Ended June 30,
			Three Months Ended December 31, 2002	Year Ended December 31, 2003
	2001	2002			2003	2004
	($ in millions)
Earnings from discontinued operations	$(1.3)	$(2.6)	$(0.2)	$(1.4)	$(1.4)	$—
Cumulative effect of change in accounting principle	—	—	—	1.8	—	—
Foreign exchange loss (gain)	(1.4)	(0.8)	(1.4)	(2.8)	(4.6)	(1.1)

	$(2.7)	$(3.4)	$(1.6)	$(2.4)	$(6.0)	$(1.1)

(6)
In addition to non-cash charges and gains for which we believe adjustment is permitted under our senior secured credit agreement, our EBITDA contains the following other special charges and gains, which are described under "Management's Discussion and Analysis of Financial Condition and Results of Operations—Factors Which Affect Our Results of Operations—Special Charges":

	Year Ended September 30,				Six Months Ended June 30,
			Three Months Ended December 31, 2002	Year Ended December 31, 2003
	2001	2002			2003	2004
	($ in millions)
Non-recurring charges(a)	$(0.3)	$(1.9)	$—	$12.6	$5.6	$2.3
Restructuring and closure charges	2.4	3.3	2.6	14.6	2.2	0.4
Adjustment related to divested businesses	(60.3)	(21.8)	—	4.6	0.5	—

	$(58.2)	$(20.4)	$2.6	$31.8	$8.3	$2.7

  (a)
  These non-recurring charges are not included as an adjustment under the indentures governing the notes and the 2011 notes. See "Description of the Notes—Certain Definitions—EBITDA."

(7)
Working capital is defined as current assets less current liabilities.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        The following discussion and analysis of our financial condition and results of operations covers periods prior and subsequent to the Dynamit Nobel acquisition consummated on July 31, 2004. We also provide a discussion of Dynamit Nobel's historical results of operations separately under "—Dynamit Nobel." In connection with the Dynamit Nobel acquisition, we entered into new financing arrangements and significantly altered our capital structure. The historical financial information of Rockwood during the periods prior to the Dynamit Nobel acquisition included in this prospectus does not reflect the significant impact the Dynamit Nobel acquisition has had and will have on us. The results of operations of Dynamit Nobel for the periods ended subsequent to July 31, 2004 are included in our condensed consolidated financial statements for the year ended December 31, 2004 and the six months ended June 30, 2005.

        The Groupe Novasep combination was completed on December 31, 2004 and is included in our consolidated balance sheet as of that date; however, no results of operations are reflected in our income statement for the year ended December 31, 2004.

        The following management's discussion and analysis of financial condition and results of operations gives effect to the restatement as described in Note 19—"Restatement" to our and Rockwood's consolidated financial statements included elsewhere in this prospectus."

        The following discussion contains forward-looking statements that involve numerous risks and uncertainties. Our actual results could differ materially from those discussed in the forward-looking statements as a result of these risks and uncertainties, including those set forth under "Risk Factors" and "Forward-Looking Statements." You should read the following discussion and analysis together with "Selected Financial Data," "Unaudited Pro Forma Condensed Combined Financial Information" and Rockwood's consolidated financial statements and the notes to those statements and Dynamit Nobel's combined financial statements and the notes to those statements included elsewhere in this prospectus.

        Given the significance of the Dynamit Nobel acquisition, we have included a limited discussion of the results of our operations on a pro forma basis as if the Dynamit Nobel acquisition had occurred on January 1, 2004. See "—Pro Forma Net Sales, Net Income (Loss) and Adjusted EBITDA" below. The results of operations on a pro forma basis also assumes the pigments and dispersions acquisition and the Groupe Novasep combination had also occurred on January 1, 2004.

General

        We are a global developer, manufacturer and marketer of technologically advanced, high value-added specialty chemicals and advanced materials. We serve more than 60,000 customers across a wide variety of industries and geographic areas. Since the completion of the Dynamit Nobel acquisition, we operate through seven business segments: (1) Performance Additives; (2) Specialty Compounds; (3) Electronics; (4) Specialty Chemicals; (5) Titanium Dioxide Pigments; (6) Advanced Ceramics; and (7) Groupe Novasep. Of these seven segments, we acquired Specialty Chemicals, Titanium Dioxide Pigments, Advanced Ceramics and Groupe Novasep (then known as Custom Synthesis) in the Dynamit Nobel acquisition.

        Our net sales consist of sales of our products, net of sales discounts, product returns and allowances. Sales are primarily made on a purchase order basis.

        Our cost of products sold consists of variable and fixed components. Our variable costs are proportional to volume and consist principally of raw materials, packaging and related supplies, certain energy costs, and certain distribution costs including inbound, outbound, and internal shipping and transfer costs. Our fixed costs are not significantly impacted by production volume and consist principally of certain fixed manufacturing costs and other distribution network costs, including warehousing. Fixed manufacturing costs comprise headcount-related costs and overhead, including depreciation, periodic maintenance costs, purchasing and receiving costs, inspection costs and certain energy costs.

        Our selling, general and administrative expenses include research and development costs, sales and marketing, divisional management expenses and corporate services including cash management, legal, benefit plan administration and other administrative and professional services.

        We financed the Dynamit Nobel acquisition primarily through the proceeds of net equity investments of $404.0 million from KKR and DLJMB, term loans of approximately $1,454.2 million and a senior subordinated loan facility of approximately $854.5 million, as described in detail under "—Liquidity and Capital Resources" below. Also, we refinanced significant portions of this indebtedness with indebtedness bearing lower interest rates. Nonetheless, as a result of the Dynamit Nobel acquisition, our interest expense currently is, and will continue to be, higher than it was prior to the Dynamit Nobel acquisition.

        We are focused on increasing sales, improving productivity, reducing costs, expanding margins and reducing debt. In connection with this focus, since the KKR acquisition, among other things:

  •
  we reduced overhead costs and eliminated management redundancies. We have begun to implement plans to cut costs, reduce overhead and eliminate duplicative positions in the acquired Dynamit Nobel businesses and the acquired pigments and dispersions business of Johnson Matthey Plc. For example, we closed the former headquarters of Dynamit Nobel in Troisdorf, Germany and the New Lebanon, New York manufacturing facility of our Advanced Ceramics segment and will implement other restructuring measures at our Specialty Chemicals and Groupe Novasep segments. In addition, we eliminated 40 positions in connection with the acquisition of the pigments and dispersions business.

  •
  we reduced our net working capital as a percentage of net sales by implementing more effective systems to monitor working capital, augmenting further our "just-in-time" inventory management and creating incentives for managers to focus on working capital management; and

  •
  we implemented stringent controls to help ensure that maintenance capital expenditures are appropriate and that expansion capital is in line with both capacity and market demands. We closely monitor capital expenditures in all of our segments.

Factors Which Affect Our Results of Operations

  Our Markets

        Because the businesses in our segments generally serve many unrelated end-use markets, we discuss the principal market conditions on a segment basis rather than a consolidated basis. The principal market conditions in our segments and regions in which we operate that impacted our results of operations during the periods presented include the following:

  Performance Additives

  •
  Although there was a slight improvement in 2002, global political instability and the continued economic slowdown that began in 2001 contributed to a generally soft sales environment in most of 2003. During 2004 and in the first half of 2005, a general economic improvement resulted in improved sales by our Performance Additives segment.

  •
  The continued growth in demand in certain North American end-use markets, such as construction, contributed to an increase in sales, specifically in our Color Pigments and Services and Timber Treatment Chemicals businesses. In particular, a continuing trend towards the increased use of colored concrete products in the North American construction market has had a positive effect on our Color Pigments and Services business line. Timber Treatment Chemicals also benefited from high levels of activity in home improvement areas. However, demand for treated wood has been negatively impacted by the increasing use of wood substitutes and poor weather during the first half of 2005 in many regions.

  •
  Demand in certain European end-use markets over the last few years has slowed. This affected sales of Color Pigments and Services in the construction market, particularly in Germany, and, in certain regions, sales of Clay-based Additives in the coatings and paint markets. Demand in Europe improved in the second half of 2004 but we have experienced a decrease in European construction volumes in our Color Pigments and Services business in the first half of 2005.

  •
  The change in the market to environmentally advanced wood treatment chemical products, such as alkaline copper quaternary, or ACQ, and the phase out of chromated copper arsenate, or CCA, for residential use have had a positive impact on our Timber Treatment Chemicals business, which is a leading supplier of these higher margin products.

  •
  In recent years, we exited a number of lower margin product lines in our Clay-based Additives business, which negatively impacted our net sales. We are now focusing on increasing high margin specialty applications to offset these lost sales.

  •
  Raw material costs have increased in general in the Performance Additives segment in 2004 and continue to trend upward in 2005, particularly in the Timber Treatment Chemicals and Color Pigments and Services businesses. Increased raw material costs for copper and mono-ethanolamine, primary components in the ACQ production process, are expected to continue to increase in the near future. The ability to continue to pass on some or all of these increases is uncertain.

  Specialty Compounds

  •
  Our largest product line in the Specialty Compounds segment is wire and cable compounds. Sales within this product line are dependent upon the telecommunications market and related sectors, specifically demand for high-end voice and data communication wire and cable, for which our Specialty Compounds segment is a significant provider of sheathing materials. A sustained downturn in the telecommunications market and related sectors caused a significant decline in the volume of our products sold during the first half of 2002. Sales of these products have been relatively stable in 2003. Sales of these products improved moderately in the second half of 2004 and continued to experience gains in the first half of 2005.

  •
  Most of the other end-use markets for which Specialty Compounds' products are used generally track growth of gross domestic product and as a result, our net sales were negatively impacted during 2002 and were relatively flat in 2003 and 2004. We are focusing more of our efforts towards increasing high margin specialty applications to offset this impact, in particular, thermoplastic elastomers, and less of our efforts in regulated packaging because we have been unable to successfully penetrate this market to date.

  •
  Raw material costs have increased in the Specialty Compounds segment during 2004 and continue to trend upward in 2005. This is particularly true with respect to PVC resin and plasticizers, primary components in the production of wire and cable products. Also, the price of ammonium octamolybdate, another key raw material used in the production of wire and cable products, has increased in 2005 and we expect this trend to continue. The ability to pass on some or all of these increases is uncertain.

  Electronics

  •
  Demand for our Electronics products generally follows the activity levels of semiconductor and printed circuit board manufacturers. The global semiconductor and printed circuit board markets are cyclical in nature. These markets witnessed a sustained downturn in 2002 and most of 2003, which significantly impacted the volume of our products sold in the three business lines within our Electronics segment. Although the timing and severity of such impact generally varied among the business lines during this period, due to the unusually long duration of that downturn, volumes sold in most of our Electronics business lines (most notably our Wafer

    Reclaim business line and, to a lesser extent, our Photomasks and Electronic Chemicals business lines) declined through 2003. Market conditions generally improved during 2004, resulting in higher volumes in 2004 as compared to 2003. General electronic market conditions slowed down in the fourth quarter of 2004 and in early 2005. However, the semiconductor industry is now predicting growth over 2004, largely in Asia.

  •
  The price of certain of our products is insulated to some degree from the effect of changes in the price of semiconductors and printed circuit boards due to the fact that the cost of these products is generally a small component of the cost of the end product. Despite this, in 2004 and continuing into 2005 there has been heavy pricing pressure in certain businesses, particularly wafer reclaim and photomasks, due to very aggressive competition.

  Specialty Chemicals

  •
  Demand for our Surface Treatment products of our Specialty Chemicals segment generally follows the activity levels of metal processing manufacturers, including the automotive supply, steel and aircraft industries. Overall market conditions for Surface Treatment products in the industries served improved in 2003, following a downturn in 2002 that reflected the slow world economy. During 2004, less favorable global market conditions in the automotive and aircraft industries were offset by more favorable conditions in the steel industry. Despite the less favorable automotive conditions, we have been able to sustain sales growth due to market penetration. In 2005, we have benefited from an improved aerospace market.

  •
  Demand for our lithium products in the Fine Chemical business line of our Specialty Chemicals segment is generally driven in part by demand of lithium carbonate in industrial applications, the aluminum business, battery products and higher general demand in China. Sales of lithium products specifically used in life science applications depend on the trends in drug development and growth in pharmaceuticals markets as well as generic competition. Market conditions for lithium products in the industries served have been stable in 2003 and 2004. Through the second half of 2005, we have experienced price increases related to a key raw material used in producing metal sulfides. Pricing for lithium products is very competitive, particularly in the butyllithium market.

  Titanium Dioxide Pigments

  •
  Demand for our titanium dioxide products in anatase form is driven mainly by demand in the synthetic fiber industry, while demand for titanium dioxide products in rutile form and our functional additives is driven by demand in the coatings, paper and plastics industries. Volumes sold of our titanium dioxide products in anatase form increased from mid-2002 through 2004. Volumes sold of our titanium dioxide products in rutile form decreased during 2002 due to continued weak global conditions and remained flat in 2003 and 2004 and increased slightly in 2005. We have experienced a decrease in volume in our titanium dioxide products in anatase form in 2005 due, in part, to the lower cost of cotton, which has negatively affected demand for synthetic fibers and in turn our products.

  •
  Price levels of titanium dioxide products in anatase form remained relatively stable globally in 2003. During 2004 and continuing into 2005, we experienced pricing pressure in Europe from global suppliers and in Asia from Chinese suppliers related to titanium dioxide products in anatase form. We also experienced pricing pressures on our titanium products in rutile form.

  Advanced Ceramics

  •
  Demand for our ceramic medical devices is mainly tied to the aging population in Europe and the United States. As a result of this demographic as well as our market share penetration, the volume of our products used in medical device applications sold have experienced double-digit growth each year since 2001. We expect demand for ceramic components in artificial hip joints to continue to increase.

  •
  Beginning in 2003, the markets for our electronic products stabilized, although we experienced less demand as a result of the shift in the market focus to Asia. We have experienced some pricing pressure in our electronic products business in early 2005. Similarly, sales of ceramic products for use in cutting tool products and mechanical applications have been negatively impacted by strong pricing pressure from Asian competitors in 2003 and 2004. We also experienced lower market growth as these applications are for more mature industries.

  Groupe Novasep

  •
  Demand for our custom synthesis chemistries and processes depends to a large extent on the pipeline and lifecycles of pharmaceutical products. The decrease of annual FDA approvals in recent years reflects the slowdown of the development of new molecules in the life-sciences industry. In addition, the average development time of a new drug has increased in recent years, despite pharmaceutical manufacturers' attempts to decrease this development period. Further, merger and acquisition activity in the pharmaceutical industry and overcapacity in the custom synthesis industry has adversely affected the demand for and prices of our products. We also expect demand to be adversely affected by the migration of certain manufacturing processes to China. This trend toward lower demand has been partially offset in recent years, however, by increased demand for pharmaceuticals caused by a growing population worldwide and an aging population in the United States.

  Global Exposure

        We operate a geographically diverse business. Of our 2004 pro forma net sales, 50% were shipments to Europe, 34% to North America (predominately the United States) and 16% to the rest of the world.

        We estimate that we sold to customers in more than 60 countries during this period. Currently, we serve our diverse and extensive customer base with over 100 manufacturing facilities in 25 countries. Consequently, we are exposed to global economic and political changes, particularly currency fluctuations that could impact our profitability.

        Our sales and production costs are mainly denominated in U.S. dollars or euros. Therefore, our results of operations and financial condition have been historically impacted primarily by the fluctuation of the euro against our reporting currency, the U.S. dollar. The recent strengthening of the euro against the U.S. dollar through the first half of 2005 has had a positive impact on our net sales, gross profit and operating income reported in our consolidated statements of operations for the years ended December 31, 2002, 2003 and 2004, as a result of our euro-denominated operations being translated into U.S. dollars, but has had a negative impact on the "foreign exchange gain (loss)" component of "other (expenses) income" as a result of our euro-denominated debt being translated into U.S. dollars. For the six month period ended June 30, 2005, net sales, gross profit and operating income increased compared to the same period in 2004 due to the strengthening of the euro against the U.S. dollar. The euro was weaker at June 30, 2005 compared to December 31, 2004, which in turn has had a positive impact on the "foreign exchange gain (loss) net" component of "other income (expense)" as a result of our euro-denominated debt being remeasured into U.S. dollars. Historically, however, our pro forma operating margins have not been significantly impacted by currency fluctuations because, in general, sales and costs of products sold are generated or incurred in the same currency, subject to certain exceptions, particularly in our Groupe Novasep segment.

  Raw Materials

        Raw materials constituted approximately 48% of our 2004 pro forma cost of products sold. We have a broad raw material base, with the cost of no single raw material representing more than 5% of our pro forma cost of products sold in 2004. Nonetheless, the significant price fluctuations our raw materials have experienced in the past during periods of high demand have had an adverse impact on our results of operations business. We cannot accurately predict the impact of any future price increases for raw materials or any raw material shortages on our business as a whole or in specific geographic regions. In addition, we may not be able to pass on raw material price increases to our customers.

  Energy Costs

        In 2004, energy purchases represented approximately 4% of Rockwood's historical cost of products sold and 5% of Dynamit Nobel's historical cost of products sold. However, within certain business lines, such as our Titanium Dioxide Pigments segment and the Color Pigments and Services and Clay-based Additives businesses of our Performance Additives segment, energy costs are more significant. The cost of products sold for certain of our businesses, including Color Pigments and Services and Clay-based Additives, increases when the price of natural gas in North America rises. In 2004, natural gas prices were volatile in North America and have continued to increase through the second half of 2005. Energy cost increases have been mainly due to global political conditions and extreme weather conditions. In contrast, natural gas prices in Europe, where our Titanium Dioxide Pigments segment is located, have historically been relatively stable.

  Income Taxes

        As of June 30, 2005, we have global tax loss carryforwards (excluding state and local amounts) of approximately $352.5 million, of which $199.8 million expire in years 2008 through 2025 and $152.7 million have no current expiration date. For financial reporting purposes, a valuation allowance has been recognized to reduce the deferred tax assets related to certain tax loss carryforwards for which it is more likely than not that the related tax benefits will not be realized. Our net deferred tax assets include certain amounts of tax loss carryforwards as well as certain tax deductible temporary differences which we believe are realizable through a combination of future taxable income, reversal of deferred tax liabilities and anticipated tax planning strategies. Failure to achieve future taxable income might affect the ultimate realization of any remaining recorded net deferred tax assets.

        Based on the U.S. income generated in the first half of 2005, $38.9 million of the valuation allowance has been reversed. $11.1 million of the reversal related to the anticipated utilization of acquired net operating losses has been recorded as a reduction to goodwill. The remaining reduction in the valuation allowance of $27.8 million has been reflected as a reduction in income tax expense.

  Acquisitions

        Since February 2002, pursuant to our business strategy of achieving profitable growth through selective acquisitions, we have acquired seven businesses at purchase prices ranging from approximately $3.0 million (a Canadian color pigments asset acquisition by our Performance Additives segment) to $2,290.3 million (the four businesses of Dynamit Nobel); and combined the three business lines of our Custom Synthesis segment, now known as our Groupe Novasep segment, with the businesses of Groupe Novasep SAS.

        We accounted for the Dynamit Nobel acquisition using the purchase method of accounting. We have allocated the total purchase price to the assets acquired and liabilities assumed of Dynamit Nobel based on management's estimates of their fair values. We retained independent valuation specialists to assist in the determination of fair value of a significant portion of these assets, including property, plant and equipment and identified intangible assets. The consolidated statements of operations for the three and six months ended June 30, 2005 reflect the results of operations of the acquired businesses of Dynamit Nobel. See Item 1—Financial Statements (Unaudited) —Note 2—Acquisitions, Note 5—Goodwill and Note 6—Other Intangible Assets.

        We believe the allocation of the purchase price to the identifiable assets acquired is complete. On July 6, 2005 we paid $16.1 million (based on the July 6, 2005 exchange rate of €1.00=$1.1927) in post-closing adjustments.

        The excess of the total purchase price over the fair value of the net assets acquired at closing has been allocated to goodwill and this indefinite-lived asset is subject to annual impairment review. Based on the allocation of the total purchase price, goodwill in the transaction totaled $944.8 million as of the acquisition date.

        In September 2004, one of our subsidiaries acquired the pigments and dispersions business of Johnson Matthey Plc. and in connection therewith borrowed €41.9 million (or $50.4 million based on the September 27, 2004 exchange rate of €1.00=$1.2029) under a term loan of the senior secured credit facilities.

        In December 2004, we completed a combination (total purchase price of approximately $139.7 million including assumed debt of $48.6 million; cash purchase price including fees and acquisition costs of $74.5 million; and the shares contributed to the management of the new combined company valued at $31.2 million less cash acquired of $14.6 million) of the three business lines of our Custom Synthesis segment (now known as our Groupe Novasep segment) with Groupe Novasep SAS, or Groupe Novasep. As a result of the combination, we own approximately 79% of the combined new Groupe Novasep. We believe this combination strengthens this segment by joining together Groupe Novasep's proprietary separation technologies with our capabilities of developing and manufacturing advanced intermediates and active ingredients for the pharmaceutical and performance chemical industries, which we expect will position us better in this highly competitive market.

        We accounted for the Groupe Novasep combination using the purchase method of accounting. We have allocated the total estimated purchase price to the assets acquired and liabilities assumed of Groupe Novasep SAS. We have not finalized the estimated fair value of the assets acquired and liabilities assumed although values of inventory, identified intangible assets, and property, plant and equipment are completed. We expect to complete our research and fair value estimates on remaining purchase price components in 2005. The excess of the total purchase price over the estimated fair value of the net assets acquired at closing has been allocated to goodwill and this indefinite lived asset is subject to annual impairment review. Based on the preliminary allocation of the total estimated purchase price, goodwill in the transaction totaled $33.8 million as of the combination date. This amount may change at a subsequent date when we finalize the purchase accounting for the Groupe Novasep combination. The consolidated statements of operations for the six months ended June 30, 2005 reflect the results of Groupe Novasep. See Item 1—Financial Statements (Unaudited) Note 2—Acquisitions, Note 5—Goodwill and Note 6—Other Intangible Assets.

  Special Charges

        During the periods presented, we have incurred certain special charges, substantially in connection with the process of refocusing and restructuring the historic Rockwood businesses after the completion of the KKR acquisition and the establishment of the post-acquisition corporate entity that incorporates the four business segments acquired in the Dynamit Nobel acquisition. These items include the following:

  •
  Non-recurring charges/gains:

  —
  Systems/organization establishment expenses:    These expenses include:

  •
  costs of $1.6 million, $1.6 million and $0.3 million in 2002, 2003 and 2004, respectively, that arose in connection with the KKR acquisition and our resulting organization as a stand-alone company and expenses primarily relating to the amortization of sign-on compensation arrangements for key executives;

  •
  costs of $2.1 million and $0.3 million incurred during 2004 and the first half of 2005, respectively, primarily relating to the integration of the business acquired in the Dynamit Nobel acquisition. We expect to incur additional integration costs in the second half of 2005;

  •
  professional fees for the initial implementation of systems and internal control documentation in connection with the Sarbanes-Oxley Act of 2002. We have previously estimated non-recurring costs of approximately $1.9 million remaining to complete initial Sarbanes-Oxley compliance. However, this estimate was prepared based on our original compliance timetable of the year ending December 31, 2005. Given the recent extensions of the compliance deadline until the year ended December 31, 2007, and the expectations articulated in SEC Release 33-8545 that announced these extensions, we are reevaluating the scope and estimated cost of our documentation and initial compliance plan; and

  •
  additional expenses of $0.5 million within the business segments during 2004.

  —
  Inventory write-up reversal:    Under Statement of Financial Accounting Standard No. 141, Business Combinations, all inventories acquired in an acquisition must be revalued to "fair value."

  •
  In connection with the Dynamit Nobel acquisition, we allocated a portion of the total purchase price to inventory to reflect manufacturing profit in inventory at the date of the acquisition. This resulted in a consequential reduction in gross profit, including currency effects, of $60.1 million during 2004, as the inventory was sold in the normal course of business.

  •
  In connection with the Groupe Novasep combination, we also allocated a portion of the total purchase price to inventory to reflect manufacturing profit in inventory at the date of the acquisition. This resulted in a consequential reduction in gross profit of $3.1 million for the six months ended June 30, 2005 as the inventory was sold in the normal course of business.

  •
  In connection with the pigments and dispersions acquisition in our Performance Additives segment, we have also included for 2004 the $1.0 million impact from the reversal of inventory step-ups.

  —
  Stamp duty tax:    In June 2004, we paid a stamp duty tax of $4.0 million on certain assets transferred in the United Kingdom in connection with the KKR acquisition.

  —
  Business interruption costs and insurance recovery:    We recorded gains in 2002 and 2003 for fire insurance settlements received in connection with fire related costs in our Electronics segment incurred in 2001.

  —
  Costs incurred related to debt modifications:    In December 2003, we expensed $1.4 million in connection with a modification of our then senior credit agreement resulting in a 75 basis point interest rate reduction on $290.0 million of our senior debt. In July 2004, we expensed $1.0 million related to debt refinancing. In December 2004, we expensed

      $1.0 million related to the second amendment of the senior secured credit agreement resulting in a 25 basis point interest rate reduction on our tranche D term loans.

    —
    Cancelled acquisition and disposition costs:    We incurred cancelled acquisition and disposition costs in connection with non-consummated acquisitions and dispositions.

•
Non-cash charges:

  —
  Impairment charges:    As part of our annual impairment testing, we determined that there were asset impairments in certain businesses within our Electronics segment. These impairments resulted from a significant decline in earnings and operating cash flows, both historical and prospective, based on global economic conditions common to significant competitors, including overcapacity, as well as the erosion of the Electronics segment's business lines' relative competitive position due to continued industry concentration and resulting pricing pressure. Accordingly, we recorded non-cash asset impairment charges to goodwill of $50.0 million, $19.3 million, and $4.0 million, respectively, for the years 2002, 2003 and 2004. Also, we recorded non-cash impairment charges to property, plant and equipment of $15.7 million and $7.0 million in 2003 and 2004, respectively.

  —
  Deferred debt issuance costs:

  •
  In July 2003, we wrote off $36.9 million of deferred debt issuance costs relating to our previous long-term debt that was repaid as part of the July 2003 debt refinancing.

  •
  In July 2004, we wrote off $1.8 million of deferred debt issuance costs relating to our previous long-term debt that was repaid as part of the acquisition financings.

  •
  In October 2004, we wrote off $6.1 million of deferred financing costs in connection with the first amendment of the senior secured credit agreement.

  •
  In November 2004, we wrote off $17.2 million of deferred financing costs in connection with the repayment of the senior subordinated loan facility with the proceeds of the offering of the 2014 notes.

  —
  Foreign exchange (loss)/gain: During all periods presented, we have recorded foreign exchange (losses) and gains related to our long-term debt. These amounts reflect losses of $102.0 million during 2004 and gains of $100.5 million for the six months ended June 30, 2005 for the non-cash translation impact on our euro-denominated debt resulting from the strengthening or weakening of the euro against the U.S. dollar.

  —
  Losses on asset sales:

  •
  Loss on receivables sold:    During 2002, we entered into two receivables sales agreements for which losses were recorded in accordance with SFAS No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." We did not enter into such transactions during 2003 or 2004.

  •
  Loss on disposed business:    During 2004, we incurred a loss of $0.8 million in connection with the disposition of a business in our Groupe Novasep segment.

  —
  Restructuring charges:    A net charge of $1.2 million was recorded in 2002 to reflect the difference between estimated and actual costs of the 2001 restructuring programs. Additional restructuring charges of $1.8 million and $1.1 million were recorded in 2003 and 2004, respectively, for miscellaneous restructuring activities. Charges of $6.3 million for the six months ended June 30, 2005 were recorded for restructuring and related charges, including $0.5 million of charges recorded in cost of products sold.

    —
    Expenses paid in connection with the Dynamit Nobel acquisition:    We incurred foreign exchange losses of $10.9 million on foreign currency derivative agreements that we entered into in connection with the Dynamit Nobel acquisition.

    —
    CCA litigation defense costs:    During the six months ended June 30, 2005, we incurred $1.5 million in connection with litigation defense costs related to our Timber Treatment Chemicals business of our Performance Additives segment.

        In addition, Dynamit Nobel incurred special charges during the periods presented prior to July 1, 2004, largely in connection with implementing certain business portfolio changes in an effort to streamline and strengthen its core assets, including the divestiture of its traditional low-growth explosives business, and to concentrate a greater proportion of its resources on higher growth life science applications. Other related portfolio changes were implemented, including the closure of certain operations within the Advanced Ceramics segment and the sale of certain non-core businesses within the Specialty Chemicals segment. In addition, Dynamit Nobel performed certain restructuring actions that resulted in the closure of certain operations and headcount reductions. These actions resulted in a number of charges and gains that are non-recurring that significantly affected Dynamit Nobel's historical results. Dynamit Nobel also incurred non-recurring charges related to certain events deemed not to be part of the ongoing business. These non-recurring charges related to discretionary bonus payments made to employees in the Specialty Chemicals segment; two discrete technical production incidents in the Titanium Dioxide Pigments segment; and non-recurring losses in connection with a contract that was subsequently cancelled in the Advanced Ceramics segment. Finally, Dynamit Nobel incurred certain non-cash charges related to plant capacity issues in the Groupe Novasep segment and net foreign exchange gains in the Specialty Chemicals segment related to an intercompany loan.

Special Note Regarding Non-GAAP Financial Measures

        A non-GAAP financial measure is generally defined by the SEC as one that purports to measure historical or future financial performance, financial position or cash flows but excludes or includes amounts that would not be so adjusted in the most comparable U.S. GAAP measure. From time to time in this management's discussion and analysis, we disclose non-GAAP financial measures, primarily Adjusted EBITDA, as defined below.

  Definition of Adjusted EBITDA

        All presentations of consolidated Adjusted EBITDA contained in this prospectus are calculated using the definition set forth in the senior secured credit agreement. Adjusted EBITDA, which is referred to under the senior secured credit agreement as "Consolidated EBITDA," is defined in the senior secured credit agreement as consolidated earnings (which, as defined in the senior secured credit agreement, equals income (loss) before the deduction of income taxes of Rockwood Specialties Group, Inc. and the Restricted Subsidiaries (as such term is defined in the senior secured credit agreement), excluding extraordinary items) plus:

  •
  interest expense;

  •
  depreciation expense;

  •
  amortization expense, including amortization of deferred financing fees;

  •
  extraordinary losses and non-recurring charges;

  •
  non-cash charges;

  •
  losses on asset sales;

  •
  restructuring charges or reserves (including severance, relocation costs and one-time compensation charges and costs relating to the closure of facilities);

  •
  expenses paid by us or any of our subsidiaries in connection with the Dynamit Nobel acquisition, the senior secured credit agreement, the granting of liens under the security documents (as such term is defined in the senior secured credit agreement), the indenture governing the 2014 notes and the offering of the 2014 notes and any other related transactions;

  •
  any expenses or charges incurred in connection with any issuance of debt or equity securities;

  •
  any fees and expenses related to permitted acquisitions;

  •
  any deduction for minority interest expense; and

  •
  items arising in connection with litigation related to our Timber Treatment Chemicals business of our Performance Additives segment;

        less:

  •
  extraordinary gains and non-recurring gains;

  •
  non-cash gains; and

  •
  gains on asset sales,

        in all cases, subject to certain exclusions.

        With respect to entities acquired, we include Adjusted EBITDA for such entities in calculating our pro forma Adjusted EBITDA. The adjustments made to the income from continuing operations before income taxes and extraordinary items of such entities directly correlate to the adjustments to net income in calculating Adjusted EBITDA on a consolidated basis pursuant to the senior secured credit agreement.

        For presentation purposes within this prospectus we consistently use the computation prescribed under our senior secured credit agreement as described above. Specifically, calculation of Adjusted EBITDA according to the indentures underlying our 2011 and 2014 notes excludes certain adjustments prescribed within the senior secured credit agreement. Given that borrowings under the senior secured credit agreement are secured by most of our assets and given that the calculation does not materially differ from the calculation of Adjusted EBITDA for performance measurement purposes, we believe this is the most appropriate computation of Adjusted EBITDA to present.

  Management's Uses

        We use Adjusted EBITDA on a consolidated basis to assess our operating performance. We believe this financial measure on a consolidated basis is helpful in highlighting trends in our overall business because the items excluded in calculating Adjusted EBITDA have little or no bearing on our day-to-day operating performance. It is also the most significant criterion in our calculation of performance-based cash bonuses and our determination of whether certain performance-based stock options vest, both of which are tied to Adjusted EBITDA targets.

        We also use Adjusted EBITDA on a consolidated basis as a liquidity measure. We believe this financial measure on a consolidated basis is important in analyzing our liquidity because our senior secured credit agreement and indentures governing the 2011 notes and 2014 notes contain financial covenants that are determined based on Adjusted EBITDA. These covenants are material terms of these agreements, which are material because they govern substantially all of our long-term debt, which in turn represents a substantial portion of our capitalization. Non-compliance with these financial covenants under our senior secured credit facilities—our maximum total leverage ratio and our minimum interest coverage ratio, in particular—could result in the lenders requiring us to immediately repay all amounts borrowed. Any such acceleration could also lead to the noteholders accelerating the maturity of the 2011 notes and the 2014 notes. In addition, if we cannot satisfy these financial covenants in the indentures governing the 2011 notes and 2014 notes, we cannot engage in certain activities, such as incurring additional indebtedness or making certain payments. Consequently, Adjusted EBITDA is critical to our assessment of our liquidity.

        We also use Adjusted EBITDA on a segment basis as the primary measure used by our chief decision maker to evaluate the ongoing performance of our business segments and reporting units. On a segment basis, we define Adjusted EBITDA as operating income excluding depreciation and amortization, certain non-cash gains and charges, certain other special gains and charges determined by our senior management to be non-recurring gains and charges and certain items deemed by our senior management to have little or no bearing on the day-to-day operating performance of our business segments and reporting units. The adjustments made to operating income directly correlate with the adjustments to net income in calculating Adjusted EBITDA on a consolidated basis pursuant to the senior secured credit agreement.

  Limitations

        Adjusted EBITDA has limitations as an analytical tool, and should not be viewed in isolation and is not a substitute for U.S. GAAP measures of earnings and cash flows. Material limitations associated with making the adjustments to our earnings and cash flows to calculate Adjusted EBITDA, and using this non-GAAP financial measure as compared to the most directly comparable U.S. GAAP financial measures, include:

  •
  the cash portion of interest expense, net, income tax (benefit) provision, and restructuring as well as non-recurring charges related to securities issuance, acquisition activities, and systems/organization establishment, generally represent charges (gains) which may significantly affect funds available to use in our operating, investing and financing activities;

  •
  non-operating foreign exchange gains (losses), although not immediately affecting cash used in investing activities, may affect the amount of funds needed to service our debt if those currency impacts remain in place as we meet our future principal repayment obligations; and

  •
  depreciation, amortization, non-cash (gains) charges and impairment charges, though not directly affecting our current cash position, represent the wear and tear and/or reduction in value of the plant, equipment and intangible assets which permit us to manufacture and/or market our products; these items may be indicative of future needs for capital expenditures, for development or acquisition of intangible assets or relevant trends causing asset value changes.

        An investor or potential investor may find any one or all of these items important in evaluating our performance, results of operations, financial position and liquidity. Management compensates for the limitations of using non-GAAP financial measures by using them only to supplement our U.S. GAAP results to provide a more complete understanding of the factors and trends affecting our business.

        Adjusted EBITDA is not an alternative to net (loss) income or operating income or cash flows from operating activities as calculated and presented in accordance with U.S. GAAP. You should not rely on Adjusted EBITDA as a substitute for any such U.S. GAAP financial measures. We strongly urge you to review the reconciliations of Adjusted EBITDA to GAAP financial measures and other financial information, in each case included elsewhere in this prospectus. We also strongly urge you not to rely on any single financial measure to evaluate our business.

Results of Operations

  Actual Results of Operations

        The following table presents the major components of our operations on an actual basis and Adjusted EBITDA (the reconciliation to net loss is set forth below), including as a percentage of net sales, for the periods presented. See note 3 to our and Rockwood's audited consolidated financial statements included elsewhere in this prospectus for segment information and reconciliation to consolidated net income.

	Year Ended December 31,			Six Months Ended June 30,
	2002	2003	2004	2004	2005
	($ in millions)
Net sales:
Performance Additives	$443.8	$477.3	$630.9	$312.3	$349.6
Specialty Compounds	168.8	176.4	200.4	100.4	120.2
Electronics	147.3	143.6	168.1	81.6	87.7
Specialty Chemicals	—	—	321.1	—	439.7
Titanium Dioxide Pigments	—	—	175.7	—	213.7
Advanced Ceramics	—	—	146.3	—	188.3
Groupe Novasep	—	—	101.0	—	187.9

Total net sales	759.9	797.3	1,743.5	494.3	1,587.1
Gross profit	217.4	215.9	475.9	141.0	488.6
	28.6%	27.1%	27.3%	28.5%	30.8%
Selling, general and administrative expenses	112.9	118.0	327.7	71.1	307.7
	14.9%	14.8%	18.8%	14.4%	19.4%
Impairment charges	50.0	35.0	11.0	—	—
Restructuring charges	1.2	1.8	1.1	—	5.8
Operating income (loss):
Performance Additives	81.7	84.1	115.4	64.6	60.0
	18.4%	17.6%	18.3%	20.7%	17.2%
Specialty Compounds	19.2	16.1	20.7	12.2	11.8
	11.4%	9.1%	10.3%	12.2%	9.8%
Electronics	(29.7)	(24.8)	(3.2)	3.7	2.5
	(20.2)%	(17.3)%	(1.9)%	4.5%	2.9%
Specialty Chemicals	—	—	16.3	—	67.3
	—%	—%	5.1%	—%	15.3%
Titanium Dioxide Pigments	—	—	16.0	—	24.3
	—%	—%	9.1%	—%	11.4%
Advanced Ceramics	—	—	2.8	—	30.7
	—%	—%	1.9%	—%	16.3%
Groupe Novasep	—	—	4.8	—	1.9
	—%	—%	4.8%	—%	1.0%
Corporate costs	(17.9)	(14.3)	(36.7)	(10.6)	(23.4)

Total operating income (loss)	53.3	61.1	136.1	69.9	175.1
Other income (expenses):
Interest expense, net	(88.2)	(85.8)	(127.7)	(29.1)	(103.9)
Refinancing expenses	—	(38.3)	(26.1)	—	—
Foreign exchange (loss) gain net	(24.6)	(18.5)	(113.2)	8.6	100.5
Other, net	(1.2)	—	(4.3)	(4.0)	—

(Loss) income before taxes	(60.7)	(81.5)	(135.2)	45.4	171.7
Income tax provision (benefit)	(5.5)	(9.5)	13.0	19.6	41.7

Net (loss) income before minority interest	(55.2)	(72.0)	(148.2)	25.8	130.0
Minority interest	—	—	—	—	1.7

Net (loss) income	$(55.2)	$(72.0)	$(148.2)	$25.8	$131.7

Adjusted EBITDA:
Performance Additives	$106.4	$112.5	$149.2	$78.7	$81.4
	24.0%	23.6%	23.6%	25.2%	23.3%
Specialty Compounds	26.0	23.9	28.8	15.0	14.7
	15.4%	13.5%	14.4%	14.9%	12.2%
Electronics	33.4	24.8	28.9	14.0	12.8
	22.7%	17.3%	17.2%	17.2%	14.6%
Specialty Chemicals	—	—	60.0	—	92.4
	—%	—%	18.7%	—%	21.0%
Titanium Dioxide Pigments	—	—	37.8	—	43.0
	—%	—%	21.5%	—%	20.1%
Advanced Ceramics	—	—	35.8	—	45.5
	—%	—%	24.5%	—%	24.2%
Groupe Novasep	—	—	23.0	—	23.0
	—%	—%	22.8%	—%	12.2%
Corporate costs	(15.4)	(11.7)	(31.1)	(8.5)	(19.1)

Total Adjusted EBITDA	$150.4	$149.5	$332.4	$99.2	$293.7

        The following tables present the changes in the major components of our operations on a historical basis in dollars and percentages.

	Change 2003 vs 2002					Change 2004 vs 2003
	Total	% Change	FX Effect(1)	Acquisitions Divestitures net	Organic	Total	% Change	FX Effect(1)	Acquisitions Divestitures net	Organic
	($ in millions)
Statement of operations data:
Net sales:
Performance Additives	$33.5	7.5%	$16.2	$9.7	$7.6	$153.6	32.2%	$14.6	$32.4	$106.6
Specialty Compounds	7.6	4.5	5.8	—	1.8	24.0	13.6	6.1	—	17.9
Electronics	(3.7)	(2.5)	6.6	—	(10.3)	24.5	17.1	7.3	2.7	14.5
Specialty Chemicals	—	—	—	—	—	321.1	—	—	321.1	—
Titanium Dioxide Pigments	—	—	—	—	—	175.7	—	—	175.7	—
Advanced Ceramics	—	—	—	—	—	146.3	—	—	146.3	—
Groupe Novasep	—	—	—	—	—	101.0	—	—	101.0	—

Total net sales	37.4	4.9	28.6	9.7	(0.9)	946.2	118.7	28.0	779.2	139.0
Gross profit	(1.5)	(0.7)	5.3	3.7	(10.5)	260.0	120.4	4.5	208.7	46.8
Selling, general and administrative expenses	5.1	4.5	4.4	1.7	(1.0)	209.7	177.7	5.6	181.0	23.1
Impairment charges	(15.0)	—	—	—	(15.0)	(24.0)	—	—	—	(24.0)
Restructuring charges	0.6	—	—	—	0.6	(0.7)	—	—	—	(0.7)

Total operating expenses	(9.3)	(5.7)	4.4	1.7	(15.4)	185.0	119.5	5.6	181.0	(1.6)
Operating income (loss):
Performance Additives	2.4	2.9	1.1	2.0	(0.7)	31.3	37.2	1.0	(0.6)	30.9
Specialty Compounds	(3.1)	(16.1)	(0.3)	—	(2.8)	4.6	28.6	0.3	—	4.3
Electronics	4.9	(16.5)	0.2	—	4.7	21.6	87.1	(1.8)	(5.6)	29.0
Specialty Chemicals	—	—	—	—	—	16.3	—	—	16.3	—
Titanium Dioxide Pigments	—	—	—	—	—	16.0	—	—	16.0	—
Advanced Ceramics	—	—	—	—	—	2.8	—	—	2.8	—
Groupe Novasep	—	—	—	—	—	4.8	—	—	4.8	—
Corporate costs	3.6	(20.1)	(0.1)	—	3.7	(22.4)	156.6	(0.6)	(6.0)	(15.8)

Total	7.8	14.6	0.9	2.0	4.9	75.0	122.7	(1.1)	27.7	48.4

Other income
(expenses):
Interest expense, net	2.4	(2.7)	(2.0)	—	4.4	(41.9)	48.8	(1.7)	(7.3)	(32.9)
Foreign exchange (loss) gain, net	6.1					(94.7)
Refinancing expenses	(38.3)					12.2
Other	1.2					(4.3)

(Loss) income before taxes	(20.8)					(53.7)
Income tax (benefit) provision	(4.0)					22.5
Net (loss) income:
Performance Additives	2.8					39.8
Specialty Compounds	(5.3)					(4.3)
Electronics	10.1					20.7
Specialty Chemicals	—					(24.5)
Titanium Dioxide Pigments	—					(4.2)
Advanced Ceramics	—					(22.0)
Groupe Novasep	—					(18.6)
Corporate costs	(24.4)					(63.1)

Total	$(16.8)					$(76.2)

Adjusted EBITDA:
Performance Additives	6.1	5.7	3.4	2.2	0.5	36.7	32.6	2.8	0.7	33.2
Specialty Compounds	(2.1)	(8.1)	0.9	—	(3.0)	4.9	20.5	0.7	—	4.2
Electronics	(8.6)	(25.7)	1.1	—	(9.7)	4.1	16.5	(0.4)	(1.4)	5.9
Specialty Chemicals	—	—	—	—	—	60.0	—	—	60.0	—
Titanium Dioxide Pigments	—	—	—	—	—	37.8	—	—	37.8	—
Advanced Ceramics	—	—	—	—	—	35.8	—	—	35.8	—
Groupe Novasep	—	—	—	—	—	23.0	—	—	23.0	—
Corporate costs	3.7	(24.0)	(0.1)	—	3.8	(19.4)	165.8	(0.7)	(6.4)	(12.3)

Total	$(0.9)	(0.6)%	$5.3	$2.2	$(8.4)	$182.9	122.8%	$2.4	$149.5	$31.0

(1)
The foreign exchange effect was calculated based on the change in the euro to U.S. dollar exchange rate for the applicable period.

	Change: Six Months ended June 30, 2005 versus 2004
	Total	% Change	FX Effect(1)	Acquisitions Divestitures net(2)	Organic
	($ in millions)
Statement of operations data:
Net sales:
Performance Additives	$37.3	11.9%	$3.8	$32.7	$0.8
Specialty Compounds	19.8	19.7	1.5	—	18.3
Electronics	6.1	7.5	2.4	—	3.7
Specialty Chemicals	439.7	—	—	439.7	—
Titanium Dioxide Pigments	213.7	—	—	213.7	—
Advanced Ceramics	188.3	—	—	188.3	—
Groupe Novasep	187.9	—	—	187.9	—

Total net sales	1,092.8	221.1	7.7	1,062.3	22.8
Gross profit	347.6	246.5	1.8	351.0	(5.2)
Selling, general and administrative expenses	236.6	332.8	1.3	223.7	11.6
Restructuring charges	5.8	—	—	—	5.8

Total operating expenses	242.4	340.9	1.3	223.7	17.4

Operating income (loss):
Performance Additives	(4.6)	(7.1)	0.7	2.6	(7.9)
Specialty Compounds	(0.4)	(3.3)	0.1	—	(0.5)
Electronics	(1.2)	(32.4)	(0.2)	—	(1.0)
Specialty Chemicals	67.3	—	—	67.3	—
Titanium Dioxide Pigments	24.3	—	—	24.3	—
Advanced Ceramics	30.7	—	—	30.7	—
Groupe Novasep	1.9	—	—	1.9	—
Corporate costs	(12.8)	120.8	(0.1)	—	(12.7)

Total	105.2	150.5	0.5	126.8	(22.1)
Other income (expenses):
Interest expense, net	(74.8)	257.0	(5.6)	—	(69.2)
Foreign exchange gain, net	91.9
Other, net	4.0

Income before taxes and minority interest	126.3
Income tax provision	22.1
Net income before minority interest	104.2
Minority interest	1.7
Net income (loss):
Performance Additives	0.4
Specialty Compounds	0.3
Electronics	0.2
Specialty Chemicals	35.4
Titanium Dioxide Pigments	3.6
Advanced Ceramics	7.5
Groupe Novasep	(6.4)
Corporate costs	64.9

Total	$105.9

Adjusted EBITDA:
Performance Additives	$2.7	3.4	$1.1	$3.9	$(2.3)
Specialty Compounds	(0.3)	(2.0)	0.2	—	(0.5)
Electronics	(1.2)	(8.6)	—	—	(1.2)
Specialty Chemicals	92.4	—	—	92.4	—
Titanium Dioxide Pigments	43.0	—	—	43.0	—
Advanced Ceramics	45.5	—	—	45.5	—
Groupe Novasep	23.0	—	—	23.0	—
Corporate costs	(10.6)	124.7	(0.2)	—	(10.4)

Total	$194.5	196.1%	$1.1	$207.8	$(14.4)

(1)
The foreign exchange effect was calculated based on the change in the euro to U.S. dollar exchange rate for the applicable period.

(2)
The acquisition effect represents the current year inclusion of six months of operations for the segments acquired as part of the Dynamit Nobel Acquisition as well as other acquisitions consummated in 2004.

  Six months ended June 30, 2005 compared with six months ended June 30, 2004

  Overview

        Net sales increased $1,092.8 million primarily as a result of the acquisitions ($1,062.3 million) and $7.7 million due to currency changes. The remaining sales improvement of $22.8 million or 4.6% was primarily in the Specialty Compounds segments ($18.3 million) due to the impact of higher selling prices ($9.1 million) to offset higher raw material costs, and volume increases.

        Gross profit increased $347.6 million primarily as a result of the acquisitions discussed above ($351.0 million) and $1.8 million due to currency changes. The remaining decrease was due to raw material cost increases of $18.9 million, as well as higher manufacturing costs ($2.7 million) offset by sales prices increases of $16.8 million.

        Operating income increased $105.2 million with $126.8 million due to acquisitions and $0.5 million due to currency changes. The remaining decrease of $22.1 million was due primarily to $10.3 million of higher central costs to operate the significantly larger business due to the acquisitions, $7.9 million in Performance Additives due to higher raw material costs, as well as restructuring and other special charges.

        Adjusted EBITDA increased $194.5 million due to the effect of acquisitions ($207.8 million) offset primarily by higher corporate costs ($10.4 million).

  Net sales

        Performance Additives.    Net sales for our Performance Additives segment increased $37.3 million over the prior year period primarily due to acquisitions as well as currency changes.

        Specialty Compounds.    Net sales for our Specialty Compounds segment increased $19.8 million or 19.7% over the prior year period including the impact of higher selling prices ($9.1 million) to offset higher raw material costs. The remaining increase was primarily due to stronger sales volume in our wire and cable compounds business.

        Electronics.    Net sales for our Electronics segment increased $6.1 million over the prior year period with $2.4 million due to currency changes. Despite $1.4 million of price declines from continued pricing pressures in the wafer reclaim business, a remaining increase of $3.7 million or 4.5% occurred primarily due to increases in sales volumes.

  Gross profit

        Gross profit increased $347.6 million primarily due to acquisitions ($351.0 million) and $1.8 million due to currency changes. The remaining $5.2 million net decline in gross profit occurred as the remaining sales improvement above was offset primarily by higher raw material costs of $18.9 million (including $10.4 million in the Specialty Compounds segment due to PVC resin and ammonium octamolybdate (AOM) cost increases and $9.3 million in the Performance Additives segment primarily due to higher copper costs in the Timber Treatment Chemicals business) as well as by higher manufacturing costs.

        Gross profit as a percentage of net sales was 30.8% for the first six months of 2005 versus 28.5% for the first six months of 2004 due to the inclusion of the Dynamit Nobel businesses which have a higher average gross margin percentage than the historical Rockwood businesses (offset by higher selling, general and administrative expenses as a percentage of net sales in the Dynamit Nobel businesses versus the historical Rockwood businesses), and offset in part by the impact of the higher raw material costs.

  Selling, general and administrative expenses

        Selling, general and administrative expenses, or SG&A, increased $236.6 million primarily due to the acquisitions ($223.7 million), as well as $1.3 million due to currency changes. The remaining increase of $11.6 million was due primarily to higher central costs to operate the significantly larger business resulting from the acquisitions as discussed above, higher special charges including CCA litigation ($1.5 million) and systems/organization establishment expenses ($1.9 million) primarily related to initial documentation and compliance with Sarbanes-Oxley.

        SG&A expenses as a percentage of net sales were 19.4% for the first six months of 2005 as compared to 14.4% for the first six months of 2004, primarily due to the inclusion of the Dynamit Nobel businesses which have higher weighted average SG&A expenses as a percentage of net sales than the historical Rockwood businesses.

  Restructuring charges

        We recorded $5.8 million of restructuring charges in the first half of 2005 for miscellaneous restructuring actions, primarily in the Electronics segment relating to the wafer reclaim restructuring and previously announced restructuring in the Performance Additives and Specialty Chemicals segments.

  Operating income

        Performance Additives.    Operating income decreased $4.6 million due to $3.2 million of restructuring charges with the balance primarily due to the higher raw material costs described above, partially offset by the $2.6 million favorable impact of acquisitions.

        Specialty Compounds.    Operating income decreased $0.4 million primarily due to higher PVC and AOM raw material costs partially offset by the increase in net sales discussed above.

        Electronics.    Operating income decreased $1.2 million primarily due to lower selling prices ($1.4 million) and higher manufacturing costs of $1.7 million, partially offset by increased sales volumes.

        Corporate.    Operating loss at Corporate increased $12.8 million primarily due to the special charges and higher central costs discussed in "SG&A" above.

  Other income (expenses)

        Interest expense, net.    For the first six months of 2005, interest expense, net, increased $74.8 million. The first six months of 2005 and 2004 included a gain of $6.2 million and $8.6 million, respectively, representing the movement in the mark-to-market valuation of our interest rate and cross-currency hedging instruments as well as $4.7 million and $0.9 million, respectively, of amortization expense related to deferred financing costs. The remaining increase of $68.6 million was primarily due to higher debt levels from the acquisitions.

        Foreign exchange gain.    In the first six months of 2005, the foreign exchange gains increased by $91.9 million reflecting the non-cash currency impact on our euro-denominated debt due to the weaker euro as of June 30, 2005 versus December 31, 2004.

  Provision for income taxes

        The effective income tax rate for the first half of 2005 and 2004 was 24.3% and 43.2%, respectively. The effective tax rate in the six months ended June 30, 2005 was favorably impacted by the reversal of $27.8 million of valuation allowances related to US federal income generated. The effective tax rate in both periods was impacted by the recording of valuation allowances in certain other jurisdictions, as well as by the impact of foreign tax rate differentials.

  Minority interest

        Minority interest income represents the minority interest portion of the Groupe Novasep segment net income (loss).

  Net income

        Net income for the first six months of 2005 was $131.7 million as compared to net income of $25.8 million for the first six months of 2004 for the reasons described above.

  Adjusted EBITDA

        Performance Additives.    Adjusted EBITDA for our Performance Additives segment increased from $78.7 million to $81.4 million, or 3.4%, primarily due to a $3.9 million impact from acquisitions and $1.1 million from currency changes. The remaining decrease was primarily due to higher raw material costs discussed above.

        Specialty Compounds.    Adjusted EBITDA for our Specialty Compounds segment decreased from $15.0 million to $14.7 million or (2.0%) primarily due to higher raw material prices, partially offset by higher selling prices described above.

        Electronics.    Adjusted EBITDA for our Electronics segment decreased from $14.0 million to $12.8 million or (8.6%) primarily due to $1.4 million in selling price decreases and higher manufacturing costs, partially offset by higher sales volumes.

        Corporate.    Adjusted EBITDA loss at Corporate increased from $8.5 million to $19.1 million due to higher central costs to operate the significantly larger business due to the Dynamit Nobel Acquisition.

  Reconciliation of Net Income to Adjusted EBITDA

        Because we view Adjusted EBITDA on both a consolidated basis and segment basis as an operating performance measure, we use net income as the most comparable U.S. GAAP measure. The following table, which sets forth the applicable components of Adjusted EBITDA, presents a reconciliation of net income to Adjusted EBITDA:

	Six months ended June 30,
	2005	2004
	($ in millions)
Net income	$131.7	$25.8
Income tax provision	41.7	19.6
Interest, net(1)	103.9	29.1
Depreciation and amortization	105.2	28.2
Restructuring and related charges(2)	6.3	—
Inventory write-up reversal	3.1	—
CCA litigation defense costs	1.5	—
Systems/organization establishment expenses	1.9	1.0
Cancelled acquisition and disposition costs	0.6	0.1
Foreign exchange gain (loss)	(100.5)	(8.6)
Minority interest	(1.7)	—
Stamp duty tax	—	4.0

Total Adjusted EBITDA	$293.7	$99.2

(1)
Includes gains of $6.2 million and $8.6 million for the six months ended June 30, 2005 and 2004, respectively, representing the movement in the mark-to-market valuation of our interest rate and cross-currency hedging instruments.

(2)
Includes inventory write-downs of $0.5 million recorded in cost of products sold.

  Actual year ended December 31, 2004 compared to year ended December 31, 2003

  Overview

        Net sales increased $946.2 million or 118.7% as a result of the inclusion of five months of operations for the segments acquired as part of the Dynamit Nobel acquisition ($744.1 million), other acquisitions and favorable currency changes. The sales improvement was also a result of the strong performance of the Performance Additives segment largely stemming from higher North American sales of ACQ products versus CCA products as a result of the ACQ conversion. Specialty Compounds also had solid net sales growth primarily due to wire and cable sales volume increases. The Electronics segment experienced double-digit net sales percentage growth, primarily due to the general recovery in the Electronics sector, as well as the effects of favorable currency effects and acquisitions.

        We also experienced solid operating income and Adjusted EBITDA growth as well for 2004 as compared to 2003 primarily due to the net sales growth described above. Operating income was up $75.0 million, or 122.7%. Adjusted EBITDA was up $182.9 million, or 122.8%. This improvement was also primarily due to the strong performance of the Performance Additives segment (operating income and Adjusted EBITDA up $31.3 million, or 37.2%, and $36.7 million, or 32.6%, respectively), stemming from acquisitions and favorable currency changes and the higher ACQ sales in our Timber Treatment Chemicals business.

        Operating income and Adjusted EBITDA results were negatively impacted by rising raw material costs in several businesses including, among others, PVC in the Specialty Compounds segment and the cost of copper in the Timber Treatment Chemicals business of the Performance Additives segment.

  Net sales

        Net sales were $1,743.5 million for 2004 as compared to $797.3 million for 2003. The 118.7% increase is largely due to the Dynamit Nobel acquisition from the inclusion of $744.1 million of five months of operations for the segments acquired as part of the Dynamit Nobel acquisition. Other acquisitions accounted for $35.1 million of net sales for 2004 as compared to the same period in 2003. Currency changes positively impacted net sales in 2004 by approximately $28.0 million. The remaining increase was $139.0 million, or 17.4% and is explained below in the segment discussion of net sales.

        Performance Additives.    Net sales for our Performance Additives segment increased $153.6 million, or 32.2%, over the prior period with favorable mix ($84.5 million) primarily in our Timber Treatment Chemicals products due to a greater mix of higher priced ACQ products versus CCA products as a result of the ACQ conversion in North America ($66.3 million). Selling prices were unfavorable by $7.0 million. Also, volume was higher in this segment including in our Color Pigments and Services business with stronger volume due to increased demand for construction products. Also included in net sales were $14.6 million from favorable currency changes and $32.4 million from the impact of acquisitions.

        Specialty Compounds.    Net sales for our Specialty Compounds segment increased $24.0 million, or 13.6%, over the prior period including the impact of more favorable sales volume ($16.8 million), primarily in our wire and cable compounds business. Also, selling prices increased $4.3 million in 2004 due to raw material cost increases. Favorable currency changes of $6.1 million were also experienced in 2004.

        Electronics.    Net sales for our Electronics segment increased $24.5 million or 17.1% over the prior year period primarily due to increase in sales volumes. Pricing pressure ($8.0 million) offset this sales increase in certain businesses.

  Gross profit

        Gross profit as a percentage of net sales was 27.3% in 2004 and 27.1% in 2003. Gross profit increased by $260.0 million, primarily representing $208.7 million due to acquisitions (primarily Dynamit Nobel). Gross profit also increased by $4.5 million due to currency changes.

        The remaining gross margin increase was $46.8 million mostly due to more favorable mix in the Performance Additives segment ($27.1 million), primarily resulting from ACQ product sales in our Timber Treatment Chemicals business and generally higher gross margins from the Dynamit Nobel businesses partially offset by higher raw material costs in the Performance Additives segment ($2.8 million), primarily in the Timber Treatment Chemicals business, higher PVC raw material costs in our Specialty Compounds segment ($4.2 million) and pricing pressures within the Wafer Reclaim and Photomasks' businesses of our Electronics segment discussed above.

        Gross profit margin as a percentage of net sales was partially impacted by a $61.1 million charge, or 3.5% of net sales, to cost of goods sold in 2004 primarily related to the portion of the purchase price allocated to inventory to reflect manufacturing profit in inventory on the date the Dynamit Nobel Acquisition was consummated. This was recorded as the inventory was sold in the normal course of business during the five months of operations for the segments acquired.

  Selling, general and administrative expenses

        Selling, general and administrative expenses, or SG&A, increased primarily due to the Dynamit Nobel acquisition. SG&A expenses as a percentage of net sales were 18.8% in 2004 as compared to 14.8% in 2003. The increase in SG&A expenses as a percentage of net sales is partially attributable to income in 2003 from fire insurance proceeds of $4.5 million. Also, SG&A expenses in 2004 included $0.8 million of losses related to disposed businesses in the Groupe Novasep segment.

  Impairment charges

        As part of our annual goodwill impairment testing in 2004 and 2003, we determined there were goodwill impairments of $4.0 million and $19.3 million, respectively, in certain business lines within our Electronics segment. These impairments resulted from a significant decrease in earnings and operating cash flows during the year of the applicable charge and estimated prospective earnings and operating cash flows based on projections prepared late in the same year. The decline in profitability and cash flows was due to global economic conditions common to significant competitors, including significant pricing pressure in part based on current industry overcapacity and eroding competitive position. We also reviewed these business lines for impairment of property, plant and equipment. As a result, we recorded an impairment charge of $7.0 million and $15.7 million, respectively, in 2004 and 2003 to our property, plant and equipment of our Electronics segment.

  Restructuring charges, net

        We recorded $1.1 million and $1.8 million in 2004 and 2003, respectively, of restructuring charges for miscellaneous restructuring actions.

  Operating income

        Operating income increased $75.0 million, or 122.7%. $42.5 million of this increase resulted from charges in gross profit and operating expenses of $78.5 million in 2004 as compared to $36.0 million in 2003. The remaining amounts of operating income for those periods of $214.6 million in 2004 and $97.1 million, in 2003 would represent operating margins of 12.3% in 2004 versus 12.2% in 2003, despite increased depreciation and amortization expenses from fair value step-ups associated with the Dynamit Nobel acquisition.

        Performance Additives.    Operating income increased $31.3 million primarily due to the increase in net sales of Timber Treatment Chemicals due to a greater mix of ACQ products, partially offset by higher raw material costs of $2.9 million as discussed above.

        Specialty Compounds.    Operating income increased $4.6 million primarily due to the increase in net sales partially offset by higher PVC raw material costs as discussed above.

        Electronics.    Operating income increased $21.6 million primarily due to the net increase in sales from higher sales volume offset by certain pricing pressures in 2004 and the $4.5 million of fire insurance proceeds in 2003 as discussed above.

        Corporate.    Operating loss at Corporate increased $22.4 million primarily due to higher bonus accruals and higher central costs to operate the significantly larger business due to the Dynamit Nobel acquisition. Also, $5.6 million of special charges were incurred at Corporate in 2004 including costs related to the integration of the Dynamit Nobel acquisition and initial costs related to Sarbanes-Oxley compliance.

  Other income (expenses)

        Interest expense, net.    During the years ended December 31, 2004 and 2003, interest expense, net, included a gain of $6.0 million and a loss of $6.0 million, respectively, representing the movement in the mark-to-market valuation of our interest rate and cross currency hedging instruments as well as $5.6 million and $4.3 million, respectively, of amortization expense related to deferred financing costs. This amortization decreased in 2004 due to the effect of the July 2003 debt refinancing, and the acquisition financings (see "—Liquidity and Capital Resources"), which substantially reduced our deferred financing cost balance. Currency changes increased interest expense, net by $1.7 million. The remaining increase of $43.6 million was primarily due to higher debt levels from the Dynamit Nobel acquisition.

        Foreign exchange loss.    During the year ended December 31, 2004, the foreign exchange loss reflected the non-cash currency impact on our euro-denominated debt of the strengthening of the British pound against the euro and also included a $10.9 million mark-to-market realized loss on certain foreign currency call options (see "—Liquidity and Capital Resources—Liquidity—Foreign currency related transactions"). During the year ended December 31, 2003, the foreign exchange loss reflected the non-cash currency impact on our euro-denominated debt of the strengthening of the euro against the U.S. dollar.

        Other, net.    Primarily represents stamp duty tax of $4.0 million paid during 2004 in connection with the KKR acquisition.

  Provision for income taxes

        The effective income tax rate for 2004 was 9.6%. The current year effective tax rate was negatively impacted by 6.1% due to foreign tax differential, 31.3% due to the expected inability to realize tax benefits on losses incurred in the United States, Switzerland, Italy and the United Kingdom and by 3.9% due to certain costs incurred on derivatives in connection with the Dynamit Nobel acquisition that are not deductible for tax purposes.

  Net loss

        Net loss for 2004 was $148.2 million as compared to a net loss of $72.0 million for 2003 for the reasons discussed above.

  Adjusted EBITDA

        Performance Additives.    Adjusted EBITDA for our Performance Additives segment increased from $112.5 million to $149.2 million, or 32.6%, primarily due to the increase in sales of Timber Treatment Chemicals due to a greater mix of ACQ products, partially offset by higher raw material costs specifically in the third quarter of 2004. Adjusted EBITDA as a percentage of net sales was the same in 2004 as in 2003.

        Specialty Compounds.    Adjusted EBITDA for our Specialty Compounds segment increased from $23.9 million to $28.8 million, or 20.5%, primarily due to the increase in sales volume partially offset by higher PVC raw material costs as discussed above. Adjusted EBITDA as a percentage of net sales was higher in 2004 than in 2003.

        Electronics.    Adjusted EBITDA for our Electronics segment increased from $24.8 million to $28.9 million or 16.5% primarily due to the increase in net sales with higher sales volume offset by certain pricing pressures as discussed above. Adjusted EBITDA as a percentage of net sales was lower in 2004 than in 2003.

        Corporate.    Adjusted EBITDA loss at Corporate increased from $11.7 million to $31.1 million primarily due to higher professional fees and other costs related to the Dynamit Nobel acquisition.

  Year ended December 31, 2003 compared to year ended December 31, 2002

        Overview

        Our net sales increased $37.4 million or 4.9% in 2003 over 2002 that included the favorable impact of currency changes, acquisitions and sales increases within the Performance Additives segment. Performance Additives sales were up $33.5 million, or 7.5%, due to a greater mix of ACQ products versus CCA products within the Timber Treatment Chemicals business, offset by the generally difficult global economic and political conditions in 2003 and the unusually severe weather, particularly impacting our Color Pigments and Services volume. Net sales in our Specialty Compounds segment were up in 2003, increasing $7.6 million, or 4.5% due to higher wire and cable product pricing. Net sales in our Electronics segment decreased $3.7 million, or 2.5% due to the continued slowdown in the semiconductor and printed circuit board industries experienced in 2003.

        We had a $7.8 million, or 14.6%, increase in operating income in 2003. However, we had a $0.9 million, or 0.6%, decrease in Adjusted EBITDA. Operating income and Adjusted EBITDA for our Performance Additives segment were up due to acquisitions and favorable currency changes in 2003. The impact of the sales increase was offset by generally higher energy, depreciation, and insurance costs as well as higher marketing costs related to the ACQ conversion and higher rent expense at our Water Treatment Chemicals business due to a sale/leaseback transaction. Operating income and Adjusted EBITDA for our Specialty Compounds segment decreased $3.1 million, or 16.1%, and $2.1 million, or 8.1%, respectively, as higher PVC and insurance costs offset the impact of the small organic sales increase. Operating income for our Electronics segment increased $4.9 million as lower goodwill impairment charges offset the impact of the sales decrease. Adjusted EBITDA for our Electronics segment decreased $8.6 million due primarily to the impact of the sales decrease and higher insurance costs. Corporate operating expense decreased $3.6 million, or 20.1%, due to lower bonus payments and lower discretionary spending. Corporate Adjusted EBITDA loss decreased $3.7 million, or 24.0%, for the same reason.

  Net sales

        Net sales for the year ended December 31, 2003 increased as compared to the year ended December 31, 2002, principally due to currency changes and acquisitions, primarily Southern Color, within our Color Pigments and Services business in the Performance Additives segment. Included in this increase were 2003 sales aggregating $18.0 million. Included in 2002 net sales were sales aggregating $8.3 million from our pool and spa accessories business line within our Water Treatment Chemicals business in the Performance Additives segment which was divested in October 2002, and G.D. Holmes, a division of our Clay-based Additives business in the Performance Additives segment which was shut down in late 2002. The remaining decrease in net sales of $0.9 million represented an increase in our Performance Additives segment of $7.6 million, an increase in our Specialty Compounds segment of $1.8 million, and a decrease in our Electronics segment of $10.3 million.

        Performance Additives.    Net sales for our Performance Additives segment increased due primarily to currency changes and acquisitions (primarily Southern Color) offset by 2002 net sales from our divested pool and spa accessories business line and discontinued G.D. Holmes division. The remaining increase in net sales of $7.6 million was primarily due to a greater mix of ACQ products versus CCA products within the Timber Treatment Chemicals business line, offset in part by the generally difficult global economic and political conditions and the unusually severe weather, particularly impacting our Color Pigments and Services volume in 2003 as well as Timber Treatment Chemicals and Water Treatment Chemicals businesses, during certain portions of 2003.

        Specialty Compounds.    Net sales for our Specialty Compounds segment increased primarily due to currency changes with the remaining increase in net sales of $1.8 million primarily due to more favorable pricing of certain products in our wire and cable compounds business.

        Electronics.    Net sales for our Electronics segment decreased primarily due to the continued slowdown in the semiconductor and printed circuit board industries and the resulting pricing pressure and volume declines experienced particularly in our Wafer Reclaim business. Pricing pressure was also experienced in our Photomasks business. These declines were offset in part by currency changes. Conditions in certain of our Electronics businesses improved near the end of 2003 due to improvement in general market conditions in the industries served.

        Gross profit

        Gross profit was 27.1% of 2003 net sales, as compared to 28.6% of 2002 net sales. Gross profit decreased $1.5 million in 2003 despite an increase of $5.3 million due to currency changes. Also, gross profit included in 2003 $4.9 million in the aggregate from acquisitions, primarily Southern Color, while gross profit in 2002 included $1.2 million in the aggregate from the divested businesses discussed above. In Performance Additives, we benefited from currency changes and our 2003 acquisitions offset by our divestitures mentioned above, and the greater mix of ACQ products in our Timber Treatment Chemicals business line largely offset by generally higher energy costs experienced in 2003, the impact of lower Titanium Dioxide Pigments volume and higher depreciation expenses. In Specialty Compounds, higher PVC raw material costs offset the improvement due to product sales mix discussed above and favorable currency impact. In Electronics, apart from the currency impact, we experienced the net sales decrease discussed above and higher depreciation expense.

        Selling, general and administrative expenses

        SG&A increased primarily due to currency changes but was essentially flat as a percentage of net sales. Included in 2003 SG&A was $2.3 million, primarily related to Southern Color, and 2002 SG&A included $0.6 million from our divested pool and spa accessories business line and discontinued G.D. Holmes division. Also included in SG&A in 2003 and 2002 was $0.8 million and $0.5 million, respectively, of net reductions in SG&A expense due to certain non-cash and non-recurring charges/credits. The non-cash and non-recurring charges related to the amortization of sign-on compensation arrangements for key executives in both periods, non-consummated acquisition efforts in 2003 and insurance recoveries on proceeds of $4.5 million and $2.2 million in 2003 and 2002, respectively, from fire damage to one of our plants in 2001. The remaining decrease in SG&A resulted from lower bonus expense and discretionary spending offset in part by higher general insurance costs, higher marketing costs related to the ACQ conversion in our Timber Treatment Chemicals business and higher rent expense at our Water Treatment Chemicals business due to a sale leaseback transaction consummated at the end of the second quarter of 2002.

        Impairment charges

        As part of our annual goodwill impairment testing in late 2003 and 2002, we determined there were goodwill impairments of $19.3 million and $50.0 million, respectively, in certain business lines within our Electronics segment. These impairments resulted from a significant decrease in earnings and operating cash flows during the year of the applicable charge and estimated prospective earnings and operating cash flows based on projections prepared late in the same year. The decline in profitability and cash flows was due to global economic conditions common to significant competitors, including significant pricing pressure in part based on current industry overcapacity and eroding competitive position. We also reviewed these business lines for impairment of property, plant and equipment. As a result, we recorded an impairment charge of $15.7 million in 2003 to our property, plant and equipment.

        Restructuring charges, net

        We recorded $1.8 million of restructuring charges for miscellaneous restructuring actions covering all of the three reporting segments in 2003. In 2002, we recorded $1.2 million of restructuring expense for adjustments to restructuring reserves from the end of 2001, primarily pension-related.

        Operating income

        Operating income increased primarily due to a $15.0 million reduction in asset impairment charges as well as currency changes. Included in 2003 operating income was $2.6 million of operating income, primarily related to Southern Color, offset by 2002 operating income aggregating $0.6 million from our divested pool and spa accessories business line and discontinued G.D. Holmes division. Also included in 2003 and 2002 operating income was $0.8 million and $0.5 million, respectively of net SG&A reductions due to certain non-cash and non-recurring charges/credits discussed above over 2002. Also included in 2003 operating income was $0.6 million of additional restructuring charges over 2002. The remaining operating income decrease of $9.9 million was comprised of decreases of $1.0 million in our Performance Additives segment, $2.4 million in our Specialty Compounds segment, $10.4 million in our Electronics segment, offset in part by a $3.9 million decrease in corporate costs.

        Performance Additives.    Operating income for our Performance Additives segment increased primarily due to currency changes, the operating income from the 2003 acquisitions net of operating income from 2002 divestitures and $0.5 million of lower restructuring charges. The remaining decrease of $1.0 million was due to higher general insurance costs, higher marketing costs related to the ACQ conversion in our Timber Treatment Chemicals business, higher depreciation expense and higher rent expense at our Water Treatment Chemicals business due to the sale leaseback transaction, offset in part by higher gross profit discussed above and lower bonus expense.

        Specialty Compounds.    Operating income for our Specialty Compounds segment decreased $3.1 million primarily due to lower gross profit discussed above, as well as restructuring costs and higher general insurance costs.

        Electronics.    Although operating loss for our Electronics segment improved during 2003, this was largely due to the decrease in non-cash impairment charges. The remaining operating loss increased by $9.9 million primarily due to the gross profit decrease discussed above along with higher general insurance costs.

        Corporate.    Corporate operating expense decreased due to lower bonus expense and discretionary spending.

        Other income (expenses)

        Interest expense, net.    For the years ended December 31, 2003 and 2002, interest expense, net, included $6.0 million and $11.6 million, respectively, representing the movement in the mark-to-market valuation of our interest rate and cross currency hedging instruments as well as $4.3 million and $6.2 million, respectively, of amortization expense related to deferred financing costs. This amortization decreased in 2003 due to the effect of the July 2003 debt refinancing, which substantially reduced our deferred financing cost balance. Currency changes increased interest expense, net by $2.0 million. The remaining increase of $3.1 million was primarily due to the scheduled increase in the interest rate on our old senior subordinated loan prior to the July 2003 debt refinancing.

        Loss on receivables sold.    During 2002, we entered into certain receivables sales agreements for which losses of $1.3 million were recorded in accordance with SFAS No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." We did not enter into any such transactions in 2003.

        Foreign exchange loss.    In both 2002 and 2003 foreign exchange losses reflected the non-cash currency translation impact on our euro-denominated debt of the strengthening of the euro against the U.S. dollar.

        Provision for income taxes

        An income tax benefit of $9.5 million on a loss before taxes of $81.5 million in 2003 resulted in an effective income tax rate of 11.7%. This compared to an income tax benefit of $5.5 million on a loss before taxes of $60.7 million in 2002 resulted in an effective income tax rate of 9.1%. The difference between the effective income tax rate and the statutory rate primarily related to the non-deductibility of the impairment charges in both years. The effective tax rate was also impacted in both years by foreign tax rate differentials, the inclusion of state taxes, and our expected inability to utilize certain tax loss carryforwards, particularly our tax loss carryforwards in 2003 in the United Kingdom.

        Net loss

        A net loss of $72.0 million was incurred in the year ended December 31, 2003 as compared to a net loss of $55.2 million incurred in the year ended December 31, 2002 due to the reasons discussed above.

        Adjusted EBITDA

        Performance Additives.    Adjusted EBITDA for our Performance Additives segment increased primarily due to currency changes. Included in 2003 Adjusted EBITDA was $3.1 million primarily from Southern Color as well as the other small acquisitions. Included in 2002 Adjusted EBITDA was $0.9 million from our pool and spa accessories business line, which we sold during 2002, and G.D. Holmes division, which was discontinued in 2002. Adjusted EBITDA as a percentage of Performance Additives net sales was lower in 2003 than 2002.

        Specialty Compounds.    Adjusted EBITDA for our Specialty Compounds segment decreased primarily due to the lower gross profit discussed above and higher general insurance costs, offset in part by currency exchange rate changes. Adjusted EBITDA as a percentage of Specialty Compounds net sales was lower in 2003 than 2002.

        Electronics.    Adjusted EBITDA for our Electronics segment decreased primarily due to the gross profit decrease discussed above along with higher general insurance costs, offset in part by currency exchange rate changes. Adjusted EBITDA as a percentage of Electronics net sales was lower in 2003 than 2002.

        Corporate.    Adjusted EBITDA loss at Corporate decreased primarily due to reductions in bonuses and discretionary spending including certain professional fees.

Reconciliation of Net Loss to Adjusted EBITDA

        Because we view Adjusted EBITDA on both a consolidated basis and segment basis as an operating performance measure, we use net income (loss) as the most comparable U.S. GAAP measure. The following table, which sets forth the applicable components of Adjusted EBITDA, presents a reconciliation of net income (loss) to Adjusted EBITDA:

	Year ended December 31,
	2002	2003	2004
	($ in millions)
Net loss	$(55.2)	$(72.0)	$(148.2)
Income tax (benefit) provision	(5.5)	(9.5)	13.0
Interest expense, net	88.2	85.8	127.7
Depreciation and amortization	46.3	52.4	115.2
Impairment charges	50.0	35.0	11.0
Restructuring and related charges	1.2	1.8	1.1
Systems/organization establishment expenses	1.6	1.6	4.8
Inventory write-up reversal	—	0.2	61.1
Cancelled acquisition and disposal costs	0.2	1.9	0.5
Business interruption and insurance recovery	(2.2)	(4.5)	—
Costs incurred related to debt modifications	—	1.4	—
Refinancing expenses	—	36.9	26.1
Stamp duty tax	—	—	4.0
Loss on disposed businesses	—	—	0.8
Foreign exchange loss	24.6	18.5	113.2
Loss on receivables sold	1.2	—	—
Foreign exchange loss on foreign currency derivatives	—	—	—
Other	—	—	2.1

Total Adjusted EBITDA	$150.4	$149.5	$332.4

Pro Forma Net Sales, Net Income (Loss) and Adjusted EBITDA

        Our company has changed significantly since the Dynamit Nobel acquisition. Our historical results of operations on an actual basis for the year ended December 31, 2004, presented immediately prior to this pro forma information, include only the results of operations for the four segments acquired as part of the Dynamit Nobel acquisition since the consummation date of July 31, 2004 in accordance with accounting principles generally accepted in the United States, which we refer to as U.S. GAAP in this prospectus. Our historical results of operations on an actual basis for the six months ended June 30, 2004, presented immediately prior to this pro forma information, do not include the results of operations for these four segments. As such, we believe the following supplemental unaudited pro forma information is helpful in highlighting trends by segment and on a consolidated basis.

        The following supplemental pro forma net sales, net income (loss) and Adjusted EBITDA for the six months ended June 30, 2004 and the year ended December 31, 2004 is prepared on a pro forma basis as if the Dynamit Nobel acquisition and related equity and debt financings and Fall 2004 debt refinancings, the pigments and dispersions acquisition and related financing and the Groupe Novasep combination had occurred at January 1, 2004; this unaudited pro forma information does not give effect to the offering. The net sales, net income (loss) and Adjusted EBITDA for the six months ended June 30, 2005 is presented on an actual basis.

        The following supplemental unaudited pro forma information is provided for informational purposes only and is not intended to be indicative of the results that would have actually been attained had the Dynamit Nobel acquisition and related equity and debt financings and Fall 2004 debt refinancings, the pigments and dispersions acquisition and related financing and the Groupe Novasep combination occurred as of January 1, 2004 or that may be attained in the future. The supplemental unaudited pro forma information has been prepared based upon currently available information and assumptions that we believe are reasonable. Such currently available information and assumptions may prove to be inaccurate over time.

        The following table presents net sales, net income (loss) and Adjusted EBITDA (the reconciliation to pro forma net income (loss) is set forth below) for the year ended December 31, 2004 and the six months ended June 30, 2004 on a pro forma basis, and net sales, net income (loss) and Adjusted EBITDA for the six months ended June 30, 2005 on an actual basis.

	Pro Forma Year Ended December 31, 2004	Pro Forma Six Months Ended June 30, 2004	Actual Six Months Ended June 30, 2005
	($ in millions)
Net sales:
Performance Additives	$674.8	$345.0	$349.6
Specialty Compounds	200.4	100.4	120.2
Electronics	168.1	81.6	87.7
Specialty Chemicals	759.6	376.7	439.7
Titanium Dioxide Pigments	422.0	212.8	213.7
Advanced Ceramics	349.5	173.2	188.3
Groupe Novasep	338.6	154.3	187.9

Total net sales	$2,913.0	$1,444.0	$1,587.1

	Pro Forma Year Ended December 31, 2004	Pro Forma Six Months Ended June 30, 2004	Actual Six Months Ended June 30, 2005
	($ in millions)
Net income (loss):
Performance Additives	$84.2	$32.5	$32.2
Specialty Compounds	12.2	7.7	8.6
Electronics	(6.7)	1.3	1.8
Specialty Chemicals	2.1	16.5	35.4
Titanium Dioxide Pigments	8.5	10.8	3.6
Advanced Ceramics	(12.6)	11.5	7.5
Groupe Novasep	(5.5)	5.0	(6.4)
Corporate	(204.9)	(33.4)	49.0

Total net income (loss)	$(122.7)	$51.9	$131.7

Adjusted EBITDA:
Performance Additives	$154.9	$83.2	$81.4
Specialty Compounds	28.8	15.0	14.7
Electronics	28.9	14.0	12.8
Specialty Chemicals	141.4	71.3	92.4
Titanium Dioxide Pigments	84.6	40.3	43.0
Advanced Ceramics	80.3	38.6	45.5
Groupe Novasep	61.1	26.2	23.0
Corporate	(40.1)	(19.5)	(19.1)

Total Adjusted EBITDA	$539.9	$269.1	$293.7

	Change: Pro Forma Six Months Ended June 30, 2005 vs. June 30, 2004
	Total Change in $	Total Change in %	Foreign Exchange Effect in $	Organic Change in $	Organic Change in %
	($ in millions)
Pro forma net sales:
Performance Additives	$4.6	1.3%	$3.8	$0.8	0.2%
Specialty Compounds	19.8	19.7	1.5	18.3	18.2
Electronics	6.1	7.5	2.4	3.7	4.5
Specialty Chemicals	63.0	16.7	16.3	46.7	12.4
Titanium Dioxide Pigments	0.9	0.4	9.5	(8.6)	(4.0)
Advanced Ceramics	15.1	8.7	7.7	7.4	4.3
Groupe Novasep	33.6	21.8	6.6	27.0	17.5

Total	$143.1	9.9%	$47.8	$95.3	6.6%

Pro forma Net Income:
Performance Additives	$(0.3)	(0.9)%
Specialty Compounds	0.9	11.7
Electronics	0.5	38.5
Specialty Chemicals	18.9	114.5
Titanium Dioxide Pigments	(7.2)	(66.7)
Advanced Ceramics	(4.0)	(34.8)
Groupe Novasep	(11.4)	(228.0)
Corporate	82.4	246.7

Total	$79.8	153.8%

Pro forma Adjusted EBITDA:
Performance Additives	$(1.8)	(2.2)%	$1.1	$(2.9)	(3.5)%
Specialty Compounds	(0.3)	(2.0)	0.2	(0.5)	(3.3)
Electronics	(1.2)	(8.6)	—	(1.2)	(8.6)
Specialty Chemicals	21.1	29.6	3.6	17.5	24.5
Titanium Dioxide Pigments	2.7	6.7	2.0	0.7	1.7
Advanced Ceramics	6.9	17.9	2.0	4.9	12.7
Groupe Novasep	(3.2)	(12.2)	0.8	(4.0)	(15.3)
Corporate	0.4	2.1	(1.2)	1.6	8.2

Total	$24.6	9.1%	$8.5	$16.1	6.0%

  Actual six months ended June 30, 2005 compared with pro forma six months ended June 30, 2004

  Overview

        Net sales increased $143.1 million on a pro forma basis with $47.8 million due to currency changes. The remaining sales improvement of $95.3 million or 6.6% was primarily in the Specialty Chemicals segment, the Performance Additives segment and the Specialty Compounds segment due to the impact of higher selling prices in each of the segments to offset higher raw material costs, and volume increases in the Specialty Compounds segment. Net sales for our Groupe Novasep segment were favorably impacted by $33.6 million due primarily to acquisitions made by Groupe Novasep after the second quarter of 2004.

        Adjusted EBITDA increased $24.6 million on a pro forma basis with $8.5 million due to currency changes. The remaining increase of $16.1 million was due to higher selling prices and by lower selling, general and administrative expenses incurred at the operating segments offset by higher raw material costs.

        Net income on a pro forma basis increased by $79.8 million for the first six months of 2005.

  Pro Forma Net Sales

        Performance Additives.    Net sales on a pro forma basis for our Performance Additives segment increased $4.6 million with $3.8 million due to currency changes. The remaining increase was $0.8 million or 0.2%.

        Specialty Compounds.    Net sales for our Specialty Compounds segment increased $19.8 million or 19.7% over the prior period including the impact of higher selling prices ($9.1 million) to offset higher raw material costs. The remaining increase was primarily due to stronger sales volume in our wire and cable compounds business.

        Electronics.    Net sales for our Electronics segment increased $6.1 million over the prior year period with $2.4 million due to currency changes. The remaining increase of $3.7 million or 4.5% occurred despite $1.4 million of continued pricing pressures in the wafer reclaim business due to increases in sales volumes.

        Specialty Chemicals.    Net sales for our Specialty Chemicals segment increased $63.0 million on a pro forma basis over the prior period, including $16.3 million related to currency changes. The remaining increase of $46.7 million or 12.4% was primarily due to higher sales prices ($13.0 million)

primarily in metal sulfide products realized due to the pass through of raw material cost increases and volume growth in the Surface Treatment businesses.

        Titanium Dioxide Pigments.    Net sales for our Titanium Dioxide Pigments segment increased slightly on a pro forma basis versus the prior year period, with favorable currency changes largely offset by weaker demand for synthetic fiber caused by lower prices for cotton, which is a competing fiber.

        Advanced Ceramics.    Net sales for our Advanced Ceramics segment increased $15.1 million on a pro forma basis over the prior year period, including $7.7 million related to currency changes. The remaining increase of $7.4 million is primarily due to a better mix of medical products and Piezo applications.

        Groupe Novasep.    Net sales for our Groupe Novasep segment increased $33.6 million on a pro forma basis as compared to the prior year period with $6.6 million related to currency changes. The remaining increase was primarily related to Novasep acquisitions made after the second quarter of 2004.

  Pro Forma Net Income (Loss)

        Net income increased $79.8 million on a pro forma basis over the prior year period primarily due to increases of $82.4 million in Corporate due primarily to foreign exchange gains resulting from the weakening of the euro during the first six months of 2005 and $18.9 million in the Specialty Chemicals segment resulting primarily from the sales volume growth and favorable currency effects in the surface treatment business described above, partially offset by decreases in other segments.

  Pro Forma Adjusted EBITDA

        Performance Additives.    Adjusted EBITDA on a pro forma basis for our Performance Additives segment decreased from $83.2 million to $81.4 million despite $1.1 million of favorable currency changes. The remaining decrease of $2.9 million was primarily due to the impact of higher raw material prices.

        Specialty Compounds.    Adjusted EBITDA for our Specialty Compounds segment decreased from $15.0 million to $14.7 million or 2.0% primarily due to higher raw material prices of $10.4 million, partially offset by higher selling prices of $9.1 million and stronger sales volume described above.

        Electronics.    Adjusted EBITDA for our Electronics segment decreased from $14.0 million to $12.8 million or 8.6% primarily due to $1.4 million in selling price decreases.

        Specialty Chemicals.    Adjusted EBITDA for our Specialty Chemicals segment increased $21.1 million on a pro forma basis over the prior period, including $3.6 million related to currency changes. The remaining increase of $17.5 million was primarily due to volume growth in the Surface Treatment businesses. Also, higher sales prices primarily in metal sulfide products were realized due to the pass through of raw material cost increases.

        Titanium Dioxide Pigments.    Adjusted EBITDA for our Titanium Dioxide Pigments segment increased $2.7 million on a pro forma basis over the prior year period, with $2.0 million of favorable currency changes. The remaining increase of $0.7 million was due to cost reduction measures partially offset by soft demand for synthetic fiber used in clothing caused by lower prices for cotton, a competing fiber.

        Advanced Ceramics.    Adjusted EBITDA for our Advanced Ceramics segment increased $6.9 million on a pro forma basis over the prior year period, including $2.0 million related to currency changes. The remaining increase of $4.9 million is primarily due to a better mix of medical products and Piezo applications.

        Groupe Novasep.    Adjusted EBITDA for our Groupe Novasep segment decreased $3.2 million on a pro forma basis as compared to the prior year period despite $0.8 million related to favorable currency changes. The remaining decrease of $4.0 million was primarily due to continued capacity utilization issues at the Rohner plant while higher sales at the remaining facilities did not yield a proportionate increase in Adjusted EBITDA as the higher sales level stemmed from lower margin business. In addition, 2005 Adjusted EBITDA was impacted by losses on foreign currency derivatives.

        Corporate.    Adjusted EBITDA loss at Corporate decreased $0.4 million as higher central costs to operate the significantly larger business due to the Dynamit Nobel Acquisition were offset by savings from headcount reductions at the former Dynamit Nobel corporate headquarters.

  Reconciliation of Pro Forma Net Income (Loss) to Pro Forma Adjusted EBITDA

        Because we view Adjusted EBITDA on both a consolidated and segment basis as an operating performance measure, we use net income (loss) as the most comparable U.S. GAAP measure. The following table, which sets forth the applicable components of Adjusted EBITDA, presents a reconciliation of pro forma net income (loss) to pro forma Adjusted EBITDA on a consolidated and segment basis for the six months ended June 30, 2004:

	Performance Additives	Specialty Compounds	Electronics	Specialty Chemicals	Titanium Dioxide	Advanced Ceramics	Group Novasep	Corporate	Consolidated
	($ in millions)
Six months ended June 30, 2004
Net income (loss)	$32.5	$7.7	$1.3	$16.5	$10.8	$11.5	$5.0	$(33.4)	$51.9
Income tax provision (benefit)	19.8	3.7	1.0	14.3	0.7	(1.4)	3.6	(16.8)	24.9
Interest expense, net	15.0	(0.3)	3.3	22.5	14.6	15.4	5.0	30.0	105.5
Depreciation and amortization	17.1	3.9	10.4	19.1	14.2	12.8	12.1	0.5	90.1
Restructuring and related charges	—	—	—	—	—	0.1	0.3	—	0.4
Systems/organization establishment expenses	—	—	—	—	—	—	—	1.0	1.0
Cancelled acquisition and disposal costs	—	—	—	—	—	—	—	0.1	0.1
Stamp duty tax	—	—	—	—	—	—	—	4.0	4.0
Foreign exchange gain	(1.2)	—	(2.0)	(1.1)	—	—	—	(5.4)	(9.7)
Other	—	—	—	—	—	0.2	0.2	0.5	0.9

Total Adjusted EBITDA	$83.2	$15.0	$14.0	$71.3	$40.3	$38.6	$26.2	$(19.5)	$269.1

Pro forma year ended December 31, 2004

  Pro Forma Net Sales

        Net sales on a pro forma basis were $2,913.0 million in 2004. This amount consisted of $674.8 million in the Performance Additives segment, $200.4 million in the Specialty Compounds segment, $168.1 million in the Electronics segment, $759.6 million in the Specialty Chemicals segment, $422.0 million in the Titanium Dioxide Pigments segment, $349.5 million in the Advanced Ceramics segment and $338.6 million in the Groupe Novasep segment.

  Pro Forma Net Income (Loss)

        Net loss on a pro forma basis was $122.7 million in 2004. This amount included $84.2 million pro forma net income in the Performance Additives segment, $12.2 million pro forma net income in the Specialty Compounds segment, $6.7 million pro forma net loss in the Electronics segment, $2.1 million pro forma net income in the Specialty Chemicals segment, $8.5 million pro forma net income in the Titanium Dioxide Pigments segment, $12.6 million pro forma net loss in the Advanced Ceramics segment and $5.5 million pro forma net loss in the Groupe Novasep segment. Also included in Adjusted EBITDA on a pro forma basis in 2004 were losses at Corporate of $204.9 million.

  Pro Forma Adjusted EBITDA

        Adjusted EBITDA on a pro forma basis was $539.9 million in 2004. This amount included $154.9 million in the Performance Additives segment, $28.8 million in the Specialty Compounds segment, $28.9 million in the Electronics segment, $141.4 million in the Specialty Chemicals segment, $84.6 million in the Titanium Dioxide Pigments segment, $80.3 million in the Advanced Ceramics segment and $61.1 million in the Groupe Novasep segment. Also included in Adjusted EBITDA on a pro forma basis in 2004 were losses at Corporate of $40.1 million.

        Adjusted EBITDA as a percentage of net sales on a pro forma basis was 18.5% in 2004. Adjusted EBITDA as a percentage of net sales on a pro forma basis per segment in 2004 was 23.0% in the Performance Additives segment, 14.4% in the Specialty Compounds segment, 17.2% in the Electronics segment, 18.6% in the Specialty Chemicals segment, 20.0% in the Titanium Dioxide Pigments segment, 23.0% in the Advanced Ceramics segment and 18.0% in the Groupe Novasep segment. Adjusted EBITDA loss at Corporate on a pro forma basis was (1.4)% of net sales in 2004.

Reconciliation of Pro Forma Net Income (Loss) to Pro Forma Adjusted EBITDA for the Year Ended December 31, 2004

        Because we view Adjusted EBITDA on both a consolidated and segment basis as an operating performance measure, we use net income (loss) as the most comparable U.S. GAAP measure. The following table, which sets forth the applicable components of Adjusted EBITDA, presents a reconciliation of pro forma net income (loss) to pro forma Adjusted EBITDA on a consolidated and segment basis for the year ended December 31, 2004:

	Performance Additives	Specialty Compounds	Electronics	Specialty Chemicals	Titanium Dioxide Pigments	Advanced Ceramics	Groupe Novasep	Corporate	Consolidated
	($ in millions)
Year Ended December 31, 2004
Net Income (loss)	$84.2	$12.2	$(6.7)	$2.1	$8.5	$(12.6)	$(5.5)	$(204.9)	$(122.7)
Income tax (benefit) provision	4.4	8.6	(4.6)	30.7	11.8	15.1	23.6	(42.9)	46.7
Interest expense, net	30.0	(0.5)	6.6	45.1	29.1	30.8	10.2	60.1	211.4
Depreciation and amortization	34.2	7.7	20.8	38.1	28.4	25.5	24.1	1.0	179.8
Impairment charges	—	—	11.0	—	—	—	—	—	11.0
Restructuring and related charges	0.5	0.3	—	0.3	—	—	—	—	1.1
Systems/organization establishment expenses	0.2	—	0.2	0.1	—	—	—	4.3	4.8
Inventory write-up reversal	1.0		—	25.4	6.6	20.8	7.3	—	61.1
Acquisition and disposal costs	—	—	0.2	—	—	—	—	0.3	0.5
Stamp duty tax	—	—	—	—	—	—	—	4.0	4.0
Loss from disposed businesses	—	—	—	—	—	—	0.8	—	0.8
Refinancing expenses	0.4	0.2	0.1	—	—	—	—	25.4	26.1
Foreign exchange loss (gain)	0.3	—	1.4	(0.9)	—	—	0.2	101.3	102.3
Foreign exchange loss on foreign currency derivatives	—	—	—	—	—	—	—	10.9	10.9
Other	(0.3)	0.3	(0.1)	0.5	0.2	0.7	0.4	0.4	2.1

Total Adjusted EBITDA	$154.9	$28.8	$28.9	$141.4	$84.6	$80.3	$61.1	$(40.1)	$539.9

Dynamit Nobel

  Separation from mg technologies ag

        Prior to the Dynamit Nobel acquisition, Dynamit Nobel was a division of mg technologies ag and historically did not prepare separate financial statements. The audited combined financial statements of Dynamit Nobel have been prepared from mg technologies ag's historical accounting records and are presented on a "carve-out" basis to include the historical operations applicable to the acquired businesses of Dynamit Nobel in accordance with U.S. GAAP. The historical financial information of Dynamit Nobel presented in this prospectus does not necessarily reflect what the results of operations would have been had Dynamit Nobel been operated as a stand-alone entity during the periods presented.

  Results of Operations

        The following table presents the major components of Dynamit Nobel's operations, including as a percentage of net sales, and Adjusted EBITDA (the reconciliation to Dynamit Nobel net income (loss) to Adjusted EBITDA is set forth below) during the periods presented.

	Year Ended September 30,				Six Months Ended June 30,
			Three Months Ended December 31, 2002
				Year Ended December 31, 2003
	2001	2002			2003	2004
	($ in millions)
Net sales:
Specialty Chemicals	$557.7	$568.2	$134.5	$659.7	$328.9	$376.7
Titanium Dioxide Pigments	319.5	321.3	80.9	381.8	188.1	212.8
Advanced Ceramics	266.9	224.8	58.8	286.0	143.1	173.2
Groupe Novasep	302.4	307.6	62.7	268.4	139.9	122.8

Total net sales	1,446.5	1,421.9	336.9	1,595.9	800.0	885.5
Gross profit	497.0	507.2	117.6	535.9	275.1	298.5
	34.4%	35.7%	34.9%	33.6%	34.4%	33.7%
Operating expenses	(286.4)	(300.9)	(84.6)	(350.3)	(171.3)	(194.3)
	19.8%	21.2%	25.1%	21.9%	21.4%	21.9%
Operating income (loss):
Specialty Chemicals	108.0	102.7	14.6	100.7	54.3	58.2
	19.4%	18.1%	10.9%	15.3%	16.5%	15.4%
Titanium Dioxide Pigments	41.7	44.9	12.3	53.1	26.5	28.3
	13.1%	14.0%	15.2%	13.9%	14.1%	13.3%
Advanced Ceramics	42.5	31.7	6.3	34.2	18.2	28.1
	15.9%	14.1%	10.7%	12.0%	12.7%	16.2%
Groupe Novasep	40.3	37.3	7.1	16.9	14.9	1.1
	13.3%	12.1%	11.3%	6.3%	10.7%	0.9%
Corporate costs and eliminations	(21.9)	(10.3)	(7.3)	(19.3)	(10.1)	(11.5)

Total operating income	210.6	206.3	33.0	185.6	103.8	104.2
	14.6%	14.5%	9.8%	11.6%	13.0%	11.8%
Income from investments	4.9	3.8	2.2	2.9	0.8	0.5
Interest expense, net of similar income	(24.2)	(22.8)	(6.9)	(25.2)	(13.6)	(14.4)
Income before taxes and other adjustments	191.3	187.3	28.3	163.3	91.0	90.3
Income tax provision	94.1	80.4	11.8	61.7	34.2	32.1
Minority interests	—	0.8	0.1	(0.3)	(0.3)	—

Income after taxes and before earnings from discontinued operations and cumulative effects from change in accounting principle	97.2	107.7	16.6	101.3	56.5	58.2
Earnings from discontinued operations	1.3	2.6	0.2	1.4	1.4	—

Income after taxes and before cumulative effects from change in accounting principle	98.5	110.3	16.8	102.7	57.9	58.2
Cumulative effects from changes in accounting principles	—	—	—	(1.8)	—	—

Net income	$98.5	$110.3	$16.8	$100.9	$57.9	$58.2

Adjusted EBITDA:
Specialty Chemicals	$112.1	$119.9	$21.6	$133.5	$67.5	$71.3
	20.1%	21.1%	16.1%	20.2%	20.5%	18.9%
Titanium Dioxide Pigments	63.9	64.3	16.8	75.3	36.5	40.3
	20.0%	20.0%	20.8%	19.7%	19.4%	18.9%
Advanced Ceramics	62.0	50.5	10.9	65.3	31.4	38.6
	23.2%	22.5%	18.5%	22.8%	21.9%	22.3%
Groupe Novasep	40.2	52.5	13.4	54.5	28.4	16.9
	13.3%	17.1%	21.4%	20.3%	20.3%	13.8%
Corporate costs and eliminations	(19.0)	(15.2)	(5.2)	(16.5)	(9.8)	(8.8)

Total Adjusted EBITDA	$259.2	$272.0	$57.5	$312.1	$154.0	$158.3

	17.9%	19.1%	17.1%	19.6%	19.3%	17.9%

        The following tables present the changes in the major components of Dynamit Nobel's operations on a historical basis in dollars and percentages.

	Change: September 30, 2002 vs. September 30, 2001					Change: December 31, 2003 vs. September 30, 2002
	Total Change in $	Total Change in %	Foreign Exchange Effect(1)	Divestitures	Organic	Total Change in $	Total Change in %	Foreign Exchange Effect(1)	Divestitures	Organic
	($ in millions)
Net sales:
Specialty Chemicals	$10.5	1.9%	$11.7	$(19.7)	$18.5	$91.5	16.1%	$85.9	$—	$5.6
Titanium Dioxide Pigments	1.8	0.6%	10.2	—	(8.4)	60.5	18.8%	71.4	—	(10.9)
Advanced Ceramics	(42.1)	(15.8)%	6.0	(16.1)	(32.0)	61.2	27.2%	46.6	(6.3)	20.9
Groupe Novasep	5.2	1.7%	9.7	(40.1)	35.6	(39.2)	(12.7)%	50.2	(96.6)	7.2

Total net sales	(24.6)	(1.7)%	37.6	(75.9)	13.7	174.0	12.2%	254.1	(102.9)	22.8
Gross profit	10.2	2.1%	13.3	(18.7)	15.6	28.7	5.7%	84.7	(21.4)	(34.6)
Operating expenses	(14.5)	5.1%	(7.9)	(35.4)	28.8	(49.4)	16.4%	(56.0)	21.4	(14.8)
Operating (loss) income:
Specialty Chemicals	(5.3)	(4.9)%	2.2	(36.9)	29.4	(2.0)	(1.9)%	13.2	—	(15.2)
Titanium Dioxide Pigments	3.2	7.7%	1.4	—	1.8	8.2	18.3%	9.9	—	(1.7)
Advanced Ceramics	(10.8)	(25.4)%	1.0	(1.2)	(10.6)	2.5	7.9%	6.0	1.6	(5.1)
Groupe Novasep	(3.0)	(7.4)%	1.2	(16.0)	11.8	(20.4)	(55.0)%	3.2	(1.6)	(22.0)
Corporate costs and eliminations	11.6	(53.0)%	(0.4)	—	12.0	(9.0)	87.4%	(3.6)	—	(5.4)

Total operating (loss) income	(4.3)	(2.0)%	5.4	(54.1)	44.4	(20.7)	(10.1)%	28.7	—	(49.4)
Other income (expenses):
Income from investments	(1.1)	(22.4)%	0.1	—	(1.2)	(0.9)	(26.3)%	0.5	—	(1.4)
Interest expense, net of similar income	1.4	(5.8)%	(0.5)	—	1.9	(2.4)	10.1%	(3.3)	1.1	(0.2)
Loss before taxes	(4.0)					(24.0)
Income tax provision	13.7					18.7
Minority interests	0.8					(1.1)
Income from discontinued operations	1.3					(1.2)
Cumulative effects from changes in accounting principles	—					(1.8)

Net income (loss):
Specialty Chemicals	6.3					2.9
Titanium Dioxide Pigments	3.9					(0.7)
Advanced Ceramics	(14.2)					(5.2)
Groupe Novasep	(2.8)					(22.3)
Corporate costs and eliminations	18.6					15.9

Total	$11.8					$(9.4)

Adjusted EBITDA:
Specialty Chemicals	$7.8	7.0%	$2.4	$—	$5.4	$13.6	11.3%	$17.8	$—	$(4.2)
Titanium Dioxide Pigments	0.4	0.6%	2.0	—	(1.6)	11.0	17.1%	14.1	—	(3.1)
Advanced Ceramics	(11.5)	(18.5)%	1.6	—	(13.1)	14.8	29.3%	11.4	—	3.4
Groupe Novasep	12.3	30.6%	1.7	—	10.6	2.0	3.8%	10.2	—	(8.2)
Corporate costs and eliminations	3.8	(20.0)%	(0.5)	—	4.3	(1.3)	9.2%	(3.2)	—	1.9

Total Adjusted EBITDA	$12.8	4.9%	$7.2	$—	$5.6	$40.1	14.7%	$50.3	$—	$(10.2)

(1)
The foreign exchange effect was calculated based on the change in the euro to U.S. dollar exchange rate for the applicable period.

	Change: Six Months Ended June 30, 2004 vs. June 30, 2003
	Total Change in $	Total Change in %	Foreign Exchange Effect(1)	Organic
	($ in millions)
Net sales:
Specialty Chemicals	$47.8	14.5%	$26.7	$21.1
Titanium Dioxide Pigments	24.7	13.1%	21.4	3.3
Advanced Ceramics	30.1	21.0%	15.3	14.8
Groupe Novasep	(17.1)	(12.2)%	12.3	(29.4)

Total net sales	85.5	10.7%	75.7	9.8
Gross profit	23.4	8.5%	25.7	(2.3)
Operating expenses:	(23.0)	13.4%	(16.8)	(6.2)
Operating income (loss):
Specialty Chemicals	3.9	7.2%	4.3	(0.4)
Titanium Dioxide Pigments	1.8	6.8%	2.8	(1.0)
Advanced Ceramics	9.9	54.4%	2.7	7.2
Groupe Novasep	(13.8)	(92.6)%	0.1	(13.9)
Corporate costs and eliminations	(1.4)	13.9%	(1.0)	(0.4)

Total operating income (loss)	0.4	0.4%	8.9	(8.5)
Other income (expenses):
Income from investments	(0.3)	(37.5)%	0.1	(0.4)
Interest expense, net of similar income	(0.8)	5.9%	(1.1)	0.3
Loss before taxes	(0.7)
Income tax provision	2.1
Minority interests	0.3
Income from discontinued operations	(1.4)
Cumulative effects from changes in accounting principles	—

Net (loss) income:
Specialty Chemicals	(10.5)
Titanium Dioxide Pigments	1.3
Advanced Ceramics	7.8
Groupe Novasep	12.6
Corporate costs and eliminations	(10.9)

Total income	$0.3

Adjusted EBITDA:
Specialty Chemicals	$3.8	5.6%	$5.1	$(1.3)
Titanium Dioxide Pigments	3.8	10.4%	4.1	(0.3)
Advanced Ceramics	7.2	22.9%	3.7	3.5
Groupe Novasep	(11.5)	(40.5)%	1.7	(13.2)
Corporate costs and eliminations	1.0	(10.2)%	(0.9)	1.9

Total Adjusted EBITDA	$4.3	2.8%	$13.7	$(9.4)

(1)
The foreign exchange effect was calculated based on the change in the euro to U.S. dollar exchange rate for the applicable period.

  Year ended December 31, 2003 compared to year ended September 30, 2002

        Net sales.    Net sales for the year ended December 31, 2003 increased $174.0 million to $1,595.9 million from $1,421.9 million in the year ended September 30, 2002, primarily due to favorable currency changes net of divestitures. The remaining increase in sales of $22.8 million consisted of higher sales of $5.6 million in Specialty Chemicals, $20.9 million in Advanced Ceramics and $7.2 million in Groupe Novasep partially offset by lower sales of $10.9 million in Titanium Dioxide Pigments.

        Specialty Chemicals.    Net sales for the Specialty Chemicals segment increased $91.5 million primarily due to favorable currency exchange rate changes. The remaining increase of $5.6 million was primarily due to increased sales volume of metal sulfides products offset by lower sales volume of lithium products in the Fine Chemicals business. Surface Treatment sales were relatively flat.

        Titanium Dioxide Pigments.    Net sales for the Titanium Dioxide Pigments segment increased $60.5 million primarily due to favorable currency change, offset in part by net sales of $10.9 million due to sales declines in the Titanium Dioxide business mainly from lower anatase-based pigment volume in Asia, lower volume and lower average selling prices in rutile-based pigment products resulting from weaker market conditions and cyclical price fluctuations, and lower sales in the Functional Additives business due to weaker demand in zinc and barium products. Zinc sales were also negatively impacted by pricing pressures. These decreases were offset in part by sales volume increases in Water Chemistry products due to the addition of several new customers.

        Advanced Ceramics.    Net sales for the Advanced Ceramics segment increased $61.2 million primarily due to favorable currency changes net of divestitures. The remaining increase in net sales of $20.9 million resulted primarily due to higher sales volume in medical related products and, to a lesser extent, electronic related products.

        Groupe Novasep.    Net sales for the Groupe Novasep segment decreased $39.2 million due to unfavorable currency changes and divestitures offset in part by a net sales increase of $7.2 million due to increased sales volume of the segment's German operation offset by the loss of a large customer as a result of industry consolidation and lower overall sales volume in part at Rohner.

        Gross profit.    Gross profit margin was 33.6% of 2003 net sales, as compared to 35.7% of 2002 net sales. Gross margin in 2003 was negatively impacted by certain non-recurring costs and restructuring costs aggregating $14.9 million. These charges included $8.1 million of losses ($5.1 million of cash charges and $3.0 million of depreciation) related to the actuator project at Advanced Ceramics for which significant start-up costs and high scrap rates were incurred in excess of selling prices. Gross margin in 2003 was also negatively impacted by $2.2 million of other non-recurring charges at Groupe Novasep primarily due to non-cash inventory and pension adjustments as well as $2.3 million of other non-recurring charges at Titanium Dioxide Pigments due to one-time problems in titanium dioxide production. Additionally, $1.8 million of restructuring costs at Rohner were incurred in 2003 due to a headcount reduction program as well as $0.5 million of restructuring costs relating to the closure of an Advanced Ceramics plant in Italy. In 2002, gross margin was negatively impacted by $1.6 million of restructuring costs at Advanced Ceramics.

        The remaining decrease in gross profit margin percentage was primarily the result of lower margins in the Groupe Novasep segment due to the lower capacity utilization at the Rohner plant as well as currency effects affecting the Finorga plant which manufactures products in euros and generally sells those products in U.S. dollars. Additionally, margins were lower in Specialty Chemicals due to increased raw material costs and unfavorable product mix. The above negative margin impacts were offset in part by favorable mix in the Titanium Dioxide Pigments segment due to a greater percentage of higher margin anatase-based pigment product sales and lower titanium-bearing slag purchase prices, a key raw material used in Titanium Dioxide Pigments production.

        Gross profit increased $28.7 million in 2003 primarily due to currency changes net of divestitures. The remaining gross profit decrease of $34.6 million was due to lower gross margins from non-recurring and restructuring costs, as well as the other unfavorable items, described above.

        Operating expenses.    Operating expenses as a percentage of net sales were 21.9% in 2003 as compared to 21.2% in 2002. Operating expenses in 2003 included $19.8 million of net non-recurring costs primarily related to net closure costs/costs of discontinuing businesses/operations of $14.7 million, restructuring charges of $4.5 million and other net charges of $0.6 million. This amount consisted of $5.1 million in Advanced Ceramics related to $7.8 million of closure costs at divested businesses and $0.2 million of restructuring costs, offset by $1.7 million of gains on sales of businesses and $1.1 million of gains on land sales at closed businesses; $6.6 million in Groupe Novasep consisting of $5.6 million for environmental damage at a closed operation and $1.0 million of restructuring costs at Rohner due to a headcount reduction program; and $6.6 million in Specialty Chemicals with $3.9 million related to costs associated with divested businesses/operations, $2.3 million of other non-recurring costs and $1.0 million of restructuring costs offset by $0.6 million of gains on business sales. Operating expenses in 2003 also included $2.8 million of currency transaction gains related to intercompany financing denominated in a foreign currency at Specialty Chemicals. Operating expenses in 2002 included $21.9 million of non-recurring gains related to gains on sold or divested businesses and fixed assets net of restructuring charges and disposal costs of businesses. This amount consisted of $9.1 million of gains on disposed businesses in Groupe Novasep, $9.4 million of gains in Specialty Chemicals primarily related to fixed asset and building sales and $5.6 million of net gains in Corporate with $8.3 million of gains on disposed businesses offset by non-recurring charges of $1.9 million and $0.8 million of corporate restructuring charges. Advanced Ceramics had $1.4 million of charges related to closed businesses and $0.5 million of restructuring charges and Titanium Dioxide Pigments had $0.3 million of charges related to closed businesses. Operating expenses in 2002 also included $0.8 million from currency transaction gains.

        Operating income.    Operating income decreased $20.7 million in 2003 primarily because non-recurring costs related to restructuring charges and other non-operational items, including divested businesses, caused a $53.0 million decline in operating income in 2003 as compared to 2002, including a $13.3 million increase in cost of goods sold in 2003 and a $39.7 million increase in other operating expenses in 2003. The $13.3 million increase in cost of goods sold in 2003 versus 2002 consists of the non-recurring and restructuring charges to gross profit of $14.9 million in 2003 offset by the $1.6 million of restructuring charges to gross profit in 2002 discussed in detail in gross profit above. The $39.7 million increase in other operating expenses includes the net $19.8 million of non-recurring costs recorded to operating expenses in 2003, offset by the $2.0 million net increase in currency transaction gains ($2.8 million in 2003 versus $0.8 million in 2002), and the $21.9 million of non-recurring gains recorded to operating expenses in 2002, all as described in further detail above. These items were offset in part by a $28.7 million favorable effect of exchange rate changes. The remaining increase in operating income was $3.6 million.

        Specialty Chemicals.    Operating income for the Specialty Chemicals segment decreased $2.0 million in 2003. This decrease includes the impact of non-recurring costs related to restructuring charges, disposal costs of businesses and other non-operational items of $3.9 million in 2003 as compared to a net gain of $10.2 million in 2002, a net change of $14.1 million, as well as other decreases of $1.1 million. This was largely offset by favorable currency rate changes.

        Titanium Dioxide Pigments.    Operating income for the Titanium Dioxide Pigments segment increased $8.2 million due to currency rate changes, offset in part by other decreases of $1.7 million.

These reflected the impact of non-recurring net losses related to non-recurring charges, net of gains on sale of businesses and/or property, plant and equipment equaling $1.7 million in 2003 and $0.3 million in 2002.

        Advanced Ceramics.    Operating income for the Advanced Ceramics segment increased $2.5 million in 2003. Increases due to currency changes and divested operations were partially offset by other operating income decreases of $5.1 million. This included the impact of non-recurring costs related to restructuring charges, disposition costs of businesses and other items of $13.8 million in 2003 (including $3.0 million in depreciation) as compared to $3.4 million in 2002.

        Groupe Novasep.    Operating income for the Groupe Novasep segment decreased $20.4 million. Non-recurring costs related to restructuring charges, disposal costs of businesses, gains on sale of businesses and/or property, plant and equipment and other non-operational items caused $19.7 million of this decrease in operating income in 2003 as compared to 2002 as such charges were $10.7 million in 2003 as compared to income from these items of $9.1 million in 2002.

        Corporate.    Corporate operating loss increased $9.0 million. Non-recurring items related to restructuring charges, disposal costs of businesses, gains on sale of businesses and other non-operational activities resulted in $5.6 million of gain in 2002 as compared to $1.9 million of charges in 2003, a net change of $7.5 million.

        Income from investments.    For the years ended December 31, 2003 and September 30, 2002, income from investments decreased $0.9 million in 2003. Favorable currency rate changes of $0.5 million were offset by $1.5 million of other decreases.

        Interest expense, net of similar income.    For the years ended December 31, 2003 and September 30, 2002, interest expense, net of similar income, increased $2.4 million, primarily due to favorable currency changes offset by divestitures.

        Income taxes.    Income taxes of $61.7 million on income before taxes of $163.3 million in 2003 resulted in an effective income tax rate of 37.8%. This compared to income taxes of $80.4 million on income before taxes of $187.3 million in 2002 which resulted in an effective income tax rate of 43.0%. The effective tax rate decreased in 2003 primarily due to reductions in the estimated valuation allowance needed for deferred tax assets including net operating loss carry-forwards.

        Net income.    Net income was $100.9 million in the year ended December 31, 2003 as compared to net income of $110.3 million in the year ended September 30, 2002 due to the reasons discussed above.

        Adjusted EBITDA.    Adjusted EBITDA increased $40.1 million in 2003 due to currency changes. The remaining decrease of $10.3 million was due to lower Adjusted EBITDA in the Specialty Chemicals, Titanium Dioxide Pigments and Groupe Novasep segments offset in part by higher Adjusted EBITDA at Advanced Ceramics and lower Corporate Adjusted EBITDA losses.

        Specialty Chemicals.    Adjusted EBITDA for the Specialty Chemicals segment increased $13.6 million in 2003 due to currency changes. The remaining decrease of $4.2 million was primarily due to increased raw material costs, unfavorable product mix and lower income from equity investments offset in part by increased sales volume in Metal Sulfides products, net of lower sales volume in Lithium products.

        Titanium Dioxide Pigments.    Adjusted EBITDA for the Titanium Dioxide Pigments segment increased $11.0 million due to currency changes. The remaining Adjusted EBITDA decrease of $3.1 million was due to sales declines in the Titanium Dioxide and Functional Additives products offset in part by sales volume increases in Water Chemistry products, an increased mix of higher margin anatase-based pigment product sales and lower titanium-bearing slag purchase prices, discussed above.

        Advanced Ceramics.    Adjusted EBITDA for the Advanced Ceramics segment increased $14.8 million due to currency changes of $11.4 million as well as $3.4 million primarily due to higher sales volume in Medical products and Electronics.

        Groupe Novasep.    Adjusted EBITDA increased $2.0 million. Adjusted EBITDA decreased $8.2 million due to lower capacity utilization at the Rohner plant, currency effects at Finorga, the termination of certain contracts, as well as increased raw material costs and unfavorable product mix, offset partly by increased sales volume of the German business. This was offset by favorable exchange rate changes.

        Corporate.    Adjusted EBITDA expense decreased $1.3 million. Adjusted EBITDA expense increased $1.9 million primarily due to the impact of miscellaneous cost reductions, but this was offset by $3.2 million of favorable exchange rate changes.

Three months ended December 31, 2002

        Net sales.    Net sales for the quarter ended December 31, 2002 was $336.9 million, which included Specialty Chemicals segment net sales of $134.5 million, Titanium Dioxide Pigments segment net sales of $80.9 million, Advanced Ceramics segment net sales of $58.8 million and Groupe Novasep segment net sales of $62.7 million.

        Gross profit.    Gross profit margin was $117.6 million or 34.9% of net sales in the quarter ended December 31, 2002. Gross margin was negatively impacted by $0.4 million due to restructuring costs at Advanced Ceramics.

        Operating expenses.    Operating expenses was $84.6 million, or 25.1%, of net sales in the quarter ended December 31, 2002. Operating expenses included $2.0 million and $0.2 million of restructuring charges at Corporate and Advanced Ceramics, respectively, offset by currency transaction gains related to intercompany financing denominated in a foreign currency at Specialty Chemicals of $1.4 million.

        Operating income.    Operating income for the quarter ended December 31, 2002 was $33.0 million, with Specialty Chemicals segment operating income of $14.6 million, Titanium Dioxide Pigments segment operating income of $12.3 million, Advanced Ceramics segment operating income of $6.3 million and Groupe Novasep segment operating income of $7.1 million. Corporate operating expense was $7.3 million.

        Income from investments.    Income from investments for the quarter ended December 31, 2002 was $2.2 million, primarily related to equity investments in Specialty Chemicals.

        Interest expense, net.    Interest expense, net, for the quarter ended December 31, 2002 was $6.9 million.

        Income taxes.    Income taxes of $11.8 million on income before taxes of $28.3 million in the quarter ended December 31, 2002 resulted in an effective income tax rate of 41.7%.

        Net income.    Net income for the quarter ended December 31, 2002 was $16.8 million.

        Adjusted EBITDA.    Adjusted EBITDA for the quarter ended December 31, 2002 was $57.5 million with Specialty Chemicals segment Adjusted EBITDA of $21.6 million, Titanium Dioxide Pigments segment Adjusted EBITDA of $16.8 million, Advanced Ceramics segment Adjusted EBITDA of $10.9 million and Groupe Novasep segment Adjusted EBITDA of $13.4 million. Corporate Adjusted EBITDA loss was $5.2 million.

Year ended September 30, 2002 compared to year ended September 30, 2001

        Net sales.    Net sales for the year ended September 30, 2002 decreased $24.6 million to $1,421.9 million from $1,446.5 million in the year ended September 30, 2001 due to divested operations offset in part by other increases, primarily favorable foreign exchange rate effects. The remaining increase in sales of $13.7 million consisted of higher sales in Specialty Chemicals of $18.5 million and Groupe Novasep of $35.6 million, including a full year's impact of the Finorga acquisition, offset by lower sales in Titanium Dioxide Pigments of $8.4 million and in Advanced Ceramics of $32.0 million.

        Specialty Chemicals.    Net sales for the Specialty Chemicals segment increased $10.5 million. Increases of $18.5 million primarily due to higher Lithium sales within the life sciences market and higher overall Fine Chemicals product sales as well as favorable exchange rate changes were offset in part by the effect of divestitures.

        Titanium Dioxide Pigments.    Net sales for the Titanium Dioxide Pigments segment increased $1.8 million due to currency changes. The remaining $8.4 million decrease was due to sales declines in titanium dioxide and Functional Additives products caused by weaker demand and pricing pressures, offset in part by sales volume increases in the Water Chemistry business.

        Advanced Ceramics.    Net sales for the Advanced Ceramics segment decreased $42.1 million including $16.1 million due to divestitures offset in part by $6.0 million of favorable currency rate changes. The remaining decrease in sales of approximately $32.0 million was due in part to the economic downturn in the electronics and telecommunications industries offset in part by higher Medical application sales due to market share growth.

        Groupe Novasep.    Net sales for the Groupe Novasep segment increased $5.2 million. This was primarily due to sales from the Finorga operation which was acquired on March 1, 2001, as well as favorable currency rate changes offset in part by a $40.1 million decrease resulting from divestitures.

        Gross profit.    Gross profit margin was 35.7% of 2002 net sales, as compared to 34.4% of 2001 net sales. The increase in gross profit margin was due to better product mix, particularly related to the Groupe Novasep segment with the addition of a greater mix of higher margin life sciences and agro market synthesis products due to a full year of Finorga operations in 2002 versus a half year in 2001, and the divestiture of lower margin businesses at the same time, as well as better mix in lithium products at Specialty Chemicals.

        In 2002 gross profit was negatively impacted by $1.6 million due to restructuring costs at Advanced Ceramics. Notwithstanding this, gross profit increased $10.2 million in 2002 primarily due to currency changes. The remaining $3.1 million decrease in gross profit was due to the divestitures net of the acquisitions discussed above.

        Operating expenses.    Operating expenses as a percentage of net sales were 21.2% in 2002 as compared to 19.8% in 2001. Operating expenses in 2002 included $21.9 million of non-recurring gains related to gains on sold or disposed businesses and fixed assets net of restructuring charges and disposal costs of businesses. This amount consisted of $9.1 million of gains on disposed businesses in Groupe Novasep, $9.4 million of gains in Specialty Chemicals, primarily related to fixed asset and building sales, and $5.6 million of net gains in Corporate with $8.3 million of gains on disposed businesses offset by non-recurring charges of $1.8 million and $0.8 million of corporate restructuring charges. Advanced Ceramics had $1.4 million of charges related to closed businesses and $0.5 million of restructuring charges and Titanium Dioxide Pigments had $0.3 million of charges related to closed businesses. Operating expenses in 2002 also included $0.8 million from currency transaction gains related to intercompany financing denominated in a foreign currency at Specialty Chemicals. Operating expenses in 2001 included $58.1 million of non-recurring gains related to gains on sold or disposed businesses of $23.3 million in Groupe Novasep and $36.9 million in Specialty Chemicals. Sales of fixed assets yielded gains of $0.7 million at Corporate. Restructuring charges were $0.3 million at Advance Ceramics, $0.4 million at Specialty Chemicals and $1.7 million at Corporate. Also, disposal costs of $0.5 million were incurred at Corporate. Operating expenses in 2001 also included $1.4 million from currency transaction gains related to intercompany financing denominated in a foreign currency at Specialty Chemicals.

        Operating income.    Operating income decreased $4.3 million in 2002 due to a $54.1 million decrease resulting from divestitures. In addition to a favorable effect of foreign currency rate changes, the remaining increase of $44.4 million was primarily due to non-recurring net gains in 2002 and 2001 as well as items described in "Adjusted EBITDA" below.

        Specialty Chemicals.    Operating income for the Specialty Chemicals segment decreased $5.3 million due to the $36.9 million effect of divestitures offset in part by favorable currency rate changes. The remaining operating income increase of $29.4 million was primarily due to non recurring net gains in 2002 and 2001 as well as items described in "Adjusted EBITDA" below.

        Titanium Dioxide Pigments.    Operating income for the Titanium Dioxide Pigments segment increased $3.2 million in 2002 including $1.4 million of currency rate changes. The remaining $1.8 million increase included the impact of $0.3 million of non-recurring charges in 2002 related to divested operations.

        Advanced Ceramics.    Operating income for the Advanced Ceramics segment decreased $10.8 million in 2002, despite favorable currency changes. In addition to the effect of divestitures, operating income decreased $10.6 million, due to the impact of non-recurring costs such as restructuring charges and disposal costs of business assets totaling $3.4 million in 2002 as compared to $0.1 million net in 2001.

        Groupe Novasep.    Operating income for the Groupe Novasep segment decreased $3.0 million in 2002 due to divestitures. This was offset in part by favorable exchange rate changes. The remaining increase of $11.8 million was primarily due to non-recurring net gains in 2002 and 2001.

        Corporate.    Corporate operating loss decreased $11.6 million. The main component was a $7.0 million net change in non-recurring items—gains primarily related to business divestitures were $5.6 million in 2002 while related to restructuring charges and net disposal costs of businesses were $1.4 million in 2001.

        Income from investments.    For the years ended September 30, 2002 and September 30, 2001 income from investments decreased $1.1 million primarily due to lower income from equity investments in the Specialty Chemicals and Advanced Ceramics segments.

        Interest expense, net of similar income.    For the years ended September 30, 2002 and September 30, 2001 interest expense, net of similar income, decreased $1.4 million.

        Income taxes.    Income taxes of $80.4 million on income before taxes of $187.3 million in 2002 resulted in an effective income tax rate of 42.9%. This compared to income taxes of $94.1 million on income before taxes of $191.3 million in 2001 which resulted in an effective income tax rate of 49.2%. The effective tax rate decreased in 2002 due to certain lower unfavorable permanent differences.

        Net income.    Net income of $110.3 million resulted in the year ended September 30, 2002 as compared to net income of $98.5 million in the year ended September 30, 2001 due to the reasons discussed above.

        Adjusted EBITDA.    Adjusted EBITDA increased $12.8 million in 2002 including $7.2 million of currency effects. The remaining Adjusted EBITDA increase of $5.6 million was due to higher Adjusted EBITDA in the Specialty Chemicals and Groupe Novasep segments along with lower Corporate Adjusted EBITDA losses offset by lower Adjusted EBITDA at Advanced Ceramics and Titanium Dioxide Pigments.

        Specialty Chemicals.    Adjusted EBITDA for the Specialty Chemicals segment increased $7.8 million in 2002. In addition to the effect of currency changes, Adjusted EBITDA increased $5.4 million primarily due to higher Lithium sales within the Life Sciences markets and higher overall Fine Chemicals product sales along with better overall mix in Lithium products.

        Titanium Dioxide Pigments.    Adjusted EBITDA for the Titanium Dioxide Pigments segment increased only $0.4 million despite $2.0 million of favorable currency changes. The remaining Adjusted EBITDA decrease of $1.6 million was due to sales declines in Titanium Dioxide and Functional Additives products caused by weaker demand and pricing pressures, offset in part by sales volume increases in the Water Chemistry business.

        Advanced Ceramics.    Adjusted EBITDA for the Advanced Ceramics segment decreased $11.5 million despite favorable currency changes of $1.6 million. The remaining Adjusted EBITDA decrease of $13.1 million was primarily due to the impact of the economic downturn in the electronics and telecommunications industries offset in part by higher medical application sales due to market share growth.

        Groupe Novasep.    Adjusted EBITDA increased $12.3 million in 2002. In addition to currency changes, the remaining Adjusted EBITDA increase of $10.6 million was primarily due to the impact of a full year's sales from the acquisition of the Finorga operation on March 1, 2001.

        Corporate.    Adjusted EBITDA expense decreased $3.8 million is primarily due to the impact of miscellaneous cost reductions including lower consulting fees in 2002, offset in part by a $0.5 million increase due to currency changes.

        The following table, which sets forth the applicable components of Adjusted EBITDA on a segment basis, presents a reconciliation of Dynamit Nobel net income (loss) to Adjusted EBITDA for the periods presented:

	Specialty Chemicals	Titanium Dioxide Pigments	Advanced Ceramics	Custom Synthesis	Corporate and Eliminations	Consolidated
	($ in millions)
Six months ended June 30, 2004
Net income (loss)	$28.1	$19.9	$21.8	$(1.2)	$(10.4)	$58.2
Interest expense, net	8.3	1.8	0.9	2.9	0.5	14.4
Income tax (benefit) provision	22.0	6.8	5.4	(0.6)	(1.5)	32.1
Depreciation and amortization	14.0	11.8	10.4	15.5	0.3	52.0
Non-recurring charges	—	—	—	—	2.3	2.3
Foreign exchange gain	(1.1)	—	—	—	—	(1.1)
Restructuring and closure charges	—	—	0.1	0.3	—	0.4

Adjusted EBITDA	$71.3	$40.3	$38.6	$16.9	$(8.8)	$158.3

Six months ended June 30, 2003
Net income (loss)	$38.6	$18.7	$14.1	$(13.8)	$0.3	$57.9
Interest expense, net	8.0	1.4	0.6	2.6	1.0	13.6
Income tax (benefit) provision	12.4	6.4	3.2	26.2	(14.0)	34.2
Depreciation and amortization	13.5	10.0	8.7	13.1	0.4	45.7
Non-recurring charges	2.2	—	3.4	—	—	5.6
Earnings from discontinued operations	(3.9)	—	—	—	2.5	(1.4)
Adjustment related to divested businesses	1.3	—	(0.8)	—	—	0.5
Foreign exchange gain	(4.6)	—	—	—	—	(4.6)
Restructuring and closure charges	—	—	1.9	0.3	—	2.2
Minority interest	—	—	0.3	—	—	0.3

Adjusted EBITDA	$67.5	$36.5	$31.4	$28.4	$(9.8)	$154.0

Year ended December 31, 2003
Net income (loss)	$75.8	$41.4	$25.6	$8.2	$(50.1)	$100.9
Interest expense, net	14.8	2.1	1.0	5.1	2.2	25.2
Income tax (benefit) provision	16.1	9.9	7.3	3.5	24.9	61.7
Depreciation and amortization	26.6	20.2	20.3	27.0	0.5	94.6
Non-recurring charges	2.3	2.8	5.2	2.3	—	12.6
Earnings from discontinued operations	(3.7)	—	—	—	2.3	(1.4)
Adjustment related to divested businesses	3.4	(1.1)	(2.9)	5.6	(0.4)	4.6
Cumulative effect of change in accounting principle	—	—	—	—	1.8	1.8
Foreign exchange gain	(2.8)	—	—	—	—	(2.8)
Restructuring and closure charges	1.0	—	8.5	2.8	2.3	14.6
Minority interest	—	—	0.3	—	—	0.3

Adjusted EBITDA	$133.5	$75.3	$65.3	$54.5	$(16.5)	$312.1

Three months ended December 31, 2002
Net income (loss)	$93.6	$137.1	$110.3	$3.8	$(328.0)	$16.8
Interest expense, net	4.2	0.6	0.3	1.3	0.5	6.9
Income tax (benefit) provision	(80.5)	(125.2)	(104.2)	2.1	319.7	11.9
Depreciation and amortization	6.5	4.3	4.0	6.2	0.1	21.1
Earnings from discontinued operations	(0.8)	—	—	—	0.6	(0.2)
Foreign exchange gain	(1.4)	—	—	—	—	(1.4)
Restructuring and closure charges	—	—	0.6	—	2.0	2.6
Minority interest	—	—	(0.1)	—	—	(0.1)

Adjusted EBITDA	$21.6	$16.8	$10.9	$13.4	$(5.1)	$57.6

Year ended September 30, 2002
Net income (loss)	$72.9	$42.0	$30.8	$30.6	$(66.0)	$110.3
Interest expense, net	14.9	1.6	0.4	4.1	1.8	22.8
Income tax (benefit) provision	21.0	1.8	1.8	2.8	53.0	80.4
Depreciation and amortization	25.0	18.6	14.9	24.1	0.5	83.1
Non-recurring charges	(3.8)	—	—	—	1.9	(1.9)
Earnings from discontinued operations	(3.7)	—	—	—	1.1	(2.6)
Adjustment related to divested businesses	(6.1)	0.3	1.4	(9.1)	(8.3)	(21.8)
Foreign exchange gain	(0.8)	—	—	—	—	(0.8)
Restructuring and closure charges	0.5	—	2.0	—	0.8	3.3
Minority interest	—	—	(0.8)	—	—	(0.8)

Adjusted EBITDA	$119.9	$64.3	$50.5	$52.5	$(15.2)	$272.0

Year ended September 30, 2001
Net income (loss)	$66.6	$38.2	$45.0	$33.3	$(84.6)	$98.5
Interest expense, net	18.3	1.8	(0.5)	2.3	2.3	24.2
Income tax (benefit) provision	27.5	1.1	(0.7)	4.8	61.4	94.1
Depreciation and amortization	38.5	22.8	18.1	23.4	0.5	103.3
Non-recurring charges	—	—	—	(0.3)	—	(0.3)
Earnings from discontinued operations	(1.3)	—	—	—	—	(1.3)
Adjustment related to divested businesses	(36.5)	—	(0.2)	(23.3)	(0.3)	(60.3)
Foreign exchange gain	(1.4)	—	—	—	—	(1.4)
Restructuring and closure charges	0.4	—	0.3	—	1.7	2.4

Adjusted EBITDA	$112.1	$63.9	$62.0	$40.2	$(19.0)	$259.2

        The following table presents a reconciliation of Dynamit Nobel's net cash provided by (used in) operating activities to Adjusted EBITDA:

	Year Ended September 30,				Six Months Ended June 30,
			Three Months Ended December 31, 2002
				Year Ended December 31, 2003
	2001	2002			2003	2004
	($ in millions)
Net cash provided by (used in) operating activities	$128.0	$142.1	$42.2	$267.0	$57.6	$(18.2)
Changes in assets and liabilities net of the effect of foreign currency translation and acquisitions	(6.6)	24.5	(9.5)	(51.1)	64.6	151.2
Cash interest expense, net	24.2	22.8	6.9	25.2	13.6	14.4
Current portion of income tax (benefit) provision	86.5	80.2	(1.5)	53.5	19.9	18.0
Non-recurring charges	(0.3)	(1.9)	—	12.6	5.6	2.3
Adjustments related to divested business, net of gains excluded in cash flows	(10.5)	(9.1)	—	7.2	—	—
Restructuring and closure charges	2.4	3.3	2.6	14.6	2.2	0.4
Change in provisions	38.4	13.1	17.0	(17.0)	(9.9)	(9.1)
Other, net	(2.9)	(3.0)	(0.1)	0.1	0.4	(0.7)

Adjusted EBITDA	$259.2	$272.0	$57.6	$312.1	$154.0	$158.3

Liquidity and Capital Resources

        Historic Rockwood Cash Flows (including five months of Dynamit Nobel in the year ended December 31, 2004)

        Operating Activities.    Net cash provided by operating activities was $63.1 million and $44.7 million for the six months ended June 30, 2005 and 2004, respectively. Net cash from operating activities increased in 2005 from higher Adjusted EBITDA offset by an increase in working capital primarily due to the inclusion of the businesses acquired in the 2004 acquisitions and the impact of seasonality on some of our businesses.

        Net cash provided by operating activities was $179.6 million and $45.7 million in 2004 and 2003, respectively. Net cash used in operating activities was $3.4 million in 2002. Net cash provided by operating activities increased in 2004 due to operating cash flows generated from the businesses acquired in the Dynamit Nobel acquisition for the five-month period ended December 31, 2004 and the stronger operating results from the historical Rockwood segments. The change in cash flows from operating activities for 2003 as compared to 2002 was primarily due to a net $50.0 million use of cash in 2002 related to receivables sale transactions. Also, there was a smaller increase in working capital accounts in 2003 compared to 2002.

        Investing Activities.    Net cash used in investing activities was $76.6 million and $13.3 million for the six months ended June 30, 2005 and 2004, respectively. Investing activities primarily represented capital expenditures, which increased due mostly to the Dynamit Nobel acquisition.

        Net cash used in investing activities was $2,249.9 million in 2004, $48.5 million in 2003, and $30.4 million in 2002. Net cash used for investing activities for the year ended December 31, 2004 includes $2,137.9 million related to the Dynamit Nobel acquisition, the acquisition of the pigments and dispersions business of Johnson Matthey Plc. and the Groupe Novasep combination. The remaining change in net cash used for investing activities for 2004 as compared to 2003 was primarily due to the 2003 acquisition of Southern Color partially offset by higher capital expenditures related to the businesses acquired in the Dynamit Nobel acquisition for the five-month period ended December 31, 2004. The increase for 2003 as compared to 2002 was primarily due to the sale-leaseback of one of our subsidiaries' facilities in 2002 along with increases in cash used for acquisitions in 2003, partially offset by insurance proceeds from fire damage received in 2003.

        Financing Activities.    Net cash used in financing activities was $15.6 million and $4.5 million for the six months ended June 30, 2005 and 2004, respectively, which represented scheduled payments for long-term debt.

        Net cash provided by financing activities was $2,133.4 million in the year ended December 31, 2004 due to net financing proceeds for the acquisitions discussed above of $2,137.9 million, primarily the Dynamit Nobel acquisition, and equity contributions of $404.0 million for the Dynamit Nobel acquisition, as well as management equity contributions of $7.0 million. Net cash used in financing activities was $1.2 million in 2003, and $19.1 million in 2002. Net cash used in financing activities during 2002 represented scheduled principal repayments on our then long-term debt.

  Dynamit Nobel Cash Flows

        Operating Activities.    Net cash provided by (used in) operating activities was ($18.2) million and $57.6 million in the six months ended June 30, 2004 and 2003, respectively. Net cash provided by operating activities was $267.0 million in 2003, $42.1 million in the short fiscal year ending December 31, 2002, $142.1 million in fiscal 2002 and $128.0 million in fiscal 2001. The decrease in net cash provided by operating activities for the six months ended June 30, 2004 as compared to six months ended June 30, 2003 was primarily due to a larger increase in working capital in 2004 compared to

2003 along with weaker operating results. The change in cash flows from operating activities for 2003 as compared to 2002 was primarily due to a significant decrease in working capital in 2003 versus a significant increase in working capital in 2002. The change between 2002 and 2001 primarily related to higher operating income in 2002 excluding gains on disposals as well as operating working capital changes.

        Investing Activities.    Net cash used in investing activities was $45.0 million in the six months ended June 30, 2004, $9.0 million in the six months ended June 30, 2003, $102.7 million in 2003, $23.8 million in the short fiscal year ending December 31, 2002, $62.5 million in 2002 and $60.3 million in 2001. These amounts primarily represent cash used for capital expenditures net of cash received on disposed businesses and fixed assets. The increase in net cash used for investing activities for the six months ended June 30, 2004 as compared to six months ended June 30, 2003 was primarily due to a larger increase in capital expenditures in the current year along with $17.8 million of proceeds from business disposals in 2003. The increase in cash used for investing activities for 2003 as compared to 2002 was primarily due to more cash flows generated from business and fixed assets disposals in 2002 versus 2003. The increase in cash used for investing activities for 2002 as compared to 2001 was primarily due to more cash flows generated from business and fixed assets disposals in 2001 versus 2002.

        Financing Activities.    Net cash provided by (used in) financing activities was $71.7 million in the six months ended June 30, 2004, ($56.6) million in the six months ended June 30, 2003, ($196.8) million in 2003, ($30.9) million in the short fiscal year ending December 31, 2002, ($95.9) million in 2002 and ($82.3) million in 2001. This amount for each period primarily related to net financing provided by mg technologies ag less third party debt activity.

  Liquidity

        Our primary source of liquidity has been and will continue to be cash generated from operations. Our primary liquidity requirements are working capital, debt service, capital expenditures, contractual obligations and acquisitions. Our debt service requirements, and other contractual obligations and commitments over the next several years are significant and are substantially higher than historical amounts. We believe that our currently available sources of liquidity will be sufficient for these needs. Furthermore, any future acquisitions, business combinations or similar transactions will likely require additional capital resources. If our present operating performance and current market conditions continue, we believe that such resources will be available to us for small transactions. We would need to access alternative sources of liquidity for larger acquisitions such as through additional borrowings, equity issuances or other sources. We may not have access to these sources of cash for a variety of reasons. See "Risk Factors—Risk Factors Relating to Our Business."

        We believe that based on current and anticipated levels of operations and conditions in our industry and markets, cash flows from operations and borrowings available under our revolving credit facility will be adequate for 2005 and the foreseeable future to make required payments of principal and interest on our debt and fund our working capital and capital expenditure requirements. We are taking restructuring actions to reduce overhead and excess or unprofitable manufacturing capacity, in part to improve our long-term liquidity. As noted in "General" above, we are also applying the same initiatives used after the KKR acquisition—reducing net working capital as a percentage of net sales through improved systems and manager incentives as well as the implementation of stringent controls to help ensure that maintenance capital expenditures are appropriate and that expansion capital expenditures are in line with both capacity and market demands. We expect this to further improve our short and long-term liquidity. If our cash flow from operations and borrowings under our revolving credit facility are insufficient to fund our currently existing liquidity requirements, we may be forced to use other means available to us, such as reduce or delay capital expenditures and seek additional capital. We may not have adequate capital for working capital, future acquisitions, business combinations or similar transactions will be available to us.

        As of June 30, 2005, we had total indebtedness of $2,962.3 million. As of September 30, 2005, the revolving credit facility under our senior secured facilities provided for additional borrowings of up to $228.2 million, after giving effect to $21.8 million of letters of credit issued on our behalf. We incurred substantial amounts of debt in connection with the KKR acquisition, including amounts outstanding under our then existing senior credit facilities and our then existing senior subordinated loan facility. As part of the July 2003 debt refinancing, we repaid the borrowings under our then existing senior subordinated loan facility and repaid all amounts outstanding under our then existing senior credit facilities with the proceeds from the then senior secured credit facilities and the 2011 notes.

        On August 22, 2005, Rockwood Holdings completed an initial public offering of 23,469,387 shares of its common stock, which included 3,061,224 shares issued and sold as a result of the underwriters' exercise of the over-allotment option. As a result, net proceeds of approximately $435.7 million were received (net of underwriting discounts and commissions and estimated offering expenses aggregating $33.6 million). The net proceeds were used as follows:

  •
  $61.1 million and €98.3 million ($120.2 million, based on the August 22, 2005 exchange rate of €1.00=$1.2232) was used to redeem the outstanding principal amounts of the pay-in-kind loans and notes, which were reported as part of long-term debt, and to pay accrued and unpaid interest and a redemption premium;

  •
  $89.2 million was used to redeem the outstanding principal amount of the 12% senior discount notes, which were reported as part of long-term debt (including accreted and unpaid interest), which were held by an affiliate of KKR;

  •
  $116.2 million of the net proceeds was used to redeem $101.6 million, or 27%, of the 2011 notes, which were reported as part of long-term debt, and pay a redemption premium and accrued and unpaid interest;

  •
  $38.5 million was used to redeem all outstanding shares of the 15% redeemable convertible preferred stock, which were held by an affiliate of KKR, including a redemption premium and accumulated and unpaid dividends; and

  •
  $10.0 million was used to terminate the management services agreement with affiliates of KKR and DLJMB.

        We incurred substantial amounts of debt in connection with the Dynamit Nobel acquisition. Specifically, we entered into new senior secured credit facilities of approximately $1,454.2 million and a new senior subordinated loan facility of $854.5 million (based on the exchange rate at July 31, 2004). We also received an equity contribution of $404.0 million from proceeds of equity contributions in Holdings by affiliates of KKR and DLJMB, (representing an equity contribution in Holdings of $425.0 million less $20.0 million used to repay a portion of the additional pay-in-kind notes issued in connection with interest payments on the $70.0 million initial aggregate principal amount of the pay-in-kind notes issued and pay a related fee of $1.0 million). $50.4 million of the term loan was undrawn at the closing of the Dynamit Nobel acquisition. The proceeds from the acquisition financings were used at the closing of the Dynamit Nobel acquisition to finance the purchase price of the businesses acquired in the Dynamit Nobel acquisition, repay all amounts outstanding under our old senior credit facilities (which totaled approximately $442.2 million), repay assumed debt of approximately $129.0 million, fund approximately $20.0 million of cash settlement of derivative transactions related to the Dynamit Nobel acquisition and pay related fees and expenses. We also assumed certain standby letters of credit and comparable obligations. Approximately $6.1 million of these obligations will have to be renewed upon expiration and will then reduce availability under the revolving credit facility.

        In connection with the Dynamit Nobel acquisition, we also received equity contributions of approximately $7.0 million in proceeds from equity contributions in Rockwood Holdings by management and certain other employees. Specifically, from September 2004 to December 2004, Rockwood Holdings sold 477,428 shares of common stock to members of management and certain other employees for gross proceeds of $7.0 million. In connection with the sale of these shares, pursuant to the stock plan, Rockwood Holdings granted stock options to purchase an aggregate of 2,091,852 shares of common stock to these members of our management and certain other employees.

        Subsequent to the closing of the Dynamit Nobel acquisition, on September 27, 2004, we drew the remaining $50.4 million of the term loans in connection with the acquisition of the pigments and dispersions business of Johnson Matthey Plc. In addition, on October 8, 2004, we amended the senior secured credit facilities to borrow an additional $160.0 million and €52.7 million (or $225.5 million in aggregate) of term loans and used the additional borrowings to repay a portion of our senior subordinated loan and to pay related fees. On November 10, 2004, we issued the 2014 notes and used the net proceeds to repay the remaining outstanding borrowings under the senior subordinated loan facility of $260.1 million and €313.2 million (or $664.9 million in the aggregate), plus accrued interest on the remaining outstanding borrowings and pay related fees and expenses and fund general corporate purposes. On November 30, 2004, we repaid a portion ($15.9 million, or €12.8 million) of the assumed debt. On December 10, 2004, we refinanced all outstanding borrowings under the tranche B term loans with new tranche D term loans in order to reduce interest expense.

        On December 31, 2004, we assumed approximately €27.8 million ($33.7 million based on the June 30, 2005 exchange rate of €1.00=$1.2106) plus $10.8 million (or an aggregate of $44.5 million of debt and approximately €10.7 million (or $13.0 million) in cash, in connection with the combination of the three business lines of our Custom Synthesis segment (now known as our Groupe Novasep segment) with Groupe Novasep SAS. As a result of the combination, our subsidiary Knight Specialite Synthese SAS acquired approximately 66 1/3% of the stock of Groupe Novasep SAS held by outside investors and approximately 3% held by the Groupe Novasep SAS management, and the Groupe Novasep SAS management contributed its remaining stock of 30.6% of Groupe Novasep SAS to Knight Specialite Synthese SAS in exchange for shares in Knight Specialite Synthese SAS. As a result of the transaction, we own approximately 79% of Knight Specialite Synthese SAS, which has now been renamed Groupe Novasep; management owns the remaining approximately 21%. We used cash on hand to finance this transaction.

  Contractual Obligations

        The following table details Rockwood's fixed contractual cash obligations as of December 31, 2004:

	Total	Less than 1 Year	2–3 Years	4–5 Years	After 5 Years
	($ in millions)
Debt, including current portion(1)	$4,540.6	$236.9	$524.4	$541.7	$3,237.6
Operating leases	74.7	22.0	24.1	10.8	17.8
Purchase obligations(2)	227.6	124.6	102.3	0.7	—

Total(3)(4)	$4,842.9	$383.5	$650.8	$553.2	$3,255.4

(1)
Amounts represent the expected cash payments of our long-term debt and does not include any fair value adjustments or bond premiums or discounts. Includes estimated scheduled cash interest payments totaling $1,416.5 million. A portion of the debt balance outstanding as of December 31, 2004 contained a variable interest rate component. Therefore, interest was calculated on this portion based upon the average of the rates in effect as of December 31, 2004. See note 8 to our audited combined financial statements.

(2)
Purchase obligations consists of agreements to purchase goods or services that are enforceable and legally binding and that specify all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction. Purchase obligations exclude agreements that are cancelable without penalty.

(3)
Statutory minimum funding requirements for 2005 for defined benefit pension plans are not included as such amounts have not been determined. For 2005, the Company expects to make contributions of approximately $7.2 million to pension trusts and $16.2 million directly to plan participants as benefit payments. Future contributions are not included as they are not fixed either as to timing or amount.

(4)
Obligations relating to eventual settlement of derivative contracts are not included as the timing and amounts are not fixed. These contracts are marked to market with the related liabilities ($38.7 million at December 31, 2004) reflected in "Other liabilities" in the balance sheet.

        Senior secured credit facilities.    The senior secured credit facilities, as amended, consist of:

  •
  tranche A-1 term loans in an aggregate principal amount of €39.1 million (or approximately $47.4 million) and tranche A-2 term loans in an aggregate principal amount of €170.4 (or approximately $206.3 million), each maturing on July 30, 2011 and bearing interest at our option of either (i) Adjusted LIBOR plus 2.50% or (ii) ABR plus 1.25%;

  •
  tranche C term loans in an aggregate principal amount of €274.8 million (or approximately $332.7 million) maturing on July 30, 2012 and bearing interest of Adjusted LIBOR plus 3.00%;

  •
  tranche D term loans in an aggregate principal amount of $1,145.0 million maturing on July 30, 2012 and bearing interest at our option of either (i) Adjusted LIBOR plus 2.25% or (ii) ABR plus 1.00%; and

  •
  a revolving credit facility in an aggregate principal amount of $250.0 million maturing on July 23, 2010, bearing interest at our option of either (i) Adjusted LIBOR plus 2.50% or (ii) ABR plus 1.25%.

The U.S. dollar equivalents of term loans denominated in euros are shown based on the exchange rate on June 30, 2005 of €1.00=$1.2106. In each case, the interest rates per year (other than under the tranche C term loan facility) are subject to step-downs determined by reference to a performance test. Adjusted LIBOR is the London inter-bank offered rate adjusted for statutory reserves. ABR is the alternate base rate, which is the highest of Credit Suisse First Boston's prime rate and the federal funds effective rate plus 1/2 of 1%. Tranche A-1 and A-2 term loans are payable in January and July of each year at escalating percentages of the original principal amount. Tranche C and tranche D term loans are payable in January and July of each year at amounts equal to 0.5% of the original principal balance, with the remainder due at the final maturity date.

        The issuer's borrowings and the borrowings of Rockwood Specialties Limited under the senior secured credit facilities are guaranteed and secured by assets and pledges of capital stock.

        In addition to the financial covenants described below under "—Covenant Compliance," the issuer's senior secured credit facilities contain various affirmative and restrictive covenants. The restrictive covenants limit the issuer and its subsidiaries' ability to, among other things, incur indebtedness and other liabilities; create liens; merge or consolidate; dispose of assets; make investments; pay dividends and make payments to shareholders; make payments on certain indebtedness or to amend documents related to certain indebtedness and to enter into sale leaseback transactions. The affirmative covenants include, among other things, a requirement that we furnish our financial statements to the administrative agent and each lender on or before 90 days after our fiscal year end.

        2011 notes and 2014 notes.    The Company's 2011 notes have an aggregate principal amount of $375.0 million at June 30, 2005, and mature on May 15, 2011 and the 2014 notes have an aggregate principal amount of €375.0 million (or approximately $454.0 million) in the case of the euro notes and $200.0 million in the case of the dollar notes, and mature on November 15, 2014. As discussed, $101.6 million, or 27%, of the 2011 notes were redeemed as part of the IPO. Interest on both the 2011 notes and 2014 notes are payable semi-annually on May 15 and November 15. Interest on the 2011 notes accrues at the rate of 10.625% per year, and interest on the 2014 notes accrues at the rate of 7.625% in the case of euro notes and 7.500% in the case of dollar notes. Certain of our domestic subsidiaries guarantee the 2011 notes and 2014 notes on a senior subordinated unsecured basis. The Company may redeem up to 35% of the initial aggregate principal amount of the 2011 notes at a redemption price equal to 110.625% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to the redemption date at any time prior to May 15, 2006, with the net proceeds of one or more equity offerings. Thereafter, the Company may redeem at a premium which reduces annually through maturity.

        The Company's 2011 notes and 2014 notes contain various affirmative and restrictive covenants. The restrictive covenants limit our ability, and the ability of our restricted subsidiaries, to, among other things, incur or guarantee additional indebtedness (as described below under "—Covenant Compliance"); pay dividends or make other equity distributions or repurchase capital stock (as described below under "—Covenant Compliance"); make investments or other restricted payments (as described below under "—Covenant Compliance"); create liens; transfer or sell assets; restrict dividends or other payments to us; engage in transactions with affiliates; and merge or consolidate with other companies or sell substantially all of our assets.

        Covenant compliance.    In addition to the affirmative and restrictive covenants, the issuer's senior secured credit agreement contains the following financial covenants that are determined based on our Adjusted EBITDA:

  •
  a maximum total leverage ratio: for the twelve-month period ended June 30, 2005, net debt to Adjusted EBITDA must be less than 6.75 to 1; and

  •
  a minimum interest coverage ratio: for the twelve-month period ended June 30, 2005, Adjusted EBITDA to cash interest expense (interest expense, net excluding deferred debt issuance cost amortization and the movements in the mark-to-market value of our interest rate and cross-currency interest rate derivatives) must be at least 1.70 to 1.

        These covenants are material terms of the senior secured credit agreement. Non-compliance with these covenants could result in a default under the senior secured credit agreement and the lenders could elect to declare all amounts borrowed immediately due and payable. Any such acceleration would also result in a default under the indentures governing the 2011 notes and the 2014 notes, which could lead to the noteholders electing to declare the principal, premium, if any, and interest on the then outstanding notes immediately due and payable.

        The indentures governing the 2011 notes and 2014 notes prohibit us from incurring additional debt, subject to certain permitted incurrences, unless the fixed charge coverage ratio, which is the ratio of Adjusted EBITDA (as defined therein excluding certain adjustments permitted under the senior secured credit agreement) to fixed charges (as defined therein), for the most recently ended four fiscal quarters is at least 2.00 to 1. In addition, the indentures prohibit us from making restricted payments (such as dividends or other equity distributions, repurchases of capital stock or restricted investments), subject to certain permitted payments, unless, among other things, the fixed charge coverage ratio for the most recently ended four fiscal quarters is at least 2.00 to 1. These covenants are material terms of the indentures governing the 2011 notes and 2014 notes.

        We were in compliance with all of the above covenants as of June 30, 2005.

        Given our use of Adjusted EBITDA (see "—Special Note Regarding Non-GAAP Financial Measures" for the definition of Adjusted EBITDA and management's uses of Adjusted EBITDA) as a liquidity measure, the following table presents a reconciliation of net cash provided by (used in) operating activities to Adjusted EBITDA:

	Year Ended December 31,			Six Months Ended June 30,
	2002	2003	2004	2004	2005
	($ in millions)
Net cash provided by (used in) operating activities	$(3.4)	$45.7	$179.6	$44.7	$63.1
Changes in assets and liabilities, net of the effect of foreign currency translation and acquisitions	23.4	19.9	(8.4)	6.2	95.6
Current portion of income tax (benefit) provision	8.5	7.7	21.6	7.6	20.6
Interest expense, net, excluding amortization of deferred financing costs and unrealized losses/gains on derivatives	70.4	75.5	128.1	36.8	105.4
Restructuring and related charges	1.3	1.9	1.1	—	5.8
CCA litigation defense costs	—	—	—	—	1.5
Systems/organization establishment expenses	1.5	1.6	4.8	1.0	1.9
Cancelled acquisition and disposal costs	0.2	1.9	0.5	0.1	0.6
Stamp duty tax	—	—	4.0	4.0	—
Business interruption costs and insurance recovery	(2.2)	(4.4)	—	—	—
Bad debt provision	(0.9)	(1.7)	(2.8)	(0.9)	(0.8)
Net receivables sale activity	50.0	—	—	—	—
Refinancing fees	—	1.4	1.0	—	—
Loss on receivables sold	1.2	—	—	—	—
Loss on disposed businesses	—	—	0.8	—	—
Other	0.4	—	2.1	(0.3)	—

Total Adjusted EBITDA	$150.4	$149.5	$332.4	$99.2	$293.7

        Assumed debt.    Certain of our subsidiaries acquired in the Dynamit Nobel acquisition are borrowers under eight euro-denominated term loan facilities that provide aggregate outstanding borrowings of approximately €25.6 million ($30.9 million) as of June 30, 2005. These term loans mature between 2006 and 2010 and bear annual interest rates ranging between 1.00% and 4.25% or EURIBOR plus 1.45% or LIBOR plus 0.39%. In addition, certain of our subsidiaries acquired in the Dynamit Nobel acquisition are borrowers under eight term loan facilities denominated in other foreign currencies, including Swiss Francs, Taiwanese Dollars, Chinese Renimbi and Japanese Yen, providing for borrowings of an aggregate U.S. dollar equivalent amount of approximately $41.3 million as of June 30, 2005. These term loans mature between 2005 and 2011 and bear annual interest rates ranging between 2.22% and 5.64%. The term loan facilities described above contain customary events of default and some of them are secured by mortgages or accounts receivables.

        Additionally, Groupe Novasep (including subsidiaries) has three tranches of bank debt at the Novasep parent level totaling €13.0 million ($15.7 million), and $10.8 million ($26.5 million in total) each with a maturity date of 2010 and interest rates of EURIBOR plus 1.75% in the case of two of the tranches, and LIBOR plus 1.75% for the remaining tranche. In addition, there is bank debt at the Novasep subsidiary level totaling €5.9 million ($7.2 million) with maturity dates ranging from 2006 to 2010 and interest rates ranging from EURIBOR plus 0.7% to EURIBOR plus 1.25%. The remaining amount of assumed debt of €11.0 million ($13.3 million) consists primarily of capital leases with maturity dates ranging from 2006 to 2013.

        In addition, "Assumed long-term debt" shown in our capitalization table under the section "Capitalization" includes certain capitalized lease obligations, a full recourse receivables factoring arrangement and subsidiary preferred stock in addition to the long-term debt described in the preceding two paragraphs.

  Capital Expenditures

        For the six months ended June 30, 2005 and 2004, our capital expenditures, excluding capital leases, amounted to $76.8 million and $13.3 million, respectively. The capital expenditures of Rockwood and Dynamit Nobel have averaged $61.0 million and $108.7 million, respectively per year over the last three years. Rockwood's capital expenditures consisted primarily of replacements of worn, obsolete or damaged equipment as well as investments in new equipment, mostly for our Color Pigments and Services and Timber Treatment Chemicals business lines of our Performance Additives segment. In addition, Rockwood also made significant investments in new facilities to expand capacity across our business lines including expenditures made in connection with the expansion of our ACQ production capabilities in our Timber Treatment Chemicals business line, expansion and refurbishment of our wafer reclaim facility and production equipment in Greasque, France. In addition to maintenance capital expenditures, Dynamit Nobel's growth capital expenditures consisted of expansion of current Good Manufacturing Practice production lines and new equipment relating to multi-column chromatography in our Groupe Novasep segment, expansion of our titanium dioxide capacity for our Titanium Dioxide Pigments segment and capacity expansion for our Advanced Ceramics segment.

        For the years ended December 31, 2004 and 2003, our capital expenditures amounted to $27.5 million and $34.3 million, respectively, excluding capital expenditures of the acquired businesses of Dynamit Nobel. Capital expenditures of the acquired businesses of Dynamit Nobel during the five-month period from the date the Dynamit Nobel acquisition was consummated amounted to an additional $85.3 million.

        We may incur future costs for capital improvements and general compliance under safety, health and environmental (or SHE) laws. For the year December 31, 2004, our capital expenditures for SHE matters totaled approximately $23.9 million, excluding costs to maintain and repair pollution control equipment. For 2005 and 2006, we estimate capital expenditures for compliance with SHE laws to be at similar levels; however, because capital expenditures for these matters are subject to changes in and new SHE laws, we cannot provide assurance that our recent expenditures will be indicative of future amounts required to comply with these laws.

        We intend to apply our capital discipline and stringent controls to reduce our future capital expenditures as compared to historical levels for the acquired businesses of Dynamit Nobel. Our annual capital expenditures will increase in amount, but we do not believe they will change significantly from current levels in proportion to the size of the combined entity or as a percentage of net sales.

  Foreign currency related transactions

        As of June 30, 2005, based on the exchange rate of €1.00=$1.2106, $1,168.6 million of the debt outstanding are denominated in euros (€965.3 million). A weakening or strengthening of the euro against the U.S. dollar by $0.01 would decrease or increase, respectively, by $9.7 million the U.S. dollar equivalent of our total euro-denominated debt of €965.3 million. In order to mitigate the effect of any exchange rate changes which may have taken place prior to the closing of the Dynamit Nobel acquisition, we entered into call options, permitting us to purchase up to €750.0 million at a price of €1.00=$1.225. We recorded a mark-to-market loss of $2.9 million during the quarter ended June 30, 2004 on the call options. The options expired unexercised and we recorded an additional loss of $8.1 million in the third quarter of 2004. We also entered into a forward contract in July 2004 to purchase €1,057.0 million at a fixed U.S. dollar rate of $1.208=€1.00, which was utilized to pay for a portion of the purchase price at the closing of the Dynamit Nobel acquisition. We recorded a charge of approximately $4.0 million in the third quarter of 2004. See "—About Market Risk—Foreign Currency Risk."

  Management and transaction fees

        Approximately $21.5 million and $9.0 million of the transaction fees in connection with the closing of the Dynamit Nobel acquisition, including reimbursable expenses, were paid to KKR or its affiliates and to DLJMB, respectively. In addition, approximately $25.5 million of financing fees was paid to Credit Suisse First Boston or its affiliates. Effective with the Dynamit Nobel acquisition, KKR and DLJMB agreed to provide us consulting and management advisory services for an aggregate annual fee of $2.1 million. In connection with the initial public offering of the common stock of Rockwood Holdings, the affiliates of KKR and DLJMB terminated the management services agreement for an aggregate consideration of $10.0 million.

  Commitments and Contingencies

        Legal Matters.    We are involved in various legal proceedings, including product liability, intellectual property and environmental matters, of a nature considered normal to our business. It is our policy to accrue for amounts related to these matters in accordance with SFAS No. 5, Accounting for Contingencies, if it is probable that a liability has been incurred and an amount can be reasonably estimated. It is our policy to disclose such matters when there is at least a reasonable possibility that a material loss may have been incurred. In addition, we may be required to make indemnity payments in connection with certain product liability claims. See "Risk Factors—Risk Factors Relating to Our Business—Product Liability—Due to the nature of our business and products, we may be liable for damages arising out of product liability claims." Although we expect to continue to pay legal fees in connection with certain legal actions related to chromated copper arsenate and other product liability matters, based on currently available facts, we do not believe that these actions will have a material effect on our financial condition, results of operations or liquidity. In accordance with our policy, reserves in connection with such matters do not individually exceed $350,000 and in the aggregate $1.5 million. Our reserve estimates are based on available facts, including damage claims and input from our internal and external legal counsel, past experience, and, in some instances where defense costs are being paid by our insurers, insurance coverage. We are unable to estimate the amount or range of any potential incremental charges should facts and circumstances change and may in the future revise our estimates based on new information becoming available. In addition, we do not believe that there is any other individual legal proceeding that is likely to have a material adverse effect on our business or financial condition. However, we cannot predict the outcome of any litigation or the potential for future litigation.

        Indemnities.    Under the business and share sale and purchase agreement, the deed of tax covenant and the environmental deed entered into in connection with the KKR acquisition, Degussa UK Holdings Ltd., or Degussa, as successor to Laporte, plc, or Laporte, is required to indemnify us for certain legal, tax and environmental liabilities and obligations that relate to the period prior to the closing of the KKR acquisition. In addition, under the sale and purchase agreement entered into in connection with the Dynamit Nobel acquisition, mg technologies ag and MG North America Holdings Inc. are required to indemnify us for certain legal, tax and environmental liabilities and obligations that related to the period prior to the closing of the Dynamit Nobel acquisition. See "Dynamit Nobel Acquisition—Sale and Purchase Agreement." Pursuant to these agreements, we have made various claims for indemnification with Degussa, mg technologies ag and MG North America Holdings, Inc. In the opinion of management, and based upon information currently available, we do not expect the ultimate resolution of any of these claims to have a material effect on our financial condition or results of operations. See "—Environmental Indemnities."

  Safety, Health and Environmental Matters

  General

        We are subject to extensive environmental, health and safety laws in the United States, the European Union and elsewhere at both the national and local level. Many of these laws impose requirements relating to clean-up of contamination, and impose liability in the event of damage to human beings, natural resources or property, and provide for substantial fines, injunctions and potential criminal sanctions for violations. Our products, including the raw materials we handle, are also subject to rigorous industrial hygiene regulations and investigation. The nature of our operations exposes us to risks of liability for breaches of these laws and regulations as a result of the production, storage, transportation and sale of materials that can cause contamination or personal injury when released into the environment. Environmental laws are subject to change and have tended to become stricter over time. Such changes in environmental laws, or the enactment of new environmental laws, could result in materially increased capital, operating and compliance costs.

  Safety, Health and Environmental Systems

        We are committed to achieving and maintaining compliance with all applicable SHE legal requirements, and our subsidiaries have developed policies and management systems that are intended to identify the SHE legal requirements applicable to our operations, enhance compliance with such requirements, ensure the safety of our employees, contractors, community neighbors and customers and minimize the production and emission of wastes and other pollutants. Although SHE legal requirements are constantly changing and are often difficult to comply with, these SHE management systems are designed to assist us in meeting our compliance goals and minimizing overall risk to us.

  SHE Capital Expenditures

        We may incur future costs for capital improvements and general compliance under SHE laws. For the year December 31, 2004, the capital expenditures for SHE matters totaled approximately $23.9 million, excluding costs to maintain and repair pollution control equipment. For 2005 and 2006, we estimate capital expenditures for compliance with SHE laws to be at similar levels; however, because capital expenditures for these matters are subject to changes in existing and new SHE laws, we cannot provide assurance that our recent expenditures will be indicative of future amounts required to comply with these laws.

  Regulatory Development

        In October 2003, the European Commission adopted a proposal for a new European Union framework for chemicals known as the Registration, Evaluation and Authorization of Chemicals, or REACH. While it is uncertain as to whether, when and in what form REACH will be finalized and become law, REACH may eventually significantly expand the European Union's regulation of chemicals. As currently proposed, REACH would include requirements that certain manufacturers and importers of chemicals register those chemicals, perform health and environmental risk analyses of those chemicals, and in certain instances, obtain authorizations for the use of the chemicals. As a specialty chemicals company, it is possible that we are the only manufacturer of one or more substances to be regulated under REACH and thus could potentially bear the full cost of compliance with REACH for some or all of our products. We estimate we have over 400 products that might be subject to REACH.

        Under the European Union Integrated Pollution Prevention and Control Directive, or IPPC, European Union member governments are to adopt rules and implement a cross-media (air, water and waste) environmental permitting program for individual facilities. While the EU countries are at varying stages in their respective implementation of the IPPC permit program, we have submitted all necessary IPPC permit applications required to date, and in some cases received completed permits from the applicable government agency. We expect to submit all other IPPC applications and related documents on a timely basis as the various countries implement the IPPC permit program. Although we do not know with certainty what each IPPC permit will require, we believe, based upon our experience with the permits received to date, that the costs of compliance with the IPPC permit program will not be material to our results of operations, financial position or liquidity.

  Remediation Liabilities

        Environmental laws have a significant effect on the nature and scope of any clean-up of contamination at current and former operating facilities, the costs of transportation and storage of chemicals and finished products and the costs of the storage and disposal of wastes. In addition, "Superfund" statutes in the United States as well as statutes in other jurisdictions impose strict, joint and several liability for clean-up costs on the entities that generated waste and/or arranged for its disposal at contaminated third party sites, as well as the past and present owners and operators of contaminated sites. Each responsible party may be required to bear some or all clean-up costs regardless of fault, legality of the original disposal or ownership of the disposal site.

        Environmental contamination is known to exist at certain of our present and former facilities, including our facilities located in Turin, Italy; St. Fromond, St. Cheron and Sens, France; Hainhaussen, Troisdorf, Schlebusch, Stadeln, Duisburg, Plochingen, Marktredwitz, Ronnenberg-Empelde and Langelsheim, Germany; Oss, The Netherlands; Kidsgrove, Sudbury and Barrow, United Kingdom; Boksburg East, South Africa; Pratteln, Switzerland and in the United States, in Valdosta, Georgia, Beltsville, Maryland, Harrisburg, North Carolina, Laurens, South Carolina, Silver Peak, Nevada and La Mirada, California. Soil contamination is also known to exist at our facilities at Freeport, Texas, Chasse-sur-Rhone, France, Sudbury, United Kingdom and Sumperk in Czech Republic; however, no further regulatory remedial actions are currently required for these facilities and any liabilities arising from such contamination is covered by indemnity obligations or the previous owners of these facilities with the exception of Freeport. We are currently operating groundwater remediation systems at our Hainhaussen, Troisdorf, Valdosta, and Silver Peak facilities. We also operate ground water remediation systems at our Schlebusch, Plochingen, Marktredwitz, Stadeln and Laurens facilities, for which prior owners or insurers have assumed responsibility and a soil remediation project at our facility in St. Cheron, and we continue to monitor groundwater at the Beltsville facility, which was previously the subject of a soil removal action. Groundwater is also monitored at the St. Fromond and Barrow facilities due to prior spills and at the Harrisburg facility due to a landfill closure. We are also required to monitor groundwater quality at our facilities at Mourenx, France and New Johnsonville, Tennessee. We believe that additional environmental studies, and possibly environmental remediations, will be required at the Turin and Harrisburg facilities. We are also in the process of determining appropriate remedial actions with the regulatory authorities at the following locations: Duisburg, Pratteln, Langelsheim, Troisdorf and La Mirada. Furthermore, as a result of facility closings, divestitures and offsite disposal activities such as a former disposal site in Laurel, Maryland, we are responsible for the following other matters: contamination beneath divested portions of the manufacturing facility in Troisdorf; contamination at a closed Chemetall Oakite facility in Houston, Texas, contamination at a former Chemetall Foote facility in Sunbright, Virginia, contribution towards the clean-up of three industrial landfills in the Basel, Switzerland area, groundwater remediation at Stadeln and former sites operated by Dynamit Nobel's previously divested explosives business. We are also a de minimis participant in several Superfund matters.

        Although we cannot provide assurances in this regard, we do not believe that these issues will have a material adverse effect on our long-term business or financial condition, but we do believe these issues may have a material adverse effect on the results of operations or cash flow in any given quarterly or annual reporting period. Nonetheless, the discovery of contamination arising from present or historical industrial operations at some of our and our predecessor's former and present properties and/or at sites we and our predecessor disposed wastes could expose us to cleanup obligations and other damages in the future.

  Government Enforcement Proceedings and Civil Litigation

        During the course of our business, we may receive notices of violation, enforcement and other complaints from regulatory agencies alleging non-compliance with applicable SHE laws. Currently, we are party to a consent order with the Metropolitan Sewer District, or MSD, in Saint Louis, Missouri to reduce ammonia concentrations in wastewater discharge to a city treatment plant. The entry into the consent order resulted from violations of our wastewater discharge permit. The order is presently stayed pending MSD's negotiation of its own National Pollution Discharge Elimination System permit with the State of Missouri. Although we may be required to make capital expenditures in connection with this matter, we do not believe that this issue will have a material adverse effect on our business or financial condition.

  Environmental Indemnities

        Pursuant to the environmental deed entered into in connection with the KKR acquisition, Degussa, as successor to Laporte, is required to indemnify us and our subsidiaries for certain environmental matters that relate to the business as conducted prior to the closing of the KKR acquisition. The environmental deed provides that Degussa will indemnify us and our subsidiaries for claims for which notice is given within a period of two years for breaches of representations and warranties, which expired in 2002, and five years for claims related to the contamination of our properties or our subsidiaries' properties (inclusive of contamination which leaks or escapes from our properties or our subsidiaries' properties), which expires in September 2005. These indemnity obligations are subject to a minimum per matter loss of $175,000 and are further subject to a $5.0 million deductible for the indemnity to be available. In addition, the environmental deed provides that Degussa will indemnify us and our subsidiaries for claims relating to properties that were formerly owned, occupied or used as of November 20, 2000, as well as properties owned by third parties (inclusive of disposal of waste and certain other identified issues prior to November 20, 2000). The environmental deed provides that in this instance, Degussa will be responsible for reasonable costs and expenses incurred.

        In addition, pursuant to the sale and purchase agreement entered into in connection with the Dynamit Nobel acquisition, mg technologies ag and its subsidiary, MG North America Holdings Inc., are required to indemnify us and our subsidiaries for 50% of the excess amount of losses over the amount of the related reserves (in the case of known claims) and 50% of claims (in the case of unknown claims) related to the contamination of our or our subsidiaries' properties, if notified within ten years. If mg technologies and MG North America Holdings' responsibility for contamination matters cannot be proven, a sliding scale reduces the percentage further for each year during the five-year period from year six to ten. mg technologies and MG North America Holdings are also obligated to indemnify us for 85% of claims related to legacy site matters, such as environmental matters relating to properties or businesses owned or operated by Dynamit Nobel prior to, but not on, the closing of Dynamit Nobel acquisition, if notified within ten years. In addition, mg technologies and MG North America Holdings are obligated to indemnify us for 50% of the excess amount of losses over the amount of the related reserves for operational compliance matters, if notified by December 31, 2006, and 50% of the excess amount of losses over the amount of the related reserves (in the case of known claims) and 50% of claims (in the case of unknown claims) related to certain environmental damage claims unknown at the time of the closing of the Dynamit Nobel acquisition, if notified within ten years. All of these indemnity obligations are subject to different minimum per-claim thresholds depending on whether the matter was disclosed or not, and on the subject matter, ranging between €100,000 and €750,000 depending on the type of claim. The indemnity obligations are further subject to certain deductibles, exclusions and limitations. Furthermore, mg technologies and MG North America Holdings are obligated to indemnify us for certain environmental risks arising from certain "shared site" structures for a duration of ten years. This indemnity obligation is not subject to the percentages, de minimis exclusions, deductibles and thresholds described above, and it is not subject to most of the general limitations.

        In the event we seek indemnity under any of these agreements or through other means, there can be no assurance that mg technologies, MG North America Holdings, Degussa or any other party who may have obligations to indemnify us will adhere to their obligations and we may have to resort to legal action to enforce our rights under the indemnities. In addition, we may be required to make indemnity payments in connection with certain environmental matters. See "Risk Factors—Risk Factors Relating to Our Business—Environmental Indemnities—We may be subject to environmental indemnity claims relating to properties we have divested." However, we do not believe that resolution of the known environmental matters subject to indemnification obligations owed to us or by us will have a material adverse effect on our long-term business or financial condition, but may have a material adverse effect on the results of operations or cash flow in any given quarterly or annual reporting period.

        Environmental Reserves.    We have established financial reserves relating to anticipated environmental cleanup obligations, site reclamation and remediation and closure costs. Liabilities are recorded when potential liabilities are either known or believed to be probable and can be reasonably estimated. Our liability estimates are based upon available facts, existing technology, past experience, and, in some instances where the remediation costs are being paid directly by our insurers, insurance recoveries, and are generated by several means, including State-mandated schedules, environmental consultants and internal experts, depending on the circumstances. On a consolidated basis, we have accrued approximately $48.1 million and $51.9 million for known environmental liabilities as of June 30, 2005 and December 31, 2004, respectively, all of which are classified as other non-current liabilities on our consolidated balance sheets for such periods. Included in the $48.1 million and $51.9 million as of June 30, 2005 and December 31, 2004 is €6.5 million ($7.9 million using the exchange rate on June 30, 2005 of €1.00=$1.2106) that is discounted using 5.0% discount rate (undiscounted amount equals $12.1 million), and €2.4 million ($2.9 million) that is discounted using 5.5% discount rate (undiscounted amount equals $4.6 million). In certain cases, our remediation liabilities are payable over periods of up to 30 years.

        We believe these accruals are adequate based on currently available information. We may incur losses in excess of the amounts accrued, however, based on currently available information we do not believe the additional amount of potential losses would have a material effect on our results of operations or financial condition, but may have a material adverse effect on the results of operations or cash flow in any given quarterly or annual reporting period. We are unable to estimate the amount or range of any potential incremental charges should facts and circumstances change and may in the future revise our estimates based on new information becoming available.

        We are obligated to undertake soil remediation at two of our facilities in Europe in the event manufacturing operations are discontinued there at some future date. We do not contemplate any such action occurring in the foreseeable future, as these facilities' remaining lives are indefinite. Given the indeterminate useful life of these facilities and the corresponding indeterminate settlement date of any soil remediation obligations we do not have sufficient information to estimate a range of potential settlement dates for the obligations. Consequently, we cannot employ a present value technique to estimate fair value and, accordingly, we have not accrued for any related costs.

        We believe that these environmental matters will not have a material adverse effect on our business or financial condition. However, these matters may have a material adverse effect on our results of operations or cash flows in any given quarterly or annual reporting period.

  Off-Balance Sheet Arrangements

        None.

  Critical Accounting Policies and Estimates

        Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosure of contingent assets and liabilities. These estimates include assessing, among other things:

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  the fair values of assets acquired and liabilities assumed in business combinations;

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  the use and recoverability of inventory;

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  the valuation of deferred tax assets;

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  impairment of goodwill, property, plant and equipment and other intangible assets; and

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  the useful lives of tangible and intangible assets.

We evaluate our estimates on an ongoing basis, based on historical experience and various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

        See note 1 to our and Rockwood's audited consolidated financial statements included for a summary of our significant accounting policies. We believe the following to be the most critical accounting policies and estimates affecting preparation of our consolidated financial statements:

        Revenue Recognition.    We recognize revenue when the earnings process is complete. Product sales are recognized when products are shipped to the customer in accordance with the terms of the contract of sale, title and risk of loss have been transferred and collectibility is reasonably assured. We believe that we have adequate credit granting procedures in place and operating effectively so that collectibility is reasonably assured. We have a low incidence of uncollectible accounts. Additionally, credit insurance is purchased at times by certain of our businesses, particularly in Europe, to protect against collection risk. Accruals are made for sales returns based on our experience and for other allowances based on the terms of allowance programs put in place. Although we believe that sufficient experience and history exists to make reasonable estimates as to such accruals and allowances, actual results can differ depending on market conditions.

        Impairment Accounting.    The recoverability of goodwill is reviewed on an annual basis during the fourth quarter. Additionally, the recoverability of goodwill, long-lived tangible, and certain intangible assets is reviewed when events or changes in circumstances occur indicating that the carrying value of the assets may not be recoverable.

        Initial goodwill impairment review begins with the estimate of fair value of each reporting unit generally based on an industry metric such as the ratio of enterprise value (commonly defined as market capitalization, plus long-term debt, less cash) to Adjusted EBITDA for the current year and the following year budget. If potential impairment is identified, we may expand the review to take into account expected future cash flows in subsequent years. Similarly, when we test for impairment of long-lived assets other than goodwill we initially review the estimated future undiscounted cash flows to be derived from the asset or asset group (collectively "asset"). If it appears that the asset is impaired based on undiscounted cash flows, the estimated fair value of the asset is calculated on a present value basis by multiplying the estimated future annual cash flows of the asset by the then current enterprise value ratio (a discounted measure) or by a discount factor appropriate to the related reporting unit, in accordance with paragraph 23 of SFAS 144. An impairment loss is recognized when the carrying value of the asset or goodwill exceeds the discounted cash flow (or other measure of) fair value.

        These calculations are based on inherent assumptions and estimates about future cash flows and appropriate benchmark peer companies or groups. Subsequent changes in these assumptions could result in future impairment. Although we consistently use the same methods in developing the assumptions and estimates underlying the fair value calculations, such estimates are uncertain by nature and can vary from actual results. For example, if the peer group multiples used in 2004 had been 10% lower, no additional goodwill impairment would have been recorded. However, if the peer group multiples used in 2003 had been 10% lower, we might have had an additional goodwill impairment of approximately $8.0 million in one of our reporting units. As noted above, if we had discovered such a potential impairment we might have expanded the review to prepare more detailed estimates of future cash flows in subsequent years which might have resulted in a different impairment assessment.

        We have not to date had circumstances occur that caused us to review the values of individual long-lived assets for impairment. However, in 2004 and 2003 we did review for impairment the assets of an entire reporting unit within our Electronics segment. Had the calculation multiple in 2003 or the future cash flow estimates in 2004 been 10% lower, we would have recorded an additional impairment in this reporting unit of approximately $3.5 million in 2003 and $1.1 million in 2004.

        Business Combinations.    We account for business combinations using the purchase method of accounting as required by SFAS 141 Business Combinations. Under the purchase method of accounting we are required to allocate the purchase price to the estimated fair value of assets acquired and liabilities assumed. Examples of material estimates from our previous acquisitions are:

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  The fair values of work-in-process and finished goods inventories are estimated based on selling price less selling profit. The calculation of selling profit requires a judgment on the relative margins derived from manufacturing vs. marketing efforts.

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  The fair value of property, plant and equipment can be estimated by a variety of methods taking into account market values, replacement cost, and remaining useful life. Although market value and replacement cost is sometime readily obtainable, often this requires judgment, as does determining the estimated remaining useful life. When we believe that property, plant and equipment acquired will be material to our overall balance sheet, or that fair value might represent a significant difference from the historical cost (net of accumulated depreciation) of such assets, we have engaged an independent appraiser to provide us with expert advice on such estimates, as we have done in our recent acquisitions and combinations of Dynamit Nobel and Groupe Novasep. However, it is not uncommon for appraisers to differ on the valuation of items (such as manufacturing equipment) where a ready secondary market does not exist.

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  The fair value of identifiable intangible assets such as patents and other intellectual property, customer lists, and trademarks, can be estimated by discounted cash flow and return on royalties. The process utilized to identify intangible assets is consistent with the requirements of SFAS 141. When considered material, we have engaged an independent appraiser to provide expert advice in the identification of intangible assets acquired, valuation of such assets and determination of the estimated useful life. An independent appraiser, with management's oversight and input, is required to make judgments and estimates that could cause such appraisals to differ from those of other appraisal experts.

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  In order to determine the fair value of intangible assets and other long terms assets, a discount rate and royalty rate is determined in conjunction with our independent appraiser. As we are not a publicly traded company, the discount rate is based on the capital structure and a beta analysis of our closest peers in order to determine the weighted average cost of capital. The royalty rate is based on professional judgment taking into consideration the type of product, market and perceived strength. The discount rate and royalty rate has a material impact on the determination of the fair value.

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  Purchase accounting often involves the same critical estimates that are required in our ordinary course of business including estimates of the following items:

          o Deferred tax asset or liability

          o Pension liability

          o Restructuring liability

          o Legal and environmental reserves

        We use many of the same criteria and outside expert advice when determining the range of potential amounts as their counterparts described below.

        Goodwill is an intangible asset that represents the excess of the purchase price over the fair value of identifiable assets acquired and liabilities assumed. While goodwill itself does not represent an estimate, under SFAS 141 we must assign goodwill to one or more reporting units. Allocation of goodwill to reporting units requires judgments about the relative fair values of reporting units including the fair value of their identifiable assets and estimates as to the present value of future cash flows expected from the reporting units as adjusted by a weighted average and or risk-adjusted costs of capital. Goodwill is assessed for impairment at least annually.

        Some of our business combinations have complex terms that may result in conflicting claims between buyer and seller concerning the purchase price itself. Management is required to assess the probability and amount (or range of amounts) of such claims, and, where possible, determine the most likely amount due.

        Legal Matters.    We are involved in various legal proceedings, including commercial, product liability, intellectual property and environmental matters, of a nature that can be expected in our business. It is our policy to accrue for amounts related to these matters in accordance with SFAS No. 5, Accounting for Contingencies, if it is probable that a liability has been incurred and an amount can be reasonably estimated. The probability that a contingent liability has been incurred is regularly assessed by our legal staff, based on periodic reviews of available facts and circumstances for our legal matters, with senior operating and finance management both at the business accountable for the potential liability and at our corporate offices. This is supplemented where applicable by consultation with outside counsel. We do not believe it is informative to quantify past experience at assessing probability or estimating exposure since material matters of this nature at Rockwood often represent unique situations with little applicability to the assessment of probability or estimation of potential liability regarding other legal matters. It is our policy to disclose such matters when there is at least a reasonable possibility that a loss may have been incurred.

        Environmental Matters.    We accrue costs of a non-capital nature related to environmental clean-up when those costs are believed to be probable and can be reasonably estimated. Expenditures that extend the life of the related property or mitigate or prevent future environmental contamination are capitalized, and expenditures related to existing conditions resulting from past or present operations and from which no current or future benefit is discernible are immediately expensed. The quantification of environmental exposures requires an assessment of many factors, including changing laws and regulations, advancements in environmental technologies, the quality of information available related to specific sites, the assessment stage of each site investigation and the length of time involved in remediation or settlement. As such, it can be extremely difficult to accurately estimate such costs. We do not include anticipated recoveries from insurance carriers or other third parties in our accruals for environmental liabilities.

        We have established financial reserves relating to anticipated environmental cleanup obligations, site reclamation and remediation and closure costs. Liabilities are recorded when potential liabilities are either known or believed to be probable and can be reasonably estimated. Our liability estimates are based upon available facts, existing technology, past experience and, in some instances where the remediation costs are being paid directly by our insurers, insurance recoveries, and are generated by several means, including State-mandated schedules, environmental consultants and internal experts, depending on the circumstances. On a consolidated basis, we accrued approximately $51.9 million and $48.1 million as of December 31, 2004 and June 30, 2005, respectively, for known environmental liabilities. All such accruals for environmental liabilities are classified as other non-current liabilities on our consolidated balance sheets for such periods. Included in the $51.9 million and $48.1 million as of December 31, 2004 and June 30, 2005 is €6.5 million ($7.9 million) that is discounted using 5.0% discount rate (undiscounted amount equals $12.1 million), and €2.4 million ($2.9 million) that is discounted using 5.5% discount rate (undiscounted amount equals $4.6 million). Some of these liabilities were assumed as part of business combinations, others resulted from changes to operations when the underlying costs were probable and could be reasonably estimated. Given that these obligations may be paid/relieved over extended time periods (30 years in some cases), charges or credits to operations may be required as information is gathered and estimates refined.

        We have evaluated our total environmental exposure based on currently available data and believe that such environmental matters will not have a material adverse impact on our financial position or results of operations. If matters previously identified by management are resolved in a manner different from original estimates, there is the potential for a material adverse effect on operating results or cash flows in any one accounting period. See Commitments and Contingencies.

        Restructuring.    We record restructuring charges from time to time that represent expenses incurred in connection with consolidations and cessations of certain of our operations as well as headcount reduction programs. These charges consist primarily of write-offs of surplus assets and severance costs. These charges are based on various factors including the employee's length of service, contract provisions, salary levels and local governmental legislation. At the time a related charge is recorded, we calculate our best estimate based upon detailed analysis. Although significant changes are not expected, actual costs may differ from these estimates.

        For example, we had a headcount restructuring program, initiated in late 2001, with an original estimated charge to operations of $6.6 million. In 2002, after many of the specific restructuring actions took place, we took an additional charge of $1.3 million to refine our estimate. We have accrued liabilities of $18.7 million as of June 30, 2005 to cover restructuring liabilities for employee severance and facility closure costs in connection with the Dynamit Nobel acquisition. Although under the rules of purchase accounting, this is not charged to operations, in the event that our estimates of such costs are too low, an additional charge to operations would be required.

        Deferred Taxes.    We record valuation allowances to reduce our deferred tax assets to the amount that is more likely than not to be realized based on available evidence weighted toward evidence that is objectively verifiable. While we consider future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for valuation allowances, if we were to determine that we would be able to realize deferred tax assets in the future in excess of our net recorded amount, an adjustment to the net deferred tax asset would increase income (or decrease goodwill for any net deferred tax assets acquired in the Dynamit Nobel acquisition) in the period such determination was made. Likewise, should we determine that we would not be able to realize all or part of our recorded net deferred tax assets in the future, an adjustment to the deferred tax asset would decrease income (or increase goodwill for any net deferred tax assets acquired in the Dynamit Nobel acquisition) in the period such determination was made.

        We have cumulative net operating loss carryforwards in the United States, Germany, Switzerland, Italy and the United Kingdom. We have fully reserved for net operating loss carryforwards in the United States, Switzerland, Italy and the United Kingdom and certain states in the United States as we have concluded realizability of these net operating loss carryforwards is not more likely than not. The full valuation allowance on the United States federal deferred tax assets was recorded during the fourth quarter of 2004, in accordance with our policy. We have not recorded valuation allowances on our German net operating loss carryforwards as we have considered positive evidence such as forecasted future taxable income based on historical taxable income adjusted for charges which are not indicative of future operations and as the carryforward period is indefinite.

        SFAS 109, Accounting for Income Taxes, or SFAS 109, paragraph 105, "requires consideration of future taxable income and other available evidence when assessing the need for a valuation allowance." Various assumptions and strategies (including elections for tax purposes) are implicit in estimates of forecasted future taxable income.

        We believe that, in situations in which future realization of deferred tax assets is dependent on taxable income from future operations, SFAS 109 requires the relative significance of cumulative losses be addressed within the guidance provided in paragraphs 24 and 103. Accordingly, in assessing the realization of United States jurisdiction net operating loss carryforwards for the years ended December 31, 2002, 2003 and 2004, and, considering future taxable income, we have identified the key elements of both positive and negative evidence and evaluated such evidence by applying the guidance provided by paragraphs 24 and 103 of SFAS 109.

        December 31, 2002—We were not in a three-year cumulative loss position at December 31, 2002, and accordingly used our operating budgets and forecasts in evaluating taxable income expected to be available in future years to overcome the negative evidence of current and prior period losses. Our 2003 operating budgets and forecasts indicated that we would generate taxable income in excess of the minimum amount necessary in order to fully recover the United States federal deferred tax asset. Additionally, our predecessor had been in operation for many years and was profitable in all periods prior to the KKR acquisition and our related recapitalization in November 2000.

        December 31, 2003—As of December 31, 2003, we had three years of net cumulative losses in the United States. Our policy to determine income from future operations is based on determining the normalized annual taxable income, averaged over the last three years. The steady-state analysis used to determine the amount of future taxable income available to utilize the United States federal net operating losses, or "NOL," adjusts items included in the financial pre-tax loss which are not taxable (permanent items), represent items considered to be non-recurring items. The steady-state analysis includes material management assumptions that relate to the appropriateness of including non-recurring items. For 2003, non-recurring adjustments in our analysis included:

        2003

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  fundamental change in the Timber Treatment Chemicals division of the Performance Additives segment from the EPA-mandated change from CCA to ACQ resulting in an increase in the expected profit margin on the change in underlying sales volume from CCA to sales volume of ACQ;

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  the restructuring charge incurred during 2001 in connection with the KKR acquisition and its resulting organization as a stand-alone company of $9.7 million;

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  the write-off of deferred financing charges related to the 2003 debt refinancing of $38.3 million; and

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  the temporary differences related to the interest expense associated with the pay-in-kind loans and notes and senior discount notes (the temporary difference is excluded from the steady-state analysis and included as part of the scheduling exercise as an expense in the year in which the temporary difference is estimated to reverse).

        We use this steady-state analysis to determine whether any valuation allowance is required. A partial valuation allowance would be required if there is an excess amount of the net deferred tax asset over the cumulative normalized taxable income during the statutory recovery period; a full valuation allowance would be required in the event the steady-state analysis results in a tax loss. In determining whether there is an excess of deferred tax assets, the measurement period for recovery of the asset begins when the underlying temporary differences become tax deductible.

        As of December 31, 2003, based on our policy and the steady-state analysis, we determined that no valuation allowance was required on the deferred tax assets related to the United States federal net operating loss carryforwards of $107.0 million as the analysis resulted in steady-state taxable income sufficient to generate the minimum amount of $5.4 million necessary in order to fully recover the deferred tax asset. During 2003, the valuation allowance was increased by $6.3 million for increases in foreign and state net operating losses ($16.4 million balance at December 31, 2003).

        During the fourth quarter of 2004, the further weakening of the U.S. dollar resulted in significant foreign exchange losses on our euro-denominated debt resulting in a three-year steady-state taxable loss. Based on our policy and the resulting cumulative steady-state loss analysis, we determined during the fourth quarter that a full valuation allowance was required on the deferred tax assets of $50.2 million related to the U.S. federal net operating loss carry forwards (including acquired net operating loss carry forwards) of $143.7 million. The remaining increase of $22.0 million relates to certain foreign and state net operating losses. The increase in the valuation allowances ($72.2 million) during 2004 resulted in a total valuation allowance at December 31, 2004 of $88.6 million.

        The valuation allowance for U.S. net operating losses established at December 31, 2004 has been reduced by $38.9 million in the first six months of 2005. Of this reduction, $11.1 million has been recorded as a decrease to goodwill representing the expected utilization of certain net operating losses acquired in the Dynamit Nobel acquisition. The remaining $27.8 million has been reflected as a reduction in income tax expense for the six months ended June 30, 2005. The determination of the net operating losses to be utilized is based on a "first-in, first-out" methodology.

        Tax Planning Strategy—We also identified a tax planning strategy as part of our evaluation of evidence needed to rebut the presumption that a full valuation allowance was required for United States NOL carryforwards at December 31, 2002 and 2003. Specifically, we identified the sale of an appreciated non-core business. While the existence of a qualifying strategy often provides more objectively determinable evidence of realization and may be given more weight than a forecast of future taxable income, in our analysis we did not rely entirely on the potential sale because we had other sources of taxable income which were sufficient for us to conclude that no valuation allowance was required at December 31, 2002 and 2003.

        We are committed to buying and selling businesses within our portfolio of businesses as opportunities arise to enhance our overall results. We are committed to selling assets which are non-core and which would generate a taxable gain in the event of expiring United States federal NOL's.

        Pensions, Postemployment and Postretirement Costs.    In connection with the KKR acquisition, the Dynamit Nobel acquisition and the acquisition of the pigments and dispersion business of Johnson Matthey as well as the Groupe Novasep combination, Rockwood assumed responsibility for the pension and postretirement benefits for substantially all of the employees of the businesses acquired that were active as of the date of the applicable acquisition or combination. For the KKR and pigments and dispersion business acquisitions, obligations related to retired and terminated vested employees as of such date remained the responsibility of the seller, and accordingly, these obligations are not reflected in our financial statements. Defined benefit costs and liabilities have been determined in accordance with SFAS 87, Employers' Accounting for Pensions. Postretirement benefit costs and liabilities have been determined in accordance with SFAS 106, Employers' Accounting for Postretirement Benefits Other Than Pensions. Postemployment benefit costs and liabilities have been determined in accordance with SFAS 112, Employers' Accounting for Postemployment Benefits.

        The measurement of our pension obligations, costs and liabilities is dependent on a variety of assumptions used by our actuaries. These assumptions include estimates of the present value of projected future pension payments to all plan participants, with consideration to the likelihood of potential future events such as salary increases (due to marketplace conditions and/or inflation) and demographic experience (such as retirement and mortality rates). These assumptions may have an effect on the amount and timing of future contributions or benefit payments. For funded plans, the plan trustee obtains an independent valuation of the fair value of pension plan assets and prepares estimates of expected returns based on target asset allocations multiplied by current marketplace rates of return for comparable assets. We base the discount rate assumption on investment yields available at year-end on AA-rated corporate long-term bonds. The effects of actual results differing from our assumptions are accumulated and amortized over future periods and therefore are likely to affect our recognized expense in those periods. We cannot predict these bond yields or investment returns and therefore cannot reasonably estimate whether adjustments to our stockholders' equity for minimum pension liability in subsequent years will be significant.

        Estimated sensitivity of our pension funded status and stockholders' equity and annual pension expense to a 0.25% increase/decrease in the discount rate assumption is shown below as of and for the year ended December 31, 2004. The estimates were based on inquiries of the actuaries of plans representing approximately 80% of total pension funded status as of December 31, 2004. Remaining plans are assumed to have similar sensitivities. The December 31, 2004 funded status and stockholders' equity are affected by assumptions as of December 31, 2004 while 2004 annual pension expense is affected by December 31, 2003 assumptions:

	As of December 31, 2004
Impact of a Change in Discount Rate	U.S. Plans Funded Status	Non-U.S. Plans Funded Status	Equity	2004 Pension Expense
+25 basis points	1.2	21.4	(12.6)	(0.5)
-25 basis points	(1.2)	(22.2)	13.7	0.5

Note: Based on sensitivities provided by actuaries for the main German and United Kingdom schemes. Other counties plans are assumed to have similar sensitivities.

        As shown above, changes in the discount rate can have a significant effect on the funded status of our pension plans and stockholders' equity. As noted above, the funded status and stockholders' equity of our funded plans might also be significantly affected by assumptions concerning expected return of plan assets. However, given that most of our pension obligations do not require funding, such sensitivity would be significantly less.

Effects of Recently Issued Accounting Standards

        On July 31, 2004 we implemented SFAS 150 and Financial Accounting Standards Board ("FASB") interpretation ("FIN") 46R. We implemented these as a result of the completion of the Dynamit Nobel acquisition on that same date; we did not previously implement these because they were not relevant prior to the Dynamit Nobel acquisition. Implementation of these accounting standards has had no significant impact on our financial position, results of operations, or cash flows. SFAS 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. These instruments are reported as a liability and accounted for at their fair value.

Stock options and convertible bonds issued as remuneration are exempted from this standard. SFAS 150 is applicable to financial instruments issued or modified after May 31, 2003. The valuation rules pertaining to certain financial instruments are not applicable until further notice owing to FASB Staff Position No. 150-3 Effective Date Disclosures, and Transition for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interest under FASB Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. FIN 46R, Consolidation of Variable Interest Entities—an Interpretation of ARB No. 51 (revised) provides guidance on the identification of entities for which control is achieved though means other than through voting rights ("variable-interest entity") and how to determine when an entity is the primary beneficiary and required to consolidate a variable-interest entity.

        We plan to implement the financial accounting standards listed below on January 1, 2006. We are still in the process of evaluating SFAS 123R as to its potential impact if any but we do not otherwise expect any significant impact on our financial position, results of operations, or cash flows from the implementation of these standards.

SFAS 151	Inventory Costs
SFAS 153	Exchanges of Nonmonetary Assets
SFAS 154	Accounting Changes and Error Corrections
SFAS 123R	Share Based Payment

        SFAS 151 clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage), requiring that such items be recognized as current-period charges. This statement eliminates a narrow difference between the FASB and International Accounting Standards Board ("IASB") accounting standards to improve the comparability of cross-border financial reporting.

        SFAS 153 eliminates the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. This statement eliminates a narrow difference between the FASB and IASB accounting standards to improve the comparability of cross-border financial reporting.

        SFAS 154 replaces APB Opinion No. 20, Accounting Changes, and SFAS Statement No. 3, Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for and reporting of a change in accounting principle. SFAS 154 requires retrospective application to prior periods' financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS 154 also requires that (1) a change in depreciation, amortization, or depletion method for long-lived, non-financial assets be accounted for as a change in accounting estimate effected by a change in accounting principle and (2) correction of errors in previously issued financial statements should be termed a "restatement". This statement eliminates a narrow difference between the FASB and IASB accounting standards to improve the comparability of cross-border financial reporting.

        SFAS 123R revises SFAS 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. SFAS 123R requires entities to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost will be recognized over the period during which the employee is required to provide services in exchange for the award. This standard eliminates the alternative to use the intrinsic value method of accounting for share based payments as previously provided in APB 25. We will apply SFAS 123R on a modified prospective basis.

        FIN 47 clarifies that the term "conditional asset retirement obligation" as used in SFAS 143, Accounting for Asset Retirement Obligations, refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. FIN 47 will be effective for us on December 31, 2005. The adoption of FIN 47 is not expected to have a material impact on us.

        In May 2004, the FASB issued FASB Staff Position ("FSP") 106-2, Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003, clarifying the accounting and disclosure requirements for employers with postretirement benefit plans that have been or will be affected by the passage of the Medicare Prescription Drug Improvement and Modernization Act of 2003 (the "Act"). The Act introduced two new features to Medicare that an employer needs to consider in measuring its obligation and net periodic postretirement benefit costs. FSP 106-2 was effective July 1, 2004. The adoption of FSP 106-2 did not have a material impact on us.

About Market Risk

        We are exposed to market risk from changes in interest rates, foreign currency exchange rates and commodity prices. We manage our exposure to these market risks through regular operating and financing activities and through the use of derivatives. When used, derivatives are employed as risk management tools and not for trading purposes.

  Interest Rate Risk

        We had $544.9 million of variable rate debt (after hedging) outstanding as of June 30, 2005 at the then applicable exchange rate. Any borrowings under our revolving credit facility will also be at a variable rate. We are not required under the terms of any of our long-term debt facilities to hedge, or otherwise protect against interest rate fluctuation in our variable rate debt. In August 2004, we entered into two derivative contracts to hedge interest rate risk, which currently cover notional amounts of $652.6 million and €486.0 million. These derivative contracts effectively convert the senior secured credit facilities to fixed rate obligations, currently at weighted average interest rates of 6.14% and 6.37%, respectively. The maturity date of the U.S. dollars hedge is July 2007, and the maturity date of the euro hedge is July 2008. We may in the future consider adjusting the amounts covered by these derivative contracts to better suit our new capital structure. Each 0.125% increase or decrease in the assumed weighted average interest rate would change the annual pro forma interest expense by $0.7 million.

  Foreign Currency Risk

        We conduct operations in many countries around the world. Our results of operations are subject to both currency transaction risk and currency translation risk. We operate a geographically diverse business, with 50% of our pro forma net sales in 2004 generated from customers in Europe, 34% in North America (predominately in the United States) and 16% from the rest of the world based upon customer ship to locations. Our diverse and extensive customer base is served by over 100 manufacturing facilities in 25 countries. Although we sell and manufacture our products in many countries, our sales and production costs are mainly denominated in U.S. dollars and euros. Our results of operations and financial condition are therefore impacted by the fluctuation of the euro against our reporting currency, the U.S. dollar. As a result of the Dynamit Nobel acquisition, a significantly larger portion of our sales and production costs is now denominated in euros. Approximately 40% of our pro forma net sales would have been derived from subsidiaries whose sales are denominated in euros. This increases the impact of the fluctuation of the euro against the U.S. dollar.

        We incur currency transaction risk whenever we enter into either a purchase or sale transaction using a currency other than the local currency of the transacting entity. Gains and losses on currency transactions are included in operating income and do impact our operating margins. With respect to currency translation risk, our financial condition and results of operations are measured and recorded in the relevant domestic currency and then translated into U.S. dollars for inclusion in our consolidated financial statements. Gains and losses on currency translations are recorded in our financial statements as a component of "other comprehensive income (loss)" and do not impact our operating margins. Exchange rates between these currencies and U.S. dollars in recent years have fluctuated significantly and may do so in the future.

        Our financial results are subject to the effect of currency fluctuations on the translation of our euro-denominated debt. As of June 30, 2005, our total euro-denominated debt equaled €965.3 million ($1,168.6 million based on the June 30, 2005 exchange rate of €1.00=$1.2106). A weakening or strengthening of the euro against the U.S. dollar by $0.01 would decrease or increase, respectively, by $9.7 million the U.S. dollar equivalent of our total euro-denominated debt. Gains and losses on the translation of debt denominated in a currency other than the functional currency of the borrower are included as a separate component of "other income (expenses)" in our statement of operations and "accumulated other comprehensive income" in our balance sheet. We had previously entered into cross-currency interest rate swaps, with a June 30, 2004 notional amount of $75.0 million that effectively converted U.S. dollar LIBOR-based debt into euro LIBOR- based debt. Gains and losses on these swaps have been included in interest expense. We settled $53.4 million of these swaps simultaneously with the consummation of the Dynamit Nobel acquisition.

        Also, in connection with the offering of the 2014 notes, we entered into cross currency interest rate swaps with a five year term and a notional amount of €155.6 million that effectively convert the U.S. dollar fixed rate debt in respect of the 2014 dollar-denominated notes sold into euro fixed rate debt. We designated this contract as a hedge of the foreign currency exposure of our net investment in its euro-denominated operations.

  Commodity Price Risk

        We are subject to commodity price risk for certain of our raw materials. We have not materially hedged this commodity price exposure to date.

DYNAMIT NOBEL ACQUISITION

        The following contains a summary of the Dynamit Nobel acquisition and the sale and purchase agreement that we entered into in contemplation of the Dynamit Nobel acquisition. The description of the sale and purchase agreement does not purport to be complete, and we refer you to such agreement, which has been included as an exhibit to the registration statement of which this prospectus forms a part.

        On April 19, 2004, certain subsidiaries of Group entered into a sale and purchase agreement with mg technologies ag and its subsidiary, MG North America Holdings Inc., to acquire its wholly-owned specialty chemicals and advanced materials business, Dynamit Nobel. We paid approximately € 1,635.0 million (or $1,968.5 million based on the July 31, 2004 exchange rate of €1.00=$1.2040), in cash, and assumed debt of $315.1 million and cash acquired of $9.6 million for the businesses acquired. On July 6, 2005, we paid $16.1 million (based on the July 6, 2005 exchange rate of €1.00=$1.1927) in post-closing adjustments. The acquisition was consummated on July 31, 2004.

        In connection with the Dynamit Nobel acquisition, we entered into senior secured credit facilities and a senior subordinated loan facility, and we received an equity contribution of $425.0 million from affiliates of KKR and DLJMB. In addition, Rockwood Specialties International, Inc. exchanged its outstanding dollar-denominated pay-in-kind notes (including additional pay-in-kind notes issued in connection with interest payments thereon) for euro-denominated pay-in-kind notes, after the repayment in cash of $20.0 million of such additional pay-in-kind notes with part of the proceeds of the equity contribution from affiliates of KKR and DLJMB.

        In October 2004, we refinanced a portion of our borrowings under the senior subordinated loan facility with additional term loan borrowings under an amendment to the senior secured credit facilities and in November 2004, refinanced the remaining borrowings under the senior subordinated loan facility with proceeds from the issuance of the 2014 notes. In December 2004, we refinanced all of our borrowings under the tranche B term loans with new borrowings of the same aggregate principal amount bearing lower interest rate under the tranche D term loans in order to reduce its interest expense.

        In addition, in connection with the Dynamit Nobel acquisition, pursuant to the 2004 management equity program, members of our management and certain other employees have made cash equity investments of approximately $7.0 million in Rockwood Holdings, our ultimate parent company. As a result of these equity contributions, affiliates of KKR, DLJMB and members of our management and certain other employees currently hold approximately 49.0%, 13.9% and 6.1%, respectively, of the common stock of Rockwood Holdings, on a fully-diluted basis.

Sale and Purchase Agreement

        The sale and purchase agreement contains customary seller representations and warranties of mg technologies and MG North America Holdings, limited buyer representations and warranties of certain of our subsidiaries that are parties and customary covenants and other agreements between mg technologies and MG North America Holdings and the buyers.

        The sale and purchase agreement contains several indemnification provisions for certain liabilities relating to the companies, businesses and assets that we acquired.

  Indemnity for Breaches of Representations and Warranties

        The sale and purchase agreement provides that mg technologies will and, in the event that a representation or warranty of MG North America Holdings turns out to be inaccurate, mg technologies and MG North America Holdings will indemnify us against damages arising from breaches of their representations and warranties.

        The sale and purchase agreement does not allow us to make a claim for indemnification for any loss or damage relating to a breach of a representation or warranty unless the losses or damages for any claim or series of related claims exceed €250,000 (other than for losses relating to specified representations and warranties). The sellers' indemnification obligations with respect to breaches of representations and warranties are subject to a deductible for the first €20.0 million in damages (other than for losses relating to breaches of specified representations and warranties not subject to the deductible) and a cap of €400.0 million (other than for losses relating to breaches of specified representations and warranties not subject to this cap).

        The indemnification obligations are limited in certain respects. In particular, we are not able to seek indemnification based on a claim of breach of a representation or warranty if the extent of such breach (inaccuracy of the representation or warranty) was disclosed in the due diligence materials provided to us.

        The sale and purchase agreement further provides that mg technologies will be strictly liable for indemnifying us against any claims, losses and damages incurred by us after the date of the consummation of the Dynamit Nobel acquisition arising out of:

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  any parts of the business that were sold or carved-out of the acquired businesses with effect between December 31, 2003 and the consummation of the Dynamit Nobel acquisition;

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  obligations or liabilities of any of the companies acquired by us to pay any brokerage or finder's fees;

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  mg technologies' non-compliance with any of the pre-closing covenants; or

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  claims for damages made against any of the companies acquired by us by the government of Singapore in relation to the sale of short-range anti-armor weapons.

  Tax Indemnity

        The sale and purchase agreement provides for a tax indemnity pursuant to which mg technologies MG North America Holdings, among other things, are obligated to indemnify us, subject to certain limits and exclusions, for certain tax liabilities that arise as a consequence of actions occurring prior to the Dynamit Nobel acquisition, as well as certain other events.

  Environmental Indemnity

        The sale and purchase agreement provides for an environmental indemnity setting out environmental related matters in connection with the Dynamit Nobel acquisition. The environmental indemnity provides that mg technologies and MG North America Holdings will indemnify us and our subsidiaries for 50% of the excess amount of losses over the amount of the related reserves (in the case of known claims) and 50% of claims (in the case of unknown claims) related to the contamination of our or our subsidiaries' properties, if notified within ten years. If mg technologies and MG North America Holdings responsibility for contamination matters cannot be proven, a sliding scale reduces the percentage further for each year during the five year period from year six to ten. mg technologies and MG North America Holdings are also obligated to indemnify us for 85% of claims related to legacy site matters, such as environmental matters relating to properties or businesses owned or operated by Dynamit Nobel prior to, but not on, the closing of Dynamit Nobel acquisition, if notified within ten years. In addition, mg technologies and MG North America Holdings are obligated to indemnify us for 50% of the excess amount of losses over the amount of the related reserves for operational compliance matters, if notified by December 31, 2006, and 50% of the excess amount of losses over the amount of the related reserves (in the case of known claims) and 50% of claims (in the case of unknown claims) related to certain environmental damage claims if notified within ten years. All of these indemnity obligations are subject to different minimum per-claim thresholds depending on whether the matter was disclosed or not, and on the subject matter, ranging between €100,000 and €750,000 depending on the type of claim. The indemnity obligations are further subject to certain deductibles, exclusions and limitations.

        Furthermore, mg technologies and MG North America Holdings are obligated to indemnify us for certain environmental risks arising from certain "shared site" structures for a duration of ten years. This indemnity obligation is not subject to the percentages, de minimis' and thresholds described above, and it is not subject to most of the general limitations.

        In the event we seek indemnity under any of these obligations, there can be no assurance that mg technologies and MG North America Holdings will adhere to their obligations and we may have to resort to legal action to enforce our rights under the indemnities.

BUSINESS

  General

        We are a leading global developer, manufacturer and marketer of technologically advanced, high value-added specialty chemicals and advanced materials. We believe we have leading market positions in most of our businesses, including lithium compounds, fiber anatase titanium dioxide, color pigments and services, ceramic-on-ceramic components used in hip joint prostheses systems and next generation wood protection products.

        We have a number of high growth businesses such as Advanced Ceramics, Specialty Chemicals and Performance Additives, which are complemented by a diverse portfolio of businesses that historically have generated stable revenues. Our margins, strong cash flow generation, capital discipline and ongoing productivity improvements provide us with a platform to capitalize on market growth opportunities.

        Our products consist primarily of inorganic chemicals and solutions and engineered materials. They are often customized to meet the complex needs of our customers and to enhance the value and performance of their end products by improving performance, providing essential product attributes, lowering costs or making them more environmentally friendly.

        We generally compete in niche markets in a wide range of end-use markets, including construction, life sciences (including pharmaceutical and medical markets), electronics and telecommunications, metal treatment and general industrial and consumer products markets. No single end-use market accounted for more than 19% of our 2004 pro forma net sales.

        We operate globally, manufacturing our products in over 100 manufacturing facilities in 25 countries and selling our products and providing our services to more than 60,000 customers. Our customers include some of the world's preeminent companies, such as Alcoa Inc., Robert Bosch GmbH, DaimlerChrysler AG, E.I. duPont de Nemours & Company, GlaxoSmithKline plc, Motorola Inc., Novartis AG, Pfizer Inc., Rohm and Haas Company and The Sherwin-Williams Company. We believe our products are generally critical to our customers' products' performance, but account for a small percentage of the total cost of their products. No single customer accounted for more than 2% of our 2004 pro forma net sales.

        On July 31, 2004, we acquired the specialty chemicals and advanced materials businesses of Dynamit Nobel. See "Dynamit Nobel Acquisition." Through this acquisition, we have created a further diversified portfolio of distinct specialty chemicals and advanced materials businesses, combining two companies with similar service-driven cultures focused on high margins; expertise in inorganic chemistry; stable profitability; growth platforms and proven management teams. In addition, we believe the Dynamit Nobel acquisition bolsters our leading competitive positions by enhancing our ability to develop innovative products and solutions for our customers, expanding our technological knowledge and further reducing our exposure to any particular raw material or end-use market.

        Following the Dynamit Nobel acquisition, we operate our business through seven business segments. They are: (1) Performance Additives; (2) Specialty Compounds; (3) Electronics; (4) Specialty Chemicals; (5) Titanium Dioxide Pigments; (6) Advanced Ceramics; and (7) Groupe Novasep. The following table sets forth for each of our seven segments pro forma net sales of such segment and the percentage of our pro forma net sales for the year ended December 31, 2004, as well as our principal products and our principal end-use markets.

	2004 Pro Forma Net Sales
Segment	$ in Millions	% of Total		Principal Products		Principal End—Use Markets
Performance Additives	$674.8	23%	• • • • •	Iron oxide pigments Wood protection products Inorganic chemicals Synthetic and organic thickeners Branded specialty pool and spa performance chemicals	• • • •	Residential and commercial construction, coatings and plastics Coatings Personal care, paper manufacturing, foundries Pool products distributors, golf courses, agriculture
Specialty Compounds	$200.4	7%	•	High specification compounds such as PVC and TPE	•	Voice and data transmission cables, food and beverage packaging, medical devices, footwear and automotive
Electronics	$168.1	6%	• • •	High purity chemicals and printed circuit board chemicals Photo-imaging masks Recycling and repair service	•	Semi-conductors and printed circuit board manufacturing
Specialty Chemicals	$759.6	26%	• • •	Lithium compounds and chemicals Metal surface treatment chemicals including corrosion protection/prevention oils Synthetic metal sulfides	• • • • • • •	Automotive—Pre-coating metal treatment and car body pre-treatment
Steel and metal working
Life sciences (pharmaceutical synthesis and polymers)
Polymerization initiators for elastomers
Aerospace
Greases and glass manufacturing
						Mobile batteries
Titanium Dioxide Pigments	$422.0	14%	• • • •	Titanium dioxide pigments Barium compounds Zinc compounds Flocculants	• • • • • •	Synthetic fibers for clothing Plastics Paper Paints and coatings Pharmaceutical contrast media Water treatment
Advanced Ceramics	$349.5	12%	• • • •	Ceramic-on-ceramic ball head and liner components used in hip joint prostheses systems Ceramic tapes Cutting tools Other ceramic components	• • •	Medical (Hip replacement surgery) Mechanical systems Electronics
Groupe Novasep	$338.6	12%	• •	Pharmaceuticals compounds (advanced intermediates and active ingredients) Equipment engineering and manufacturing	• • •	Pharmaceuticals Agro chemicals Flavors and fragrances

Total	$2,913.0	100%

Business Strengths

        Leading market positions.    We believe that we hold leading market positions within most of our businesses. We believe that based on our 2004 pro forma net sales, we have leading market positions for the following products in each of our seven segments:

Operating Segment	Products		Market Position
Performance Additives	•	synthetic iron oxide pigments	one of top 3 globally
	•	wood protection products	one of top 3 globally
Specialty Compounds	•	value-added thermoplastics compounds for use in high-end data and video communication wire and cable	#1 in North America
Electronics	•	chemicals for the printed circuit board industry	a leading producer in North America and Taiwan
	•	high purity chemicals for the semiconductor industry	a leading producer in Europe
Specialty Chemicals	•	lithium compounds and chemicals	#1 globally
	•	metal surface treatment chemicals and related services	#2 globally
Titanium Dioxide Pigments	•	anatase titanium dioxide pigment for the synthetic fiber manufacturing industry	#1 globally
	•	zinc- and barium-based pigments	a leading global producer
Advanced Ceramics	•	ceramic-on-ceramic ball head and liner components used in hip joint prostheses systems	#1 globally
	•	ceramics cutting tools	#1 in Europe
Groupe Novasep	•	hazardous chemistry and chiral technologies for the synthesis of pharmaceutical compounds	a leading global producer

        Specialty businesses in niche markets with significant barriers to entry.    We believe that nearly all of our businesses operate in niche markets protected by significant barriers to entry, including the following:

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  Customized products and solutions.    We develop and manufacture products that meet specific customers' performance requirements. For example, our Performance Additives segment provides specialized pigments and color formulations to specific customers by producing synthetic iron oxide pigments in a wide range of colors, grades and physical forms to serve the construction, paints and coatings and specialty applications markets. Our Specialty Chemicals segment provides lithium compounds that are tailored to specific customer applications, including lithium batteries and high performance greases. In addition, our Groupe Novasep segment manufactures compounds for the life sciences industry through customized production processes, which are, in most cases, tailored to client-specific processes or special technologies such as hazardous chemistry and chiral separation.

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  Technological know-how and expertise.    We use our technological know-how to improve and develop innovative products to meet our customers' specific requirements and needs. For example, our Performance Additives segment recently developed a proprietary chemical formulation known as Clearwood that acts as a fungicide, insecticide and water repellant to improve the performance of wood windows and doors. In addition, in our Advanced Ceramics segment, we produce ceramic-on-ceramic ball head and liner components used in FDA-approved hip joint prostheses systems in the United States.

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  Significant switching costs.    We believe that many of our customers would experience significant disruption and costs if they were to switch to another supplier. For example, in our Titanium Dioxide Pigments segment, our specialty titanium dioxide pigments represent a small portion of the production cost of our customers' products; however, we believe that switching to a new supplier by a customer would require a significant period of production downtime. In addition, our pharmaceutical customers purchase our Groupe Novasep products on a long-term contract basis for use as intermediates in manufacturing FDA-approved drugs that, in many cases, are subject to patents.

        Diverse Customer and End-Use Market Base.    We operate a diverse portfolio of distinct specialty chemicals and advanced materials businesses. We have more than 60,000 customers worldwide that cover a wide variety of industries and geographic areas. Of our 2004 pro forma net sales, 50% were shipments to Europe, 34% to North America (predominately the United States) and 16% to the rest of the world. No customer accounted for more than 2% of such net sales, and our top ten customers represented only approximately 11% of such net sales. Our largest end-use market represented approximately 19% of such net sales. The following chart provides a breakdown of our 2004 pro forma net sales by end-use markets:

        Within these end-use markets, there is further diversification by sector, product and region. For example, within the construction end-use market, our Performance Additives segment companies provide materials for new construction as well as companies that focus on remodeling and renovation. In addition, we serve construction materials clients in both the residential and commercial sectors located in North America, Europe and Asia. Within the life sciences end-use market, we serve a number of sectors, including: the medical devices sector through our Specialty Compounds and Advanced Ceramics segments; the pharmaceutical intermediates sector through our Groupe Novasep segment; and the pharmaceutical ingredients sector through our Specialty Chemicals segment.

        Limited exposure to raw materials and energy prices.    We have a broad raw material base consisting primarily of inorganic (non-petrochemical) materials, most of which are readily available and whose prices follow their own individual supply and demand relationships and have historically shown little correlation to each other. Our largest and second largest raw material purchases represented less than approximately 2% and 1% of our 2004 pro forma net sales, respectively, while our top ten raw material purchases represented less than 8% of our 2004 pro forma net sales. Further, our exposure to energy prices is limited as energy costs accounted for approximately 3% of our 2004 pro forma net sales.

        Leading technologies and strong brand names.    We believe we are recognized as an innovative industry leader in many of our businesses due to our technological know-how and strong customer focus. We identify, commercialize and market new products, which we develop internally or with third parties, as well as license or otherwise acquire. We believe that a number of our products and business brands have gained strong recognition, including the following:

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  Performance Additives—Granufin, our patented iron oxide granulated pigment, which provides significant advantages in terms of product handling, color consistency and ease of use when used with our Granumat dispensing system;

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  Performance Additives—Preserve and Preserve Plus, our environmentally advanced ACQ timber treatment products, which we introduced as alternatives to traditional arsenic-based chemicals such as CCA;

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  Performance Additives—Garamite, our clay-based additive, which is used in the manufacture of fiberglass composites and provides production efficiencies and enhanced performance of the end-product;

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  Performance Additives—Cloisite, a clay mineral known as nanoclay, which is used in the production of certain plastics;

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  Specialty Chemicals—Ardrox, which provides a complete range of globally recognized products specifically developed for use in aircraft maintenance programs, ranging from daily cleaning to complete aircraft overhaul;

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  Specialty Chemicals—Our Gardo products (such as Gardoclear and Gardobond), which provide complete process solutions for all steps of the chemical treatment of metal surfaces, often tailored for individual customers and their applications; and

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  Titanium Dioxide Pigments—Hombitan, which is recognized as the world's #1 anatase titanium dioxide pigment for the synthetic fiber manufacturing industry.

        Experienced and proven management team with significant equity interests.    We have an experienced management team with a proven record of financial and operational excellence. Since joining us in 2001, Seifi Ghasemi, our chairman and chief executive officer, and Robert Zatta, our senior vice president and chief financial officer, together with other members of our senior management team, have been responsible for instilling a culture of ownership and introducing several initiatives that have resulted in significant improvement in our business including increased growth in net sales, development of new products, cost reductions, working capital improvements, capital expenditure reductions and improved customer relationships. The heads of our business lines have, on average, over 20 years of experience in the specialty chemicals and advanced materials industry and over ten years at their respective businesses. Members of management and certain other employees currently hold approximately 6.1% of the outstanding shares of common stock of Rockwood Holdings, our ultimate parent company, on a fully-diluted basis.

Business Strategy

        Building on these strengths, we plan to continue our existing strategy to grow revenue and cash flow and increase profitability as follows:

        Capitalize on Market Growth Opportunities.    We believe that our leading technology and development capabilities position us to capitalize on a number of growth trends affecting our businesses. For example:

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  Advanced Ceramics—We expect this segment to benefit from a growing trend towards replacing plastics and metals with high-performance ceramics. For example, as the only manufacturer and supplier to date of ceramic-on-ceramic ball head and liner components used in FDA-approved hip joint prostheses systems in the United States, we believe that we are well-positioned to capitalize on the global increase in the market for hip implants. We expect this market to grow by approximately 8% per year over the next ten years. In addition, we expect this segment to benefit from the growth in the use of Piezo ceramic components, which are capable of converting mechanical quantities into electrical quantities or, conversely, turning electrical signals into mechanical movement or oscillation, in sensor applications.

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  Performance Additives—We expect this segment to benefit from the growing trend toward the use of color in concrete paving stones and other home remodeling fuelled in part by increased exposure at "do-it-yourself" home centers.

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  Specialty Compounds—We expect to grow sales of this segment for high-end data and video communication wire and cable applications as a result of our joint development agreement with DuPont to create, manufacture and commercialize new Smokeguard® compounds based on Teflon® technologies.

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  Specialty Chemicals—We expect our Fine Chemicals business line to benefit from the increasing use of lithium compounds in the life sciences/pharmaceutical industry. We also expect this segment to benefit from the increased demand for lithium-based batteries for mobile electronic applications. In addition, we will benefit from the trend to replace chrome-containing products with chrome-free technologies in metal surface treatment, such as silane-based systems or our patented self-assembling molecule technology.

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  Titanium Dioxide Pigments—We expect this segment to benefit from sales of our newly introduced nano-particle titanium dioxide pigments that are used to provide ultraviolet light protection for plastics and coatings.

        Achieve profitable growth through selective acquisitions.    We intend to continue to selectively pursue cash flow accretive acquisitions and strategic alliances in order to strengthen and expand our existing business lines and enter into complementary business lines. For example, in 2004, we acquired:

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  the assets of the pigments and dispersions business of Johnson Matthey Plc. (purchase price of approximately $47.1 million), which strengthened our Performance Additives segment; and

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  the assets pf the Hamburger Color Company Inc. (purchase price of $3.0 million), which strengthened our Performance Additives segment;

        We also completed a combination of the three business lines of our Custom Synthesis segment (now known as our Groupe Novasep segment) with Groupe Novasep SAS (purchase price of approximately $139.7 million including assumed net debt, shares contributed and acquired cash), which strengthened this segment.

        In addition, we set aggressive performance targets for all of our businesses and will refocus or divest those activities that fail to meet our targets or do not fit our long-term strategies. For example, in 2002 we divested our pool and spa accessories business and in 2000 sold our U.K. and Irish water treatment business line.

        Apply our proven improvement initiatives to the Dynamit Nobel businesses.    Since 2001, following the KKR acquisition and the arrival of our new senior management team, Rockwood has implemented a series of initiatives designed to increase sales, improve productivity, reduce costs and expand margins. Key strategic initiatives included a decentralization of decision making, enhancing accountability for Rockwood's managers, a reduction in overhead cost structure, a focus on manufacturing productivity and cash generation, selective acquisitions and a pursuit of identified organic growth initiatives. These initiatives had positive impact on cash flow and profitability of Rockwood's historic businesses in recent years. We are currently in the process of applying similar initiatives to the acquired Dynamit Nobel businesses:

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  Reducing overhead costs.    Rockwood implemented measures to reduce overhead costs and eliminate redundancies. At the Dynamit Nobel businesses, we have begun to implement plans to cut costs, reduce overhead and eliminate duplicate positions. For example, we closed the former headquarters of Dynamit Nobel in Troisdorf, Germany as well as the New Lebanon, New York manufacturing facility of our Advanced Ceramics segment in May 2005 and other restructuring measures at our Specialty Chemicals and Groupe Novasep segments. In addition, we eliminated 40 positions in connection with the acquisition of the pigments and dispersions business of Johnson Matthey Plc.

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  Improving working capital management.    Since 2001, Rockwood has been successful in reducing its net working capital (accounts receivable and inventory net of accounts payable) as a percentage of net sales by implementing more effective systems to monitor working capital, augmenting further our "just-in-time" inventory management and creating incentives for managers to focus on working capital management. We intend to reduce net working capital as a percentage of net sales at the Dynamit Nobel businesses using the same initiatives;

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  Instilling capital discipline.    Rockwood implemented stringent controls to help ensure that maintenance capital expenditures are appropriate and that expansion capital is in line with both capacity and market demands. Over the past four years, Rockwood's capital expenditures as a percentage of net sales have decreased from 6.2% in 2000 to 4.3% in 2003. From 2001 to 2003, the average capital expenditures of Dynamit Nobel were approximately 8.0% of Dynamit Nobel's net sales, of which we estimate a majority were investments in growth prospects. We intend to monitor capital expenditures in all of our segments; and

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  Increasing productivity.    Rockwood improved productivity by implementing metrics that allow it to better track its manufacturing productivity, product pricing and expenses. We intend to continue to improve productivity in the Rockwood businesses and target productivity improvements in the Dynamit Nobel businesses by implementing additional productivity metrics, rationalizing plants and reducing headcount, particularly in our Groupe Novasep, Specialty Chemicals, and Advanced Ceramics segments.

        Reduce financial leverage.    Approximately $116.2 million of the net proceeds of Rockwood Holdings' IPO have been used to redeem $101.6 million, or 27%, of the 2011 notes which were reported as part of long-term debt of the Company. Remaining net proceeds were used to redeem pay-in-kind loans and notes, senior discount notes and redeemable convertible preferred stock, as well as to terminate the management services agreement with affiliates of KKR and DLJMB. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources." We believe that our historically strong cash flow generation will be further strengthened by our organic growth opportunities within our existing markets, combined with our improved working capital management.

  Our Sponsors

        Kohlberg Kravis Roberts & Co. L.P. is one of the world's most experienced private equity firms specializing in management buyouts. KKR's investment approach is focused on acquiring attractive business franchises and working closely with management over the long-term to design and implement value creating strategies. Over the past 29 years, KKR has raised approximately $31.0 billion in private equity funds and invested over $23 billion of equity in more than 130 transactions. KKR has made an aggregate common equity and preferred contribution of $572.6 million to us since its acquisition of our company from Laporte plc in November 2000.

        The funds comprising DLJMB are part of DLJ Merchant Banking, which is a leading private equity investor with a 20-year history of investing in leveraged buyouts and related transactions across a broad range of industries. DLJ Merchant Banking is part of Credit Suisse First Boston's Alternative Capital Division, Credit Suisse First Boston's dedicated alternative asset platform. Since 1985, DLJ Merchant Banking has invested or committed more than $9.0 billion in 140 portfolio companies. DLJ Merchant Banking is currently investing through DLJ Merchant Banking Partners III, which made an equity contribution of $159.4 million in connection with the Dynamit Nobel acquisition.

  History

        Rockwood was incorporated in Delaware on October 19, 2000 and operates under Delaware General Corporation Law. Our issued share capital is directly owned and controlled by Rockwood Specialties International, Inc. The rights of Rockwood Specialties International, Inc. as our shareholder are contained in our Amended and Restated Certificate of Incorporation and we will be managed by our directors in accordance with the charter and with the provisions of Delaware Law. We own and control the issued share capital in the subsidiary guarantors. Our rights as shareholder of the subsidiary guarantors are contained in the respective charters of the subsidiary guarantors and the subsidiary guarantors will be managed by their directors in accordance with those charters and with the provisions of Delaware Law (save in respect of Chemical Specialties, Inc. and Southern Clay Products, Inc. which will be managed in accordance with North Carolina and Texas law, respectively). Rockwood was formed when Rockwood Holdings, our ultimate parent, an entity controlled by affiliates of KKR, entered into definitive agreements to purchase certain specialty chemicals business lines from Laporte plc, a public company incorporated in England and Wales, which was subsequently acquired by Degussa AG. Total cash consideration paid was $1,175.0 million, plus a post-closing adjustment of $5.6 million. The acquisition was completed on November 20, 2000 (the "KKR acquisition").

        The purchase price and related fees and expenses were financed by:

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  $520.0 million in term loans under senior secured credit facilities borrowed by us and one of our U.K. subsidiaries;

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  $325.0 million in senior subordinated loans under a senior subordinated loan facility borrowed by us;

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  $100.0 million in pay-in-kind loans borrowed by Rockwood Specialties Consolidated, Inc.; and

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  $282.0 million in a cash common equity investment in Rockwood Holdings by affiliates of KKR.

        KKR acquired these specialty chemicals business lines from Laporte because it believed it was an attractive business with which it could work to develop and implement value creating strategies. Rockwood retained most of the management of the acquired businesses. However, these businesses had not previously had a central senior management team. Accordingly, in 2001, KKR assisted Rockwood in identifying and hiring Seifi Ghasemi, our chairman and chief executive officer, and Robert Zatta, our senior vice president and chief financial officer. Rockwood also retained Thomas Riordan as senior vice president, law and administration, who had held a similar position with the U.S. operations of Laporte. Following their arrival, Rockwood implemented a series of improvement initiatives designed to grow sales, improve productivity, reduce costs and expand margins.

Operating Segments

        The following describes each of our operating segments, as well as the principal products or principal divisions within each segment.

  Performance Additives (23% of 2004 pro forma net sales)

        Our Performance Additives segment consists of business lines which develop and manufacture a range of specialty chemicals that are used in industrial and consumer products and processes to enhance performance or create unique characteristics. This segment manufactures and markets products that are based on a focused research and development effort and a strong technology base. Our Performance Additives segment generated net sales of $443.8 million, $477.3 million and $630.9 million (on an actual basis) for the years ended December 31, 2002, 2003 and 2004, respectively. Our Performance Additives segment accounted for 23% of our 2004 pro forma net sales. See note 3 to our and Rockwood's audited consolidated financial statements for additional financial information regarding our Performance Additives segment.

  Color Pigments and Services

        Our Color Pigments and Services business line is a global producer of synthetic iron oxide and other inorganic pigments in a wide range of yellow, red, orange, blue, black or blended shades, and serves the construction, paints and coatings, plastics, and specialty application markets with powder, granular and liquid grades. Color Pigments and Services focuses on developing and manufacturing high value-added inorganic pigments. The business also offers a number of unique pigment dispensing systems. Color Pigments and Services generates sales from construction pigments, which include colorings for concrete products such as paving stones, bricks, concrete blocks, roofing tiles, ready mix stucco and mortar; from paints and coatings as well as colorants for plastics, paper and rubber; and from specialty applications including security inks, toners for printers and copiers, catalysts and cosmetics.

        Our Color Pigments and Services business line has been driven by product innovation, our brand names and our customer and technical service, including customer-specific color blending. We expect this segment to benefit from the growing trend towards the use of color in concrete paving stones and other home remodeling fuelled in part by increased exposure at "do-it-yourself" home centers.

        An important component of Color Pigments and Services' product innovation has been our patented granulated pigment, Granufin, which, when used in conjunction with our Granumat dispensing system, offers significant advantages to customers over traditional pigment systems in the coloring of manufactured concrete products, such as ease of handling and consistency in coloring. We believe that Granumat is the leading granulated pigment dispensing system worldwide and is a result of Color Pigments and Services' research and development focus on process and delivery systems for its products. In addition, in May 2000 we commercialized our Chameleon dispensing system, which electronically controls the delivery of pigments into ready-mix concrete when used with our liquid pigment product line.

        In March 2003, we acquired the assets of Southern Color Company, Inc. and its affiliates, which expanded our Color Pigments and Services product portfolio into the brick and decorative market segments and provided us with access to the packaged mortar tolling business. In addition, in March 2003, Color Pigments and Services purchased a majority interest in a manufacturer of iron oxide pigments in China. The joint venture manufactures and dry blends pigments and provides us with a continuing source of pigments, as well as an important platform to expand Color Pigments and Services' commercial activities inside the Asia Pacific region. Color Pigments and Services holds a 51% interest in the joint venture.

        In June 2003, Color Pigments and Services entered into an agreement pursuant to which an affiliate of W.R. Grace & Co., which sells admixtures and fibers, distributes our liquid pigments and Chameleon dispensing systems to ready-mix and precast producers in the concrete industry. We believe our combined efforts will provide ready mix and precast customers with added value in the form of colored ready mix concrete.

        In September 2004, we acquired the assets of the pigments and dispersions business of Johnson Matthey Plc., which included facilities located in Kidsgrove and Sudbury, U.K., and Braeside, Australia for approximately $47.1 million. The pigments and dispersions business produces transparent iron oxide pigments and dispersions, color concentrates and complex inorganic color pigments used in the surface and wood coatings, plastics, building materials and print ink markets. In addition, we acquired the assets of Hamburger Color Company Inc., a producer of liquid pigments, which included a facility in King of Prussia, Pennsylvania.

  Principal Products

        Construction Color Pigments and Services.    We develop and manufacture principally iron oxide pigments for manufacturers of construction products for use in the coloring of concrete products, including paving stones, bricks, concrete blocks, roofing tiles, stucco and mortar. Color Pigments and Services' major U.S. brand is Davis Colors and its key products include Granufin/Granumat, Hydrotint, Mix-Ready and Chameleon. Granufin is a unique, dry, micro-granulated pigment that combines the flow characteristics of a liquid with the storage and handling advantages of a powder. The Granumat dispensing system offers a variety of configurations and features designed to accommodate the varying requirements and budgets of concrete product manufacturers. Granufin pigments and the Granumat system improve product handling and color consistency for our customers. The granulation technology used in Granufin is patented until 2007 in the United States. Our Chameleon system, which works in combination with our liquid pigments, automatically weighs, blends and conveys colors into a ready-mix truck using a standard personal computer and custom-developed Windows-based software.

        Paints, Coatings and Colorants.    We also develop and manufacture colored pigments for the paints, coatings, plastics, paper and rubber end-use markets including the brands Ferroxide, Trans-oxide and Colourplex. We produce a wide variety of pigments for these markets that include synthetic iron oxides, corrosion inhibitor pigments, complex inorganic color pigments and process natural pigments such as burnt umbers and siennas. The largest application for these products is colorant used in architectural, industrial and special purpose paints and coatings. Color, ease of dispersion and chemical stability are the primary characteristics of our products, which can be used in a wide variety of both solvent and water-borne systems. We believe that a number of Color Pigments and Services' products are considered industry standards in the markets in which we compete, such as our Mapico yellow pigment for architectural and industrial applications and our heat stable tans, which can tolerate applications requiring high temperature processing, such as plastic compounding and roofing granules.

        Specialties.    Our iron oxide pigments are also used in a wide variety of specialty applications such as toner for large printers and copiers, security inks used to print bank notes, catalysts for styrene production and cosmetics. Each of these markets requires specialized pigments with unique properties which are often as important as the coloring characteristics. For example, printer toners require specific magnetic properties whereas pigments used in cosmetics require color and purity.

  Competition

        We believe the global iron oxide pigments market consists of three major producers and a number of other smaller producers in the United States, Europe, Japan and China. We believe Lanxess Corporation and Elementis plc are the only other two major producers in addition to Color Pigments and Services. Competition in this market is based on customer service, product attributes such as product form and quality, and, to some degree, price. Product quality is critical in the higher end of the market on which Color Pigments and Services focuses as inconsistent product quality can have an adverse impact on the color consistency of the end-product.

  Customers

        Color Pigments and Services' key customers include Engelhard Corporation, Oldcastle (CRH plc), Pavestone Company, The Sherwin-Williams Company, Degussa, Unilock Ltd. and Xerox Corporation, each of which has been our customer for at least ten years. Color Pigments and Services' customer base is highly fragmented.

  Timber Treatment Chemicals

        Our Timber Treatment Chemicals business line is a manufacturer of wood protection products primarily in North America. Wood protection products enhance the performance of wood by increasing its longevity through protection from decay and fungal or insect attack. Our specialty timber chemicals also add water repellency and fire retardancy to wood products. Timber Treatment Chemicals' products include wood protection products based on our ACQ technology, which was awarded the EPA Presidential Green Chemistry Challenge Award in 2002, and CCA. Other products recently introduced include Clearwood, our wood protection product for wood windows and doors, as well as a range of specialty additives with fire retardant, water repellent or moldicide properties. Applications include wood protection products used for decking, fencing, playground equipment, garden furniture, house construction materials, utility poles, and other wood constructions.

        Timber Treatment Chemicals also manufactures inorganic chemicals such as nitrates and chlorides for various industrial applications, including chemicals that are added to concrete as curing accelerants and corrosion inhibitors, chemicals that are used for odor control in water treatment, galvanizing fluxes, micronutrients, pesticides, and catalysts used in the manufacture of textile resins.

        Many of our Timber Treatment products are registered pesticides and subject to extensive regulation. In February 2002, the EPA announced a voluntary decision by CCA manufacturers, including our subsidiary, to amend their registrations for CCA to limit use of CCA-treated lumber in most residential settings. In the culmination of that process, in March 2003, the EPA amended the registrations for CCA prohibiting CCA treatment of wood, effective December 31, 2003, for use in most residential settings, including play structures, decks, picnic tables, landscaping timbers, residential fencing, patios and walkways and boardwalks. Similar initiatives were enacted in Canada by the Pest Management Regulatory Agency which imposed similar limitations on the use of CCA-treated wood. The EPA is currently conducting a risk assessment of CCA-treated wood. The results are expected in June 2006. In addition, in June 2001, special interest groups petitioned the Consumer Products Safety Commission, to ban and recall all CCA-treated wood in playground equipment and refund consumers the cost of the CCA-treated wood playground equipment that they purchased. In November 2003, the Consumer Products Safety Commission denied the petition.

        In Japan, the use of arsenic-based chemicals, such as those used in the manufacture of CCA wood protection products, is restricted through legislation limiting the levels of arsenic allowed in rainwater runoff from outdoor wood product storage areas. Due in part to the effect of this legislation, we have been able to attain a significant portion of the Japanese timber treatment chemicals market through our ACQ product line. Various types of restrictive legislation which would further affect the ability to use arsenic-based chemicals are currently being proposed in various jurisdictions in the United States, Canada and Australia. In European Union markets, restrictions were enacted in mid-2004.

        We believe that Timber Treatment Chemicals is a leading provider in North America of new generation alternative timber treatment chemicals, such as ACQ, which does not contain chrome, arsenic or any other chemicals classified as "hazardous" by the EPA. We developed this technology to produce ACQ pursuant to a license agreement with Domtar Inc. and through the acquisition of the Kemwood business from Kemira OY. We have further developed this technology and created our own proprietary line of ACQ products under the brand names Preserve and Preserve Plus. As a result, in

February 2001, we signed a licensing agreement with Osmose, Inc., another major producer of timber treatment chemicals, to license our proprietary ACQ technology to Osmose. Our ACQ technology is patent protected in the United States through mid-2007.

        ACQ demand has increased following an industry-wide voluntary transition to non-arsenic-chrome-based wood protection products discussed above. As a result, we invested approximately $8.5 million to build a new plant in Harrisburg, North Carolina to produce ACQ. This new plant was completed and commenced full production in October 2002.

        In addition, Timber Treatment Chemicals provides a broad range of technical expertise and services to its customers. In particular, Timber Treatment Chemicals works closely with its customers to assist them in reducing the total cost of their manufacturing process, by supplying timber treatment chemicals as well as treatment equipment, along with technical support.

  Principal Products

        We develop and manufacture a broad range of wood protection products, fire retardant and specialty chemicals for use in residential and industrial wood applications. In addition, we provide treatment equipment which facilitates the handling and treatment of wood and chemicals and we provide comprehensive technical support services to timber treaters. Timber Treatment Chemicals' key brands include Preserve, Preserve Plus, Ultrawood, SupaTimber, D-Blaze and Clearwood.

        We also develop and manufacture inorganic metallic chemicals for certain specialty markets. These include zinc chloride-based products, other chlorides, and a range of nitrates and other chemicals. Some of these products are manufactured using by-products from other large chemical companies.

  Competition

        We believe that Timber Treatment Chemicals was one of the leading manufacturers of wood protection products in North America in 2004, along with Arch Chemicals, Inc. and Osmose, Inc. BASF Corporation, Kurt Obermeier GmbH & Co. KG and Weyl GmbH are other competitors, particularly in Europe. Competition for wood protection products is mainly based on price, customer support services, innovative technology and product range. In the inorganic chemicals market, we operate in niche areas, and therefore have few overall competitors. Competition in the inorganic chemicals market is mainly based on quality, customer support services and price.

  Customers

        Timber Treatment Chemicals sells its products primarily to wood processors who pressure-treat wood. Major customers include Aljoma Lumber, Inc., BB&S Treated Lumber of New England, Coos Bay Lumber Company, Culpeper Wood Preservers, Inc., Eastex Forest Products, Koshii Preserving Co. Ltd., Jeld-Wen, Inc. and Sunbelt Forest Products Corporation. Customers of our inorganic chemicals product line include Degussa AG, Rohm and Haas Company, Nalco Company and W.R. Grace & Co. Each of these companies has been our customer for at least ten years.

  Clay-based Additives

        Our Clay-based Additives business line is a developer and manufacturer of specialty clay-based rheological additives. These additives are used in a wide variety of products and applications to modify viscosity, thickness and flow characteristics, keep solids in suspension, maintain levels of coloration with a lower amount of pigment, and collect suspended solids into larger particles. End-products in which these additives are used include industrial and architectural coatings, oilfield drilling fluids and carbonless copy paper. The principal end-uses for Clay-based Additives' products are paints, inks and paper-making, household care products, oilfield fluids and other end-uses.

        During the last several years, we have strategically refocused Clay-based Additives' operations by discontinuing or divesting commodity-based, undifferentiated product lines, while providing significant new capital and research and development for the creation of new high-growth and high-margin products for selected industries. As a result, this business line has developed a number of new value-added products and applications. One of Clay-based Additives' recently developed applications is the use of our Laponite synthetic clay as a retention aid in the paper-making process. In addition, we are currently developing new products, including anti-static coatings for paper and variants of Laponite to replace current types of thickeners in personal care products. Other products recently introduced by Clay-based Additives include Garamite, a cost-effective and easy-to-use thickener which provides low volatile organic compounds capability compared to traditional additives used in the manufacture of fiberglass composites; and Cloisite, used in the manufacture of nanocomposite plastics, which are specially engineered composite materials exhibiting superior mechanical, barrier and fire resistant properties compared to traditional plastics and which result in lighter plastic end products. In 2001, our Clay-based Additives business working with General Motors introduced the first commercial exterior automotive application of a new lightweight nanocomposite material based on Cloisite nanoclay on the step assist of the GMC Safari and Chevrolet AstroVan. In addition, in January 2004, General Motors adopted this lightweight nanocomposite technology for the body side molding of the 2004 Chevrolet Impala, GM's highest volume car. Although sales of these nanocomposite materials were modest in 2004 and thus far in 2005, we continue to explore additional applications for this product with GM and other strategic partners.

  Principal Products

        Coatings and Inks.    We offer a comprehensive line of additives which modify the viscosity, flow and suspension properties of coatings and inks, including Claytone for the manufacture of special purpose coatings, such as bridge, marine and maintenance paints, and architectural coatings, and Laponite for the manufacture of automotive coatings. Our Garamite additives are used in the manufacture of high solids, low volatile organic compounds epoxy coatings for industrial applications.

        Paper-Making.    We serve the paper industry with a product line that includes bentonite retention aids, which are used in the paper-making process to reduce fiber losses and aid in water drainage from the sheet, and an additive which provides fade-resistant color for carbonless copy paper. We also produce a form of Laponite which is used in the production of clear, flexible and moisture-resistant films and coatings with conductive, anti-static and anti-sticking properties, that are used in the manufacture of specialty photographic and anti-static papers, ink jet papers and anti-static packaging.

        Consumer and Household Care Products.    We develop and manufacture a wide range of natural clay-based rheology modifiers, including Gelwhite and Bentolite, for the consumer and household care markets. In addition, Laponite also has functional properties that improve the performance of a wide range of consumer products, such as personal care products, creams, lotions, cosmetics and hard surface household cleaning products for the kitchen and bathroom.

        Oilfield.    We offer a line of Claytone organoclays, which are a type of specially treated clays, for use in diesel and synthetic oilfield drilling fluids, which help to control viscosity and flow properties. These additives also help to suspend the cuttings in the fluid, so that they can be expelled from the well efficiently. We recently introduced a Garamite additive for use in deep well drilling that requires higher performance.

        Other.    We developed the Cloisite range of clays for the manufacture of nanocomposite plastics. Although Cloisite has not yet been released for large-scale commercial sale, we have entered into a joint development agreement in the United States with General Motors Corporation in connection with our efforts to develop nanoclays for automotive components, such as external trim and facia. In January 2004, General Motors adopted this technology for the body side molding on the 2004 Chevrolet Impala. Cloisite clays are also being evaluated in a wide range of rubber-based formulations for industrial applications. In addition, our Garamite range of clays is used in the manufacture of fiberglass composites.

  Competition

        Clay-based Additives operates in specialty markets, and competes based on its research and development capabilities, its ability to produce innovative high-value product solutions and technical support. Our direct competitors in these markets include Elementis plc, Süd-Chemie Ag and R.T. Vanderbilt Company, Inc. We also compete with manufacturers who produce non-clay-based alternatives to our end-users.

  Customers

        We supply major coatings manufacturers such as International Paint Limited, BASF Corporation, E.I. duPont de Nemours and Company, Hempel A/S, PPG Industries Inc., and The Sherwin-Williams Company; paper chemical and paper-making companies such as Mitsubishi Hi Tec Paper; ink-makers such as Sun Chemical Corporation; and oil drilling and services companies such as M-I SWACO L.L.C. Each of these companies has been our customer for at least ten years.

  Water Treatment Chemicals

        Our Water Treatment Chemicals business line is a producer of pool and spa specialty chemicals in the United States. This business line also develops and manufactures surface water chemicals. Our pool and spa specialty chemicals, which are primarily non-chlorine based, are all sold under premium brand names as well as private label brands mainly through distributors to pool and spa professionals and retailers that then sell to consumers. The surface water chemicals portion of this business serves the professional aquatic applicator, turf and ornamental, aquaculture, vegetation management and agricultural irrigation industries. In addition to developing and manufacturing surface water chemicals, we offer professional treatment services for lakes, ponds and reservoirs.

        We sell our pool and spa specialty chemicals under a number of premium brands, such as GLB, Rendézvous, Leisure Time, Robarb and Applied Biochemists, as well as under private label brands. In surface water chemicals, our premium branded products include Applied Biochemists, Cutrine-Plus and Aquashade, and we have developed innovative products for surface water treatment, such as Clearigate, an environmentally advanced herbicide for irrigation systems.

  Principal Products

        Our pool and spa chemicals are primarily non-chlorine based specialty chemicals such as algaecides, clarifiers, fragrances and foam reducers. Our major pool and spa product lines include GLB Pool & Spa, which offers a comprehensive selection of pool and spa specialty chemicals and sanitizers under the GLB and Rendézvous brand names; Leisure Time, which offers a complete spa water care treatment line; and Robarb, which includes Super Blue, a leading water clarifier with over 20 years of history as a brand. In addition, our Applied Biochemists brand offers a full line of pool chemicals including specialty algaecides for service professionals.

        Our surface water chemicals include copper-based algaecides and herbicides to control aquatic plant growth, dyes to control aquatic weed and algae growth, and a range of enzyme and microorganism blends for use in septic and waste water systems. Our surface water treatment product lines include Clearigate which is a patented, environmentally advanced herbicide developed to control nuisance aquatic vegetation especially for the agricultural irrigation market. Our Applied Biochemists brand of surface water treatment chemicals includes specialty algaecides and aquatic herbicides. Cutrine Plus is a liquid algaecide which can be used in a wide range of applications, and Aquashade is a line of aquatic dyes which help to control aquatic plant growth in lakes and ponds.

  Competition

        We believe that Water Treatment Chemicals is a leading pool and spa specialty chemicals producer in the United States. Other competitors include Arch Chemicals, Inc. and Biolab, Inc. In the surface water chemicals segment, competitors include Baker Hughes Incorporated and SePro Corporation. Some of our competitors are also customers in other product areas. Competition in these markets is mainly based on brand identity, technical competence, price and customer relationships. In addition, a number of the products in the water treatment chemicals market are subject to governmental environmental regulation and registration requirements, which can affect the ability of other manufacturers to offer competing products.

  Customers

        The majority of Water Treatment Chemicals' sales are through distributors that then sell to mainly local or regional dealers. We also sell directly to some of the larger pool and spa dealers. Pool and spa specialty chemicals customers include Keller Supply Company, Leslie's Poolmart, Inc. and SCP Pool Corporation. Surface water customers include Cygnet Enterprises, Inc. and Helena Chemical Company. Each of these companies has been our customer for at least five years.

  Specialty Compounds (7% of 2004 pro forma net sales)

        Our Specialty Compounds segment develops and manufactures thermoplastic materials possessing specialized characteristics, such as fire and smoke retardance, reduced weight or barrier properties, which are tailored to the specific needs of each intended end-product. These products are grouped into six key end-product areas: wire and cable, consumer performance products, medical devices, automotive components, regulated packaging and footwear. Specialty Compounds segment had net sales of $168.8 million, $176.4 million and $200.4 million for the years ended December 31, 2002, 2003 and 2004, respectively. Our Specialty Compounds segment accounted for 7% of our 2004 pro forma net sales. See note 3 to our and Rockwood's consolidated financial statements for additional financial information regarding our Specialty Compounds segment.

        Our Specialty Compounds segment focuses on sales of high margin products and operates as a global specialty performance plastic compounding business. We developed and commercialized SmokeGuard, our specialty compound for use in high-end data and video communication wire and cable, which must meet stringent fire retardant and low smoke generation standards. We also developed a compound for beverage closure seals and caps. This new compound prevents ozone from attacking the cap and seal and does not affect the taste of water and carbonated beverages, therefore significantly increasing the shelf life of these beverages. We also focus on thermoplastic elastomer, or TPE, compounds in our consumer performance and automotive products areas. In addition to our product offerings, we provide strong, comprehensive customer service and technical expertise by developing innovative products to satisfy our customers' unique needs.

        We intend to invest in next generation plastic compounding technologies. For example, in 2003, Specialty Compounds entered into a joint development agreement with E.I. duPont de Nemours and Company to create, manufacture and commercialize new Smokeguard® compounds based on Teflon® technologies to further raise the safety and performance standards for a variety of wire and cable compounds. Specialty Compounds is also working closely with our Clay-Additives business to create a patented composite material that exhibits superior flame retardancy for wire and cable jacketing and sheathing.

  Principal Products

        Wire and Cable Compounds.    We develop and manufacture low-smoke vinyl alloys, such as SmokeGuard, which are used in high-end data and video communication, fiber optic and fire alarm wire and cable; halogen-free plastics, such as Sentra, which are used in industrial, aerospace, shipboard or oil rig cables as well as in communication cables; and a variety of TPE compounds, such as Garaflex, which are used in flexible cords, tray cables, booster cables, welding cables and automotive wiring. We believe that there is significant growth potential for the wire and cable product line in Europe as a result of the evolution of a common market standard with higher specifications for wire and cable compounds. Unlike in North America, European wire and cable standards dictating certain safety specifications such as fire and smoke resistance have not yet been enacted. However, we anticipate that European legislation mandating specific guidelines for wire and cable will be implemented within the next several years, providing significant new market opportunities for the SmokeGuard and Sentra product lines.

        Consumer Performance Products.    We develop and manufacture custom-made plastic compounds for use in products such as moldings, sealing gaskets, tool handles, writing instruments and ladder feet as well as other TPE-based products. Our product line includes Garaflex, Garaflex V, Garaflex E, GE Series and GM Series. We have also developed a soft-touch compound, Evoprene, that is currently undergoing approval processes for a number of applications, including synthetic wine corks and seals for consumer storage devices.

        Medical Devices Compounds.    We develop and manufacture a series of high-quality polyvinyl chloride, or PVC, compounds which are used to manufacture products such as tubing, disposable masks, and extraction resistant compounds used to make products to handle blood and bodily fluids.

        Automotive Compounds.    We develop and manufacture compounds for interior and exterior automotive applications such as airbag covers, steering wheel covers, gear shift knobs and boots, handle grips, body side molding and window gaskets.

        Regulated Packaging.    Under the Alphaseal trademark, we develop and manufacture specialty closure materials for soft drinks, beer, bottled water, juice, and other beverage applications which have proven their performance, including purity in taste and odor, consistency in the force needed to remove the closures, reliable carbonation retention, and performance on a variety of molding machine types in various applications.

        Footwear Compounds.    We develop and manufacture a broad range of compounds for unit soles, uppers, mid-soles, slippers and heels for the diverse requirements of the footwear market. Applications include industrial boots, deck shoes, casual dress shoes, snow boots, slippers and athletic wear.

  Competition

        Specialty Compounds' key competitors are Advanced Elastomers Systems, L.P., Colorite Plastics Co., DS Chemie GmbH, European Vinyls Corporation, Georgia Gulf Corporation, Norsk Hydro ASA, PolyOne Corporation, Teknor Apex Company and W.R. Grace & Co., most of which serve only a subset of Specialty Compounds' markets. We believe that only Teknor Apex is active in all of Specialty Compounds' markets. Competition in specialty compounds occurs primarily on the basis of quality, product innovation and the ability to meet demanding customer and regulatory specifications.

  Customers

        Specialty Compounds sells products to a wide range of customers. Its major customers include Alcoa Inc., Belden/CDT Inc., Berk-Tek Consolidated, Coleman Worldwide Corporation, CommScope/ Systimax, Inc., Corning Incorporated and Judd Wire Inc. Each of these companies has been our customer for at least ten years.

  Electronics (6% of 2004 pro forma net sales)

        We supply our customers in the semiconductor and printed circuit board industries with chemicals used in the manufacture of semiconductors, printed circuit boards, and photomasks from our Electronic Chemicals business line, photo-imaging masks from our Photomasks business line, and silicon wafer refurbishment services from our Wafer Reclaim business line. Our Electronics segment generated net sales of $147.3 million, $143.6 million and $168.1 million for the years ended December 31, 2002, 2003 and 2004, respectively. Our Electronics segment accounted for 6% of our 2004 pro forma net sales. See note 3 to our and Rockwood's consolidated financial statements for additional financial information regarding our Electronics segment.

  Electronic Chemicals

        Our Electronic Chemicals business line is a producer of process chemicals, known as high purity chemicals, used in the manufacture of semiconductors, with market positions in Europe and Singapore, as well as chemicals used by printed circuit board manufacturers and photomask manufacturers, with market positions in the United States and Taiwan. In addition, we expanded our manufacturing capabilities for printed circuit board chemicals in China to enable us to supply this expanding market. We also offer related outsourcing services to manage the process chemical needs of semiconductor manufacturers. Electronic Chemicals' key products include acids, bases, solvents and mixtures used principally for cleaning and etching silicon wafers and printed circuit boards.

        Electronic Chemicals bundles high-quality tailor-made formulations and patented products with technical service and strong systems capabilities. These characteristics also enable us to offer our customers a service we call total chemicals management, through which we are able to manage a customer's supply of electronic process chemicals, including chemicals supplied by third parties, and related logistics.

  Principal Products

        Printed Circuit Board Chemicals.    We develop and manufacture chemicals for the printed circuit board industry, such as oxide treatments, electroplating additives, etching technology, electroless copper processes, Co-Bra Bond, the newer oxide replacement technology and a proprietary direct metallization process known as Shadow.

        High Purity Chemicals.    We develop and manufacture a wide range of ultra-pure chemicals used in the manufacture of electronic and computer components such as semiconductors, silicon chips, wafers, and liquid crystal displays. These products include chemicals used to remove controlled portions of silicon and metal, cleaning solutions, photoresist strippers, which control the application of certain light-sensitive chemicals, edge bead removers, which aid in the uniform application of other chemicals, and solvents.

        Photomask Chemicals.    We also develop and manufacture a broad range of chemicals used in the manufacture of photomasks. Like the high purity chemicals, these products are subject to strict purity specifications, although these specifications are generally not as stringent as those for our high purity chemicals.

        Electronic Chemicals Services.    We provide a range of analytical, logistical and development support services to the semiconductor industry. These include total chemicals management, primarily offered in Singapore, under which we manage our clients' entire electronic process chemicals operations including providing logistics services, development of application-specific chemicals, analysis and control of customers' chemical distribution systems and quality audit and control of all inbound chemicals, including third party products.

  Competition

        Key competitors in printed circuit board chemicals are Atotech Deutschland GmbH, Cookson Group plc, MacDermid Incorporated, Rohm and Haas Electronic Materials (Shipley). Key competitors in high purity chemicals include Honeywell International, Inc., Air Products & Chemicals, Inc., Kanto Corporation, Mitsubishi Chemical Corporation and Mitsubishi Gas Chemical Company, Inc. The key competitor in photomask chemicals is Air Products & Chemicals, Inc. Competition in this market is based mainly on customer service, product quality and technological advancements.

  Customers

        We supply our electronic chemicals and related services to semiconductor and printed circuit board manufacturers, including Compeq Manufacturing Co. and Motorola, Inc. Both of these companies have been our customers for at least ten years.

  Photomasks

        We manufacture photomasks both in Europe and North America under the Compugraphics brand name. Photomasks are a key enabling technology to the semiconductor and integrated circuit industries, and perform a function similar to that of a negative in conventional photography.

        We believe that Photomasks has achieved its success through its technical abilities and product quality, as well as through customer service and its low cost base, both of which have been especially significant in the recent semiconductor industry downturn. We have achieved high standards of specification, quality, delivery and manufacturing efficiency through our use of statistical process control and other advanced manufacturing techniques. Our equipment is designed to serve the mainstream semiconductor industry.

  Principal Products

        We manufacture photomasks, which are used as master images to transfer integrated circuit detail onto semiconductor wafers during the fabrication of integrated circuits and other types of electronic components, such as thin film magnetic recording heads and optoelectronic devices, which emit or detect light. In addition, we refurbish and replace pellicles for photomasks manufactured by us and other photomask manufacturers.

  Competition

        Photomasks competes primarily with DuPont Photomasks, Inc., which announced it is being acquired by Toppan Printing Company, and Photronics Inc. Competition occurs primarily on the basis of technical specification, product quality, delivery performance, price and customer service and support.

  Customers

        Photomasks' customer base includes many major semiconductor manufacturers such as Philips Semiconductors and Freescale, Inc., both of which have been our customers for at least ten years.

  Wafer Reclaim

        Our Wafer Reclaim business line is a provider of semiconductor wafer refurbishment services with market positions in the United States and Europe. Silicon wafers that have been used to monitor or test semiconductor manufacturing processes are generally reclaimed and reused as test pieces. We estimate that three out of every ten wafers used in an established semiconductor manufacturing facility are test wafers.

        We work with semiconductor manufacturers to refurbish used test wafers and return them to the manufacturer for reuse in test and process monitor applications. We also believe that we benefit from the fact that many of these semiconductor manufacturers are also customers of Electronic Chemicals and Photomasks and can gain an advantage from these established relationships.

        In January 2003, we announced a $7.0 million expansion and refurbishment project for our Greasque Wafer Reclaim facility located in the South of France. The project focused on increasing capacity and enhancing capabilities, particularly in the area of 8" (200mm) reclaimed silicon wafers. The project was completed in September 2003. In December 2003, we acquired a majority interest in a wafer reclaim business in Germany that is capable of reclaiming next-generation 12" (300mm) wafers and in December 2004 acquired the remaining interests from the minority shareholders.

  Principal Products

        Wafer Reclaim does not manufacture products, but rather is a service business that refurbishes used wafers for global semiconductor manufacturers and returns them for reuse in the testing process. We clean and inspect the wafers, restore surfaces, and remove film from the wafer surface in order to improve the performance of the wafer. We have the ability to reclaim 4" (100mm), 5" (125mm), 6" (150mm), 8" (200mm) and 12" (300mm) wafers.

  Competition

        Wafer Reclaim's primary competitors include Hamada Heavy Industries Limited, Kobe Precision Inc., Mimasu Semiconductor Industry Co. Ltd. and Rasa Industries Limited and Pure Wafer. We also compete to a degree with manufacturers of virgin test wafers. The primary bases of competition for this business line are quality of service and price.

  Customers

        Wafer Reclaim's customers include most of the major semiconductor producers including Atmel Corporation, Cypress Semiconductor Corporation, Freescale Semiconductor, Inc., International Rectifier Corporation, National Semiconductor Corporation, Philips Semiconductors and Tower Semiconductor Ltd. Each of these companies has been our customer for at least ten years.

  Specialty Chemicals (26% of 2004 pro forma net sales)

        Our Specialty Chemicals segment, which we acquired in the Dynamit Nobel acquisition, and operates under the Chemetall brand name, develops and manufactures metal surface treatment products and services, lithium chemicals and fine chemicals for a wide range of industries and end markets. This segment is comprised of two business lines: (1) Surface Treatment, which supplies surface treatment products and solutions for metal processing industries; and (2) Fine Chemicals, which supplies lithium products across the entire value chain from raw materials to specialty lithium compounds and advanced metal-based specialty chemicals to niche markets. Our Specialty Chemicals segment generated net sales of $759.6 million on a pro forma basis for the year ended December 31, 2004, or 26% of our 2004 pro forma net sales. Actual net sales for the five months ended December 31, 2004 were $321.1 million. Prior to the Dynamit Nobel acquisition, the Specialty Chemicals segment generated net sales of $568.2 million for the year ended September 30, 2002 and

$659.7 million for the year ended December 31, 2003. We expect this segment to benefit from the increased demand for lithium-based batteries for mobile electronic applications. In addition, we expect to benefit from the trend to replace chrome-containing products with chrome-free technologies in metal surface treatment, such as silane-based systems or our patented self-assembling molecule technology. See note 3 to our audited consolidated financial statements for additional financial information regarding our Specialty Chemicals segment.

  Surface Treatment

        We believe that our Surface Treatment business line is a leading global supplier of surface treatment products and solutions. Surface Treatment's products are used for a variety of applications and serve the automotive, aerospace and general industrial markets, including steel and metalworking industries. This business line supplies more than 5,000 different products, many of which are based on proprietary formulations and extensive application know-how, to over 30,000 customers and operates in 29 different locations for production and research and development in over 20 countries. Surface Treatment operates along the following four business divisions based on its core end-markets: (1) Advanced Technologies; (2) Performance Products; (3) Automotive Technologies; and (4) System Technologies.

        In Surface Treatment, we develop and supply products and solutions for the chemical pretreatment of metals and other substrates, some of which are customized for individual customers and applications. Our products and solutions are critical to many areas of the metal processing industry because they protect metals from corrosion, facilitate forming and machining, allow parts to be processed in a clean and grease-free environment and ensure good coating adhesion. Other products are used in the cleaning and maintenance of aircraft. As an integrated part of the business, we also offer a full range of customer services, including process control and analysis of chemical baths at clients' facilities.

        Surface Treatment competes in markets characterized by significant barriers to entry, proprietary manufacturing technologies and know-how, demanding product-handling requirements, rigorous product quality and performance standards and specifications and longstanding service-intensive customer relationships. In order to remain competitive, we are currently focused on developing new products, improving process technologies and expanding our customer base and broadening our technology capabilities in existing and new markets through internal research and development. For example, we have recently introduced new generations of organic coatings for coil manufacturers and iron-phosphating products for the smaller customer market in the United States. We currently have a number of significant joint ventures across Asia, which we believe provide us with the opportunities to further penetrate these high growth regions.

  Principal Business Divisions

        Advanced Technologies.    Advanced Technologies comprises three separate units:

        Automotive suppliers.    We offer cleaning and pretreatment products and services to automotive parts manufacturers for use in the making of automotive parts, such as axles, seats and other metal components. We believe that products for the treatment of steel and aluminum wheels, including a new generation of products based on self-assembling molecules, represent an attractive growth area in this market.

        Cold forming.    We provide products and services used to facilitate the cold forming of tubes, wire drawing and cold extrusion of metal.

        General industry.    We offer a range of products and services to a broad range of industrial end-markets that have metal surface treatment applications, including cleaning, activation, conversion coating and final rinsing. Markets include household appliances manufacturing, can producers, heating, ventilation and aluminum finishing markets.

        Performance Products.    Performance Products serves the largest number of customers among Surface Treatments' business units. In Performance Products, we develop a wide range of products such as cleaners, iron phosphates, coolants, paint strippers and flocculants for diverse end-markets, which include various types of small to medium-sized users of cleaners and other surface treatment products. Our Gardo products (such as Gardoclean and Gardobond) provide complete process solutions for all steps of the chemical treatment of metal surfaces, often tailored for individual customers and their applications. We have recently introduced a new generation of iron-phosphating products in the U.S. market, which we expect will provide growth in the next few years.

        Automotive Technologies.    We provide surface treatment products and solutions for automotive OEMs, including an entire range of products and services for use in the "paint shop" step of car body manufacture. The products and services we provide typically represent a low percentage of total car body production costs, but have high value in terms of corrosion protection and surface quality. Major applications include car body pretreatment (zinc-phosphating) and paint coagulation. Our services typically include intensive process control and chemical management function in the customers' production processes.

        System Technologies.    System Technologies comprises three separate units:

        Aerospace Technologies.    We provide products and services for aerospace OEMs, airlines and maintenance companies. Aerospace Technologies focuses on four major application areas: cleaning; corrosion protection; maintenance chemicals; and sealants. Cleaning products are used for the interior and exterior cleaning of airplanes. Ardrox products provide a complete range of globally recognized products specifically developed for use in aircraft maintenance programs, ranging from daily cleaning to complete aircraft overhaul. Corrosion protection products include waxes used to protect airframes. Maintenance chemicals for aircraft engines and turbines include high performance cleaners and products for non-destructive testing of engines. Aircraft sealants provide high technology sealing solutions for airplanes and are expected to contribute significantly to growth in the next few years.

        Coil.    We provide products and services used in forming, cleaning and pretreating metal sheets used in the production of steel and aluminum coil.

        Glass Technologies.    This business division operates in a very specialized niche market and produces specialty products, which are similar to metal surface treatment products but are used on the glass substrates, for glass manufacturers including specialty cleaners, polishing products, cutting oils and cooling lubricants.

  Competition

        We believe that the top five competitors in the global metal surface treatment market held an estimated market share of more than 50% in 2004. We believe that Henkel Surface Technologies is the global market leader, followed by Surface Treatment. The remaining main competitors include Japan-based Nihon Parkerizing, PPG and Nippon Paint Co., Ltd. Competition in this market is based primarily on customer service, product quality and technological capabilities.

  Customers

        Surface Treatment serves a large customer base. Surface Treatment's largest customers include Daimler Chrysler AG, RNUR (Renault), Arcelor and Volkswagen AG. The composition of the customer base varies widely by business division. Advanced Technologies business division serves approximately 7,500 customers globally in a broad range of industries. Performance Products business division serves approximately 39,500 small and mid-size customers. Automotive Technologies business division serves approximately 20 customers, primarily global OEMs, and Aerospace Technologies business division serves approximately 3,500 customers worldwide.

  Fine Chemicals

        Our Fine Chemicals business line consists of our lithium, special metals, metal sulfides and rubber chemicals product lines. We believe that our Fine Chemicals business line is the leading global producer of basic and specialty lithium compounds and chemicals and advanced metal-based specialty chemicals.

        Fine Chemicals develops and manufactures a broad range of basic lithium compounds, including lithium carbonate, lithium hydroxide, lithium nitrate, lithium chloride, and value added lithium reagents, including butyllithium and lithium aluminum hydride. Lithium is a key component in products and processes used in a variety of applications and industries, which range from lithium batteries, high performance greases, thermoplastic elastomers for car tires, rubber soles and plastic bottles to intermediates in the pharmaceutical industry. In our Fine Chemicals business, we operate our lithium business along the following four business divisions reflecting its core end-markets: (1) Life Sciences; (2) Base Chemicals; (3) Elastomers; and (4) Electronics.

        Lithium brine, which is the primary raw material source for all lithium chemicals, is found in only a small number of locations, including, most importantly, the Atacama Desert in Chile. We have a long-term contract with the Chilean government to produce lithium carbonate from brine in the Atacama Desert, which we believe provides us a secure long-term source.

        Lithium carbonate can be resold or used as a primary raw material for more specialized forms of lithium-based materials. We have developed an integrated, low cost manufacturing capability based on a range of proprietary technologies and advanced equipment, including brine processing technology and aqueous chemistry for a broad variety of lithium salts. In addition to developing and supplying lithium compounds, we provide technical service, including training of customers' employees, for handling reactive and air-sensitive lithium products. We also offer our customers recycling services for lithium containing by-products resulting from synthesis with organolithium products, lithium metal and other reagents. Product quality is critical in the life sciences, elastomers and electronics industries. We believe that these services and our ability to handle highly reactive compounds in large quantities serve to build customer loyalty. In Lithium, we plan to continue to focus on the development of new products and applications. Over the last 20 years, the use of lithium products has grown substantially in a variety of applications, such as life sciences and electronics, largely as a result of innovation and product development. Currently, we are in the process of developing lithium compounds for several near- to medium-term, new and potentially high growth products for applications such as fuel cells, batteries for electric vehicles or lithium-aluminum alloys.

        Fine Chemicals also develops and manufactures advanced metal-based specialty chemicals along two business divisions based on its principal product groups: (1) Metal Sulfides, which develops and manufactures natural and synthetic metal sulfides used in brake pads and clutch facings and cutting and grinding wheels and (2) Special Metals, which develops and manufactures cesium products for the chemical and pharmaceutical industries and zirconium barium and titanium products for various applications including the airbag industry. Fine Chemicals is the only commercial producer of certain metal compounds, which are used for X-ray image intensifiers and displays for digital X-ray technology. Fine Chemicals also sells accelerators for the rubber industry.

        In our metal-based specialty chemicals business, we are well positioned in the field of metal sulfides and special metals, offering a broad range of products and fully integrated production processes, as a result of which we are a single source supplier for many of our customers. Fine Chemicals benefits from a long-standing expertise in handling, processing and developing new specialty metal products. Fluctuations in purity grades of the products can lead to significant losses in customers' production processes. Fine Chemicals has a reputation among its customers for consistently producing highly customized, quality products. We have had strong sales growth over the past three fiscal years in our metal-based specialty chemicals business, driven by the shift towards synthetic sulfides in brake pads. Currently, we are a major supplier of synthetic metal sulfides for use in brake pads. In addition, we hold several key patents, which, we believe, gives us a competitive advantage in the fast growing synthetic metal sulfides market. In order to further strengthen our competitive position in metal-based specialty chemicals market, we are focused on the production of new variations of synthetic metal sulfides, and new cesium products for organic synthesis. We also continually monitor our customers' industries for potential new applications for our products and often achieve a sole supplier position by being the first to offer our products to potential new customers. In addition, we plan to expand our business by penetrating growth areas such as the United States and Asia.

        We believe that demand for metal sulfides and, in particular, synthetic metal sulfides will increase significantly in the future as a result of the continuing substitution of asbestos-based friction linings, transition from naturally occurring sulfides to synthetic sulfides worldwide and the transition from drum to disk brakes in Asia and the Americas. We also believe that the market for cesium compounds will grow as a result of new applications being developed in the chemicals industry, the pharmaceutical industry, the defense industry and for use as catalysts. As a result of our competitive strengths as a supplier of cesium products for established markets, we believe we are well-positioned to take advantage of this market trend.

  Principal Business Divisions

  Lithium

        Life Sciences.    We develop and manufacture lithium compounds and other products for life science applications, such as special reagents for the synthesis of drug intermediates as well as for the flavor and fragrances industry. The two principal lithium compounds are butyllithium and lithium aluminum hydride, in which we believe we have strong market positions. Various other compounds include lithium metal, grignard reagents and alkoxides. Development of life science applications usually requires regulatory approvals, such as FDA approvals. Our research and development team often works closely together with research and development departments of pharmaceutical companies, especially in the European market in order to develop products and solutions tailored for the customers' needs.

        Base Chemicals.    We develop and manufacture basic lithium compounds which serve a wide range of industries and applications. Our products include (1) lithium carbonate, which is used as a fluxing agent for enamels, glass and ceramic production to lower process temperature in aluminum electrolysis, and as a cement additive for construction applications; (2) lithium hydroxide, which is principally used in high performance greases for automotive and industrial applications; (3) lithium nitrate, which is principally used in rubber industry and (4) lithium chloride, which is principally used in gas and air treatment.

        Elastomers.    We develop and manufacture high-technology lithium compounds for use in rubber and elastomer applications. Our main product, butyllithium, is used as a polymerization initiator for synthetic rubber and thermoplastic elastomers. Generally, these products require a high degree of handling, transport and application know-how and customer service due to their high reactivity. We benefit from being a major supplier with butyllithium manufacturing facilities in all three geographic regions with plants in the United States, Germany and Taiwan.

        Electronics.    We develop and manufacture lithium products for electronic applications, mainly for the primary (disposable) and secondary (rechargeable) battery industries. Our major product is lithium metal, which is used as anode material for primary batteries. Lithium ion-based batteries are used extensively in consumer electronics, such as mobile phones, camcorders and laptops. We are currently developing a new generation of conductive lithium salts used for the battery market, which, we believe, has the potential to drive significant growth in the future.

  Metal-based Specialty Chemicals

        Metal Sulfides.    This business division has two major product lines: friction stabilizers and abrasive additives. Friction stabilizers enhance the power and performance of brake pads and clutch facings and primarily serve the automotive supplier industry while abrasive additives are additive compounds. When bound with synthetic resin, additive compounds act as active fillers in cutting wheels, enhancing cutting effectiveness and tool life of cutting and grinding wheels and primarily serve the mechanical engineering industry. The demand for metal sulfides is driven primarily by the demand in the automotive supplier industry.

        Special Metals.    In this business division, we develop and manufacture a unique range of products based on special metal compounds derived from cesium, rubidium, titanium, zirconium and barium. These products are used in highly specialized, technology-driven end-applications such as X-ray diagnostic systems, airbags, television cathode ray tube and vacuum lamps and serve various end-markets, such as chemical, pharmaceutical, metallurgical, automotive, electronics and pyrotechnical industries.

        Rubber Chemicals.    In this business division, we develop and manufacture products for the rubber and latex industry such as high-speed vulcanization accelerators that are used in latex and solid rubber production and processing. In addition, this business division produces antioxidants that are used in the production and processing of natural and synthetic rubbers, thermoplastic materials and adhesives, and plasticizers that are used for rubber production.

  Competition

        Lithium.    We believe the global lithium market consists of three major producers and a number of other small producers. We believe that we are the global market leader in the lithium market. While we offer a diverse range of products from raw materials to specialty lithium compounds, FMC Corporation offers mainly specialty lithium compounds and Sociedad Quimica y Minera de Chile S.A. (SQM) offers a more limited product line focused on basic lithium compounds. Competition in this market is based on product quality, reliability of products and customer service.

        Metal-based Specialty Chemicals.    We believe that in the metal-based specialty chemicals business, Fine Chemicals has a leading market position in its niche markets. It has a leading position in friction materials and is the only supplier offering a full product range of friction stabilizers and abrasive additives based on metal sulfides. Most competitors only offer single product lines in this market. Key competitors include: Dow Corning Corporation, Frimeco Productions GmbH, and American Minerals, Inc., in Metal Sulfides division and Cabot Corporation and SAES Getters, S.p.A. in Special Metals division. Competition in the metal-based specialty chemicals markets in which Fine Chemicals competes is based on product quality and product diversity.

  Customers

        Fine Chemicals serves approximately 1,000 customers worldwide in its lithium business and 700 customers worldwide in its metal-based specialty chemicals products business. Fine Chemicals' customers of lithium products include Bayer CropScience, Kraton Polymers U.S. LLC, Energizer and DSM N.V. Fine Chemicals' largest customers of metal-based specialty chemicals products include Bayer, Federal Mogul Corporation, Thorn Microwave Devices Ltd and BASF.

  Titanium Dioxide Pigments (14% of 2004 pro forma net sales)

        Our Titanium Dioxide Pigments segment, which we acquired in the Dynamit Nobel acquisition and operates under the Sachtleben brand name, is a leading producer of high quality chemical products with a unique range of small inorganic particles that add significant value to customers' products and enhance the economics of customers' production processes. Titanium Dioxide Pigments comprises three business lines: (1) Titanium Dioxide; (2) Functional Additives; and (3) Water Chemistry. Our Titanium Dioxide Pigments segment generated net sales of $422.0 million on a pro forma basis for the year ended December 31, 2004, or 14% of our 2004 pro forma net sales Actual net sales for the five months ended December 31, 2004 were $175.7 million. Prior to the Dynamit Nobel acquisition, the Titanium Dioxide Pigments segment generated net sales of $321.3 million for the year ended September 30, 2002 and $381.8 million for the year ended December 31, 2003. See note 3 to our audited consolidated financial statements for additional financial information regarding our Titanium Dioxide Pigments segment.

  Titanium Dioxide

        Our Titanium Dioxide business line is a leading producer of specialty grade titanium dioxide (TiO2), serving a wide variety of customers in the synthetic fibers, plastics, paints, coatings, life sciences, cosmetics, pharmaceuticals and paper industries. TiO2 is a fine white powder that derives its value from its unparalleled whitening strength and opacifying ability, which is commonly referred to as hiding power. Our Titanium Dioxide business line's principal products include TiO2 in anatase form, TiO2 in rutile form and titanium specialties. This business line also provides recycling services for sulfuric waste acid.

        There are two ways of producing TiO2: the sulfate process and the chloride process. The chloride process permits production of only rutile TiO2 and is primarily suited for large volume production of standard TiO2 grades. The sulfate process is capable of producing both the rutile and anatase grade of TiO2. Approximately 58% of the globally installed TiO2 capacity uses the chloride process with the remaining using the sulfate process. Unlike rutile grades, anatase grades can only be made through the sulfate process. We employ sulfate process for TiO2 production and thus, the output from approximately 58% of the globally installed TiO2 production capacity does not compete with our anatase products.

        We believe that we have a competitive advantage in fiber anatase production and special high margin anatase applications based on our strong technological capabilities, long-term customer relationships and extensive test runs with regular monitoring of product and process parameters. While representing a negligible part of the fiber material cost, TiO2 application know-how is critical for the production of a value-added product without production interruptions. Due to the process critical nature of the TiO2 in man-made fiber production, customers demand a longstanding anatase application track record. For over thirty years, we have worked closely with fiber producers on the optimization of their product and processes and as a result we have built up a significant wealth of customer-problem solution know-how. We intend to grow our Titanium Dioxide business line by focusing the rutile business on selected markets and applications, increasing production capacity by means of enhancing our manufacturing processes and further developing our titanium specialties business. We expect this segment to benefit from sales of newly introduced nano-particle titanium dioxide pigments that are used to provide ultraviolet light protection for plastics and coatings.

  Principal Products

        TiO2 in Anatase Form.    We develop and manufacture anatase TiO2 pigments. These pigments can only be produced by the sulfate process and are sold primarily to the global synthetic fiber industry, as well as paper, food and pharmaceutical industries. Our anatase pigments, sold under the brand name Hombitan®, are the leading global selling TiO2 product for applications in the synthetic fiber industry. For synthetic fiber manufacturers, any production downtime is very costly, and the usage of not perfectly formed or homogenous anatase TiO2 crystals can result in excessive equipment wear and breakdowns. Therefore, while anatase TiO2 pigments represent a small portion of overall material costs to synthetic fiber manufacturers, they represent a critical component to the manufacturing process due to quality and value added to the end product. We believe our Titanium Dioxide business line produces a high quality anatase TiO2 and supplies most major producers of synthetic fibers.

        TiO2 in Rutile Form.    We develop and manufacture rutile TiO2 pigments, which are mainly used in special applications such as selected coatings, paints, plastics and laminated paper production processes. In this product area, we are geographically focused on the European market. Rutile-based TiO2 pigments generally possess performance characteristics different from anatase-based pigments. Rutile-based pigments significantly improve the weatherability and durability of polymer products by providing protection against yellowing and preventing embrittlement of the material. Our rutile grades are state of the art products and are used in applications with high technical requirements. However, given the relatively higher selling price of the anatase-based TiO2 pigments, we produce rutile-based TiO2 mainly in order to fully utilize the production capacity of our plant.

        Titanium Specialties.    Our titanium specialties products primarily include "nano-particles", which are exceptionally fine-particled, transparent and easy-to-use pigment formulations that are used across a large and diverse range of applications in small volumes. For example, the specialty grade TiO2 products are used as UV-absorbers in sun protection cosmetics. In addition, the new nano-particles form the basis for innovative wood-protection products and innovative color variations, by the paints and coatings industry. Other uses include catalysts, gas cleansing, photocatalysts and intermediates for special ceramics.

        Recycling Services.    We operate a recycling waste acid recovery plant in Europe in our production facility in Duisburg, Germany. The sulfuric waste acid, which results from the production of TiO2, is recycled and used in the production process. This service is also offered to other TiO2 manufacturers in Europe, and we have a long-term contract with one of our competitors to provide this service.

  Competition

        Titanium Dioxide's key competitors include: (1) Fuji Titanium Industry Co., Ltd. and Kronos Worldwide, Inc. for anatase-based TiO2; (2) DuPont Titanium Technologies, Millennium Chemicals, Inc., Kerr-McGee Corporation, Huntsman LLC, and Kemira oyj for rutile-based TiO2; (3) Kemira, Tayca Corporation, Ishihara Corporation and Degussa for TiO2specialties; and (4) captive capacity of manufacturers for recycling services. Competition in the markets in which Titanium Dioxide competes is generally based on technological capabilities, product quality, price in rutile form and customer service.

  Customers

        Titanium Dioxide's customers include Kronos-Titan, Smurfit, Nan Ya Plastics Corporation, BASF Group and Invista Inc.

  Functional Additives

        Our Functional Additives business line is a leading global manufacturer of barium-based and zinc-based inorganic fine white pigments and additives. The main function of these products is to improve brilliance of colors and shine of coatings, improve the mechanical strength of plastic parts and prevent degradation due to exposure to light. Our Functional Additives business line serves diverse end-markets, including the plastics industry, the coatings industry and the pharmaceutical industry.

  Principal Products

        Barium-based Additives.    We produce highly dispersed powders of barium sulfate and are the largest global producer of precipitated synthetic barium sulfates (Blanc Fixe). We provide a unique range of barium-based additives customized for applications in coatings, plastic, colorants, lubricants,

PVC stabilizers and thermoplastics, fibers and paper to improve optical, chemical and mechanical properties. We also produce an X-ray-grade barium sulfate used as contrast agent in medical applications, such as X-rays for the stomach and intestine area. The barium-based products also include nano-particle barium sulfates, which are mainly used in coatings and plastics. Barium hydroxide grades are used as intermediates, including for the production of PVC stabilizers and as an additive in phenolic resin synthesis, including for the production of phenolic-resin-based plastics used for sanitary products and electrical insulations.

        Zinc-based Additives.    We believe we are also a leading producer of pure zinc sulfide pigments, mainly used in glass fiber reinforced plastic parts and coatings and a leading supplier of Lithopone, a white zinc sulfide pigment, which is used in plastics and coatings. Lithopone is manufactured by our Huali Sachtleben joint venture in Guangzhou, China.

  Competition

        Key competitors for barium-based additives include Solvay S.A., Gruppo Chimico Dalton S.p.A., Sakai Chemical Industry Co., Ltd. and Chinese barium-producers. Key competitors for zinc-based additives include Chinese lithopone producers. Competition in the functional additives market is primarily based on application know-how, brand recognition, product quality and, to a certain extent, price.

  Customers

        Functional Additives' customers include duPont de Nemours, Ampacet Corporation, BASF Group, Akzo Nobel Coatings and A. Schulman Plastics.

  Water Chemistry

        We believe that our Water Chemistry business line is a leading manufacturer of polyaluminium chloride, or PAC, and polyaluminium nitrate-based flocculants. Flocculants are added to water to improve its purity before, during and after its use in industrial, commercial and municipal applications. PAC flocculants are widely used in public, industrial and swimming pool water treatment and as a process agent in the paper industry.

        We believe we have achieved a strong market position in Europe due to our comprehensive customer service arrangements, well-established brand names, competitive cost structure and innovative products. Customers in this market increasingly prefer full service offers, which include supply of water treatment chemicals together with services. Given this market trend, we believe that our ability to provide full services will help us maintain our market position. We also believe that demand for PAC flocculants will increase as a result of increased demand from the paper industry and moderate growth in public water treatment.

  Competition

        We believe that our Water Chemistry business line competes in a €190.0 million niche market for inorganic flocculants in Europe. The relevant market is characterized by production overcapacity and is geographically constrained to an approximately 300 mile radius around the production plant because the delivered product contains 80 to 90% water. Key competitors of this business line include Kemira, Rhodia ECO Services, TotalFina Elf and Israel Chemical Ltd./Giulini. Competition in the water chemistry market is primarily based on customer service, brand recognition and location.

  Customers

        Water Chemistry's customers include Sappi Limited, Akzo Nobel, Brenntag AG, LEIPA Georg Leinfelder GmbH and Stora Enso oyj.

  Advanced Ceramics (12% of 2004 pro forma net sales)

        Our Advanced Ceramics segment was acquired in the Dynamit Nobel acquisition and operates under the CeramTec brand name. We believe it is a leading global producer of high-performance advanced ceramics materials and products. Advanced Ceramics serves four principal end-markets: (1) medical; (2) electronics; (3) industrial; and (4) automotive, with strong market positions in various niche markets such as medical products, cutting tools and mechanical applications. Our Advanced Ceramics segment generated net sales of $349.5 million on a pro forma basis for the year ended December 31, 2004, or 12% of our 2004 pro forma net sales. Actual net sales for the five months ended December 31, 2004 were $146.3 million. Prior to the Dynamit Nobel acquisition, the Advanced Ceramics segment generated net sales of $224.8 million for the year ended September 30, 2002 and $286.0 million for the year ended December 31, 2003. See note 3 to our audited consolidated financial statements for additional financial information regarding our Advanced Ceramics segment.

        The global ceramics market comprises products and components based on inorganic, non-metallic, microcrystalline materials that are manufactured at high temperatures. The global ceramics market can be divided into traditional ceramics, such as bricks, tiles and white ware, and high-performance ceramics, which are ceramic materials and products optimized for special purposes. High performance ceramics have superior physical, electrical, chemical or biological properties as compared to traditional ceramics and competing materials, like metals or plastics. Accordingly, they have increasingly replaced plastics and metals as key engineering materials. We compete in the high-performance ceramics segment of the market, offering a wide range of high-performance ceramics products from sealing discs for sanitary fittings to ceramic components for hip joint prostheses to injection components for diesel engines based on piezo technology. These products serve the market's needs for materials that are light, strong, corrosion-resistant and capable of performing in high-temperature environments.

        High-performance ceramics materials include ceramic powders, ceramic additives, structural ceramics and functional ceramics. Ceramic powders and ceramic additives are inputs to the manufacturing processes of structural and functional ceramics. Structural ceramics, also called engineering ceramics, take advantage of the mechanical properties such as hardness and wear-resistance to produce load-bearing or engineered components. Due to their resistance to corrosion and heat properties, structural ceramics are also used to perform under special chemical conditions or at high temperatures. We believe that we are one of the leading suppliers in the structural ceramics market. Functional ceramics, also referred to as electronic ceramics, focus on the unique electrical and magnetic properties of ceramics. Ceramic applications in electronic components, such as integrated circuit packages, capacitors and transformers, account for the majority of today's high-performance ceramic materials. We believe that increasing demand for electronic components will continue to offer significant growth opportunities for high-performance ceramics, such as piezo ceramics. As a leading supplier of electronic ceramics materials, we believe we are well-positioned to take advantage of these growth opportunities.

        We believe that we have achieved success in the Advanced Ceramics segment as a result of our focus on selected segments of the high-performance ceramics market and our close customer relationships. Almost all of Advanced Ceramics' products are made to order, taking into account specific customer requirements. In many cases, our engineers work in close cooperation with our customers during the design and development phase of new products to ensure highest quality and customer satisfaction. Through its extensive experience, Advanced Ceramics has gained detailed expertise and know-how in the applications areas it is active in. We also benefit from a global network of 12 production sites.

  Principal Products

        Medical.    We currently serve the medical applications market with two product groups: ceramic components for hip joint prostheses, such as ball heads and liners; and ceramic moulds for high-quality latex gloves. The ceramic components for hip joint prostheses are supplied to orthopaedic implant manufacturers in the United States and Europe. Besides their high wear-resistance and good friction behavior, high-performance ceramics are biologically inert, making them one of the few materials that are durable and stable enough to withstand the corrosive effects of bodily fluids. As a result, high-performance ceramics are increasingly becoming more common for medical applications, such as for repair and replacement of hips, knees and other human body parts.

        We expect the global market for hip implants to grow by approximately 8% per year over the next ten years, with the largest portion of the growth captured by the North American market. We believe that ceramic-on-ceramic hip implants benefit from additional substitution effects as young people and more active elderly people are better suited to use ceramic implants, given their numerous attractive properties. Currently, the penetration rate for ceramic-on-ceramic hip-implants in Europe is significantly higher than in North America because the first FDA approval for ceramic-on-ceramic hip joint prostheses systems was granted only in 2003. However, given the relative superior performance and positive early acceptance levels in the United States, we expect the market for ceramic-on-ceramic hip joint prostheses systems to grow rapidly over the next ten years. We believe we are well positioned to take advantage of the growing market as we are currently the only manufacturer of ceramic-on-ceramic hip implant components used in FDA-approved hip joint prostheses systems in the United States to date. Given the difficulties and time involved in obtaining an FDA approval, we believe that we will be the sole supplier in the intermediate term. We also enjoy strong relationships with the largest U.S. and European orthopaedics implant manufacturers. In order to expand capacity and complement our existing medical production facility in Plochingen, Germany, we have started to build a new factory at our site in Marktredwitz, Germany, which will exclusively produce medical ceramics and allow us to serve the volumes required by the growing North American market. We expect to commence production in early 2006.

        Electronics.    We develop and manufacture substrates, electrical resistor cores and ceramic tapes as carriers for electronic circuits. Substrates are ceramic plates with electrical, thermal and mechanical properties that serve as carriers in electronic applications. These highly specialized products are used in a wide range of industries, such as automotive, consumer electronics, aeronautics and telecommunications industries. The demand for these products is driven, in large part, by the activity levels of the semiconductor market. We believe that the expected recovery of the semiconductor market, as well as a positive substitution effect for ceramic applications, will increase the demand for our products.

        Cutting Tools.    We develop and manufacture products used in cutting tools, tools and tooling systems. Ceramic material properties such as high melting points, excellent hardness and good wear resistance make ceramics an excellent high-speed cutting tool material. We enjoy a strong market position as a supplier of ceramic cutting tools, tools and tooling systems for high speed processing in the automotive, metalworking and mechanical engineering industries, with automotive OEMs being our main customers. We believe that ceramic cutting tools are benefiting from a positive substitution trend, allowing them to grow faster than the underlying cutting tools market. The longer life and faster cutting speeds possible with ceramic tools allow customers to save costs by increasing their throughput and reducing the downtimes for replacing the cutting tools.

        Mechanical Applications and Systems.    We also develop and manufacture high performance ceramic components that are used in mechanical applications and systems. Key product groups in mechanical systems include cutting blades, drawing and forming tools, drawing cones and capstans, guide elements, precision parts, preforms and friction discs. Mechanical systems include products used in the sanitary fittings and automotive supplier industries in areas where fluids are pumped, compressed or stirred such as bushings, face seal rings, pump components and valve shims and discs. We primarily supply the general industrial machinery, metalworking, automotive and textile industries with a large number of products customized to the customer requirements.

        Industrial machinery has wear parts, such as pump parts and components for paper and textile machinery, which are exposed to abrasive materials and fluids. High performance ceramic components are critical to increasing the durability and performance of machines and plant equipment. The good friction behavior and thermal resistance properties of ceramics reduce the tendency toward deformation of the materials and machinery utilized in production processes.

        Our customers are currently located mainly in Germany and other parts of Europe. However, we plan to expand our geographic reach. For example, we recently opened a new plant in China and plan to grow over the next five years by further penetrating the rapidly growing Asian market.

        Other products.    We also produce various products in other smaller niche markets. Some of these products are used for applications in certain niche markets with limited growth potential, such as electrical/thermal and ceramic metal connections. Other products, such as piezo ceramic components, are used for applications in certain niche markets with significant growth potential the next few years, primarily in the automotive sector.

  Competition

        Advanced Ceramics' key competitors are Kyocera Corporation, CoorsTek, Inc., Saint Gobain, The Morgan Crucible Company plc and NGK Ceramics Europe S.A. However, each of these competitors has either a different geographical focus or product strategy with respect to small niche applications. Competition in the high performance ceramics market is primarily based on product quality, product specifications and customer service.

  Customers

        Advanced Ceramics' key customers include Robert Bosch GmbH, Stryker Corporation, EPCOS AG, Texas Instruments Incorporated, Siemens AG, De Puy Orthodics, MC and Vishay Europe GmbH.

  Groupe Novasep (12% of 2004 pro forma net sales)

        We acquired our Groupe Novasep (then known as Custom Synthesis) segment in the Dynamit Nobel acquisition. On December 31, 2004, we completed a combination of the three business lines of this segment that were acquired from Dynamit Nobel (Dynamit Nobel Special Chemistry, Finorga and Rohner) with Groupe Novasep SAS (which consisted of four businesses: Novasep, Applexion, Orelis and Seripharm). Groupe Novasep specializes in innovative production of active pharmaceutical ingredients from biotechnological or chemical processes, focuses on developing new purification solutions and processes and the design, installation and on site qualification of these innovative purification processes and specializes in large scale chromatography, continuous chromatography processes (VARICOL®), ion exchange and membranes.

        As a result of the combination, we own 79% of the combined company and Groupe Novasep SAS' management owns the remaining 21%. We believe this combination strengthens this segment by joining together Groupe Novasep SAS' proprietary separation technologies with our capabilities of developing and manufacturing advanced intermediates and active ingredients for the pharmaceutical and performance chemical industries. We believe the capabilities of new Groupe Novasep will enhance our ability to meet our customers' demands for higher purity levels, cost efficient solutions, strict regulatory and operational controls, and shorter times to market.

        As a result of the combination, our Groupe Novasep segment consists of two divisions: (1) Novasep Synthesis; and (2) Novasep Process, each of which has a specific technology focus. These two divisions serve customers across the entire life cycle of a pharmaceutical product. Our Novasep Synthesis business line focuses on the custom manufacturing of complex molecules through multi-step synthesis and is comprised of four units:

  •
  Dynamit Nobel Special Chemistry, which specializes in scale-up and commercial production of hazardous chemistry with special expertise in azide chemistry;

  •
  Finorga, which focuses on chiral technologies, such as asymmetric synthesis and multi-column chromatography, or MCC;

  •
  Rohner, which offers a range of multi-step synthesis products, including transition metal catalysis, or TMC; and

  •
  Seripharm, which specializes in the production of high-potent active pharmaceutical ingredients.

Our Novasep Process business line specializes on the development and optimization of purification processes, as well as the design, installation and on-site qualification of the customized purification systems in the pharmaceuticals and bio-chemical industries. This business line is comprised of the following units:

  •
  Novasep, which offers the development, design and installation of purification equipment and systems for molecules; and

  •
  Applexion and Orelis, which offer separation solutions to purify molecules from natural biological sources.

        Groupe Novasep generated net sales of $338.6 million on a pro forma basis for the year ended December 31, 2004, or 12% of our 2004 pro forma net sales. Actual net sales for the five months ended December 31, 2004 were $101.0 million. Prior to the Dynamit Nobel acquisition (and not including Groupe Novasep), the Custom Synthesis segment generated net sales of $307.6 million for the year ended September 30, 2002 and $268.4 million for the year ended December 31, 2003. See note 3 to our audited consolidated financial statements for additional financial information regarding our Groupe Novasep segment.

  Novasep Synthesis

        Modern drugs require multiple steps of production to create the end product. These steps often involve highly complex chemical reactions. While pharmaceutical companies have the technical capability to carry out certain of these manufacturing steps in-house, they also use custom synthesis manufacturers to provide additional production capacity as well as creative chemical solutions to reduce the production cost of the intermediates, reduce time to market, and hence the overall cost of the end drug. Typically, pharmaceutical companies will contract for a certain annual volume of one or more production steps for a particular drug based on their expectations for demand for the end-product. Therefore, custom synthesis manufacturers play a critical partnership role for their pharmaceutical customers.

        The intermediates used to produce modern drugs can be characterized by where they lie in the multi-step manufacturing process. Basic commodity intermediates are used in the early steps of the manufacturing process. These intermediates tend to require simple chemistry, have a low unit cost and can be provided by a large number of custom synthesis manufacturers. Barriers to entry for this market segment are low, and competition is primarily based on price. As a result, an increasing proportion of commodity intermediates are manufactured by Asian companies, particularly in India and China, as these companies have a significant labor and overhead cost advantage over North American and European companies. The later stages of the drug manufacturing process involve greater complexity in the chemical reactions necessary to produce the intermediates and a higher level of customization. A much smaller number of custom synthesis manufacturers have the expertise and available production facilities to offer the requisite level of service and volume to the customers. The manufacturing process for advanced intermediates and active pharmaceutical ingredients used in pharmaceutical products approved by FDA or other applicable foreign regulatory agencies are also subject to FDA's current Good Manufacturing Practice and similar requirements by foreign regulatory agencies. These requirements create additional barriers to entry. Unit prices and barriers to entry are, therefore, much higher in this segment of the market. Groupe Novasep is active in this segment of the market.

        We have a strong research and development team, and six facilities operated by us have implemented standards intended to meet current Good Manufacturing Practice requirements. Four have been inspected by the FDA and found to be in compliance with current Good Manufacturing Practice requirements. We have also developed strong customer relationships based on our research and development, rapid response to customers, consistent product quality and reliability of supply. Custom synthesis manufacturers tend to have close relationships with their pharmaceutical customers because specific manufacturing and related confidentiality requirements, which are common in the pharmaceutical industry, make substitution by alternative products and suppliers difficult. Some of our products are thus supplied to customers on a long-term basis or are produced for patented drugs whose patent expiration is not due for several years and where we act as a key supplier of intermediates. Leveraging our strong technological capabilities and customer relationships, we are currently developing a broad and diversified project pipeline across a number of customers, including advanced intermediates for potential new drugs. We are also focused on continued technological innovation. For example, we are currently introducing or using cutting edge technologies such as diborane chemistry at Dynamit Nobel Special Chemistry, MCC facilities at Finorga and TMC at Rohner.

        Currently, Europe has the highest commercial significance for our Groupe Novasep segment. However, we believe growth opportunities exist in North America, particularly the United States. Though half of the production capacity for custom synthesis is installed in Europe, the majority of demand originates in North America. We intend to leverage our existing client base in the United States and significant supply relationship with one leading U.S. pharmaceutical company to further penetrate the North American market.

  Principal Business Lines

        Novasep Synthesis consists of the following four business lines:

        Dynamit Nobel Special Chemistry, or DNSC.    DNSC is a global market leader in hazardous chemistry, focusing on key technologies such as azide, carbon disulfide and diborane chemistries. The majority of compounds manufactured by DNSC is produced for pharmaceutical companies, with the remainder for agrochemicals and other industrial applications. DNSC operates two facilities in Schlebusch (Leverkusen) and Troisdorf, both in Germany. DNSC offers a unique portfolio of core technologies based on hazardous starting materials, including explosive compounds, shock and friction sensitive compounds, highly inflammable gases and liquids, as well as toxic materials. DNSC's strength is in azide chemistry, which is used to synthesize intermediates of final molecules that have anti-inflammatory, anti-bacterial and blood pressure reducing characteristics. Azide chemistry requires extremely high safety standards, state-of-the art purpose built infrastructure and trained employees. Few companies in Europe and the United States have the capabilities and permits to handle azide chemistry. Hazardous chemistry frequently offers a short and efficient synthetic route for the manufacturing of active pharmaceutical ingredients and advanced intermediates. Pharmaceutical companies are usually neither equipped nor licensed to handle hazardous chemistry in-house. DNSC benefits from its know-how, safety standards, permits and its reputation as a reliable supplier to the pharmaceutical industry.

        Finorga.    Finorga specializes in custom manufacturing of new chemical compounds and active pharmaceutical ingredients, involving complex and sophisticated chemical reactions used in multi-step synthesis. Finorga's products are primarily aimed at the pharmaceutical industry, but also include selective fine chemicals for fast growing electronic industry applications, such as liquid crystals. Finorga offers a broad service platform, including quality control, regulatory support, research and development, process transfer, pilot and large scale production. Finorga operates from two separate sites intended to meet current Good Manufacturing Practice requirements at Chasse-sur-Rhone and Mourenx, both in France. Finorga is contributing to the production of one of the top ten drugs worldwide.

        Finorga differentiates itself from its competitors through its focus on sophisticated "chiral synthesis" technologies, which includes asymmetric synthesis and continuous chromatography. Chiral pharmaceutical compounds typically have two chiral forms, each of which can have different potency and side effects on a patient. Pharmaceutical companies are increasingly focused on isolating and producing the more effective chiral form of the compound, or the "enantiomerically pure" drug. We believe approximately 75% of drugs in the current industry pipeline fall into this category. However, the process of isolating the required chiral form during drug manufacturing requires highly complex chemistry and in the separation and purification of the enantiomers. Finorga is one of only a few companies worldwide to offer VARICOL® chiral separation, which is a highly effective and cost efficient way to separate and purify enantiomers.

        Rohner.    Rohner produces chemicals on a custom synthesis and toll manufacturing basis. Rohner is less focused on the pharmaceutical industry than DNSC and Finorga. Between 2000 and 2002, we invested approximately €45 million in a new state-of-the-art multi-purpose production facility, which is dedicated to the production of complex molecules and active pharmaceutical ingredients. Rohner's technologies include TMC, which includes asymmetric hydrogenation and metal catalyzed C-C coupling. TMC refers to a technology platform that enables a highly selective and efficient transformation of specific functional groups of very complex molecules. Asymmetric hydrogenation is a technology that enables a synthesis of molecules with a high degree of purity cost-effectively. Metal catalyzed C-C coupling is a technology that helps build important core structures.

        Seripharm.    Seripharm is a former subsidiary of Aventis specializing in the production of high-potent (especially cytotoxic) active pharmaceutical ingredients. Seripharm also develops new high potent active pharmaceutical ingredients for pharmaceutical companies using our purification technologies.

  Novasep Process

        Novasep Process specializes in the development and optimization of purification processes as well as the design, installation and on-site qualification of these customized purification systems in the pharmaceutical and bio-chemical industries. Novasep Process offers a broad range of proprietary technologies for industrial purification including preparative chromatography, large-scale chromatography, continuous chromatography processes (VARICOL®), ion exchange, crystallization and membranes. Novasep Process employs its full portfolio of purification technologies to address customers' growing demand for customized purification solutions throughout their new product development process.

Principal Business Lines

        Novasep Process consists of the following business lines:

        Novasep.    Novasep offers innovative solutions to pharmaceutical companies to assist them with the purification of molecules. Novasep's core technologies are large scale preparative high pressure chromatography (batch or continuous) and crystallization. Novasep also assists pharmaceutical companies in developing second generation processes able to produce an existing active pharmaceutical ingredient under better technical and economic conditions and in designing, installing and qualifying tailor made purification systems.

        Applexion and Orelis.    Applexion and Orelis offer separation solutions to purify molecules from natural biological sources. The key technologies include low pressure chromatography (normally in continuous mode), ion-exchange, continuous crystallization and membranes (organic or mineral). Key markets addressed by these divisions are the sugar and sweetener industries and the production of bulk enzymes and antibiotics.

  Competition

        Competition in the market in which our Groupe Novasep segment competes is based on technological capabilities and know-how across a broad range of synthesis technologies, consistent product quality, reliability of supply and ability to meet customers' production demands on a timely basis. Depending on the relevant technology, the main competitors are: Aerojet Fine Chemicals, Avecia Limited, Degussa, DSM N.V., Isochem, Lanxess, Lonza Group Ltd., Omnichem, Orgamol S.A. and PPG Sipsy.

        Competition in our separation technologies is based on technological capabilities, consistent product quality, reliability of supply and ability to meet customers' production demands on a timely basis. Some competitors include Bayer Technology Services, GE Healthcare and Millipore Corporation.

  Customers

        Groupe Novasep has a concentrated customer base. In this segment, our customers include some of the largest and most successful pharmaceutical companies, including Altana Pharma AG, Bristol-Myers Squibb Company, Novartis Pharma AG and Pfizer.

Raw Materials

        We purchase raw materials and chemical intermediates from a large number of third parties. We have a broad raw material base, with the cost of no single raw material representing more than 5% of our pro forma cost of products sold in 2004. Raw materials constituted approximately 48% of our 2004 pro forma cost of products sold on the same pro forma basis. The table below lists the most significant raw materials in 2004 and the principal products for which the materials were used.

Raw Material	Segment	Products
Titanium-bearing slag	Titanium Dioxide Pigments	Titanium dioxide
PVC resin	Specialty Compounds	Compounds
Iron oxide	Performance Additives	Iron oxide pigments
Quaternary amines	Performance Additives	Organoclays/wood protection products
Solvents	Performance Additives	Wood protection products
Copper	Performance Additives	Wood protection products
Plasticizers	Specialty Compounds	Compounds
Lithium	Specialty Chemicals	Lithium compounds

        Titanium-bearing slag, our largest raw material (in terms of dollars), is the most important raw material used in the production of specialty grade titanium dioxide in our Titanium Dioxide business line of our Titanium Dioxide Pigments segment. We purchase Titanium-bearing slag from two suppliers. Our supply agreement with one of them is for a fixed term until December 31, 2007, subject to automatic annual renewal until December 31, 2011, unless earlier terminated, and contains a fixed price with an annual escalation clause. Our supply agreement with the other supplier is for a fixed term until December 31, 2006 and provided for a fixed price until December 31, 2004. Price negotiations for the year 2005 have been finalized; the price for the year 2006 will be negotiated in 2006.

        PVC resin is a commodity product and its pricing is directly related to the price of ethylene and chlorine, as well as PVC industry operating rates and energy prices. Historically, we have received iron oxide from multiple sources and have not experienced any significant supply shortages. Iron oxide is primarily sourced from our plants in the United States, Italy and China, as well as from third parties in India and China.

        As a result of the conversion from CCA to ACQ, in 2004 our principal raw material for our Timber Treatment Chemical business in our Performance Additives segment has shifted from chromic acid to quaternary amines, solvents and copper. In our Timber Treatment Chemical business, we predominately source quaternary amines under a contract that expires in late 2008, with automatic annual renewals subject to termination by either party. We source solvents used in our Timber Treatment Chemical business from two suppliers under contracts that expire in December 2006, subject to automatic annual renewals except where terminated by either party, and December 2008. Prices under our solvent and quaternary amine contracts are tied to the ethylene price index. We source copper, which is a commodity, from several sources. Prices for our copper purchases are tied to market conditions.

        In our Clay-based Additives business line of our Performance Additives segment, quaternary amine is sourced under a long-term contract, which expires in late 2008 and is subject to quarterly adjustment for the price of tallow, the base component of quaternary amine. In our Specialty Compounds segment, some of the plasticizers we use are generic and considered a commodity product, while others are specific and considered a specialty product. Our supply contracts for plasticizers do not specify a fixed price, and most of them contain market price and discount adjustments.

        Lithium brine is a primary raw material source for all lithium chemicals and is found in only a small number of locations, including most significantly for us, the Atacama Desert in Chile. We have a long-term contract with the Chilean government to mine lithium brine in the Atacama Desert in Chile, which we believe provides a secure long-term access to lithium.

        Major requirements for our key raw materials and energy are typically satisfied pursuant to contractual agreements and medium- or long-term relationships with suppliers. We are not generally dependent on any one supplier for a major part of our raw materials requirements, but certain important raw materials are obtained from a few major suppliers. In general, where we have limited sources of raw materials, we have developed contingency plans to minimize the effect of any interruption or reduction in supply, such as sourcing from different facilities and multiple suppliers and utilizing alternative formulations.

        Temporary shortages of raw materials may occasionally occur and cause temporary price increases. In recent years, these shortages have not resulted in unavailability of raw materials. However, the continuing availability and price of raw materials are affected by unscheduled plant interruptions occurring during periods of high demand, domestic and world market and political conditions, as well as the direct or indirect effect of governmental regulations. During periods of high demand, our raw materials are subject to significant price fluctuations, and, in the past, such fluctuations have had an adverse impact on the results of operations of our business. The impact of any future raw material shortages on our business as a whole or in specific geographic regions cannot be accurately predicted.

Intellectual Property

        Our business is dependent to a large extent on our intellectual property rights, including patents and other intellectual property, trademarks and trade secrets. We believe that our intellectual property rights play an important role in maintaining our competitive position in a number of the markets we serve. We rely on technological know-how and formulation and application expertise in many of our manufacturing processes in order to develop and maintain our market positions. Where appropriate, we protect our new technology, applications and manufacturing processes by seeking patent protection. We have more than 2,000 patents and patent applications in key strategic markets worldwide, reflecting our commitment to invest in technology and covering many aspects of our products and processes for making those products. We also own and register in multiple jurisdictions numerous trade names and marks applicable to our business and products, which we believe are important to our business. In addition, we have entered into agreements, pursuant to which we license intellectual property from third parties for use in our business and we license certain intellectual property to third parties. For example, we developed the technology to produce ACQ pursuant to an exclusive license agreement with the right to sublicense from Domtar Inc. Under the term of the license, our Timber Treatment chemicals business of our Performance Additives segment pays a royalty to Domtar based upon the percent of net sales less certain costs. The license agreement expires in May 2007 in connection with the expiration of the patent and may be terminated by either party upon a material breach of the other party and the failure to cure. We also develop intellectual property with third parties as discussed below in "—Research and Development."

Research and Development

        We are committed to further investing in our asset base and research effort. Our pro forma research and development costs were approximately 2% of our pro forma net sales in 2004. We believe that our research and development costs are a small percentage of our net sales due in part to the fact that we do not allocate expenses to this category unless they relate directly to research and development. We incur certain expenses related to modifications and improvements in current products. In addition, we believe we allocate our research and development resources selectively based on the need and requirements for each business line to develop innovative products. Research and development costs are charged to expense, as incurred. For historic Rockwood businesses such costs were $8.1 million, $8.7 million and $10.1 million in 2002, 2003 and 2004, respectively, and such costs for Dynamit Nobel were $29.4 million and $32.4 million in the year ended September 30, 2002 and in the year ended December 31, 2003, respectively.

        The objective of our research and development effort is to develop innovative chemistries and technologies with applications relevant within targeted key markets. Research and development efforts are generally focused on both process development, which is the stage at which products move from development to manufacturing, and new product development. Each business line, however, also has selected long-term strategic projects with the aim to develop new competencies and technologies.

        Each of our business lines manages its own research and development effort and has separate research and development facilities dedicated to its specific area. However, where technologically applicable, advances and findings are shared between business lines to foster greater cross-fertilization of ideas and applications.

        In certain cases, we conduct research and development efforts with third parties, including universities, customers and other entities. We endeavor to obtain ownership of or license on terms favorable to us the intellectual property developed with a third party.

Seasonality

        There is a seasonal effect on a portion of our sales due to the end-use of some of our products. In our pool and spa chemicals operations in our Water Treatment Chemicals business line of our Performance Additives segment, it is industry standard practice to offer significantly extended payment terms to customers prepared to purchase their spring and early summer requirements in the fourth quarter of the previous year. Following this pattern, the fourth quarter customarily includes large sales and shipments although the associated cash payments are not received until the second quarter of the following year. In addition, our Color Pigments and Services and Timber Treatment Chemicals business lines of our Performance Additives segment show some seasonality related to the outdoor construction market. As such, the first quarter has historically been the quarter where we experience the lowest sales. Also, along with the accounts receivable build in the first quarter discussed above, during this quarter we typically build inventory for the pool and spa business, as well as our construction related businesses, in anticipation of increased sales during the spring and summer months. Thus, the first quarter is usually the quarter with the highest working capital requirements for us. Other than these seasonal trends in particular end-use markets, our overall results of operations tend to show few seasonal effects.

International Operations

        The following table presents net sales based on geographic area (attributed based on seller's location):

	Year ended December 31,
	2002	2003	2004
	($ in millions)
Net sales:
United States	$505.4	$523.0	$741.0
Germany	30.8	34.3	483.7
Rest of Europe	171.0	183.0	391.7
Rest of world	52.7	57.0	127.1

Total	$759.9	$797.3	$1,743.5

        Because of the Transactions, the net sales set forth in the table above may not be indicative of current or future operations.

        The following table presents our long-lived assets, other than financial instruments and deferred tax assets, located in the regions indicated:

	Year ended December 31,
	2003	2004
	($ in millions)
Long-lived assets:(1)
United States	$190.1	$198.7
Germany	27.0	703.0
Rest of Europe	190.7	470.6
Rest of world	10.8	194.5

Total	$418.6	$1,566.8

(1)
We have not finalized the allocation of purchase price related to the Groupe Novasep combination as discussed in note 2 to our financial statements. As such, the long-lived asset amounts may change upon finalization of the Groupe Novasep combination purchase price allocation.

Sales and Marketing

        We sell our products and services globally. We generally sell our products and services primarily by using our direct sales forces, although we also sell through distributors in certain of our business lines, such as Color Pigments and Services, Clay-based Additives and Water Treatment Chemicals of our Performance Additives segment and Electronic Chemicals business line of our Electronics segment or by using third party sales representatives. Each of our direct sales forces is responsible for marketing only one of our business lines, and is administered pursuant to policies established by the management of that business line. Within each business line, these direct sales forces are organized based on geographic regions, end-use applications or sub-business divisions within the business line. As of June 30, 2005, our in-house sales forces consisted of 1,317 personnel worldwide.

        Our direct sales forces interact with our customers to provide both purchasing advice and technical assistance. In general, our sales forces arrange and coordinate contact between our customers and our research and development personnel to provide quality control and new product solutions. In certain of our businesses, such as Surface Treatment and Fine Chemicals business lines of our Specialty Chemicals segment, most sales managers have a chemical engineering background with advanced degrees and significant technical experience in applying our products, and they play a critical role in developing client relationships and acquiring new clients. Our close interaction with our customers and tailored solutions have allowed us to develop and maintain strong customer relationships as well as focus our sales efforts on those customers who we believe will provide us with higher profit margins in recognition of our superior products, service and technical support.

        Sales in each of our business lines are generally made on a purchase order basis. However, longer term arrangements have been established with certain key customers.

        Our marketing strategy is generally aimed at working directly with customers to gauge the success of our products, evaluate the need for improvements in product and process technology, and identify opportunities to develop new product solutions for our customers and their end-use markets. We also use media activities and lectures and participate in tradeshows as part of our sales and marketing effort.

Regulation

  Environmental Regulation

        We are subject to extensive environmental, health and safety laws in the United States, the European Union and elsewhere at both the national and local level. Many of these laws impose requirements relating to clean-up of contamination, and impose liability in the event of damage to human beings, natural resources or property, and provide for substantial fines, injunctions and potential criminal sanctions for violations. Our products, including the raw materials we handle, are also subject to rigorous industrial hygiene regulations and investigation. The nature of our operations exposes us to risks of liability for breaches of these laws and regulations as a result of the production, storage, transportation and sale of materials that can cause contamination or personal injury when released into the environment.

        Environmental laws are subject to change and have tended to become stricter over time. Such changes in environmental laws, or the enactment of new environmental laws, could result in materially increased capital, operating and compliance costs. In October 2003, the European Commission adopted a proposal for a new European Union framework for chemicals known as the Registration, Evaluation and Authorization of Chemicals, or REACH. While it is uncertain as to whether, when and in what forms REACH will be finalized and become law, REACH may eventually significantly expand the European Union's regulation of chemicals. As currently proposed, REACH would include requirements that certain manufacturers and importers of chemicals register those chemicals, perform health and environmental risk analyses of those chemicals, and in certain instances, obtain authorizations for the use of the chemicals. As a specialty chemicals company, it is possible that we are the only manufacturer of one or more substances to be regulated under REACH and thus could potentially bear the full cost of compliance with REACH for some or all of our products. We estimate we have over 400 products that might be subject to REACH.

        Environmental laws have a significant effect on the nature and scope of any clean-up of contamination at current and former operating facilities, the costs of transportation and storage of chemicals and finished products and the costs of the storage and disposal of wastes. In addition, "Superfund" statutes in the United States as well as statutes in other jurisdictions impose strict, joint and several liability for clean-up costs on the entities that generated waste and/or arranged for its disposal at contaminated third party sites, as well as the past and present owners and operators of contaminated sites. Each responsible party may be required to bear some or all clean-up costs regardless of fault, legality of the original disposal or ownership of the disposal site.

        Environmental contamination is known to exist at certain of our present and former facilities, including our facilities located in Turin, Italy; St. Fromond, St. Cheron and Sens, France; Hainhaussen, Troisdorf, Schlebusch, Stadeln, Duisburg, Plochingen, Marktredwitz, Ronnenberg-Empelde and Langelsheim, Germany; Oss, The Netherlands; Kidsgrove, Sudbury and Barrow, U.K.; Boksburg East, South Africa; Pratteln, Switzerland; and in the United States, in Valdosta, Georgia, Beltsville, Maryland, Harrisburg, North Carolina, Laurens, South Carolina, Silver Peak, Nevada and La Mirada, California. Soil contamination is also known to exist at our facilities at Freeport, Texas, Chasse-sur-Rhone, France, Sudbury, U.K. and Sumperk in Czech Republic; however, no further regulatory remedial actions are currently required for these facilities and any liabilities arising from such contamination is covered by indemnity obligations or the previous owners of these facilities with the exception of Freeport. We are currently operating groundwater remediation systems at our Hainhaussen, Troisdorf, Valdosta, and Silver Peak facilities. We also operate ground water remediation systems at our Schlebusch, Plochingen, Marktredwitz, Stadeln and Laurens facilities, for which prior owners or insurers have assumed responsibility and a soil remediation project at our facility in St. Cheron, and we continue to monitor groundwater at the Beltsville facility, which was previously the subject of a soil removal action. Groundwater is also monitored at the St. Fromond and Barrow facilities due to prior spills and at the Harrisburg facility due to a landfill closure. We are also required to monitor groundwater quality at our facilities at Mourenx, France and New Johnsonville, Tennessee. We believe that additional environmental studies, and possibly environmental remediations, will be required at the Turin and Harrisburg facilities. We are also in the process of determining appropriate remedial actions with the regulatory authorities at the following locations: Duisburg, Pratteln, Langelsheim, Troisdorf and La Mirada. Furthermore, as a result of facility closings, divestitures and offsite disposal activities such as a former disposal site in Laurel, Maryland, we are responsible for the following other matters: contamination beneath divested portions of the manufacturing facility in Troisdorf; contamination at a closed Chemetall Oakite facility in Houston, Texas, contamination at a former Chemetall Foote facility in Sunbright, Virginia, contribution towards the clean-up of three industrial landfills in the Basel, Switzerland area, groundwater remediation at Stadeln and former sites operated by Dynamit Nobel's previously divested explosives business. We are also a de minimis participant in several Superfund matters. Although we cannot provide assurances in this regard, we do not believe that these issues will have a material adverse effect on our long-term business or financial condition. Nonetheless, the discovery of contamination arising from present or historical industrial operations at some of our and our predecessor's former and present properties and/or at sites we and our predecessor disposed wastes could expose us to cleanup obligations and other damages in the future.
        Pursuant to the environmental deed entered into in connection with the KKR acquisition, Degussa, as successor to Laporte, is required to indemnify us and our subsidiaries for certain environmental matters that relate to the business as conducted prior to the closing of the KKR acquisition. The environmental deed provides that Degussa will indemnify us and our subsidiaries for claims for which notice is given within a period of two years for breaches of representations and warranties, which expired in 2002, and five years for claims related to the contamination of our properties or our subsidiaries' properties (inclusive of contamination which leaks or escapes from our properties or our subsidiaries' properties), which expires in September 2005. These indemnity obligations are subject to a minimum per matter loss of $175,000 and are further subject to a $5.0 million deductible for the indemnity to be available. In addition, the environmental deed provides that Degussa will indemnify us and our subsidiaries for claims relating to properties that were formerly owned, occupied or used as of November 20, 2000, as well as properties owned by third parties (inclusive of disposal of waste and certain other identified issues prior to November 20, 2000). The environmental deed provides that in this instance, Degussa will be responsible for reasonable costs and expenses incurred.

        In addition, pursuant to the sale and purchase agreement entered into in connection with the Dynamit Nobel acquisition, mg technologies ag and its subsidiary, MG North America Holdings Inc., are required to indemnify us and our subsidiaries for 50% of the excess amount of losses over the amount of the related reserves (in the case of known claims) and 50% of claims (in the case of unknown claims) related to the contamination of our or our subsidiaries' properties, if notified within ten years. If mg technologies and MG North America Holdings' responsibility for contamination matters cannot be proven, a sliding scale reduces the percentage further for each year during the five-year period from year six to ten. mg technologies and MG North America Holdings are also obligated to indemnify us for 85% of claims related to legacy site matters, such as environmental matters relating to properties or businesses owned or operated by Dynamit Nobel prior to, but not on, the closing of Dynamit Nobel acquisition, if notified within ten years. In addition, mg technologies and MG North America Holdings are obligated to indemnify us for 50% of the excess amount of losses over the amount of the related reserves for operational compliance matters, if notified by December 31, 2006, and 50% of the excess amount of losses over the amount of the related reserves (in the case of known claims) and 50% of claims (in the case of unknown claims) related to certain environmental damage claims unknown at the time of the closing of the Dynamit Nobel acquisition, if notified within ten years. All of these indemnity obligations are subject to different minimum per-claim thresholds depending on whether the matter was disclosed or not, and on the subject matter, ranging between €100,000 and €750,000 depending on the type of claim. The indemnity obligations are further subject to certain deductibles, exclusions and limitations. Furthermore, mg technologies and MG North America Holdings are obligated to indemnify us for certain environmental risks arising from certain "shared site" structures for duration of ten years. This indemnity obligation is not subject to the percentages, de minimis exclusions, deductibles and thresholds described above, and it is not subject to most of the general limitations. In the event we seek indemnity under any of these agreements or through other means, there can be no assurance that mg technologies, MG North America Holdings, Degussa or any other party who may have obligations to indemnify us will adhere to their obligations and we may have to resort to legal action to enforce our rights under the indemnities. However, we do not believe that resolution of the known environmental matters subject to indemnification obligations owed to us will have a material adverse effect on our long-term business or financial condition as such amounts are not significant.

  FDA Regulation

        Our Groupe Novasep, Advanced Ceramics and to a lesser extent, our Specialty Chemicals segments are also subject to regulation by the FDA with respect to certain products we produce, including pharmaceutical intermediates, active pharmaceutical ingredients and ceramic-on-ceramic ball head and liner components used in hip joint prostheses systems. Foreign, state, local and other authorities also may regulate us and our products. Regulatory agencies have established requirements that apply to the design, manufacture and marketing of pharmaceutical and medical device products.

We sell our pharmaceutical intermediates, active pharmaceutical ingredients and ceramic-on-ceramic components to other companies that also may be regulated by such authorities.

        Premarket Approval.    While we are not required to seek FDA approvals for our pharmaceutical intermediates and active pharmaceutical ingredients, the customers to whom we supply such products may be subject to FDA approval requirements prior to testing a new drug on humans as well as marketing a new drug for commercial use in the United States. Our customers with FDA approval for the finished drug may also be required to obtain FDA approval of design, manufacturing or labeling changes to the pharmaceutical intermediates and active pharmaceutical ingredients used in their finished products.

        Medical devices also are subject to extensive regulation by the FDA prior to commercial distribution in the United States, including premarket approval, or PMA, which is required for devices, deemed to pose the greatest risk and certain other devices. Our Advanced Ceramics segment currently supplies ceramic-on-ceramic ball head and liner components to manufacturers for incorporation into their total hip prostheses systems, which are subject to the FDA's PMA approval requirements. In addition, our Advanced Ceramics business or our customers who have obtained PMA approval may be required to obtain FDA approval for changes to the design, manufacturing or labeling of our ceramic-on-ceramic ball head and liner components.

        Compliance Requirements.    Once on the market, drug manufacturers, the suppliers of drug intermediates, and medical device manufacturers are subject to numerous post-market regulations. For our pharmaceutical intermediates business within our Groupe Novasep segment, we are required to comply with the FDA's current Good Manufacturing Practices, which cover all facets of drug manufacturing and distribution including: organization and personnel; buildings and facilities; equipment; control of components and drug product containers and closures; production and process controls; packaging and labeling control; holding and distribution; laboratory controls; recordkeeping and reporting; and returned and salvaged drug products.

        Finished device manufacturers such as our customers who manufacture hip prostheses systems are subject to the FDA's Quality System Regulation, or QSR, which requires quality assurance practices and procedures that address, among other things: management responsibility, audits and training; design controls; purchasing controls; identification and traceability of components; production and process controls; acceptance activities; handling of nonconforming product; the initiation of corrective and preventive actions; labeling and packaging controls; handling, storage and distribution of products; and complaint handling and record keeping. The FDA does not directly require component suppliers of finished medical devices to comply with the QSR. However, because our ceramic-on-ceramic ball head and liner components are critical elements of hip joint prostheses systems, our customers may require us to comply with some or all of the QSR. Moreover, the FDA may in the future take the position that the types of components that we supply meet the definition of a finished device and are thus subject to the QSR. Our current contracts with our customers of ceramic-on-ceramic ball head and liner components require us to comply or assist our customers in complying with various FDA regulatory requirements.

        The FDA's inspectional authority extends to both component suppliers and pharmaceutical intermediates manufacturers. Pursuant to this authority, the FDA has the ability to conduct inspections at our facilities at which we manufacture our pharmaceutical intermediates or ceramic-on-ceramic ball head and liner components.

        If we or our customers violate FDA or other governmental regulatory requirements during either the pre- or post-marketing stages, there may be various adverse consequences. For example, in the United States, the FDA has the authority to impose: fines, injunctions, and civil penalties; recall or seizure of products; operating or import restrictions, partial suspension or total shutdown of production; the FDA's delay in granting approval or refusal to grant approval of new products; or withdrawal of the submission or the approved product from the market.

Employees

        As of June 30, 2005, we had 10,520 employees, with 72.9% located in Europe, 18.6% in the United States and the remaining 8.5% located in the rest of the world. Of our employees, approximately 33%, are subject to either collective bargaining agreements or other similar arrangements.

        We observe local customs, legislation and practice in labor relations and, where applicable, in negotiating collective bargaining agreements. Management believes that its relations with employees and their representatives are good. We have not suffered any material work stoppage or strike in our world-wide operations in the last five years.

Manufacturing Facilities

        We are an international business serving customers worldwide. To service our customers efficiently, we maintain over 100 manufacturing facilities in 25 countries around the world with a strategy of global, regional and local manufacturing to optimize our service offering and minimize production cost to our customers.

        We are dedicated to maintaining updated and technologically advanced manufacturing facilities. To that end, we made capital expenditures of $76.8 million and $13.3 million for the six months ended June 30, 2005 and 2004, respectively, and $36.0 million, $34.3 million and $112.8 million, for the periods ended December 31, 2002, 2003 and 2004, respectively, to expand, upgrade and maintain our manufacturing capabilities. The 2004 amount includes the capital expenditures during the five months of operations for the Dynamit Nobel businesses, including Advanced Ceramics' major expansion at its Marktredwitz, Germany facility related to hip replacement products. During this three-year period, we constructed new plants for our Timber Treatment Chemicals business line of our Performance Additives segment in Harrisburg, North Carolina and for our wafer reclaim business line of our Electronics segment in Prescott, Arizona and upgraded our wafer reclaim facility and operations in Risqué, France. For the years ended September 30, 2001 and 2002 and the year ended December 31, 2003, Dynamit Nobel made capital expenditures of $125.1 million, $112.0 million and $122.0 million, respectively, which included expansion of our current Good Manufacturing Practice production lines and new equipment relating to multi-column chromatography in our Groupe Novasep segment, expansion of our titanium dioxide capacity for our Titanium Dioxide Pigments segment and capacity expansion for our Advanced Ceramics segment. We believe that our plants and facilities are maintained in good condition and are adequate for our present and currently expected future needs.

        The table below presents summary information with respect to the manufacturing facilities we currently operate.

Segment	Country	Locations	Leased/Owned	Major Applications/Industry
Performance Additives
Color Pigments and Services	Australia	Braeside, Melbourne	Leased	Master batches
	Canada	Bromont, Quebec	Owned	Construction
	China	Xinzhuang, Changshu	Leased	Construction
	Germany	Walluf Hainhausen	Owned Owned	Construction and coatings Construction and coatings

	Italy	Turin	Owned	Coatings, specialties and construction
	United Kingdom	Matlock Bath Kidsgrove Sudbury	Leased Owned Owned	Construction Coatings and specialties Coatings and specialties
	U.S.A.	Los Angeles, CA	Owned	Coatings, specialties and construction
		St. Louis, MO	Owned	Coatings, specialties and construction
		Beltsville, MD	Owned	Coatings, specialties and construction
		Ocala, FL	Owned	Coatings, specialties and construction
		Cartersville, GA	Owned	Coatings, specialties and construction
		King of Prussia, PA	Owned	Construction
Timber Treatment Chemicals	United Kingdom	Barrow-in-Furness	Owned	Wood protection products and treatment
	U.S.A.	Freeport, TX	Owned	Construction and other industrial markets
		Valdosta, GA	Owned	Wood protection products and treatment
		Harrisburg, NC	Owned	Wood protection products and treatment
Clay-based Additives	United Kingdom	Baulking(1)	Owned	Paper-making; metal castings; civil engineering applications; coatings; paper; coatings
		Widnes, Cheshire	Owned	Paper-making; consumer and household care; coatings and paper
	U.S.A.	Gonzales, TX	Owned	Paints; inks and oilfields; paper-making
Water Treatment Chemicals	U.S.A.	Alpharetta, GA	Leased	Water treatment
Specialty Compounds
	Canada	Stoney Creek, Ontario	Owned	Footwear products, consumer products
	Italy	Azeglio	Owned	Rubber compounds
	United Kingdom	Melton Mowbray	Owned	TPE/Consumer products, packaging products, medical products, automotive products
	U.S.A.	Pineville, NC	Owned	Wire and cable sheathing products; packaging products; medical products in consumer goods products; footwear products; automotive products

(1) We expect to close this facility in the fourth quarter of 2005.

		Leominster, MA	Owned	Wire and cable sheathing products; packaging products; medical products in consumer goods products; footwear products; automotive products
Electronics
Electronic Chemicals	China	Suzhou Province	Owned	Printed circuit boards
	France	Saint-Fromond	Owned	Semiconductor manufacturing
		St. Cheron	Owned	Semiconductor manufacturing
	Singapore	Singapore	Leased	Semiconductor manufacturing
	Taiwan	Chung-Li	Leased	Printed circuit boards
	United Kingdom	Riddings(2)	Leased	Semiconductor manufacturing
	U.S.A.	Maple Plain, MN	Owned	Printed circuit boards, semiconductor manufacturing
		Fremont, CA	Leased	Photomasks, semiconductor manufacturing
Photomasks	United Kingdom	Glenrothes, Scotland	Owned	Masks and pellicle replacement
	U.S.A.	Austin, TX Los Gatos, CA	Leased Leased	Repairs Masks and pellicle replacement
Wafer Reclaim	France	Greasque	Owned	Wafer reclaim
	Germany	Erlangen	Leased	Wafer reclaim
	United Kingdom	Riddings(2)	Leased	Wafer reclaim
	U.S.A.	Prescott, AZ	Leased	Wafer reclaim
		Providence, RI(2)	Owned	Wafer reclaim
Specialty Chemicals
Surface Treatment	Australia	Bayswater North	Owned	Automotive and advanced technologies
		Girraween	Leased	Aerospace and advanced technologies
	Brazil	São Paulo	Leased	Automotive technologies and advanced technologies
	Canada	Bramalea, Ontario	Owned	Advanced technologies, aerospace and performance products
	China	Chonggin	Leased	Automotive and advanced technologies
		Shanghai	Leased	Automotive and advanced technologies
	France	Sens	Owned	Automotive technologies and advanced technologies

(2) We expect to close these facilities in the first quarter of 2006.

	Soissons	Owned	Aerospace
Germany	Mönchengladbach	Owned	Performance products
	Langelsheim(3)	Owned	Automotive technologies, advanced technologies and aerospace
India	JV in Worli	Owned	Automotive and Advanced Technology
	JV in Pune	Owned	Automotive and Advanced Technology
Italy	Guissano	Leased	Automotive technologies, advanced technologies, aerospace and performance products
	JV in Roveceto in Piano	Leased	Performance Products
Mexico	Mexico City	Leased	Automotive technologies, advanced technologies, aerospace and performance products
The Netherlands	Oss	Owned	Automotive technologies and advanced technologies
Poland	Warszawa	Leased	Automotive and advanced technologies
Singapore	Singapore	Leased	Advanced technologies and aerospace
South Africa	Boksburg	Owned	Automotive technologies and advanced technologies
Spain	Canovelles	Owned	Automotive technologies, advanced technologies, aerospace and performance products
Sweden	Bàlsta	Owned	Automotive technologies and advanced technologies
Switzerland	Dintikon	Leased	Advanced technologies and performance products
Turkey	Istanbul	Owned	Automotive and advanced technologies
United Kingdom	Bletchley	Leased	Automotive technologies, advanced technologies, aerospace and performance products
U.S.A.	La Mirada, CA	Leased	Advanced technologies and aerospace, performance products
	Romulus, MI	Owned	Automotive technologies, advanced technologies, aerospace and performance products

(3) This facility is shared by both business divisions of the Specialty Chemicals segment.

Fine Chemicals	Austria	Arnoldstein	Leased	Metal sulphides
	Chile	La Negra	Owned	Lithium-carbonate and lithium chloride
	Germany	Langelsheim(3)	Owned	Butyl-Lithium, lithium-hydroxide, specialty products, metal and battery, lithium-hydrides, cesium and special metals and accelerators
	Taiwan	Taichung	Owned	Butyl-Lithium
	U.S.A.	Silver Peak, NV	Owned	Lithium-carbonate and lithium hydroxide
		New Johnsonville, TN	Owned	Butyl-Lithium and specialty products
		Kings Mountain, NC	Owned	Metal and battery
Titanium Dioxide Pigments
Titanium Dioxide	Germany	Duisburg(4)	Owned	Fibers, plastics, paints, coatings and paper
Functional Additives	China	JV in China	Leased	Plastics
	Germany	Duisburg(4)	Owned	Coatings, plastics, fibers, paper, pharmaceuticals, PVC stabilizers and glass fiber reinforced plastics
Water Chemistry	Germany	Duisburg(4)	Owned	Flocculants
		Ibbenbueren	Leased	Flocculants
		Schwarzheide	Leased	Flocculants
Advanced Ceramics
	China	Suzhou	Leased	General industry
	Czech Republic	Sumperk	Owned	General industry
		Dolni Rychnov	Owned	Electronics
	Germany	Plochingen	Owned	Medical, automotive and general industry
		Ebersbach	Owned	Automotive, electronics and general industry
		Lauf	Owned	Automotive, electronics and general industry
		Marktredwitz	Owned	Electronic, automotive and general industry
	Malaysia	Seremban	Owned	Medical
	South Korea	Suwon	Leased	Electronics
	United Kingdom	Colyton	Owned	Electronics
	U.S.A.	Laurens, SC	Owned	Automotive, electronics and general industry

(3) This facility is shared by both business divisions of the Specialty Chemicals segment.
(4) This facility is shared by all three business divisions of the Titanium Dioxide Pigments segment.

Groupe Novasep
DNSC	Germany	Leverkusen-Schlebusch	Owned	Pharmaceutical, agrochemical and others
		Troisdorf	Owned	Agrochemical
Finorga	France	Chasse-sur-Rhone	Owned	Pharmaceutical and others
		Mourenx	Owned	Pharmaceutical
Rohner	Switzerland	Pratteln	Owned	Pharmaceutical, agrochemical and others
Novasep	France	Pompey	Leased	Pharmaceuticals and equipment engineering and manufacturing
		LeMans	Owned	Pharmaceuticals
		Epone	Owned	Equipment engineering and manufacturing
		Saint-Maurice de Boynost	Leased	Equipment engineering and manufacturing
	U.S.A.	Boothwyn, PA	Leased	Pharmaceuticals and equipment engineering and manufacturing

Legal Proceedings

        We are involved in legal proceedings from time to time in the ordinary course of our business, including with respect to product liability, intellectual property and environmental matters. In addition, we may be required to make indemnity payments in connection with certain product liability and environmental claims. See "Risk Factors—Risk Factors Relating to Our Business—Environmental Indemnities—We may be subject to environmental indemnity claims relating to properties we have divested," "Risk Factors—Risk Factors Relating to Our Business—Product Liability—Due to the nature of our business and products, we may be liable for damages arising out of product liability claims" and "Risk Factors—Risk Factors Relating to Our Business—Product Liability—Due to the nature of our business and products, we may be liable for damages arising out of certain indemnity claims." However, we do not believe that there is, or during the past 12 months there has been, any other individual, governmental, legal or arbitration proceeding that is likely to have a material adverse effect on our business or financial condition.

MANAGEMENT

        Set forth below is certain information regarding the directors and executive officers of Rockwood Holdings, our ultimate parent, and Rockwood Specialties Group, Inc.

        Unless otherwise indicated herein, the address of each member of management named below is c/o Rockwood Specialties Group, Inc., 100 Overlook Center, Princeton, NJ 08540.

        Other than set forth in "Risk Factors," "Management," "Principal Stockholders" and "Related Party Transactions," Rockwood Specialties Group, Inc. is unaware of any conflicts of interest between the duties that any member of the board of directors owes to Rockwood Specialties Group, Inc. and such member's private interests or other duties.

Name	Age	Position
Seifi Ghasemi	61	Chairman and Chief Executive Officer of Rockwood Specialties Group and Rockwood Holdings
Robert J. Zatta	56	Senior Vice President and Chief Financial Officer and Director of Rockwood Specialties Group and Senior Vice President and Chief Financial Officer of Rockwood Holdings
Thomas J. Riordan	55	Senior Vice President, Law & Administration and Director of Rockwood Specialties Group and Senior Vice President, Law & Administration of Rockwood Holdings
Brian F. Carroll	34	Director of Rockwood Holdings
Todd A. Fisher	40	Director of Rockwood Holdings
Edward A. Gilhuly	45	Director of Rockwood Holdings
Perry Golkin	52	Director of Rockwood Holdings
Douglas L. Maine	57	Director of Rockwood Holdings
Alex Morey	38	Director of Rockwood Holdings
Susan Schnabel	43	Director of Rockwood Holdings
Fredrik Sjödin	30	Director of Rockwood Holdings

        Seifi Ghasemi has been Chairman and Chief Executive Officer of Rockwood Holdings and Rockwood Specialties Group since November 2001. From 1997 to 2001 he was with GKN, plc, a $6.0 billion per year global industrial company. He served as a Director of the Main Board of GKN, plc and was Chairman and Chief Executive Officer of GKN Sinter Metals, Inc and Hoeganes Corporation. Before that, for 18 years, Mr. Ghasemi was with the BOC Group, plc, a $7 billion per year global industrial gas company. He was a Director of the Main Board of the BOC Group, plc; President, BOC Gases Americas and Chairman and Chief Executive Officer of BOC Process Plants, LTD and Cryostar. Mr. Ghasemi has a Masters of Science degree in Mechanical Engineering from Stanford University.

        Robert J. Zatta has been Senior Vice President and Chief Financial Officer of Rockwood Holdings and Rockwood Specialties Group since April 2001. Prior to joining Rockwood, he spent 12 years with the Campbell Soup Company, where he held several significant financial management positions, including his final position as Vice President responsible for Corporate Development and Strategic Planning. Prior to joining Campbell Soup Company in 1990, he worked for General Foods Corporation and Thomas J. Lipton, Inc. Mr. Zatta has a B.S. in Business Administration and a M.B.A. in Finance.

        Thomas J. Riordan has been Senior Vice President, Law & Administration of Rockwood Holdings and Rockwood Specialties Group since 2000 and prior to that was Vice President, Law & Administration since 1992. Mr. Riordan joined Laporte in 1989 from UOP, where from 1975 to 1989 he held various positions, most recently Chief Litigation Counsel. Prior to 1975, Mr. Riordan was within Operations Management at Time, Inc. Mr. Riordan has a B.A. in Liberal Arts, a M.B.A. and a J.D., is admitted to the Illinois Bar and is a member of the American Bar Association, and has taken part in the Wharton/Laporte Business Program.

        Brian F. Carroll has been a Director of Rockwood Holdings since 2000 and an executive of KKR since 1999. In addition, Mr. Carroll was an executive at KKR from 1995 to 1997, at which time he left KKR to attend business school at Stanford University. Prior to joining KKR in 1995, Mr. Carroll was with Donaldson Lufkin & Jenrette Securities Corporation. Mr. Carroll is a member of the Board of Directors of Sealy Corporation. Mr. Carroll has a B.S. from the University of Pennsylvania and a M.B.A. from Stanford University.

        Todd A. Fisher has been a Director of Rockwood Holdings since 2000, a member of Kohlberg Kravis Roberts & Co. LLC, which serves as a general partner of KKR since January 2001 and an executive of KKR since 1993. Prior to joining KKR, he was with Goldman, Sachs & Co. in its Corporate Finance Department. Mr. Fisher is a member of the Board of Directors of Accuride Corporation, Alea Group Holdings (Bermuda) Ltd, Bristol West Holdings, Inc., Duales System Deutschland AG and Koninklijke Vendex KBB BV. Mr. Fisher has a B.A. from Brown University, a M.A. from Johns Hopkins University, and a M.B.A. from The Wharton School, University of Pennsylvania.

        Edward A. Gilhuly has been a Director of Rockwood Holdings since 2000. Mr. Gilhuly has been a member of Kohlberg Kravis Roberts & Co. L.L.C., which is the general partner of KKR, since 1996. Prior thereto, he was a general partner of KKR. Mr. Gilhuly is a member of the Board of Directors of Demag Holdings S.a.r.l., Medcath Corporation, Legrand SA and Wincor Nixdorf AG. Mr. Gilhuly has a B.A. from Duke University and a M.B.A. from Stanford University.

        Perry Golkin has been a Director of Rockwood Holdings since 2000. Mr. Golkin has been an executive with KKR and a general partner of KKR since 1995. In 1996, he became a member of Kohlberg Kravis Roberts & Co. L.L.C. which serves as the general partner of KKR. Mr. Golkin is also a member of the Board of Directors of Bristol West Holdings, Inc., PRIMEDIA, Inc., Alea Group Holdings (Bermuda) Ltd, Willis Group Holdings Limited and Walter Industries, Inc. Mr. Golkin has a B.S., M.S. from The Wharton School, University of Pennsylvania and a J.D. from the University of Pennsylvania.

        Douglas L. Maine has been a Director of Rockwood Holdings since August 1, 2005. Mr. Maine joined International Business Machines, in 1998 as Chief Financial Officer following a 20 year career with MCI, where he was Chief Financial Officer from 1992-1998. He was named General Manager of ibm.com in 2000 and General Manager of Consumer Products Industry in 2003 and retired in 2005. Mr. Maine has a B.S. from Temple University and a M.B.A. from Hofstra University.

        Alex Morey has been a Director of Rockwood Holdings since July 2004. Mr. Morey is a Director of Credit Suisse First Boston's Alternative Capital Division (CSFB-ACD), based in London. Since January 2005, Mr. Morey has been responsible for CSFB's European private equity fund investment activities. Prior to this, Mr. Morey was a Director of DLJ Merchant Banking, another group within CSFB-ACD, which he joined in 1996. Previously, Mr. Morey was an Assistant Director with Arthur Andersen Corporate Finance which he joined in 1993 after spending five years with Price Waterhouse. Mr. Morey graduated with a B.Sc. from Cardiff University in 1988 and is a Chartered Accountant.

        Susan Schnabel has been a Director of Rockwood Holdings since July 2004. Ms. Schnabel joined DLJ's Investment Banking Division in 1990 and DLJ Merchant Banking in 1998. In 1997, she left

DLJ's Investment Banking Division to serve as Chief Financial Officer of PETsMART, a high growth specialty retailer of pet products and supplies, and joined DLJ Merchant Banking in her present capacity in 1998. Ms. Schnabel is a director of DeCrane Aircraft Holdings, Inc., and Environmental Systems Products, Inc. Ms. Schnabel received a B.S. from Cornell University in 1983 and an M.B.A. from Harvard Business School in 1988.

        Fredrik Sjödin has been a Director of Rockwood Holdings since 2003 and an executive of KKR since 2000. Prior to joining KKR, Mr. Sjödin was with Salomon Brothers International Ltd. Mr. Sjödin has a M.Sc. from the Stockholm School of Economics, Sweden and the Leonard N. Stern School of Business, New York University.

        Set forth below is certain information regarding certain key employees of our subsidiaries. The information is given as of December 31, 2004.

Name	Age	Position
Stephen B. Ainscough	58	President—Timber Treatment Chemicals
Stephen M. D'Onfro	46	President—Water Treatment Chemicals
Monika Engel-Bader	45	President—Fine Chemicals
Robert Gingue	60	President—Specialty Compounds
Wolf-Dieter Griebler	59	President—Titanium Dioxide Pigments
Alexander Loh	50	Vice President, Human Resources of Rockwood Specialties Group
Roger-Marc Nicoud	42	President—Groupe Novasep
Bruce R. Olson	52	President—Surface Treatment and Electronic Chemicals
Ronald L. Rapaport	60	President—Color Pigments and Services
Vernon Sumner	53	President—Clay-based Additives
Ulf D. Zimmermann	55	President—Advanced Ceramics

        Stephen B. Ainscough has been President of the Timber Treatment Chemicals business line since 1990. Mr. Ainscough originally joined Laporte in 1970, and spent five years with Interox Chemicals Ltd. before rejoining Laporte in 1985. Mr. Ainscough has a B.Sc. in Industrial Chemistry, a degree in Business Administration and has taken part in the Wharton/Laporte Business Program.

        Stephen M. D'Onfro has been President of the Water Treatment Chemicals business line since 1997. Mr. D'Onfro joined the Gary Corporation in 1987, which became a part of the Laporte group as AlphaGary following an acquisition in 1993, where he was the Chief Financial Officer and General Manager. Mr. D'Onfro joined the Gary Corporation from Price Waterhouse, where he was a Manager in their Comprehensive Financial Services group. Mr. D'Onfro has a B.Sc. in Accounting, earned his C.P.A. certificate and has taken part in the Wharton/Laporte Business Program.

        Monika Engel-Bader has been President of the Fine Chemicals business line since February 2004. Prior to joining Dynamit Nobel AG, Mrs. Engel-Bader spent 15 years with Celanese (former Hoechst AG) in various positions, including as Vice President of Ticona, the technical Polymer Division of Celanese since 2002. Engel-Bader has a PhD in Chemistry from the University of Mainz in Germany, and a degree from the University of Economics, Cologne.

        Robert Gingue has been President of the Specialty Compounds segment since 1997. Mr. Gingue joined the Gary Corporation in 1979, where he was Vice President and General Manager. Mr. Gingue has a B.Sc. in Polymer Technology, an Associates degree in Mechanical Engineering, and has taken part in the Wharton/Laporte Business Program.

        Wolf-Dieter Griebler has been President of the Titanium Dioxide Pigments segment since 1999. Dr. Griebler joined mg technologies ag in 1980 and has served in various positions, including as the president of the Executive Board of Sachtleben Chemie GmbH, the Titanium Dioxide Pigments

business segment of Dynamit Nobel AG since 1998. Dr. Griebler has a degree in Chemistry from the University of Marburg in Germany.

        Alexander Loh has been our Vice President, Human Resources of Rockwood Specialties Group since the Dynamit Nobel acquisition and a member of the Executive Board of Dynamit Nobel AG since 1998. Mr. Loh joined mg technologies ag in 1995 and served in several positions, including as Head of Global Human Resources. He has a degree in Economics from the University of Tübingen in Germany.

        Roger-Marc Nicoud has been the President of our Groupe Novasep segment since December 2004. Mr. Nicoud is the founder and has been the President of Groupe Novasep SAS since 1995. Prior to forming Novasep, he worked for Separex from 1987 to 1995 where he was a research engineer and managing director. In addition, from 1993 to 1995, Mr. Nicoud was a Professor of Chemical Engineering at the University of Nancy (France). In 1995, Mr. Nicoud formed Novasep, which in December 2004 was combined with our segment formerly known as the Custom Synthesis segment. Mr. Nicoud holds a Ph.D. in Chemical Engineering.

        Bruce R. Olson has been President of Surface Treatment and Electronic Chemicals business lines since September 2004. Prior to joining Rockwood, Mr. Olson spent four years with Bayer AG in Leverkusen, Germany during which he held the positions of Business Unit Manager Polymer Additives, Business Group General Manager Specialty Products, and Member of the Board of Management Bayer Chemicals. Before joining Bayer AG, Mr. Olson spent 22 years with Air Products in various sales, marketing, and general management positions. Mr. Olson has a B.S. from Valparaiso University and an M.B.A. from Lehigh University.

        Ronald L. Rapaport has been President of the Color Pigments and Services business line since 1998. Mr. Rapaport joined Rockwood Pigment NA, Inc. in 1978, which became part of Laporte following an acquisition in 1992. Mr. Rapaport served as a Naval Supply Officer from 1967 to 1971. Mr. Rapaport has a B.S. in Accounting, an M.B.A. from the University of Michigan, has been a C.P.A., and has taken part in the Wharton/Laporte Business Program.

        Vernon Sumner has been President of the Clay-based Performance Additives business line since 2001. Previously, he was President and General Manager of Air Products Polymers LP. Mr. Sumner has a degree in Chemistry and an M.B.A. from Lehigh University and spent 27 years in various management roles with Air Products.

        Ulf D. Zimmermann has been President of the Advanced Ceramics business segment since 2001. Dr. Zimmerman had been President of the Westfalia Seperator AG, a GEA AG Group Company, which became a part of mg technologies ag in 1998 by an acquisition since 1996. He has also been a member of the Executive Board of Dynamit Nobel AG since 2001. Dr. Zimmermann has a degree in Engineering and Business Administration from the University of Berlin in Germany.

Board of Directors—Composition of Board

        Rockwood Holdings' board of directors consists of nine directors, including one independent director, Douglas L. Maine. In connection with the Dynamit Nobel acquisition, Rockwood Holdings, affiliates of KKR and DLJMB entered into a stockholders' agreement, dated as of July 29, 2004. The stockholders' agreement provided that the board of directors of Rockwood Holdings would initially consist of eight directors, five of whom will be designated by affiliates of KKR, two of whom will be designated by DLJMB and one of whom will be the Chief Executive Officer of Rockwood Holdings. At such time that DLJMB ceases to own at least 10% of the outstanding common stock of Rockwood Holdings, DLJMB will cease to have the right to designate directors to the board of directors of Rockwood Holdings. For a more detailed description of the stockholders' agreement, see "Related Party Transactions—Agreements with KKR, DLJMB and/or Management."

        The board of directors of Rockwood Holdings is divided into three classes. The members of each class serve for a three-year term. The classes are comprised as follows:

  •
  Edward A. Gilhuly, Susan Schnabel and Fredrik Sjödin as Class I directors whose terms expire at the 2006 annual meeting of stockholders;

  •
  Seifi Ghasemi, Perry Golkin and Alex Morey as Class II directors whose terms expire at the 2007 annual meeting of stockholders; and

  •
  Brian F. Carroll, Todd A. Fisher and Douglas L. Maine as Class III directors whose terms expire at the 2008 annual meeting of stockholders.

        Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our ultimate parent's directors. This classification of our ultimate parent's board of directors may have the effect of delaying or preventing a change in control of Rockwood Holdings.

        Rockwood Holdings avails itself of the "controlled company" exception under the New York Stock Exchange rules which eliminates the requirements that it have a majority of independent directors on its board of directors and that it have compensation and nominating and corporate governance committees composed entirely of independent directors, but retains the requirement that it have an audit committee composed entirely of independent members and consisting of at least three members within one year of its IPO. Consequently, Rockwood Holdings will add an additional independent member within 90 days of the effectiveness of its IPO and a third independent member within one year of its IPO. Rockwood Holdings intends to remove a current member at the time each of these two independent members are added.

Audit Committee

        Our ultimate parent, Rockwood Holdings, has a separately-designated standing audit committee established in accordance with Section 3(a) (58)(A) of the Exchange Act. The audit committee is comprised of Brian F. Carroll, Douglas L. Maine and Alex Morey. The audit committee is responsible for (1) selecting the independent auditors, (2) approving the overall scope of the audit, (3) assisting the board in monitoring the integrity of our financial statements, the independent accountant's qualifications and independence, the performance of the independent accountants and our internal audit function and our compliance with legal and regulatory requirements, (4) annually reviewing an independent auditors' report describing the auditing firms' internal quality-control procedures, any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm, (5) discussing the annual audited financial and quarterly statements with management and the independent auditor, (6) discussing earnings press release, as well as financial information and earnings guidance provided to analysts and rating agencies, (7) discussing policies with respect to risk assessment and risk management, (8) meeting separately, periodically, with management, internal auditors and the independent auditor, (9) reviewing with the independent auditor any audit problems or difficulties and managements' response, (10) setting clear hiring policies for employees or former employees of the independent auditors, (11) handling such other matters that are specifically delegated to the audit committee by the board of directors from time to time and (12) reporting regularly to the full board of directors.

        Rockwood Holdings' board of directors has adopted a written charter for the audit committee which is available on our website.

  Compensation Committee

        The compensation committee of our ultimate parent currently consists of Brian F. Carroll, Todd A. Fisher, and Susan Schnabel. The compensation committee is responsible for (1) reviewing key employee compensation policies, plans and programs, (2) reviewing and approving the compensation of our executive officers, (3) reviewing and approving employment contracts and other similar arrangements between us and our executive officers, (4) reviewing and consulting with the chief executive officer on the selection of officers and evaluation of executive performance and other related matters, (5) administration of stock plans and other incentive compensation plans and (6) such other matters that are specifically delegated to the compensation committee by the board of directors from time to time.

        The board of directors of our ultimate parent has adopted a written charter for the compensation committee which is available on our website.

  Corporate Governance and Nominating Committee

        The corporate governance and nominating committee of Rockwood Holdings consists of Brian F. Carroll, Todd A. Fisher and Susan Schnabel. The corporate governance and nominating committee is responsible for (1) developing corporate governance guidelines, (2) developing and recommending criteria for selecting new directors, (3) overseeing evaluations of the board of directors and its members, (4) screening and recommending to the board of directors individuals qualified to become executive officers and (5) handling such other matters that are specifically delegated to the corporate governance and nominating committee by the board of directors from time to time.

        The board of directors of Rockwood Holdings has adopted a written charter for the corporate governance and nominating committee which is available on our website.

  Compensation Committee Interlocks and Insider Participation.

        The compensation levels of Rockwood Holdings' executive officers are currently determined by its compensation committee as described above. None of Rockwood Holdings' executive officers has served as a director or member of the compensation committee, or other committee serving an equivalent function, of any entity of which an executive officer is expected to serve as a member of our ultimate parent's compensation committee.

Code of Ethics

        We have adopted a Code of Business Conduct and Ethics which applies to its directors, executive officers and all other employees and a Code of Ethics for Executive Officers and Financial Officers that applies to Rockwood's principal executive officer, principal financial officer, principal accounting officer and controller. Both are available on our website at www.rocksp.com. Any changes to, or, with respect to directors and executive officers, waivers from, the Code of Business Conduct and Ethics will be posted on our website.

Director and Executive Compensation

  Director Compensation

        Rockwood Holdings pays $75,000 annually as compensation for our non-management directors for fulfilling their duties as directors, together with reimbursement of expenses. In addition, Rockwood Holdings pays an additional annual retainer of $25,000 and $12,500 to the chairman of the audit committee and each member of its audit committee, respectively. Rockwood Holdings also expects to grant each non-management director stock options and/or restricted stock awards under the stock plan. Our management director is not separately compensated for his services as a director.

  Executive Compensation

        The following table shows all compensation awarded to, earned by, or paid to our chief executive officer and our other two executive officers during the years 2004, 2003 and 2002 whose salary and bonus exceeded $100,000. We refer to them as the "named executive officers."

		Annual Compensation			Long-Term Compensation
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation(1)	Restricted Stock Award(2)	Securities Underlying Options (#)	LTIP Payouts ($)	All Other Compensation
Seifi Ghasemi Chairman and Chief Executive Officer	2004 2003 2002	$1,150,000 1,037,500 1,000,000	$3,207,899 648,690 1,421,727	$230,736 46,732 49,364	$277,778 333,335 333,335	— — —	— — —	$1,120,130 608,280 3,204,280	(3) (3) (3)
Robert J. Zatta Senior Vice President and Chief Financial Officer	2004 2003 2002	396,938 368,313 351,250	831,487 149,685 328,064	29,053 27,662 32,949	— — —	— — —	— — —	20,850 18,000 17,500	(4) (4) (4)
Thomas J. Riordan Senior Vice President, Law & Administration	2004 2003 2002	313,500 290,500 276,500	656,978 118,062 258,754	31,449 4,239 22,496	— — —	— — —	— — —	43,156 42,725 31,694	(5) (5) (5)

(1)
For each of Mr. Ghasemi, Mr. Zatta, and Mr. Riordan, the amounts for 2004, 2003 and 2002 include gross up and taxable portion of company-provided basic life insurance and auto allowances. The amounts for Mr. Ghasemi include a car allowance of $32,724 for 2004 and approximately $36,000 for 2003 and 2002. The amount for Mr. Ghasemi in 2004 includes $192,000 (four payments of $48,000) in lieu of contributions into his supplemental pension pursuant to the terms of Mr. Ghasemi's amended employment agreement with Rockwood Holdings. The amounts include car allowances for Mr. Zatta of $26,168 for 2004, and $30,000 for 2003 and 2002; and car allowances of $30,288, $3,500 and $20,000 for Mr. Riordan for 2004, 2003 and 2002, respectively. See "—Employment and Other Agreements—Agreements with Seifi Ghasemi."

(2)
These restricted stock units (payable in shares of Rockwood Holdings' common stock) were granted under Mr. Ghasemi's employment agreement with Rockwood Holdings and are fully vested. See "—Employment and Other Agreements—Agreements with Seifi Ghasemi." Amounts reported represent the dollar value of the aggregate restricted stock units held by Mr. Ghasemi which vested during the respective years.

(3)
For 2004, represents (i) $384,000 ($48,000 per month for eight months) into a non-qualified supplemental pension; (ii) a one-time payment of $200,000 in connection with the termination of the non-qualified supplemental pension; (iii) $501,000 cumulative net gain on rabbi trust; (iv) $20,850 in company contributions into a qualified plan and (v) $14,280 of annual premium paid by us with respect to a life insurance benefit of Mr. Ghasemi. For 2003, represents (i) $576,000 ($48,000 per month) into a non-qualified supplemental pension, (ii) $18,000 in company contributions into a qualified plan and (iii) $14,280 of annual premium paid by us with respect to life insurance benefit of Mr. Ghasemi. For 2002, represents (i) an initial contribution of $2.5 million to a non-qualified supplemental pension benefit made in January 2002, (ii) an aggregate contribution of $576,000 ($48,000 per month) into the grantor trust established for the benefit of Mr. Ghasemi, plus (iii) an additional contribution of $96,000 into the trust for November and December 2001 that had been deferred until 2002, and (iv) $14,280 of annual premium paid by us during 2002 with respect to life insurance for the benefit of Mr. Ghasemi. The contributions to the non-qualified supplemental pension are fully vested. See "—Employment and Other Agreements—Agreements with Seifi Ghasemi."

(4)
Represents our contributions into various qualified plans.

(5)
Represents our contributions into various qualified and non-qualified plans.

        The two tables immediately below relate to options grants and exercises for shares of common stock of Rockwood Holdings.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

Individual Grants
	Number of Securities Underlying Option/SARs Granted (#)	Percent of Total Options/SARs Granted To Employees In Fiscal Year			Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation for Option Term
Name			Exercise of Base Price	Expiration Date
					5%($)	10%($)
Seifi Ghasemi	521,939	25%	$14.61	9/24/2014	$12,420,322	$19,777,286
Robert J. Zatta	79,403	4%	$14.61	10/15/2014	$1,889,518	$3,008,741
Thomas J. Riordan	102,676	5%	$14.61	10/15/2014	$2,443,342	$3,890,614

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END/SAR VALUES

			Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-End(%)
					Value of Unexercised In-the-Money Options/SARs at Fiscal Year-End($) Exercisable/ Unexercisable
Name	Shares Acquired on Exercise($)(1)	Value Realized($)(1)
			Exercisable(2)	Unexercisable(2)
Seifi Ghasemi	—	—	246,423	686,222	—
Robert J. Zatta	—	—	52,022	153,331	—
Thomas J. Riordan	—	—	75,296	164,282	—

(1)
None of the named executive officers exercised any stock options during 2004.

(2)
Effective as of April 29, 2005, when our annual report on Form 10-K was filed, a portion of Mr. Ghasemi's, Mr. Zatta's and Mr. Riordan's unexercisable options became exercisable in the following amounts: 61,605 options for Mr. Ghasemi, 23,684 options for Mr. Zatta, and 27,380 options for Mr. Riordan.

Employment and Other Agreements

  Agreements with Seifi Ghasemi

        Our ultimate parent, Rockwood Holdings has entered into an employment agreement, dated as of September 28, 2001, as amended as of August 9, 2004 and September 24, 2004, with Mr. Ghasemi pursuant to which he is serving as our Chairman and Chief Executive Officer. The agreement automatically renews for successive one-year periods, unless either party gives 60 days advance written notice not to renew the term of the agreement prior to any such extension date. Either party may terminate the agreement at any time; however, Mr. Ghasemi must give at least 180 days advance written notice to terminate his employment (other than in connection with his notice not to renew the terms of the employment agreement, as otherwise described above).

        The agreement initially provided Mr. Ghasemi with an annual base salary of $1,000,000 and as amended, provided Mr. Ghasemi with an annual base salary of $1,250,000 effective August 1, 2004, and a target annual bonus award equal to 125% of his base salary (subject to our achievement of specified performance targets), both of which may be increased in the discretion of Rockwood Holdings' board of directors.

        Pursuant to the first amendment, Mr. Ghasemi's supplemental executive retirement plan, or SERP, and the related rabbi trust, were terminated and the assets were distributed to him. Rockwood Holdings will continue to make payments of $48,000 per month to Mr. Ghasemi as a supplemental pension benefit. In addition, in connection with the termination of the SERP, Mr. Ghasemi was granted a special one-time payment of $200,000.

        Pursuant to the original agreement, Mr. Ghasemi agreed to purchase a certain number of shares of Rockwood Holdings' common stock, and in connection therewith, received a grant of 68,452 restricted stock units (payable in shares of Rockwood Holdings' common stock) which vest in equal quarterly installments over a three-year period and a grant of time options to purchase a certain number of shares of Rockwood Holdings' common stock which vest over a five-year period. Except in the event of a sale of shares of Rockwood Holdings' common stock by affiliates of KKR giving rise to tag-along or drag-along rights under Mr. Ghasemi's amended and restated sale participation agreement, the shares of common stock underlying vested restricted stock units are issuable upon the later of (i) the date such shares can be sold in the public market without restriction on transfer, which is November 1, 2006 and (ii) the termination of Mr. Ghasemi's employment. Pursuant to the agreement governing the restricted stock units, if a cash dividend is paid on the outstanding shares of common stock, Mr. Ghasemi will receive, at the time he becomes entitled to receive the shares of Rockwood Holdings' common stock underlying the restricted stock units, an additional number of shares of Rockwood Holdings' common stock equal to the quotient of (a) the product of the amount of the dividend paid with respect to one share of Rockwood Holdings' common stock multiplied by the number of vested restricted stock units then held by Mr. Ghasemi (plus any number of shares of Rockwood Holdings' common stock previously calculated in respect of any other cash dividend) divided by (b) the fair value per share of Rockwood Holdings' common stock at the time the dividend is paid. The number of shares of Rockwood Holdings' common stock issuable is subject to adjustment in the event of a stock dividend, split, combination, recapitalization, change of control or other similar event.

        In connection with the second amendment, Mr. Ghasemi agreed pursuant to the amended and restated management stockholder's agreement to purchase an additional number of shares of Rockwood Holdings' common stock, and in connection therewith, was granted a time/performance option to purchase an additional number of shares of Rockwood Holdings' common stock. At the same time, Mr. Ghasemi was granted a separate time option to purchase a certain number of shares of Rockwood Holdings' common stock. The time/performance option vests over a five-year period as to 40% of the shares of Rockwood Holdings' common stock subject to the option and vests, as to the remaining 60%, over a five-year period and to the extent certain performance targets are achieved. The time option vests over a period ending January 1, 2008.

        Mr. Ghasemi's agreement also provides that if his employment is terminated by Rockwood Holdings without "cause" (which includes Rockwood Holdings' nonrenewal of the term of the employment agreement as described above), or if he resigns for "good reason," he will be entitled to receive:

  •
  accrued but unpaid current compensation and supplemental pension benefit;

  •
  continued payment, in equal installments over the 24-month period following any such termination, of an amount equal to two times the sum of (x) his then base salary and (y) the average of his annual bonuses, if any, earned or payable in respect of the two full fiscal years of Rockwood Holdings prior to the date of his termination; and

  •
  continued monthly supplemental benefit contributions for a period of 12 months following such termination.

        Mr. Ghasemi's employment agreement also contains certain restrictive covenants relating to confidentiality, non-competition and non-solicitation.

  Agreements with Robert Zatta

        We have entered into an employment agreement with Mr. Zatta, dated as of March 21, 2001, as amended as of October 19, 2004, pursuant to which he is serving as our Senior Vice President and Chief Financial Officer. The agreement provides for an annual base salary, subject to potential increase on an annual basis, a signing bonus, a company automobile and entitles him to participate in our health, welfare, retirement and bonus programs.

        Mr. Zatta's employment agreement may be terminated upon twelve months' prior written notice by us or six months' prior written notice by Mr. Zatta. Mr. Zatta's employment agreement also provides that if his employment is involuntarily terminated, other than for "cause," as defined in the agreement, or he resigns with "good reason," as defined in the agreement, he will be entitled to (i) a lump sum cash payment equal to his three months base salary, (ii) continuation of health care coverage, to the extent applicable for a specified period of time, (iii) continued use of a company car for a period of twelve months, (iv) a severance payment equal to two weeks base salary plus one week salary for each year of service and (v) a further severance payment of three months salary.

        Under his employment agreement, Mr. Zatta was entitled to purchase shares of Rockwood Holdings' common stock in accordance with the terms and conditions of the management stockholder's agreement, which he did, and in connection therewith, was granted a time/performance option to purchase an additional number of shares of Rockwood Holdings' common stock. In October 2004, Mr. Zatta was granted the right to purchase an additional number of shares of Rockwood Holdings' common stock, which he did, and in connection therewith, was granted a time/performance option and a performance option to purchase an additional number of shares of Rockwood Holdings' common stock in accordance with the terms and conditions of the amended and restated management stockholder's agreement.

        Mr. Zatta's employment agreement also contains certain restrictive covenants relating to confidentiality and non-competition.

  Agreements with Thomas Riordan

        We have entered into an employment agreement with Mr. Riordan, dated October 13, 1994, pursuant to which he is serving as our Senior Vice President, Law & Administration. The employment agreement provides for base monthly salary, subject to potential increase on an annual basis, a company automobile, and entitles him to participate in our health, welfare, retirement and bonus programs.

        Mr. Riordan's employment agreement may be terminated upon twelve months' prior written notice by us or six months' prior written notice by Mr. Riordan. Mr. Riordan's employment agreement also provides that if his employment is involuntarily terminated, other than for "cause," as defined in the agreement, or he resigns with "good reason," as defined in the agreement, he will be entitled to (i) a lump sum cash payment equal to his three months base salary, (ii) continuation of health care coverage, to the extent applicable for a specified period of time, (iii) continued use of a company car for a period of twelve months, (iv) a severance payment equal to two weeks base salary plus one week salary for each year of service and, (v) a further severance payment of three months salary.

        Mr. Riordan's employment agreement contains provisions relating to confidential information and covenants not to compete for a period of one year in the event we continue to pay current salary and benefits for that period.

        Under the management stockholder's agreement Mr. Riordan entered into in 2001, he purchased shares of Rockwood Holdings' common stock and in connection therewith, was granted a time/performance option to purchase an additional number of shares of Rockwood Holdings' common stock. In October 2004, Mr. Riordan was granted the right to purchase an additional number of shares of Rockwood Holdings' common stock, which he did, and in connection therewith, was granted a time/performance option and a performance option to purchase an additional number of shares of Rockwood Holdings' common stock in accordance with the terms and conditions of the amended and restated management stockholder's agreement.

Stock Purchase and Option Plan

        We have adopted the 2005 Amended and Restated Stock Purchase and Option Plan of Rockwood Holdings (formerly the Amended and Restated 2003 Stock Purchase and Option Plan of Rockwood Holdings, which was formerly the 2000 Stock Purchase and Option Plan of Rockwood Holdings), which provides for the grant of incentive stock options (within the meaning of Section 422 of the Internal Revenue Code), options that are not incentive stock options, and various other stock-based grants, including the shares of common stock of Rockwood Holdings ("Holdings Stock") sold to, and options granted to the executive officers and other key employees, as described below under "—Management Equity Programs." The total shares available for grants under the stock plan is 10,000,000 shares of which 878,531 shares of common stock of Rockwood Holdings, Inc. have been sold and issued, up to 3,924,285 stock options to purchase shares of common stock of Rockwood Holdings, Inc. and 68,452 shares of common stock of Rockwood Holdings, Inc. underlying the restricted stock units have been granted to date. We have granted under the stock plan certain options as incentive stock options to the maximum extent permitted by applicable law and the remainder as non-incentive stock options. The options are generally granted as follows: 50% vest and become exercisable over the passage of time, which we refer to as "time options", assuming the optionee continues to be employed by us, and 50% vest and become exercisable over time based upon the achievement of certain performance targets, which we refer to as "performance options."

        Exercise Price.    The exercise price of the options is the fair market value of the shares underlying the options on the date of the grant of the option, unless otherwise specified for particular options.

        Vesting of Time Options.    Time options granted in 2004 generally become exercisable by the holder of the option in installments of 20% on each of the first five anniversaries of the "initial vesting date" which is generally defined as the grant date. Time options granted prior to 2004 vest as follows: 10% in year one, 10% in year two, 25% in year three, 25% in year four and 30% in year five.

        Vesting of Performance Options.    Performance options generally become exercisable as to 100% of the options on the eighth anniversary of the grant date; however, they will become earlier exercisable as to 20% of the total performance options on December 31 of each fiscal year of Rockwood Holdings beginning with the 2004 fiscal year upon the completion of the audit for the then ending period, subject to certain employment restrictions, to the extent that Rockwood Holdings, or a division of Rockwood Holdings, as applicable, achieves certain performance targets. Certain option holders have "company-wide performance targets," which targets are based on the achievement by Rockwood Holdings of certain implied equity values. Other option holders have "divisional performance targets," which targets are based on a particular division's achievement of annual or cumulative EBITDA. In the event that performance targets are not achieved in any given fiscal year but the cumulative targets are achieved in a subsequent year, the performance option will become exercisable as to the previously unexercisable percentage of the performance options from the missed years, as well as with respect to the percentage of the performance options in respect of the fiscal year in which the performance targets are achieved. Options generally are not exercisable as to any shares following the termination of an optionee's employment with us or our subsidiaries.

        Effect of Change in Control of Rockwood Holdings.    In addition, upon the occurrence of a change in control of Rockwood Holdings, as defined in the stock plan, the exercisability of the time options will automatically accelerate with respect to 100% of the shares of common stock of Rockwood Holdings subject to the time options. Immediately prior to a change of control, a ratable portion of unvested performance options will automatically vest if the board of directors makes a good faith determination that the applicable performance target(s) would have been met for the year in which the change of control occurs, but for the change of control. The board of directors, in its discretion, may further determine to accelerate the vesting of all performance options.

        Miscellaneous.    The options will only be transferable by will or pursuant to applicable laws of descent and distribution upon the death of the optionee. The stock plan may be amended or terminated by Rockwood Holdings' board of directors at any time.

        Management Equity Programs.    In connection with the KKR acquisition, we implemented a management equity program, which we refer to as the 2001 management equity program, under which certain members of our senior management and certain other employees. including our executive officers, were given the opportunity to purchase shares of common stock of Rockwood Holdings, and were entitled to receive options to purchase additional shares of common stock of Rockwood Holdings, depending upon the initial number of shares each employee purchased. In connection with the 2001 management equity program, 401,103 shares were purchased and options to purchase 1,787,933 shares were granted net of subsequent redemptions and forfeitures, each at the same price per share paid by affiliates of KKR.

        In connection with the Dynamit Nobel acquisition, we implemented a new management equity program, which we refer to as the 2004 management equity program, under which members of our management and certain other employees, including our executive officers, in the United States, Germany and other countries were given the opportunity to purchase shares of Rockwood Holdings, Inc., our ultimate parent company's, common stock and were entitled to receive options to purchase additional shares of Rockwood Holdings' common stock, depending upon the initial number of shares each employee purchased. In connection with the 2004 management equity program, 477,428 shares were purchased and options to purchase 2,091,852 shares were granted, each at the same price per share paid by affiliates of KKR and DLJMB.

        As a result of the 2001 management equity program and the 2004 management equity program, members of our management and certain other employees currently hold approximately 6.1% of the outstanding shares of common stock of Rockwood Holdings, on a fully-diluted basis.

        Pursuant to the 2001 management equity program, we made loans to ten employees including Mr. Zatta and Mr. Riordan in order to assist them in purchasing, in whole or in part, their shares of common stock of Rockwood Holdings. The loans are repayable on the earliest to occur of (i) the fifth anniversary of the date the employee purchases his or her shares of common stock of Rockwood Holdings, (ii) certain terminations of employment or (iii) the receipt by the employee of any proceeds from the sale or other disposition of his or her shares of common stock of Rockwood Holdings. We have full recourse against the employees and all of their assets for repayment of the principal of or interest on the loans. The loans are secured by all of an employee's shares of common stock of Rockwood Holdings, including any shares of common stock of Rockwood Holdings obtained upon exercise of any stock options held by the employee. As of June 30, 2005, we had approximately $0.7 million in outstanding loans made to employees.

        The shares of common stock of Rockwood Holdings purchased by the employees, the options granted to the employees and the shares of common stock of Rockwood Holdings an employee may receive upon exercise of an option under both the 2001 management equity program and 2004 management equity program, are subject to transfer restrictions until the fifth anniversary of the date the employees originally purchased their shares of common stock of Rockwood Holdings, and are also subject to Rockwood Holdings' right, prior to such fifth anniversary, to repurchase the shares of common stock of Rockwood Holdings and vested options upon termination of an employee's employment. See "Related Party Transactions—Agreements with KKR, DLJMB and/or Management—2001 Management Stockholder's Agreements," and "Related Party Transactions—Agreements with KKR, DLJMB and/or Management—2004 Management Stockholder's Agreements."

Limitations on Liability and Indemnification of Officers and Directors

        Delaware General Corporation Law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors' fiduciary duties. Our amended and restated certificate of incorporation provides that no director shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director.

        Our bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by Delaware General Corporation Law. We are also expressly authorized to advance certain expenses (including attorneys' fees and disbursements and court costs) and carry directors' and officers' insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers. There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

        In addition, Rockwood Holdings' provides indemnification to certain of its officers who are affiliated with KKR and DLJMB under the management services agreement. See "Related Party Transactions—Agreements with KKR, DLJMB and/or Management—Management Services Agreement with KKR and DLJ Merchant Banking III, Inc."

PRINCIPAL STOCKHOLDERS

        Rockwood Holdings owns 100% of the issued and outstanding shares of common stock of Rockwood Specialties Consolidated, Inc., which owns 100% of the issued and outstanding shares of common stock of Rockwood Specialties International, Inc., which owns 100% of our issued and outstanding shares of our common stock. The following table sets forth information as of August 31, 2005 with respect to the beneficial ownership of the common stock of Rockwood Holdings by:

  •
  each person who is known by us to beneficially own more than 5% of the common stock of Rockwood Holdings;

  •
  each of the directors and executive officers of Rockwood Holdings and our named executive officers; and

  •
  all directors and executive officers of Rockwood Holdings and us as a group.

        Unless otherwise indicated, the address of each person named in the table below is c/o Rockwood Specialties Group, Inc., 100 Overlook Center, Princeton, NJ 08540.

Name and Address of Beneficial Owner	Beneficial Ownership of Common Stock of Rockwood Holdings(1)	Percentage of Common Stock of Rockwood Holdings
KKR(2)	38,533,536	51.5%
DLJMB(3)	10,909,384	14.8%
Caxton Associates, LLC(7)	3,961,562	5.6%
Seifi Ghasemi(4)	512,002	*
Robert J. Zatta(5)	111,332	*
Thomas J. Riordan(6)	154,014	*
Brian F. Carroll(2)	38,533,536	51.5%
Todd A. Fisher(2)	38,533,536	51.5%
Edward A. Gilhuly(2)	38,533,536	51.5%
Perry Golkin(2)	38,533,536	51.5%
Douglas L. Maine	5,000	*
Alex Morey(3)	—	—
Susan Schnabel(3)	—	—
Fredrik Sjödin(2)	38,533,536	51.5%
All directors and executive officers of Rockwood Holdings and us as a group (10 persons)	39,315,884	52.2%

*
Less than 1%.

(1)
The amounts and percentages of Rockwood Holdings common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of such securities as to which such person has an economic interest.

(2)
KKR affiliates currently beneficially own 38,533,536 shares of Rockwood Holdings' common stock as follows:

•
5,404,211 shares are beneficially owned by KKR Millennium Fund L.P., for which KKR Associates Millennium L.P. is the general partner, and for which KKR Millennium GP LLC is the general partner of that limited partnership and exercises sole voting and investment power with respect to such shares; 958,315 of the 5,404,211 shares of Rockwood Holdings' stock shown as beneficially owned by KKR Millennium Fund L.P. reflect shares of common stock issuable upon exercise of warrants issued in connection with the July 2003 debt refinancing;

•
19,138,916 shares are beneficially owned by KKR 1996 Fund L.P., for which KKR Associates 1996 L.P. is the general partner, and for which KKR 1996 GP LLC is the general partner of that limited partnership and exercises sole voting and investment power with respect to such shares;

•
164,282 shares are beneficially owned by KKR Partners II, L.P., for which KKR Associates (Strata) L.P. is the general partner, and for which Strata L.L.C. is the general partner of that limited partnership and exercises sole voting and investment power with respect to such shares;

•
398,727 shares are beneficially owned by KKR Partners III, L.P. (Series F), for which KKR GP III LLC is the general partner and exercises sole voting and investment power with respect to such shares;

•
13,337,689 shares are beneficially owned by KKR European Fund, Limited Partnership, for which KKR Associates Europe, Limited Partnership is the general partner, and for which KKR Europe Limited is the general partner of that limited partnership and exercises sole voting and investment power with respect to such shares; and

•
89,711 shares are beneficially owned by Aurora Investments II, LLC for which the managing members are Messrs. Henry R. Kravis and George R. Roberts.

In addition, KKR affiliates may be deemed by virtue of their rights under the stockholders' agreement entered into with us and DLJMB, to share investment power with respect to the shares held by DLJMB but disclaim beneficial ownership of such shares.

Messrs. Henry R. Kravis, George R. Roberts, Paul E. Raether, Michael W. Michelson, James H. Greene, Jr., Perry Golkin, Scott M. Stuart, Edward A. Gilhuly, Johannes P. Huth, Todd A. Fisher and Alexander Navab, as members of KKR Millennium GP LLC, KKR 1996 GP LLC and KKR Europe Limited, and Marc S. Lipschultz and Jacques Garaialde, as members of KKR Millennium GP LLC and KKR Europe Limited, may be deemed to share beneficial ownership of the shares controlled by these entities, but disclaim such beneficial ownership. Messrs. Brian F. Carroll and Fredrik Sjödin are our directors and executives of KKR, and as such may be deemed to share beneficial ownership of any shares beneficially owned by KKR, but disclaim such beneficial ownership. The address of KKR Millennium GP LLC, KKR 1996 GP LLC, KKR GP III LLC, KKR Europe Limited and each individual listed above is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, New York, New York 10019.

(3)
DLJMB currently beneficially own 10,909,384 shares of Rockwood Holdings' common stock as follows: (a) 8,642,630 shares are beneficially owned by DLJ Merchant Banking Partners III, L.P.; (b) 152,680 shares are beneficially owned by DLJ Offshore Partners III-1, C.V.; (c) 108,768 shares are beneficially owned by DLJ Offshore Partners III-2, C.V.; (d) 594,942 shares are beneficially owned by DLJ Offshore Partners III, C.V.; (e) 72,147 shares are beneficially owned by DLJMB PartnersIII GmbH & Co. KG; (f) 49,079 shares are beneficially owned by Millennium Partners II, L.P.; and (g) 1,289,138 shares are beneficially owned by MBP III Plan Investors, L.P., all of which form a part of Credit Suisse First Boston's Alternative Capital Division. The address for each of the foregoing is 11 Madison Avenue, New York, New York, 10010, except that the address of DLJ

  Offshore Partners III-1, DLJ Offshore Partners III-2 and DLJ Offshore Partners III, C.V. is John B. Gosiraweg 14, Willemstad, Curacao, Netherlands Antilles. Alex Morey and Susan Schnabel are directors of Rockwood Holdings and are employees of Credit Suisse First Boston's Alternative Capital Division, of which DLJMB is a part. Alex Morey and Susan Schnabel do not have sole or shared voting or dispositive power over shares held by DLJMB and therefore do not have beneficial ownership of such shares.

(4)
Shares of Rockwood Holdings' common stock shown as beneficially owned by Mr. Ghasemi include 349,100 shares underlying exercisable stock options held by him and 162,902 shares purchased by him. Excludes 68,452 vested restricted stock units held by Mr. Ghasemi. See "Management—Employment and Other Agreements—Agreements with Seifi Ghasemi."

(5)
Shares of Rockwood Holdings' common stock shown as beneficially owned by Mr. Zatta include 67,766 shares underlying exercisable stock options held by him, and 43,566 shares purchased by him.

(6)
Shares of Rockwood Holdings' common stock shown as beneficially owned by Mr. Riordan include 102,676 shares underlying exercisable stock options held by him, and 51,338 shares purchased by him.

(7)
Pursuant to a Schedule 13G filed on August 23, 2005, Caxton Associates, LLC and its affiliates currently beneficially own 3,961,562 shares of Rockwood Holdings' common stock as follows:

  •
  1,739,091 shares are beneficially owned by Caxton International Limited;

  •
  229,596 shares are beneficially owned by Caxton Equity Growth LLC;

  •
  727,241 shares are beneficially owned by Caxton Equity Growth (BVI) Ltd.; and

  •
  1,265,634 shares are beneficially owned by Caxton Alpha Equity Holdings LP

  Caxton Associates, L.L.C. is the trading advisor to Caxton International Limited and Caxton Equity Growth (BVI) Ltd., the manager of Caxton Equity Growth LLC, and the general partner of Caxton Alpha Equity Holdings LP and as such, has voting and dispositive power with respect to the investments of the Caxton accounts. The address for each of Caxton International Limited and Caxton Equity Growth (BVI) Ltd. is c/o Price Management Limited, Mechanics Building, 12 Church Street, Hamilton HM11, Bermuda. The address for each of Caxton Equity Growth LLC, Caxton Alpha Equity Holdings LP and Caxton Associates, LLC is Princeton Plaza, Building 2, 731 Alexander Road, Princeton, New Jersey 08540.

  Mr. Bruce Kovner, as Chairman of Caxton Associates, L.L.C. and the sole shareholder of Caxton Corporation, the manager and majority owner of Caxton Associates, L.L.C., may also be deemed to be beneficial owner of 3,961,562 shares of Rockwood Holdings' common stock. Mr. Kovner's business address is 500 Park Avenue, New York, NY 10022.

RELATED PARTY TRANSACTIONS

Agreements with KKR, DLJMB and/or Management

  2001 Management Stockholder's Agreements

        Rockwood Holdings entered into management stockholder's agreements, generally dated as of February 2, 2001, with certain members of its management that purchased shares of its common stock under the 2001 management equity program. The following summary of the terms of those agreements should be read together with the information described under "Management—Stock Purchase and Option Plan."

        Restrictions on Transfers.    The management stockholder's agreements impose significant restrictions on transfers of shares of common stock. Pursuant to the management stockholder's agreements, except for certain permitted non-public transfers, sales of shares of common stock pursuant to an effective registration statement under the Securities Act (not including registration statements on Form S-8) and transfers made pursuant to the sale participation agreement (described below), the shares of common stock generally will be non-transferable by any means at any time prior to the fifth anniversary of the investment date.

        Rockwood Holdings' Obligation to Repurchase Stock and Options of the Stockholder.    If, prior to the fifth anniversary of the management stockholder's agreement, the stockholder's employment is terminated as a result of the death or permanent disability of the stockholder, then the stockholder will have the right, for a period of 60 days following 181 days after the date of death or permanent disability, to require Rockwood Holdings to purchase all of the shares of common stock then held by such stockholder at a per share price equal to the fair market value per share. In the event the stockholder exercises this right, Rockwood Holdings will also be required to purchase all of the outstanding exercisable options held by the stockholder for an amount equal to the product of (x) the excess, if any, of the fair market value per share over the exercise price of the option and (y) the number of exercisable options.

        Rockwood Holdings' Right to Repurchase Stock and Options of the Stockholder.    If, prior to the fifth anniversary of the management stockholder's agreement, the stockholder's employment is terminated by Rockwood Holdings or any of its subsidiaries for "cause" (as such term is defined in the agreement) or the management stockholder effects an impermissible transfer of the shares of common stock, then Rockwood Holdings will have the right to repurchase shares of common stock held by the stockholder at a per share price equal to the lesser of the purchase price the stockholder paid for the share and the fair market value per share, and all options (whether then exercisable or not) held by the stockholder will terminate without any payment. If, prior to the fifth anniversary of the management stockholder's agreement, the stockholder's employment is terminated with or without "good reason" (as such term is defined in the agreement) by the management stockholder or by his death or permanent disability or without "cause" by Rockwood Holdings or any of its subsidiaries, then Rockwood Holdings will have the right to repurchase shares of common stock held by the stockholder at a per share purchase price equal to the fair market value per share. In the event Rockwood Holdings exercises this right, Rockwood Holdings will also purchase all of the outstanding exercisable options held by the stockholder for an amount equal to the product of the excess, if any, of the fair market value per share over the option exercise price and the number of exercisable options. In the event such amount is zero or a negative number, all such outstanding exercisable options will be automatically terminated without any payment.

        "Piggyback" Registration Rights.    Until the later of (i) one year after the occurrence of a (a) registered public offering relating to sales of Rockwood Holding's common stock by affiliates of KKR or (b) a "qualified public offering," and (ii) the sixth anniversary of the date the management stockholder entered into the management stockholder's agreement, the management stockholder agrees to be bound by the registration rights agreement (described below), and in the event of a proposed registered sale of Rockwood Holdings' common stock by affiliates of KKR, the management stockholder is entitled to register in the proposed sale the maximum number of shares of common stock held by him or acquired under exercisable options, which number is proportional to the number of shares being sold by affiliates of KKR in relation to the number of shares then owned by affiliates of KKR.

  2004 Management Stockholder's Agreements

        Rockwood Holdings entered into management stockholder's agreements with members of its management and certain other employees that purchased shares of its common stock under the 2004 management equity program. The terms of the 2004 management stockholder's agreements are substantially the same as those of the 2001 management stockholder's agreements described above.

  2001 Sale Participation Agreements

        Affiliates of KKR entered into a sale participation agreement, dated February 2, 2001, with each member of our management who purchased shares of common stock of Rockwood Holdings under the 2001 management stockholder's agreement.

        Tag-Along Rights.    The sale participation agreement grants to the stockholders the right to participate in any sale for cash or other consideration (other than a registered public offering or a sale to another affiliate of KKR) of shares of common stock of Rockwood Holdings by affiliates of KKR occurring prior to the fifth anniversary of the first registered public offering of Rockwood Holdings' common stock. The stockholder will be able to sell the maximum number of shares of common stock of Rockwood Holdings then held by such stockholder or acquired under exercisable options, which is proportional to the number of shares being sold by affiliates of KKR in relation to the number of shares then owned by affiliates of KKR.

        Drag-Along Rights.    If affiliates of KKR receive an offer from a third party to purchase at least a majority of the shares of common stock then owned by affiliates of KKR prior to the fifth anniversary of the first registered public offering of Rockwood Holdings' common stock, the stockholder may be required, if so requested by affiliates of KKR, to sell in such transaction on the same terms and conditions as to be paid and given to affiliates of KKR, up to the same number of shares of common stock that the stockholder would be able to sell pursuant to the preceding paragraph.

  2004 Sale Participation Agreements

        Affiliates of KKR entered into sale participation agreements with other members of our management who purchased shares of common stock of Rockwood Holdings under the 2004 management equity program. The terms of the 2004 sale participation agreements are substantially the same as those of the 2001 sale participation agreements described above.

  Restricted Stock Units

        Rockwood Holdings entered into a restricted stock unit award agreement with our chairman and chief executive officer, effective November 2001, pursuant to which he received a grant of 68,452 restricted stock units which vested in equal quarterly installments over a three-year-period. The restricted stock units are payable in shares of our common stock issuable upon the later to occur of (i) the date the shares of common stock underlying the restricted stock units can be sold in the public market without restriction on transfer and (ii) the termination of his employment. Pursuant to the agreement, if a cash dividend is paid on the outstanding shares of our common stock, he will receive, at the time he becomes entitled to receive the shares of our common stock underlying the restricted stock units, an additional number of shares of our common stock equal to the quotient of (a) the product of the amount of the dividend paid with respect to one share of our common stock multiplied by the number of vested restricted stock units then held by him (plus any number of shares of our common stock previously calculated in respect of any other cash dividend) divided by (b) the fair value per share of our common stock at the time the dividend is paid. The number of shares of our common stock issuable is subject to adjustment in the event of a stock dividend, split, combination, recapitalization, change of control or other similar event.

  Registration Rights Agreement

        Rockwood Holdings is a party to a registration rights agreement, dated November 20, 2000, as amended as of July 23, 2003, with certain of its stockholders, including affiliates of KKR, DLJMB, stockholders party to the investors' rights agreement described below and members of management and certain other employees who are parties to the management stockholder's agreements described above. Pursuant to the registration rights agreement, if Rockwood Holdings proposes to register shares of its common stock for sale under the Securities Act, the other parties to the registration rights agreement are entitled to request that Rockwood Holdings include their shares in such sale. In addition, following the initial public offering of common stock of Rockwood Holdings, affiliates of KKR and DLJMB (that own a specified number of shares of common stock of Rockwood Holdings) are entitled to make requests that Rockwood Holdings affect the registration under the Securities Act of all or a portion of their shares of common stock.

  Pledge Agreements

        In connection with our 2001 management equity program, our subsidiary, Rockwood Specialties Inc. made loans to certain members of our management, including two of our executive officers, in order to assist them in purchasing, in whole or in part, their shares of Rockwood Holdings' common stock, and in connection with the making of such loans, each such member of our management entered into a pledge agreement. Pursuant to this agreement, each such member of our management pledged all of his shares of Rockwood Holdings' common stock, including shares received upon exercise of any stock options that may be issued to him by Rockwood Holdings, as collateral security for the loan.

        These loans accrue interest at the applicable federal rate at the time of investment, and are repayable upon the earliest to occur of (1) the fifth anniversary of the date the shares of Rockwood Holdings' common stock was purchased, (2) certain terminations of employment and (3) the receipt by the borrower of any proceeds from the sale or other disposition of his shares of Rockwood Holdings' common stock. At September 30, 2005, the outstanding principal balance of the loans amounted to $0.7 million. These loans have not been materially modified since July 30, 2002. Rockwood Specialties has full recourse against these two executive officers and all of their assets for repayment of the principal of or interest on these loans. Through August 31, 2005, all current members of management were current in their payments of principal and interest. See "Principal Stockholders" and "Management—Stock Purchase and Option Plan."

  Investors' Rights Agreement

        In connection with the KKR acquisition, Rockwood Holdings entered into an investors' rights agreement, dated November 20, 2000, with Merrill Lynch Capital Corporation and affiliates of KKR. Pursuant to this agreement, Rockwood Holdings issued 30,273 shares of its common stock to Merrill Lynch Capital Corporation for a purchase price of $1.00 per share (as adjusted to reflect the 100-for-1 reverse stock split effective January 30, 2001; 1,036,114 shares as a result of the stock split effected on July 18, 2005), in consideration for making the pay-in-kind loans to Rockwood Specialties Consolidated, Inc. In connection with the assignment of $70.0 million of the pay-in-kind loans to Allianz Lebensversicherungs—AG, Stuttgart and the replacement of such loans for pay-in-kind notes, the agreement was amended as of February 7, 2001 to provide for the transfer of certain shares of Rockwood Holdings' common stock by Merrill Lynch to Allianz. In addition, in connection with the assignment of the remaining $30.0 million of the pay-in-kind loans to SPCP Group, L.L.C., an affiliate of Silver Point Capital LP, the agreement was further amended as of January 14, 2005 to provide for the transfer of remaining shares of Rockwood Holdings' common stock held by Merrill Lynch to SPCP Group, L.L.C.

        Tag-Along and Drag-Along Rights.    If affiliates of KKR sell shares of common stock representing more than 40% of the number of shares originally purchased by them to any third party, then the investors have customary rights to participate in the sale on a pro rata basis with affiliates of KKR. In addition, if affiliates of KKR propose to transfer more than 50% of the number of shares originally purchased by them to any third party, affiliates of KKR may require that such investors transfer their shares on the same terms.

        Registration Rights.    Each investor agrees to be bound by the registration rights agreement dated November 20, 2000, as amended, and is entitled to all of the rights and privileges of the registration rights agreement as if such investor were an original holder of shares of common stock under the registration rights agreement.

  Stockholders' Agreement with Affiliates of KKR and DLJMB

        In connection with the Dynamit Nobel acquisition, Rockwood Holdings, affiliates of KKR and DLJMB entered into a stockholders' agreement, dated as of July 29, 2004.

        Board Representation.    The stockholders' agreement provides that the board of directors of Rockwood Holdings will initially consist of eight directors, five of whom will be designated by affiliates of KKR, two of whom will be designated by DLJMB and one of whom will be the Chief Executive Officer of Rockwood Holdings. At such time that DLJMB ceases to own at least 10% of the outstanding common stock of Rockwood Holdings, DLJMB will cease to have the right to designate directors to the board of directors of Rockwood Holdings. In connection with an initial public offering of the common stock of Rockwood Holdings, the board of directors of Rockwood Holdings may be reconstituted, subject to compliance with applicable law and the listing rules of the applicable securities exchange; provided that, DLJMB will be entitled to designate one director to the board of directors for so long as they continue to own at least 10% of the outstanding common stock of Rockwood Holdings after giving effect to the initial public offering.

        Restrictions on Transfers.    Prior to the fifth anniversary of the Dynamit Nobel acquisition, DLJMB may not generally transfer shares of Rockwood Holdings' common stock, other than to certain permitted transferees, pursuant to a registered sale or pursuant to tag-along and drag-along rights described below. Following the fifth anniversary of the Dynamit Nobel acquisition, DLJMB may transfer their shares subject to tag-along and drag-along rights described below and, if prior to the consummation of an initial public offering of Rockwood Holdings' common stock, subject to KKR's right of first offer. Affiliates of KKR may transfer their shares by any means at any time, subject to DLJMB's tag-along rights.

        Right of First Offer; Tag-Along Rights; Drag-Along Rights.    If at any time affiliates of KKR and any other holder of shares of common stock of Rockwood Holdings receive a bona fide offer from any third party to purchase at least a majority of the outstanding common stock of Rockwood Holdings and such offer is accepted, then DLJMB will, if required by affiliates of KKR, transfer to such third-party on the terms of the accepted offer such number of shares of common stock held by them as is proportional to the number of shares being sold by affiliates of KKR and other holders in relation to the number of shares then owned by them.

        Registration Rights.    Each stockholder party to the agreement agrees to be bound by the registration rights agreement dated November 20, 2000, as amended. DLJMB is entitled to make up to three separate written requests that Rockwood Holdings effect the registration under the Securities Act of all or some of their shares of common stock pursuant to the terms of the registration rights agreement; provided, however, DLJMB may not make any such request until the earlier of (i) the termination of any applicable "lock-up" period and the end of any period during which dealers must deliver a prospectus in connection with the sale of any shares of Rockwood Holdings' common stock by any affiliates of KKR pursuant to the exercise of its second demand registration right and (ii) the sixth anniversary of the closing of the Dynamit Nobel acquisition if no affiliate of KKR has exercised its demand registration right to date. Affiliates of KKR are entitled to make an unlimited number of requests that we affect the registration under the Securities Act of their shares of common stock.

  Stock Subscription Agreement

        In connection with the Dynamit Nobel acquisition, Rockwood Holdings, affiliates of KKR and DLJMB entered into a stock subscription agreement, dated as of July 29, 2004, pursuant to which Rockwood Holdings issued 18,182,312 shares of its common stock to affiliates of KKR and 10,909,384 shares of its common stock to DLJMB for a purchase price of $14.61 per share. This agreement terminated upon the closing of the Dynamit Nobel acquisition.

  Management Services Agreement with KKR and DLJ Merchant Banking III, Inc.

        In connection with the Dynamit Nobel acquisition, Rockwood Holdings has entered into a management services agreement, dated as of July 29, 2004, with KKR and DLJ Merchant Banking III. Under the agreement, KKR and DLJ Merchant Banking III have agreed to provide certain management, business strategy, consulting and financial services to Rockwood Holdings and its subsidiaries. These services include (i) advice regarding the structure, distribution, and timing of debt and equity offerings, (ii) advice regarding our business strategy, (iii) advice regarding dispositions and/or acquisitions and (iv) other services of the type customarily performed by KKR and DLJ Merchant Banking III.

        The aggregate annual fee under the management services agreement is $2.0 million, which amount will be increased by 5% each year and is payable quarterly to KKR and DLJ Merchant Banking III, Inc. on a pro rata basis based on their respective percentage equity interest in Holdings. This annual fee is paid by our U.S. subsidiaries. Under the agreement, Rockwood Holdings paid a transaction fee of $21.0 million to KKR and $9.0 million to DLJ Merchant Banking III (or an aggregate fee of $30.0 million) in connection with the closing of the Dynamit Nobel acquisition. Holdings also agrees to indemnify and hold each of KKR and DLJ Merchant Banking III and their respective partners, executives, officers, directors, employees, agents, controlling persons and affiliates harmless from and against any losses and/or liabilities relating to or arising out of the services contemplated by the agreement or the retention of KKR and DLJ Merchant Banking III pursuant to, and such entities' or their affiliates' performance of the services contemplated by, the agreement. In connection with the initial public offering of the common stock of Rockwood Holdings, the affiliates of KKR and DLJMB have terminated the management services agreement effective upon the closing of the offering for an aggregate consideration of $10.0 million. Certain provisions in the management services agreement, including the indemnification provisions, will survive such termination.

  Senior Discount Notes

        For a description of the senior discount notes issued by Rockwood Specialties International, Inc. and held by an affiliate of KKR, see "Description of Certain Other Indebtedness—Rockwood Specialties International, Inc. Senior Discount Notes." The senior discount notes were redeemed using $89.2 million of the proceeds from the IPO of Rockwood Holdings.

  Redeemable Convertible Preferred Stock and Warrants

        In connection with the July 2003 debt refinancing, Rockwood Holdings, our ultimate parent company, issued $25.0 million of its redeemable convertible preferred stock to an affiliate of KKR. The redeemable convertible preferred stock accrued dividends at 15% per year. The dividends accumulated and compounded semi-annually whether or not the Company had earnings or profits, whether or not there were funds legally available for payment of such dividends and whether or not dividends were declared. The redeemable convertible preferred stock was redeemable by Rockwood Holdings at its option at any time. The redeemable convertible preferred stock was also convertible into Rockwood Holdings' common stock, at the option of the holder, on or after an initial public offering of common stock of Rockwood Holdings at a conversion price equal to the then current market price, subject to adjustment. On August 22, 2005, Rockwood Holdings redeemed all outstanding shares of the redeemable convertible preferred stock (including a redemption premium and accumulated and unpaid dividends) with $38.5 million of the proceeds of Rockwood Holdings' initial public offering.

        Warrants.    In addition, in connection with the issuance of redeemable convertible preferred stock, Rockwood Holdings issued to an affiliate of KKR warrants, exercisable at any time at a specified exercise price, to purchase 958,315 additional shares of common stock of Rockwood Holdings. The warrants expire July 23, 2013.

  Stockholders' Agreement with Management of Groupe Novasep SAS

        In connection with the combination of the three business lines of our Custom Synthesis segment with Groupe Novasep SAS, we, our subsidiary Knight Specialite Synthese SAS (which is now renamed Groupe Novasep, but which we refer to below as Knight), and certain members of management of Groupe Novasep SAS entered into a stockholders' agreement, dated as of December 31, 2004.

        Exchange Rights; Call Rights.    The Groupe Novasep SAS management stockholders have the right to convert their shares of common stock of Knight into shares of our common stock in the event of a "change of control" (as defined in the agreement) of Knight pursuant to a formula specified in the agreement which is based on the respective values of Knight's common stock and Holdings' common stock. In the event a Groupe Novasep SAS management stockholder does not exchange his or her shares upon a change of control, Knight has a right to buy such management stockholder's shares. In addition, following the occurrence of certain events such as death, disability or termination of the Groupe Novasep SAS manager's employment, subject to the call right described below, each manager has a right to convert his shares of common stock of Knight into shares of Holdings' common stock pursuant to a formula specified in the agreement.

        Company Call Right.    Rockwood Holdings has the right to purchase Groupe Novasep SAS management stockholders' shares of common stock of Knight prior to December 31, 2008 in certain circumstances such as death, permanent disability or termination of managers' employment at purchase prices specified in the agreement.

        Registration Rights.    Following December 31, 2007 and prior to either (1) an initial public offering by Knight or (2) the date on which Holdings ceases to hold a majority of shares of common stock of Knight, Roger-Marc Nicoud has the right to cause Knight to effect an initial public offering of shares of common stock of Knight if the intended listing price for shares of common stock of Knight would imply a value of Knight that is 2.75 times the "value per share" (as defined in this agreement) of Knight common stock. Each Groupe Novasep SAS manager also has piggyback registration rights under the terms and conditions of the registration rights agreement with respect to any of Holdings' shares he acquires pursuant to the agreement.

Relationship with DLJMB and Credit Suisse First Boston LLC

        Credit Suisse First Boston LLC was an initial purchaser of our 2014 notes and a representative of the underwriters in our parent company's initial public offering of common stock and received customary commissions in connection therewith. Affiliates of Credit Suisse First Boston LLC also are lenders, arrangers and agents under our senior secured credit facilities and receive fees customary for performing these services and interest on the loans.

        DLJMB, which is comprised of funds that are affiliates of Credit Suisse First Boston LLC, currently owns approximately 10,909,384 shares of common stock (approximately 13.9% of the common stock on a fully diluted basis) of our ultimate parent. Currently, two members of the board of directors, namely Susan Schnabel and Alex Morey, are affiliated with, or work for, affiliates of Credit Suisse First Boston LLC. Susan Schnabel is Managing Director, Co-Head of European Leveraged Private Equity, and Alex Morey is responsible for CSFB's European private equity fund investment activities. As a consequence of the IPO, DLJMB has the right to designate one member of Rockwood Holdings' board of directors so long as it owns at least 10% of the outstanding common stock.

DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

Senior Secured Credit Facilities

        In connection with the acquisition financings, Rockwood Specialties Limited and Rockwood Specialties International, Inc. and us entered into a senior secured credit agreement, which was amended as of October 8, 2004 and as of December 10, 2004, with Credit Suisse First Boston, acting through its Cayman Islands Branch, as Administrative Agent and as Collateral Agent, UBS Securities LLC and Goldman Sachs Credit Partners L.P. as Co-Syndication Agents and certain other lenders. The senior secured credit facilities were arranged by Credit Suisse First Boston, acting through its Cayman Islands Branch, UBS Securities LLC and Goldman Sachs Credit Partners L.P. The following summary of the material terms of the senior secured credit facilities, as amended, is generalized and not complete.

  Structure

        The senior secured credit facilities at June 30, 2005 consist of:

  •
  senior secured tranche A-1 term loans in an aggregate principal amount of €39.1 million (or $47.4 million) borrowed by us in euros;

  •
  senior secured tranche A-2 term loans in an aggregate principal amount of €170.4 million ($206.3 million) borrowed by Rockwood Specialties Limited in euros;

  •
  senior secured tranche C term loans in an aggregate principal amount of €274.8 million ($332.7 million) borrowed by us in euros;

  •
  senior secured tranche D term loans in an aggregate principal amount of $1,145.0 million borrowed by us in U.S. dollars; and

  •
  a senior secured revolving credit facility in an aggregate principal amount of $250.0 million made available to us and Rockwood Specialties Limited in U.S. dollars, euros and/or pounds sterling. A portion of the revolving credit facility is available in the form of letters of credit and swingline loans.

        The dollar equivalents of the borrowings denominated in euros are based on the exchange rate on June 30, 2005. We may, under certain circumstances and subject to receipt of additional commitments from existing lenders or other eligible institutions, request that the tranche D term loans and/or the revolving credit commitments be increased by an aggregate amount of up to $250.0 million.

  Availability

        The full amount of the tranche A-1 term loans, €128.5 million of the tranche A-2 term loans and €222.1 million of the tranche C term loans were drawn in a single drawing on the closing of the Dynamit Nobel acquisition. The remaining €41.9 million of the tranche A-2 term loans were drawn in a single drawing on September 27, 2004 in connection with the acquisition of the pigments and dispersions business of Johnson Matthey Plc. and the remaining €52.7 million of the tranche C term loans were drawn pursuant to the first amendment to the senior secured credit facilities on October 8, 2004. The aggregate principal amount of the tranche D term loans were drawn on December 10, 2004 pursuant to the second amendment to the senior secured credit facilities. Amounts borrowed under the term loan facilities that are repaid or prepaid may not be reborrowed. Loans and letters of credit under the revolving credit facility have been available from the consummation of the Dynamit Nobel acquisition and will be available at any time prior to the maturity of the revolving credit facility. Amounts repaid under the revolving credit facility may be reborrowed.

  Interest and Fees

        The interest rates per year under the revolving credit facility and the tranche A-1 and A-2 term loan facilities are, at our option, Adjusted LIBOR plus 2.50% or ABR plus 1.25%. The interest rate per year under the tranche C term loan facility is Adjusted LIBOR plus 3.00%. The interest rate under the tranche D term loan facility is, at our option, Adjusted LIBOR plus 2.25% or ABR plus 1.00%. In each case, the interest rates per year (other than under the tranche C term loan facility) are subject to step-downs determined by reference to a performance test. Adjusted LIBOR is the London inter-bank offered rate, adjusted for statutory reserves. ABR is the alternate base rate, which is the higher of Credit Suisse First Boston's prime rate and the federal funds effective rate plus 1/2 of 1%.

        We may elect interest periods of one, two, three or six months (or in the case of revolving credit loans, nine or twelve months, to the extent available from all lenders under the revolving credit facility) for Adjusted LIBOR borrowings. The calculation of interest will be on the basis of actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the prime rate) and interest will be payable quarterly in the case of ABR loans and at the end of each interest period and, in any event, at least every three months, in the case of Adjusted LIBOR borrowings.

        The senior secured credit facilities require payment of customary commitment, letter of credit and other fees.

  Guarantees; Security

        Guarantees.    Our and Rockwood Specialties Limited's obligations under the senior secured credit facilities and any interest rate, foreign exchange or other hedging agreements entered into with any lender under the senior secured credit facilities (or any affiliate thereof) will be guaranteed by Rockwood Specialties International and our existing and subsequently acquired or organized direct or indirect domestic subsidiaries, subject to certain exceptions. In addition, the obligations of Rockwood Specialties Limited under the senior secured credit facilities and any interest rate, foreign exchange or other hedging agreements entered into with any lender under the senior secured credit facilities (or any affiliate thereof) will be guaranteed by us and each of our existing and subsequently acquired or organized direct or indirect foreign subsidiaries other than subsidiaries which became subsidiaries on the consummation of the Dynamit Nobel acquisition, subject to certain exceptions.

        Security.    Our and Rockwood Specialties Limited obligations under the senior secured credit facilities, any interest rate, foreign exchange or other hedging agreements entered into with any lender under the senior secured credit facilities (or any affiliate thereof) and the guarantees of the borrowings under the senior secured credit facilities are secured by, subject to certain exceptions, first-priority security interests in the following:

  •
  substantially all of our tangible and intangible assets (including, but not limited to, accounts receivable, inventory, contract rights, trademarks, trade names, patents, equipment, real property and proceeds of the foregoing) and our existing or subsequently acquired or organized direct or indirect domestic subsidiaries, subject to exceptions; and

  •
  (i) all the capital stock of or other equity interests in us and each of our existing or subsequently acquired or organized direct or indirect domestic subsidiaries and (ii) 65% of the capital stock of or other equity interests in each of our existing or subsequently acquired or organized direct foreign subsidiaries or any of our domestic subsidiaries or, in any case in which we or any such domestic subsidiary directly holds less than 65% of such stock or equity interests, all such stock or equity interests (in each case, subject to certain exceptions) held by us or such domestic subsidiary.

In addition, the obligations of Rockwood Specialties Limited under the senior secured credit facilities, any interest rate, foreign exchange or other hedging agreements entered into with any lender under the senior secured credit facilities (or any affiliate thereof) and the guarantees of the borrowings under the senior secured credit facilities will be secured by, subject to certain exceptions, first-priority security interests in the following:

  •
  substantially all the tangible and intangible assets (including, but not limited to, accounts receivable, inventory, contract rights, trademarks, trade names, patents, equipment, real property and proceeds of the foregoing) of our existing or subsequently acquired or organized foreign subsidiaries in the U.K., Singapore, Germany, Italy and Canada other than subsidiaries which became subsidiaries on the consummation of the Dynamit Nobel acquisition, subject to certain exceptions; and

  •
  the remaining 35% of the capital stock of, or other equity interests in, each of our existing or subsequently acquired or organized direct or indirect foreign subsidiaries (other than subsidiaries which became subsidiaries on the consummation of the Dynamit Nobel acquisition), including Rockwood Specialties Limited.

  Maturity, Amortization and Prepayments

        The tranche A-1 and A-2 term loans will mature on July 30, 2011 and will amortize at escalating percentages on a semi-annual basis commencing on January 31, 2006. The tranche C term loans and tranche D term loans will mature on July 30, 2012 and will amortize on a semi-annual basis commencing on July 30, 2005, with each repayment amount prior to maturity to be equal to 0.5% of the principal amount of tranche C term loans and tranche D term loans, respectively. The revolving credit facility will mature on July 30, 2010.

        In addition, we are required to make the following mandatory prepayments of the term loans under our senior secured credit facilities, in each case, subject to certain exceptions, with:

  •
  100% of the net cash proceeds of all sales or other dispositions by us or any of its restricted subsidiaries under the senior secured credit facilities of assets (including capital stock of our subsidiaries or any restricted subsidiary) other than net cash proceeds (a) from the sale or other disposition of assets in the ordinary course of business, (b) of certain disposals permitted under the senior secured credit agreement (including the proceeds of sales or transfers of accounts receivable (including pursuant to a securitization) in the amount of up to $200 million at any time) or (c) that are reinvested in the our business and our restricted subsidiaries within twelve months of the sale or other disposition (which twelve-month period may be extended by up to twelve months in certain circumstances).

  •
  100% of the net cash proceeds of issuances of debt obligations (including the net cash proceeds of issuances of certain permitted subordinated notes, but otherwise excluding certain debt obligations permitted by the senior secured credit facilities).

  •
  50% of excess cash flow in respect of any fiscal year at the end of which our leverage ratio is equal to or greater than 3.50 to 1.0.

        The above-described mandatory prepayments shall be allocated between the term loan facilities pro rata, subject to certain special application provisions.

  Affirmative Covenants

        Pursuant to the senior secured credit facilities, we, Rockwood Specialties Limited and with respect to certain covenants only, Rockwood Specialties International Inc., have agreed to various affirmative covenants, including, but not limited to, covenants with respect to:

  •
  delivery of annual audited financial statements, other financial information and notices of defaults or events of default under the senior secured credit agreement and information regarding material litigation, certain environmental matters and collection of certain accounts receivable;

  •
  inspection of books and records;

  •
  maintenance of insurance;

  •
  payment of taxes;

  •
  maintenance of corporate franchises;

  •
  compliance with laws;

  •
  delivery of ERISA related notices;

  •
  maintenance of properties;

  •
  transactions with affiliates;

  •
  maintenance of fiscal year and fiscal quarters;

  •
  additional guarantors and grantors of collateral;

  •
  pledges of additional stock and indebtedness;

  •
  use of proceeds;

  •
  changes in business;

  •
  further assurances; and

  •
  maintenance of Rockwood Specialties Limited as our wholly-owned subsidiary.

  Negative Covenants

        The senior secured credit facilities contain various restrictive covenants which limit our ability and our subsidiaries, including Rockwood Specialties Limited, and in certain cases, Rockwood Specialties International, among other things, to:

  •
  incur indebtedness and other liabilities;

  •
  create liens;

  •
  merge or consolidate;

  •
  dispose of assets;

  •
  make investments;

  •
  pay dividends and make payments to shareholders;

  •
  make payments on certain indebtedness or to amend documents related to certain indebtedness; and enter into sale leaseback transactions.

        In addition, the senior secured credit facilities impose limitations on business and activities of Rockwood Specialties International.

        For purposes of calculating compliance with these negative covenants as of any date, indebtedness will be converted to U.S. dollars based on agreed exchange rate provisions.

  Financial Covenants

        The senior secured credit facilities contain the following financial covenants:

  •
  a consolidated total debt to consolidated Adjusted EBITDA test;

  •
  an Adjusted EBITDA to consolidated interest expense test; and

  •
  limitations on capital expenditures.

        For purposes of calculating compliance with the financial covenants as of any date, indebtedness will be converted to U.S. dollars based on average daily exchange rates for the twelve-month period ending on such date.

  Events of Default

        The senior secured credit facilities contain customary events of default, in each case with customary and appropriate grace periods and thresholds, including, but not limited to:

  •
  nonpayment of principal or interest;

  •
  breaches of representations and warranties in any material respect;

  •
  violation of covenants;

  •
  cross default and cross acceleration;

  •
  certain liquidation, insolvency and bankruptcy events;

  •
  certain ERISA matters;

  •
  actual or asserted invalidity of guarantees of the senior secured credit facilities or material impairment of security interests granted to secure the senior secured credit facilities;

  •
  failure of the obligations under the senior secured credit facilities to constitute senior indebtedness under the documents governing the 2011 notes, the 2014 notes or certain other permitted subordinated indebtedness;

  •
  material unsatisfied judgments; and

  •
  change of control events.

        Upon the occurrence of an event of default under the senior secured credit facilities, the lenders will be able to terminate the commitments under the senior secured credit facilities, and declare all amounts, including accrued interest, under the senior secured credit facilities to be due and payable and take certain other actions, including enforcement of rights in respect of the collateral securing the senior secured credit facilities.

  Loan Reallocation Mechanism

        The documentation for the senior secured credit facilities will provide that, upon an event that results in the acceleration of loans outstanding under the senior secured credit facilities, (a) the commitments under the revolving credit facility will be automatically terminated and (b) the lenders under the senior secured credit facilities will automatically and without further act be deemed to have exchanged interests in the senior secured credit facilities such that, as a result, each such lender's outstanding credit exposures to us and Rockwood Specialties Limited will be allocated pro rata between the revolving credit facility and each term loan facility based on the percentage of the total credit exposures outstanding under all senior secured credit facilities represented by the total credit exposures outstanding under each such individual credit facility.

2011 Notes

        In connection with the July 2003 debt refinancing, we issued $375.0 million aggregate principal amount of 10 5/8% senior subordinated notes due 2011. Certain of our domestic subsidiaries guarantee the 2011 notes on a senior subordinated basis. The 2011 notes mature on May 15, 2011 with interest payable semi-annually on May 15 and November 15 at the rate of 10 5/8% per year. $101.6 million, or 27%, of the 2011 notes were redeemed in September 2005 with a portion of the proceeds from Rockwood Holdings' initial public offering.

  Optional Redemption

        We may redeem the 2011 notes at any time, in whole or in part, on or after May 15, 2007 at a redemption price equal to 105.313% of the principal amount of the 2011 notes in the first year, declining yearly to par at May 15, 2010, plus accrued and unpaid interest, if any, to the applicable redemption date. In addition, prior to May 15, 2006, we may redeem up to 35% of the initial aggregate principal amount of the 2011 notes with the net proceeds from one or more equity offerings at 110.625% of the principal amount thereof, plus accrued and unpaid interest, if at least 65% of the aggregate principal amount of the 2011 notes originally issued remains outstanding after the redemption.

  Change of Control

        Upon certain change of control events, each holder of the 2011 notes may require us to repurchase all or a portion of the notes at a purchase price equal to 101% of the principal amount of the notes plus accrued and unpaid interest.

  Negative Covenants

        The indenture governing the 2011 notes contains covenants that, among other things, limit our ability and the ability of its restricted subsidiaries to:

  •
  incur additional indebtedness;

  •
  pay dividends on, redeem or repurchase our capital stock;

  •
  make investments;

  •
  create certain liens;

  •
  sell assets;

  •
  restrict dividends or other payments to us;

  •
  guarantee indebtedness;

  •
  engage in transactions with affiliates; and

  •
  consolidate, merge or transfer all or substantially all our assets.

  Events of Default

        The indenture governing the 2011 notes contains customary events of default, in each case, with customary and appropriate grace periods and thresholds, including, but not limited to:

  •
  nonpayment of principal or interest;

  •
  violation of covenants;

  •
  cross default or cross acceleration;

  •
  certain liquidation, insolvency and bankruptcy events;

  •
  failure to pay final judgments;

  •
  actual or asserted invalidity of guarantee agreement of any significant subsidiary; and

  •
  breaches or representations and warranties in any material respect.

        Upon the occurrence of an event of default under the indenture, the trustee or the holders holding at least 30% in aggregate principal amount of the then outstanding 2011 notes will be able to declare the principal, premium, if any, interest and any other obligations on the then outstanding 2011 notes to be due and payable immediately.

Other Long-Term Debt

        Certain of our subsidiaries acquired in the Dynamit Nobel acquisition are borrowers under ten euro-denominated term loan facilities that provide aggregate outstanding borrowings of approximately €25.6 million ($30.9 million) as of June 30, 2005. These term loans mature between 2006 and 2010 and bear annual interest rates ranging between 1.00% and 4.25% or EURIBOR plus 1.45% or LIBOR plus 0.39%. In addition, certain of our subsidiaries acquired in the Dynamit Nobel acquisition are borrowers under eight term loan facilities denominated in other foreign currencies, including Swiss Francs,

Taiwanese Dollars, Chinese Renimbi and Japanese Yen, providing for borrowings of an aggregate U.S. dollar equivalent amount of approximately $41.3 million as of June 30, 2005. These term loans mature between 2005 and 2011 and bear annual interest rates ranging between 2.22% and 5.64%. The term loan facilities described above contain customary events of default and some of them are secured by mortgages or accounts receivables.

        Additionally, Groupe Novasep (inlcuding subsidiaries) has three tranches of bank debt at the Novasep parent level totaling €13.0 million ($15.7 million) and $10.8 million ($26.5 million in total) each with a maturity date of 2010 and interest rates of EURIBOR plus 1.75% in the case of two of the tranches, and LIBOR plus 1.75% for the remaining tranche. In addition, there is bank debt at the Novasep subsidiary level totaling €5.9 million ($7.2 million) with maturity dates ranging from 2006 to 2010 and interest rates ranging from EURIBOR plus 0.7% to EURIBOR plus 1.25%. The remaining amount of assumed debt of €11.0 million ($13.3 million) consists primarily of capital leases with maturity dates ranging from 2006 to 2013.

        Assumed long-term debt shown in our capitalization table under the section "Capitalization" includes certain capital leases, receivables recourse factoring arrangement and preferred stock in addition to the long-term debt described in the preceding two paragraphs.

Rockwood Specialties Consolidated Pay-in-Kind Notes

        In connection with the KKR acquisition, Rockwood Specialties Consolidated, Inc., one of our parent companies, borrowed $100.0 million under a pay-in-kind, unsecured subordinated loan facility made by Merrill Lynch Capital Corporation.

        In February 2001, $70.0 million of the pay-in-kind loans were assigned to Allianz Lebensversicherungs-AG, Stuttgart, or Allianz, and replaced through an exchange with Rockwood Specialties Consolidated for pay-in-kind notes. In November 2003, the remaining $30.0 million of the pay-in-kind loans were assigned to SPCP Group, L.L.C., an affiliate of Silver Point Capital LP. At the consummation of the Dynamit Nobel acquisition, $20.0 million of the pay-in-kind notes issued as interest payments on the initial $70.0 million of the pay-in-kind notes were repaid in cash, and the remaining pay-in-kind notes were exchanged for new €82.6 million aggregate principal amount of pay-in-kind notes. On August 22, 2005, net proceeds of $61.1 million and €98.3 million ($120.2 million, based on the August 22, 2005 exchange rate of €1.00 = $1.2232) from the Rockwood Holdings IPO were used to redeem the outstanding principal amounts of the pay-in-kind loans and notes, and to pay accrued and unpaid interest and a redemption premium.

Rockwood Specialties International, Inc. Senior Discount Notes

        Concurrently with the private offering of the 2011 notes in July 2003, Rockwood Specialties International, Inc., our immediate parent company, issued senior discount notes resulting in gross proceeds of $70.0 million ($112.3 million aggregate principal amount at maturity). The initial purchasers of the 2011 notes and/or their affiliates purchased the senior discount notes and immediately following such purchase, sold the senior discount notes to affiliates of KKR. On August 22, 2005, net proceeds of $89.2 million from the Rockwood Holdings IPO were used to redeem the outstanding principal amount of the senior discount notes (including accreted and unpaid interest), which were held by an affiliate of KKR.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

        We have entered into a registration rights agreement with the initial purchasers of the outstanding notes in which we agreed to file a registration statement relating to an offer to exchange the exchange notes for outstanding notes. We agreed to use our reasonable best efforts to cause such registration statement to become effective within 270 days after the issue date of the outstanding notes. The exchange notes will have terms substantially identical to the outstanding notes except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights and have been registered under the Securities Act, the exchange notes are not entitled to certain registration rights which are applicable to the outstanding notes under the registration rights agreement and the additional interest provisions of the registration rights agreement are not applicable. The outstanding notes were issued on November 10, 2004.

        Under the circumstances set forth below, we will use our reasonable best efforts to cause the SEC to declare effective, a shelf registration statement covering resales of the outstanding notes and keep the statement effective for up to two years after the effective date of the shelf registration statement. These circumstances include if:

  •
  any changes in law or the applicable interpretation of the staff of the SEC do not permit us to effect the exchange offer,

  •
  the exchange offer is not consummated within 300 calendar days after the issue date,

  •
  any initial purchaser so requests with respect to the outstanding notes not eligible to be exchanged in the exchange offer; or

  •
  applicable law or interpretations of the staff of the SEC do not permit any holder of notes (other than an initial purchaser) to participate in the exchange offer.

        If you wish to exchange your outstanding notes for transferable exchange notes in the exchange offer, you will be required to make the following representations:

  •
  any exchange notes will be acquired in the ordinary course of its business;

  •
  at the time of the commencement of the exchange offer you have no arrangement or understanding with any person to participate in the distribution of the exchange notes within the meaning of the Securities Act;

  •
  you are not our "affiliate," as defined in Rule 405 of the Securities Act, or if it is our affiliate, that it will comply with applicable registration and prospectus delivery requirements of the Securities Act to the extent applicable;

  •
  if you are not a broker-dealer, that you are not engaged in, and do not intend to engage in, the distribution of the exchange notes; and

  •
  if you are a broker-dealer that will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of such exchange notes. See "Plan of Distribution."

Resale of Exchange Notes

        Based on interpretations of the SEC staff set forth in no action letters issued to unrelated third parties, we believe that the exchange notes issued under the exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by any exchange note holder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

  •
  you are not our affiliate within the meaning of Rule 405 under the Securities Act;

  •
  you are acquiring the exchange notes in the ordinary course of your business; and

  •
  you do not intend to participate in the distribution of such exchange notes.

        If you tender in the exchange offer with the intention of participating in any manner in a distribution of the exchange notes:

  •
  you cannot rely on the position of the staff of the SEC enunciated in "Exxon Capital Holdings Corporation" or similar interpretive letters; and

  •
  you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

        This prospectus may be used for an offer to resell, resale or other retransfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the outstanding notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read the section captioned "Plan of Distribution" for more details regarding the transfer of exchange notes.

Terms of the Exchange Offer

        Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any outstanding notes properly tendered and not withdrawn prior to the expiration date.

        Notes in Eurodollars.    We will issue €50,000 and multiples of €1,000 in excess thereof principal amount of exchange notes in exchange for each €50,000 and €1,000 in excess thereof principal amount of outstanding notes in Eurodollars surrendered under the exchange offer. Outstanding notes in Eurodollars may be tendered only in denominations of €50,000 or in integral multiples of €1,000 in excess thereof.

        Notes in U.S. dollars.    We will issue $50,000 and multiples of $1,000 in excess thereof principal amount of exchange notes in exchange for each $50,000 and $1,000 in excess thereof principal amount of outstanding notes in U.S. dollars surrendered under the exchange offer. Outstanding notes in U.S. dollars may be tendered only in denominations of $50,000 or in integral multiples of $1,000 in excess thereof.

        The form and terms of the exchange notes will be substantially identical to the form and terms of the outstanding notes except the exchange notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any additional interest upon our failure to fulfill our obligations under the registration rights agreement to file, and cause to be effective, a registration statement. The exchange notes will evidence the same debt as the outstanding notes. The exchange notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the outstanding notes. Consequently, the outstanding notes and the exchange notes will be treated as a single class of debt securities under that indenture. For a description of the indenture, see "Description of the Notes."

        The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange.

        As of the date of this prospectus, €375.0 million aggregate principal amount of the senior subordinated notes are outstanding and $200.0 million aggregate principal amount of the senior subordinated notes are outstanding. This prospectus and the letters of transmittal are being sent to all registered holders of outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer.

        We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirement of the Securities Act and the Exchange Act and the rules and regulations of the SEC. Outstanding notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits the holders of such notes have under the indenture and the registration rights agreement.

        We will be deemed to have accepted for exchange properly tendered outstanding notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering exchange notes to such holders. Subject to the terms of the registration rights agreement, we expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption "—Conditions to the Exchange Offer."

        If you tender your outstanding notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letters of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses, other than the applicable taxes described below under "—Fees and Expenses," in connection with the exchange offer.

Expiration Date; Extensions; Amendments

        The exchange offer will expire at 5:00 p.m., New York City time on November 17, 2005, or such date and time to which we, in our sole discretion, extend the exchange offer.

        In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify the registered holders of outstanding notes of the extension by press release or other public announcement no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

        We reserve the right, in our sole discretion:

  •
  to delay accepting for exchange any outstanding notes in the event we amend or extend the exchange offer;

  •
  to extend the exchange offer or to terminate the exchange offer and to refuse to accept outstanding notes not previously accepted if any of the conditions set forth below under "—Conditions to the Exchange Offer" have not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent; or

  •
  subject to the terms of the applicable registration rights agreement, to amend the terms of the exchange offer in any manner.

        Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders of outstanding notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the applicable outstanding notes of such amendment.

        Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a release to a financial news service.

Conditions to the Exchange Offer

        Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange any exchange notes for, any outstanding notes, and we may terminate the exchange offer as provided in this prospectus before the expiration of the exchange offer if in our reasonable judgment:

  •
  the exchange notes to be received will not be tradeable by the holder, without restriction under the Securities Act, the Securities Exchange Act of 1934 and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

  •
  the exchange offer, or the making of any exchange by a holder of outstanding notes, would violate applicable law or any applicable interpretation of the staff of the SEC; or

  •
  any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

        In addition, we will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us:

  •
  the representations described under "—Purpose and Effect of the Exchange Offer," "—Procedures for Tendering Euro Notes," "—Procedures for Tendering Dollar Notes,"and "Plan of Distribution"; and

  •
  such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to an appropriate form for registration of the exchange notes under the Securities Act.

        We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any outstanding notes by giving oral or written notice of such extension to the holders. During any such extensions, all outstanding notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange upon the expiration of the exchange offer. We will return any outstanding notes that we do not accept for exchange for any reason without expense to the tendering holder promptly after the expiration or termination of the exchange offer.

        We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. We will give oral or written notice of any extension, amendment, nonacceptance or termination to the holders of the outstanding notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

        These conditions are for our sole benefit and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times prior to the expiration of the exchange offer. All conditions to the exchange offer, other than those conditions subject to government approvals, will be satisfied or waived prior to the expiration of the exchange offer.

        In addition, we will not accept for exchange any outstanding notes tendered, and will not issue exchange notes in exchange for any such outstanding notes, if at such time any stop order will be threatened or is in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

Procedures for Tendering Oustanding Euro Notes

        To tender your outstanding euro notes in the exchange offer, you must complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signature(s) on the letter of transmittal guaranteed if required by the letter of transmittal and mail or deliver such letter of transmittal or facsimile thereof to the exchange agent at the address set forth below under "—Exchange Agent—Euro Notes" prior to the expiration date.

        In addition, either:

  •
  the exchange agent must receive certificates for outstanding euro notes along with the applicable letter of transmittal prior to the expiration date;

  •
  the exchange agent must receive a timely confirmation of book-entry transfer of outstanding euro notes into the exchange agent's account at Euroclear or Clearstream, Luxembourg, as applicable, according to the procedures for book-entry transfer described below or a properly transmitted agent's message prior to the expiration date; or

  •
  you must comply with the guaranteed delivery procedures described below.

        Your tender, if not withdrawn prior to the expiration date, constitutes an agreement between the Issuer and you upon the terms and subject to the conditions described in this prospectus and in the applicable letter of transmittal.

        The method of delivery of outstanding euro notes, letters of transmittal, and all other required documents to the exchange agent is at your election and risk. The Issuer recommends that instead of delivery by mail, you use an overnight or hand delivery service, properly insured. In all cases, you should allow sufficient time to assure timely delivery to the exchange agent before the expiration date. You should not send letters of transmittal or certificates representing outstanding euro notes to the Issuer. You may request that your broker, dealer, commercial bank, trust company or nominee effect the above transactions for you.

        If you are a beneficial owner whose outstanding euro notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and you wish to tender your notes, you should promptly contact the registered holder and instruct the registered holder to tender on your behalf. If you wish to tender the outstanding euro notes yourself, you must, prior to completing and executing the applicable letter of transmittal and delivering your outstanding euro notes, either:

  •
  make appropriate arrangements to register ownership of the outstanding euro notes in your name; or

  •
  obtain a properly completed bond power from the registered holder of outstanding euro notes.

        The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

        Signatures on the applicable letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another "eligible guarantor institution" within the meaning of

Rule 17A(d)-15 under the Exchange Act unless the outstanding euro notes surrendered for exchange are tendered:

  •
  by a registered holder of the outstanding euro notes who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the applicable letter of transmittal; or

  •
  for the account of an eligible guarantor institution.

        If the applicable letter of transmittal is signed by a person other than the registered holder of any outstanding euro notes listed on the outstanding euro notes, such outstanding euro notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder's name appears on the outstanding euro notes and an eligible guarantor institution must guarantee the signature on the bond power.

        If the applicable letter of transmittal or any certificates representing outstanding euro notes, or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, those persons should also indicate when signing and, unless waived by the Issuer, they should also submit evidence satisfactory to the Issuer of their authority to so act.

        The exchange agent and Euroclear and Clearstream, Luxembourg have confirmed that any registered holder of original securities that is a participant in Euroclear's or Clearstream, Luxembourg's book-entry transfer facility system may tender original securities by book-entry delivery by causing Euroclear or Clearstream, Luxembourg to transfer the original securities into the exchange agent's account at Euroclear or Clearstream, Luxembourg in accordance with Euroclear's or Clearstream, Luxembourg's procedures for such transfer. However, a properly completed and duly executed letter of transmittal in the form accompanying this prospectus or an agent's message, and any other required documents, must nonetheless be transmitted to and received by the exchange agent at the address set forth below under "—Exchange Agent—Euro Notes" prior to the expiration date. The term "agent's message" means a message transmitted by Euroclear or Clearstream, Luxembourg, as applicable, received by the exchange agent and forming a part of a book-entry confirmation, which states that:

  •
  Euroclear or Clearstream, Luxembourg, as applicable, has received an express acknowledgment from each participant in such book-entry transfer facility's Automated Tender Offer Program, or ATOP, that it is tendering outstanding euro notes that are the subject of the book-entry confirmation;

  •
  the participant has received and agrees to be the participant has received and agrees to be bound by the terms of the applicable letter of transmittal, or in the case of an agent's message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

  •
  the Issuer may enforce that agreement against the participant.

        DTC, Euroclear and Clearstream, Luxembourg are collectively referred to herein as the "book-entry transfer facilities" and, individually as a "book-entry transfer facility."

Procedures for Tendering Oustanding Dollar Notes

        To tender your outstanding dollar notes in the exchange offer, you must comply with either of the following:

  •
  complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signature(s) on the letter of transmittal guaranteed if required by the letter of transmittal and mail or deliver such letter of transmittal or facsimile thereof to the exchange agent at the address set forth below under "—Exchange Agent—Dollar Notes" prior to the expiration date; or

  •
  comply with DTC's Automated Tender Offer Program procedures described below.

        In addition, either:

  •
  the exchange agent must receive certificates for outstanding dollar notes along with the applicable letter of transmittal prior to the expiration date;

  •
  the exchange agent must receive a timely confirmation of book-entry transfer of outstanding dollar notes into the exchange agent's account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent's message prior to the expiration date; or

  •
  you must comply with the guaranteed delivery procedures described below.

        Your tender, if not withdrawn prior to the expiration date, constitutes an agreement between the Issuer and you upon the terms and subject to the conditions described in this prospectus and in the applicable letter of transmittal.

        The method of delivery of outstanding dollar notes, letters of transmittal, and all other required documents to the exchange agent is at your election and risk. The Issuer recommends that instead of delivery by mail, you use an overnight or hand delivery service, properly insured. In all cases, you should allow sufficient time to assure timely delivery to the exchange agent before the expiration date. You should not send letters of transmittal or certificates representing outstanding dollar notes to the Issuer. You may request that your broker, dealer, commercial bank, trust company or nominee effect the above transactions for the Issuer.

        If you are a beneficial owner whose outstanding dollar notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and you wish to tender your notes, you should promptly contact the registered holder and instruct the registered holder to tender on your behalf. If you wish to tender the outstanding dollar notes yourself, you must, prior to completing and executing the applicable letter of transmittal and delivering your outstanding dollar notes, either:

  •
  make appropriate arrangements to register ownership of the outstanding dollar notes in your name; or

  •
  obtain a properly completed bond power from the registered holder of outstanding dollar notes.

        The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

        Signatures on the applicable letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another "eligible guarantor institution" within the meaning of Rule 17A(d)-15 under the Exchange Act unless the outstanding dollar notes surrendered for exchange are tendered:

  •
  by a registered holder of the outstanding dollar notes who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the applicable letter of transmittal; or

  •
  for the account of an eligible guarantor institution.

        If the letter of transmittal is signed by a person other than the registered holder of any outstanding dollar notes listed on the outstanding dollar notes, such outstanding dollar notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder's name appears on the outstanding dollar notes and an eligible guarantor institution must guarantee the signature on the bond power.

        If the letter of transmittal or any certificates representing outstanding dollar notes, or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, those persons should also indicate when signing and, unless waived by the Issuer, they should also submit evidence satisfactory to the Issuer of their authority to so act.

        The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may use DTC's Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the applicable letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of the exchange by causing DTC to transfer the outstanding notes to the exchange agent in accordance with DTC's Automated Tender Offer Program procedures for transfer. DTC will then send an agent's message to the exchange agent. The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that:

  •
  DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering outstanding dollar notes that are the subject of the book-entry confirmation;

  •
  the participant has received and agrees to be bound by the terms of the applicable letter of transmittal, or in the case of an agent's message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

  •
  the Issuer may enforce that agreement against such participant.

Acceptance of Exchange Notes

        In all cases, the Issuer will promptly issue exchange notes for outstanding notes that the Issuer and the Parent Guarantor have accepted for exchange under the exchange offer only after the exchange agent timely receives:

  •
  outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent's account at the applicable book-entry transfer facility; and

  •
  a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent's message.

        By tendering outstanding notes pursuant to the exchange offer, you will represent to the Issuer that, among other things:

  •
  you are not an affiliate of the Issuer and the Parent Guarantor within the meaning of Rule 405 under the Securities Act;

  •
  you do not have an arrangement or understanding with any person or entity to participate in a distribution of the exchange notes; and

  •
  you are acquiring the exchange notes in the ordinary course of your business.

        In addition, each broker-dealer that is to receive exchange notes for its own account in exchange for outstanding notes must represent that such outstanding notes were acquired by that broker-dealer as a result of market-making activities or other trading activities and must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the exchange notes. The applicable letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution."

        The Issuer will interpret the terms and conditions of the exchange offer, including the letters of transmittal and the instructions to the letters of transmittal, and will resolve all questions as to the validity, form, eligibility, including time of receipt, and acceptance of outstanding notes tendered for exchange. Determinations of the Issuer in this regard will be final and binding on all parties. The Issuer reserves the absolute right to reject any and all tenders of any particular outstanding notes not properly tendered or to not accept any particular outstanding notes if the acceptance might, in their or their counsel's judgment, be unlawful. The Issuer also reserves the absolute right to waive any defects or irregularities as to any particular outstanding notes prior to the expiration date.

        Unless waived, any defects or irregularities in connection with tenders of outstanding notes for exchange must be cured within such reasonable period of time as the Issuer determine. Neither the Issuer, the exchange agent, nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange, nor will any of them incur any liability for any failure to give notification. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the tendering holder, unless otherwise provided in the applicable letter of transmittal, promptly after the expiration date.

Book-Entry Transfer

        Promptly after the date of this prospectus, the exchange agent will establish an account with respect to the outstanding dollar notes at DTC and with respect to the outstanding euro notes at Euroclear and Clearstream, Luxembourg, as applicable, in each case, as book-entry transfer facilities, for purposes of the exchange offer. Any financial institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of the outstanding notes by causing the book-entry transfer facility to transfer those outstanding notes into the exchange agent's account at the facility in accordance with the facility's procedures for such transfer. To be timely, book-entry delivery of outstanding notes requires receipt of a confirmation of a book-entry transfer, a "book-entry confirmation," prior to the expiration date. In addition, although delivery of outstanding notes may be effected through book-entry transfer into the exchange agent's account at the applicable book-entry transfer facility, the applicable letter of transmittal or a manually signed facsimile thereof, together with any required signature guarantees and any other required documents, or an "agent's message," as defined below, in connection with a book-entry transfer, must, in any case, be delivered or transmitted to and received by the exchange agent at its address set forth on the cover page of the applicable letter of transmittal prior to the expiration date to receive exchange notes for tendered outstanding notes, or the guaranteed delivery procedure described below must be complied with. Tender will not be deemed made until such documents are received by the exchange agent. Delivery of documents to the applicable book-entry transfer facility does not constitute delivery to the exchange agent.

        Holders of outstanding notes who are unable to deliver confirmation of the book-entry tender of their outstanding notes into the exchange agent's account at the applicable book-entry transfer facility or all other documents required by the applicable letter of transmittal to the exchange agent on or prior to the expiration date must tender their outstanding notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

        If you wish to tender your outstanding notes but your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the applicable letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC's Automatic Tender Offer Program in the case of outstanding dollar notes or the applicable procedures of Euroclear or Clearstream, Luxembourg for transfer of book-entry interests, as applicable, in the case of outstanding euro notes, prior to the expiration date, you may still tender if:

  •
  the tender is made through an eligible institution;

  •
  prior to the expiration date, the exchange agent receives from such eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail, or hand delivery or a properly transmitted agent's message and notice of guaranteed delivery, that (1) sets forth your name and address, the certificate number(s) of such outstanding notes and the principal amount of outstanding notes tendered; (2) states that the tender is being made thereby; and (3) guarantees that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal, or facsimile thereof, together with the outstanding notes or a book-entry confirmation, and any other documents required by the letter of transmittal, will be deposited by the eligible guarantor institution with the exchange agent; and

  •
  the exchange agent receives the properly completed and executed letter of transmittal or facsimile thereof, as well as certificate(s) representing all tendered outstanding notes in proper form for transfer or a book-entry confirmation of transfer of the outstanding notes into the exchange agent's account at DTC, Euroclear or Clearstream, Luxembourg, as applicable, and all other documents required by the letter of transmittal within three New York Stock Exchange trading days after the expiration date.

        Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their outstanding notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

        Except as otherwise provided in this prospectus, holders of outstanding notes may withdraw their tenders at any time prior to the expiration date.

        For a withdrawal to be effective:

  •
  the exchange agent must receive a written notice, which may be by telegram, telex, facsimile transmission or letter, of withdrawal at one of the addresses set forth below under "—Exchange Agent;" or

  •
  in the case of dollar notes, you must comply with the appropriate procedures of DTC's Automated Tender Offer Program system; or

  •
  in the case of euro notes, Euroclear or Clearstream, Luxembourg, as applicable, must receive a tested telex of SWIFT message relating to the withdrawal that complies with the procedures for withdrawal of tenders established by Euroclear or Clearstream, Luxembourg, as appropriate.

        Any such notice of withdrawal must:

  •
  specify the name of the person who tendered the outstanding notes to be withdrawn;

  •
  identify the outstanding notes to be withdrawn, including the principal amount of such outstanding notes; and

  •
  where certificates for outstanding notes have been transmitted, specify the name in which such outstanding notes were registered, if different from that of the withdrawing holder.

        If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit:

  •
  the serial numbers of the particular certificates to be withdrawn; and

  •
  a signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution.

        If outstanding notes have been tendered pursuant to the procedures for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the applicable book-entry transfer facility to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of the facility. The Issuer will determine all questions as to the validity, form, and eligibility, including time of receipt of notices of withdrawal and their determination will be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder, without cost to the holder, or, in the case of book-entry transfer, the outstanding notes will be credited to an account at the applicable book-entry transfer facility, promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following the procedures described under "—Procedures for Tendering Outstanding Dollar Notes" and "—Procedures for Tendering Outstanding Euro Notes" above at any time on or prior to the expiration date.

Exchange Agent

        The Bank of New York has been appointed as the exchange agent for the exchange offer. The Bank of New York also acts as trustee under the indenture governing the notes. You should direct all executed letters of transmittal and all questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal, and requests for notices of guaranteed delivery to the exchange agent as follows:

Dollar Notes
For Delivery by Overnight Courier, Hand Delivery or Registered or Certified Mail: The Bank of New York Reorganization Section 101 Barclay Street-7E New York, New York 10286 Attention: Diane Amorosa	Confirm By Telephone: (212) 815-6331	By Facsimile Transmission: (212) 298-1915 For Information: (212) 815-6331

Euro Notes
For Delivery by Overnight Courier, Hand Delivery or Registered or Certified Mail:
The Bank of New York, London
Lower Ground Floor
30 Cannon Street
EC4M 6XH London
England
Attn: Chris Herrington/
Amanda Smith	Confirm by Telephone: +44-207-964-7235/6512	By Facsimile Transmission: +44-207-964-6152 (for eligible institutions only) For Information: +44-207-964-7235/6512

        If you deliver the letter of transmittal to an address other than the one set forth above or transmit instructions via facsimile other than the one set forth above, that delivery or those instructions will not be effective.

Fees and Expenses

        We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitation by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

        We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

        We will pay the cash expenses to be incurred in connection with the exchange offer. The expenses are estimated in the aggregate to be approximately $1.7 million. They include SEC registration fees, fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs and related fees and expenses.

Transfer Taxes

        We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

  •
  certificates representing outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered;

  •
  tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

  •
  a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offer.

        If satisfactory evidence of payment of such taxes is not submitted with the applicable letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

        Holders who tender their outstanding notes for exchange will not be required to pay any transfer taxes. However, holders who instruct us to register exchange notes in the name of, or request that outstanding notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

Consequences of Failure to Exchange

        Holders of outstanding notes who do not exchange their outstanding notes for exchange notes under the exchange offer will remain subject to the restrictions on transfer of such outstanding notes:

  •
  as set forth in the legend printed on the notes as a consequence of the issuance of the outstanding notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

  •
  as otherwise set forth in the offering memorandum distributed in connection with the private offering of the outstanding notes.

        In general, you may not offer or sell the outstanding notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act. Based on interpretations of the SEC staff, exchange notes issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by their holders, other than any such holder that is our "affiliate" within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the exchange notes in the ordinary course of the holders' business and the holders have no arrangement or understanding with respect to the distribution of the exchange notes to be acquired in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes could not rely on the applicable interpretations of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Accounting Treatment

        We will record the exchange notes in our accounting records at the same carrying value as the outstanding notes, which is the aggregate principal amount, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer. We will record the expenses of the exchange offer as incurred.

Other

        Participation in the exchange offer is voluntary, and you should carefully consider whether to participate. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

        We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

DESCRIPTION OF THE NOTES

General

        You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." In this description, the word "Rockwood" refers only to Rockwood Specialties Group, Inc. and not to any of its subsidiaries or parent companies. Unless the context requires otherwise, references to "notes" for all purposes of the indenture and this description of notes include the dollar notes, the euro notes and any exchange notes and Additional Notes (as defined below) that are issued.

        The dollar notes and the euro notes were issued and the exchange notes will be issued under an indenture among Rockwood, the Guarantors and The Bank of New York, as Trustee and Principal Paying Agent and Registrar. See "—Transfer and Exchange." Upon the issuance of exchange notes, or the effectiveness of a shelf registration statement, the Indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended. The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The dollar notes and the euro notes were each issued as a separate class, but, except as otherwise provided below, are treated as a single class for all purposes of the indenture.

        The euro notes and the dollar notes were authorized pursuant to a unanimous written consent of our board of directors, which authorized us to offer, issue and sell euro-denominated and dollar-denominated senior subordinated notes due 2014 (collectively, the "Initial Notes") and the related initial guarantees, with the aggregate principal amount, maturity date and coupon rate of each tranche and initial price at which the Initial Notes were offered and sold and price at which they were sold to the initial purchasers, which was determined by the pricing committee, pursuant to the terms and conditions of a purchase agreement to be entered into by the Company and the guarantors, on the one hand, and the initial purchasers on the other. The resolutions also authorized the Company to cause the Initial Notes to be guaranteed on a senior subordinated basis jointly severally and irrevocably and unconditionally by certain of the Company's domestic subsidiaries and authorized the Company to take all necessary steps in connection with the exchange offer of which this prospectus is a part. The resolutions also authorized the officers to take all necessary steps to file an application with the Irish Stock Exchange for the notes to be admitted to the Official List and to trade on its regulated market. We do not currently intend to pursue the admission of the exchange notes to the Official List of the Irish Stock Exchange. We are, however, currently considering listing the exchange notes on another internationally recognized securities exchange, although we may not do so.

        The following description is a summary of the material provisions of the indenture and the registration rights agreement. It does not restate those agreements in their entirety. We urge you to read the indenture and the registration rights agreement because they, and not this description, define your rights as holders of the notes. Copies of the indenture and the registration rights agreement are available as set forth below under "Where You Can Find Additional Information." Certain defined terms used in this description but not defined below under "—Certain Definitions" have the meanings assigned to them in the indenture.

        The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

        The notes are general unsecured obligations of Rockwood and are subordinated in right of payment to all existing and future Senior Indebtedness of Rockwood. The notes rank pari passu in right of payment with Rockwood's 2011 Notes. As of June 30, 2005, the aggregate amount of Rockwood's outstanding Senior Indebtedness was $1,731.4 million and the subsidiary guarantors had $1,731.4 million of Senior Indebtedness, all of which would have represented guarantees under the

Senior Credit Facilities. The Indenture permits the incurrence of additional Senior Indebtedness in the future. See "Risk Factors—Risk Factors Relating to the Exchange Notes—Substantial Leverage—Our substantial leverage and significant debt service obligations could adversely affect our ability to fulfill our obligations, including under the notes, and operate our business" and "—Ability to Service Debt—We may not be able to generate sufficient cash flow to meet our debt service obligations." The notes rank senior in right of payment to all Subordinated Indebtedness of Rockwood.

        The Guarantors, as primary obligors and not merely as sureties, jointly and severally irrevocably and unconditionally guarantee, on a senior subordinated basis, the performance and full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of Rockwood under the Indenture and the notes, whether for payment of principal of or interest on or additional interest in respect of the notes, expenses, indemnification or otherwise, on the terms set forth in the Indenture by executing the Indenture. As of the date of the Indenture, all Restricted Subsidiaries that are Domestic Subsidiaries (other than certain special-purpose Restricted Subsidiaries formed in connection with Receivable Facilities) are Guarantors. Each of the guarantees are general unsecured obligations of the relevant Guarantors and are subordinated in right of payment to all existing and future Senior Indebtedness of such Guarantor.

        After giving effect to the Transactions, the Dynamit Nobel guarantor subsidiaries on an unconsolidated basis would have accounted for approximately $236.9 million, or 9.7%, and approximately $253.2 million, or 8.7%, of our total net sales and approximately $32.4 million, or 13.7%, and approximately $29.7 million, or 10.8%, of our total consolidated operating income, in each case for the year ended December 31, 2003 and 2004, respectively, and accounted for approximately $136.0 million, or 2.8%, of our total assets and approximately $80.0 million, or 1.9%, of our total liabilities, in each case as of June 30, 2005.

Listing of the Notes

        We do not currently intend to pursue the admission of the exchange notes to the Official List of the Irish Stock Exchange. We are, however, currently considering listing the exchange notes on another internationally recognized securities exchange, although we may not do so.

Rating of the Notes

        The euro notes and the dollar notes are rated B3 and B- by Moody's Investors Service, Inc. and Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc., respectively.

Subordination

        The payment of the Subordinated Note Obligations is subordinated in right of payment, as set forth in the Indenture, to the prior payment in full in cash or cash equivalents of all Senior Indebtedness, whether outstanding on the date of the Indenture or thereafter incurred. Upon any distribution to creditors of Rockwood in a liquidation or dissolution of Rockwood or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to it or its property, an assignment for the benefit of creditors or any marshalling of its assets and liabilities, the holders of Senior Indebtedness will be entitled to receive payment in full in cash or cash equivalents of such Senior Indebtedness and all outstanding Letter of Credit Obligations will be fully cash collateralized before you will be entitled to receive any payment with respect to the Subordinated Note Obligations, and until all Senior Indebtedness is paid in full in cash or cash equivalents, any distribution to which you would be entitled shall be made to the holders of Senior Indebtedness, except that you may receive:

  (1)
  shares of stock and any debt securities that are subordinated at least to the same extent as the notes to

    (a)
    Senior Indebtedness and

    (b)
    any securities issued in exchange for Senior Indebtedness and

  (2)
  payments made from the trusts described under "—Legal Defeasance and Covenant Defeasance."

        Rockwood also may not make any payment upon or in respect of the Subordinated Note Obligations, except in stock or such subordinated securities described above or from the trust described under "—Legal Defeasance and Covenant Defeasance," if:

  •
  a default in the payment of the principal of, premium, if any, or interest on, or of unreimbursed amounts under drawn letters of credit or in respect of bankers' acceptances or fees relating to letters of credit or bankers' acceptances constituting, Senior Indebtedness occurs and is continuing beyond any applicable period of grace (a "payment default"), or

  •
  any other default occurs and is continuing with respect to Designated Senior Indebtedness that permits holders of the Designated Senior Indebtedness as to which such default relates to accelerate its maturity without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods (a "non-payment default"), and the Trustee receives a payment blockage notice with respect to such default from a representative of holders of such Designated Senior Indebtedness.

        Payments on the notes, including any missed payments, may and shall be resumed:

  •
  in the case of a payment default, upon the date on which such default is cured or waived or shall have ceased to exist or such Senior Indebtedness shall have been discharged or paid in full in cash or cash equivalents and all outstanding Letter of Credit Obligations shall have been fully cash collateralized; and

  •
  in case of a non-payment default, unless the holders of the Designated Senior Indebtedness have, or a representative of such holders has, accelerated the maturity of such Designated Senior Indebtedness and such Designated Senior Indebtedness has not been repaid in full, the earlier of

  (x)
  the date on which such non-payment default is cured or waived,

  (y)
  179 days after the date on which the applicable payment blockage notice is received (each such period a "payment blockage period"), or

  (z)
  the date such payment blockage period shall be terminated by written notice to the Trustee from the requisite holders of such Designated Senior Indebtedness necessary to terminate such period or from their representative.

        No new payment blockage period may be commenced until 365 days have elapsed since the effectiveness of the immediately preceding payment blockage notice. However, if any payment blockage notice within such 365-day period is given by or on behalf of any holders of Designated Senior Indebtedness, other than the agent under the Senior Credit Facilities, the agent under the Senior Credit Facilities may give another payment blockage notice within such period. In no event, however, may the total number of days during which any payment blockage period or periods is in effect exceed 179 days in the aggregate during any 365 consecutive day period. No non-payment default that existed or was continuing on the date of delivery of any payment blockage notice to the trustee shall be, or be made, the basis for a subsequent payment blockage notice unless such default shall have been cured or waived for a period of not less than 90 days.

        If Rockwood fails to make any payment on the notes when due or within any applicable grace period, whether or not on account of the payment blockage provision referred to above, such failure would constitute an Event of Default under the Indenture and would enable you to accelerate the maturity of the notes.

        The Indenture further requires that Rockwood promptly notify holders of Senior Indebtedness if payment of the notes is accelerated because of an Event of Default.

        As a result of the subordination provisions described above, in the event of insolvency, bankruptcy, administration, reorganization, receivership or similar proceedings relating to Rockwood, you may recover less ratably than creditors of Rockwood or any of the Guarantors who are holders of Senior Indebtedness. As of June 30, 2005, the aggregate amount of Rockwood's outstanding Senior Indebtedness was $1,731.4 million, all of which would have represented both direct borrowings, as well as guarantees of borrowings, under the Senior Credit Facilities, and the Subsidiary Guarantors had $1,731.4 million of Senior Indebtedness, all of which would have represented guarantees of borrowings under the Senior Credit Facilities.

        Not all of our Subsidiaries will guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. As of June 30, 2005, Rockwood's non-Guarantor subsidiaries had total liabilities, including trade payables, of $1,356.3 million, generated approximately 71% of our net sales during the six months ended June 30, 2005 and held approximately 82% of our total assets.

        The Indenture permits Rockwood and the Guarantors to incur additional indebtedness, including additional Senior Indebtedness under the Senior Credit Facilities, subject to certain limitations. Although the Indenture contains limitations on the amount of additional Indebtedness that Rockwood, the Guarantors and Rockwood's non-Guarantor Subsidiaries may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock."

        Each Guarantee is an unsecured senior subordinated obligation of the Guarantor issuing such Guarantee, ranking pari passu with all other existing and future senior subordinated indebtedness of such Guarantor, including the 2011 Notes. The Indebtedness evidenced by each such Guarantee is subordinated on substantially the same basis to such Guarantor's Senior Indebtedness as the notes are subordinated to Senior Indebtedness of Rockwood.

        "Designated Senior Indebtedness" means:

  •
  Senior Indebtedness under the Senior Credit Facilities; and

  •
  any other Senior Indebtedness permitted under the Indenture the principal amount of which is $25.0 million or more and that has been specifically designated in the instrument evidencing such Senior Indebtedness by Rockwood as Designated Senior Indebtedness.

        "Senior Indebtedness" means:

  •
  the Obligations under the Senior Credit Facilities; and

  •
  the Obligations under any other Indebtedness permitted to be incurred by Rockwood under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the notes, including interest accruing subsequent to the filing of, or which would have accrued but for the filing of, a petition for bankruptcy, in accordance with and at the rate specified in the documents evidencing or governing such Senior Indebtedness, to the extent that such interest is an allowable claim in such bankruptcy proceeding. Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness does not include:

  •
  any liability for foreign, federal, state, local or other taxes owed or owing by Rockwood;

  •
  any obligation of Rockwood to its direct or indirect parent corporations or to any of its Subsidiaries or to any other Affiliate of Rockwood or any of such Affiliate's Subsidiaries;

  •
  any amounts owed by Rockwood for compensation to employees or for services rendered to Rockwood;

  •
  any accounts payable or trade liabilities, including obligations in respect of funds held for the account of third parties, arising in the ordinary course of business, including guarantees thereof or instruments evidencing such liabilities, other than obligations in Letter of Credit Obligations;

  •
  any Indebtedness that is incurred in violation of the Indenture;

  •
  Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to Rockwood;

  •
  any Indebtedness, guarantee or obligation of Rockwood which is subordinate or junior to any other Indebtedness, guarantee or obligation of Rockwood;

  •
  Indebtedness evidenced by the notes;

  •
  capital stock of Rockwood; and

  •
  amounts owing under leases (other than Capitalized Lease Obligations).

        "Senior Indebtedness" of any guarantor of the notes, including the Guarantors, has a correlative meaning.

        "Subordinated Note Obligations" means any principal of, premium, if any, and interest on the notes payable pursuant to the terms of the notes or upon acceleration, together with and including any amounts received upon the exercise of rights of rescission or other rights of action, including claims for damages, or otherwise, to the extent relating to the purchase price of the notes or amounts corresponding to such principal, premium, if any, or interest on the notes.

Principal, Maturity and Interest

        The Indenture provides for the issuance by Rockwood of dollar notes and euro notes with a maximum aggregate principal amount of $1,000.0 million, of which $200.0 million of dollar notes and €375.0 million of euro notes were issued in the private offering. Rockwood may issue additional dollar notes and euro notes from time to time under the Indenture ("Additional Notes"), up to the maximum aggregate principal amount permitted under the Indenture. Any offering of Additional Notes is subject to the covenant described below under the caption "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock". The notes and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture. Unless the context requires otherwise, references to "notes" for all purposes of the Indenture and this "Description of the Notes" include any Additional Notes that are actually issued.

        Interest on the dollar notes and the euro notes accrues at the rate of 7.500% per annum and 7.625% per annum, respectively, and is payable semi-annually in arrears on May 15 and November 15, commencing on May 15, 2005, to Holders of record on the immediately preceding May 1 and November 1. Interest on the notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance of the notes. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. Principal of, premium, if any, and interest on the notes are payable at the office of Rockwood or agency of Rockwood maintained for such purpose within each of the City of London (in the case of the euro notes) and the City and State of New York (in the case of the dollar notes) or, at the option of Rockwood, payment of interest may be made by check mailed to you at your respective address as set forth in the register of Holders; provided that all payments of principal, premium, if any, and interest with respect to notes represented by one or more permanent Global Exchange Notes registered in the name of the nominee of the common depository for the accounts of Euroclear Bank S.A./N.V. and Clearstream Banking, S.A. or in the name of Cede & Co., as nominee for DTC will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof. The outstanding dollar notes and euro notes will be issued in minimum denominations of $50,000 and €50,000, respectively, and integral multiples of $1,000 and €1,000, respectively, above the minimum denomination amount. The notes will mature on November 15, 2014.

Paying Agent and Registrar for the Notes

        Rockwood will maintain one or more paying agents (each a "Paying Agent") for the notes, including in New York and London (the "Principal Paying Agent"). Rockwood will use its best efforts to maintain a Paying Agent in a member state of the European Union that will not be obliged to withhold or deduct tax pursuant to any law implementing or complying with or introduced in order to conform to any European Council Directive on the taxation of savings implementing the conclusions of the ECOFIN Council meeting of 26-27 November 2000. The initial Principal Paying Agent will be The Bank of New York in New York with respect to the dollar notes and The Bank of New York in London with respect to the euro notes.

        Rockwood will also maintain one or more registrars (each, a "Registrar") with offices in New York and London and a transfer agent, including one with offices in New York and London. The initial Registrar and transfer agent will be The Bank of New York in New York with respect to the dollar notes and The Bank of New York in London with respect to the euro notes. The Registrar and transfer agent in New York and London will maintain a register reflecting ownership of Definitive Registered Notes outstanding from time to time and will make payments on and facilitate transfer of Definitive Registered Notes on behalf of Rockwood.

        Rockwood may change the Paying Agents, the Registrars or the transfer agents without prior notice to the holders and Rockwood or one of its Restricted Subsidiaries may act as Paying Agent, Registrar or transfer agent.

        If the notes are listed on any national or internationally recognized securities exchange, Rockwood will satisfy any requirement of such securities exchange as to paying agents.

Mandatory Redemption

        Except as set forth below under "—Repurchase at the Option of Holders," Rockwood is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Optional Redemption

        Except as described below, the notes are not redeemable at Rockwood's option until November 15, 2009. From and after November 15, 2009, Rockwood may redeem each series of notes, in whole or in part, upon not less than 30 nor more than 60 days' prior notice by first class mail, postage prepaid, with a copy to the Trustee, to each Holder of notes to the address of such Holder appearing in the security register at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest thereon and Additional Interest, if any, to the applicable redemption date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on November 15 of each of the years indicated below:

Year	Dollar Notes	Euro Notes
2009	103.750%	103.813%
2010	102.500%	102.542%
2011	101.250%	101.271%
2012 and thereafter	100.000%	100.000%

        In addition, on or prior to November 15, 2007, Rockwood may, at its option, redeem up to 40% of the aggregate principal amount of dollar notes issued under the Indenture at a redemption price equal to 107.500% of the aggregate principal amount thereof and up to 40% of the aggregate principal amount of euro notes issued under the Indenture at a redemption price equal to 107.625% of the aggregate principal amount thereof, in each case, plus accrued and unpaid interest thereon and Additional Interest, if any, to the redemption date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, with the net proceeds of one or more Equity Offerings of Rockwood or any direct or indirect parent of Rockwood to the extent such net proceeds are contributed to Rockwood; provided that at least 60% of the aggregate principal amount of dollar notes originally issued under the Indenture and any Additional Notes issued under the Indenture after the Issue Date remains outstanding immediately after each such redemption of dollar notes and at least 60% of the aggregate principal amount of euro notes originally issued under the Indenture and any Additional Notes issued under the Indenture after the Issue Date remains outstanding immediately after each such redemption of euro notes; provided further that each such redemption occurs within 90 days of the date of closing of each such Equity Offering.

        At any time prior to November 15, 2009, Rockwood may also redeem all or a part of each series of notes, upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each holder's registered address, at a redemption price equal to 100% of the principal amount of notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to, the date of redemption, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date.

        If the notes are listed on any national or internationally recognized securities exchange, and to the extent required by such securities exchange, Rockwood will notify such securities exchange of any such notice. In addition, Rockwood will notify such securities exchange of the principal amount of notes outstanding following any partial redemption of notes.

        The Trustee shall select the notes to be purchased in the manner described under "—Repurchase at the Option of Holders—Selection and Notice."

Repurchase at the Option of Holders

  Change of Control

        If a Change of Control occurs, Rockwood will make an offer to purchase all of the notes pursuant to the offer described below (the "Change of Control Offer") at a price in cash (the "Change of Control Payment") equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, Rockwood will send notice of such Change of Control Offer by first class mail, with a copy to the Trustee, to each Holder of notes to the address of such Holder appearing in the security register with a copy to the Trustee, with the following information:

  (1)
  a Change of Control Offer is being made pursuant to the covenant entitled "Change of Control," and that all notes properly tendered pursuant to such Change of Control Offer will be accepted for payment;

  (2)
  the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the "Change of Control Payment Date");

  (3)
  any note not properly tendered will remain outstanding and continue to accrue interest;

  (4)
  unless Rockwood defaults in the payment of the Change of Control Payment, all notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

  (5)
  Holders electing to have any notes purchased pursuant to a Change of Control Offer will be required to surrender the notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third business day preceding the Change of Control Payment Date;

  (6)
  Holders will be entitled to withdraw their tendered notes and their election to require Rockwood to purchase such notes, provided that the paying agent receives, not later than the close of business on the last day of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder of the notes, the principal amount of notes tendered for purchase, and a statement that such Holder is withdrawing his tendered notes and his election to have such notes purchased; and

  (7)
  that Holders whose notes are being purchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the notes surrendered, which unpurchased portion must be equal to $50,000 or €50,000, as the case may be, or an integral multiple of $1,000 or €1,000, as the case may be, above such minimum denomination amount.

        While the notes are in global form and Rockwood makes an offer to purchase all of the notes pursuant to the Change of Control Offer, a Holder may exercise its option to elect for the purchase of the notes through the facilities of DTC, subject to its rules and regulations.

        Prior to complying with the provisions of this covenant, but in any event within 30 days following a Change of Control, Rockwood will either repay all its outstanding Senior Indebtedness that prohibits it from repurchasing notes in a Change of Control Offer or obtain the requisite consents, if any, under any outstanding Senior Indebtedness, in each case, necessary to permit the repurchase of the notes required by this covenant, provided that the failure to repay such Indebtedness or obtain such consent will not affect the obligation to make a Change of Control Offer.

        Rockwood will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, Rockwood will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

        On the Change of Control Payment Date, Rockwood will, to the extent permitted by law,

  (1)
  accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer,

  (2)
  deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all notes or portions thereof so tendered and

  (3)
  deliver, or cause to be delivered, to the Trustee for cancellation the notes so accepted together with an officers' certificate stating that such notes or portions thereof have been tendered to and purchased by Rockwood.

        The paying agent will promptly mail to each Holder of the notes the Change of Control Payment for such notes, and the Trustee will promptly authenticate and mail to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any, provided, that each such new note will be in a principal amount of $50,000 or €50,000, as the case may be, or an integral multiple thereof. Rockwood will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

        If at any time of such Change of Control, the notes are listed on any national or internationally recognized securities exchange, to the extent required by such securities exchange, Rockwood will notify such securities exchange that a Change of Control has occurred and any relevant details relating to such Change of Control.

        The Senior Credit Facilities will (subject to limited exceptions) and future credit agreements or other agreements relating to Senior Indebtedness to which Rockwood becomes a party may, prohibit Rockwood from purchasing any notes as a result of a Change of Control and/or provide that certain change of control events with respect to Rockwood would constitute a default thereunder. In the event a Change of Control occurs at a time when Rockwood is prohibited from purchasing the notes, Rockwood could seek the consent of its lenders to permit the purchase of the notes or could attempt to refinance the borrowings that contain such prohibition. If Rockwood does not obtain such consent or repay such borrowings, Rockwood will remain prohibited from purchasing the notes. In such case, Rockwood's failure to purchase tendered notes would constitute an Event of Default under the Indenture. If, as a result thereof, a default occurs with respect to any Senior Indebtedness, the subordination provisions in the Indenture would restrict payments to the Holders under certain circumstances.

        The existence of a Holder's right to require Rockwood to repurchase such Holder's notes upon the occurrence of a Change of Control may deter a third party from seeking to acquire Rockwood in a transaction that would constitute a Change of Control.

        The provisions described above that require Rockwood to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit you to require that Rockwood repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

        Rockwood will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Rockwood and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the indenture as described above under the caption "—Optional Redemption," unless and until there is a default in payment of the applicable redemption price.

        The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of Rockwood and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require Rockwood to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Rockwood and its Subsidiaries taken as a whole to another Person or group may be uncertain.

  Asset Sales

        The Indenture will provide that Rockwood will not, and will not permit any Restricted Subsidiary to, cause, make or suffer to exist an Asset Sale, unless

  (1)
  Rockwood or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by Rockwood) of the assets sold or otherwise disposed of and

  (2)
  except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by Rockwood or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of

  (a)
  any liabilities (as shown on Rockwood's, or such Restricted Subsidiary's, most recent balance sheet or in the notes thereto) of Rockwood or any Restricted Subsidiary, other than liabilities that are by their terms subordinated to the notes, that are assumed by the transferee of any such assets and for which Rockwood and all Restricted Subsidiaries have been validly released by all creditors in writing,

  (b)
  any securities received by Rockwood or such Restricted Subsidiary from such transferee that are converted by Rockwood or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale and

  (c)
  any Designated Non-cash Consideration received by Rockwood or any Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed 7.0% of Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash for purposes of this provision and for no other purpose.

        Within 365 days after Rockwood's or any Restricted Subsidiary's receipt of the Net Proceeds of any Asset Sale, Rockwood or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale

  (1)
  to permanently reduce

  (x)
  Obligations under the Senior Credit Facilities, and to correspondingly reduce commitments with respect thereto,

  (y)
  Obligations under other Senior Indebtedness (and to correspondingly reduce commitments with respect thereto) or Senior Subordinated Indebtedness provided that if Rockwood shall so reduce Obligations under Senior Subordinated Indebtedness it will equally and ratably reduce Obligations under the notes if the notes are then prepayable or, if the notes may not then be prepaid, Rockwood shall make an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase their notes at 100% of the principal amount thereof, plus accrued but unpaid interest and Additional Interest, if any, on the amount of the notes that would otherwise be prepaid, or

    (z)
    Indebtedness of a Restricted Subsidiary which is not a Guarantor, other than Indebtedness owed to Rockwood or another Restricted Subsidiary,

  (2)
  to an investment in (a) any one or more businesses, provided that such investment in any business is in the form of the acquisition of capital stock and results in Rockwood or a Restricted Subsidiary, as the case may be, owning an amount of the capital stock of such business such that it constitutes a Restricted Subsidiary, (b) capital expenditures or (c) acquisitions of other assets, in each of (a), (b) and (c), used or useful in a Similar Business, and/or

  (3)
  to an investment in (a) any one or more businesses, provided that such investment in any business is in the form of the acquisition of capital stock and results in Rockwood or a Restricted Subsidiary, as the case may be, owning an amount of the capital stock of such business such that it constitutes a Restricted Subsidiary, (b) properties or (c) other assets that, in each of (a), (b) and (c) replace the businesses, properties and assets that are the subject of such Asset Sale;

provided that, any portion of such proceeds that has not been so reinvested within such 365-day period pursuant to clauses (2) or (3) above shall (x) be deemed to be Net Proceeds of an Asset Sale occurring on the last day of such 365-day period and (y) be applied to the repayment of notes and other pari passu Indebtedness, including the 2011 Notes, ratably, as described below; and provided further that, for purposes of the preceding proviso, such 365-day period shall be extended by up to twelve months (or, if less, extended by up to the shortest period of time in excess of 365 days that such a reinvestment period exists pursuant to, or may be extended under the terms of, any instrument governing any publicly offered, privately placed or borrowed Indebtedness of the Parent Companies or the Borrower) from the last day of such 365-day period so long as (A) such proceeds are to be reinvested within such additional twelve-month period under Rockwood's business plan as most recently adopted in good faith by its Board of Directors and (B) Rockwood believes in good faith that such proceeds will be so reinvested within such additional twelve-month period.

        Any Net Proceeds from the Asset Sale that are not invested or applied as provided and within the time period set forth in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $15.0 million, Rockwood will make an offer to all Holders of the notes, and, if required by the terms of any Indebtedness that is pari passu with the notes, including the 2011 Notes ("Pari Passu Indebtedness"), to the holders of such Pari Passu Indebtedness, (an "Asset Sale Offer"), to purchase the maximum principal amount of notes and such Pari Passu Indebtedness, that is $50,000 or €50,000, as the case may be, or an integral multiple of $1,000 or €1,000, as the case may be, above such amount that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. Rockwood will commence an Asset Sale Offer with respect to Excess Proceeds within ten business days after the date that Excess Proceeds exceeds $15.0 million by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee. To the extent that the aggregate amount of notes and such Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, Rockwood may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in the Indenture. If the aggregate principal amount of notes or the Pari Passu Indebtedness surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the notes and such Pari Passu Indebtedness to be purchased on a pro rata basis based on the accreted value or principal amount of the notes or such Pari Passu Indebtedness tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

        Pending the final application of any Net Proceeds pursuant to this covenant, Rockwood or the applicable Restricted Subsidiary may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by the Indenture.

        Rockwood will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, Rockwood will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

        The Senior Credit Facilities prohibit, and future credit agreements or other agreements relating to Senior Indebtedness to which Rockwood becomes a party may prohibit, Rockwood from purchasing any notes pursuant to this Asset Sales covenant. In the event Rockwood is prohibited from purchasing the notes, Rockwood could seek the consent of its lenders to the purchase of the notes or could attempt to refinance the borrowings that contain such prohibition.

        If Rockwood does not obtain such consent or repay such borrowings, it will remain prohibited from purchasing the notes. In such case, Rockwood's failure to purchase tendered notes would constitute an Event of Default under the Indenture. If, as a result thereof, a default occurs with respect to any Senior Indebtedness, the subordination provisions in the Indenture would restrict payments to the Holders of the notes under certain circumstances.

  Selection and Notice

        If less than all of the notes or such Pari Passu Indebtedness are to be redeemed at any time, selection of such notes for redemption, will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such notes are listed, or, if such notes are not so listed, on a pro rata basis; provided that no dollar notes or euro notes of $50,000 or less and €50,000 or less, respectively, shall be purchased or redeemed in part.

        Notices of purchase or redemption shall be mailed by first class mail, postage prepaid, at least 30 but not more than 60 days before the purchase or redemption date to each Holder of notes to be purchased or redeemed at such Holder's registered address. If any note is to be purchased or redeemed in part only, any notice of purchase or redemption that relates to such note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed.

        A new note in principal amount equal to the unpurchased or unredeemed portion of any note purchased or redeemed in part will be issued in the name of the Holder thereof upon cancellation of the original note. On and after the purchase or redemption date, unless Rockwood defaults in payment of the purchase or redemption price, interest shall cease to accrue on notes or portions thereof purchased or called for redemption.

        If the notes are listed on any national or internationally recognized securities exchange, and to the extent required by such securities exchange, Rockwood will provide a copy of all notices to such securities exchange. In addition, copies of the following documents may be inspected during usual business hours in physical and electronic format at our principal executive offices: (a) the Indenture (including the form of notes) and (b) any documents furnished to the Trustee under the covenant described under the heading "—Certain Covenants—Reports and Other Information."

Certain Covenants

  Limitation on Restricted Payments

        Rockwood will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

  (1)
  declare or pay any dividend or make any distribution on account of Rockwood's or any Restricted Subsidiary's Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation other than

    (A)
    dividends or distributions by Rockwood payable in Equity Interests (other than Disqualified Stock) of Rockwood or in options, warrants or other rights to purchase such Equity Interests or

    (B)
    dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Subsidiary other than a Wholly-Owned Subsidiary, Rockwood or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

  (2)
  purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of Rockwood or any direct or indirect parent of Rockwood, including in connection with any merger or consolidation;

  (3)
  make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than

  (x)
  Indebtedness permitted under clauses (g) and (h) of the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" or

  (y)
  the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or

  (4)
  make any Restricted Investment;

        (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments"), unless, at the time of such Restricted Payment:

    (a)
    no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

    (b)
    immediately after giving effect to such transaction on a pro forma basis, Rockwood could incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock"; and

    (c)
    such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Rockwood and its Restricted Subsidiaries after July 23, 2003 (including Restricted Payments permitted by clauses (1), (2) (with respect to the payment of dividends on Refunding capital stock pursuant to clause (b) thereof only), (4) (only to the extent that amounts that could have been paid pursuant to such clause if $7.5 million and $15.0 million were substituted in such clause for $15.0 million and $30.0 million respectively), (5), (6)(A) and (C) and (9) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of

  (1)
  50% of the Consolidated Net Income of Rockwood for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after July 23, 2003, to the end of Rockwood's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit, plus

  (2)
  100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the board of directors, of marketable securities received by Rockwood since immediately after July 23, 2003 (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or preferred stock pursuant to clause (m) of the second paragraph of "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock") from the issue or sale of

  (x)
  Equity Interests of Rockwood, including Retired capital stock (as defined below), but excluding cash proceeds and marketable securities received from the sale of

  (A)
  Equity Interests to members of management, directors or consultants of Rockwood, any direct or indirect parent corporation of Rockwood and Rockwood's Subsidiaries after July 23, 2003 to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph and

  (B)
  Designated Preferred Stock and, to the extent actually contributed to Rockwood, Equity Interests of Rockwood's direct or indirect parent corporations (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such corporations) or

  (y)
  debt securities of Rockwood that have been converted into such Equity Interests of Rockwood; provided, however, that this clause (2) shall not include the proceeds from (a) Refunding capital stock (as defined below), (b) Equity Interests or converted debt securities of Rockwood sold to a Restricted Subsidiary or Rockwood, as the case may be, (c) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (d) Excluded Contributions, plus

  (3)
  100% of the aggregate amount of cash and marketable securities contributed to the capital of Rockwood following July 23, 2003 (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or preferred stock pursuant to clause (m) of the second paragraph of "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock") (other than by a Restricted Subsidiary and other than by any Excluded Contributions), plus

  (4)
  100% of the aggregate amount received in cash and the fair market value of marketable securities received by means of

  (A)
  the sale or other disposition (other than to Rockwood or a Restricted Subsidiary) of Restricted Investments made by Rockwood and its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from Rockwood and its Restricted Subsidiaries and repayments of loans or advances which constitute Restricted Investments by Rockwood and its Restricted Subsidiaries or

  (B)
  the sale (other than to Rockwood or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by Rockwood or a Restricted Subsidiary pursuant to clause (7) or (10) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary plus

  (5)
  in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the fair market value of the Investment in such Unrestricted Subsidiary, as determined by the board of directors in good faith or if, in the case of an Unrestricted Subsidiary, such fair market value may exceed $25.0 million, in writing by an independent investment banking firm of nationally recognized standing, at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary, other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary was made by Rockwood or a Restricted Subsidiary pursuant to clause (7) or (10) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment.

        As of June 30, 2005, although cash and cash equivalents were $82.0 million, Rockwood and its Restricted Subsidiaries could have made Restricted Payments under the formula set forth in clause (c) above up to an aggregate amount of $349.1 million. Such Restricted Payments may only be used if no Default or Event of Default shall have occurred and be continuing or would occur as a result thereof and Rockwood's Fixed Charge Coverage Ratio would be in excess of 2.0 to 1.0 immediately after giving effect to any such Restricted Payment.

        The foregoing provisions will not prohibit:

  (1)
  the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

  (2)
  (a) the redemption, repurchase, retirement or other acquisition of any Equity Interests ("Retired Capital Stock") or Subordinated Indebtedness of Rockwood, or any Equity Interests of any direct or indirect parent corporation of Rockwood, in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of Rockwood (in each case, other than any Disqualified Stock) ("Refunding Capital Stock") and (b) if immediately prior to the retirement of Retired Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this paragraph, the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding capital stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent corporation of Rockwood) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that was declarable and payable on such Retired Capital Stock immediately prior to such retirement;

  (3)
  the redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of Rockwood made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of Rockwood which is incurred in compliance with "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" so long as

  (A)
  the principal amount of such new Indebtedness does not exceed the principal amount of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value, plus the amount of any reasonable premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired,

  (B)
  such Indebtedness is subordinated to Senior Indebtedness and the notes at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value,

  (C)
  such Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and

    (D)
    such Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired;

  (4)
  a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of common Equity Interests of Rockwood or any of its direct or indirect parent corporations held by any future, present or former employee, director or consultant of Rockwood, any of its Subsidiaries or any of its direct or indirect parent corporations pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; provided, however, that the aggregate Restricted Payments made under this clause (4) do not exceed in any calendar year $15.0 million (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $30.0 million in any calendar year); provided further that such amount in any calendar year may be increased by an amount not to exceed

  (A)
  the cash proceeds from the sale of Equity Interests of Rockwood and, to the extent contributed to Rockwood, Equity Interests of any of Rockwood's direct or indirect parent corporations, in each case to members of management, directors or consultants of Rockwood, any of its Subsidiaries or any of its direct or indirect parent corporations that occurs after July 23, 2003, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (c) of the preceding paragraph, plus

  (B)
  the cash proceeds of key man life insurance policies received by Rockwood and its Restricted Subsidiaries after July 23, 2003 less

  (C)
  the amount of any Restricted Payments previously made pursuant to clauses (A) and (B) of this clause (4);

and provided further that cancellation of Indebtedness owing to Rockwood from members of management of Rockwood, any of its direct or indirect parent corporations or any Restricted Subsidiary in connection with a repurchase of Equity Interests of Rockwood or any of its direct or indirect parent corporations will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Indenture;

  (5)
  the declaration and payment of dividends to holders of any class or series of Disqualified Stock of Rockwood or any other Restricted Subsidiary issued in accordance with the covenant described under "—Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock" to the extent such dividends are included in the definition of Fixed Charges;

  (6)
  (A) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by Rockwood after the Issue Date;

  (B)
  the declaration and payment of dividends to a direct or indirect parent corporation of Rockwood, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such parent corporation issued after the Issue Date, provided that the amount of dividends paid pursuant to this clause (B) shall not exceed the aggregate amount of cash actually contributed to Rockwood from the sale of such Designated Preferred Stock; or

  (C)
  the declaration and payment of dividends on Refunding capital stock in excess of the dividends declarable and payable thereon pursuant to clause (2);

provided, however, in the case of each of (A), (B) and (C) of this clause (6), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding capital stock, after giving effect to such issuance or declaration on a pro forma basis, Rockwood and the Restricted Subsidiaries would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

  (7)
  Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (7) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash and/or marketable securities, not to exceed $75.0 million at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

  (8)
  repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

  (9)
  the payment of dividends on Rockwood's Common Stock, following the first public offering of Rockwood's Common Stock or the Common Stock of any of its direct or indirect parent corporations after the Issue Date, of up to 6% per annum of the net proceeds received by or contributed to Rockwood in such public offerings, other than public offerings with respect to Rockwood's Common Stock registered on Form S-8 and other than any public sale constituting an Excluded Contribution;

  (10)
  Investments that are made with Excluded Contributions;

  (11)
  other Restricted Payments in an aggregate amount not to exceed $75.0 million;

  (12)
  the declaration and payment of dividends by Rockwood to, or the making of loans to, its parent corporation in amounts required for either of their respective direct or indirect parent corporations to pay

  (A)
  franchise taxes and other fees, taxes and expenses required to maintain their corporate existence,

  (B)
  federal, state and local income taxes, to the extent such income taxes are attributable to the income of Rockwood and its Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries,

  (C)
  customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent corporation of Rockwood to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of Rockwood and the Restricted Subsidiaries, and

  (D)
  general corporate overhead expenses of any direct or indirect parent corporation of Rockwood to the extent such expenses are attributable to the ownership or operation of Rockwood and its Restricted Subsidiaries;

  (13)
  distributions or payments of Receivables Fees;

  (14)
  cash dividends or other distributions on Rockwood's or any Restricted Subsidiary's capital stock used to fund the payment of fees and expenses incurred in connection with the Transactions or owed to Affiliates, in each case to the extent permitted by the covenant described under "—Transactions with Affiliates";

  (15)
  the payment of dividends or distributions to Rockwood Specialties International, Inc. to be applied to fund cash interest payments on the Senior Discount Notes commencing August 15, 2007 in accordance with the terms of the Senior Discount Notes on the Issue Date; and

  (16)
  the payment of dividends or distributions to Rockwood Specialties International, Inc. in an amount equal to the July 2003 Equity Contribution for the purpose of repaying Indebtedness of any of the Parent Companies; provided, however, that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of the declaration of such dividends or distributions, after giving effect to such declaration on a pro forma basis, Rockwood and its Restricted Subsidiaries would have had a Fixed Charge Coverage Ratio of at least 2.50 to 1.00;

provided however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (5) through (7), clause (11) and clauses (15) and (16), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

        Rockwood will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of "Unrestricted Subsidiary." For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by Rockwood and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of "Investment". Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to the first paragraph of this covenant or under clause (7), (10) or (11), and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture.

  Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock.

        Rockwood will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, (collectively, "incur" and collectively, an "incurrence") with respect to any Indebtedness (including Acquired Indebtedness) and Rockwood will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or preferred stock; provided, however, that Rockwood may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of preferred stock, if the Fixed Charge Coverage Ratio for Rockwood's and its Restricted Subsidiaries' most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or preferred stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period; provided that the amount of Indebtedness (other than Acquired Indebtedness), Disqualified Stock and preferred stock that may be incurred pursuant to the foregoing by Restricted Subsidiaries that are not Guarantors of the notes shall not exceed $150.0 million at any one time outstanding.

        The foregoing limitations will not apply to:

  (a)
  the existence of Indebtedness under Credit Facilities on the Issue Date together with the incurrence by Rockwood or any Restricted Subsidiary of Indebtedness under Credit Facilities and the issuance and creation of letters of credit and bankers' acceptances thereunder (with letters of credit and bankers' acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount of $2.05 billion outstanding at any one time; provided, however, that the aggregate amount of Indebtedness incurred by

    Restricted Subsidiaries (other than Guarantors) pursuant to this clause (a) may not exceed $300.0 million outstanding at any one time;

  (b)
  the incurrence by Rockwood and any Guarantor of Indebtedness represented by the notes (including any Guarantee);

  (c)
  Existing Indebtedness (other than Indebtedness described in clauses (a) and (b)), including the 2011 Notes;

  (d)
  Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and preferred stock incurred by Rockwood or any of its Restricted Subsidiaries, to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the capital stock of any Person owning such assets, in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and preferred stock then outstanding and incurred pursuant to this clause (d) and including all Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness, Disqualified Stock and preferred stock incurred pursuant to this clause (d), does not exceed the greater of (x) $150.0 million and (y) 4.0% of Total Assets.

  (e)
  Indebtedness incurred by Rockwood or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect of workers' compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

  (f)
  Indebtedness arising from agreements of Rockwood or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that

  (1)
  such Indebtedness is not reflected on the balance sheet of Rockwood or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (f)(1)) and

  (2)
  the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by Rockwood and the Restricted Subsidiaries in connection with such disposition;

  (g)
  Indebtedness of Rockwood to a Restricted Subsidiary; provided that any such Indebtedness owing to a non-Guarantor is subordinated in right of payment to the notes; provided further that any subsequent issuance or transfer of any capital stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to Rockwood or another Restricted Subsidiary) shall be deemed, in each case to be an incurrence of such Indebtedness;

  (h)
  Indebtedness of a Restricted Subsidiary to Rockwood or another Restricted Subsidiary; provided that

  (1)
  any such Indebtedness is made pursuant to an intercompany note and

  (2)
  if a Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Guarantor, such Indebtedness is subordinated in right of payment to the Guarantee of such Guarantor; provided further that any subsequent transfer of any such Indebtedness (except to Rockwood or another Restricted Subsidiary) shall be deemed, in each case to be an incurrence of such Indebtedness;

  (i)
  shares of preferred stock of a Restricted Subsidiary issued to Rockwood or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any capital stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of preferred stock (except to Rockwood or another Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of preferred stock;

  (j)
  Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting:

  (A)
  interest rate risk with respect to any Permitted Indebtedness or

  (B)
  exchange rate risk with respect to any currency exchange;

  (k)
  obligations in respect of performance and surety bonds and completion guarantees provided by Rockwood or any Restricted Subsidiary in the ordinary course of business;

  (l)
  Indebtedness of any Guarantor in respect of such Guarantor's Guarantee;

  (m)
  Indebtedness, Disqualified Stock and preferred stock of Rockwood or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and preferred stock then outstanding and incurred pursuant to this clause (m), does not at any one time outstanding exceed the sum of

  (x)
  $250.0 million; and

  (y)
  100% of the net cash proceeds received by Rockwood since immediately after July 23, 2003 from the issue or sale of Equity Interests of Rockwood or cash contributed to the capital of Rockwood (in each case other than proceeds of Disqualified Stock or sales of Equity Interests to Rockwood or any of its Subsidiaries) as determined in accordance with clauses (c)(2) and (c)(3) of the first paragraph of "—Limitation on Restricted Payments" to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other investments, payments or exchanges pursuant to the second paragraph of "—Limitation on Restricted Payments" or to make Permitted Investments (other than Permitted Investments specified in clauses (a) and (c) of the definition thereof) (which amount equaled $436.4 million as of June 30, 2005), provided further, however, that the aggregate amount of Indebtedness, Disqualified Stock and preferred stock incurred by Restricted Subsidiaries (other than Guarantors) pursuant to this clause (m) may not exceed $150.0 million outstanding at any one time (it being understood that any Indebtedness, Disqualified Stock or preferred stock incurred pursuant to this clause (m) shall cease to be deemed incurred or outstanding for purposes of this clause (m) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which Rockwood or such

Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or preferred stock under the first paragraph of this covenant without reliance on this clause (m));

  (n)
  (1) any guarantee by Rockwood or a Guarantor of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indenture, or

  (2)
  any guarantee by a Restricted Subsidiary of Indebtedness of Rockwood, provided that such guarantee is incurred in accordance with the covenant described below under "—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries";

  (o)
  the incurrence by Rockwood or any Restricted Subsidiary of Indebtedness, Disqualified Stock or preferred stock which serves to refund or refinance any Indebtedness, Disqualified Stock or preferred stock incurred as permitted under the first paragraph of this covenant and clauses (b) and (c) above, this clause (o) and clause (p) below or any Indebtedness, Disqualified Stock or preferred stock issued to so refund or refinance such Indebtedness, Disqualified Stock or preferred stock including additional Indebtedness, Disqualified Stock or preferred stock incurred to pay premiums and fees in connection therewith (the "Refinancing Indebtedness") prior to its respective maturity; provided, however, that such Refinancing Indebtedness

  (1)
  has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or preferred stock being refunded or refinanced,

  (2)
  to the extent such Refinancing Indebtedness refinances (i) Indebtedness subordinated or pari passu to the notes or any Guarantee of the notes, such Refinancing Indebtedness is subordinated or pari passu to the notes or such Guarantee at least to the same extent as the Indebtedness being refinanced or refunded or (ii) Disqualified Stock or preferred stock, such Refinancing Indebtedness must be Disqualified Stock or preferred stock, respectively and

  (3)
  shall not include

  (x)
  Indebtedness, Disqualified Stock or preferred stock of a Subsidiary that refinances Indebtedness, Disqualified Stock or preferred stock of Rockwood,

  (y)
  Indebtedness, Disqualified Stock or preferred stock of a Subsidiary that is not a Guarantor that refinances Indebtedness, Disqualified Stock or preferred stock of a Guarantor or

  (z)
  Indebtedness, Disqualified Stock or preferred stock of Rockwood or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or preferred stock of an Unrestricted Subsidiary; and provided further that subclause (1) of this clause (o) will not apply to any refunding or refinancing of any Senior Indebtedness; and

  (p)
  Indebtedness, Disqualified Stock or preferred stock of Persons that are acquired by Rockwood or any Restricted Subsidiary or merged into Rockwood or a Restricted Subsidiary in accordance with the terms of the Indenture; provided that such Indebtedness, Disqualified Stock or preferred stock is not incurred in contemplation of such acquisition or merger; and provided further that after giving effect to such acquisition or merger, either

  (1)
  Rockwood would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant or

  (2)
  the Fixed Charge Coverage Ratio is greater than immediately prior to such acquisition or merger.

        For purposes of determining compliance with this covenant, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (a) through (p) above or is entitled to be incurred pursuant to the first paragraph of this covenant, Rockwood shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness, Disqualified Stock or Preferred Stock will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof except as otherwise set forth in clause (m). Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness, Disqualified Stock or Preferred Stock will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant.

        For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

        The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

  Liens.

        Rockwood will not, and will not permit any Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien (other than Permitted Liens) that secures obligations under any Senior Subordinated Indebtedness or Subordinated Indebtedness on any asset or property of Rockwood or such Guarantor, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless the notes (or a Guarantee in the case of Liens of a Guarantor) are equally and ratably secured with, or senior to, in the event the Lien relates to Subordinated Indebtedness, the obligations so secured until such time as such obligations are no longer secured by a Lien.

  Merger, Consolidation or Sale of All or Substantially All Assets.

        Rockwood may not consolidate or merge with or into or wind up into (whether or not Rockwood is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless

  (1)
  Rockwood is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than Rockwood) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the "Successor Company");

  (2)
  the Successor Company, if other than Rockwood, expressly assumes all the obligations of Rockwood under the Indenture and the notes pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

  (3)
  immediately after such transaction no Default or Event of Default exists;

  (4)
  immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period,

  (A)
  the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" or

  (B)
  the Fixed Charge Coverage Ratio for the Successor Company and the Restricted Subsidiaries would be greater than such Ratio for Rockwood and the Restricted Subsidiaries immediately prior to such transaction;

  (5)
  each Guarantor, unless it is the other party to the transactions described above, in which case clause (2) of the second succeeding paragraph shall apply, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person's obligations under the Indenture and the notes; and

  (6)
  Rockwood shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture.

        The Successor Company will succeed to, and be substituted for Rockwood under the Indenture and the notes. Notwithstanding the foregoing clauses (3) and (4),

  (a)
  any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to Rockwood and

  (b)
  Rockwood may merge with an Affiliate incorporated solely for the purpose of reincorporating the guarantor or Rockwood in another State of the United States so long as the amount of Indebtedness of Rockwood and the Restricted Subsidiaries is not increased thereby.

        Subject to certain limitations described in the Indenture governing release of a Guarantee upon the sale or disposition of a Guarantor, each Guarantor will not, and Rockwood will not permit any Guarantor to, consolidate or merge with or into or wind up into (whether or not such Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless

  (A)
  (1) such Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the "Successor Person");

  (2)
  the Successor Person, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under the Indenture and such Guarantor's Guarantee pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the trustee;

  (3)
  immediately after such transaction no Default or Event of Default exists; and

  (4)
  Rockwood shall have delivered to the Trustee an Officers' certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture; or

  (B)
  (1) the transaction is made in compliance with the covenant described under "—Repurchase at the Option of Holders—Asset Sales;" and

  (2)
  if the Successor Person is a Restricted Subsidiary (other than such Guarantor or a Designated Non-Guarantor Joint Venture), the Successor Person expressly assumes all the obligations of such Guarantor under the Indenture and such Guarantor's Guarantee pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the trustee; provided, however, that if the Successor Person is a Designated Non-Guarantor Joint Venture, all the obligations of such Guarantor under the Indenture and such Guarantor's Guarantee will be required to be expressly assumed by such Designated Non-Guarantor Joint Venture only if, immediately after giving effect to such transaction or transactions on a pro forma basis, (i) a Default or Event of Default would then exist and be continuing or (ii) the total assets (excluding intercompany assets) of such Guarantor, valued immediately prior to such transaction, together with any assets (excluding intercompany assets) previously transferred to any Designated Non-Guarantor Joint Venture by any other Guarantor, valued at the time such assets were transferred to such Designated Non-Guarantor Joint Ventures, would exceed 10.0% of the total assets (excluding intercompany assets) of Rockwood and its Restricted Subsidiaries as shown on the most recent balance sheet of Rockwood and its Restricted Subsidiaries prior to the most recent proposed transfer.

        Subject to certain limitations described in the Indenture, the Successor Person will succeed to, and be substituted for, such guarantor under the Indenture and such Guarantor's Guarantee. Notwithstanding the foregoing, any Guarantor may merge into or transfer all or part of its properties and assets to another Guarantor or Rockwood.

  Transactions with Affiliates.

        Rockwood will not, and will not permit any Restricted Subsidiary to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Rockwood (each of the foregoing, an "Affiliate Transaction") involving aggregate payments or consideration in excess of $5.0 million, unless

  (a)
  such Affiliate Transaction is on terms that are not materially less favorable to Rockwood or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Rockwood or such Restricted Subsidiary with an unrelated Person and

  (b)
  Rockwood delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $10.0 million, a resolution adopted by the majority of the Board of Directors approving such Affiliate Transaction and set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (a) above.

        The foregoing provisions will not apply to the following:

  (1)
  Transactions between or among Rockwood and/or any of the Restricted Subsidiaries;

  (2)
  Restricted Payments permitted by the provisions of the Indenture described above under the covenant "—Limitation on Restricted Payments" and the definition of "Permitted Investments";

  (3)
  the payment of customary annual management, consulting, monitoring and advisory fees and related expenses to Kohlberg Kravis Roberts & Co. L.P., DLJ Merchant Banking Partners and their respective Affiliates;

  (4)
  the payment of reasonable and customary fees paid to, and indemnities provided on behalf of, officers, directors, employees or consultants of Rockwood, any of its direct or indirect parent corporations or any Restricted Subsidiary;

  (5)
  payments by Rockwood or any Restricted Subsidiary to Kohlberg Kravis Roberts & Co. L.P., DLJ Merchant Banking Partners and their respective Affiliates made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which payments are approved by a majority of the Board of Directors of Rockwood in good faith;

  (6)
  transactions in which Rockwood or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to Rockwood or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;

  (7)
  payments or loans (or cancellation of loans) to employees or consultants of Rockwood, any of its direct or indirect parent corporations or any Restricted Subsidiary which are approved by a majority of the Board of Directors of Rockwood in good faith;

  (8)
  any agreement as in effect as of the Issue Date, or any amendment thereto (so long as any such amendment is not disadvantageous to the holders in any material respect);

  (9)
  the existence of, or the performance by Rockwood or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by Rockwood or any Restricted Subsidiary of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (9) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Holders in any material respect;

  (10)
  the Transactions and the payment of all fees and expenses related to the Transactions, in each case as disclosed in this prospectus;

  (11)
  transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture which are fair to Rockwood and its Restricted Subsidiaries, in the reasonable determination of the Board of Directors of Rockwood or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

  (12)
  the issuance of Equity Interests (other than Disqualified Stock) of Rockwood to any Permitted Holder; and

  (13)
  sales of accounts receivable, or participations therein, in connection with any Receivables Facility.

  Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

        Rockwood will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

  (a)
  (1) pay dividends or make any other distributions to Rockwood or any Restricted Subsidiary

  •
  on its capital stock or

  •
  with respect to any other interest or participation in, or measured by, its profits or

  (2)
  pay any Indebtedness owed to Rockwood or any Restricted Subsidiary;

  (b)
  make loans or advances to Rockwood or any Restricted Subsidiary; or

  (c)
  sell, lease or transfer any of its properties or assets to Rockwood or any Restricted Subsidiary,

except (in each case) for such encumbrances or restrictions existing under or by reason of:

  (1)
  contractual encumbrances or restrictions in effect on the Issue Date, including, without limitation, pursuant to the Senior Credit Facilities and their related documentation, the 2011 Notes;

  (2)
  the Indenture and the notes;

  (3)
  purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

  (4)
  applicable law or any applicable rule, regulation or order;

  (5)
  any agreement or other instrument of a Person acquired by Rockwood or any Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

  (6)
  contracts for the sale of assets, including, without limitation, customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the capital stock or assets of such Subsidiary;

  (7)
  secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" and "—Liens" that limit the right of the debtor to dispose of the assets securing such Indebtedness;

  (8)
  restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

  (9)
  other Indebtedness, Disqualified Stock or preferred stock of Restricted Subsidiaries permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock";

  (10)
  customary provisions in joint venture agreements and other similar agreements;

  (11)
  customary provisions contained in leases and other agreements entered into in the ordinary course of business;

  (12)
  any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (11) above, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of Rockwood's board of directors, no more restrictive with respect to such encumbrance and other restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; and

  (13)
  restrictions created in connection with any Receivables Facility that, in the good faith determination of the board of directors of Rockwood, are necessary or advisable to effect such Receivables Facility.

  Limitation on Guarantees of Indebtedness by Restricted Subsidiaries.

  (a)
  Rockwood will not permit any Restricted Subsidiary, other than a Guarantor, to guarantee the payment of any Indebtedness of Rockwood or any other Guarantor unless

  (A)
  such Restricted Subsidiary simultaneously executes and delivers supplemental indentures to the Indenture providing for a guarantee of payment of the notes by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of Rockwood or any Guarantor

  (1)
  if the notes or such Guarantor's Guarantee of the notes are subordinated in right of payment to such Indebtedness, the Guarantee under the supplemental indentures shall be subordinated to such Restricted Subsidiary's guarantee with respect to such Indebtedness substantially to the same extent as the notes are subordinated to such Indebtedness under the Indenture and

  (2)
  if such Indebtedness is by its express terms subordinated in right of payment to the notes or such Guarantor's Guarantee of the notes, any such guarantee of such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Restricted Subsidiary's Guarantee with respect to the notes substantially to the same extent as such Indebtedness is subordinated to the notes;

  (B)
  such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against Rockwood or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its guarantee; and

  (C)
  such Restricted Subsidiary shall deliver to the Trustee an opinion of counsel to the effect that

  (1)
  such Guarantee of the notes has been duly executed and authorized and

  (2)
  such Guarantee of the notes constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity;

provided that this paragraph (a) shall not be applicable to any guarantee of any Restricted Subsidiary

  (x)
  that

  •
  existed at the time such Person became a Restricted Subsidiary and

  •
  was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or

  (y)
  that guarantees the payment of Obligations of Rockwood or any Restricted Subsidiary under the Senior Credit Facilities or any other Senior Indebtedness and any refunding, refinancing or replacement thereof, in whole or in part, provided that such refunding, refinancing or replacement thereof constitutes Senior Indebtedness and provided further that any such Senior Indebtedness and any refunding, refinancing or replacement thereof is not incurred pursuant to a registered offering of securities under the Securities Act or a private placement of securities (including under Rule 144A) pursuant to an exemption from the registration requirements of the Securities Act, which private placement provides for registration rights under the Securities Act.

        In the event that a Subsidiary Guarantor enters into a Subsidiary Guarantee at a time when the notes are listed on any national or internationally recognized securities exchange, Rockwood will, to the extent required by such securities exchange, notify such securities exchange and deposit a copy of the new Guarantee with such securities exchange.

  (b)
  Notwithstanding the foregoing and the other provisions of the Indenture, any Guarantee by a Restricted Subsidiary of the notes shall provide by its terms that it shall be automatically and unconditionally released and discharged upon:

  (A)
  any sale, exchange or transfer of all of Rockwood's capital stock in such Restricted Subsidiary (by merger or otherwise), which sale, exchange or transfer is not prohibited by the Indenture, to (i) any Person who is not a Restricted Subsidiary, and (ii) and Designated Non-Guarantor Joint Venture; provided, however, that, in the case of transfers to a Designated Non-Guarantor Joint Venture, the applicable Guarantee shall not be released and discharged if, immediately after giving effect to such release and discharge on a pro forma basis, (i) a Default or Event of Default would then exist and be continuing or (ii) the total assets (excluding intercompany assets) of such Restricted Subsidiary transferred, valued immediately prior to its transfer to a Designated Non-Guarantor Joint Venture, together with any assets (excluding intercompany assets) previously transferred to any Designated Non-Guarantor Joint Venture by any other Restricted Subsidiary that was a Guarantor valued at the time such assets were transferred to such Designated Non-Guarantor Joint Ventures, would exceed 10.0% of the total assets (excluding intercompany assets) of Rockwood and its Restricted Subsidiaries as shown on the most recent balance sheet of Rockwood and its Restricted Subsidiaries prior to the most recent proposed transfer, or

  (B)
  the release or discharge of the guarantee by such Restricted Subsidiary which resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee, or

  (C)
  if Rockwood properly designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary.

        In the event that a Subsidiary Guarantor is released from its obligations under a Subsidiary Guarantee at a time when the notes are listed on a national or internationally recognized securities exchange, Rockwood will, to the extent required by such securities exchange, notify such securities exchange.

  Limitation on Layering.

        Rockwood will not, and will not permit any Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinate in right of payment to any Indebtedness of Rockwood or any Guarantor, as the case may be, unless such Indebtedness is either

  (a)
  equal in right of payment with the notes or such Guarantor's Guarantee, as the case may be, or

  (b)
  subordinate in right of payment to the notes or such Guarantor's guarantee, as the case may be.

  Reports and Other Information.

        Notwithstanding that Rockwood may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the Securities and Exchange Commission, the Indenture requires Rockwood to file with the Commission (and make available to the Trustee and Holders of the notes (without exhibits), without cost to each Holder, within 15 days after it files them with the Commission),

  (a)
  within 90 days (or the successor time period then in effect under the rules and regulations of the Exchange Act) after the end of each fiscal year, annual reports on Form 10-K, or any successor or comparable form, containing the information required to be contained therein, or required in such successor or comparable form;

  (b)
  within 45 days (or the successor time period then in effect under the rules and regulations of the Exchange Act) after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 10-Q, containing the information required to be contained therein, or any successor or comparable form;

  (c)
  promptly from time to time after the occurrence of an event required to be therein reported, such other reports on Form 8-K, or any successor or comparable form; and

  (d)
  any other information, documents and other reports which Rockwood would be required to file with the Commission if it were subject to Section 13 or 15(d) of the Exchange Act;

provided that Rockwood shall not be so obligated to file such reports with the Commission if the Commission does not permit such filing, in which event Rockwood will make available such information to prospective purchasers of notes, in addition to providing such information to the Trustee and the Holders of the notes, in each case within 15 days after the time Rockwood would be required to file such information with the Commission, if it were subject to Sections 13 or 15(d) of the Exchange Act.

        In addition, Rockwood and the Guarantors agree that, for so long as any notes remain outstanding, if at any time they are not obligated to file with the SEC the reports required by the preceding paragraphs, they will furnish to the holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

        Rockwood will also make available copies of the above information required by clauses (a) through (d) above if and for so long as the notes are listed on any national or internationally recognized securities exchange and such securities exchange so requires.

Events of Default and Remedies

        The following events constitute Events of Default under the Indenture:

  (1)
  default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the notes issued under the Indenture whether or not such payment shall be prohibited by the subordination provisions relating to the notes;

  (2)
  default for 30 days or more in the payment when due of interest on or with respect to the notes issued under the Indenture whether or not such payment shall be prohibited by the subordination provisions relating to the notes;

  (3)
  failure by Rockwood or any Guarantor for 30 days after receipt of written notice given by the Trustee or the Holders of at least 30% in principal amount of the notes then outstanding and issued under the Indenture to comply with any of its other agreements in the Indenture or the notes;

  (4)
  default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by Rockwood or any Restricted Subsidiary or the payment of which is guaranteed by Rockwood or any Restricted Subsidiary, other than Indebtedness owed to Rockwood or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the notes, if both

  (A)
  such default either

  •
  results from the failure to pay any such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or

  •
  relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity and

  (B)
  the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $35.0 million or more at any one time outstanding;

  (5)
  failure by Rockwood or any Significant Subsidiary to pay final judgments aggregating in excess of $35.0 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

  (6)
  certain events of bankruptcy or insolvency with respect to Rockwood or any Significant Subsidiary; or

  (7)
  the Guarantee of any Significant Subsidiary shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any Guarantor that is a Significant Subsidiary, as the case may be, denies that it has any further liability under its Guarantee or gives notice to such effect, other than by reason of the termination of the related Indenture or the release of any such Guarantee in accordance with the Indenture.

        If any Event of Default (other than of a type specified in clause (6) above) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 30% in principal amount of the then outstanding notes issued under the Indenture may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding notes issued under the Indenture to be due and payable immediately; provided, however, that, so long as any Indebtedness permitted to be incurred under the Indenture as part of the Senior Credit Facilities shall be outstanding, no such acceleration shall be effective until the earlier of

  (1)
  acceleration of any such Indebtedness under the Senior Credit Facilities or

  (2)
  five business days after the giving of written notice to Rockwood and the administrative agent under the Senior Credit Facilities of such acceleration.

        Upon the effectiveness of such declaration, such principal and interest will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (6) of the first paragraph of this section, all outstanding notes will become due and payable without further action or notice. Holders may not enforce the Indenture or the notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes issued under the Indenture may direct the Trustee in its exercise of any trust or power. The Indenture provides that the Trustee may withhold from Holders notice of any continuing Default or Event of Default, except a Default or Event of Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest. In addition, the Trustee shall have no obligation to accelerate the notes if in the best judgment of the Trustee acceleration is not in the best interest of the Holders of such notes.

        The Indenture provides that the Holders of a majority in aggregate principal amount of the then outstanding notes issued thereunder by notice to the Trustee may on behalf of the Holders of all of such notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, premium, if any, or the principal of any such note held by a non-consenting Holder. In the event of any Event of Default specified in clause (4) above, such Event of Default and all consequences thereof (excluding any resulting payment default) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose

  (x)
  the Indebtedness or guarantee that is the basis for such Event of Default has been discharged, or

  (y)
  the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default, or

  (z)
  if the default that is the basis for such Event of Default has been cured.

        The Indenture provides that Rockwood is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and Rockwood will be required, within five Business Days, upon becoming aware of any Default or Event of Default or any default under any document, instrument or agreement representing Indebtedness of Rockwood or any Guarantor, to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No director, officer, employee, incorporator or stockholder of Rockwood or any Guarantor or any of their parent companies shall have any liability for any obligations of Rockwood or the Guarantors under the notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

        The obligations of Rockwood and the Guarantors under the Indenture will terminate (other than certain obligations) and will be released upon payment in full of all of the notes issued under the Indenture. Rockwood may, at its option and at any time, elect to have all of its obligations discharged with respect to the notes issued under the Indenture and have each Guarantor's obligation discharged with respect to its Guarantee ("Legal Defeasance") and cure all then existing Events of Default except for

  (1)
  the rights of Holders of notes issued under the Indenture to receive payments in respect of the principal of, premium, if any, and interest on such notes when such payments are due solely out of the trust created pursuant to the Indenture,

  (2)
  Rockwood's obligations with respect to notes issued under the Indenture concerning issuing temporary notes, registration of such notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust,

  (3)
  the rights, powers, trusts, duties and immunities of the Trustee, and Rockwood's obligations in connection therewith and

  (4)
  the Legal Defeasance provisions of the Indenture.

        In addition, Rockwood may, at its option and at any time, elect to have its obligations and those of each Guarantor released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including bankruptcy, receivership, rehabilitation and insolvency events pertaining to Rockwood) described under "Events of Default" will no longer constitute an Event of Default with respect to the notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the notes issued under the Indenture:

  (1)
  Rockwood must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, U.S. dollar-denominated non-callable Government Securities, or a combination thereof, in the case of dollar notes, and cash in euro, euro-denominated non-callable Government Securities or a combination thereof, in the case of euro notes, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest due on the notes issued under the Indenture on the stated maturity date or on the redemption date, as the case may be, of such principal, premium, if any, or interest on the notes;

  (2)
  in the case of Legal Defeasance, Rockwood shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions,

  (A)
  Rockwood has received from, or there has been published by, the United States Internal Revenue Service a ruling or

  (B)
  since the issuance of the notes, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion of counsel in the United States shall confirm that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

  (3)
  in the case of Covenant Defeasance, Rockwood shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

  (4)
  no Default or Event of Default (other than that resulting from borrowing funds to be applied to make such deposit) shall have occurred and be continuing on the date of such deposit or, with respect to certain bankruptcy or insolvency Events of Default, on the 91st day after such date of deposit;

  (5)
  such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Senior Credit Facilities or any other material agreement or instrument (other than the Indenture) to which, Rockwood or any Guarantor is a party or by which Rockwood or any guarantor is bound;

  (6)
  Rockwood shall have delivered to the Trustee an opinion of counsel to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally under any applicable U.S. federal or state law, and that the Trustee has a perfected security interest in such trust funds for the ratable benefit of the Holders;

  (7)
  Rockwood shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by Rockwood with the intent of defeating, hindering, delaying or defrauding any creditors of Rockwood or any Guarantor or others; and

  (8)
  Rockwood shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel in the United States (which opinion of counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

        The Indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when either

  (a)
  all such notes theretofore authenticated and delivered, except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

  (b)
  (1) all such notes not theretofore delivered to such Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year and Rockwood or any Guarantor has irrevocably deposited or caused to be deposited with such Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, U.S. dollar-denominated non-callable Government Securities, or a combination thereof, in the case of dollar notes, and euro, euro-denominated non-callable Government Securities or a combination thereof, in the case of euro notes, in each case, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on such notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

  (2)
  no Default or Event of Default (other than that resulting from borrowing funds to be applied to make such deposit) with respect to the Indenture or the notes issued thereunder shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Rockwood or any Guarantor is a party or by which Rockwood or any Guarantor is bound;

  (3)
  Rockwood has paid or caused to be paid all sums payable by it under the Indenture; and

  (4)
  Rockwood has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of such notes at maturity or the redemption date, as the case may be.

        In addition, Rockwood must deliver an Officers' Certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Transfer and Exchange

        A Holder may transfer or exchange notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and Rockwood may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. Rockwood will not be required to transfer or exchange any note selected for redemption. Also, Rockwood will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

        The registered Holder of a note will be treated as the owner of the note for all purposes.

Amendment, Supplement and Waiver

        Except as provided in the next two succeeding paragraphs, the Indenture, any related guarantee and the notes issued thereunder may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the notes then outstanding and issued under the Indenture, including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes, and any existing Default or Event of Default or compliance with any provision of the Indenture or the notes issued thereunder may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes issued under the Indenture, other than notes beneficially owned by Rockwood or its Affiliates (including consents obtained in connection with a purchase of or tender offer or exchange offer for notes); provided, however, that if any amendment, waiver or other modification will only affect the dollar notes or the euro notes, only the consent of the holders of at least a majority in principal amount of the then outstanding dollar notes or euro notes (and not the consent of at least a majority of all notes), as the case may be, shall be required.

        The Indenture will provide that, without the consent of each Holder affected, an amendment or waiver may not, with respect to any notes issued under the Indenture and held by a non-consenting Holder:

  (1)
  reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver,

  (2)
  reduce the principal of or change the fixed maturity of any such note or alter or waive the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption "—Repurchase at the Option of Holders"),

  (3)
  reduce the rate of or change the time for payment of interest on any note,

  (4)
  waive a Default or Event of Default in the payment of principal of or premium, if any, or interest or Additional Interest, if any, on the notes issued under the Indenture, except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in the Indenture or any guarantee which cannot be amended or modified without the consent of all Holders,

  (5)
  make any note payable in money other than that stated in the notes,

  (6)
  make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the notes,

  (7)
  make any change in these amendment and waiver provisions,

  (8)
  impair the right of any Holder to receive payment of principal of, or interest on such Holder's notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's notes or

  (9)
  make any change in the subordination provisions of the Indenture that would adversely affect the Holders.

        Notwithstanding the foregoing, without the consent of any Holder, Rockwood, any Guarantor (with respect to a Guarantee or the Indenture to which it is a party) and the Trustee may amend or supplement the Indenture, any guarantee or the notes:

  (1)
  to cure any ambiguity, omission, defect or inconsistency;

  (2)
  to provide for uncertificated notes in addition to or in place of certificated notes;

  (3)
  to comply with the covenant relating to mergers, consolidations and sales of assets;

  (4)
  to provide the assumption of Rockwood's or any Guarantor's obligations to Holders;

  (5)
  to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Indenture of any such Holder;

  (6)
  to add covenants for the benefit of the Holders or to surrender any right or power conferred upon Rockwood;

  (7)
  to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

  (8)
  to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee pursuant to the requirements thereof;

  (9)
  to provide for the issuance of exchange notes or private exchange notes, which are identical to exchange notes except that they are not freely transferrable; or

  (10)
  to add a Guarantor under the Indenture.

        The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

        Rockwood will, if the notes are listed on any national or internationally recognized securities exchange, to the extent required by such securities exchange, inform such securities exchange of any of the foregoing amendments, supplements and waivers.

Notices

        Notices given by publication will be deemed given on the first date on which publication is made and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing.

Concerning the Trustee

        The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of Rockwood, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

        The Indenture provides that the Holders of a majority in principal amount of the outstanding notes issued thereunder will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture also provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of the notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

        The Indenture, the notes and any Guarantee are governed by and construed in accordance with the laws of the State of New York.

Certain Definitions

        Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided. For purposes of the Indenture, unless otherwise specifically indicated, the term "consolidated" with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

        "Acquired Indebtedness" means, with respect to any specified Person,

  (1)
  Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and

  (2)
  Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

        "Acquisition" means the acquisition by Rockwood Specialties Group, Inc. of the outstanding capital stock of certain members of the Dynamit Nobel Group from mg technologies ag and certain of its subsidiaries pursuant to an acquisition agreement notarized on April 19, 2004 and the related acquisition agreements.

        "Additional Interest" means all additional interest then owing pursuant to the registration rights agreement.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

        "Applicable Premium" means, with respect to any note on any redemption date, the greater of:

  (1)
  1.0% of the principal amount of the note; or

  (2)
  the excess of:

  (a)
  the present value at such redemption date of (i) the redemption price of the note at November 15, 2009, (such redemption price being set forth in the table appearing above under the caption "—Optional Redemption") plus (ii) all required interest payments due on the note through November 15, 2009, (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate, in the case of dollar notes, and the Bund Rate, in the case of euro notes, as of such redemption date plus 50 basis points; over

  (b)
  the principal amount of the note, if greater.

        "Asset Sale" means

  (1)
  the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a sale and leaseback) of Rockwood or any Restricted Subsidiary (each referred to in this definition as a "disposition") or

  (2)
  the issuance or sale of Equity Interests of any Restricted Subsidiary, whether in a single transaction or a series of related transactions, in each case, other than:

  (a)
  a disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out equipment in the ordinary course of business or inventory or goods held for sale in the ordinary course of business;

  (b)
  the disposition of all or substantially all of the assets of Rockwood in a manner permitted pursuant to the provisions described above under "—Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets" or any disposition that constitutes a Change of Control pursuant to the Indenture;

  (c)
  the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under "—Certain Covenants—Limitation on Restricted Payments";

  (d)
  any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate fair market value of less than $7.5 million;

  (e)
  any disposition of property or assets or issuance of securities by a Restricted Subsidiary to Rockwood or by Rockwood or a Restricted Subsidiary to a Restricted Subsidiary;

  (f)
  to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

  (g)
  the lease, assignment or sub-lease of any real or personal property in the ordinary course of business;

  (h)
  any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary (with the exception of Investments in Unrestricted Subsidiaries acquired pursuant to clause (j) of the definition of Permitted Investments);

  (i)
  foreclosures on assets;

    (j)
    sales of accounts receivable, or participations therein, in connection with any Receivables Facility; and

    (k)
    any financing transaction with respect to property built or acquired by Rockwood or any Restricted Subsidiary after July 23, 2003, including, without limitation, sale leasebacks and asset securitizations permitted by the Indenture.

        "Bund Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity as of such date of the Comparable German Bund Issue, assuming a price for the Comparable German Bund Issue (expressed as a percentage of its principal amount) equal to the Comparable German Bund Price for such redemption date, where:

  (1)
  "Comparable German Bund Issue" means the German Bundesanleihe security selected by any Reference German Bund Dealer as having a fixed maturity most nearly equal to the period from such redemption date to November 15, 2009 and that would be utilized at the time of selection and in accordance with customary financial practice, in pricing new issues of euro-denominated corporate debt securities in a principal amount approximately equal to the then outstanding principal amount of the notes and of a maturity most nearly equal to November 15, 2009; provided, however, that, if the period from such redemption date to November 15, 2009 is not equal to the fixed maturity of the German Bundesanleihe security selected by such Reference German Bund Dealer, the Bund Rate shall be determined by linear interpolation (calculated to the nearest one-twelfth of a year) from the yields of German Bundesanleihe securities for which such yields are given, except that if the period from such redemption date to November 15, 2009 is less than one year, a fixed maturity of one year shall be used;

  (2)
  "Comparable German Bund Price" means, with respect to any redemption date, the average of all Reference German Bund Dealer Quotations for such date (which, in any event, must include at least two such quotations), after excluding the highest and lowest such Reference German Bund Dealer Quotations, or if Rockwood obtains fewer than four such Reference German Bund Dealer Quotations, the average of all such quotations;

  (3)
  "Reference German Bund Dealer" means any dealer of German Bundesanleihe securities appointed by Rockwood in good faith; and

  (4)
  "Reference German Bund Dealer Quotations" means, with respect to each Reference German Bund Dealer and any redemption date, the average as determined by Rockwood in good faith of the bid and offered prices for the Comparable German Bund Issue (expressed in each case as a percentage of its principal amount) quoted in writing to Rockwood by such Reference German Bund Dealer at 3:30 p.m. Frankfurt, Germany, time on the third Business Day preceding the redemption date.

        "Capitalized Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with generally accepted accounting principles.

        "Cash Equivalents" means

  (1)
  United States dollars,

  (2)
  pounds sterling,

  (3)
  (a) euro, or any national currency of any participating member state in the European Union or, (b) in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by them from time to time in the ordinary course of business,

  (4)
  securities issued or directly and fully and unconditionally guaranteed or insured by the United States government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition,

  (5)
  securities issued or directly and fully and unconditionally guaranteed or insured by a member of the European Union, or any agency or instrumentality thereof, the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

  (6)
  certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500.0 million,

  (7)
  repurchase obligations for underlying securities of the types described in clauses (5) and (6) entered into with any financial institution meeting the qualifications specified in clause (6) above,

  (8)
  commercial paper rated at least P-1 by Moody's or at least A-1 by Standard & Poor's and in each case maturing within 12 months after the date of creation thereof,

  (9)
  investment funds investing 95% of their assets in securities of the types described in clauses (1) through (8) above,

  (10)
  readily marketable direct obligations issued by any state of the United States of America, any member of the European Union or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody's or Standard & Poor's with maturities of 24 months or less from the date of acquisition; and

  (10)
  Indebtedness or preferred stock issued by Persons with a rating of "A" or higher from Standard & Poor's or "AA2" or higher from Moody's with maturities of 12 months or less from the date of acquisition.

        Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) through (3) above, provided that such amounts are converted into any currency listed in clauses (1) through (3) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

        "Change of Control" means the occurrence of any of the following:

  (1)
  the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of Rockwood and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder; or

  (2)
  Rockwood becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Stock of Rockwood or any of its direct or indirect parent corporations.

        "Consolidated Depreciation and Amortization Expense" means with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees, and other non-cash charges, excluding any non-cash item that represents an accrual or reserve for a cash expenditure for a future period, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with generally accepted accounting principles.

        "Consolidated Interest Expense" means, with respect to any Person for any period, the sum, without duplication, of:

  (a)
  consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations pursuant to Financial Accounting Standards Board Statement No. 133—"Accounting for Derivative Instruments and Hedging Activities"), the interest component of Capitalized Lease Obligations and net payments, if any, pursuant to Hedging Obligations, and excluding amortization of deferred financing fees), and

  (b)
  consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued.

        "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income, of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with generally accepted accounting principles; provided, however, that

  (1)
  any net after-tax extraordinary gains or losses, less all fees and expenses relating thereto, shall be excluded,

  (2)
  the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

  (3)
  any net after-tax income (loss) from disposed operations and any net after-tax gains or losses on disposal of disposed operations shall be excluded,

  (4)
  any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Board of Directors of Rockwood, shall be excluded,

  (5)
  the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that, to the extent not already included, Consolidated Net Income of Rockwood shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period,

  (6)
  the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or in similar distributions has been legally waived, provided that Consolidated Net Income of Rockwood will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to Rockwood or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,

  (7)
  any increase in amortization or depreciation resulting from purchase accounting in relation to any acquisition that is consummated after July 23, 2003, net of taxes, shall be excluded,

  (8)
  any net after-tax income (loss) from the early extinguishment of Indebtedness shall be excluded, and

  (9)
  any goodwill impairment charge pursuant to Financial Accounting Standards Board Statement No. 142—"Goodwill and Other Intangible Assets" shall be excluded.

Notwithstanding the foregoing, for the purpose of the covenant described under "—Certain Covenants—Limitation on Restricted Payments" only (other than clause (c)(4) thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by Rockwood and the Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from Rockwood and the Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by Rockwood or any Restricted Subsidiary, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case, only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clause (c)(4) thereof.

        "Contingent Obligations" means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

  (1)
  to purchase any such primary obligation or any property constituting direct or indirect security therefor,

  (2)
  to advance or supply funds

  (A)
  for the purchase or payment of any such primary obligation or

  (B)
  to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

  (3)
  to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

        "Credit Facilities" means, with respect to Rockwood, one or more debt facilities, including, without limitation, the Senior Credit Facilities, or commercial paper facilities with banks or other institutional lenders or investors or indentures providing for revolving credit loans, term loans, receivables financing, including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against receivables, letters of credit or other long-term indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced, including increasing the amount borrowed thereunder, in whole or in part from time to time.

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "Designated Non-cash Consideration" means the fair market value of non-cash consideration received by Rockwood or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers' Certificate, setting forth the basis of such valuation, executed by an executive vice president and the principal financial officer of Rockwood, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

        "Designated Non-Guarantor Joint Venture" means any non-Wholly Owned Restricted Subsidiary engaged in a Similar Business that is designated as a Designated Non-Guarantor Joint Venture pursuant to an Officers' Certificate.

        "Designated Preferred Stock" means preferred stock of Rockwood or any parent corporation thereof (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary) and is so designated as Designated Preferred Stock, pursuant to an Officers' Certificate executed by an executive vice president and the principal financial officer of Rockwood or the applicable parent corporation thereof, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (c) of the first paragraph of the "—Certain Covenants—Limitation on Restricted Payments" covenant.

        "Disqualified Stock" means, with respect to any Person, any capital stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable, other than as a result of a change of control or asset sale, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, other than as a result of a change of control or asset sale, in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the notes or the date the notes are no longer outstanding; provided, however, that if such capital stock is issued to any plan for the benefit of employees of Rockwood or its Subsidiaries or by any such plan to such employees, such capital stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by Rockwood or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

        "Domestic Subsidiary" means, with respect to any Person, any Restricted Subsidiary of such Person other than a Foreign Subsidiary.

        "EBITDA" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus

  (a)
  provision for taxes based on income or profits of such Person for such period deducted in computing Consolidated Net Income, plus

  (b)
  Consolidated Interest Expense of such Person for such period to the extent the same was deducted in calculating such Consolidated Net Income, plus

  (c)
  Consolidated Depreciation and Amortization Expense of such Person for such period to the extent such depreciation and amortization were deducted in computing Consolidated Net Income, plus

  (d)
  any expenses or charges related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or Indebtedness permitted to be incurred by the Indenture (whether or not successful), including such fees, expenses or charges related to the offering of the notes, the 2011 Notes, the Senior Subordinated Loans and the Credit Facilities, and deducted in computing Consolidated Net Income, plus

  (e)
  the amount of any restructuring charge deducted in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after July 23, 2003, plus

  (f)
  without duplication, any other non-cash charges reducing Consolidated Net Income for such period, excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period, plus

  (g)
  the amount of any minority interest expense deducted in calculating Consolidated Net Income (less the amount of any cash dividends paid to the holders of such minority interests), plus

  (h)
  Systems/Organizational Establishment Expenses and, prior to December 31, 2001, unusual patent litigation expenses, less

  (i)
  without duplication, non-cash items increasing Consolidated Net Income of such Person for such period, excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period.

        "EMU" means economic and monetary union as contemplated in the Treaty on European Union.

        "Equity Interests" means capital stock and all warrants, options or other rights to acquire capital stock, but excluding any debt security that is convertible into, or exchangeable for, capital stock.

        "Equity Offering" means any public or private sale of common stock or preferred stock of Rockwood or any of its direct or indirect parent corporations (excluding Disqualified Stock), other than

  (a)
  public offerings with respect to Rockwood's or any direct or indirect parent corporation's common stock registered on Form S-8 and

  (b)
  any such public or private sale that constitutes an Excluded Contribution.

        "euro" or "€" means the single currency of participating member states of the EMU.

        "European Union" means the European Union, including the countries of Austria, Belgium, Denmark, France, Finland, Germany, Greece, Ireland, Italy, Luxembourg, The Netherlands, Portugal, Spain, Sweden and the United Kingdom, but not including any country which becomes a member of the European Union after the Issue Date.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

        "Excluded Contribution" means net cash proceeds, marketable securities or Qualified Proceeds received by Rockwood from

  (a)
  contributions to its common equity capital, and

  (b)
  the sale (other than to a Subsidiary of Rockwood or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of Rockwood) of capital stock (other than Disqualified Stock and Designated Preferred Stock) of Rockwood,

in each case, designated as Excluded Contributions pursuant to an officers' certificate executed by an executive vice president and the principal financial officer of Rockwood on the date such capital contributions are made or the date such capital stock are sold, as the case may be, which are excluded from the calculation set forth in clause (c) of the first paragraph under "—Certain Covenants—Limitation on Restricted Payments."

        "Existing Indebtedness" means Indebtedness of Rockwood or the Restricted Subsidiaries in existence on the Issue Date, plus interest accruing thereon.

        "Fixed Charge Coverage Ratio" means, with respect to any Person for any period consisting of such Person and its Restricted Subsidiaries most recently ended four full fiscal quarters for which internal financial statements are available, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that Rockwood or any Restricted Subsidiary incurs, assumes, guarantees or redeems any Indebtedness or issues or redeems Disqualified Stock or preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of Indebtedness, or such issuance or redemption of Disqualified Stock or preferred stock, as if the same had occurred at the beginning of the applicable four-quarter period.

        For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (as determined in accordance with generally accepted accounting principles) that have been made by Rockwood or any Restricted Subsidiary during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into Rockwood or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the applicable four-quarter period.

        For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of Rockwood. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of Rockwood to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with generally accepted accounting principles. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as Rockwood may designate.

        "Fixed Charges" means, with respect to any Person for any period, the sum of

  (a)
  Consolidated Interest Expense of such Person for such period,

  (b)
  all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock (including any Designated Preferred Stock) of such Person, and

  (c)
  all cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Stock.

        "Foreign Subsidiary" means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof.

        "Government Securities" means securities that are

  (a)
  direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America;

  (b)
  ,  issued or directly and fully and unconditionally guaranteed or insured by a member of the European Union, or any agency or instrumentality thereof, the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government;

which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

        "guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

        "Guarantee" means the guarantee by any Guarantor of Rockwood's Indenture Obligations.

        "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (a) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements and (b) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

        "Holder" means a holder of the notes.

        "Indebtedness" means, with respect to any Person,

  (a)
  any indebtedness (including principal and premium) of such Person, whether or not contingent

  (1)
  in respect of borrowed money,

  (2)
  evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers' acceptances (or, without double counting, reimbursement agreements in respect thereof),

  (3)
  representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business, or

  (4)
  representing any Hedging Obligations,

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with generally accepted accounting principles,

  (b)
  to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person, other than by endorsement of negotiable instruments for collection in the ordinary course of business, and

  (c)
  to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that Contingent Obligations incurred in the ordinary course of business shall be deemed not to constitute Indebtedness; and obligations under or in respect of Receivables Facilities shall not be deemed to constitute Indebtedness.

        "Independent Financial Advisor" means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of Rockwood, qualified to perform the task for which it has been engaged.

        "Investment Grade Securities" means

  (1)
  securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents),

  (2)
  securities issued or directly and fully guaranteed or insured by a member of the European Union, or any agency or instrumentality thereof (other than Cash Equivalents);

  (3)
  debt securities or debt instruments with a rating of BBB- or higher by Standard & Poor's or Baa3 or higher by Moody's or the equivalent of such rating by such rating organization, or, if no rating of Standard & Poor's or Moody's then exists, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instruments constituting loans or advances among Rockwood and its Subsidiaries,

  (4)
  investments in any fund that invests exclusively in investments of the type described in clauses (1), (2) and (3) which fund may also hold immaterial amounts of cash pending investment and/or distribution,

  (5)
  corresponding instruments in countries other than those identified in clauses (1) and (2) above customarily utilized for high quality investments.

        "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by generally accepted accounting principles to be classified on the balance sheet (excluding the footnotes) of Rockwood in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of "Unrestricted Subsidiary" and the covenant described under "—Certain Covenants—Limitation on Restricted Payments,"

  (1)
  "Investments" shall include the portion (proportionate to Rockwood's equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of Rockwood at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Rockwood shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to

  (x)
  Rockwood's "Investment" in such Subsidiary at the time of such redesignation less

  (y)
  the portion (proportionate to Rockwood's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

  (2)
  any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by Rockwood.

        "Issue Date" means the date on which the outstanding notes were originally issued;

        "July 2003 Equity Contribution" means the common equity contribution in the amount of $25.0 million made to Rockwood by Kohlberg Kravis Roberts & Co. L.P.

        "Letter of Credit Obligations" means all Obligations in respect of Indebtedness of Rockwood with respect to letters of credit issued pursuant to the Senior Credit Facilities which Indebtedness shall be deemed to consist of

  (a)
  the aggregate maximum amount available to be drawn under all such letters of credit (the determination of such aggregate maximum amount to assume compliance with all conditions for drawing) and

  (b)
  the aggregate amount that has been paid by, and not reimbursed to, the fronting bank and the lenders under such letters of credit.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

        "Management Group" means at any time, the Chairman of the Board, any President, any Executive Vice President or Vice President, any Managing Director, any Treasurer and any Secretary or other executive officer of any of Rockwood Holdings, Inc., Rockwood Specialties Consolidated, Inc., Rockwood Specialties International, Inc., Rockwood or any Subsidiary of any such company at such time.

        "Moody's" means Moody's Investors Service, Inc.

        "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with generally accepted accounting principles and before any reduction in respect of preferred stock dividends.

        "Net Proceeds" means the aggregate cash proceeds received by Rockwood or any Restricted Subsidiary in respect of any Asset Sale (including, without limitation, (i) any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and (ii) the amount of any debt owed to the Borrower or any Restricted Subsidiary by the Borrower or any Restricted Subsidiary disposed of which is repaid in connection with that disposal), net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Senior Indebtedness required (other than required by clause (1) of the second paragraph of "—Repurchase at the Option of Holders—Asset Sales") to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by Rockwood as a reserve in accordance with generally accepted accounting principles against any liabilities associated with the asset disposed of in such transaction and retained by Rockwood after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

        "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and banker's acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

        "Officer" means the Chairman of the Board, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of Rockwood.

        "Officers' Certificate" means a certificate signed on behalf of Rockwood by two Officers of Rockwood, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of Rockwood that meets the requirements set forth in the Indenture.

        "Parent Companies" means Rockwood Holdings, Inc., Rockwood Specialties Consolidated, Inc. and Rockwood Specialties International, Inc.

        "Permitted Asset Swap" means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between Rockwood or any of its Restricted Subsidiaries and another Person; provided, that any cash or Cash Equivalents received must be applied in accordance with the "Asset Sales" covenant.

        "Permitted Holders" means Kohlberg Kravis Roberts & Co. L.P., DLJ Merchant Banking Partners, their respective Affiliates and the Management Group.

        "Permitted Investments" means

  (a)
  any Investment in Rockwood or any Restricted Subsidiary;

  (b)
  any Investment in cash and Cash Equivalents or Investment Grade Securities;

  (c)
  any Investment by Rockwood or any Restricted Subsidiary of Rockwood in a Person that is engaged in a Similar Business if as a result of such Investment

  (1)
  such Person becomes a Restricted Subsidiary or

  (2)
  such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Rockwood or a Restricted Subsidiary;

  (d)
  any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of "—Repurchase at the Option of Holders—Asset Sales" or any other disposition of assets not constituting an Asset Sale;

  (e)
  any Investment existing on July 23, 2003;

  (f)
  advances to employees not in excess of $25.0 million outstanding at any one time, in the aggregate;

  (g)
  any Investment acquired by Rockwood or any Restricted Subsidiary

  (1)
  in exchange for any other Investment or accounts receivable held by Rockwood or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or

    (2)
    as a result of a foreclosure by Rockwood or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

  (h)
  Hedging Obligations permitted under clause (j) of the covenant described in "—Certain Covenants—Limitation of Incurrence of Indebtedness and Issuance of Disqualified Stock" covenant;

  (i)
  loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business;

  (j)
  any Investment in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (j) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash and/or marketable securities), not to exceed the greater of (x) $150.0 million and (y) 4.0% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

  (k)
  Investments the payment for which consists of Equity Interests of Rockwood, or any of its direct or indirect parent corporations (exclusive of Disqualified Stock); provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (c) of the first paragraph under the covenant described in "—Certain Covenants—Limitation on Restricted Payments;"

  (l)
  guarantees of Indebtedness permitted under the covenant described in "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock;"

  (m)
  any transaction to the extent it constitutes an investment that is permitted and made in accordance with the provisions of the second paragraph of the covenant described under "—Certain Covenants—Transactions with Affiliates" (except transactions described in clauses (2), (6), (7) and (11) of such paragraph);

  (n)
  Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

  (o)
  additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (o) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash and/or marketable securities), not to exceed the greater of (x) $90.0 million and (y) 2.5% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); and

  (p)
  Investments relating to any special purpose wholly-owned subsidiary of Rockwood organized in connection with a Receivables Facility that, in the good faith determination of the Board of Directors of Rockwood, are necessary or advisable to effect such Receivables Facility.

        "Permitted Liens" means

  (1)
  Liens on assets of Rockwood or any Guarantor securing Senior Indebtedness that was permitted under the covenant described in "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock";

  (2)
  Liens in favor of Rockwood or the Guarantors;

  (3)
  Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Rockwood or any Subsidiary of Rockwood; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Rockwood or the Subsidiary;

  (4)
  Liens on property (including capital stock) existing at the time of acquisition of the property by Rockwood or any Subsidiary of Rockwood; provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition;

  (5)
  Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

  (6)
  Liens to secure Indebtedness (including Capital Lease Obligations) permitted under clause (d) of the covenant described in "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" covering only the assets acquired with or financed by such Indebtedness;

  (7)
  Liens existing on the date of this Agreement;

  (8)
  Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with generally accepted accounting principles has been made therefor;

  (9)
  Liens imposed by law, such as carriers', warehousemen's, landlord's and mechanics' Liens, in each case, incurred in the ordinary course of business;

  (10)
  survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

  (11)
  Liens created for the benefit of (or to secure) the notes (or the Guarantees);

  (12)
  Liens to secure any Refinancing Indebtedness permitted under the covenant described in "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock"; provided, however, that: (a) the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and (b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge; and

  (13)
  Liens incurred in the ordinary course of business of Rockwood or any Subsidiary of Rockwood with respect to obligations that do not exceed $5.0 million at any one time outstanding.

        "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

        "preferred stock" means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

        "Qualified Proceeds" means assets that are used or useful in, or capital stock of any Person engaged in, a Similar Business; provided that the fair market value of any such assets or capital stock shall be determined by the board of directors in good faith.

        "Receivables Facility" means one or more receivables financing facilities, as amended from time to time, the Indebtedness of which is non-recourse (except for standard representations, warranties, covenants and indemnities made in connection with such facilities) to Rockwood and the Restricted Subsidiaries pursuant to which Rockwood and/or any of its Restricted Subsidiaries sells its accounts receivable to a Person that is not a Restricted Subsidiary.

        "Receivables Fees" means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

        "Related Business Assets" means assets (other than cash or Cash Equivalents) used or useful in a Similar Business, provided that any assets received by Rockwood or a Restricted Subsidiary in exchange for assets transferred by Rockwood or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Subsidiary" means, at any time, any direct or indirect Subsidiary of Rockwood (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of "Restricted Subsidiary."

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

        "Senior Credit Facilities" means the Credit Agreement dated as of July 30, 2004, among Rockwood, Rockwood Specialties Limited, Rockwood Specialties International, Inc., the lenders party thereto, Credit Suisse First Boston, acting through its Cayman Islands Branch, as administrative agent thereunder and UBS Securities LLC and Goldman Sachs Credit Partners L.P., as co-syndication agents thereunder, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof.

        "Senior Discount Notes" means the Senior Discount Notes of Rockwood Specialties International, Inc. issued on July 23, 2003 or any refinancing thereof in the form of Indebtedness or preferred stock; provided, however, that such refinanced Indebtedness or preferred stock (i) shall be incurred by Rockwood Specialties International, Inc., (ii) does not have a maturity date which is prior to August 15, 2011, (iii) does not require cash interest or cash dividends to be paid prior to August 15, 2007, (iv) does not have an effective interest rate or dividend rate that exceeds 12% per annum and (v) does not have terms and conditions which, taken as a whole, are materially disadvantageous to the Holders of the notes as compared to the Senior Discount Notes.

        "Senior Subordinated Indebtedness" means

  (a)
  with respect to Rockwood, Indebtedness which ranks equal in right of payment to the notes, and

  (b)
  with respect to any Guarantor, Indebtedness which ranks equal in right of payment to the Guarantee of such Guarantor.

        "Senior Subordinated Loans" means the loans issued under the senior subordinated loan agreement, dated as of July 30, 2004, among Rockwood, the several lenders from time to time party thereto, Credit Suisse First Boston, as administrative agent, Goldman Sachs Credit Partners L.P., as Syndication Agent, and UBS AG, Stamford Branch, as Documentation Agent.

        "Significant Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the date hereof.

        "Similar Business" means the development, manufacture and distribution and/or provision of chemicals, chemical processes or performance materials and any services, activities or businesses incidental or directly related or similar thereto, or any line of businesses engaged in by Rockwood and its Subsidiaries or any business activity that is a reasonable extension, development or expansion thereof or ancillary thereto.

        "Subordinated Indebtedness" means

  (a)
  respect to Rockwood, any Indebtedness of Rockwood which is by its terms subordinated in right of payment to the notes, and

  (b)
  respect to any guarantor, any Indebtedness of such guarantor which is by its terms subordinated in right of payment to the guarantee of such guarantor.

        "Subsidiary" means, with respect to any Person,

  (1)
  any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof and

  (2)
  any partnership, joint venture, limited liability company or similar entity of which

  (x)
  more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

  (y)
  such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

        "Systems/Organizational Establishment Expenses" shall mean the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by Rockwood and the Restricted Subsidiaries in (i) establishing financial, information technology and other similar systems of Rockwood and the Restricted Subsidiaries, including costs of the transition and integration of any such systems acquired in the Acquisition, as a direct result of the establishment of the business acquired in the Acquisition as a standalone business following the Acquisition and (ii) establishing the business acquired in the Acquisition as a standalone business following the Acquisition including the amortization of sign-on compensation arrangements for key executives; provided that such expenses for the period after January 1, 2003 shall not exceed $4.0 million in the aggregate.

        "Total Assets" means the total assets of Rockwood and the Restricted Subsidiaries, as shown on the most recent balance sheet of Rockwood.

        "Transactions" means all of the transactions (including the Senior Subordinated Loans, the Senior Credit Facilities and the offering of the notes) relating to the Acquisition as described in this prospectus.

        "Treasury Rate" means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to November 15, 2009; provided, however, that if the period from the redemption date to November 15, 2009 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

        "Unrestricted Subsidiary" means

  (1)
  any Subsidiary of Rockwood which at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of Rockwood, as provided below) and

  (2)
  any Subsidiary of an Unrestricted Subsidiary.

        The Board of Directors of Rockwood may designate any Subsidiary of Rockwood (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, Rockwood or any Subsidiary of Rockwood (other than any Subsidiary of the Subsidiary to be so designated), provided that

  (a)
  any Unrestricted Subsidiary must be an entity of which shares of the capital stock or other equity interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by all shares or equity interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by Rockwood,

  (b)
  such designation complies with the covenants described under "—Certain Covenants Limitation on Restricted Payments" and

  (c)
  each of (1) the Subsidiary to be so designated and (2) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of Rockwood or any Restricted Subsidiary.

        The Board of Directors of Rockwood may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation no Default or Event of Default shall have occurred and be continuing and either

  (1)
  Rockwood could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described the first sentence under "—Certain Covenants—Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock" or

  (2)
  the Fixed Charge Coverage Ratio for Rockwood and its Restricted Subsidiaries would be greater than such ratio for Rockwood and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation. Any such designation by the Board of Directors of Rockwood shall be notified by Rockwood to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

        "Voting Stock" of any Person as of any date means the capital stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness, Disqualified Stock or preferred stock, as the case may be, at any date, the quotient obtained by dividing

  (1)
  the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or preferred stock multiplied by the amount of such payment, by

  (2)
  the sum of all such payments.

        "Wholly-Owned Restricted Subsidiary" is any Wholly-Owned Subsidiary that is a Restricted Subsidiary.

        "Wholly-Owned Subsidiary" of any Person means a Subsidiary of such Person, 100% of the outstanding capital stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

        "2011 Notes" means the 10 5/8% Senior Subordinated Notes due 2011 of Rockwood issued pursuant to that certain Indenture, dated as of July 23, 2003, among Rockwood, the guarantors party thereto and The Bank of New York, as trustee.

BOOK ENTRY; DELIVERY AND FORM

Book-Entry, Delivery and Form

        Each issue of exchange notes issued in exchange for outstanding notes will be represented by a global note in definitive, fully registered form without interest coupons (collectively, the "Global Exchange Notes"). The Global Exchange Notes representing the exchange Dollar Notes will be deposited with the Trustee as custodian for The Depository Trust Company ("DTC") and registered in the name of a nominee of DTC. The Global Exchange Notes representing the exchange Euro Notes (collectively, the "Global Euro Notes") will be deposited with a common depositary (the "Common Depositary") for the Euroclear system as operated by Euroclear Bank S.A. / N.V. ("Euroclear") and Clearstream Banking, S.A. ("Clearstream, Luxembourg," formerly Cedelbank) and registered in the name of a nominee of the Common Depositary.

        Except in the limited circumstances described below, owners of beneficial interests in Global Exchange Notes will not be entitled to receive physical delivery of certificated notes. Transfers of beneficial interests in the Global Exchange Notes will be subject to the applicable rules and procedures of DTC, Euroclear and Clearstream, Luxembourg and their respective direct or indirect participants, which rules and procedures may change from time to time.

Depository Procedures

        The following description of DTC, Euroclear and Clearstream, Luxembourg is based on our understanding of their current operations and procedures. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them from time to time. We take no responsibility for these operations and procedures and urges investors to contact the systems or their participants directly to discuss these matters.

        Upon the issuance of the Dollar Global Notes, DTC will credit, on its internal system, the respective principal amount of the individual beneficial interests represented by such global notes to the accounts of persons who have accounts with such depositary. Ownership of beneficial interests in a Global Note will be limited to its participants or persons who hold interests through its participants. Ownership of beneficial interests in the Global Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

        Upon the issuance of the Euro Global Notes, the Common Depositary will credit, on its internal system, the respective principal amount of the beneficial interests represented by such global note to the accounts of Euroclear and Clearstream, Luxembourg. Euroclear and Clearstream, Luxembourg will credit, on their internal systems, the respective principal amounts of the individual beneficial interests in such global notes to the accounts of persons who have accounts with Euroclear and Clearstream, Luxembourg. Ownership of beneficial interests in the Euro Global Notes will be limited to participants or persons who hold interests through participants in Euroclear or Clearstream, Luxembourg. Ownership of beneficial interests in the Euro Global Notes will be shown on and the transfer of that ownership will be effected only through, records maintained by Euroclear and Clearstream, Luxembourg or their nominees (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

        As long as DTC or the Common Depositary, or its respective nominee, is the registered holder of a global note, DTC or the Common Depositary or such nominee, as the case may be, will be considered the sole owner and holder of the notes represented by such global notes for all purposes under the indenture and the notes. Unless (1) in the case of a Global Note, DTC notifies us that it is unwilling or unable to continue as depositary for such global note or ceases to be a "Clearing Agency"

registered under the Exchange Act, (2) in the case of a Euro Global Note, Euroclear and Clearstream, Luxembourg notify us they are unwilling or unable to continue as clearing agency, (3) in the case of Euro Global Note, the Common Depositary notifies us that it is unwilling or unable to continue as Common Depositary and a successor Common Depositary is not appointed within 90 days of such notice or (4) in the case of any global note, an event of default has occurred and is continuing with respect to such note, owners of beneficial interests in such global note will not be entitled to have any portions of such global note registered in their names, will not receive or be entitled to receive physical delivery of notes in certificated form and will not be considered the owners or holders of such global note (or any notes represented thereby) under the Indenture or the Notes. In addition, no beneficial owners of an interest in a global note will be able to transfer that interest except in accordance with DTC's and/or Euroclear's and Clearstream, Luxembourg's applicable procedures (in addition to those under the Indenture).

        Investors may hold their interests in the Euro Global Notes through Euroclear or Clearstream, Luxembourg, if they are participants in such systems, or indirectly through organizations which are participants in such systems. Investors may hold their interests in the Dollar Global Notes directly through DTC, if they are participants in such system, or indirectly through organizations (including Euroclear and Clearstream, Luxembourg) which are participants in such system. All interests in a global note may be subject to the procedures and requirements of DTC and/or Euroclear and Clearstream, Luxembourg.

        Payments of the principal of and interest on Dollar Global Notes will be made to DTC or its nominee as the registered owner thereof. Payments of the principal of and interest on the Euro Global Notes will be made to the order of the Common Depositary or its nominee as the registered owner thereof the issuer, the Guarantors, the Trustee, DTC, the Common Depositary nor any of their respective agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

        We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a global note representing any notes held by it or its nominee, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note for such notes as shown on the records of DTC or its nominee. We expect that the Common Depositary, in its capacity as paying agent, upon receipt of any payment of principal or interest in respect of a global note representing any notes held by it or its nominee, will immediately credit the accounts of Euroclear and Clearstream, Luxembourg, which in turn will immediately credit accounts of participants in Euroclear and Clearstream, Luxembourg with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note for such notes as shown on the records of Euroclear and Clearstream, Luxembourg. We also expect that payments by participants to owners of beneficial interests in such global note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name." Such payments will be the responsibility of such participants. Because DTC, Euroclear and Clearstream, Luxembourg can only act on behalf of their respective participants, who in turn act on behalf of indirect participants and certain banks, the ability of a holder of a beneficial interest in global notes to pledge such interest to persons or entities that do not participate in the DTC, Euroclear or Clearstream, Luxembourg systems, or otherwise take actions in respect of such interest may be limited by the lack of a definitive certificate for such interest. The laws of some countries and some U.S. states require that certain persons take physical delivery of securities in certificated form. Consequently, the ability to transfer beneficial interests in a global note to such persons may be limited. Because DTC, Euroclear and Clearstream, Luxembourg can act only on behalf of participants, which in turn, act on behalf of indirect participants and certain banks, the ability of a person having a beneficial interest in a global note to pledge such interest to persons or entities that do not participate in the DTC system or in Euroclear and Clearstream, Luxembourg, as the case may be, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest.

        Except for trades involving only Euroclear and Clearstream, Luxembourg participants, interests in the Dollar Global Notes will trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. Transfers of interests in Dollar Global Notes between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds. Transfers of interests in Euro Global Notes and Dollar Global Notes between participants in Euroclear and Clearstream, Luxembourg will be effected in the ordinary way in accordance with their respective rules and operating procedures.

        Subject to compliance with the transfer restrictions applicable to the notes described above, cross-market transfers of beneficial interests in Dollar Global Notes between DTC participants, on the one hand, and Euroclear or learstream, Luxembourg participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, Luxembourg, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, Luxembourg, as the case may be, by the counterparty in such System in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, Luxembourg, as the case may be, will, if the transaction meets its settlement requirements deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream, Luxembourg participants may not deliver instructions directly to the depositories for Euroclear or Clearstream, Luxembourg. Because of time zone differences, the securities account of a Euroclear or Clearstream, Luxembourg participant purchasing an interest in a Dollar Global Note from a DTC participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream, Luxembourg participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream, Luxembourg immediately following the DTC settlement date). Cash received in Euroclear or Clearstream, Luxembourg as a result of sales of interests in a global note by or through a Euroclear or Clearstream, Luxembourg participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream, Luxembourg cash account only as of the business day for Euroclear or Clearstream, Luxembourg following the DTC settlement date.

        DTC, Euroclear and Clearstream, Luxembourg have advised us that they will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account with DTC or Euroclear or Clearstream, Luxembourg, as the case may be, interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the notes, DTC, Euroclear and Clearstream, Luxembourg reserve the right to exchange the global notes for legended notes in certificated form, and to distribute such notesto their respective participants.

        DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve system, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

        Euroclear and Clearstream, Luxembourg have advised us as follows: Euroclear and Clearstream, Luxembourg each hold securities for their account holders and facilitate the clearance and settlement of securities transactions by electronic book-entry transfer between their respective account holders, thereby eliminating the need for physical movements of certificates and any risk from lack of simultaneous transfers of securities.

        Euroclear and Clearstream, Luxembourg each provide various services, including safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Euroclear and Clearstream, Luxembourg each also deal with domestic securities markets in several countries through established depository and custodial relationships. The respective systems of Euroclear and Clearstream, Luxembourg have established an electronic bridge between their two systems across which their respective account holders may settle trades with each other.

        Account holders in both Euroclear and Clearstream, Luxembourg are worldwide financial institutions including underwriters, securities brokers and dealers, trust companies and clearing corporations. Indirect access to both Euroclear and Clearstream, Luxembourg is available to other institutions that clear through or maintain a custodial relationship with an account holder of either system.

        An account holder's overall contractual relations with either Euroclear or Clearstream, Luxembourg are governed by the respective rules and operating procedures of Euroclear or Clearstream, Luxembourg and any applicable laws. Both Euroclear and Clearstream, Luxembourg act under such rules and operating procedures only on behalf of their respective account holders, and have no record of or relationship with persons holding through their respective account holders. Although DTC, Euroclear and Clearstream, Luxembourg currently follow the foregoing procedures to facilitate transfers of interests in global notes among participants of DTC, Euroclear and Clearstream, Luxembourg, they are under no obligation to do so, and such procedures may be discontinued or modified at any time. Neither the issuer, the Guarantors nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream, Luxembourg or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Notes

        If any depositary is at any time unwilling or unable to continue as a depositary for notes for the reasons set forth above under "—Global Notes," we will issue certificates for such notes in definitive, fully registered, non-global form without interest coupons in exchange for the applicable global notes. Certificates for notes delivered in exchange for any global note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by DTC, Euroclear, Clearstream, Luxembourg or the Common Depositary (in accordance with their customary procedures).

        The holder of a non-global note may transfer such note, subject to compliance with the provisions of the applicable legend, by surrendering it at the office or agency maintained by us for such purpose in The City and State of New York or in London, England, which initially will be the offices of the Trustee in such locations. Upon the transfer, change or replacement of any note bearing a legend, or upon specific request for removal of a legend on a note, we will deliver only notes that bear such legend, or will refuse to remove such legend, as the case may be, unless there is delivered to us such satisfactory evidence, which may include an opinion of counsel, as may reasonably be required by us that neither such legend nor any restrictions on transfer set forth therein are required to ensure compliance with the provisions of the Securities Act. Before any note in non-global form may be transferred to a person who takes delivery in the form of an interest in any global note, the transferor will be required to provide the Trustee with a Restricted Global Note Certificate or a Regulation S Global Note Certificate, as the case may be. Upon transfer or partial redemption of any note, new certificates may be obtained from the Trustee or from the transfer agent in Luxembourg.

        Notwithstanding any statement herein,the issuer, the Guarantors and the Trustee reserve the right to impose such transfer, certification, exchange or other requirements, and to require such restrictive legends on certificates evidencing notes, as they may determine are necessary to ensure compliance with the securities laws of the United States and any State therein and any other applicable laws or as DTC, Euroclear or Clearstream, Luxembourg may require.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER

        The exchange of the outstanding notes for the exchange notes in the exchange offer will not constitute a taxable event to you. As a result:

  •
  you will not realize any gain or loss upon receipt of an exchange note;

  •
  the holding period of the exchange note will include the holding period of the outstanding note exchanged for the exchange note; and

  •
  the adjusted basis of the exchange note will be the same as the adjusted tax basis of the outstanding note exchanged for the exchange note immediately before the exchange.

        In any event, persons considering the exchange of outstanding notes for exchange notes should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

CERTAIN ERISA CONSIDERATIONS

        The following is a summary of certain considerations associated with the acquisition and/or holding of the exchange notes by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended ("ERISA"), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, "Similar Laws"), and entities whose underlying assets are considered to include "plan assets" of such plans, accounts and arrangements (each, a "Plan").

General Fiduciary Matters

        ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an "ERISA Plan") and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan. In considering an investment in the exchange notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary's duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

        Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are "parties in interest," within the meaning of ERISA, or "disqualified persons," within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

        The acquisition and/or holding of the exchange notes by an ERISA Plan with respect to which the issuer, the initial purchasers, or the guarantor, if applicable, is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor (the "DOL") has issued prohibited transaction class exemptions, or "PTCEs," that may apply to the acquisition and holding of the exchange notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied.

        Because of the foregoing, the exchange notes should not be acquired or held by any person investing "plan assets" of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representation

        Accordingly, by acceptance of an exchange note, each acquirer and subsequent transferee of the exchange notes will be deemed to have represented and warranted that either (i) no portion of the assets used by such acquirer or transferee to acquire and hold the exchange notes constitutes assets of any Plan or (ii) the acquisition and holding of the exchange notes by such acquirer or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

        The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering acquiring or holding the exchange notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the acquisition and holding of the exchange notes.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes only where the outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale for a period of 180 days from the date on which the exchange offer is consummated, or any shorter period as will terminate when all outstanding notes acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities have been exchanged for exchange notes and the exchange notes have been resold by the broker-dealers.

        We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any resale of exchange notes and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act. The letters of transmittal state that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the outstanding notes, other than commissions or concessions of any brokers or dealers and the fees of any counsel or other advisors or experts retained by the holders of outstanding notes, except as expressly set forth in the registration rights agreement, and will indemnify the holders of outstanding notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        Our counsel, Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York, 10017, will issue an opinion regarding the validity of the exchange notes and the exchange guarantees. In rendering its opinion, Simpson Thacher & Bartlett LLP will rely upon the opinion of McGinnis, Lochridge & Kilgore LLP, 1300 Capitol Center, 919 Congress Avenue, Austin, Texas 78701, as to certain matters governed by the laws of the State of Texas and Helms Mullis & Wicker, PLLC, 201 North Tryon Street, Charlotte, NC 28202, P.O. Box 31247 (28231), as to certain matters governed by the laws of the State of North Carolina. Certain partners of Simpson Thacher & Bartlett LLP, members of their families, related persons and others have an indirect interest in Rockwood Holdings, Inc., our ultimate parent company's, common stock through limited partnerships that are investors in certain affiliates of KKR that hold shares of Rockwood Holdings' common stock.

EXPERTS

        The consolidated financial statements of Rockwood Specialties Group, Inc. and subsidiaries as of December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004, and the combined financial statements of the Dynamit Nobel U.S. Subsidiary Guarantors as of and for the year ended December 31, 2003 included in this prospectus have been audited by Deloitte & Touche LLP, Parsippany, New Jersey, an independent registered public accounting firm as stated in their reports appearing herein and elsewhere in the registration statement (which reports express an unqualified opinion on the financial statements and include an explanatory paragraph relating to the restatement discussed in Note 19) and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The combined financial statements of Dynamit Nobel as of December 31, 2003 and 2002, and September 30, 2002 and 2001, and for the year ended December 31, 2003, the three months ended December 31, 2002 and each of the twelve month periods ended September 30, 2002 and 2001, have been included herein in reliance upon the report of KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft Wirtschaftsprüfungsgesellschaft, Frankfurt, Germany, independent auditors, appearing elsewhere herein, and upon their authority as experts in accounting and auditing. The auditors' report refers to the adoption of new accounting standards.

GENERAL INFORMATION

(1)
Listing

        We do not currently intend to pursue the admission of the exchange notes to the Official List of the Irish Stock Exchange. We are, however, currently considering listing the exchange notes on another internationally recognized securities exchange, although we may not do so.

(2)
Copies of Documents

        Copies of the following documents may be inspected during usual business hours in physical and electronic format at our principal executive offices:

  •
  our certificate of incorporation and by-laws;

  •
  the certificates of incorporation (articles of incorporation with respect to Chemical Specialties, Inc.) and by-laws of each of the subsidiary guarantors;

  •
  the indenture governing the notes hereby;

  •
  our consolidated audited financial statements as of December 31, 2003 and 2004 and for the years ended December 31, 2001, 2002 and 2003, including the auditors report thereon;

  •
  our unaudited interim financial statements as of June 30, 2005 and for the six months ended June 30, 2004 and 2005; and

  •
  any material contracts to which we are a party, including the purchase agreement relating to this offering on the indenture governing the notes.

        We have appointed The Bank of New York as principal Paying Agent to make payments on, and transfers of, the notes. We reserve the right to vary such appointment.

(3)    The financial information has not been prepared under International Financial Reporting Standards ("IFRS") and there may be material differences in the financial information had IFRS been applied to the historic financial information.

(4)    Guarantor Subsidiaries

        The following table sets forth a list of the guarantor subsidiaries, each of which is wholly-owned, their respective registered office, field of activity, state identification number and date of incorporation:

Name	Registered Office	Legal Form	Legislation under which Incorporated	Field of Activity	State Identification Number	Date of Incorporation
Advantis Technologies, Inc.	1209 Orange Street Wilmington, DE 19801 US	Delaware corporation	Delaware General Corporation Law	Specialty Chemicals	2561496	November 14, 1995
AlphaGary Corporation	1209 Orange Street Wilmington, DE 19801 US	Delaware corporation	Delaware General Corporation Law	Specialty Chemicals	2308034	August 28, 1992
CeramTec North America Innovative Ceramic Engineering Corporation	1209 Orange Street Wilmington, DE 19801 US	Delaware corporation	Delaware General Corporation Law	Specialty Chemicals	2243538	October 10, 1990
Chemetall Chemical Products Inc.	1209 Orange Street Wilmington, DE 19801 US	Delaware corporation	Delaware General Corporation Law	Specialty Chemicals	2275521	October 7, 1991
Chemetall Corporation	1209 Orange Street Wilmington, DE 19801 US	Delaware corporation	Delaware General Corporation Law	Specialty Chemicals	2263092	May 15, 1991
Chemetall Foote Corp.	1209 Orange Street Wilmington, DE 19801 US	Delaware corporation	Delaware General Corporation Law	Specialty Chemicals	2887411	April 23, 1998
Chemical Specialties, Inc.	225 Hillsborough Street Raleigh, North Carolina 27603 US	North Carolina corporation	North Carolina Business Corporation Act	Specialty Chemicals	0096426	December 12, 1960
Compugraphics U.S.A. Inc.	1209 Orange Street Wilmington, DE 19801 US	Delaware corporation	Delaware General Corporation Law	Specialty Chemicals	2683387	November 13, 1996
Cyantek Corporation	1209 Orange Street Wilmington, DE 19801 US	Delaware corporation	Delaware General Corporation Law	Specialty Chemicals	2150355	January 27, 1988
Electrochemicals Inc.	1209 Orange Street Wilmington, DE 19801 US	Delaware corporation	Delaware General Corporation Law	Specialty Chemicals	2223042	February 23, 1990
Exsil, Inc.	1209 Orange Street Wilmington, DE 19801 US	Delaware corporation	Delaware General Corporation Law	Specialty Chemicals	2561483	November 14, 1995
Foote Chile Holding Company	1209 Orange Street Wilmington, DE 19801 US	Delaware corporation	Delaware General Corporation Law	Specialty Chemicals	2921371	July 16, 1998
Lurex, Inc.	1209 Orange Street Wilmington, DE 19801 US	Delaware corporation	Delaware General Corporation Law	Specialty Chemicals	0721525	July 22, 1969

Oakite Products, Inc.	1209 Orange Street Wilmington, DE 19801 US	Delaware corporation	Delaware General Corporation Law	Specialty Chemicals	2036887	June 5, 1984
Rockwood America Inc.	1209 Orange Street Wilmington, DE 19801 US	Delaware corporation	Delaware General Corporation Law	Specialty Chemicals	2835458	December 19, 1997
Rockwood Pigments NA, Inc.	1209 Orange Street Wilmington, DE 19801 US	Delaware corporation	Delaware General Corporation Law	Specialty Chemicals	0717630	June 20, 1969
Rockwood Specialties Inc.	1209 Orange Street Wilmington, DE 19801 US	Delaware corporation	Delaware General Corporation Law	Specialty Chemicals	0879228	September 20, 1979
RS Funding Corporation	1209 Orange Street Wilmington, DE 19801 US	Delaware corporation	Delaware General Corporation Law	Specialty Chemicals	3606294	December 23, 2002
RW Holding Corp.	1209 Orange Street Wilmington, DE 19801 US	Delaware corporation	Delaware General Corporation Law	Specialty Chemicals	3790698	April 15, 2004
Sachtleben Corporation	1209 Orange Street Wilmington, DE 19801 US	Delaware corporation	Delaware General Corporation Law	Specialty Chemicals	2454174	November 21, 1994
Southern Clay Products, Inc.	350 N. St. Paul Street Dallas Texas 75	Texas corporation	Texas Business Corporation Act	Specialty Chemicals	11987100	May 14, 1954
Southern Color N.A., Inc.	1209 Orange Street Wilmington, DE 19801 US	Delaware corporation	Delaware General Corporation Law	Specialty Chemicals	3620494	January 30, 2003
(5)
The Trustee, The Bank of New York, is the principal subsidiary of The Bank of New York Company, Inc., a financial holding company. The Bank of New York and its subsidiaries and affiliates administer a portfolio of more than 80,000 trustee and agency appointments, representing more than $1 trillion in outstanding securities.

(6)
The notes have the following CUSIP, Common Code and ISIN numbers:

•
The Euro Rule 144A Global Note has a Common Code number of 020513578 and an ISIN of XS0205135782.

•
The Euro Regulation S Global Note has a Common Code number of 020511524 and an ISIN of XS0205115248.

•
The Dollar Rule 144A Global Note has a CUSIP number of 774477 AE 3 and an ISIN of US774477AE32.

•
The Dollar Regulation S Global Note has a CUSIP number of U75148 AC 7 and an ISIN of USU75148AC79.

(7)
Set forth below is certain information regarding the directors of the subsidiary guarantors not otherwise provided herein. The address of each director named below is c/o Rockwood Specialties Group, Inc., 100 Overlook Center, Princeton, NJ 08540.

Name	Age	Position
Stephanie Vaughan	44	Director of Advantis Technologies, Inc.
Michael R. Funderburg	47	Director of AlphaGary Corporation
Walt Dollman	53	Director of CeramTec North America Innovative Ceramic Engineering Corporation
Rolf-Michael Mueller	47	Director of CeramTec North America Innovative Ceramic Engineering Corporation
Dr. Jurgen Huber	61	Director of CeramTec North America Innovative Ceramic Engineering Corporation
Michael Clever	40	Director of Chemetall Chemical Products, Inc.
Phil Kelly	57	Director of Chemetall Chemical Products, Inc. and Oakite Products, Inc.
Ronald Felber	54	Director of Chemetall Corporation and Oakite Products, Inc.
Bruce Olson	53	Director of Chemetall Corporation and Oakite Products, Inc.
Dr. Jurgen Deberitz	61	Director of Chemetall Foote Corp. and Foote Chile Holding Company
Ronald A. France	43	Director of Chemetall Foote Corp. and Foote Chile Holding Company
Jonathan P.R. Moyes	44	Director of Chemical Specialties, Inc.
Mark Crownover	48	Director of Compugraphics U.S.A. Inc.
Andre Hawryliw	52	Director of Compugraphics U.S.A. Inc.
Gary Grossklaus	51	Director of Cyantek Corporation
Moenes Elias	61	Director of Electrochemicals Inc.
John Anderton	50	Director of Exsil, Inc.
David G. Cohen	48	Director of Lurex, Inc., RS Funding Corporation and Rockwood Pigments NA, Inc.
Timm Wiegmann	44	Director of Sachtleben Corporation
Martin Burgholte	40	Director of Sachtleben Corporation
Alison Avery	33	Director of Southern Clay Products, Inc.
Michael W. Valente	37	Director of Souther Clay Products, Inc.
Carlton Johnson	56	Director of Southern Color N.A., Inc.

SUMMARY OF CERTAIN DIFFERENCES BETWEEN IAS AND IFRS AND U.S. GAAP

        Certain differences exist between International Accounting Standards ("IAS") and International Financial Reporting Standards ("IFRS") on the one hand, and accounting principles generally accepted in the United States of America ("U.S. GAAP") on the other hand, which might be material to those financial statements. The matters described below summarize certain differences between IAS and IFRS and U.S. GAAP. The Company has not prepared a complete reconciliation of its financial statements and related footnote disclosures between IAS and IFRS and U.S. GAAP, has not quantified any such differences, and has not evaluated which differences may apply to its circumstances. Moreover, no assurance is provided that the following summary of differences between IAS and IFRS and U.S. GAAP is complete. Potential investors who consider the Company's financial statements to be material should consult their own professional advisors for an understanding of the differences between IAS and IFRS and U.S. GAAP, and how those differences might affect the financial statements.

IAS and IFRS	U.S. GAAP
Accounting framework
Generally financial assets must be carried at fair value.	Financial assets were historically carried at cost, but some are now carried at fair value, most significantly marketable investments.
Depreciation of property, plant and equipment

The depreciable amount of an item of property, plant and equipment must be allocated on a systematic basis over its useful life, reflecting the pattern in which the asset's benefits are consumed by the entity. Any changes in the depreciation method used are treated as change in accounting estimate reflected in the depreciation charge for the current and prospective periods.
Similar to IAS and IFRS, except that U.S. GAAP classifies a change in the depreciation method as a change in accounting principle. The cumulative effect of the change is reflected in income in the period of the change. Changes in the estimated useful lives and salvage values are considered changes in estimates and accounted for prospectively.
Impairment of assets

At each reporting date an entity must assess whether there are any indications that an asset may be impaired. If there is any such indication, the assets must be tested for impairment. An impairment loss must be recognized in the statement of operations when an asset's carrying amount exceeds its recoverable amount (see below).
A long-lived asset should be tested for recoverability whenever events or changes in circumstances indicate that the asset's carrying value is not recoverable. An impairment loss shall be recognized only if the carrying value of an asset is not recoverable and exceeds its fair value. The recoverability of the carrying amount of a long-lived asset is determined by reference to the sum of undiscounted cash flows expected to result from the use and eventual disposition of an asset.

The impairment loss is the difference between the asset's carrying amount and its recoverable amount. The recoverable amount is the higher of the asset's fair value less costs to sell and its value in use. Value in use is the future cash flows to be derived from the particular asset, discounted to present value using a pre-tax market determined rate that reflects the current assessment of the time value of money and the risks specific to the asset.
The impairment loss is based on the asset's fair value, being either market value (if an active market for the asset exists) or the sum of discounted future cash flows. The discount rate reflects the risk specific to that asset. For assets to be disposed of, the loss recognized is the excess of the asset's carrying amount over its fair value less cost to sell. Such assets are not depreciated or amortized during the selling period.

An impairment loss recognized for an asset should be reversed if there has been a change in the estimates used to determine the asset's recoverable amount since the last impairment loss was recognized, in which case, the carrying amount of the asset should be increased to its recoverable amount.
Prohibits reversals of impairment losses for assets to be held and used. Subsequent revisions, both increases and decreases, to the carrying amount of an asset to be disposed, must be reported as adjustments to the carrying amount of the asset but limited by the carrying amount at the date the decision to dispose of the asset is made.
Comprehensive income
IAS and IFRS do not require disclosure of comprehensive income. Changes in equity not included in the statement of income are identified in the statement of changes in shareholders' equity.
U.S. GAAP requires disclosure of comprehensive income, which is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. It includes all changes in equity during a period except those resulting from investments by owners and distribution to owners.
Business combinations

All business combinations initiated after January 1, 2004 are acquisitions and accounted for in accordance with one method—the purchase method. Before January 1, 2004, business combinations were accounted for using either an acquisition or a uniting of interest. Acquisitions were the most common and uniting of interests were severely restricted.
All business combinations of for-profit entities initiated after June 30, 2001 are acquisitions and accounted for in accordance with one method—the purchase method. Before June 30, 2001, business combinations of for-profit entities were accounted for using either the purchase method or the pooling-of-interests method.
The date of acquisition is the date on which the acquirer obtains control over the acquired entity.	The date of acquisition is the date on which assets are received or securities are issued.

The purchase method records the assets and liabilities of the acquired entity at fair value. The cost of acquisition is the amount of cash or cash equivalents paid (or fair value of non-monetary assets exchanged). Where consideration comprises an exchange of shares, specific guidance applies under each of the two frameworks. Under IAS and IFRS, shares issued as consideration are recorded at their fair value as at the date of the exchange, being the date when the acquirer obtains control over the net assets and operations of the acquiree. When the acquisition occurs in stages, the fair value of the shares issued as purchase consideration is determined at each exchange date. In an active market the published price of a share at the date of exchange is the best evidence of fair value.
Similar to IAS and IFRS.

Shares issued as consideration under IAS and IFRS are measured at their market price over a reasonable period of time (interpreted to be a few days) before and after the parties reach an agreement on the purchase price and the proposed transaction is announced. The date for measuring the value of marketable securities must not be influenced by the need to obtain shareholder or regulatory approval.

Where an investor acquires less than 100% of a subsidiary, any minority interest should be stated at the minority's proportion of the net fair value of acquired assets, liabilities and contingent liabilities assumed.	Fair values are assigned only to the parent company's shares of the net assets acquired. The minority interest is valued at its historical book value.
Definition of a subsidiary

Focuses on the concept of the power to control in determining whether a parent/subsidiary relationship exists. Control is the parent's ability to govern the financial and operating policies of a subsidiary to obtain benefits. Subsidiaries are consolidated from the date on which effective control is transferred and are no longer consolidated from the date control ceases. Generally companies own more than 50% of the voting interests in these subsidiaries.
Focuses on a controlling financial interest through ownership of a majority voting interest or by contract, coupled with control. Also variable interest entities (VIEs) in which a parent may not have voting control but absorbs the majority of expected losses or residual returns, must also be consolidated.
Special purpose entities (SPEs)
Consolidate where the substance of the relationship indicates control.	SPEs must be consolidated if consolidation requirements for VIEs are met. To avoid consolidation, the SPE must be a qualifying SPE.

Goodwill

The amortization of goodwill was ceased from January 1, 2004, and for 2004 and onwards goodwill is tested annually for impairment as well as when there are indications of impairment.

For prior periods, goodwill was capitalized and amortized over its useful life. There was a rebuttable presumption that the useful life of goodwill did not exceed 20 years. In very rare cases goodwill might be demonstrated to have a useful life in excess of 20 years. If the useful life did exceed 20 years, amortization was still mandatory and the reasons for rebutting the presumption might be disclosed.
For fiscal years beginning after December 15, 2001 goodwill should not be amortized but should be tested for impairment at least annually at the reporting unit level. For prior periods, goodwill was required to be capitalized and amortized over a useful life not to exceed 40 years. It was also required to be tested for impairment if factors indicated that impairment may exist.

For all business combinations initiated after January 1, 2004, acquirer has to reassess the identification and measurement of acquirer's identifiable assets, liabilities and contingent liabilities. Any excess remaining after that reassessment (negative goodwill) is recognized in the statement of operations immediately. Before January 1, 2004, negative goodwill relating to expected future losses or expenses identified in the acquirer's plan for the acquisition was to be recognized in the statement of operations when those losses/expenses occur. Otherwise negative goodwill not exceeding the fair value of acquired identifiable, non-monetary assets was to be recognized in the statement of operations on a systematic basis over the useful lives of such assets. Where negative goodwill exceeded the fair value of non-monetary assets it was to be immediately recognized in the statement of operations.
Similar to IAS and IFRS. Excess of fair value of acquired net assets over cost is allocated as a pro-rata reduction to the assigned values of all assets, except financial assets other than investments accounted for by the equity method, any current assets, deferred tax assets. If any excess remains after reducing to zero the amounts of qualifying assets, the remaining excess is recognized in income as extraordinary gain.
Inventories

Carried at the lower of cost or net realizable value (being sale proceeds less all further costs to bring the inventories to completion). Reversal is required for a subsequent increase in value of inventory previously written down.
Broadly consistent with IAS and IFRS, in that the lower of cost and market value is used to value inventories. Market value is defined as being current replacement cost subject to an upper limit of net realizable value and a lower limit of net realizable value less a normal profit margin. Reversal of a write down is prohibited.

Taxation

Current and deferred taxes are measured based on tax laws and rates that have been enacted or "substantively enacted" by the balance sheet date. "…in some jurisdictions, announcements of tax rates (and tax laws) by the government have the substantive effect of actual enactment, which may follow the announcement by a period of several months. In these circumstances, tax assets and liabilities are measured using the announced tax rate (and tax laws)."	Current and deferred taxes are measured using enacted tax laws and rates. Enactment of a new tax law is viewed as a discrete event of the period of enactment.
Restructured Liabilities
Liabilities are remeasured (extinguished) and gain or loss recognized when there is a significant modification of terms	Similar to IAS and IFRS but U.S. GAAP is more restrictive than both IAS and IFRS concerning what represents a significant modification of terms.

Deferred tax assets
Deferred tax assets are recognized when it is probable that future taxable profits will be available against which the deferred tax asset can be utilized. The carrying amount of the deferred tax asset is reviewed at each balance sheet date and reduced if appropriate.	Similar to IAS and IFRS but recognize all deferred tax assets and provide a valuation allowance if it is more likely than not that some portion, or all, of the deferred tax asset will not be realized. There are a number of specific differences in application.
Segment reporting
Report primary and secondary (business and geographic) segments based on risks and returns.	Report based on internal reporting segments. Operating segments are those business activities for which discrete information is available, and whose operating results are regularly reviewed by the entity's chief operating decision maker in determining resource allocation and assessing performance.
Related parties
There is no specific requirement in either IAS or IFRS to disclose the name of the related party (other than the ultimate parent entity) or the amounts involved in a transaction. Disclosure of "pricing policy" is required along with the elements of transactions necessary for an understanding of the financial statements.	Transactions involving related parties cannot be presumed to be carried out on an arm's-length basis, as the requisite conditions of competitive, free-market dealings may not exist. Unlike IAS and IFRS, U.S. GAAP does not require the disclosure of any changes in the method of establishing "terms" for related party transactions or the resulting effect on the financial statements. In addition disclosure of the nature of the relationship, a description of the transaction, the amounts for each period, and the amounts due to or from related parties is required.

Guarantees
Guarantees are recognized as part of provisions and should be the best estimate of the expenditure required to settle the present obligation at the balance sheet date.	Upon issuance of a guarantee, the guarantor must recognize a liability for the fair value of the obligation it assumes under the guarantee. The fair value of guarantees may be represented by the amount of premiums received, or by transactions for similar guarantees on a stand-alone basis or part of bundled transactions, or by the present value of future expected economic outflows. Subsequent to its initial recognition, the liability for a guarantee would typically not be adjusted for subsequent changes in fair value unless the guarantee is accounted for as a derivative. Depending on the nature of the guarantee, the guarantor's liability would typically be released to earnings as the guarantor is relieved from the associated risks by amortizing the liability into earnings through a systematic method over the term of the guarantee or releasing the liability to earnings at the expiration of the guarantee obligation. Most guarantees issued in transactions between related parties are exempt from fair value liability recognition requirements.

MARKET SHARE AND INDUSTRY DATA

        Unless otherwise indicated, all information contained in this prospectus concerning the specialty chemicals industry in general, including information regarding (1) our market position and market share within our industry and our end-use markets, (2) historical data concerning pricing, sales, volume and capacity and growth of sales, volume and capacity in our industry and our end-use markets and (3) expectations regarding future growth of sales, volume or capacity in our industry and our end-use markets, is based on management's estimates using internal data, data from certain chemical consulting firms and other externally obtained data. Unless otherwise noted, all of our market share and market position information presented in this prospectus is based on our pro forma net sales in our end-use markets in 2004 relative to the total net sales in those markets in 2004.

        Although data regarding the specialty chemicals industry, our end-use markets, our market position and market share within our industry and our end-use markets are inherently imprecise, we believe such data are generally reliable. Industry surveys and publications generally state that the information contained therein has been obtained from sources believed to be reliable, but we cannot assure you as to the accuracy and completeness of such information. We have not independently verified any of the data from third party sources. Similarly, while we believe internal company surveys and management estimates to be reliable, we have not verified them, nor have they been verified by any independent source. While we are not aware of any misstatements regarding any industry data presented herein, estimates, in particular as they relate to general expectations concerning the specialty chemicals industry, involve risks and uncertainties and are subject to change based on various factors, including those discussed under the captions "Forward-Looking Statements" and "Risk Factors" in this prospectus.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We and our guarantor subsidiaries have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the exchange notes offered in this prospectus. This prospectus is a part of the registration statement and, as permitted by the SEC's rules, does not contain all of the information presented in the registration statement. Whenever a reference is made in this prospectus to one of our contracts or other documents, please be aware that this reference is not necessarily complete and that you should refer to the exhibit that is a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement, including exhibits to the registration statement, at the SEC's public reference room at Room 1580, 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our filings with the SEC are also available to the public through the SEC's internet site at http://www.sec.gov.

        We are not currently subject to the informational requirements of the Exchange Act, but in accordance with the provisions of the indenture governing the notes, will file annual, quarterly and current reports, proxy statements and other information with the SEC pursuant to the requirements of the Exchange Act so long as any of the notes are outstanding. You may read and copy any documents filed by us at the address set forth above. You may request copies of the filings from us, at no cost, by telephone at (609) 514-0300 or by mail at: 100 Overlook Center, Princeton, New Jersey 08540.

INDEX TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

Page Number
ROCKWOOD SPECIALTIES GROUP, INC.
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Statements of Operations for the years ended December 31, 2004, 2003 and 2002	F-3
Consolidated Balance Sheets as of December 31, 2004 and 2003	F-4
Consolidated Statements of Cash Flows for the years ended December 31, 2004, 2003 and 2002	F-5
Consolidated Statements of Changes in Stockholders' Equity for the years ended December 31, 2004, 2003 and 2002	F-6
Notes to Consolidated Financial Statements	F-7
Condensed Consolidated Statements of Operations for the six months ended June 30, 2005 and 2004 (unaudited)	F-65
Condensed Consolidated Balance Sheets as of June 30, 2005 (unaudited)	F-66
Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2005 and 2004 (unaudited)	F-67
Notes to Condensed Consolidated Financial Statements (unaudited)	F-68
DYNAMIT NOBEL AG
Independent Auditor's Report	F-93
Combined Income Statements for the year ended December 31, 2003, the three months ended December 31, 2002 and years ended September 30, 2002 and 2001,	F-94
Combined Balance Sheets as of December 31, 2003 and 2002 and as of September 30, 2002 and 2001	F-95
Combined Statements of Cash Flows for the year ended December 31, 2003, the three months ended December 31, 2002 and years ended September 30, 2002 and 2001	F-97
Combined Statements of Changes in Investment by mg technologies ag for year ended December 31, 2003, the three months ended December 31, 2002 and the years ended September 30, 2002 and 2001	F-98
Notes to Combined Financial Statements	F-99
DYNAMIT NOBEL U.S. SUBSIDIARY GUARANTORS
Report of Independent Registered Public Accounting Firm	F-148
Combined Income Statements for the year ended December 31, 2003 and the six months ended June 30, 2004 and 2003 (unaudited)	F-149
Combined Balance Sheets as of December 31, 2003 and June 30, 2004 (unaudited)	F-150
Combined Statements of Cash Flows for the year ended December 31, 2003 and the six months ended June 30, 2004 and 2003 (unaudited)	F-151
Combined Statements of Changes in Investment by Parent for the six months ended June 30, 2004 (unaudited) and for the year ended December 31, 2003	F-152
Notes to Combined Financial Statements	F-153

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Rockwood Specialties Group, Inc. and Subsidiaries:

        We have audited the consolidated balance sheets of Rockwood Specialties Group, Inc. and Subsidiaries (the "Company") as of December 31, 2004 and 2003, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of Rockwood Specialities Group Inc. and Subsidiaries as of December 31, 2004 and 2003, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note 19 to the consolidated financial statements, the accompanying 2004 consolidated balance sheet and the related consolidated statement of changes in stockholders' equity have been restated.

/s/  DELOITTE & TOUCHE LLP

Parsippany, New Jersey
April 29, 2005
(June 28, 2005 as to the effects
of the restatement discussed in
Note 19 and July 18, 2005 as to the
effects of the last paragraph of Note 12)

ROCKWOOD SPECIALTIES GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in millions)

	Year ended December 31,
	2004	2003	2002
NET SALES	$1,743.5	$797.3	$759.9
COST OF PRODUCTS SOLD	1,267.6	581.4	542.5

GROSS PROFIT	475.9	215.9	217.4
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	327.7	118.0	112.9
IMPAIRMENT CHARGES	11.0	35.0	50.0
RESTRUCTURING CHARGE, net	1.1	1.8	1.2

OPERATING INCOME	136.1	61.1	53.3

OTHER INCOME (EXPENSES):
Interest, net	(127.7)	(85.8)	(88.2)
Foreign exchange loss, net	(113.2)	(18.5)	(24.6)
Refinancing expenses	(26.1)	(38.3)	—
Other, net	(4.3)	—	(1.2)

Net	(271.3)	(142.6)	(114.0)

LOSS BEFORE TAXES	(135.2)	(81.5)	(60.7)
INCOME TAX EXPENSE (BENEFIT)	13.0	(9.5)	(5.5)

NET LOSS	$(148.2)	$(72.0)	$(55.2)

See accompanying notes to consolidated financial statements.

ROCKWOOD SPECIALTIES GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in millions, except per share amounts; shares in thousands)

	December 31,
	2004	2003
	(As restated see Note 19)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$111.4	$42.7
Accounts receivable, net	500.9	138.3
Inventories	476.9	87.8
Deferred income taxes	32.5	2.8
Prepaid expenses and other current assets	112.0	12.5

Total current assets	1,233.7	284.1
PROPERTY, PLANT AND EQUIPMENT, net	1,566.8	418.6
GOODWILL	1,805.9	683.9
OTHER INTANGIBLE ASSETS, net	660.1	25.7
DEFERRED DEBT ISSUANCE COSTS, net of accumulated amortization of $6.2 and $0.8, respectively	73.8	14.0
OTHER ASSETS	46.3	6.7

TOTAL ASSETS	$5,386.6	$1,433.0

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$326.1	$98.6
Income taxes payable	19.4	12.0
Accrued compensation	84.5	10.6
Restructuring liability	35.1	1.2
Accrued expenses and other current liabilities	226.2	48.4
Long-term debt, current portion	47.2	9.1

Total current liabilities	738.5	179.9
LONG-TERM DEBT	3,076.9	823.9
PENSION AND RELATED LIABILITIES	375.0	26.1
DEFERRED INCOME TAXES	41.8	7.3
OTHER LIABILITIES	219.2	42.2

Total liabilities	4,451.4	1,079.4

MINORITY INTEREST	31.2	—
STOCKHOLDERS' EQUITY:
Common stock ($0.01 par value, 34,226 shares authorized; 13,074 shares issued and outstanding)	—	—
Paid-in capital	878.9	468.3
Accumulated other comprehensive income	374.4	86.4
Accumulated deficit	(349.3)	(201.1)

Total stockholders' equity	904.0	353.6

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$5,386.6	$1,433.0

See accompanying notes to consolidated financial statements.

ROCKWOOD SPECIALTIES GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in millions)

	Year Ended December 31,
	2004	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(148.2)	$(72.0)	$(55.2)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	115.2	52.4	46.3
Amortization of deferred financing costs	5.6	4.3	6.2
Write-off of deferred debt issuance costs	25.1	36.9	—
Foreign exchange loss	113.2	18.5	24.6
Deferred income taxes	(8.6)	(17.2)	(14.0)
Impairment charges	11.0	35.0	50.0
Fair value adjustments of derivatives	(6.0)	6.0	11.6
Bad debt provision	2.8	1.7	0.9
Net receivables sale activity	—	—	(50.0)
Changes in assets and liabilities, net of the effect of foreign currency translation and acquisitions:
Accounts receivable	3.4	(9.1)	4.0
Inventories, including inventory write-up reversal	22.6	0.8	(1.9)
Prepaid expenses and other assets	2.2	(4.5)	(4.6)
Accounts payable	10.1	(2.0)	11.2
Income taxes payable	1.4	(4.6)	(0.3)
Accrued expenses and other liabilities	29.8	(0.5)	(32.2)

Net cash provided by (used in) operating activities	179.6	45.7	(3.4)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions, net of cash acquired	(2,137.9)	(17.7)	(7.3)
Capital expenditures	(112.8)	(34.3)	(36.0)
Proceeds on sale of property, plant and equipment	0.8	0.3	12.4
Net insurance proceeds from fire damage	—	3.2	0.5

Net cash used in investing activities	(2,249.9)	(48.5)	(30.4)

CASH FLOWS FROM FINANCING ACTIVITIES:
Capital contribution	410.6	95.0	0.4
Proceeds from long-term debt, net of issuance costs	3,194.8	801.4	—
Payments on long-term debt	(1,472.0)	(897.6)	(19.5)

Net cash provided by (used in) financing activities	2,133.4	(1.2)	(19.1)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	5.6	3.8	2.6

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	68.7	(0.2)	(50.3)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	42.7	42.9	93.2

CASH AND CASH EQUIVALENTS, END OF YEAR	$111.4	$42.7	$42.9

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid, net	$125.7	$79.2	$61.5

Income taxes paid, net of refunds	$22.8	$12.3	$6.9

See accompanying notes to consolidated financial statements.

ROCKWOOD SPECIALTIES GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
(Dollars in millions)

	Common Stock	Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Comprehensive Income (Loss)	Stockholders' Equity
BALANCE, JANUARY 1, 2002	$—	$372.9	$(0.8)	$(73.9)		$298.2
Capital contribution	—	0.4	—	—		0.4
Minimum pension liability, net of tax	—	—	(1.8)	—	$(1.8)	(1.8)
Foreign currency translation	—	—	25.6	—	25.6	25.6
Intracompany foreign currency transactions	—	—	11.0	—	11.0	11.0
Net loss	—	—	—	(55.2)	(55.2)	(55.2)

Comprehensive loss					$(20.4)

BALANCE, DECEMBER 31, 2002	—	373.3	34.0	(129.1)		278.2
Capital contribution	—	95.0	—	—		95.0
Minimum pension liability, net of tax	—	—	(1.3)	—	$(1.3)	(1.3)
Foreign currency translation	—	—	43.3	—	43.3	43.3
Intracompany foreign currency transactions	—	—	10.4	—	10.4	10.4
Net loss	—	—	—	(72.0)	(72.0)	(72.0)

Comprehensive loss					$(19.6)

BALANCE, DECEMBER 31, 2003	—	468.3	86.4	(201.1)		353.6
Capital contribution	—	410.6	—	—		410.6
Minimum pension liability, net of tax	—	—	(14.3)	—	$(14.3)	(14.3)
Foreign currency translation (As restated see Note 19)	—	—	150.0	—	150.0	150.0
Intracompany foreign currency transactions	—	—	165.4	—	165.4	165.4
Net investment hedge, net of tax	—	—	(13.1)	—	(13.1)	(13.1)
Net loss	—	—	—	(148.2)	(148.2)	(148.2)

Comprehensive income					$139.8

BALANCE, DECEMBER 31, 2004 (As restated see Note 19)	$—	$878.9	$374.4	$(349.3)		$904.0

See accompanying notes to consolidated financial statements.

ROCKWOOD SPECIALTIES GROUP, INC. AND SUBSIDIARIES
Notes To Consolidated Financial Statements

1.    DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

        Business Description, Background—Rockwood Specialties Group, Inc. and Subsidiaries ("Rockwood" or the "Company") is a global developer, manufacturer and marketer of high value-added specialty chemicals and advanced materials used for industrial and commercial purposes.

        The Company is an indirect wholly-owned subsidiary of Rockwood Holdings, Inc. ("Rockwood Holdings"), an entity controlled by affiliates of Kohlberg Kravis Roberts & Co. L.P. ("KKR") and DLJ Merchant Banking Partners III, L.P. ("DLJMB"), and was formed in connection with an acquisition of certain assets, stock and businesses from Laporte plc ("Laporte") on November 20, 2000. The cost of the acquisition (the "KKR Acquisition"), along with related fees and expenses, was financed using aggregate proceeds of $1,227.0 million, consisting of a $382.0 million equity contribution made to the Company by its parent companies, with $100.0 million in borrowings by Rockwood Specialties Consolidated, Inc. under a payment-in-kind ("pay-in-kind") subordinated loan facility ("pay-in-kind Notes") and a $282.0 million equity investment in Rockwood Holdings by affiliates of KKR, and $845.0 million of borrowings under senior secured credit facilities and a senior subordinated loan facility. These borrowings were refinanced in July 2003 (the "July 2003 Refinancing").

        On July 31, 2004, the Company completed the acquisition of four businesses of Dynamit Nobel from mg technologies ag. The businesses acquired are focused on highly specialized markets and consist of: white pigments; surface treatment and lithium chemicals; ceramics; and pharmaceutical intermediates. The cost of the acquisition (the "Dynamit Nobel Acquisition"), along with related fees and expenses, as well as the repayment of the borrowings under the Company's then existing senior secured facilities (the "2003 Senior Secured Credit Facilities") and $20.0 million of the pay-in-kind notes issued by Rockwood Specialties Consolidated was financed using new equity contributions from affiliates of KKR and DLJMB, and borrowings under the new senior secured credit facilities (the "Senior Secured Credit Facilities") and the new senior subordinated loan facility (the "Senior Subordinated Loan Facility") (collectively, the "Acquisition Financing") from certain lending institutions including Credit Suisse First Boston, an affiliate of DLJMB. Certain components of these borrowings were refinanced subsequently (the "Refinancing"). See Note 2—Acquisitions and Note 8—Long Term Debt for a more complete description of the Dynamit Nobel Acquisition, the Acquisition Financing and the Refinancing.

        Through the date of the Dynamit Nobel Acquisition, KKR provided consulting and management advisory services to Rockwood for an annual fee of $0.6 million. Effective with the Dynamit Nobel Acquisition, KKR and DLJMB have provided the Company with consulting and management advisory services for an annual fee of $2.0 million, which amount will be increased by 5% each year.

        Basis of Presentation—The accompanying financial statements of Rockwood are presented on a consolidated basis. All significant intercompany accounts and transactions have been eliminated.

        The results of operations and cash flows since July 31, 2004 of the businesses acquired in the Dynamit Nobel Acquisition are included in the consolidated statements of operations and consolidated statements of cash flows for the year ended December 31, 2004 along with the financial position of such operations as of December 31, 2004. The results of operations for 2004 are not necessarily indicative of the results of operations had the businesses acquired in the Dynamit Nobel Acquisition been included for the full year. The financial position of Groupe Novasep as of December 31, 2004 is included in the consolidated balance sheet as of that date. See Note 2—Acquisitions.

        The Company's minority interest represents the total of the minority party's equity interest in certain joint ventures (principally the Groupe Novasep segment) that are consolidated but less than 100% owned.

        Nature of Operations/Segment Reporting—The Company is a global developer, manufacturer and marketer of high value-added specialty chemicals and advanced materials. The Company operates in various business lines within its seven reportable segments consisting of: (1) Performance Additives, which includes color pigments and services, timber treatment chemicals, clay-based additives, and water treatment chemicals, (2) Specialty Compounds, which consists of plastic compounds, (3) Electronics, which consists of electronic chemicals, wafer reclaim and photomasks, (4) Specialty Chemicals, which includes lithium compounds and chemicals, metal surface treatment chemicals, and synthetic metal sulfides, (5) Titanium Dioxide Pigments, which consists of titanium dioxide pigments, and zinc- and barium-based compounds, (6) Advanced Ceramics, which includes ceramic-on-ceramic ball head and linear components used in hip-joint prostheses systems, ceramics cutting tools and a range of other ceramic components, and (7) Groupe Novasep (formerly known as Custom Synthesis), which includes hazardous chemistry and chiral technologies for the synthesis of pharmaceutical compounds.

        The basis for determining an enterprise's operating segments is the manner in which financial information is used internally by the enterprise's chief operating decision maker. See Note 3—Segment Information for further segment reporting information.

        Use of Estimates—The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and revenue and expenses during the periods reported.

        These estimates include assessing the collectibility of accounts receivable, the use and recoverability of inventory, the valuation of deferred tax assets, impairment of goodwill as well as property, plant and equipment and other intangible assets, and the useful lives of tangible and intangible assets, among others. Actual results could differ from those estimates.

        Such estimates also include the fair value of assets acquired and liabilities assumed allocated to the purchase price of business combinations consummated. See Note 2—Acquisitions.

        Major Customers and Concentration of Credit—The Company has a number of major end-user, retail and original equipment manufacture customers with the largest concentration in Europe, and the United States. No single customer accounted for more than 10% of net sales during any of the periods presented. The Company does not believe a material part of its business is dependent upon any single customer, the loss of which would have a material long-term impact on the business of the Company. However, the loss of one or more of the Company's largest customers would most likely have a negative short-term impact on the Company's results of operations. Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of accounts receivable and derivative contracts. See Note 8—Long-Term Debt.

        Accounts Receivable—The allowance for doubtful accounts is estimated at each reporting date based on factors such as receivable age, customer liquidity status and previous write-off history. The Company performs ongoing credit evaluations of customers and generally does not require collateral. Credit insurance is maintained by certain of the Company's businesses. Allowance is maintained for aggregate expected credit losses. Write-offs are charged to the allowance when taken, net of recoveries. Allowance for doubtful account activity is as follows:

	Year-Ended December 31
(millions)
	2004	2003	2002
Balance, January 1	$5.2	$4.5	$3.4
Additions charged to expense	2.8	1.7	0.9
Acquisitions	4.4	—	—
Write-offs, net of recoveries	(2.4)	(1.7)	(0.8)
Other (a)	0.2	0.7	1.0

Balance, December 31	$10.2	$5.2	$4.5

(a)
Primarily the impact of currency changes as well as divestitures of certain businesses.

        Risks Associated with International Operations and Currency Risk—The Company's international operations are subject to risks normally associated with foreign operations, including, but not limited to, the disruption of markets, changes in export or import laws, restrictions on currency exchanges and the modification or introduction of other governmental policies with potentially adverse effects. A majority of the Company's sales and expenses are denominated in currencies other than U.S. dollars. Changes in exchange rates may have a material effect on the Company's reported results of operations and financial position. In addition, a significant portion of the Company's indebtedness is denominated in Euros.

        Revenue Recognition—The Company recognizes revenue when the earnings process is complete. Product sales are recognized when products are shipped to the customer in accordance with the terms of the contract of sale, title and risk of loss have been transferred, collectibility is reasonably assured, and pricing is fixed or determinable. Accruals are made for sales returns and other allowances based on the Company's experience. Revenue under service agreements is realized when the service is performed.

        Foreign Currency Translation—The functional currency of each of the Company's foreign subsidiaries is primarily the respective local currency. Balance sheet accounts of the foreign operations are translated into U.S. dollars at period-end exchange rates and income and expense accounts are translated at average exchange rates during the period. Translation gains and losses related to net assets located outside the U.S. are shown as a component of accumulated other comprehensive income. Gains and losses resulting from foreign currency transactions (transactions denominated in a currency other than the entity's functional currency), should be included in determining net income for the period in which exchange rates change. However, the related gains or losses on certain intercompany transactions that are of a long-term investment nature for which settlement is not planned or anticipated in the foreseeable future should be reported and accumulated in the same manner as translation adjustments.

        Advertising—The Company expenses advertising costs as incurred.

        Research and Development—Research and development costs are charged to expense, as incurred. Such costs were $23.7 million in 2004, $8.7 million in 2003 and $8.1 million in 2002.

        Accounting for Shipping and Handling Costs—The Company records shipping and handling costs in cost of sales and records shipping and handling costs billed to customers in net sales in accordance with the Emerging Issues Task Force's ("EITF") guidance (EITF 00-10: Classification of Shipping and Handling Costs).

        Cash and Cash Equivalents—All highly liquid instruments and money market funds with an original maturity of three months or less are considered to be cash equivalents. The carrying amount approximates fair value because of the short maturities of these instruments.

        Inventories—Inventories are stated at the lower of cost or market. Cost is determined primarily on average cost or the first-in, first-out method. Inventory quantities on hand are regularly reviewed, and where necessary, provisions for excess and obsolete inventory are recorded based primarily on either the Company's estimated forecast of product demand and production requirements or historical usage. See Note 4—Inventories.

        Property, Plant and Equipment—Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is determined using the straight-line method over the various asset classes. Estimated lives range from 20-30 years for buildings and improvements (including land improvements), 7-12 years for machinery and equipment, 3-5 years for furniture and fixtures and 14-50 years for mining rights. See Note 5—Property, Plant and Equipment.

        The estimated useful lives of leasehold improvements are the lesser of the estimated life of the improvement or the term of the lease.

        Major renewals and improvements are capitalized and minor replacements, maintenance and repairs are charged to current operations as incurred. Upon retirement or disposal of assets, the cost and related accumulated depreciation are removed from the balance sheet and any gain or loss is reflected in the statement of operations.

        Deferred Debt Issuance Costs—Costs related to the July 2003 Refinancing, the Acquisition Financing and two additional refinancings completed during the fourth quarter of 2004 have been capitalized and are being amortized using the effective interest rate method over the term of the debt outstanding. This amortization is reflected in interest expense. See Note 8—Long-Term Debt.

        Goodwill—Goodwill represents the cost in excess of fair value of net assets acquired for transactions accounted for using the purchase method of accounting. See Note 6—Goodwill for detail of goodwill activity by segment.

        Other Intangible Assets—Other intangible assets primarily consists of patents and other intellectual property, trade names and trademarks, and customer relationships. Patents and other intellectual property are recorded at their estimated fair values at the time of acquisition and are being amortized over their estimated remaining useful lives, ranging from 4 to 20 years. Trade names and trademarks are being amortized over 25 years, and customer relationships are amortized from 7 to 15 years. See Note 7—Other Intangible Assets.

        Impairment Accounting—The recoverability of goodwill is reviewed on an annual basis during the fourth quarter. Additionally, the recoverability of goodwill, long-lived tangible, and certain intangible assets is reviewed when events or changes in circumstances occur indicating that the carrying value of the assets may not be recoverable. See Note 13—Impairment Charges.

        The Company's initial goodwill impairment review begins with the estimate of fair value of each reporting unit generally based on an industry metric such as the ratio of enterprise value (commonly defined as market capitalization plus long-term debt less cash) to Adjusted EBITDA as defined in the senior secured credit facilities. This calculation is performed on both the current year actual results and on the budgeted amounts for the following year. Similarly, when testing for impairment of long-lived assets other than goodwill, the Company initially reviews the estimated future undiscounted cash flows to be derived from the asset or asset group (collectively "asset"). If it appears that the asset is impaired based on undiscounted cash flows, the estimated fair value of the asset is calculated on a present value basis by multiplying the estimated future annual cash flows of the asset by the then current enterprise value ratio (a discounted measure) or by a discount factor appropriate to the related reporting unit, in accordance with paragraph 23 of Statement of Financial Accounting Standards ("SFAS") No. 144. An impairment loss is recognized when the carrying value of the asset or goodwill exceeds the discounted cash flow (or other measure of) fair value.

        These calculations are based on inherent assumptions and estimates about future cash flows and appropriate benchmark peer companies or groups. Subsequent changes in these assumptions could result in future impairment. Although we consistently use the same methods in developing the assumptions and estimates underlying the fair value calculations, such estimates are uncertain by nature and can vary from actual results.

        Financial Instruments—Management believes the carrying amount of financial instruments, including accounts receivable, accounts payable and debt, approximates fair value, except as described in Note 8—Long-Term Debt.

        Derivatives—The Company accounts for derivatives based on Statement of Financial Accounting Standard ("SFAS") 133, Accounting for Derivative Instruments and Hedging Activities, as amended and interpreted. SFAS 133 requires that all derivatives be recognized as either assets or liabilities at fair value. Changes in the fair value of derivatives not designated as hedging instruments are recognized currently in earnings. The Company uses derivative instruments to manage its exposure to market risks associated with fluctuations in interest rates and foreign currency exchange rates. The Company does not enter into derivative contracts for trading purposes nor does it use leveraged or complex instruments.

        Pension, Postemployment and Postretirement Costs—Defined benefit costs and liabilities have been determined in accordance with SFAS 87, Employers' Accounting for Pensions. Other postretirement benefit costs and liabilities have been determined in accordance with SFAS 106, Employers' Accounting for Postretirement Benefits Other Than Pensions. Postemployment benefit costs and liabilities have been determined in accordance with SFAS 112, Employers' Accounting for Postemployment Benefits.

        Related party transactions—In the ordinary course of business Rockwood has engaged in transactions with certain related parties including KKR and DLJMB. See Note 2—Acquisitions and Note 8—Long-Term Debt for additional information concerning these transactions.

        Income Taxes—Income taxes are determined in accordance with SFAS 109, Accounting for Income Taxes. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts and the corresponding tax carrying amounts of assets and liabilities. Deferred tax assets are also recognized for tax loss and tax credit carryforwards. A valuation allowance is recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized based on available evidence weighted toward evidence that is objectively verifiable. Deferred taxes are not provided on the undistributed earnings of subsidiaries as such amounts are considered to be permanently invested or could be distributed to the parent company in a tax free manner.

        Future realization of the tax benefit of an existing deductible temporary difference or carryforward ultimately depends on the existence of sufficient taxable income of the appropriate character (for example, ordinary income or capital gain) within the carry back, carry forward period available under the tax law. The Company's policy is to consider the following sources of taxable income which may be available under the tax law to realize a tax benefit for deductible temporary differences and carry forwards:

  •
  Future reversals of existing taxable temporary differences

  •
  Future taxable income exclusive of reversing temporary differences and carry forwards

  •
  Taxable income in prior carry back year(s) if carry back is permitted under the tax law

  •
  Tax planning strategies that would, if necessary, be implemented to:

  (1)
  Accelerate taxable amounts to utilize expiring carryforwards

  (2)
  Change the character of taxable or deductible amounts from ordinary income or loss to capital gain or loss

  (3)
  Switch from tax-exempt to taxable investments.

        Evidence available about each of those possible sources of taxable income will vary between tax jurisdictions and, possibly, from year to year. To the extent evidence about one or more sources of taxable income is sufficient to support a conclusion that a valuation allowance is not necessary, the Company's policy is that other sources need not be considered. Consideration of each source is required, however, to determine the amount of the valuation allowance that may be required to be recognized for deferred tax assets.

        For any specific jurisdiction where a history of three years of cumulative losses has occurred or where there has been a substantial change in the business (e.g. a major acquisition or divestiture), the Company does not rely on projections of future taxable income as described above. Instead, the Company determines its need for a valuation allowance on deferred tax assets, if any, by determining an average normalized taxable income amount over the last three years, adjusted for acquisitions or divestitures if necessary.

        The Company will also consider the following positive evidence in the above scenarios, if present:

  •
  Existing contracts or firm sales backlog that will produce more than enough taxable income to realize the deferred tax asset based on existing sales prices and cost structures.

  •
  An excess of appreciated asset value over the tax basis of the entity's net assets in an amount sufficient to realize the deferred tax asset.

        Comprehensive Income—Comprehensive income includes net income and the other comprehensive income components which include unrealized gains and losses from foreign currency translation and from certain intercompany transactions that are of a long-term investment nature as well as minimum pension liability adjustments that are recorded directly into a separate section of stockholders' equity in the balance sheets. Foreign currency translation amounts are not adjusted for income taxes since they relate to indefinite length investments in non-U.S. subsidiaries.

        Accounting for Environmental Liabilities—In the ordinary course of business, Rockwood is subject to extensive and changing federal, state, local and foreign environmental laws and regulations, and has made provisions for the estimated financial impact of environmental cleanup related costs. Rockwood's policy has been to accrue costs of a non-capital nature related to environmental clean-up when those costs are believed to be probable and can be reasonably estimated. If the aggregate amount of the obligation and the amount and timing of the cash payments for a site are fixed or reliably determinable, the liability is discounted. Expenditures that extend the life of the related property or mitigate or prevent future environmental contamination are capitalized and expenditures related to existing conditions resulting from past or present operations and from which no current or future benefit is discernible are immediately expensed. The quantification of environmental exposures requires an assessment of many factors, including changing laws and regulations, advancements in environmental technologies, the quality of information available related to specific sites, the assessment stage of each site investigation and the length of time involved in remediation or settlement. In some matters, Rockwood could share costs with other parties. Rockwood does not include anticipated recoveries from insurance carriers or other third parties in its accruals for environmental liabilities.

        Reclassifications—Certain prior year amounts have been reclassified to conform to current year classification.

        Recent Accounting Pronouncements—On July 31, 2004 the Company implemented SFAS 150 and Financial Accounting Standards Board ("FASB") interpretation ("FIN") 46R. The Company implemented these as a result of the completion of the Dynamit Nobel Acquisition on that same date; the Company did not previously implement these because they were not relevant prior to the Dynamit Nobel Acquisition. Implementation of these accounting standards has had no significant impact on the Company's financial position, results of operations, or cash flows. SFAS 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. These instruments are reported as a liability and accounted for at their fair value. Stock options and convertible bonds issued as remuneration are exempted from this standard. SFAS 150 is applicable to financial instruments issued or modified after May 31, 2003. The valuation rules pertaining to certain financial instruments are not applicable until further notice owing to FASB Staff Position No. 150-3 Effective Date Disclosures, and Transition for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interest under FASB Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. FIN 46R, Consolidation of Variable Interest Entities—an Interpretation of ARB No. 51 (revised) provides guidance on the identification of entities for which control is achieved though means other than through voting rights ("variable-interest entity") and how to determine when an entity is the primary beneficiary and required to consolidate a variable-interest entity.

        The Company plans to implement the financial accounting standards listed below on January 1, 2006. We do not expect any significant impact on our financial position, results of operation, or cash flows from the implementation of SFAS 151 and SFAS 153, although we are still in the process of evaluating SFAS 123R as to its potential impact, if any.

SFAS 151	Inventory Costs
SFAS 153	Exchanges of Nonmonetary Assets
SFAS 123R	Share Based Payment

        SFAS 151 clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). This standard requires such items be recognized as current-period charges and is effective for inventory costs incurred during fiscal years beginning after June 15, 2005.

        SFAS 153 eliminates the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. This standard is effective for nonmonetary asset exchanges occurring in fiscal years beginning after June 15, 2005.

        SFAS 123R revises SFAS 123 Accounting for Stock-Based Compensation and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. SFAS 123R requires entities to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost will be recognized over the period during which the employee is required to provide services in exchange for the award. This standard eliminates the alternative to use the intrinsic value method of accounting for share based payments as previously provided in APB 25. This standard is effective for the Company beginning in the first quarter of 2006. As we are not a publicly traded equity company, we will apply SFAS 123R on a prospective basis. As such, new awards, modifications to existing awards, repurchases or cancellations subsequent to February 11, 2005 (the date on which our ultimate Parent Rockwood Holdings filed its Form S-1) will be accounted for in accordance with SFAS 123R on the modified prospective basis.

        In May 2004, the FASB issued FASB Staff Position ("FSP") 106-2 Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003. This guidance supersedes FSP 106-1 issued in January 2004 and clarifies the accounting and disclosure requirements for employers with postretirement benefit plans that have been or will be affected by the passage of the Medicare Prescription Drug Improvement and Modernization Act of 2003 (the "Act"). The Act introduces two new features to Medicare that an employer needs to consider in measuring its obligation and net periodic postretirement benefit costs. The effective date for the new requirements was the first interim or annual period beginning after June 15, 2004. The adoption of FSP 106-2 did not have a material impact on the Company.

        Stock-Based Compensation—At December 31, 2004, the Company had in place the Amended and Restated 2003 Stock Purchase and Option Plan of Rockwood Holdings, Inc., as amended, (formerly the 2000 Stock Purchase and Option Plan) (the "Plan"). The Company accounts for the Plan under the recognition and measurement principles of APB Opinion 25, Accounting for Stock Issued to Employees, and related interpretations. No stock-based employee compensation is reflected in net loss related to this Plan, as all options granted had an exercise price at least equal to the market value of the underlying common stock on the date of the grant. The following table illustrates the effect on net loss if the Company had applied the fair value recognition provisions of SFAS 123, Accounting for Stock-Based Compensation, to stock-based employee compensation. The fair value of each option granted is estimated on the date of grant using the Black-Scholes option pricing model. Volatility is assumed to be zero as there is no public market for the underlying stock. Dividend yield is also assumed to be zero.

	Year Ended December 31,
(millions)
	2004	2003	2002
		(As restated see Note 19)
Net loss, as reported	$(148.2)	$(72.0)	$(55.2)
Add: Stock-based compensation expense included in reported net loss, net of tax	0.2	0.2	0.2
Less: Stock-based employee compensation expense determined under fair value based method, net of tax	(0.8)	(0.7)	(0.4)

Pro forma net loss	$(148.8)	$(72.5)	$(55.4)

Other assumptions used in fair-value pricing model:
Risk-free interest rate	3.51%	3.32%	4.38%
Expected lives of option grants (years)	5.0	6.5	6.5

2.    ACQUISITIONS:

Dynamit Nobel

        On July 31, 2004, the Company consummated the Dynamit Nobel Acquisition. The Company paid approximately €1,635.0 million (or $1,968.5 million) (excluding repayment of certain assumed debt) in cash to mg technologies ag for the businesses acquired, subject to possible post-closing adjustments. The four divisions of Dynamit Nobel acquired by Rockwood were (i) Chemetall, or Specialty Chemicals; (ii) Sachtleben Chemie, or Titanium Dioxide Pigments; (iii) CeramTec, or Advanced Ceramics and (iv) DNES Custom Synthesis (consisting of Dynamit Nobel Special Chemistry, Finorga, S.A. and Rohner A.G.), or Custom Synthesis, which is now known as Groupe Novasep. Through this acquisition, the Company believes it has created a portfolio of distinct specialty chemicals and advanced performance materials businesses, with diversified geographic and end-use markets, strong market positions and margins, and limited exposure to individual raw material fluctuations.

        Approximate sources and uses of the funds relating to the Dynamit Nobel Acquisition and the related Acquisition Financing are shown on the table below. Information presented in the following table has been calculated using the U.S. dollars per euro exchange rate at July 31, 2004.

(millions)
Sources
New senior secured credit facilities(a) (€389.7 and $985.0)	$1,454.2
New senior subordinated loan facility(a) (€419.1 and $350.0)	854.5
Equity contribution(b)	404.0

Total sources	$2,712.7

Uses
Cash purchase price(c)	$1,968.5
Repayment of old senior credit facilities	442.2
Repayment of assumed debt(d)	129.0
Cash settlement of derivative transactions	20.0
Fees and expenses	137.0
Cash on hand	16.0

Total uses	$2,712.7

(a)
See Note 8—Long-Term Debt for more detailed information concerning the Company's debt facilities.

(b)
Represents an equity contribution to the Company from the proceeds of equity contributions of $425.0 million to Rockwood Holdings from affiliates of KKR and DLJMB, less a $20.0 million repayment of a portion of the additional pay-in-kind notes issued in connection with interest payments on the $70.0 million initial principal amount of pay-in-kind notes issued in connection with the KKR Acquisition, and related fees of $1.0 million.

(c)
The cash purchase price (which does not include the assumed debt described in note (d) below) is subject to possible post-closing adjustments, including adjustments related to Closing Net Financial Debt and Closing Working Capital (as each term is defined in the Sale and Purchase Agreement dated April 19, 2004).

(d)
Represents assumed debt which the Company repaid at or shortly after the closing of the Dynamit Nobel Acquisition, in addition to €154.6 million (or $186.1 million) that the Company assumed as of the acquisition date. See Note 8—Long-Term Debt.

        The Company accounted for the Dynamit Nobel Acquisition using the purchase method of accounting. The Company has allocated the estimated total purchase price to the assets acquired and liabilities assumed of Dynamit Nobel based on management's estimates of their fair values. The Company retained independent valuation specialists to assist in the determination of fair value of a significant portion of these assets, including property, plant and equipment and identified intangible assets. The consolidated statements of operations for the year ended December 31, 2004 reflect the results of Dynamit Nobel since July 31, 2004. See Note 6—Goodwill and Note 7—Other Intangible Assets.

        The allocation of purchase price to the identifiable assets acquired is complete except that the purchase price is subject to possible post-closing adjustments, including adjustments related to Closing Net Financial Debt and Closing Working Capital (as each term is defined in the Sale and Purchase Agreement dated April 19, 2004). mg technologies has notified the Company of several adjustments which would result in the Company paying an additional €31.5 million; however, the Company has notified mg technologies of counterclaims in the aggregate of €34.7 million. Management believes the potential future consideration due to mg technologies ag ranges from $0 to approximately $30.0 million. Given the complexities of the underlying claims, the Company's inability to predict the success of negotiating a resolution and the possibility of eventual arbitration of some or all of the claims, management believes that no estimate within this range is better than another. The Company expects to finalize the post-closing adjustments within the next twelve months. The recorded amount of goodwill, net of tax, as applicable may change when the post-closing adjustments are finalized.

        The excess of the total purchase price over the estimated fair value of the net assets acquired at closing has been allocated to goodwill. Goodwill in the transaction totaled $936.4 million at December 31, 2004. This represents a $23.9 million increase to goodwill from the initial allocation of the purchase price contained in our September 30, 2004 balance sheet and was primarily due to refinement and reallocation of identifiable asset valuation estimates by the independent appraiser and the recognition of additional liabilities for which management was seeking additional information and did not have sufficient information to record as of September 30, 2004.

        Estimated fair value of assets acquired and liabilities assumed has been allocated to the estimated purchase price as of July 31, 2004 as follows:

(millions)
Estimated purchase price (including fees and expenses)		$2,034.4
Net assets acquired	$1,041.9
Adjustments to net assets acquired:
Existing goodwill	(399.0)
Existing intangibles	(19.4)
Deferred tax asset	(396.6)
Deferred tax liability—current	5.4
Deferred tax liability—non-current	51.6
Liabilities to related parties	345.5

Adjusted net assets acquired		629.4

Estimated purchase price in excess of book value of assets acquired and liabilities assumed		1,405.0
Fair value in excess of book value of assets acquired and liabilities assumed:
Inventory	$55.4
Property, plant and equipment	18.1
Intangible assets identified:
Patents and other intellectual property	273.5
Customer relationships	160.2
Trade names and trademarks	98.4
Pension liabilities	(46.4)
Deferred tax liability, net	(8.1)
Restructuring program liabilities	(30.5)
Other liabilities	(52.0)

Total fair value in excess of book value of identifiable net assets acquired		468.6

Estimated goodwill		$936.4

•
The fair value of finished goods and work in process inventories, which were stepped up to selling price less direct selling cost, was recognized in cost of goods sold during 2004 as the acquired inventory was sold.

•
The fair value of property, plant and equipment and identified intangibles other than goodwill are being amortized over their estimated useful lives. Estimated lives for property, plant and equipment range from 20-30 years for buildings and improvements (including land improvements), 7-12 years for machinery and equipment, 3-5 years for furniture and fixtures and 14-50 years for mining rights. Estimated weighted average useful lives for identified intangible assets are: 12.6 years for patents and other intellectual property, 25.2 years for trademarks and trade names and 11.9 years for customer relationships for a total estimated weighted average useful life of 13.6 years.

•
Pension liabilities represent the estimated unrecognized pension obligation in accordance with SFAS No. 141.

•
Restructuring programs and other liabilities includes the estimated costs of restructuring programs for which a plan has been formulated relating to certain Dynamit Nobel operations.

•
Management believes that most of the estimated goodwill above is deductible for German tax purposes over a period of 15 years.

•
Liabilities assumed were as follows:

(millions)
Fair value of assets acquired	$2,965.1
Cash purchase price	2,034.4

$930.7

        The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition:

(millions)	At July 31, 2004
Inventory	$331.0
Property, plant and equipment	915.3
Intangible assets	532.1
Goodwill	936.4
Other assets	250.3

Total assets acquired	2,965.1

Other liabilities	(744.6)
Long-term debt	(186.1)

Total liabilities assumed	(930.7)

Net assets acquired	$2,034.4

        The following unaudited pro forma financial information has been prepared as if the Dynamit Nobel Acquisition had occurred at the beginning of each period presented. The pro forma amounts include certain adjustments to historical results of operations including depreciation and amortization expense (based upon the estimated fair values and useful lives of property, plant and equipment and intangible assets other than goodwill, as determined by appraisal), an increase in interest expense resulting from the Acquisition Financing, plus the amortization of new deferred financing costs and reduction of amortization of deferred financing costs for long-term debt subsequently repaid.

        Such pro forma information does not purport to be indicative of the results of operations that would have been achieved had the transactions for which we are giving pro forma effect actually occurred on the date referred to above or the results of operations that may be expected in the future.

	Year ended December 31
(millions)
	2004	2003
Net sales	$2,773.8	$2,393.2
Net loss	$(130.3)	$(49.2)

Johnson Matthey Pigments and Dispersions Business

        On September 2, 2004 the Company completed the acquisition of the Pigments and Dispersions business of Johnson Matthey Plc for approximately $50.0 million, subject to post-closing adjustments. The acquisition expands the Company's global color pigments and services' business specifically within transparent iron oxide pigments and dispersions, color concentrates and complex inorganic color pigments for the surface and wood coatings, plastics, building materials and printing inks markets. The Company utilized the remaining undrawn funds from the term loan portion of its senior credit facilities to finance this transaction (see Note 8—Long-Term Debt).

        This acquisition is accounted for using the purchase method of accounting. Except for the possible effect of the post-closing adjustments described above, the Company has finalized the estimated fair value of the assets acquired and liabilities assumed. Goodwill of less than $1.0 million has been recorded. This acquisition is not significant on a pro forma basis and therefore, pro forma information is not provided.

Groupe Novasep Combination

        On December 31, 2004, the Company completed the combination of the three business lines of its Custom Synthesis segment (Dynamit Nobel Special Chemistry, Finorga S.A. and Rohner AG) with Groupe Novasep SAS, or Groupe Novasep, to form a new standalone company within Rockwood. Groupe Novasep specializes in innovative production of active pharmaceutical ingredients, or API, from biotechnological or chemical processes and focuses on finding purification solutions by the research and development of new purification processes. As a result of the combination (total purchase price of approximately $139.7 million including assumed debt of $48.6 million; cash purchase price including fees and acquisition costs of $74.5 million (€54.9 million) and the shares contributed to the management of the new combined company valued at $31.2 million less cash acquired of $14.6 million), the Company acquired 69.4% of the stock of Groupe Novasep SAS and the Groupe Novasep management contributed its remaining stock of 30% of Groupe Novasep to the new standalone company in exchange for shares in the new company. As a result of the transaction, the Company owns approximately 79% of Knight Specialte Synthese SAS, which has now been renamed Groupe Novasep. Management of Groupe Novasep owns the remaining approximately 21%. This ownership is reflected in minority interest in the accompanying consolidated balance sheet. The Company used cash on hand to finance this transaction.

        This acquisition is accounted for using the purchase method of accounting. The Company has not finalized the estimated fair value of the assets acquired and liabilities assumed. The Company expects to finalize this by the third quarter of 2005. However, significant changes to the preliminary purchase accounting are not expected. Based on the preliminary fair value allocation, goodwill of $33.8 million is included in the accompanying balance sheet. This acquisition is not significant on a pro forma basis and therefore, pro forma information is not provided.

        The assets acquired included $63.6 million of intangible assets, other than goodwill. Of the $63.6 million (11.4 year weighted average useful life), $24.5 million was assigned to patents and other intellectual property (10 year weighted average useful life), $36.4 million was assigned to customer relationships (12.1 year weighted average useful life) and $2.7 million was assigned to trademarks and trade names (25 year weighted average useful life)

        The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition:

(millions)	December 31, 2004
Inventory	$23.0
Property, plant and equipment	49.2
Intangible assets	63.6
Goodwill	33.8
Other assets	82.7

Total assets acquired	252.3

Other liabilities	(97.9)
Long-term debt	(48.6)

Total liabilities assumed	(146.5)

Net assets acquired	$105.8

3.    SEGMENT INFORMATION:

        Rockwood operates in seven reportable segments according to the nature and economic characteristics of its products and services as well as the manner in which the information is used internally by the Company's key decision maker, who is the Company's Chief Executive Officer. The seven segments are: (1) Performance Additives, which consists of color pigments and services, timber treatment chemicals, clay-based additives and water treatment chemicals business lines; (2) Specialty Compounds; (3) Electronics, which consists of electronic chemicals, wafer reclaim and photomasks business lines; (4) Specialty Chemicals; (5) Titanium Dioxide Pigments; (6) Advanced Ceramics; and (7) Groupe Novasep.

        Items that cannot be readily attributed to individual segments have been classified as "corporate". Corporate operating loss primarily represents payroll, professional fees and other operating expenses of centralized functions such as treasury, legal, internal auditing and consolidation accounting as well as the cost of operating our central offices (including some maintained based on legal or tax considerations). The primary components of corporate loss, in addition to operating loss, are interest expense on external debt (including the amortization of deferred financing costs), foreign exchange losses or gains, and mark-to-market gains or losses on derivatives. The foreign exchange losses or gains primarily represent the effect of the re-measurement of our euro denominated external debt into our reporting currency, the US dollar. Major Corporate components within the reconciliation of net income (loss) to Adjusted EBITDA (described more fully below) include systems/ organization establishment expenses such as outside consulting costs for Sarbanes-Oxley initial documentation, tax benefit resulting from corporate losses, interest expense on external debt, foreign exchange losses or gains, and refinancing expenses related to external debt. Corporate identifiable assets primarily represent deferred financing costs that have been capitalized in connection with corporate external debt financing, deferred income tax assets and cash balances maintained in accordance with centralized cash management techniques. The corporate classification also includes the results of operations, assets (primarily real estate) and liabilities (including pension and environmental) of legacy businesses formerly belonging to Dynamit Nobel. These operations are substantially unrelated by nature to businesses currently within the Company's operating segments.

        Summarized financial information for each of the reportable segments is provided in the following table.

(millions)	Performance Additives	Specialty Compounds	Electronics	Specialty Chemicals	Titanium Dioxide Pigments	Advanced Ceramics	Groupe Novasep	Corporate	Eliminations(1)	Consolidated
Year Ended December 31, 2004
Net sales	$630.9	$200.4	$168.1	$321.1	$175.7	$146.3	$101.0	$—	$—	$1,743.5
Impairment charges	—	—	11.0	—	—	—	—	—	—	11.0
Adjusted EBITDA	149.2	28.8	28.9	60.0	37.8	35.8	23.0	(31.1)	—	332.4
Depreciation and amortization	32.0	7.7	20.8	17.4	15.0	11.5	9.8	1.0	—	115.2
Identifiable assets	1,014.1	228.6	332.7	1,632.6	707.4	750.6	656.8	153.7	(89.9)	5,386.6
Capital expenditures	19.0	2.2	6.3	15.5	19.6	30.8	19.4	—	—	112.8
Year Ended December 31, 2003
Net sales	$477.3	$176.4	$143.6	$—	$—	$—	$—	$—	$—	$797.3
Impairment charges	—	—	35.0	—	—	—	—	—	—	35.0
Adjusted EBITDA	112.5	23.9	24.8	—	—	—	—	(11.7)	—	149.5
Depreciation and amortization	27.4	7.2	17.1	—	—	—	—	0.7	—	52.4
Identifiable assets	891.9	210.8	333.5	—	—	—	—	56.6	(59.8)	1,433.0
Capital expenditures	16.3	3.6	14.4	—	—	—	—	—	—	34.3
Year Ended December 31, 2002
Net sales	$443.8	$168.8	$147.3	$—	$—	$—	$—	$—	$—	$759.9
Impairment charges	—	—	50.0	—	—	—	—	—	—	50.0
Adjusted EBITDA	106.4	26.0	33.4	—	—	—	—	(15.4)	—	150.4
Depreciation and amortization	23.4	6.7	15.4	—	—	—	—	0.8	—	46.3
Identifiable assets	786.6	209.9	337.7	—	—	—	—	109.0	(36.1)	1,407.1
Capital expenditures	19.0	3.4	12.4	—	—	—	—	1.2	—	36.0

(1)
Items in the "eliminations" column represent the elimination of the subsidiaries' investment in the corporate centralized cash management system.

        The following table represents summarized geographic information with net sales based on seller's location:

	Year ended December 31,
(millions)
	2004	2003	2002
Net sales:
United States	$741.0	$523.0	$505.4
Germany	483.7	34.3	30.8
Rest of Europe	391.7	183.0	171.0
Rest of world	127.1	57.0	52.7

	$1,743.5	$797.3	$759.9

	December 31,
(millions)
	2004	2003
Long-lived assets:
United States	$198.7	$190.1
Germany	703.0	27.0
Rest of Europe	470.6	190.7
Rest of world	194.5	10.8

	$1,566.8	$418.6

        The Company has not finalized the allocation of purchase price related to the Novasep combination as discussed in Note 2—Acquisitions. As such, the long-lived asset amounts may change upon finalization of the Novasep combination purchase price allocation.

        The summary of segment information above includes "Adjusted EBITDA", a financial measure used by our chief decision maker and senior management to evaluate the operating performance of each segment.

Components of Adjusted EBITDA

        The process of refocusing and restructuring the businesses acquired in the KKR Acquisition and establishing the post-acquisition corporate entity, along with the impact of the Dynamit Nobel Acquisition, resulted in a number of charges that have affected Rockwood's historical results. These charges, along with certain other items, are added to or subtracted from net loss to derive Adjusted EBITDA, as defined below. The more significant of these items include the following:

  •
  Restructuring and Related Charges. Restructuring charges were recorded during the years ended December 31, 2004, 2003 and 2002 for miscellaneous restructuring activities.

  •
  Impairment charges: As part of annual impairment testing, the Company determined that there were asset impairments in certain businesses within the Electronics segment. These impairments resulted from a significant decline in earnings and operating cash flows, both historical and prospective, based on global economic conditions common to significant competitors, including overcapacity, as well as the erosion of the Electronics segment's business lines' relative competitive position due to continued industry concentration and resulting pricing pressure.

    Accordingly, the Company recorded non-cash asset impairment charges to goodwill of $4.0 million, $19.3 million, and $50.0 million, respectively, for the years 2004, 2003 and 2002. Also, the Company recorded a non-cash impairment charge to property, plant and equipment of $7.0 million and $15.7 million in 2004 and 2003, respectively.

  •
  Systems/Organization Establishment Expenses. These expenses include costs that arose in connection with the KKR Acquisition and the resulting organization as a stand-alone company, primarily relating to the amortization of sign-on compensation arrangements for key executives previously hired. For 2004, these expenses primarily represent costs related to the integration of the business acquired in the Dynamit Nobel Acquisition, as well as professional fees incurred regarding systems and internal control documentation in connection with the Sarbanes-Oxley Act of 2002. These expenses are reflected in the "corporate" column when Rockwood's results are presented on a segment basis.

  •
  Acquisition and Disposal Costs. Such costs have been incurred in connection with non-consummated acquisitions and dispositions.

  •
  Stamp duty tax. During the year ended December 31, 2004, the Company paid a stamp duty tax on certain assets transferred in the United Kingdom in connection with the KKR Acquisition.

  •
  Business Interruption and Insurance Recovery. Rockwood recorded gains in 2003 and 2002 for fire insurance settlements.

  •
  Inventory Write-Up Reversal. Under SFAS 141, all inventories acquired in an acquisition must be revalued to "fair value." In connection with the Dynamit Nobel Acquisition, the Company allocated approximately $55.4 million of the total purchase price to inventory to reflect manufacturing profit in inventory at the date of the acquisition. This resulted in a consequential reduction in gross profit, including currency effects, of $60.1 million for the year ended December 31, 2004, as the inventory was sold in the normal course of business. Also included for the periods presented herein is the impact of inventory step-ups from certain acquisitions in the Performance Additives segment.

  •
  Refinancing costs. In July 2003, the Company wrote off $36.9 million of deferred debt issuance costs related to previous long-term debt that was repaid as part of the July 2003 Refinancing. In December 2003, the Company incurred $1.4 million of expenses in connection with a further modification of the then senior credit agreement resulting in a 75 basis point interest rate reduction on $290.0 million of senior debt. In July 2004 the Company wrote off $1.8 million of deferred debt issuance costs related to previous long-term debt that was repaid as part of the Dynamit Nobel Acquisition. In October 2004, the Company wrote off $6.1 million of deferred financing costs in connection with the October 8, 2004 amendment of the secured credit facilities. Also, in November 2004 a write-off of $17.2 million of deferred financing costs was recorded related to the bridge loan repayments in connection with the issuance of the 2014 Notes. Finally, in December 2004 the Company incurred $1.0 million of expenses related to the December 10, 2004 amendment of the secured credit facilities that resulted in a 25 basis point interest rate reduction on $1,145.0 million of tranche D term loans.

  •
  Foreign exchange (loss)/gain. The Company recorded foreign exchange (losses) and gains related to its long-term debt. These amounts reflect the non-cash translation impact on euro-denominated debt resulting from the strengthening or weakening of the euro against the

    U.S. dollar during the applicable periods. Foreign exchange (loss) gain in 2004 also includes losses on foreign currency derivative agreements into which the Company entered in connection with the Dynamit Nobel Acquisition.

        On a segment basis, the Company defines Adjusted EBITDA as operating income excluding depreciation and amortization, certain non-cash gains and charges, certain non-recurring gains and charges and certain items deemed by senior management to have little or no bearing on the day-to-day operating performance of its business segments and reporting units. The adjustments made to operating income directly correlate with the adjustments to net income in calculating Adjusted EBITDA on a consolidated basis pursuant to the senior secured credit agreement. The indentures governing the 2011 Notes and the 2014 Notes exclude certain adjustments permitted under the senior secured credit agreement. Senior management uses Adjusted EBITDA on a segment basis as the primary measure to evaluate the ongoing performance of the Company's business segments and reporting units.

        The Company uses Adjusted EBITDA on a segment and consolidated basis to assess its operating performance. In addition, management uses Adjusted EBITDA on a consolidated basis as the most significant criterion in the calculation of performance-based cash bonuses and the determination of whether certain performance-based stock options vest.

        Rockwood believes this financial measure on a consolidated basis is helpful in highlighting trends in its overall business because Adjusted EBITDA excludes those items that have little or no bearing on day-to-day operating performance.

        Because the Company views Adjusted EBITDA on both a segment basis and consolidated basis as an operating performance measure, the Company uses net income (loss) as the most comparable GAAP measure. The following table, which sets forth the applicable components of Adjusted EBITDA, presents a reconciliation of net income (loss) to Adjusted EBITDA on a GAAP basis:

(millions)	Performance Additives	Specialty Compounds	Electronics	Specialty Chemicals	Titanium Dioxide Pigments	Advanced Ceramics	Groupe Novasep	Corporate	Consolidated
Year Ended December 31, 2004
Net income (loss)	$84.1	$12.4	$(5.5)	$(24.5)	$(4.2)	$(22.0)	$(18.6)	$(169.9)	$(148.2)
Income tax (benefit) provision	4.2	8.6	(4.6)	17.4	4.5	8.2	17.6	(42.9)	13.0
Interest expense, net	26.8	(0.7)	5.4	24.3	15.7	16.6	5.5	34.1	127.7
Depreciation and amortization	32.0	7.7	20.8	17.4	15.0	11.5	9.8	1.0	115.2
Impairment charges	—	—	11.0	—	—	—	—	—	11.0
Restructuring and related charges	0.5	0.3	—	0.3	—	—	—	—	1.1
Systems/organization establishment expenses	0.2	—	0.2	0.1	—	—	—	4.3	4.8
Acquisition and disposal costs	—	—	0.2	—	—	—	—	0.3	0.5
Stamp duty tax	—	—	—	—	—	—	—	4.0	4.0
Loss from disposed businesses	—	—	—	—	—	—	0.8	—	0.8
Inventory write-up reversal	1.0	—	—	25.4	6.6	20.8	7.3	—	61.1
Refinancing expenses	0.4	0.2	0.1	—	—	—	—	25.4	26.1
Foreign exchange loss (gain)	0.3	—	1.4	(0.9)	—	—	0.2	112.2	113.2
Other	(0.3)	0.3	(0.1)	0.5	0.2	0.7	0.4	0.4	2.1

Total Adjusted EBITDA	$149.2	$28.8	$28.9	$60.0	$37.8	$35.8	$23.0	$(31.1)	$332.4

Year Ended December 31, 2003
Net income (loss)	$44.0	$17.0	$(26.2)	$—	$—	$—	$—	$(106.8)	$(72.0)
Income tax (benefit) provision	10.1	(0.3)	(5.3)	—	—	—	—	(14.0)	(9.5)
Interest expense, net	30.0	(0.5)	6.6	—	—	—	—	49.7	85.8
Depreciation and amortization	27.4	7.2	17.1	—	—	—	—	0.7	52.4
Impairment charges	—	—	35.0	—	—	—	—	—	35.0
Restructuring and related charges	0.8	0.6	0.4	—	—	—	—	—	1.8
Systems/organization establishment expenses	—	—	—	—	—	—	—	1.6	1.6
Acquisition and disposal costs	—	—	1.6	—	—	—	—	0.3	1.9
Cost incurred related to debt modifications	—	—	—	—	—	—	—	1.4	1.4
Business interruption costs and insurance recovery	—	—	(4.5)	—	—	—	—	—	(4.5)
Inventory write-up reversal	0.2	—	—	—	—	—	—	—	0.2
Refinancing expenses	—	—	—	—	—	—	—	36.9	36.9
Foreign exchange loss (gain)	—	(0.1)	0.1	—	—	—	—	18.5	18.5

Total Adjusted EBITDA	$112.5	$23.9	$24.8	$—	$—	$—	$—	$(11.7)	$149.5

Year Ended December 31, 2002
Net income (loss)	$41.2	$22.3	$(36.3)	$—	$—	$—	$—	$(82.4)	$(55.2)
Income tax (benefit) provision	14.1	(2.5)	(0.5)	—	—	—	—	(16.6)	(5.5)
Interest expense, net	26.0	(0.8)	7.0	—	—	—	—	56.0	88.2
Depreciation and amortization	23.4	6.7	15.4	—	—	—	—	0.8	46.3
Impairment charges	—	—	50.0	—	—	—	—	—	50.0
Restructuring and related charges	1.2	—	—	—	—	—	—	—	1.2
Systems/organization establishment expenses	—	—	—	—	—	—	—	1.6	1.6
Acquisition and disposal costs	—	—	—	—	—	—	—	0.2	0.2
Business interruption costs and insurance recovery	—	0.1	(2.3)	—	—	—	—	—	(2.2)
Foreign exchange loss (gain)	—	—	0.1	—	—	—	—	24.5	24.6
Loss on receivables sold	0.5	0.2	—	—	—	—	—	0.5	1.2

Total Adjusted EBITDA	$106.4	$26.0	$33.4	$—	$—	$—	$—	$(15.4)	$150.4

4.    INVENTORIES:

      Inventories are comprised of the following:

	December 31,
(millions)
	2004	2003
Raw materials	$140.4	$26.8
Work-in-process	81.6	3.2
Finished goods	240.3	50.0
Packaging materials	14.6	7.8

	$476.9	$87.8

        The portion of this balance represented by assets of the Novasep combination discussed in Note 2—Acquisitions is subject to change upon the finalization of purchase accounting.

5.    PROPERTY, PLANT AND EQUIPMENT:

        Property, plant and equipment, net is comprised of the following:

	December 31,
(millions)
	2004	2003
Land	$190.0	$20.6
Buildings and improvements, including land improvements	558.1	108.9
Machinery and equipment	1,077.2	374.4
Furniture and fixtures	140.6	21.1
Mining rights	86.2	—
Construction-in-progress	137.7	11.2

Property, plant and equipment, at cost	2,189.8	536.2
Less accumulated depreciation and amortization	(623.0)	(117.6)

Property, plant and equipment, net	$1,566.8	$418.6

        Depreciation expense was $88.6 million, $46.3 million and $41.3 million for the years ended December 31, 2004, 2003 and 2002 respectively.

        The Company recorded an impairment charge of $7.0 million and $15.7 million in 2004 and 2003, respectively related to property, plant and equipment in its Electronics segment. See Note 13—Impairment Charges.

        The portion of this balance represented by assets from the Novasep combination discussed in Note 2—Acquisitions is subject to change upon the finalization of purchase accounting.

        In addition, property, plant and equipment at December 31, 2004 includes items recorded under capital leases by businesses included in the Dynamit Nobel Acquisition as follows:

(millions)
Land	$0.2
Buildings and improvements, including land improvements	58.0
Machinery and equipment	11.4
Furniture and fixtures	4.6

74.2
Accumulated depreciation	(1.9)

Total	$72.3

6.    GOODWILL:

        Below are goodwill balances and activity by segment:

(millions)	Performance Additives	Specialty Compounds	Electronics	Specialty Chemicals	Titanium Dioxide Pigments	Advanced Ceramics	Groupe Novasep	Total
Balance, January 1, 2003	$424.6	$101.3	$133.5	$—	$—	$—	$—	$659.4
Impairment charges	—	—	(19.3)	—	—	—	—	(19.3)
Acquisitions	6.7	—	3.7	—	—	—	—	10.4
Adjustment to restructuring liability	(2.1)	—	—	—	—	—	—	(2.1)
Foreign exchange	21.7	9.0	4.8	—	—	—	—	35.5

Balance, December 31, 2003	450.9	110.3	122.7	—	—	—	—	683.9
Impairment charges	—	—	(4.0)	—	—	—	—	(4.0)
Acquisitions	3.3	—	0.1	580.1	152.4	203.9	33.8	973.6
Foreign exchange	9.6	5.2	5.4	85.4	20.0	26.8	—	152.4

Balance, December 31, 2004	$463.8	$115.5	$124.2	$665.5	$172.4	$230.7	$33.8	$1,805.9

        The portion of this balance represented by assets of the acquisitions and combination discussed in Note 2—Acquisitions is subject to change upon the finalization of purchase accounting.

        SFAS 142 also requires impairment testing at least annually. The goodwill test for impairment begins with an estimation of the fair value of each reporting unit. The Company has determined reporting units to be each of its divisions, one level below the reportable segment level. The impairment charges above were recognized as a result of this testing. See Note 13—Impairment Charges.

7.    OTHER INTANGIBLE ASSETS:

        Other intangible assets, net consist of:

	As of December 31, 2004			As of December 31, 2003
(millions)	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Patents and other intellectual property	$377.3	$(39.4)	$337.9	$41.4	$(17.6)	$23.8
Trade names and trademarks	115.0	(1.5)	113.5	—	—	—
Customer relationships	210.5	(6.5)	204.0	—	—	—
Other	7.8	(3.1)	4.7	3.0	(1.1)	1.9

Total	$710.6	$(50.5)	$660.1	$44.4	$(18.7)	$25.7

        Amortization of other intangible assets was $26.6 million, $6.1 million and $5.0 million for the years ended December 31, 2004, 2003 and 2002, respectively. Estimated amortization expense for each of the five succeeding fiscal years is as follows:

(millions) Year ended	Amortization Expense
2005	$51.0
2006	51.0
2007	51.0
2008	49.5
2009	46.2

        The portion of this balance represented by assets of the Novasep Combination discussed in Note 2—Acquisitions is subject to change upon the finalization of purchase accounting.

8.    LONG-TERM DEBT:

        Long-term debt and loans payable are summarized as follows:

	December 31,
(millions)
	2004	2003
Senior secured credit facilities:
Tranche A-1 term loans (€39.1 as of December 31, 2004)	$53.2	$—
Tranche A-2 term loans (€170.4 as of December 31, 2004)	231.6	—
Tranche C term loans (€274.8 as of December 31, 2004)	373.5	—
Tranche D term loans	1,145.0	—
2003 Senior secured credit facilities (€133.2 and $290.2 as of December 31, 2003) (repaid July 31, 2004):	—	458.0
2011 Notes	375.0	375.0
2014 Notes (€375.0 and $200.0 as of December 31, 2004)	709.7	—
Other term loan facilities	127.5	—
Capitalized lease obligations (€48.8 as of December 31, 2004)	66.3	—
Preferred stock of subsidiary (£12.0 as of December 31, 2004)	23.0	—
Other (€14.1 as of December 31, 2004)	19.3	—

	3,124.1	833.0
Less current maturities	(47.2)	(9.1)

	$3,076.9	$823.9

Maturities of long-term debt are as follows:
2005	$47.2
2006	70.9
2007	83.6
2008	108.8
2009	80.0
Thereafter	2,733.6

	$3,124.1

Senior Secured Credit Facilities

a) Structure

        In connection with the Acquisition Financing, the Company, as U.S. Borrower, Rockwood Specialties International, Inc., (the Company's immediate parent) as Guarantor, and Rockwood Specialties Limited, (a United Kingdom subsidiary) as U.K. Borrower, entered into a new senior secured credit agreement on July 30, 2004. The full amount of the tranche A-1 term loans, €128.5 million of the tranche A-2 term loans, $985.0 million of the tranche B term loans and €222.1 million of the tranche C term loans were drawn in a single drawing on the closing of the Dynamit Nobel Acquisition. The remaining €41.9 million of the tranche A-2 term loans were drawn in a single drawing on September 30, 2004 in connection with the acquisition of the Pigments and Dispersions business of Johnson Matthey Plc.

        On October 8, 2004, the Company amended its new senior secured credit facilities to borrow an additional $160.0 million of tranche B term loans and, €52.7 million (or $65.5 million) of tranche C term loans (or $225.5 million in the aggregate) and used the proceeds to repay a portion (€105.9 million and $89.9 million or $221.4 million in the aggregate) of the higher interest rate bearing borrowings under the senior subordinated loan facility (subsequently repaid in full through the issuance of the 2014 Notes described herein) and to pay related fees of $2.3 million. The Company wrote off $6.1 million of deferred financing costs in connection with the repayment under this amendment. On December 10, 2004, the Company entered into the second amendment to the senior secured credit agreement to borrow $1,145.0 million of tranche D term loans and used the proceeds to repay in full the tranche B term loans, reducing the interest rate on this debt by 25 basis points as a result. Related fees of $1.0 million were expensed.

b) Availability

        The senior secured credit facilities consist of the term loan tranches listed above as well as a senior secured revolving credit facility in an aggregate principal amount of $250.0 million made available in U.S. dollars, euros and/or pounds sterling. A portion of the revolving credit facility is available in the form of letters of credit and swingline loans. Under the terms of the amendments, the Company may, under certain circumstances and subject to receipt of additional commitments from existing lenders or other eligible institutions, request that the tranche D term loans and/or the revolving credit commitments be increased by an aggregate amount of up to $250.0 million. At December 31, 2004 the Company had no borrowings and $15.8 million of standby letters of credit outstanding under the revolving credit facility. As of March 31, 2005 the Company had outstanding borrowings of $175.0 million under the revolving credit facility, and $19.0 million of letters of credit issued on its behalf. As of April 27, 2005 the Company had outstanding borrowings of $50.0 million under the revolving credit facility, and $18.9 million of letters of credit issued on its behalf.

        Amounts borrowed under the term loan facilities other than the revolving facility that are repaid or prepaid may not be reborrowed.

c) Interest and Fees

        The interest rates per year under the revolving credit facility and the tranche A-1, A-2 and B term loan facilities are, at the Company's option, Adjusted LIBOR plus 2.50% or, in the case of loans denominated in U.S. dollars, ABR plus 1.25%. ABR is the alternate base rate, which is the higher of Credit Suisse First Boston's prime rate and the federal funds effective rate plus 0.5%. The interest rate per year under the tranche C term loan facility is Adjusted LIBOR plus 3.00%. Adjusted LIBOR is the London inter-bank offered rate, adjusted for statutory reserves. In each case, the interest rates per year (other than under the tranche C term loan facility) are subject to step-downs determined by reference to a performance test. The interest rate per year under the tranche D term loan facilities is, at the Company's option, Adjusted LIBOR plus 2.25% or ABR plus 1.00%.

        The Company may elect interest periods of one, two, three or six months (or in the case of revolving credit loans, nine or twelve months, to the extent available from all lenders under the revolving credit facility) for Adjusted LIBOR borrowings. Interest is payable quarterly in the case of ABR loans and at the end of each interest period and, in any event, at least every three months, in the case of Adjusted LIBOR borrowings.

        The senior secured credit facilities require payment of customary commitment, letter of credit and other fees.

d) Guarantees; Security

        Obligations under the senior secured credit facilities are guaranteed by Rockwood Specialties International, Inc., the Company and each of its existing and subsequently acquired or organized direct or indirect domestic subsidiaries, subject to certain exceptions, and are secured by first-priority security interest in: substantially all the tangible and intangible assets of the Company and its direct or indirect domestic subsidiaries, subject to exceptions; all the capital stock of or other equity interest in the Company and each of its direct or indirect domestic subsidiaries; a maximum of 65% of the capital stock of or other equity interests in each direct foreign subsidiary of either Rockwood Specialties Group, Inc. or of any domestic subsidiary of the Company.

e) Maturity, Amortization and Prepayments

        The tranche A-1 and A-2 term loans will mature on July 30, 2011 and will amortize at escalating percentages on a semi-annual basis commencing on January 31, 2006. The tranche C term loans and tranche D term loans will mature on July 30, 2012 and will amortize on a semi-annual basis commencing on July 31, 2005, with each repayment amount prior to maturity to be equal to 0.5% of the principal amount of tranche C term loans and tranche D term loans, respectively. The revolving credit facility will mature on July 23, 2010. The tranche D term loans have a one-year prepayment fee equal to 1.0% of the aggregate principal amount of such prepayment.

        In addition, the Company is required to make the following mandatory prepayments of the term loans under the senior secured credit facilities, in each case subject to certain exceptions, with:

  •
  100% of the net cash proceeds of all sales or other dispositions by the Company or any of its restricted subsidiaries under the senior secured credit facilities of assets other than net cash proceeds (a) from the sale or other disposition of assets in the ordinary course of business, (b) of certain disposals permitted under the senior secured credit agreement (including the proceeds of sales or transfers of accounts receivable (including pursuant to a securitization) in the amount of up to $200.0 million at any time) or (c) that are reinvested in the Company and its restricted subsidiaries within twelve months of the sale or other disposition (subject to extension in certain circumstances).

  •
  100% of the net cash proceeds of issuances of certain debt obligations.

  •
  50% of excess cash flows, as defined, in respect of any fiscal year at the end of which the consolidated total debt to consolidated EBITDA ratio is equal to or greater than 3.50 to 1.0, reduced by any amounts reinvested during the first six months of the year and voluntary prepayments.

f) Financial Covenants

        The new senior secured credit facilities contain the following financial covenants:

  •
  a consolidated total net debt to consolidated Adjusted EBITDA test;

  •
  a consolidated Adjusted EBITDA to consolidated cash interest expense test; and

  •
  limitations on capital expenditures.

        For purposes of calculating compliance with the financial covenants as of any date, foreign currency denominated indebtedness is to be converted to U.S. dollars based on average exchange rates for the twelve-month period ending on such date.

        Senior subordinated loan facility—In connection with the Acquisition Financing, the Company entered into a senior subordinated loan facility with an initial interest rate equal to the greater of 9.0% and EURIBOR + 7% (in the case of euro borrowings) or LIBOR + 8% (in the case of dollar borrowings) annually with a 75 basis point increase every six months for the first 18 months. During the fourth quarter of 2004, the senior subordinated loan facility was fully repaid.

        2011 Notes—In connection with the July 2003 Refinancing, the Company issued $375.0 million principal amount of 10.625% senior subordinated notes due 2011 ("2011 Notes"). Certain of the Company's domestic subsidiaries guarantee the 2011 Notes on a senior subordinated basis. The 2011 Notes mature on May 15, 2011 with interest payable semi-annually on May 15 and November 15. The Company may redeem up to 35% of the aggregate principal amount of the 2011 Notes at a redemption price equal to 110.625% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to the redemption date. The 2011 Notes have covenants and other terms and conditions that are comparable or generally less restrictive than the senior secured credit facilities.

        2014 Notes—On November 10, 2004, the Company repaid the senior subordinated loan facility by completing the sale of €375.0 million aggregate principal amount of 7.625% senior subordinated notes and $200.0 million aggregate principal amount of 7.500% senior subordinated notes, both due in 2014 ("2014 Notes"). The 2014 Notes are pari passu to existing and future senior subordinated indebtedness, including the 2011 Notes and junior to all of the Company's existing and future senior indebtedness. The 2014 Notes are guaranteed on a senior subordinated unsecured basis by certain of the Company's domestic subsidiaries. Proceeds aggregating $684.7 million from the sale of the 2014 Notes were used to repay $260.1 million and €313.2 million (or $404.8 million) (an aggregate of $664.9 million), representing the remaining outstanding borrowings under the Company's senior subordinated loan facility, plus accrued interest of $2.0 million thereon, pay related fees and expenses of approximately $9.6 million and for general corporate purposes.

        Also, in connection with this transaction, the Company entered into cross currency interest rate swaps with a five year term and a notional amount of €155.6 million that effectively convert the U.S. dollar fixed rate debt in respect of the dollar notes sold into euro fixed rate debt. The Company has designated this contract as a hedge of the foreign currency exposure of its net investment in its euro denominated operations. There was no ineffective portion of the net investment hedge as of December 31, 2004. The Company does not expect any of the loss on the net investment hedge residing in other comprehensive income at December 31, 2004 to be reclassified into earnings in 2005.

        Other term loan facilities—Certain subsidiaries in the Dynamit Nobel Acquisition are borrowers under term loan facilities denominated in various currencies including euro, Swiss Francs, Taiwanese Dollars and Japanese Yen. Interest rates range from 1.38% to 6.05% and mature between 2005 and 2011. Certain of these term loan facilities are collateralized by mortgages on land and buildings and trade receivables. As part of the Novasep combination on December 31, 2004, the Company assumed additional debt of €27.8 million ($37.8 million) plus $10.8 million for an aggregate of $48.6 million. The assumed debt includes three tranches of bank debt at the Novasep parent level totaling €13.0 million ($17.7 million) plus $10.8 million for an aggregate of $28.5 million each with a maturity date of 2010 and interest rates of EURIBOR plus 1.75% in the case of two of the tranches, and LIBOR plus 1.75% for the remaining tranche. In addition, there is bank debt at the Novasep subsidiary level totaling €6.3 million ($8.6 million) with maturity dates ranging from 2006 to 2010 and interest rates ranging from EURIBOR plus 0.7% to EURIBOR plus 1.25%. The remaining amount of assumed debt of

€8.5 million ($11.5 million) consists primarily of capitalized lease obligations with maturity dates ranging from 2006 to 2013.

        Preferred stock of subsidiary—Chemetall Plc., a Rockwood subsidiary, had previously issued 12.0 million shares of preferred stock which must be redeemed at their par value (£1) on July 3, 2008 and may be called at an earlier date. The shares have a liquidation preference at their par value and pay an annual dividend of 9.0% payable on January 3 and July 3 of each year. If, in the opinion of management, the level of profit reported does not allow the payment of a dividend, the dividend arrearage must be paid in subsequent years. The preferred stock does not confer any voting rights unless the payment of the dividend or redemption price is more than six months in arrears or a vote is being held on the company's liquidation or a capital reduction. The Company is currently meeting its dividend obligations. The terms and conditions governing the issuance of the preferred stock contain covenants obliging the issuer to maintain a certain debt/equity ratio.

        Covenants—The Company was in compliance with its applicable debt covenants at December 31, 2004 and 2003.

        Fair Value—Based on quoted market values, the Company estimates the fair value of its 2011 Notes approximated $431.3 million at December 31, 2004. The Company estimates that all of its other debt, based on current interest rates and terms, approximates fair value.

        Derivative Contracts—During 2001, the Company entered into interest rate swaps to manage its exposure to changes in interest rates related to euro denominated debt. These contracts were terminated in August 2004 when the Company entered into new interest rate swaps to manage its exposure to changes in interest rates. As of December 31, 2004, these contracts cover notional amounts of $652.6 million (at a rate of 5.89%) and €486.0 million (at rates ranging from 5.58% to 7.03%). These contracts effectively convert a large portion of the Company's floating rate debt instruments to fixed rate obligations for the contract periods. The US dollar swap matures in July 2007 and the Euro swap in July 2008.

        The Company elected not to apply hedge accounting in the historical periods presented and marked these derivative transactions to market; reflected as a component of interest expense. These transactions increased interest expense by $4.4 million, $5.2 million and $18.8 million in the years ended December 31, 2004, 2003 and 2002, respectively, of which $5.2 million gain, $4.5 million gain and $11.6 gain represents mark-to-market adjustments, respectively. The related liability on the contracts' marked-to-market adjustments is reflected in "Other liabilities" in the balance sheet. The Company believes that the counterparties to these agreements are financially sound institutions and the credit risk for non-performance of these contracts is not significant.

        During 2003 the Company entered into cross-currency interest rate swaps with notional amounts aggregating $78.2 million that effectively converted $78.2 million US dollar borrowings into Euro based obligations at an effective interest rate of 4% over Euro or LIBOR. In connection with the July 2003 Refinancing, the Company reduced the notional amounts of this cross currency hedge to $20.1 million and €17.7 million. These contracts have final maturity dates of July 2010.

        As of December 31, 2004, $1,317.0 million of the debt outstanding was denominated in euros.

        In order to mitigate the effect of any exchange rate changes which may have taken place prior to the closing of the Dynamit Nobel Acquisition, the Company entered into call options, permitting it to purchase up to €750.0 million at a price of $1.225 = €1.00. The options expired unexercised and the

Company recorded an aggregate loss of $11.0 million on the call options in 2004. Rockwood also entered into a forward contract in July 2004 to purchase €1,057.0 million of euros at a fixed U.S. dollar rate of $1.208 = €1.00 which was utilized to pay for a portion of the purchase price at the closing of the Dynamit Nobel Acquisition. The Company recorded a related charge of $4.2 million in 2004.

        Deferred Debt Issuance Costs—In connection with the Dynamit Nobel Acquisition, the Company wrote-off $1.8 million of deferred debt issuance costs during 2004. Also, the Company capitalized fees of $69.7 million during the same period related to the financing of the Dynamit Nobel Acquisition which are being amortized using the effective interest rate method over the term of the debt outstanding. At December 31, 2004, $10.2 million of these financing fees were unpaid. The Company wrote off $6.1 million of deferred financing costs in connection with the October 8, 2004 amendment of the secured credit facilities. Also, a write-off of $17.2 million of deferred financing costs was incurred related to the bridge loan repayments in connection with the issuance of the 2014 Notes.

        In connection with the July 2003 Refinancing, the Company wrote off the unamortized balance of all deferred debt issuance costs previously incurred ($36.9 million).

9.    TAXES ON INCOME:

        Loss before income taxes is as follows:

	Year Ended December 31,
(millions)
	2004	2003	2002
United States	$(97.8)	$(54.5)	$(27.2)
Foreign	(37.4)	(27.0)	(33.5)

	$(135.2)	$(81.5)	$(60.7)

        The expense (benefit) for taxes on income consisted of the following:

	Year Ended December 31
(millions)
	2004	2003	2002
Current expense (benefit):
U.S. Federal	$—	$0.8	$(4.5)
State	5.3	(2.1)	4.3
Foreign	16.2	9.0	8.7

	$21.5	$7.7	$8.5

Deferred income taxes:
U.S. Federal	$9.6	$(12.2)	$(4.5)
State	(3.8)	3.1	(4.4)
Foreign	(14.3)	(8.1)	(5.1)

	(8.5)	(17.2)	(14.0)

Total expense (benefit) for taxes	$13.0	$(9.5)	$(5.5)

        Amounts are reflected in the preceding table based on the location of the taxing authorities. Changes in enacted rates impact tax expense in the year a rate change is enacted.

        The tax effects of the major items recorded as deferred tax assets and liabilities are as follows:

	December 31,
(millions)
	2004	2003
Current deferred tax assets:
Allowance for doubtful accounts	$4.1	$0.8
Restructuring	1.7	0.6
Other current reserves and accruals	26.7	1.4

Total current deferred tax assets	32.5	2.8
Noncurrent deferred tax assets:
Pension and postretirement benefits	29.3	6.0
Goodwill and other intangibles	(77.3)	9.4
Tax loss carryforwards	138.5	53.5
Other non-current reserves and accruals	41.5	11.5

Total noncurrent deferred tax assets	132.0	80.4

Total deferred tax assets	164.5	83.2
Valuation allowance	(88.6)	(16.4)

Net deferred tax assets	75.9	66.8
Deferred tax liabilities—property plant and equipment	85.2	71.3

Net deferred tax liability	$(9.3)	$(4.5)

        Deferred tax assets and liabilities are determined by applying the enacted tax rate in the year in which the difference in financial statement and tax carrying values is expected to reverse.

        Reconciliations of the U.S. statutory income tax rate to the effective tax rate are as follows:

	Year Ended December 31,
	2004	2003	2002
Federal statutory rate	(35.0)%	(35.0)%	(35.0)%
State taxes, net of federal effect	0.7	1.3	(1.6)
Derivative expense	3.9	—	—
Foreign/US tax differential	6.1	2.5	(0.4)
Goodwill impairment	0.9	8.5	28.8
Increase in valuation allowance	31.3	7.8	—
Other	1.7	3.2	(0.9)

Effective tax rate	9.6%	(11.7)%	(9.1)%

        The Company's U.S. operations are included in a consolidated tax return filed by the common parent, Rockwood Holdings, Inc. The consolidated amount of current and deferred tax expense is allocated to members of the group based on applying the principles of SFAS 109 to each member as if it were a separate taxpayer.

        As of December 31, 2004, the Company has U.S. federal and foreign tax loss carryforwards (excluding state and local amounts) of approximately $393.2 million, of which $190.8 million expire in years 2005 through 2024 and $202.4 million have no current expiration date. The Company also has state and local tax loss carryforwards of approximately $101.9 million expiring in years 2007 through 2024.

        U.S. Federal tax loss carryforwards of $143.7 million expire as follows:

Year of Expiration	Dynamit Nobel Acquisition	Total
2005 - 2009	$12.3	$12.3
2010 - 2019	8.7	8.7
2020	7.8	10.9
2021	0.2	17.7
2022	0.8	11.6
2023	3.0	62.6
2024	1.0	19.9

	$33.8	$143.7

        The Company has recorded a valuation allowance during 2004 of $72.2 million to reduce the deferred tax assets related to certain tax loss carryforwards in the United Kingdom, Italy, Switzerland and U.S. as well as other net deferred tax assets for which it is more likely than not that the related tax benefits will not be realized. For 2004, based on our policy and the steady-state analysis, we determined during the fourth quarter that a full valuation allowance was required on the deferred tax assets related to the U.S. federal net operating loss carry forwards of $143.7 million as the analysis resulted in a steady-state taxable loss. During the fourth quarter, the further weakening of the U.S. dollar resulted in significant foreign exchange losses on our euro-denominated debt resulting in a three-year steady-state taxable loss.

        Accordingly, goodwill would be reduced in the event these assets are subsequently recognized. The valuation allowance is decreased or increased in the year management determines that it is more likely than not that the deferred tax assets will be realized or not.

        A table reflecting the activity in the valuation allowance follows:

(millions)	Balance at Beginning of Period	Deductions Charged to Expense	Additions Acquired	Additions Other	Balance at End of Period
Valuation Allowance—Net Operating Carryforwards
For the year ended December 31, 2004	$16.4	$49.0	$23.2	$—	$88.6
For the year ended December 31, 2003	$10.1	$6.3	$—	$—	$16.4
For the year ended December 31, 2002	$12.6	$(2.5)	$—	$—	$10.1

        The American Jobs Creation Act ("AJCA") was enacted on October 22, 2004. The AJCA includes a special one-time deduction of 85% of certain foreign earnings repatriated to the U.S. through 2005. The Company has not yet decided whether, or to what extent, the Company may repatriate foreign earnings under the AJCA. The income tax effect of the repatriation cannot be reasonably estimated at this time.

        At December 31, 2004 and 2003 the Company had undistributed foreign earnings of $71.4 million and $35.1 million, respectively, which the Company intends to be permanently reinvested. The

Company has determined that it is not practicable to compute a deferred tax liability for foreign withholding taxes or U.S. income taxes on these earnings. The foreign currency gains recorded in other comprehensive income related to intracompany debt have not been tax effected in accordance with the indefinite reversal criteria.

        The Company records liabilities for potential assessments in various tax jurisdictions. The liabilities relate to tax return positions, although supportable by the Company that may be challenged by the tax authorities. The Company adjusts these liabilities as a result of changes in tax legislation, interpretations of laws by Courts, rulings by tax authorities, changes in estimates and the closing of the statute of limitations. The Company's effective tax rate in any given year includes the impact of any changes to these liabilities. Settlement of any issue with the tax authorities would require the use of cash. Favorable resolution of an issue would be recognized either as reduction to the Company's annual tax rate or, in the case of acquired liabilities, an adjustment to goodwill.

10.    OPERATING LEASE OBLIGATIONS:

        The following is a schedule of minimum future rentals under the terms of noncancelable operating leases as of December 31, 2004:

(millions)
Years ended December 31:
2005	$22.0
2006	15.1
2007	9.0
2008	6.1
2009	4.7
Thereafter	17.8

Total	$74.7

        Rent expense under all operating leases was $21.8 million, $10.1 million and $9.7 million for the years ended December 31, 2004, 2003 and 2002, respectively. Rent escalations and other lease concessions are reflected on a straight-line basis over the minimum lease term. Minimum future rentals include the effect of any index or rate that was applicable at lease inception.

11.    EMPLOYEE BENEFIT PLANS:

        The Company maintains various defined benefit pension plans, which cover certain employees in the US, UK, Germany, and other countries. In addition, the Company provides certain retired employees in Germany with postretirement benefits for private health insurance premiums. Also, two subsidiaries provide various retirees with postretirement benefits, principally health care benefits.

        Funding requirements and investment policies for the Company's various defined benefit plans are governed by local statutes and fiduciary standards outlined below.

        The following tables provide a reconciliation of the benefit obligations, plan assets and the funded status of the plans, along with the amounts recognized in the consolidated balance sheets and the weighted average assumptions used. The measurement date is December 31st for all but one plan.

	Pension Benefits
	U.S. Plans		Non-U.S. Plans
(millions)
	2004	2003	2004	2003
Change in benefit obligation:
Benefit obligation at beginning of year	$5.3	$4.4	$42.0	$32.4
Service cost	1.0	0.2	4.9	1.0
Interest cost	0.8	0.3	12.4	1.7
Plan participants' contributions	—	—	0.7	0.1
Plan amendments	—	0.1	—	—
Acquisition of Dynamit Nobel	21.4	—	506.9	—
Actuarial (gain) / loss	1.8	0.6	21.7	3.7
Foreign exchange	—	—	22.2	4.4
Benefits paid	(0.4)	(0.3)	(13.7)	(0.4)
Curtailment / settlement	(4.4)	—	—	(0.9)

Benefit obligation at end of year	$25.5	$5.3	$597.1	$42.0

Change in fair value of plan assets:
Fair value of plan assets at beginning of year	$3.3	$3.0	$22.5	$17.7
Actual return on assets	0.7	0.4	8.1	3.4
Employer contributions	1.3	0.1	10.5	1.2
Plan participants' contributions	—	—	0.7	0.1
Acquisition of Dynamit Nobel	14.2	—	184.2	—
Foreign exchange	—	—	(2.6)	2.2
Benefits paid	(0.4)	(0.2)	(13.7)	(0.4)
Curtailment / settlement	—	—	—	(1.7)

Fair value of plan assets at end of year	$19.1	$3.3	$209.7	$22.5

The accumulated benefit obligation at December 31 is as follows:	$24.6	$5.3	$573.1	$36.8

Reconciliation of funded status at end of year:
Funded status	$(6.4)	$(2.0)	$(387.4)	$(19.5)
Unrecognized prior service cost	—	0.1	—	—
Unrecognized net loss	2.2	1.3	29.1	7.9

Accrued benefit cost	$(4.2)	$(0.6)	$(358.3)	$(11.6)

Amount recognized in the consolidated balance sheets:
Accrued benefit liability	$(6.0)	$(2.0)	$(379.6)	$(15.2)
Intangible asset	0.1	0.1	—	—
Accumulated other comprehensive income	1.7	1.3	21.3	3.6

Net amount recognized	$(4.2)	$(0.6)	$(358.3)	$(11.6)

Weighted-average assumptions used to determine benefit obligations at December 31:
Discount rate	5.75%	6.08%	4.83%	5.38%
Rate of compensation increase	4.50%	N/A	2.86%	3.00%
	U.S. Plans			Non-U.S. Plans
	2004	2003	2002	2004	2003	2002
Weighted-average assumptions used to determine net periodic benefit cost for years ended December 31:
Discount rate	6.22%	6.63%	7.07%	5.13%	5.75%	5.84%
Expected return on plan assets	8.41%	8.16%	8.17%	5.59%	7.20%	6.90%
Rate of compensation increase	4.50%	N/A	N/A	2.77%	3.25%	3.25%

Components of net pension benefit costs:
Service cost	$1.0	$0.2	$0.1	$4.9	$1.0	$1.0
Interest cost	0.8	0.3	0.3	12.4	1.7	1.9

Expected return on assets	(0.9)	(0.3)	(0.3)	(5.8)	(1.3)	(1.4)

Net amortization of prior experience losses	—	—	—	0.5	0.2	0.3

Net periodic pension cost	0.9	0.2	0.1	12.0	1.6	1.8

SFAS 88 settlement/curtailment	(3.3)	—	—	—	0.5	2.4

Total pension cost	$(2.4)	$0.2	$0.1	$12.0	$2.1	$4.2

Pension plans have the following weighted-average asset allocations at December 31, 2004 and 2003:

	U.S. Plans		Non-U.S. Plans
	2004	2003	2004	2003
Equity securities	58%	50%	33%	70%
Debt securities	39%	49%	31%	24%
Real estate	0%	0%	13%	0%
Other	3%	1%	23%	3%

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

	U.S. Plans	Non-U.S. Plans
2005	$0.5	$24.0
2006	0.5	24.2
2007	0.5	24.9
2008	0.6	25.6
2009	0.8	27.3
Years 2010 - 2014	5.0	151.3
	Other Postretirement Benefits
			Non-U.S. Plans
	U.S. Plans
(millions)
	2004	2003	2004	2003
Change in benefit obligation:
Benefit obligation at beginning of year	$2.1	$1.9	$—	$—
Service cost	0.1	0.1	—	—
Interest cost	0.2	0.1	—	—
Plan participants' contributions	—	—	—	—
Plan amendments	(0.2)	—	—	—
Acquisition of Dynamit Nobel	2.8	—	—	—
Actuarial loss	0.4	0.1	—	—
Foreign exchange	—	—	—	—
Benefits paid	(0.2)	(0.1)	—	—
Curtailment / settlement	—	—	—	—

Benefit obligation at end of year	$5.2	$2.1	$—	$—

Change in fair value of plan assets:
Fair value of plan assets at beginning of year	$—	$—	$—	$—
Actual return on assets	—	—	—	—
Employer contributions	0.2	0.1	—	—
Plan participants' contributions	—	—	—	—
Acquisition of Dynamit Nobel	—	—	—	—
Foreign exchange	—	—	—	—
Benefits paid	(0.2)	(0.1)	—	—
Curtailment / settlement	—	—	—	—

Fair value of plan assets at end of year	$—	$—	$—	$—

Reconciliation of funded status at end of year:
Funded status	$(5.2)	$(2.1)	$—	$—
Unrecognized prior service cost	(0.2)	—	—	—
Unrecognized net loss	1.0	0.6	—	—

Accrued benefit cost	$(4.4)	$(1.5)	$—	$—

Amount recognized in the consolidated balance sheets:
Accrued benefit liability	$(4.4)	$(1.5)	$—	$—

Intangible asset	—	—	—	—
Accumulated other comprehensive income	—	—	—	—
Net amount recognized	$(4.4)	$(1.5)	$—	$—
Weighted-average assumptions used to determine benefit obligations at December 31:
Discount rate	5.32%	5.29%	NA	NA
Rate of compensation increase	0.00%	NA	NA	NA
	U.S. Plans			Non-U.S. Plans
	2004	2003	2002	2004	2003	2002
Weighted-average assumptions used to determine net periodic benefit cost for years ended December 31:
Discount rate	5.84%	5.42%	7.00%	NA	NA	NA
Expected return on plan assets	NA	NA	NA	NA	NA	NA
Rate of compensation increase	4.50%	NA	NA	NA	NA	NA

Components of other postretirement benefit costs:
Service cost	$0.1	$0.1	$0.1	$—	$—	$—
Interest cost	0.2	0.1	0.2	—	—	—
Expected return on assets	—	—	—	—	—	—
Net amortization of prior experience losses	0.1	—	—	—	—	—

Net periodic pension cost	0.4	0.2	0.3	—	—	—

SFAS 88 settlement/curtailment	—	—	(1.6)	—	—	—

Total pension cost	$0.4	$0.2	$(1.3)	$—	$—	$—

	U.S. Plans		Non-U.S. Plans
	2004	2003	2004	2003
Other Postretirement Benefit Plans
Assumed health care cost trend rates at December 31 (hourly plan/salaried plan):
Health care cost trend rate assumed for the following year	8.50%	8.10%	NA	NA
Ultimate trend rate (rate to which the cost trend rate is assumed to decline)	5.00%	5.00%	NA	NA
Year that the rate reaches the ultimate trend rate	2010	2007	NA	NA
	1% Decrease	1% Increase
2004 Healthcare cost trend rate sensitivity analysis:
Effect on annual total of service cost and interest cost	$—	$—
Effect on postretirement benefit obligation	(0.4)	0.5

Other Post retirement
The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:
2005	$0.2
2006	0.2
2007	0.2
2008	0.2
2009	0.2
Years 2010 - 2014	0.8
The following benefit payments are expected to be paid:
2005	$0.1

        Plans with accumulated benefit obligations in excess of plan assets—The Company's defined benefit plans all had accumulated benefit obligations in excess of plan assets.

        Contributions—During the year ended December 31, 2004, the Company made contributions of approximately $11.8 million to its defined benefit pension plans to cover benefit payments. For 2005, the Company expects to make additional contributions of approximately $7.2 million to pension trusts and $16.2 million directly to plan participants as benefit payments.

        Investment policies and strategies—The Company's plans have varying statutory and plan governance requirements. Although the Company has representatives of local management involved in the governance of all plans, some plans or statutes also have representation by workers, employee unions, and/or corporate-level executives. Plans in the UK, Switzerland and the U.S. represent over 90% of total plan assets. In these countries, the general investment objectives are to maximize the expected return on the plans' assets without unduly prejudicing the security of the members' accrued benefits and with sufficient liquidity to meet current plan cash flow requirements. As each plan is locally governed, asset allocations may vary. In 2004, the plans were targeted to investment allocations within certain ranges that approximate the following:

	US	UK	Switzerland
Debt	42%	44%	48%
Equity	57%	51%	20%
Real Estate	0%	5%	28%
Insurance and Cash	1%	0%	4%

        Plan trustees regularly consult with professional investment advisors as to whether these allocations remain appropriate in light of relative investment performance and risk and/or actuarial changes related to plan participants. UK plan investments are limited to listed securities not affiliated with Rockwood or the investment adviser and equities are divided between domestic and foreign equity. US plan investments are generally limited to mutual funds. The Swiss plans have recently reset their targets to reduce the insurance allocation and increase the debt allocation.

        Expected long-term rate of return on assets—The long-term rate of return on assets listed above is the average of expected returns developed for each plan weighted by each plan's assets, as of January 1 of the year measured. Individual plan returns have been weighted based on their expected respective allocations. Except for Taiwan, rates of return have been estimated based on various asset-appropriate price and yield indices, adjusted for projected inflation and long-term dividend growth.

Other Retirement Benefit Plans

        Savings Plans—The Company sponsors various defined contribution plans for certain employees. Contributions under the plans are based on specified percentages of employee compensation. In aggregate, the Company's contributions to these plans were $7.7 million, $6.5 million and $6.1 million in 2004, 2003 and 2002, respectively.

        Multiemployer Plans—The Company participates in two multiemployer plans. Contributions under the plans are based on specified percentages of associate contributions. The Company's contributions to the plans were $1.2 million, $0.2 million and $0.2 million in 2004, 2003 and 2002, respectively.

12.    STOCK-BASED COMPENSATION:

        In September 2004, Rockwood Holdings amended the Amended and Restated 2003 Stock Purchase and Option Plan (formerly the 2000 Stock Purchase and Option Plan) as amended, (the "Plan"), to increase the number of shares authorized under the Plan. Under the Plan, Rockwood Holdings may grant stock options and restricted stock to the Company's management personnel and directors and allow management personnel and directors to purchase shares of Rockwood Holdings' common stock. There are 5,647,212 authorized shares available for grant under the Plan.

        Restricted Stock—Restricted stock of Rockwood Holdings can be granted with or without payment of consideration with restrictions on the recipient's right to transfer or sell the stock. In each of the three years ended December 31, 2004, 2003 and 2002 $0.3 million or 22,794 shares vested.

        Stock Purchase—Eligible management personnel and directors can purchase shares of Rockwood Holdings' common stock at prices as determined by Rockwood Holdings' Board of Directors. Under the Plan, Rockwood Holdings sold 477,428 shares during the year ended December 31, 2004 at the fair market value of the stock as determined by the Board of Directors at the date of purchase for gross proceeds of $7.0 million.

        Stock Options—Stock options granted under this Plan shall have an exercise price at least equal to the fair market value of Rockwood Holdings' common stock on the date of grant. There are two types of options available for grant under the Plan. Time options have a life of ten years from the date of grant and vest as follows: time options granted prior to 2004 vest 10% in year one, 10% year two, 25% year three, 25% year four and 30% year five; time options granted in 2004 vest in installments of 20% on each of the first five anniversaries of the grant date. Performance options have a life of ten years and become exercisable with respect to 20% of the total performance options granted upon the achievement of certain performance targets. Performance options become exercisable on the eighth anniversary of the grant date to the extent that the options have not become otherwise exercisable or have not been terminated. In October 2004, the performance targets were modified as a result of the Dynamit Nobel Acquisition. Prior to 2004, none of the performance targets that would trigger exercisability had been achieved. However, certain targets were achieved for 2004 and as a result, 307,550 options vested as of December 31, 2004. Certain option holders have "company-wide performance targets," which targets are based on the achievement by Rockwood Holdings of certain implied equity values. Other option holders have "divisional performance targets," which targets are based on a particular division's achievement of annual or cumulative EBITDA.

        The Company recorded no compensation expense in the historical statements of operations related to the Plan. The measurement date for determining compensation expense for each option has been the option issuance date and at that time the market price of the stock was equal to the exercise price in each case. The time options have been accounted for as a fixed plan. The performance options have been treated similar to fixed stock option plans as the Company concluded the predefined (non-accelerated) vesting schedule is substantive as it is deemed to be more likely than not that the applicable individuals will remain employed with the Company through that vesting date, particularly if the performance trigger has not occurred. As such, the measurement date for these options is the option grant date in accordance with APB Opinion 25. The change to the applicable performance targets as a result of the Dynamit Nobel acquisition was a permitted change per the applicable stock option agreements; as such no modification occurred requiring a new measurement date calculation.

        Options were granted during 2004 as follows (in thousands): 523 options granted September 24; 228 options granted October 15; 335 options granted October 29; 985 options granted November 30; and 21 options granted December 15 totaling 2,092 options. The purchase price, exercise price and fair value of each option was $14.61.

        A summary of the status of the Company's options granted by Rockwood Holdings at December 31, 2004, 2003, and 2002, and changes during the years ended on those dates is presented below:

	2004		2003			2002
	Shares	Weighted Average Exercise Price	Shares		Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
	('000)		('000)			('000)
Outstanding at beginning of year	1,810	$14.61	1,776		$14.61	2,132	$14.61
Granted	2,092	14.61	34		14.61	20	14.61
Forfeited	(14)	14.61	—			(376)	14.61

Outstanding at end of year	3,888	$14.61	1,810		$14.61	1,776	$14.61

Options exercisable at end of year	931	$14.61	218		$14.61	108	$14.61

Weighted average fair value of options granted during the year	$3.50		$3.03	(a)		$3.81

Weighted-Average Remaining Contractual Life (years)	8.20

(a)
The decrease from 2002 is due to the decrease in the assumed risk-free interest rate; see the table of "other assumptions used in fair-value pricing model" in Note 1-Description of Business and Summary of Significant Accounting Policies.

        On July 18, 2005, in connection with a planned offering of its common stock to the public, Rockwood Holdings effected a 34.22553019 for-one stock split of its common stock.

13.    IMPAIRMENT CHARGES:

        The Company recorded goodwill impairment charges of $4.0 million and $19.3 million in 2004 and 2003 related to the same reporting unit and $50.0 million in 2002 relating to a separate reporting unit within the Electronics segment. These charges were recognized based on Rockwood's annual impairment testing. In computing these impairments, fair value was determined by multiplying the adjusted EBITDA of the reporting unit projected for the following year by a discount factor based primarily on the ratio of enterprise value (generally market capitalization less long-term debt plus cash) to EBITDA of publicly-held companies in similar businesses, both historical and projected, as reported in published industry analysis.

        These impairments resulted from a significant decline, in earnings and operating cash flows, both historical and prospective, based on global economic conditions common to significant competitors, including overcapacity, as well as the erosion of the reporting units' relative competitive position due to continued industry concentration and resulting pricing pressure.

        Based on the circumstances described above the Company also performed impairment evaluations of the property, plant and equipment belonging to the respective reporting units and recorded impairment charges of $7.0 million and $15.7 million, respectively, in 2004 and 2003. In 2003 the evaluation was computed using the same calculations as described above for goodwill impairment. Based on the availability of additional relevant data, the 2004 impairment was computed by a discounted cash flow analysis of expected future cash flows of the reporting unit (as measured by Adjusted EBITDA).

14.    BUSINESS RESTRUCTURINGS AND ASSET SALES:

        The Company recorded $1.1 million, $1.8 million and $1.2 million of restructuring charges in 2004, 2003 and 2002, respectively, primarily severance related to headcount reduction actions at businesses in each of our reportable segments.

        Selected information for the 2001 headcount reduction restructuring program is as follows:

(millions)	Severance Costs
Liability balance, January 1, 2002	$6.7
Restructuring charge	1.2
Utilized in 2002	(7.2)

Liability balance, December 31, 2002	0.7
Utilized in 2003	(0.6)

Liability balance, December 31, 2003	0.1
Utilized in 2004	(0.1)

Liability balance, December 31, 2004	$—

        Coincident with the KKR Acquisition, the Company began a restructuring plan involving the closure and rationalization of certain facilities acquired.

        Selected information for the Acquisition related restructuring program is as follows:

(millions)	Severance Costs	Facility Closure Costs	Total
Liability balance, January 1, 2002	$3.5	$3.5	$7.0
Utilized in 2002	(1.7)	(0.1)	(1.8)
Adjustment recorded to goodwill	(0.4)	(0.5)	(0.9)

Liability balance, December 31, 2002	1.4	2.9	4.3
Utilized in 2003	(0.1)	(0.9)	(1.0)
Adjustment recorded to goodwill	(1.3)	(0.8)	(2.1)

Liability balance, December 31, 2003	—	1.2	1.2
Utilized in 2004	—	(0.8)	(0.8)

Liability balance, December 31, 2004	$—	$0.4	$0.4

2004 Restructuring Actions

  Dynamit Nobel Restructuring

        The Company began to assess and formulate specific plans to involuntarily terminate (relocate) certain employees and/or exit certain activities of Dynamit Nobel as of the Dynamit Nobel Acquisition date. This assessment has led to certain restructuring measures being taken by the Company as described below.

        The Company closed the former corporate office of Dynamit Nobel located in Troisdorf, Germany in the fourth quarter of 2004. We have recorded $13.2 million of restructuring charges related to this closure including severance costs of $8.0 million for 44 general and administrative personnel of the former Dynamit Nobel company, closure costs on this building of $4.6 million and $0.6 million of relocation cost for the remaining 27 employees who were relocated to our new Frankfurt, Germany European corporate location.

        The Company believed at the time of the acquisition that reduction of certain selling, general and administrative headcount was an opportunity given a review of certain cost as a percentage of net sales metrics. As a result, $12.2 million of restructuring costs were incurred:

  •
  the Titanium Dioxide Pigments segment eliminated four high level sales personnel incurring $1.4 million of severance charges.

  •
  The former Custom Synthesis segment now known as Groupe Novasep downsized their organization by eliminating 12 staff positions. The president of this segment was also severed. Related severance costs incurred were $2.9 million. As part of the Troisdorf corporate office closure, 27 general and administrative employees of our Groupe Novasep segment that worked at this site were relocated to another location. The incurred relocation cost was $0.5 million. Closure costs were $0.4 million.

  •
  Specialty Chemicals eliminated 20 administrative employees including two executives from their business incurring severance charges of $7.0 million and relocation costs of $0.2 million.

  •
  Advanced Ceramics eliminated certain administrative employees incurring severance costs of $0.5 million.

        As part of an overall plant rationalization review contemplated at the acquisition date, in the third quarter of 2004 the Advanced Ceramics segment announced the closure of its New Lebanon plant in New York with consolidation into the Laurens, South Carolina plant. This closure and relocation of certain manufacturing plant employees and equipment is expected to occur in the second quarter of 2005. The total restructuring charge is estimated at $2.7 million with severance of $0.6 million related to 50 plant workers, relocation costs of $1.9 million and closure costs of $0.2 million. The related property, plant and equipment was recorded in the opening balance sheet at its appraised sale value. Related inventory write-offs of $0.3 million were also reflected in the opening balance sheet. Advanced Ceramics also plans to close another smaller facility for which they have accrued severance costs of $0.5 million and closure costs of $1.2 million.

  Johnson Matthey Pigments and Dispersions Restructuring

        As part of the acquisition of the Pigments and Dispersions business of Johnson Matthey the Company enacted a restructuring program. To date, 37 positions have been eliminated. All of these employees are selling, general and administrative personnel. Total restructuring charges of $0.9 million have been reflected in the applicable opening balance sheet.

        Selected information for the Dynamit Nobel, Johnson Matthey and other 2004 restructuring actions follows:

(millions)	Severance Costs	Facility Closure Costs	Relocation Costs	Total
Liability balance, January 1, 2004	$—	$—	$—	$—
Purchase accounting	21.9	6.8	2.7	31.4
Restructuring charge	1.1	—	—	1.1
Utilized in 2004	(4.7)	(0.4)	(0.4)	(5.5)
Historical Dynamit Nobel Restructuring program	—	3.6	—	3.6
Foreign Exchange	2.5	1.3	0.3	4.1

Liability balance, December 31, 2004	$20.8	$11.3	$2.6	$34.7

        Remaining facility closure costs will be paid over the lives of the related leases.

15.    RECEIVABLES SALE AGREEMENT:

        In December 2001 and at the end of the first and second quarters in 2002, some of the Company's US-based subsidiaries sold certain receivables to a non-consolidated, bankruptcy-remote subsidiary of the Company ("RS") in return for cash and subordinated notes. RS then sold an undivided fractional ownership interest in those receivables to a non-affiliated investor. The subordinated notes, which represent the Company's retained interest, were subordinated to the investor's interest until the investor fully recovered its investment.

        These transactions qualified as sales under the provisions of SFAS 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. Gain or loss on the sale of receivables depends in part on the previous carrying amount of the financial assets involved in the sale, allocated between the assets sold and the retained interests, based on the relative fair value at the date of transfer. Fair value of the subordinated retained interest approximated carrying value due to the short-term nature of the receivables. Cash proceeds were $50.0 million for the 2001 transaction and $96.6 million for the 2002 transactions. There was no outstanding facility at December 31, 2004, 2003 or 2002. The Company serviced the receivables sold and had cash servicing income of $0.1 million in 2002. No significant credit losses occurred among the receivables sold.

16.    SALE AND LEASEBACK:

        In June 2002, a subsidiary included in Rockwood's Performance Additives segment entered into a sale and leaseback transaction involving real estate with a non-affiliated third party. The Company realized net proceeds of approximately $12.1 million from the sale. The resulting gain of approximately $4.1 million was deferred and is being amortized on a straight-line basis over the initial lease term of 15 years. The deferred gain is included in other liabilities on the accompanying consolidated balance sheet. The leaseback portion, classified as an operating lease, had an initial minimum annual base rent of $1.3 million, with adjustments based on a standard economic index. The Company has two 10-year renewal options beyond the initial lease term.

17.    COMMITMENTS AND CONTINGENCIES:

        Legal Proceedings—The Company is involved in various legal proceedings, including commercial, intellectual property, product liability and environmental matters of a nature considered normal to its business. It is the Company's policy to accrue for amounts related to these matters, in accordance with SFAS 5, Accounting for Contingencies, if it is probable that a liability has been incurred and an amount can be reasonably estimated. It is the Company's policy to disclose such matters when there is at least a reasonable possibility that a material loss may have been incurred. Although the Company expects to continue to pay legal fees in connection with certain legal actions related to chromated copper arsenate and other product liability matters, based on currently available facts, the Company does not believe that these actions will have a material effect on the financial condition, results of operations or liquidity of the Company. In accordance with our policy, reserves in connection with such matters do not individually exceed $350,000 and in the aggregate $1.5 million. Our reserve estimates are based on available facts, including damage claims and input from our internal and external legal counsel, past experience, and, in some instances where defense costs are being paid by our insurers, insurance coverage. We are unable to estimate the amount or range of any potential incremental charges should facts and circumstances change and may in the future revise our estimates based on new information becoming available. In addition, the Company does not believe that there is any other individual legal proceeding that is likely to have a material adverse affect on its business or financial condition. However, we cannot predict the outcome of any litigation or the potential for future litigation.

        Indemnity Matters—Under the terms of the Business and Share Sale and Purchase Agreement, the Deed of Tax Covenant and the Environmental Deed entered into in connection with the KKR Acquisition, Degussa UK Holdings Ltd., as successor to the Laporte Plc, is obligated to indemnify the Company for certain legal, tax and environmental liabilities and obligations that relate to the period prior to the closing of the KKR Acquisition.

        Under the terms of the Sale and Purchase Agreement with mg technologies ag and its subsidiary MG NAH ("mg technologies"), mg technologies is obligated to indemnify the Company for certain legal, tax and environmental liabilities and obligations that relate to the period prior to the closing, subject to certain limits and exclusions. In addition, the Company may be subject to indemnity claims relating to properties or business it divested. In the opinion of management, and based upon information currently available, the ultimate resolution of any indemnification obligations owed to us or by us will not have a material effect on the Company's financial condition or results of operations.

Safety, Health and Environmental Matters

  General

        The Company is subject to extensive environmental, health and safety laws in the United States, the European Union and elsewhere at both the national and local level. Many of these laws impose requirements relating to clean-up of contamination, and impose liability in the event of damage to human beings, natural resources or property, and provide for substantial fines, injunctions and potential criminal sanctions for violations. The products, including the raw materials handled, are also subject to rigorous industrial hygiene regulations and investigation. The nature of the Company's operations exposes it to risks of liability for breaches of these laws and regulations as a result of the production, storage, transportation and sale of materials that can cause contamination or personal injury when released into the environment. Environmental laws are subject to change and have tended to become stricter over time. Such changes in environmental laws, or the enactment of new environmental laws, could result in materially increased capital, operating and compliance costs.

  Safety, Health and Environmental Systems

        The Company is committed to achieving and maintaining compliance with all applicable safety, health and environmental ("SHE") legal requirements, and the Company's subsidiaries have developed policies and management systems that are intended to identify the SHE legal requirements applicable to the operations, enhance compliance with such requirements, ensure the safety of the Company's employees, contractors, community neighbors and customers and minimize the production and emission of wastes and other pollutants. Although SHE legal requirements are constantly changing and are often difficult to comply with, these SHE management systems are designed to assist the Company in meeting its compliance goals and minimizing overall risk.

  SHE Capital Expenditures

        The Company may incur future costs for capital improvements and general compliance under SHE laws. For the year December 31, 2004, the capital expenditures for SHE matters totaled approximately $23.9 million, excluding costs to maintain and repair pollution control equipment. For 2005 and 2006, the Company estimates capital expenditures for compliance with SHE laws to be at similar levels; however, because capital expenditures for these matters are subject to changes in existing and new SHE laws, the Company cannot provide assurance that its recent expenditures will be indicative of future amounts required to comply with these laws.

  Regulatory Developments

        In October 2003, the European Commission adopted a proposal for a new European Union framework for chemicals known as the Registration, Evaluation and Authorization of Chemicals, or REACH. While it is uncertain as to whether, when and in what form REACH will be finalized and become law, REACH may eventually significantly expand the European Union's regulation of chemicals. As currently proposed, REACH would include requirements that certain manufacturers and importers of chemicals register those chemicals, perform health and environmental risk analyses of those chemicals, and in certain instances, obtain authorizations for the use of the chemicals. As a specialty chemicals company, it is possible that the Company is the only manufacturer of one or more substances to be regulated under REACH and thus could potentially bear the full cost of compliance with REACH for some or all of the Company's products. The Company estimates it has over 400 products that might be subject to REACH.

        Under the European Union Integrated Pollution Prevention and Control Directive ("IPPC"), European Union member governments are to adopt rules and implement a cross-media (air, water and waste) environmental permitting program for individual facilities. While the EU countries are at varying stages in their respective implementation of the IPPC permit program, the Company has submitted all necessary IPPC permit applications required to date, and in some cases received completed permits from the applicable government agency. The Company expects to submit all other IPPC applications and related documents on a timely basis as the various countries implement the IPPC permit program. Although it is not known with certainty what each IPPC permit will require, the Company believes, based upon its experience with the permits received to date, that the costs of compliance with the IPPC permit program will not be material to its results of operations, financial position or liquidity.

  Remediation Liabilities

        Environmental laws have a significant effect on the nature and scope of any clean-up of contamination at current and former operating facilities, the costs of transportation and storage of chemicals and finished products and the costs of the storage and disposal of wastes. In addition, "Superfund" statutes in the United States as well as statutes in other jurisdictions impose strict, joint and several liability for clean-up costs on the entities that generated waste and/or arranged for its disposal at contaminated third party sites, as well as the past and present owners and operators of contaminated sites. Each responsible party may be required to bear some or all clean-up costs regardless of fault, legality of the original disposal or ownership of the disposal site.

        Environmental contamination is known to exist at certain of our present and former facilities, including our facilities located in Turin, Italy, St. Fromond, St. Cheron and Sens, France; Hainhaussen, Troisdorf, Schlebusch, Stadeln, Duisburg, Plochingen, Marktredwitz, Ronnenberg-Empelde and Langelsheim, Germany; Oss, The Netherlands; Kidsgrove, and Barrow, U.K.; Boksburg East, South Africa; Pratteln, Switzerland and in the United States, in Valdosta, Georgia, Beltsville, Maryland, Harrisburg, North Carolina, Laurens, South Carolina, Silver Peak, Nevada and La Mirada, California. Soil contamination is also known to exist at our facilities at Freeport, Texas, Chasse-sur-Rhone, France and Sumperk in Czech Republic; however, no further regulatory remedial actions are currently required for these facilities and any liabilities arising from such contamination is covered by indemnity obligations or the previous owners of these facilities with the exception of Freeport. We are currently operating groundwater remediation systems at our Hainhaussen, Troisdorf, Valdosta, and Silver Peak facilities. We also operate ground water remediation systems at our Schlebusch, Plochingen, Marktredwitz, Stadeln and Laurens facilities, for which prior owners or insurers have assumed responsibility and a soil remediation project at our facility in St. Cheron, and we continue to monitor groundwater at the Beltsville facility, which was previously the subject of a soil removal action. Groundwater is also monitored at the St. Fromond and Barrow facilities due to prior spills and at the Harrisburg facility due to a landfill closure. We are also required to monitor groundwater quality at our facilities at Mourenx, France and New Johnsonville, Tennessee. We believe that additional environmental studies, and possibly environmental remediations, will be required at the Turin and Harrisburg facilities. We are also in the process of determining appropriate remedial actions with the regulatory authorities at the following locations: Duisburg, Pratteln, Langelsheim, Troisdorf and La Mirada. Furthermore, as a result of facility closings, divestitures and offsite disposal activities such as a former disposal site in Laurel, Maryland, we are responsible for the following other matters: contamination beneath divested portions of the manufacturing facility in Troisdorf; contamination at a closed Chemetall Oakite facility in Houston, Texas, contamination at a former Chemetall Foote facility in Sunbright, Virginia, contribution towards the clean-up of three industrial landfills in the Basel, Switzerland area, groundwater remediation at Stadeln and former sites operated by Dynamit Nobel's previously divested explosives business. The Company is also a de minimis participant in several Superfund matters.

        Although the Company cannot provide assurances in this regard, the Company does not believe that these issues will have a material adverse effect on its business or financial condition, but may have a material adverse effect on the results of operations or cash flows in any given quarterly or annual reporting period. Nonetheless, the discovery of contamination arising from present or historical industrial operations at some of the Company's and the Company's predecessor's former and present properties and/or at sites it and its predecessor disposed wastes could expose the Company to cleanup obligations and other damages in the future.

  Government Enforcement Proceedings and Civil Litigation

        During the course of the Company's business, the Company may receive notices of violation, enforcement and other complaints from regulatory agencies alleging non-compliance with applicable SHE laws. Currently, the Company is party to a consent order with the Metropolitan Sewer District ("MSD") in Saint Louis, Missouri to reduce ammonia concentrations in wastewater discharge to a city treatment plant. The entry into the consent order resulted from violations of its wastewater discharge permit. The order is presently stayed pending MSD's negotiation of its own National Pollution Discharge Elimination System permit with the State of Missouri. Although the Company may be required to make capital expenditures in connection with this matter, it does not believe that this issue will have a material adverse effect on its long-term business or financial condition.

  Environmental Indemnities

        Pursuant to the environmental deed entered into in connection with the KKR acquisition, Degussa, as successor to Laporte, is required to indemnify the Company and its subsidiaries for certain environmental matters that relate to the business as conducted prior to the closing of the KKR acquisition. The environmental deed provides that Degussa will indemnify the Company and its subsidiaries for claims for which notice is given within a period of two years for breaches of representations and warranties, which expired in 2002, and five years, which expires in September 2005, for claims related to the contamination of the Company's properties or its subsidiaries' properties (inclusive of contamination which leaks or escapes from the Company's properties or its subsidiaries' properties). These indemnity obligations are subject to a minimum per matter loss of $175,000 and are further subject to a $5.0 million deductible for the indemnity to be available. In addition, the environmental deed provides that Degussa will indemnify Rockwood and its subsidiaries for claims relating to properties that were formerly owned, occupied or used as of November 20, 2000, as well as properties owned by third parties (inclusive of disposal of waste and certain other identified issues prior to November 20, 2000). The environmental deed provides that in this instance, Degussa will be responsible for reasonable costs and expenses incurred.

        In addition, pursuant to the sale and purchase agreement entered into in connection with the Dynamit Nobel Acquisition, mg technologies ag and its subsidiary, MG North America Holdings Inc., are required to indemnify Rockwood and its subsidiaries for 50% of the excess amount of losses over the amount of the related reserves (in the case of known claims) and 50% of claims (in the case of unknown claims) related to the contamination of the Company or its subsidiaries' properties, if notified within ten years. If mg technologies and MG North America Holdings' responsibility for contamination matters cannot be proven, a sliding scale reduces the percentage further for each year during the five-year period from year six to ten. mg technologies and MG North America Holdings are also obligated to indemnify the Company for 85% of claims related to legacy site matters, such as environmental matters relating to properties or businesses owned or operated by Dynamit Nobel prior to, but not on, the closing of Dynamit Nobel Acquisition, if notified within ten years. In addition, mg technologies and MG North America Holdings are obligated to indemnify us for 50% of the excess amount of losses over the amount of the related reserves for operational compliance matters, if notified by December 31, 2006, and 50% of the excess amount of losses over the amount of the related reserves (in the case of known claims) and 50% of claims (in the case of unknown claims) related to certain environmental damage claims unknown at the time of the closing of the Dynamit Nobel Acquisition, if notified within ten years. All of these indemnity obligations are subject to different minimum per-claim thresholds depending on whether the matter was disclosed or not, and on the subject matter, ranging between €100,000 and €750,000 depending on the type of claim. The indemnity obligations are further subject to certain deductibles, exclusions and limitations. Furthermore, mg technologies and MG North America Holdings are obligated to indemnify us for certain environmental risks arising from certain "shared site" structures for a duration of ten years. This indemnity obligation is not subject to the percentages, de minimis exclusions, deductibles and thresholds described above, and it is not subject to most of the general limitations.

        In the event the Company seeks indemnity under any of these agreements or through other means, there can be no assurance that mg technologies, MG North America Holdings, Degussa or any other party who may have obligations to indemnify the Company will adhere to their obligations and the Company may have to resort to legal action to enforce its rights under the indemnities. However, the Company does not believe that resolution of the known environmental matters subject to indemnification obligations owed to it will have a material adverse effect on our long-term business or financial condition as such amounts are not significant.

  Environmental Reserves

        The Company has established financial reserves relating to anticipated environmental cleanup obligations, site reclamation and remediation and closure costs. Liabilities are recorded when potential liabilities are either known or believed to be probable and can be reasonably estimated. The Company's liability estimates are based upon available facts, existing technology, past experience and, in some instances where the remediation costs are being paid directly by the Company's insurers, insurance recoveries, and are generated by several means, including State-mandated schedules, environmental consultants and internal experts, depending on the circumstances. On a consolidated basis, the Company accrued approximately $51.9 million and $6.5 million for known environmental liabilities as of December 31, 2004 and 2003, respectively, all of which are classified as other non-current liabilities on our consolidated balance sheets for such periods. Included in the $51.9 million as of December 31, 2004 is $8.8 million that is discounted using 5.0% discount rate (undiscounted amount equals $13.5 million), and $3.3 million that is discounted using 5.5% discount rate (undiscounted amount equals $5.2 million). In certain cases, our remediation liabilities are payable over periods of up to 30 years.

        The Company believes these accruals are adequate based on currently available information. The Company may incur losses in excess of the amounts accrued, however, based on currently available information the Company does not believe the additional amount of potential losses would have a material effect on the Company's long-term results of operations, financial condition, or liquidity. The Company is unable to estimate the amount or range of any potential incremental charges should facts and circumstances change and may in the future revise our estimates based on new information becoming available.

        The Company is obligated to undertake soil remediation at two facilities in Europe in the event manufacturing operations are discontinued there at some future date. The Company does not contemplate any such action occurring in the foreseeable future, as these facilities' remaining lives are indefinite. Given the indeterminate useful life of these facilities and the corresponding indeterminate settlement date of any soil remediation obligations the Company does not have sufficient information to estimate a range of potential settlement dates for the obligations. Consequently, we cannot employ a present value technique to estimate fair value and, accordingly, we have not accrued for any related costs.

        The Company believes these environmental matters will not have a material adverse effect on our long-term results of operations and/or financial condition. However, these matters may have a material adverse effect on our results of operations or cash flows in any given accounting period.

Commitments

        As of December 31, 2004 the Company has unconditional purchase obligations of $10.0 million (of which $7.9 million is accrued) primarily consisting of take-or-pay contracts to purchase goods that are enforceable and legally binding and that specify all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction. Amounts due within one year are estimated to be $5.8 million and the remainder is due during 2006 and 2007.

18.    CONSOLIDATING FINANCIAL INFORMATION:

        As described in Note 8—Long-term Debt, the Company issued the 2011 Notes in July 2003 and the 2014 Notes in November 2004. The following consolidating financial statements present the results of operations, financial condition and cash flows, in separate columns, of the parent company (Rockwood Specialties Group, Inc.), which is the issuer of the 2011 Notes and the 2014 Notes, guarantor subsidiaries, non-guarantor subsidiaries, elimination adjustments, and consolidated totals.

        The consolidating balance sheet as of December 31, 2004 and for the year ended December 31, 2004 in the tables below have been corrected for the errors discussed in Note 19—Restatement.

ROCKWOOD SPECIALTIES GROUP, INC. AND SUBSIDIARIES
CONSOLIDATING STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2004
(Dollars in millions)

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidated
NET SALES	$—	$741.0	$1,002.5	$1,743.5
COST OF PRODUCTS SOLD	—	537.5	730.1	1,267.6

GROSS PROFIT	—	203.5	272.4	475.9
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	0.2	124.4	203.1	327.7
IMPAIRMENT CHARGES	—	5.1	5.9	11.0
RESTRUCTURING CHARGE, net	—	0.2	0.9	1.1

OPERATING INCOME (LOSS)	(0.2)	73.8	62.5	136.1

OTHER INCOME (EXPENSES):
Intergroup interest, net	97.6	(50.6)	(47.0)	—
Interest, net	(104.1)	(1.3)	(22.3)	(127.7)
Intergroup other, net	—	(2.7)	2.7	—
Foreign exchange loss, net	(108.2)	(0.7)	(4.3)	(113.2)
Refinancing expenses	(24.4)	(0.5)	(1.2)	(26.1)
Other, net	—	(0.3)	(4.0)	(4.3)

Net	(139.1)	(56.1)	(76.1)	(271.3)

(LOSS) INCOME BEFORE TAXES	(139.3)	17.7	(13.6)	(135.2)
INCOME TAX PROVISION (BENEFIT)	14.2	(3.0)	1.8	13.0

NET (LOSS) INCOME	$(153.5)	$20.7	$(15.4)	$(148.2)

ROCKWOOD SPECIALTIES GROUP, INC. AND SUBSIDIARIES
CONSOLIDATING STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2003
(Dollars in millions)

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidated
NET SALES	$—	$522.8	$274.5	$797.3
COST OF PRODUCTS SOLD	—	367.7	213.7	581.4

GROSS PROFIT	—	155.1	60.8	215.9
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	0.3	82.4	35.3	118.0
IMPAIRMENT CHARGES	—	15.9	19.1	35.0
RESTRUCTURING CHARGE, net	—	1.3	0.5	1.8

OPERATING INCOME (LOSS)	(0.3)	55.5	5.9	61.1

OTHER INCOME (EXPENSES):
Intergroup interest, net	57.6	(54.3)	(3.3)	—
Interest, net	(68.3)	(0.6)	(16.9)	(85.8)
Intergroup other, net	—	(3.4)	3.4	—
Foreign exchange loss, net	(7.5)	—	(11.0)	(18.5)
Refinancing expenses	(33.2)	—	(5.1)	(38.3)

Net	(51.4)	(58.3)	(32.9)	(142.6)

LOSS BEFORE TAXES	(51.7)	(2.8)	(27.0)	(81.5)
INCOME TAX (BENEFIT) PROVISION	(18.1)	7.7	0.9	(9.5)

NET LOSS	$(33.6)	$(10.5)	$(27.9)	$(72.0)

ROCKWOOD SPECIALTIES GROUP, INC. AND SUBSIDIARIES
CONSOLIDATING STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2002
(Dollars in millions)

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidated
NET SALES	$—	$505.3	$254.6	$759.9
COST OF PRODUCTS SOLD	—	349.1	193.4	542.5

GROSS PROFIT	—	156.2	61.2	217.4
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	0.3	79.2	33.4	112.9
IMPAIRMENT CHARGES	—	10.0	40.0	50.0
RESTRUCTURING CHARGE, net	—	—	1.2	1.2

OPERATING INCOME (LOSS)	(0.3)	67.0	(13.4)	53.3

OTHER INCOME (EXPENSES):
Intergroup interest, net	60.3	(59.4)	(0.9)	—
Interest, net	(74.5)	1.8	(15.5)	(88.2)
Intergroup other, net	(3.3)	(2.9)	6.2	—
Foreign exchange (loss) gain, net	(14.3)	(0.4)	(9.9)	(24.6)
Loss on receivables sold	—	(1.2)	—	(1.2)

Net	(31.8)	(62.1)	(20.1)	(114.0)

(LOSS) INCOME BEFORE TAXES	(32.1)	4.9	(33.5)	(60.7)
INCOME TAX (BENEFIT) PROVISION	(7.8)	(1.3)	3.6	(5.5)

NET (LOSS) INCOME	$(24.3)	$6.2	$(37.1)	$(55.2)

ROCKWOOD SPECIALTIES GROUP, INC. AND SUBSIDIARIES
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2004
(Dollars in millions)

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$79.1	$48.2	$(15.9)	$—	$111.4
Accounts receivable, net	—	112.4	388.5	—	500.9
Inventories	—	84.2	392.7	—	476.9
Deferred income taxes	(4.9)	16.9	20.5	—	32.5
Prepaid expenses and other current assets	0.1	7.6	104.3	—	112.0

Total current assets	74.3	269.3	890.1	—	1,233.7
PROPERTY, PLANT AND EQUIPMENT, net	—	196.7	1,370.1	—	1,566.8
INVESTMENT IN SUBSIDIARIES	1,756.1	83.0	—	(1,839.1)	—
GOODWILL	—	347.9	1,458.0	—	1,805.9
INTERGROUP RECEIVABLE	1,880.6	782.0	5,334.5	(7,997.1)	—
OTHER INTANGIBLE ASSETS, net	—	52.3	607.8	—	660.1
DEFERRED DEBT ISSUANCE COSTS, net	3.7	7.8	62.3	—	73.8
OTHER ASSETS	1.0	2.3	43.0	—	46.3

TOTAL ASSETS	$3,715.7	$1,741.3	$9,765.8	$(9,836.2)	$5,386.6

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$—	$66.7	$259.4	$—	$326.1
Income taxes payable	(1.4)	1.6	19.2	—	19.4
Accrued compensation	—	20.3	64.2	—	84.5
Accrued expenses and other current liabilities	22.3	41.2	197.8	—	261.3
Long-term debt, current portion	7.6	—	39.6	—	47.2

Total current liabilities	28.5	129.8	580.2	—	738.5
LONG-TERM DEBT	2,648.9	—	428.0	—	3,076.9
PENSION AND RELATED LIABILITIES	—	12.3	362.7	—	375.0
INTERGROUP PAYABLE	78.5	1,252.3	6,666.3	(7,997.1)	—
DEFERRED INCOME TAXES	(34.3)	47.9	28.2	—	41.8
OTHER LIABILITIES	33.4	18.2	167.6	—	219.2

Total liabilities	2,755.0	1,460.5	8,233.0	(7,997.1)	4,451.4
MINORITY INTEREST	—	—	31.2	—	31.2
STOCKHOLDERS' EQUITY
Common stock	—	285.3	70.0	(355.3)	—
Paid-in capital	889.3	146.3	1,327.1	(1,483.8)	878.9
Accumulated other comprehensive income	155.3	13.1	206.0	—	374.4
Accumulated deficit	(83.9)	(163.9)	(101.5)	—	(349.3)

Total stockholders' equity	960.7	280.8	1,501.6	(1,839.1)	904.0

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$3,715.7	$1,741.3	$9,765.8	$(9,836.2)	$5,386.6

ROCKWOOD SPECIALTIES GROUP, INC. AND SUBSIDIARIES
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2003
(Dollars in millions)

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$(43.1)	$79.2	$6.6	$—	$42.7
Accounts receivable, net	—	78.9	59.4	—	138.3
Inventories	—	47.6	40.2	—	87.8
Deferred income taxes	(0.4)	2.0	1.2	—	2.8
Prepaid expenses and other current assets	—	8.1	4.4	—	12.5

Total current assets	(43.5)	215.8	111.8	—	284.1
PROPERTY, PLANT AND EQUIPMENT, net	—	190.1	228.5	—	418.6
INVESTMENT IN SUBSIDIARIES	660.4	—	—	(660.4)	—
GOODWILL	—	362.4	321.5	—	683.9
INTERGROUP RECEIVABLE	609.0	602.2	91.0	(1,302.2)	—
OTHER INTANGIBLE ASSETS, net	—	5.7	20.0	—	25.7
DEFERRED DEBT ISSUANCE COSTS, net	2.2	9.6	2.2	—	14.0
OTHER ASSETS	—	6.4	0.3	—	6.7

TOTAL ASSETS	$1,228.1	$1,392.2	$775.3	$(1,962.6)	$1,433.0

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$—	$52.6	$46.0	$—	$98.6
Income taxes payable	(0.6)	0.1	12.5	—	12.0
Accrued compensation	—	6.7	3.9	—	10.6
Restructuring liability	—	1.1	0.1	—	1.2
Accrued expenses and other current liabilities	12.2	22.1	14.1	—	48.4
Long-term debt, current portion	2.7	—	6.4	—	9.1

Total current liabilities	14.3	82.6	83.0	—	179.9
LONG-TERM DEBT	642.0	—	181.9	—	823.9
PENSION AND RELATED LIABILITIES	—	14.9	11.2	—	26.1
INTERGROUP PAYABLE	14.7	1,129.9	157.6	(1,302.2)	—
DEFERRED INCOME TAXES	(29.6)	19.0	17.9	—	7.3
OTHER LIABILITIES	20.2	8.6	13.3	0.1	42.2

Total liabilities	661.6	1,255.0	464.9	(1,302.1)	1,079.4

STOCKHOLDERS' EQUITY
Common stock	—	190.6	70.0	(260.6)	—
Paid-in capital	478.3	134.4	255.5	(399.9)	468.3
Accumulated other comprehensive income (loss)	18.6	(3.2)	71.0	—	86.4
Accumulated deficit	69.6	(184.6)	(86.1)	—	(201.1)

Total Stockholders' equity	566.5	137.2	310.4	(660.5)	353.6

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,228.1	$1,392.2	$775.3	$(1,962.6)	$1,433.0

ROCKWOOD SPECIALTIES GROUP, INC. AND SUBSIDIARIES
CONSOLIDATING STATEMENT OF CASH FLOWS
YEAR ENDED DECEMBER 31, 2004
(Dollars in millions)

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss)/income	$(153.5)	$20.7	$(15.4)	$(148.2)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	—	28.7	86.5	115.2
Amortization of deferred financing costs	0.4	1.6	3.6	5.6
Write-off of deferred debt issuance costs	23.4	0.6	1.1	25.1
Foreign exchange loss (gain)	108.2	0.7	4.3	113.2
Deferred income taxes	13.0	5.7	(27.3)	(8.6)
Impairment charges	—	5.1	5.9	11.0
Fair value adjustments of derivatives	(7.5)	—	1.5	(6.0)
Bad debt provision	—	1.0	1.8	2.8
Changes in assets and liabilities, net of the effect of foreign currency translation and acquisitions:
Accounts receivable	—	(7.0)	10.4	3.4
Inventories	—	3.6	19.0	22.6
Prepaid expenses and other assets	(0.1)	3.2	(0.9)	2.2
Accounts payable	—	2.1	8.0	10.1
Income taxes payable	1.2	9.4	(9.2)	1.4
Accrued expenses and other liabilities	3.9	(43.1)	69.0	29.8

Net cash (used in) provided by operating activities	(11.0)	32.3	158.3	179.6

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions, net of cash acquired	(2,113.6)	(32.3)	8.0	(2,137.9)
Capital expenditures	—	(20.5)	(92.3)	(112.8)
Proceeds on sale of property, plant and equipment	—	—	0.8	0.8
Net insurance proceeds from fire damage	—	—	—	—

Net cash used in investing activities	(2,113.6)	(52.8)	(83.5)	(2,249.9)

CASH FLOWS FROM FINANCING ACTIVITIES:
Capital contribution	410.9	(0.3)	—	410.6
Proceeds from long-term debt, net of issuance costs	2,998.3	(10.2)	206.7	3,194.8
Payments on long-term debt	(1,166.4)	—	(305.6)	(1,472.0)

Net cash used in financing activities	2,242.8	(10.5)	(98.9)	2,133.4

EFFECT OF EXCHANGE RATE CHANGES ON CASH	4.0	—	1.6	5.6

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	122.2	(31.0)	(22.5)	68.7
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	(43.1)	79.2	6.6	42.7

CASH AND CASH EQUIVALENTS, END OF YEAR	$79.1	$48.2	$(15.9)	$111.4

ROCKWOOD SPECIALTIES GROUP, INC. AND SUBSIDIARIES
CONSOLIDATING STATEMENT OF CASH FLOWS
YEAR ENDED DECEMBER 31, 2003
(Dollars in millions)

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(33.6)	$(10.5)	$(27.9)	$(72.0)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	—	23.2	29.2	52.4
Amortization of deferred financing costs	3.0	0.6	0.7	4.3
Write-off of deferred debt issuance costs	31.8	—	5.1	36.9
Foreign exchange loss	7.5	—	11.0	18.5
Deferred income taxes	(17.1)	8.0	(8.1)	(17.2)
Impairment charges	—	15.9	19.1	35.0
Fair value adjustments of derivatives	3.4	—	2.6	6.0
Bad debt provision	—	1.2	0.5	1.7
Changes in assets and liabilities, net of the effect of foreign currency translation and acquisitions:
Accounts receivable	—	(7.0)	(2.1)	(9.1)
Inventories	—	(0.5)	1.3	0.8
Prepaid expenses and other assets	—	(4.6)	0.1	(4.5)
Accounts payable	—	1.6	(3.6)	(2.0)
Income taxes payable	(1.0)	(1.2)	(2.4)	(4.6)
Accrued expenses and other liabilities	(88.2)	85.2	2.5	(0.5)

Net cash (used in) provided by operating activities	(94.2)	111.9	28.0	45.7

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions, net of cash acquired	—	(12.3)	(5.4)	(17.7)
Capital expenditures	—	(15.5)	(18.8)	(34.3)
Proceeds on sale of property, plant and equipment	—	0.2	0.1	0.3
Net insurance proceeds from fire damage	—	—	3.2	3.2

Net cash used in investing activities	—	(27.6)	(20.9)	(48.5)

CASH FLOWS FROM FINANCING ACTIVITIES:
Capital contribution	95.0	—	—	95.0
Proceeds from long-term debt, net of issuance costs	634.0	(3.4)	170.8	801.4
Payments on long-term debt	(720.3)	—	(177.3)	(897.6)

Net cash used in financing activities	8.7	(3.4)	(6.5)	(1.2)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	—	—	3.8	3.8

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(85.5)	80.9	4.4	(0.2)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	42.4	(1.7)	2.2	42.9

CASH AND CASH EQUIVALENTS, END OF YEAR	$(43.1)	$79.2	$6.6	$42.7

ROCKWOOD SPECIALTIES GROUP, INC. AND SUBSIDIARIES
CONSOLIDATING STATEMENT OF CASH FLOWS
YEAR ENDED DECEMBER 31, 2002
(Dollars in millions)

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(24.2)	$6.2	$(37.2)	$(55.2)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	—	21.5	24.8	46.3
Amortization of deferred financing costs	5.2	—	1.0	6.2
Foreign exchange loss	14.3	0.4	9.9	24.6
Deferred income taxes	(5.5)	(3.4)	(5.1)	(14.0)
Impairment charges	—	10.0	40.0	50.0
Fair value adjustments of derivatives	9.6	—	2.0	11.6
Bad debt provision	—	0.8	0.1	0.9
Net receivables sale activity	—	(50.0)	—	(50.0)
Changes in assets and liabilities, net of the effect of foreign currency translation and acquisitions:
Accounts receivable	—	3.9	0.1	4.0
Inventories	—	(2.5)	0.6	(1.9)
Prepaid expenses and other assets	—	(3.6)	(1.0)	(4.6)
Accounts payable	—	8.3	2.9	11.2
Income taxes payable	—	(0.1)	(0.2)	(0.3)
Accrued expenses and other liabilities	39.9	(53.1)	(19.0)	(32.2)

Net cash provided by (used in) operating activities	39.3	(61.6)	18.9	(3.4)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition, net of cash acquired	—	(7.3)	—	(7.3)
Capital expenditures	—	(22.5)	(13.5)	(36.0)
Proceeds on sale of property, plant and equipment	—	12.1	0.3	12.4
Net insurance proceeds from fire damage	—	—	0.5	0.5

Net cash used in investing activities	—	(17.7)	(12.7)	(30.4)

CASH FLOWS FROM FINANCING ACTIVITIES:
Capital contribution	0.4	—	—	0.4
Payments on long-term debt	(11.8)	—	(7.7)	(19.5)

Net cash used in financing activities	(11.4)	—	(7.7)	(19.1)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	—	—	2.6	2.6

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	27.9	(79.3)	1.1	(50.3)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	14.5	77.6	1.1	93.2

CASH AND CASH EQUIVALENTS, END OF YEAR	$42.4	$(1.7)	$2.2	$42.9

19.    RESTATEMENT:

       Subsequent to the issuance of the Company's consolidated financial statements for the year ended December 31, 2004, the Company identified certain purchase accounting errors in connection with the

Dynamit Nobel acquisition and the Groupe Novasep combination that required adjustment. As a result, the Company has restated the December 31, 2004 consolidated balance sheet and the consolidated statement of changes in stockholders' equity for the year then ended. The restatement does not change the Company's consolidated statements of operations or consolidated cash flows for any of the periods presented.

        The following errors were identified during the processes of recording the purchase accounting for the Company's combination of Groupe Novasep with the Custom Synthesis business and pushing down the purchase accounting entries for the Dynamit Nobel acquisition to the individual legal entities:

          (a)   The Company identified a mathematical error in the determination of the minority interest attributable to the Groupe Novasep combination caused by the incorrect elimination of an inter-company loan balance. In addition, an error was identified in the determination of the Groupe Novasep SAS purchase price, including the fair value of the shares contributed by the minority interest party. The errors resulted in the overstatement of goodwill by $27.1 million and minority interest by $27.1 million, the understatement of accrued expenses and other current liabilities by $1.0 million and a net overstatement of stockholders' equity by $1.0 million (the understatement of paid in capital by $30.6 million offset by the overstatement of accumulated other comprehensive income by $31.6 million) as of December 31, 2004.

          (b)   The Company identified certain mathematical errors contained in the valuation report prepared by the Company's independent valuation specialists in conjunction with the Dynamit Nobel acquisition, in the determination of the fair value of certain land, buildings and improvements, including land improvements, mining rights and customer relationships. The errors resulted in the overstatement of property, plant and equipment by $14.1 million and deferred tax liabilities by $3.1 million and the understatement of goodwill by $6.2 million and other intangible assets, net by $4.8 million as of December 31, 2004.

          (c)   As previously reported in Amendment No. 1 to the Form 10-K/A, the Company identified and corrected an immaterial error in the determination of the fair value of deferred income and restructuring reserves related to the former corporate offices of Dynamit Nobel. This error resulted in the overstatement of accrued expenses and other current liabilities by $13.0 million, restructuring liability by $3.0 million, goodwill by $10.0 million and deferred income tax assets by $6.0 million as of December 31, 2004.

        The Company also corrected an error in the amounts previously reported for the years ended December 31, 2003 and 2002 related to the determination of stock-based employee compensation expense determined under fair value based method, net of tax, in the table included in Note 1—Description of Business and Summary of Significant Accounting Policies. This has increased such amounts and the pro forma net loss previously reported for the years ended December 31, 2003 and 2002 by $0.2 million and $0.2 million, respectively.

        These errors had the following impact on the accompanying 2004 financial statements:

	December 31, 2004
(Dollars in millions)	As Originally Reported	Adjustments	As Previously Reported	Adjustments	As Restated
ASSETS
Deferred income taxes	$38.5	$(6.0)	$32.5	$—	$32.5
Property, plant and equipment, net	1,580.9	—	1,580.9	(14.1)	1,566.8
Goodwill	1,836.8	(10.0)	1,826.8	(20.9)	1,805.9
Other intangible assets, net	655.3	—	655.3	4.8	660.1
Total assets	$5,432.8	$(16.0)	$5,416.8	$(30.2)	$5,386.6
LIABILITIES AND STOCKHOLDERS' EQUITY
Restructuring liability	$38.1	$(3.0)	$35.1	$—	$35.1
Accrued expenses and other current liabilities	238.2	(13.0)	225.2	1.0	226.2
Deferred income taxes	44.9	—	44.9	(3.1)	41.8
Minority interest	58.3	—	58.3	(27.1)	31.2
Paid-in-capital	848.3	—	848.3	30.6	878.9
Accumulated other comprehensive income	406.0	—	406.0	(31.6)	374.4
Total liabilities and stockholders' equity	$5,432.8	$(16.0)	$5,416.8	$(30.2)	$5,386.6
Foreign currency translation	$181.6	$—	$181.6	$(31.6)	$150.0
Contribution of minority interest	$(30.6)	$—	$(30.6)	$30.6	$—

PART I—FINANCIAL INFORMATION

ROCKWOOD SPECIALTIES GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in millions)
(Unaudited)

	Six Months Ended June 30,
	2005	2004
NET SALES	$1,587.1	$494.3
COST OF PRODUCTS SOLD	1,098.5	353.3

GROSS PROFIT	488.6	141.0
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	307.7	71.1
RESTRUCTURING CHARGE, net	5.8	—

OPERATING INCOME	175.1	69.9

OTHER INCOME (EXPENSES)
Interest, net	(103.9)	(29.1)
Foreign exchange gain, net	100.5	8.6
Other, net	—	(4.0)

Net	(3.4)	(24.5)

INCOME BEFORE TAXES AND MINORITY INTEREST	171.7	45.4
INCOME TAX PROVISION	41.7	19.6

NET INCOME BEFORE MINORITY INTEREST	130.0	25.8
MINORITY INTEREST	1.7	—

NET INCOME	$131.7	$25.8

See accompanying notes to condensed consolidated financial statements.

ROCKWOOD SPECIALTIES GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions, except per share amounts; shares in thousands)
(Unaudited)

June, 30, 2005
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$82.0
Accounts receivable, net	491.7
Inventories	462.4
Deferred income taxes	38.7
Prepaid expenses and other current assets	61.1

Total current assets	1,135.9
PROPERTY, PLANT AND EQUIPMENT, net	1,440.6
GOODWILL	1,650.5
OTHER INTANGIBLE ASSETS, net	570.7
DEFERRED DEBT ISSUANCE COSTS, net	63.6
OTHER ASSETS	58.9

TOTAL ASSETS	$4,920.2

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$290.1
Income taxes payable	19.9
Accrued compensation	80.2
Accrued expenses and other current liabilities	216.0
Long-term debt, current portion	65.1

Total current liabilities	671.3
LONG-TERM DEBT	2,897.2
PENSION AND RELATED LIABILITIES	341.6
DEFERRED INCOME TAXES	61.5
OTHER LIABILITIES	137.1

Total liabilities	4,108.7
MINORITY INTEREST	26.2
STOCKHOLDERS' EQUITY:
Common stock ($0.01 par value, 34,226 shares authorized; 13,074 shares issued and outstanding)	—
Paid-in capital	878.7
Accumulated other comprehensive income	124.2
Accumulated deficit	(217.6)

Total stockholders' equity	785.3

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$4,920.2

See accompanying notes to condensed consolidated financial statements.

ROCKWOOD SPECIALTIES GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in millions)
(Unaudited)

	For the Six Months Ended June 30,
	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$131.7	$25.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	105.2	28.2
Deferred financing costs amortization	4.7	0.9
Foreign exchange gain	(100.5)	(8.6)
Fair value adjustment of derivatives	(6.2)	(8.6)
Bad debt provision	0.8	0.9
Deferred income taxes	21.0	12.3
Minority interest	(1.7)	—
Changes in assets and liabilities, net of the effect of foreign currency translation and acquisitions:
Accounts receivable	(28.8)	(23.6)
Inventories	(24.3)	(0.2)
Prepaid expenses and other assets	(13.3)	(0.4)
Accounts payable	29.4	11.7
Income taxes payable	3.1	1.8
Accrued expenses and other liabilities	(58.0)	4.5

Net cash provided by operating activities	63.1	44.7

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures, excluding capital leases	(76.8)	(13.3)
Proceeds on sale of property, plant and equipment	0.2	—

Net cash used in investing activities	(76.6)	(13.3)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from senior secured revolving credit facility	302.0	—
Repayment of senior secured revolving credit facility	(302.0)	—
Payments on long-term debt	(15.6)	(4.5)

Net cash used in financing activities	(15.6)	(4.5)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(0.3)	(1.3)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(29.4)	25.6
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	111.4	42.7

CASH AND CASH EQUIVALENTS, END OF PERIOD	$82.0	$68.3

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid, net	$97.9	$36.3
Income taxes paid, net of refunds	$18.1	$5.5
NON-CASH INVESTING ACTIVITIES
Acquisition of equipment under capital leases	$4.8	$—

See accompanying notes to condensed consolidated financial statements.

ROCKWOOD SPECIALTIES GROUP, INC. AND SUBSIDIARIES
Notes To Condensed Consolidated Financial Statements (Unaudited)

1.  DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

        Business Description, Background—Rockwood Specialties Group, Inc. and Subsidiaries ("Rockwood" or the "Company") is a global developer, manufacturer and marketer of high value-added specialty chemicals and advanced materials used for industrial and commercial purposes.

        The Company is an indirect wholly-owned subsidiary of Rockwood Holdings, Inc. ("Holdings"), an entity controlled by affiliates of Kohlberg Kravis Roberts & Co. L.P. ("KKR") and DLJ Merchant Banking Partners III, L.P. ("DLJMB"), and was formed in connection with an acquisition of certain assets, stock and businesses from Laporte plc ("Laporte") on November 20, 2000.

        On July 31, 2004, the Company completed the acquisition of four businesses of Dynamit Nobel from mg technologies ag and Mg North America Holdings, Inc. The businesses acquired are focused on highly specialized markets and consist of: white pigments; surface treatment and lithium chemicals; ceramics; and pharmaceutical intermediates. See Note 2—Acquisitions for a more complete description of the Dynamit Nobel Acquisition.

        On August 22, 2005, Rockwood Holdings, Inc. completed an initial public offering of 23,469,387 shares of its common stock, which included 3,061,224 shares issued and sold as a result of the underwriters' exercise of the over-allotment option. As a result, net proceeds of approximately $435.7 million were received (net of underwriting discounts and commissions and estimated offering expenses aggregating $33.6 million). Approximately $116.2 million of the net proceeds were used to redeem $101.6 million, or 27%, of the 2011 notes, which were reported as part of long-term debt of the Company, and pay a redemption premium and accrued and unpaid interest.

        Effective July 18, 2005, Rockwood Holdings, Inc.'s Board of Directors authorized a 34.22553019-for-one stock split of its common stock.

        Basis of Presentation—The accompanying condensed consolidated balance sheets and the related condensed consolidated statements of operations and cash flows of Rockwood are presented on a consolidated basis. All significant intercompany accounts and transactions have been eliminated.

        The interim financial statements included herein are unaudited. The condensed consolidated financial statements are presented based upon accounting principles generally accepted in the United States of America ("US GAAP"), except that certain information and footnote disclosures, normally included in financial statements prepared in accordance with US GAAP, have been condensed or omitted. The accompanying condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and the notes thereto contained in the Company's Annual Report on Form 10-K/A (Amendment No. 2) for the year ended December 31, 2004. In the opinion of management, this information contains all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the results for the periods presented.

        The results of operations and cash flows of the businesses acquired in the Dynamit Nobel Acquisition, the Groupe Novasep combination and the pigments and dispersions business of Johnson Matthey Plc. are included in the condensed consolidated financial statements for the six-month period ended June 30, 2005 and the December 31, 2004 balance sheet.

        The results of operations for the interim periods are not necessarily indicative of the results of operations for the full year.

        Nature of Operations/ Segment Reporting—The Company is a global developer, manufacturer and marketer of high value-added specialty chemicals and advanced materials. The Company operates in various business lines within its seven reportable segments consisting of: (1) Performance Additives, which includes color pigments and services, timber treatment chemicals, clay-based additives, and water treatment chemicals, (2) Specialty Compounds, which consists of plastic compounds, (3) Electronics, which consists of electronic chemicals, wafer reclaim and photomasks, (4) Specialty Chemicals, which includes lithium compounds and chemicals, metal surface treatment chemicals, and synthetic metal sulfides, (5) Titanium Dioxide Pigments, which consists of titanium dioxide pigments, and zinc- and barium-based compounds, (6) Advanced Ceramics, which includes ceramic-on-ceramic ball head and liner components used in hip-joint prostheses systems, ceramics cutting tools and a range of other ceramic components, and (7) Groupe Novasep (formerly known as Custom Synthesis), which includes hazardous chemistry and chiral technologies for the synthesis of pharmaceutical compounds.

        The basis for determining an enterprise's operating segments is the manner in which financial information is used internally by the enterprise's chief operating decision maker (the Company's Chief Executive Officer). See Note 3—Segment Information for further segment reporting information.

        Use of Estimates—The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and revenue and expenses during the periods reported. These estimates include, among other things, assessing the collectibility of accounts receivable, the use and recoverability of inventory, the valuation of deferred tax assets, impairment of goodwill as well as property, plant and equipment and other intangible assets, and the useful lives of tangible and intangible assets, among others. Actual results could differ from those estimates.

        Such estimates also include the fair value of assets acquired and liabilities assumed allocated to the purchase price of business combinations consummated. See Note 2—Acquisitions.

        Risks Associated with International Operations and Currency Risk—The Company's international operations are subject to risks normally associated with foreign operations, including, but not limited to, the disruption of markets, changes in export or import laws, restrictions on currency exchanges and the modification or introduction of other governmental policies with potentially adverse effects. A majority of the Company's sales and expenses are denominated in currencies other than U.S. dollars. Changes in exchange rates may have a material effect on the Company's reported results of operations and financial position. In addition, a significant portion of the Company's indebtedness is denominated in euros.

        Related party transactions—Rockwood has engaged in transactions with certain related parties including KKR, DLJMB and affiliates of each.

        Through the date of the Dynamit Nobel Acquisition, KKR provided consulting and management advisory services to Rockwood for an annual fee of $0.6 million. Since the date of the Dynamit Nobel Acquisition, KKR and DLJ Merchant Banking III, L.P. and its affiliates ("DLJMB") have provided the Company with consulting and management advisory services for an annual fee of $2.1 million, increasing 5% annually. In connection with the initial public offering of the common stock of Rockwood Holdings, the affiliates of KKR and DLJMB terminated the management services agreement effective upon the closing of such offering for an aggregate consideration of $10.0 million.

        Revenue Recognition—The Company recognizes revenue when the earnings process is complete, except for approximately 2% of consolidated revenues derived from long-term contracts accounted for under the percentage of completion method within the Groupe Novasep segment. Product sales are recognized when products are shipped to the customer in accordance with the terms of the contract of sale, title and risk of loss have been transferred, collectibility is reasonably assured, and pricing is fixed or determinable. Accruals are made for sales returns and other allowances based on the Company's experience. Revenue under service agreements is realized when the service is performed.

        Foreign Currency Translation—The functional currency of each of the Company's foreign subsidiaries is primarily the respective local currency. Balance sheet accounts of the foreign operations are translated into U.S. dollars at period-end exchange rates and income and expense accounts are translated at average exchange rates during the period. Translation gains and losses related to net assets located outside the U.S. are shown as a component of accumulated other comprehensive income. Gains and losses resulting from foreign currency transactions (transactions denominated in a currency other than the entity's functional currency), are included in determining net income for the period in which exchange rates change except for the related gains or losses on certain intercompany transactions that are of a long-term investment nature for which settlement is not planned or anticipated in the foreseeable future which are reported and accumulated in the same manner as translation adjustments.

        Derivatives—The Company accounts for derivatives based on Statement of Financial Accounting Standards ("SFAS") 133, Accounting for Derivative Instruments and Hedging Activities, as amended and interpreted. SFAS 133 requires that all derivatives be recognized as either assets or liabilities at fair value. Changes in the fair value of derivatives not designated as hedging instruments are recognized currently in earnings. The Company uses derivative instruments to manage its exposure to market risks associated with fluctuations in interest rates and foreign currency exchange rates. See Note 1—Comprehensive Income—for the impact of the Company's net investment hedge. The Company does not enter into derivative contracts for trading purposes nor does it use leveraged or complex instruments.

        Pension, Postemployment and Postretirement Costs—Defined benefit costs and liabilities have been determined in accordance with SFAS 87, Employers' Accounting for Pensions. Other postretirement benefit costs and liabilities have been determined in accordance with SFAS 106, Employers' Accounting for Postretirement Benefits Other Than Pensions. Postemployment benefit costs and liabilities have been determined in accordance with SFAS 112, Employers' Accounting for Postemployment Benefits.

        Income Taxes—Income taxes are determined in accordance with SFAS 109, Accounting for Income Taxes. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts and the corresponding tax carrying amounts of assets and liabilities. Deferred tax assets are also recognized for tax loss and tax credit carryforwards. A valuation allowance is recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized based on available evidence weighted toward evidence that is objectively verifiable. Deferred taxes are not provided on the undistributed earnings of subsidiaries as such amounts are considered to be permanently invested or could be distributed to the parent company in a tax free manner.

        Future realization of the tax benefit of an existing deductible temporary difference or carryforward ultimately depends on the existence of sufficient taxable income of the appropriate character (for example, ordinary income or capital gain) within the carryforward period available under the tax law. The Company's policy is to consider the following sources of taxable income which may be available under the tax law to realize a tax benefit for deductible temporary differences and carry forwards:

  •
  Future reversals of existing taxable temporary differences

  •
  Future taxable income exclusive of reversing temporary differences and carry forwards

  •
  Taxable income in prior carry back year(s) if carryback is permitted under the tax law

  •
  Tax planning strategies that would, if necessary, be implemented to:

  (1)
  Accelerate taxable amounts to utilize expiring carryforwards

  (2)
  Change the character of taxable or deductible amounts from ordinary income or loss to capital gain or loss

  (3)
  Switch from tax-exempt to taxable investments.

        Evidence available about each of those possible sources of taxable income will vary between tax jurisdictions and, possibly, from year to year. To the extent evidence about one or more sources of taxable income is sufficient to support a conclusion that a valuation allowance is not necessary, the Company's policy is that other sources need not be considered. Consideration of each source is required, however, to determine the amount of the valuation allowance that may be required to be recognized for deferred tax assets.

        For any specific jurisdiction where a history of three years of cumulative losses has occurred or where there has been a substantial change in the business (e.g., a major acquisition or divestiture), the Company does not rely on projections of future taxable income as described above. Instead, the Company determines its need for a valuation allowance on deferred tax assets, if any, by determining an average steady-state normalized taxable income amount over the last three years, adjusted for acquisitions or divestitures if necessary.

        The Company will also consider the following positive evidence in the above scenarios, if present:

  •
  Existing contracts or firm sales backlog that will produce more than enough taxable income to realize the deferred tax asset based on existing sales prices and cost structures.

  •
  An excess of appreciated asset value over the tax basis of the entity's net assets in an amount sufficient to realize the deferred tax asset.

        Comprehensive Income—Comprehensive income includes net income and the other comprehensive income components which include unrealized gains and losses from foreign currency translation and from certain intercompany transactions that are of a long-term investment nature as well as minimum pension liability adjustments that are recorded directly into a separate section of stockholders' equity in the balance sheets. Also included is the net investment hedge discussed below. Foreign currency translation amounts are not adjusted for income taxes since they relate to indefinite length investments in non-U.S. subsidiaries and certain intercompany debt.

	Six months ended June 30,
	2005	2004
	(millions)
Net income	$131.7	$25.8
Foreign currency translation	(119.6)	(9.3)
Net investment hedge, net of tax	31.2	—
Intercompany foreign currency transactions	(161.8)	—

Total comprehensive (loss) income	$(118.5)	$16.5

        In November 2004, the Company completed the sale of €375.0 million aggregate principal amount of 7.625% senior subordinated notes and $200.0 million aggregate principal amount of 7.500% senior subordinated notes, both due in 2014 ("2014 Notes"). In connection with the 2014 Notes, the Company entered into cross-currency interest rate swaps with a five-year term and a notional amount of €155.6 million that effectively convert the U.S. dollar fixed-rate debt in respect of the dollar notes sold into euro fixed-rate debt. The Company has designated this contract as a hedge of the foreign currency exposure of its net investment in its euro denominated operations. There was no ineffective portion of the net investment hedge as of June 30, 2005. The Company does not expect any of the loss on the net investment hedge residing in other comprehensive income at June 30, 2005 to be reclassified into earnings during the subsequent 12 months.

        Accounting for Environmental Liabilities—In the ordinary course of business, Rockwood is subject to extensive and changing federal, state, local and foreign environmental laws and regulations, and has made provisions for the estimated financial impact of environmental cleanup related costs. Rockwood's policy has been to accrue costs of a non-capital nature related to environmental clean-up when those costs are believed to be probable and can be reasonably estimated. If the aggregate amount of the obligation and the amount and timing of the cash payments for a site are fixed or reliably determinable, the liability is discounted. Expenditures that extend the life of the related property or mitigate or prevent future environmental contamination are capitalized and expenditures related to existing conditions resulting from past or present operations and from which no current or future benefit is discernible are immediately expensed. The quantification of environmental exposures requires an assessment of many factors, including changing laws and regulations, advancements in environmental technologies, the quality of information available related to specific sites, the assessment stage of each site investigation and the length of time involved in remediation or settlement. In some matters, Rockwood could share costs with other parties. Rockwood does not include anticipated recoveries from insurance carriers or other third parties in its accruals for environmental liabilities.

        Recent Accounting Pronouncements—The Company plans to implement the financial accounting standards listed below on January 1, 2006. The Company is still in the process of evaluating SFAS 123R as to its potential impact if any but does not otherwise expect any significant impact on its financial position, results of operations, or cash flows from the implementation of these standards.

SFAS 151	Inventory Costs
SFAS 153	Exchanges of Nonmonetary Assets
SFAS 154	Accounting Changes and Error Corrections
SFAS 123R	Share Based Payment

        SFAS 151 clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage), requiring that such items be recognized as current-period charges. This statement eliminates a narrow difference between the Financial Accounting Standards Board ("FASB") and International Accounting Standards Board ("IASB") accounting standards to improve the comparability of cross-border financial reporting.

        SFAS 153 eliminates the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. This statement eliminates a narrow difference between the FASB and IASB accounting standards to improve the comparability of cross-border financial reporting.

        SFAS 154 replaces APB Opinion No. 20, Accounting Changes, and SFAS Statement No. 3, Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for and reporting of a change in accounting principle. SFAS 154 requires retrospective application to prior periods' financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS 154 also requires that (1) a change in depreciation, amortization, or depletion method for long-lived, non-financial assets be accounted for as a change in accounting estimate effected by a change in accounting principle and (2) correction of errors in previously issued financial statements should be termed a "restatement". This statement eliminates a narrow difference between the FASB and IASB accounting standards to improve the comparability of cross-border financial reporting.

        SFAS 123R revises SFAS 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. SFAS 123R requires entities to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost will be recognized over the period during which the employee is required to provide services in exchange for the award. This standard eliminates the alternative to use the intrinsic value method of accounting for share based payments as previously provided in APB 25. The Company will apply SFAS 123R on a modified prospective basis.

        FASB Interpretation ("FIN") 47 clarifies that the term "conditional asset retirement obligation" as used in SFAS 143, Accounting for Asset Retirement Obligations, refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. FIN 47 will be effective December 31, 2005 for the Company. The adoption of FIN 47 is not expected to have a material impact on the Company.

        In May 2004, the FASB issued FASB Staff Position ("FSP") 106-2, Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003, clarifying the accounting and disclosure requirements for employers with postretirement benefit plans that have been or will be affected by the passage of the Medicare Prescription Drug Improvement and Modernization Act of 2003 (the "Act"). The Act introduced two new features to Medicare that an employer needs to consider in measuring its obligation and net periodic postretirement benefit costs. FSP 106-2 was effective July 1, 2004. The adoption of FSP 106-2 did not have a material impact on the Company.

        Stock-Based Compensation—At June 30, 2005, the Company had in place the Amended and Restated 2003 Stock Purchase and Option Plan of Rockwood Holdings, Inc. and Subsidiaries, as amended (now known as the 2005 Amended and Restated Stock Purchase and Option Plan of Rockwood Holdings, Inc., the "Plan"). The Company accounts for the Plan under the recognition and measurement principles of APB Opinion 25, Accounting for Stock Issued to Employees, and related interpretations. No stock-based employee compensation related to this Plan is reflected in net income, as all options granted had an exercise price at least equal to the market value of the underlying common stock on the date of the grant. The following table illustrates the effect on net income if the Company had applied the fair value recognition provisions of SFAS 123, Accounting for Stock-Based Compensation, to stock-based employee compensation. The fair value of each option granted is estimated on the date of grant using the Black-Scholes option pricing model. Volatility is assumed to be zero as there is currently no public market for the underlying stock. Dividend yield is also assumed to be zero. The Company uses the appropriate treasury rates in calculating the risk free rates for options granted.

        On July 18, 2005, in connection with its IPO, Rockwood Holdings effected a 34.22553019-for-one stock split of its common stock. Also, in connection with the IPO, the number of shares authorized as available for grant under the Plan was increased from 5,647,212 shares post-split to 10,000,000 shares.

	Six months ended June 30,
	2005	2004
	(millions)
Net income, as reported	$131.7	$25.8
Less: Stock-based employee compensation expense determined under fair value based method, net of tax	(0.4)	(0.2)

Pro forma net income	$131.3	$25.6

2.  ACQUISITIONS:

Dynamit Nobel

        On July 31, 2004, the Company consummated the Dynamit Nobel Acquisition. The Company paid approximately €1,635.0 million (or $1,968.5 million) (excluding repayment of certain assumed debt) in cash to mg technologies ag for the businesses acquired. On July 6, 2005 the Company paid $16.1 million of additional cash purchase price consideration (based on the July 6, 2005 exchange rate of €1.00 = $1.1927) in post-closing adjustments. The four divisions of Dynamit Nobel acquired by

Rockwood were (i) Chemetall, or Specialty Chemicals; (ii) Sachtleben Chemie, or Titanium Dioxide Pigments; (iii) CeramTec, or Advanced Ceramics and (iv) DNES Custom Synthesis (consisting of Dynamit Nobel Special Chemistry, Finorga, S.A. and Rohner A.G.), or Custom Synthesis, which is now known as Groupe Novasep. Through this acquisition, the Company believes it has created a portfolio of distinct specialty chemicals and advanced performance materials businesses, with diversified geographic and end-use markets, strong market positions and margins, and limited exposure to individual raw material fluctuations. The Company believes the allocation of the purchase price to the identifiable assets acquired is complete.

        The excess of the total purchase price over the estimated fair value of the net assets acquired at closing has been allocated to goodwill. Goodwill in the transaction totaled $944.8 million at June 30, 2005. This represents a $32.3 million increase to goodwill from the initial allocation of the purchase price contained in the Company's September 30, 2004 balance sheet and was primarily due to: a) refinement and reallocation of identifiable asset valuation estimates by the independent appraiser; b) the recognition of additional liabilities for which management was seeking additional information and did not have sufficient information to record as of September 30, 2004; c) the additional cash purchase price consideration of €13.5 million ($16.3 million using July 31, 2004 exchange rate) that represented post-closing adjustments; and d) changes in liabilities for pension, restructuring program and other liabilities.

Groupe Novasep Combination

        In December 2004, in connection with the combination of the three business lines of the Custom Synthesis segment (now known as the Groupe Novasep segment) with Groupe Novasep SAS, one of Rockwood's subsidiaries acquired 69.4% of the stock of Groupe Novasep SAS for a total purchase price of approximately $139.7 million, including assumed debt of $48.6 million, cash acquired of $14.6 million and the exchange of the remaining 30.6% of the stock of Groupe Novasep SAS for stock in the acquiring subsidiary. As a result of this transaction, the Company owns approximately 79% of the new Groupe Novasep. Management of Groupe Novasep owns the remaining 21%. The Company used cash on hand to finance this transaction.

        This combination is accounted for using the purchase method of accounting. The Company has not finalized the estimated fair value of the assets acquired and liabilities assumed although values of inventory, identified intangible assets, and property, plant and equipment are completed. The Company expects to complete its research and fair value estimates on remaining purchase price components by the third quarter of 2005. However, significant changes to the preliminary purchase accounting are not expected.

Johnson Matthey Pigments and Dispersions Business

        On September 2, 2004 the Company completed the acquisition of the Pigments and Dispersions business of Johnson Matthey Plc. for approximately $50.0 million (including fees and expenses), subject to post-closing adjustments. The acquisition expands the Company's global color pigments and services' business specifically within transparent iron oxide pigments and dispersions, color concentrates and complex inorganic color pigments for the surface and wood coatings, plastics, building materials and printing inks markets. The Company utilized the remaining undrawn funds from the term loan portion of its senior credit facilities to finance this transaction.

        This acquisition was accounted for using the purchase method of accounting. The Company will complete its research and fair value estimates during the third quarter of 2005. However, significant changes to the preliminary purchase accounting are not expected.

3.  SEGMENT INFORMATION:

        Items that cannot be readily attributed to individual segments have been classified as "corporate." Major Corporate components within the reconciliation of net income (loss) to Adjusted EBITDA (described more fully below) include systems/organization establishment expenses such as outside consulting costs for Sarbanes-Oxley initial documentation, tax benefit resulting from corporate losses, interest expense on external debt, foreign exchange losses or gains, and refinancing expenses related to external debt. Corporate identifiable assets primarily represent deferred financing costs that have been capitalized in connection with corporate external debt financing and deferred income tax assets and cash balances maintained in accordance with centralized cash management techniques. The corporate classification also includes the results of operations, assets (primarily real estate) and liabilities (including pension and environmental) of legacy businesses formerly belonging to Dynamit Nobel. These operations are substantially unrelated by nature to businesses currently within the Company's operating segments. Summarized financial information for each of the reportable segments is provided in the following table.

	Performance Additives	Specialty Compounds	Electronics	Specialty Chemicals	Titanium Dioxide Pigments	Advanced Ceramics	Groupe Novasep	Corporate	Consolidated
Six months ended June 30, 2005
Net sales	$349.6	$120.2	$87.7	$439.7	$213.7	$188.3	$187.9	$—	$1,587.1
Adjusted EBITDA	81.4	14.7	12.8	92.4	43.0	45.5	23.0	(19.1)	293.7
Six months ended June 30, 2004
Net sales	$312.3	$100.4	$81.6	$—	$—	$—	$—	$—	$494.3
Adjusted EBITDA	78.7	15.0	14.0	—	—	—	—	(8.5)	99.2
	Performance Additives	Specialty Compounds	Electronics	Specialty Chemicals	Titanium Dioxide Pigments	Advanced Ceramics	Groupe Novasep	Corporate(1)	Eliminations(2)	Consolidated
Identifiable assets as of June 30, 2005	$972.2	$231.9	$320.8	$1,502.4	$640.0	$678.8	$491.6	$209.5	$(127.0)	$4,920.2

(1)
This includes $53.5 million of assets from the legacy businesses formerly belonging to Dynamit Nobel at June 30, 2005.

(2)
Amounts contained in the "Eliminations" column represent the individual subsidiaries' retained interest in their cumulative net cash balance (deposits less withdrawals) included in the corporate centralized cash system and within the identifiable assets of the respective segment. These amounts are eliminated as the corporate centralized cash system is included in the Corporate segments identifiable assets.

        The summary of segment information above includes "Adjusted EBITDA," a financial measure used by the chief decision maker, who is the Company's Chief Executive Officer, to evaluate the operating performance of each segment.

Components of Adjusted EBITDA

        The process of refocusing and restructuring the businesses acquired in the KKR Acquisition and establishing the post-acquisition corporate entity, along with the impact of the Dynamit Nobel Acquisition, resulted in a number of charges that have affected Rockwood's historical results. These charges, along with certain other items, are added to or subtracted from net loss to derive Adjusted EBITDA, as defined below. The more significant of these items include the following:

  •
  Restructuring and Related Charges. Restructuring charges were recorded during the six months ended June 30, 2005, for miscellaneous restructuring activities.

  •
  CCA Litigation Defense Costs. Such costs were incurred in connection with litigation defense costs related to the Company's timber treatment chemicals business line, and specifically its wood protection products based on chromated copper arsenate, or CCA.

  •
  Systems/Organization Establishment Expenses. For the six months ended June 30, 2005, these expenses related to the integration of the business acquired in the Dynamit Nobel Acquisition, as well as professional fees incurred regarding systems and internal control documentation in connection with the Sarbanes-Oxley Act of 2002. These expenses are reflected in the "corporate" column when Rockwood's results are presented on a segment basis.

  •
  Cancelled Acquisition and Disposal Costs. Such costs were incurred in connection with non-consummated acquisitions and dispositions.

  •
  Inventory write-up reversal. Under SFAS 141, Business Combinations, all inventories acquired in an acquisition must be revalued to "fair value." In connection with the Groupe Novasep combination, the Company allocated a portion of the total purchase price to inventory to reflect manufacturing profit in inventory at the date of the acquisition. This resulted in a consequential reduction in gross profit of $3.1 million for the six months ended June 30, 2005 as the inventory was sold in the normal course of business.

  •
  Foreign exchange gain (loss). The Company records foreign exchange gains or losses primarily related to its long-term debt less cash. These amounts reflect the non-cash translation impact on euro-denominated debt resulting from the strengthening or weakening of the euro against the U.S. dollar during the applicable periods.

  •
  Stamp duty tax. In June 2004, the Company paid a stamp duty tax of $4.0 million on certain assets transferred to the United Kingdom in connection with the KKR Acquisition.

        On a segment basis, the Company defines Adjusted EBITDA as operating income excluding depreciation and amortization, certain non-cash gains and charges, certain other special gains and charges deemed by our senior management to be non-recurring gains and charges and certain items deemed by senior management to have little or no bearing on the day-to-day operating performance of its business segments and reporting units. The adjustments made to operating income directly correlate with the adjustments to net income in calculating Adjusted EBITDA on a consolidated basis pursuant to the senior secured credit agreement. The indentures governing the 2011 Notes and the 2014 Notes exclude certain adjustments permitted under the senior credit agreement. Senior management uses Adjusted EBITDA on a segment basis as the primary measure to evaluate the ongoing performance of the Company's business segments and reporting units.

        The Company uses Adjusted EBITDA on a segment and consolidated basis to assess its operating performance. In addition, management uses Adjusted EBITDA on a consolidated basis as the most significant criterion in the calculation of performance-based bonuses under its short-term incentive plan and the determination of whether certain performance-based stock options vest.

        Rockwood believes this financial measure on a consolidated basis is helpful in highlighting trends in its overall business because Adjusted EBITDA excludes those items that have little or no bearing on day-to-day operating performance.

        Because the Company views Adjusted EBITDA on both a segment basis and consolidated basis as an operating performance measure, the Company uses net income (loss) as the most comparable GAAP measure. The following table, which sets forth the applicable component of Adjusted EBITDA, presents a reconciliation of net income (loss) to Adjusted EBITDA on a GAAP basis:

	Performance Additives	Specialty Compounds	Electronics	Specialty Chemicals	Titanium Dioxide Pigments	Advanced Ceramics	Groupe Novasep	Corporate	Consolidated
Six months ended June 30, 2005
Net income (loss)	$32.2	$8.6	$1.8	$35.4	$3.6	$7.5	$(6.4)	$49.0	$131.7
Income tax provision (benefit)	14.9	3.3	(0.3)	8.6	4.4	5.0	1.9	3.9	41.7
Interest, net	13.7	(0.1)	2.5	21.8	16.3	18.1	7.8	23.8	103.9	(1)
Depreciation and amortization	16.7	2.9	8.3	24.0	18.7	14.8	18.0	1.8	105.2
Restructuring and related charges	3.2	—	2.0	1.1	—	—	—	—	6.3	(2)
CCA litigation defense costs	1.3	—	—	—	—	—	—	0.2	1.5
Systems/organization establishment expenses	—	—	—	—	—	—	—	1.9	1.9
Cancelled acquisition and disposal costs	0.2	—	—	—	—	—	—	0.4	0.6
Inventory write-up reversal	—	—	—	—	—	—	3.1	—	3.1
Foreign exchange (gain) loss	(0.8)	—	(1.5)	1.5	—	0.1	0.3	(100.1)	(100.5)
Minority interest	—	—	—	—	—	—	(1.7)	—	(1.7)

Total Adjusted EBITDA	$81.4	$14.7	$12.8	$92.4	$43.0	$45.5	$23.0	$(19.1)	$293.7

Six months ended June 30, 2004
Net income (loss)	$31.8	$8.4	$1.6	$—	$—	$—	$—	$(16.0)	$25.8
Income tax provision (benefit)	19.4	4.0	1.2	—	—	—	—	(5.0)	19.6
Interest, net	14.6	(0.2)	2.9	—	—	—	—	11.8	29.1	(1)
Depreciation and amortization	14.1	2.8	10.3	—	—	—	—	1.0	28.2
Systems/organization establishment expenses	—	—	—	—	—	—	—	1.0	1.0
Cancelled acquisition and disposal costs	—	—	—	—	—	—	—	0.1	0.1
Foreign exchange (gain) loss	(1.2)	—	(2.0)	—	—	—	—	(5.4)	(8.6)
Stsmp duty tax	—	—	—	—	—	—	—	4.0	4.0

Total Adjusted EBITDA	$78.7	$15.0	$14.0	$—	$—	$—	$—	$(8.5)	$99.2

(1)
Includes gains of $6.2 million and $8.6 million for the six months ended June 30, 2005 and 2004, respectively, representing the movement in the mark-to-market valuation of our interest rate and cross-currency hedging instruments.

(2)
Includes inventory writedowns of $0.5 million recorded in cost of products sold.

4.  INVENTORIES:

      Inventories are comprised of the following:

(millions)	June 30, 2005
Raw materials and supplies	$137.4
Work in process	81.3
Finished goods	230.5
Packaging materials	13.2

$462.4

5.  GOODWILL:

        Below are goodwill balances and activity by segment:

(millions)	Performance Additives	Specialty Compounds	Electronics	Specialty Chemicals	Titanium Dioxide Pigments	Advanced Ceramics	Groupe Novasep	Totals
Balance, December 31, 2004	$463.8	$115.5	$124.2	$665.5	$172.4	$230.7	$33.8	$1,805.9
Foreign exchange	(15.3)	(4.9)	(2.4)	(82.0)	(18.9)	(25.9)	(3.7)	(153.1)
Reversal of deferred tax valuation allowances	—	—	—	(3.9)	—	(7.2)	—	(11.1)
Post-closing consideration and other related adjustments, net of tax	—	—	—	5.3	2.6	2.9	—	10.8
Restructuring reserves, net of tax	—	—	—	(0.6)	(0.3)	(1.0)	—	(1.9)
Other, net of tax	0.4	—	(0.2)	(0.6)	0.1	0.2	—	(0.1)

Balance, June 30, 2005	$448.9	$110.6	$121.6	$583.7	$155.9	$199.7	$30.1	$1,650.5

6.  OTHER INTANGIBLE ASSETS:

      Other intangible assets, net consist of:

	As of June 30, 2005
(millions)	Gross Carrying Amount	Accumulated Amortization	Net
Patents and other intellectual property	$356.4	$(54.1)	$302.3
Trade Names and Trademarks	102.6	(3.9)	98.7
Customer Relationships	178.8	(12.8)	166.0
Other	7.6	(3.9)	3.7

Total	$645.4	$(74.7)	$570.7

        Amortization of other intangible assets was $26.7 million and $3.3 million for the six months ended June 30, 2005 and 2004, respectively.

7.  TAXES ON INCOME:

        The income tax expense has been computed based on the projected effective rate for the year. The valuation allowance for U.S. net operating losses established at December 31, 2004 has been reduced by $38.9 million due to U.S. income generated during the six months ended June 30, 2005. Of this reduction, $11.1 million for the six months ended June 30, 2005 has been recorded as a decrease to goodwill representing the expected utilization of certain net operating losses acquired in the Dynamit Nobel Acquisition. The remaining $27.8 million has been reflected as a reduction in the income tax expense for the six months ended June 30, 2005. The determination of the net operating losses to be utilized is based on a "first-in, first-out" methodology.

8.  EMPLOYEE BENEFIT PLANS:

        The following table represents the net periodic benefit costs and related components in accordance with SFAS 132:

	Six months ended June 30,
(millions)
	2005	2004
Service cost	$5.5	$0.7
Interest cost	12.8	1.3
Expected return on plan assets	(5.4)	(0.9)
Net amortization of prior experience losses	0.4	0.3

Net periodic benefit cost	$13.3	$1.4

9.  RESTRUCTURING LIABILITY:

        The Company records restructuring liabilities from time to time that represent charges incurred in connection with consolidations and cessations of certain of its operations, including operations from acquisitions, as well as headcount reduction programs. These charges consist primarily of write-offs of surplus assets and severance costs. Severance charges are based on various factors including the employee's length of service, contract provisions, salary levels and local governmental legislation. At the time a related charge is recorded, the Company calculates its best estimate based upon detailed analysis. Although significant changes are not expected, actual costs may differ from these estimates.

Dynamit Nobel Restructuring and Johnson Matthey Pigments and Dispersions Restructuring

        The Company began to assess and formulate specific plans to involuntarily terminate (relocate) certain employees and/or exit certain activities of Dynamit Nobel as of the Dynamit Nobel Acquisition date. This assessment has led to certain restructuring measures being taken by the Company as described below.

        The Company closed the former corporate office of Dynamit Nobel located in Troisdorf, Germany in the fourth quarter of 2004. The Company recorded restructuring charges related to this closure including severance costs for 44 general and administrative personnel of the former Dynamit Nobel company, the closure costs on this building and the relocation costs for the remaining 27 employees who were relocated to the Company's new Frankfurt, Germany location. Also in 2004, as part of the acquisition of the Pigments and Dispersions business of Johnson Matthey, the Company enacted a restructuring program. To date, 40 positions have been eliminated. All of these employees were selling, general and administrative personnel.

2005 Restructuring Actions:

        During the first half of 2005, the Company expensed $5.8 million of restructuring charges for miscellaneous restructuring actions, including $1.9 million for the announced closure of the Baulking, United Kingdom facility in the Clay-based Additives business. Also included is $2.0 million for the announced restructuring of the Wafer Reclaim business. The Company recorded these costs for the closure of facilities (one each in the UK and U.S.) and the severance and related costs for employees and other facility expenses. The closing of the facilities is anticipated in late 2005 or early 2006. The Company also signed a cooperation agreement to operate its German wafer reclaim facility through an outside party. The Company expects to record additional restructuring expenses in the third and fourth quarters of 2005 as the facility shutdowns progress.

        The restructuring reserve consists of:

	Severance Costs	Facility Closure Costs	Relocation Costs	Write-downs	Total
Liability balance, December 31, 2004	$20.8	$11.3	$2.6	$—	$34.7
Purchase accounting	0.9	(1.9)	(1.3)	—	(2.3)
Restructuring charge	5.3	0.1	—	0.4	5.8
Utilized in 2005	(10.2)	(2.9)	(1.7)	(0.4)	(15.2)
Foreign exchange and other	0.3	(3.1)	0.8	—	(2.0)

Liability balance, June 30, 2005	$17.1	$3.5	$0.4	$—	$21.0

10.  COMMITMENTS AND CONTINGENCIES:

        Legal Proceedings—The Company is involved in various legal proceedings, including commercial, intellectual property, product liability and environmental matters of a nature considered normal to its business. It is the Company's policy to accrue for amounts related to these matters in accordance with SFAS 5, Accounting for Contingencies, if it is probable that a liability has been incurred and an amount can be reasonably estimated. It is the Company's policy to disclose such matters when there is at least a reasonable possibility that a material loss may have been incurred. Although the Company expects to continue to pay legal fees in connection with certain legal actions related to chromated copper arsenate and other product liability matters, based on currently available facts, the Company does not believe that these actions will have a material effect on the financial condition, results of operations or liquidity of the Company. In accordance with the Company's policy, reserves in connection with such product liability matters do not individually exceed $350,000 and in the aggregate $1.5 million. The Company's reserve estimates are based on available facts, including damage claims and input from its internal and external legal counsel, past experience, and, in some instances where defense costs are being paid by its insurers, insurance coverage. The Company is unable to estimate the amount or range of any potential incremental charges should facts and circumstances change and may in the future revise its estimates based on new information becoming available. In addition, the Company does not believe that there is any other individual legal proceeding that is likely to have a material adverse affect on its business or financial condition. However, the Company cannot predict the outcome of any litigation or the potential for future litigation.

        Indemnity Matters—Under the terms of the Business and Share Sale and Purchase Agreement, the Deed of Tax Covenant and the Environmental Deed entered into in connection with the KKR Acquisition, Degussa UK Holdings Ltd., as successor to Laporte Plc, is obligated to indemnify the Company for certain legal, tax and environmental liabilities and obligations that relate to the period prior to the closing of the KKR Acquisition.

        Under the terms of the Sale and Purchase Agreement with mg technologies ag and its subsidiary MG NAH, mg technologies is obligated to indemnify the Company for certain legal, tax and environmental liabilities and obligations that relate to the period prior to the closing, subject to certain limits and exclusions. Pursuant to these agreements, the Company has various claims for indemnification with Degussa and mg technologies. In addition, the Company may be subject to indemnity claims relating to properties or businesses it divested. In the opinion of management, and based upon information currently available, the ultimate resolution of any indemnification obligations owed to the Company or by the Company will not have a material effect on the Company's financial condition or results of operations.

Safety, Health and Environmental Matters

General

        The Company is subject to extensive environmental, health and safety laws in the United States, the European Union and elsewhere at the international, national, state, and local levels. Many of these laws impose requirements relating to clean-up of contamination, and impose liability in the event of damage to human beings, natural resources or property, and provide for substantial fines, injunctions and potential criminal sanctions for violations. The products, including the raw materials handled, are also subject to rigorous industrial hygiene regulations and investigation. The nature of the Company's operations exposes it to risks of liability for breaches of these laws and regulations as a result of the production, storage, transportation and sale of materials that can cause contamination or personal injury when released into the environment. Environmental laws are subject to change and have tended to become stricter over time. Such changes in environmental laws, or the enactment of new environmental laws, could result in materially increased capital, operating and compliance costs.

Safety, Health and Environmental Systems

        The Company is committed to achieving and maintaining compliance with all applicable SHE legal requirements, and the Company's subsidiaries have developed policies and management systems that are intended to identify the SHE legal requirements applicable to the operations, enhance compliance with such requirements, ensure the safety of the Company's employees, contractors, community neighbors and customers and minimize the production and emission of wastes and other pollutants. Although SHE legal requirements are constantly changing and are often difficult to comply with, these SHE management systems are designed to assist the Company in meeting its compliance goals and minimizing overall risk.

SHE Capital Expenditures

        The Company may incur future costs for capital improvements and general compliance under SHE laws. For the year ended December 31, 2004, the capital expenditures for SHE matters totaled approximately $23.9 million, excluding costs to maintain and repair pollution control equipment. For

2005 and 2006, the Company estimates capital expenditures for compliance with SHE laws to be at similar levels; however, because capital expenditures for these matters are subject to changes in existing and new SHE laws, the Company cannot provide assurance that its recent expenditures will be indicative of future amounts required to comply with these laws.

Regulatory Developments

        In October 2003, the European Commission adopted a proposal for a new European Union framework for chemicals known as the Registration, Evaluation and Authorization of Chemicals, or REACH. While it is uncertain as to whether, when and in what form REACH will be finalized and become law, REACH may eventually significantly expand the European Union's regulation of chemicals. As currently proposed, REACH would include requirements that certain manufacturers and importers of chemicals register those chemicals, perform health and environmental risk analyses of those chemicals, and in certain instances, obtain authorizations for the use of the chemicals. As a specialty chemicals company, it is possible that the Company is the only manufacturer of one or more substances to be regulated under REACH and thus could potentially bear the full cost of compliance with REACH for some or all of the Company's products. The Company estimates it has over 400 products that might be subject to REACH.

        Under the European Union Integrated Pollution Prevention and Control Directive ("IPPC"), European Union member governments are to adopt rules and implement a cross-media (air, water and waste) environmental permitting program for individual facilities. IPPC requires a consistent application of Best Available Techniques, or BAT, throughout the European Union. Generally, by 2007, facilities located within the European Union must be operating consistent with BAT. While the EU countries are at varying stages in their respective implementation of the IPPC permit program, the Company has submitted all necessary IPPC permit applications required to date, and in some cases received completed permits from the applicable government agency. The Company expects to submit all other IPPC applications and related documents on a timely basis as the various countries implement the IPPC permit program. Although it is not known with certainty what each IPPC permit will require, the Company believes, based upon its experience with the permits received to date, that the costs of compliance with the IPPC permit program will not be material to its results of operations, financial position or liquidity.

Remediation Liabilities

        Environmental laws have a significant effect on the nature and scope of any clean-up of contamination at current and former operating facilities, the costs of transportation and storage of chemicals and finished products and the costs of the storage and disposal of wastes. In addition, "Superfund" statutes in the United States as well as statutes in other jurisdictions impose strict, joint and several liability for clean-up costs on the entities that generated waste and/or arranged for its disposal at contaminated third party sites, as well as the past and present owners and operators of contaminated sites. All responsible parties may be required to bear some or all clean-up costs regardless of fault, legality of the original disposal or ownership of the disposal site.

        Environmental contamination is known to exist at certain of the Company's present and former facilities, including its facilities located in Turin, Italy; St. Fromond, St. Cheron and Sens, France; Hainhaussen, Troisdorf, Schlebusch, Stadeln, Duisburg, Plochingen, Marktredwitz, Ronnenberg-

Empelde and Langelsheim, Germany; Oss, The Netherlands; Kidsgrove, Sudbury and Barrow, U.K.; Boksburg East, South Africa; Pratteln, Switzerland and in the United States, in Valdosta, Georgia, Beltsville, Maryland, Harrisburg, North Carolina, Laurens, South Carolina, Silver Peak, Nevada and La Mirada, California. Soil contamination is also known to exist at the Company's facilities at Freeport, Texas, Chasse-sur-Rhone, France, Sudbury, U.K. and Sumperk in Czech Republic; however, no further regulatory remedial actions are currently required for these facilities and any liabilities arising from such contamination is covered by indemnity obligations or the previous owners of these facilities with the exception of Freeport. The Company is currently operating groundwater remediation systems at its Hainhaussen, Valdosta, and Silver Peak facilities. The Company also operates ground water remediation systems at its Schlebusch, Plochingen, Marktredwitz, Stadeln, Troisdorf, and Laurens facilities, for which prior owners or insurers have assumed responsibility and a soil remediation project at the Company's facility in St. Cheron, and the Company continues to monitor groundwater at the Beltsville facility, which was previously the subject of a soil removal action. Groundwater is also monitored at the St. Fromond and Barrow facilities due to prior spills and at the Harrisburg facility due to a landfill closure. The Company is also required to monitor groundwater quality at its facilities at Mourenx, France and New Johnsonville, Tennessee. The Company believes that additional environmental studies, and possibly environmental remediations, will be required at the Turin and Harrisburg facilities. The Company is also in the process of determining appropriate remedial actions with the regulatory authorities at the following locations: Duisburg, Pratteln, Langelsheim, Troisdorf and La Mirada. Furthermore, as a result of facility closings, divestitures and offsite disposal activities such as a former disposal site in Laurel, Maryland, the Company is responsible for the following other matters: contamination beneath divested portions of the manufacturing facility in Troisdorf; contamination at a closed Chemetall Oakite facility in Houston, Texas, contamination at a former Chemetall Foote facility in Sunbright, Virginia, contribution towards the clean-up of three industrial landfills in the Basel, Switzerland area, groundwater remediation at Stadeln and former sites operated by Dynamit Nobel's previously divested explosives business. The Company is also a de minimis participant in several Superfund matters.

        Although the Company cannot provide assurances in this regard, the Company does not believe that these issues will have a material adverse effect on its business or financial condition, but may have a material adverse effect on the results of operations or cash flows in any given quarterly or annual reporting period. Nonetheless, the discovery of contamination arising from present or historical industrial operations at some of the Company's and the Company's predecessor's former and present properties and/or at sites it and its predecessor disposed wastes could expose the Company to cleanup obligations and other damages in the future.

Government Enforcement Proceedings and Civil Litigation

        During the course of the Company's business, the Company may receive notices of violation, enforcement and other complaints from regulatory agencies alleging non-compliance with applicable SHE laws. Currently, the Company is party to a consent order with the Metropolitan Sewer District ("MSD") in Saint Louis, Missouri to reduce ammonia concentrations in wastewater discharge to a city treatment plant. The entry into the consent order resulted from violations of its wastewater discharge permit. The order is presently stayed pending MSD's negotiation of its own National Pollution Discharge Elimination System permit with the State of Missouri. Although the Company may be required to make capital expenditures in connection with this matter, it does not believe that this issue will have a material adverse effect on its business or financial condition.

Environmental Indemnities

        Pursuant to the environmental deed entered into in connection with the KKR Acquisition, Degussa, as successor to Laporte, is required to indemnify the Company and its subsidiaries for certain environmental matters that relate to the business as conducted prior to the closing of the KKR Acquisition. The environmental deed provides that Degussa will indemnify the Company and its subsidiaries for claims for which notice is given within a period of two years for breaches of representations and warranties, which expired in 2002, and five years, which expires in September 2005, for claims related to the contamination of the Company's properties or its subsidiaries' properties (inclusive of contamination which leaks or escapes from the Company's properties or its subsidiaries' properties). These indemnity obligations are subject to a minimum per matter loss of $0.2 million and are further subject to a $5.0 million deductible for the indemnity to be available. In addition, the environmental deed provides that Degussa will indemnify Rockwood and its subsidiaries for claims relating to properties that were formerly owned, occupied or used as of November 20, 2000, as well as properties owned by third parties (inclusive of disposal of waste and certain other identified issues prior to November 20, 2000). The environmental deed provides that in this instance, Degussa will be responsible for reasonable costs and expenses incurred.

        In addition, pursuant to the sale and purchase agreement entered into in connection with the Dynamit Nobel Acquisition, mg technologies ag and its subsidiary, MG North America Holdings Inc., are required to indemnify Rockwood and its subsidiaries for 50% of the excess amount of losses over the amount of the related reserves (in the case of known claims) and 50% of claims (in the case of unknown claims) related to the contamination of the Company or its subsidiaries' properties, if notified within ten years. If mg technologies and MG North America Holdings' responsibility for contamination matters cannot be proven, a sliding scale reduces the percentage further for each year during the five-year period from year six to ten. mg technologies and MG North America Holdings are also obligated to indemnify the Company for 85% of claims related to legacy site matters, such as environmental matters relating to properties or businesses owned or operated by Dynamit Nobel prior to, but not on, the closing of Dynamit Nobel Acquisition, if notified within ten years. In addition, mg technologies and MG North America Holdings are obligated to indemnify the Company for 50% of the excess amount of losses over the amount of the related reserves for operational compliance matters, if notified by December 31, 2006, and 50% of the excess amount of losses over the amount of the related reserves (in the case of known claims) and 50% of claims (in the case of unknown claims) related to certain environmental damage claims unknown at the time of the closing of the Dynamit Nobel Acquisition, if notified within ten years. All of these indemnity obligations are subject to different minimum per-claim thresholds depending on whether the matter was disclosed or not, and on the subject matter, ranging between €100,000 and €750,000 ($0.1 million and $0.9 million) depending on the type of claim. The indemnity obligations are further subject to certain deductibles, exclusions and limitations. Furthermore, mg technologies and MG North America Holdings are obligated to indemnify the Company for certain environmental risks arising from certain "shared site" structures for a duration of ten years. This indemnity obligation is not subject to the percentages, de minimis exclusions, deductibles and thresholds described above, and it is not subject to most of the general limitations.

        In the event the Company seeks indemnity under any of these agreements or through other means, there can be no assurance that mg technologies, MG North America Holdings, Degussa or any other party who may have obligations to indemnify the Company will adhere to their obligations and the Company may have to resort to legal action to enforce its rights under the indemnities. In addition, the Company may be required to make indemnity payments in connection with certain environmental matters. However, the Company does not believe that resolution of the known environmental matters subject to indemnification obligations owed to it or by it will have a material adverse effect on the Company's business or financial condition, but may have a material adverse effect on the results of operations or cash flow in any given quarterly or annual reporting period.

Environmental Reserves

        The Company has established financial reserves relating to anticipated environmental cleanup obligations, site reclamation and remediation and closure costs. Liabilities are recorded when potential liabilities are either known or believed to be probable and can be reasonably estimated. The Company's liability estimates are based upon available facts, existing technology, past experience and, in some instances where the remediation costs are being paid directly by the Company's insurers, insurance recoveries, and are generated by several means, including State-mandated schedules, environmental consultants and internal experts, depending on the circumstances. On a consolidated basis, the Company accrued approximately $48.1 million for known environmental liabilities as of June 30, 2005 which are classified as other non-current liabilities on the Company's consolidated balance sheet for such period. Included in the $48.1 million as of June 30, 2005 is €6.5 million ($7.9 million using the June 30, 2005 exchange rate) that is discounted using 5.0% discount rate (undiscounted amount equals $12.1 million), and €2.4 million ($2.9 million) that is discounted using 5.5% discount rate (undiscounted amount equals $4.6 million). In certain cases, the Company's remediation liabilities are payable over periods of up to 30 years.

        The Company believes these accruals are adequate based on currently available information. The Company may incur losses in excess of the amounts accrued; however, based on currently available information the Company does not believe the additional amount of potential losses would have a material effect on the Company's results of operations or financial condition, but may have a material adverse effect on the results of operations or cash flow in any given quarterly or annual reporting period. The Company is unable to estimate the amount or range of any potential incremental charges should facts and circumstances change and may in the future revise its estimates based on new information becoming available.

        The Company is obligated to undertake soil remediation at two facilities in Europe in the event manufacturing operations are discontinued there at some future date. The Company does not contemplate any such action occurring in the foreseeable future, as these facilities' remaining lives are indefinite. Given the indeterminate useful life of these facilities and the corresponding indeterminate settlement date of any soil remediation obligations, the Company does not have sufficient information to estimate a range of potential settlement dates for the obligations. Consequently, the Company cannot employ a present value technique to estimate fair value and, accordingly, it has not accrued for any related costs.

        The Company believes these environmental matters will not have a material adverse effect on its business or financial condition. However, these matters may have a material adverse effect on its results of operations or cash flows in any given quarterly or annual reporting period.

11.  CONSOLIDATING FINANCIAL INFORMATION:

        The Company issued $375.0 million principal amount of 10.625% senior subordinated notes due May 15, 2011 ("the 2011 Notes") in July 2003. In November 2004 the Company issued €375.0 million aggregate principal amount of 7.625% senior subordinated notes and $200.0 million aggregate principal amount of 7.500% senior subordinated notes, both due November 15, 2014 ("the 2014 Notes").

        The following unaudited consolidating financial statements present the results of operations, financial condition and cash flows, in separate columns, of the parent company (Rockwood Specialties Group, Inc.), which is the issuer of the 2011 Notes and the 2014 Notes, guarantor subsidiaries, non-guarantor subsidiaries, elimination adjustments, and consolidated totals.

ROCKWOOD SPECIALTIES GROUP, INC. AND SUBSIDIARIES
CONSOLIDATING STATEMENT OF OPERATIONS
SIX MONTHS ENDED JUNE 30, 2005
(Dollars in millions)

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidated
NET SALES	$—	$452.4	$1,134.7	$1,587.1
COST OF PRODUCTS SOLD	—	320.4	778.1	1,098.5

GROSS PROFIT	—	132.0	356.6	488.6
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	0.1	80.0	227.6	307.7
RESTRUCTURING CHARGE, net	—	—	5.8	5.8

OPERATING INCOME	(0.1)	52.0	123.2	175.1

OTHER INCOME (EXPENSES):
Intergroup interest, net	73.8	(21.4)	(52.4)	—
Interest, net	(89.6)	(0.4)	(13.9)	(103.9)
Intergroup other, net	—	(1.8)	1.8	—
Foreign exchange gain, net	93.1	0.4	7.0	100.5

Net	77.3	(23.2)	(57.5)	(3.4)

INCOME BEFORE TAXES AND MINORITY INTEREST	77.2	28.8	65.7	171.7
INCOME TAX PROVISION (BENEFIT)	(0.7)	11.4	31.0	41.7

NET INCOME BEFORE MINORITY INTEREST	77.9	17.4	34.7	130.0
MINORITY INTEREST	—	—	1.7	1.7

NET INCOME	$77.9	$17.4	$36.4	$131.7

ROCKWOOD SPECIALTIES GROUP INC. AND SUBSIDIARIES
CONSOLIDATING STATEMENT OF OPERATIONS
SIX MONTHS ENDED JUNE 30, 2004
(Dollars in millions)

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidated
NET SALES	$—	$331.4	$162.9	$494.3
COST OF PRODUCTS SOLD	—	227.6	125.7	353.3

GROSS PROFIT	—	103.8	37.2	141.0
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	0.1	48.0	23.0	71.1

OPERATING INCOME	(0.1)	55.8	14.2	69.9

OTHER INCOME (EXPENSES):
Intergroup interest, net	27.8	(26.0)	(1.8)	—
Interest, net	(23.3)	(0.6)	(5.2)	(29.1)
Intergroup other, net	—	(0.9)	0.9	—
Foreign exchange (loss) gain, net	(3.0)	(0.1)	11.7	8.6
Other, net	—	—	(4.0)	(4.0)

Net	1.5	(27.6)	1.6	(24.5)

INCOME BEFORE TAXES AND MINORITY INTEREST	1.4	28.2	15.8	45.4
INCOME TAX PROVISION	0.6	11.7	7.3	19.6

NET INCOME BEFORE MINORITY INTEREST	0.8	16.5	8.5	25.8
MINORITY INTEREST	—	—	—	—

NET INCOME	$0.8	$16.5	$8.5	$25.8

ROCKWOOD SPECIALTIES GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
June 30, 2005
(Dollars in millions)

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$55.1	$(33.9)	$60.8	$—	$82.0
Accounts receivable, net	—	123.1	368.6	—	491.7
Inventories	—	94.0	368.4	—	462.4
Deferred income taxes	(4.9)	18.2	25.4	—	38.7
Prepaid expenses and other current assets	—	4.2	56.9	—	61.1

Total current assets	50.2	205.6	880.1	—	1,135.9
PROPERTY, PLANT AND EQUIPMENT, net	—	233.5	1,207.1	—	1,440.6
INVESTMENT IN SUBSIDIARIES	1,756.6	83.0	(0.1)	(1,839.5)	—
GOODWILL	—	323.6	1,326.9	—	1,650.5
INTERGROUP RECEIVABLE	1,735.5	763.2	4,418.9	(6,917.6)	—
OTHER INTANGIBLE ASSETS, net	—	26.5	544.2	—	570.7
DEFERRED DEBT ISSUANCE COSTS, net	3.4	13.7	46.5	—	63.6
OTHER ASSETS	12.2	6.2	40.5	—	58.9

TOTAL ASSETS	$3,557.9	$1,655.3	$8,464.1	$(8,757.1)	$4,920.2

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$—	$79.4	$210.7	$—	$290.1
Income taxes payable	(1.4)	(0.4)	21.7	—	19.9
Accrued compensation	—	11.5	68.7	—	80.2
Accrued expenses and other current liabilities	30.4	24.3	161.3	—	216.0
Long-term debt, current portion	17.1	—	48.0	—	65.1

Total current liabilities	46.1	114.8	510.4	—	671.3
LONG-TERM DEBT	2,536.9	—	360.3	—	2,897.2
PENSION AND RELATED LIABILITIES	—	15.5	326.1	—	341.6
INTERGROUP PAYABLE	80.0	1,074.0	5,763.6	(6,917.6)	—
DEFERRED INCOME TAXES	(35.0)	48.6	47.9	—	61.5
OTHER LIABILITIES	6.5	19.0	111.6	—	137.1

Total liabilities	2,634.5	1,271.9	7,119.9	(6,917.6)	4,108.7
MINORITY INTEREST	—	—	26.2	—	26.2
STOCKHOLDERS' EQUITY:
Common stock	—	285.1	70.2	(355.3)	—
Paid-in capital	889.3	244.3	1,229.3	(1,484.2)	878.7
Accumulated other comprehensive income	40.1	0.4	83.7	—	124.2
Accumulated deficit	(6.0)	(146.4)	(65.2)	—	(217.6)

Total stockholders' equity	923.4	383.4	1,318.0	(1,839.5)	785.3

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$3,557.9	$1,655.3	$8,464.1	$(8,757.1)	$4,920.2

ROCKWOOD SPECIALTIES GROUP, INC. AND SUBSIDIARIES
CONSOLIDATING STATEMENT OF CASH FLOWS
SIX MONTHS ENDED JUNE 30, 2005
(Dollars in millions)

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$77.9	$17.4	$36.4	$131.7
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	—	14.7	90.5	105.2
Amortization of deferred financing costs	0.3	1.1	3.3	4.7
Minority interest	—	—	(1.7)	(1.7)
Foreign exchange gain	(93.1)	—	(7.4)	(100.5)
Fair value adjustments of derivatives	(2.9)	—	(3.3)	(6.2)
Bad debt provision	—	0.1	0.7	0.8
Deferred income taxes	(0.7)	11.0	10.7	21.0
Changes in assets and liabilities, net of the effect of foreign currency translation and acquisitions:
Accounts receivable	—	(6.3)	(22.5)	(28.8)
Inventories	—	(9.7)	(14.6)	(24.3)
Prepaid expenses and other assets	0.1	(3.0)	(10.4)	(13.3)
Accounts payable	—	12.7	16.7	29.4
Income taxes payable	—	(0.7)	3.8	3.1
Accrued expenses and other liabilities	1.2	(110.9)	51.7	(58.0)

Net cash (used in) provided by operating activities	(17.2)	(73.6)	153.9	63.1

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures, excluding capital leases	—	(8.5)	(68.3)	(76.8)
Proceeds on sale of property, plant and equipment	—	—	0.2	0.2

Net cash used in investing activities	—	(8.5)	(68.1)	(76.6)

CASH FLOWS FROM FINANCING ACTIVITIES:
Capital contribution	(0.5)	—	0.5	—
Proceeds from senior secured revolving credit facility	302.0	—	—	302.0
Repayment of senior secured revolving credit facility	(302.0)	—	—	(302.0)
Payments on long-term debt	—	—	(15.6)	(15.6)

Net cash used in financing activities	(0.5)	—	(15.1)	(15.6)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(6.3)	—	6.0	(0.3)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(24.0)	(82.1)	76.7	(29.4)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	79.1	48.2	(15.9)	111.4

CASH AND CASH EQUIVALENTS, END OF PERIOD	$55.1	$(33.9)	$60.8	$82.0

ROCKWOOD SPECIALTIES GROUP, INC. AND SUBSIDIARIES
CONSOLIDATING STATEMENT OF CASH FLOWS
SIX MONTHS ENDED JUNE 30, 2004
(Dollars in millions)

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$0.8	$16.5	$8.5	$25.8
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	—	11.8	16.4	28.2
Amortization of deferred financing costs	0.1	0.6	0.2	0.9
Foreign exchange loss (gain)	3.0	—	(11.6)	(8.6)
Fair value adjustments of derivatives	(6.7)	—	(1.9)	(8.6)
Bad debt provision	—	0.9	—	0.9
Deferred income taxes	0.6	11.7	—	12.3
Changes in assets and liabilities, net of the effect of foreign currency translation and acquisitions:
Accounts receivable	—	(13.7)	(9.9)	(23.6)
Inventories	—	1.0	(1.2)	(0.2)
Prepaid expenses and other assets	(0.3)	—	(0.1)	(0.4)
Accounts payable	—	6.8	4.9	11.7
Income taxes payable	—	(1.5)	3.3	1.8
Accrued expenses and other liabilities	19.0	(16.7)	2.2	4.5

Net cash provided by operating activities	16.5	17.4	10.8	44.7

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	—	(7.0)	(6.3)	(13.3)

Net cash used in investing activities	—	(7.0)	(6.3)	(13.3)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on long-term debt	(1.3)	—	(3.2)	(4.5)

Net cash used in financing activities	(1.3)	—	(3.2)	(4.5)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	—	—	(1.3)	(1.3)

NET INCREASE IN CASH AND CASH EQUIVALENTS	15.2	10.4	—	25.6
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	(43.2)	79.2	6.7	42.7

CASH AND CASH EQUIVALENTS, END OF PERIOD	$(28.0)	$89.6	$6.7	$68.3

Independent Auditor's Report

To the Board of Directors of
Dynamit Nobel AG:

We have audited the accompanying combined balance sheets of Dynamit Nobel as of December 31, 2003 and 2002, and September 30, 2002 and 2001, and the related combined statements of income, changes of investment by mg technologies ag and cash flows for the year ending December 31, 2003, the three months ending December 31, 2002 and each of the twelve month periods ending September 30, 2002 and September 30, 2001. These combined financial statements are the responsibility of Dynamit Nobel's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Dynamit Nobel as of December 31, 2003 and 2002, and September 30, 2002 and 2001 and the results of their operations and cash flows for the year ending December 31, 2003, the three months ending December 31, 2002, and each of the twelve months periods ending September 30, 2002 and September 30, 2001, in conformity with accounting principles generally accepted in the United States of America.

As described in Notes B and E 10 to the combined financial statements, Dynamit Nobel adopted the provisions of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" on October 1, 2001. As described in Note B to the combined financial statements, Dynamit Nobel adopted the provisions of FASB Interpretation No. 46 (revised December 2003), "Consolidation of Variable Interest Entities—an Interpretation of Accounting Research Bulletin No. 51" as of December 31, 2003.

Frankfurt am Main, Germany
August 16, 2004

KPMG Deutsche Treuhand-Gesellschaft
Aktiengesellschaft
Wirtschaftsprüfungsgesellschaft

DYNAMIT NOBEL

COMBINED INCOME STATEMENTS

($ '000)	Notes E)	January 1- December 31, 2003	October 1- December 31, 2002	October 1, 2001- September 30, 2002	October 1, 2000- September 30, 2001
Net sales		1,595,910	336,889	1,421,948	1,446,504
Cost of sales		-1,060,060	-219,274	-914,757	-949,458

Gross profit		535,850	117,615	507,191	497,046

Selling, general and administrative expenses		-321,770	-75,854	-286,349	-305,674
Research and development costs		-32,356	-7,330	-29,397	-27,707
Other operating income		30,221	8,019	31,679	77,476
Other operating expenses		-26,373	-9,421	-16,860	-11,037
Amortization of Goodwill					-19,545

Operating income		185,572	33,029	206,264	210,559

Income from investments		2,938	2,149	3,872	4,897
Interest expense, net and other financial expense	2	-25,163	-6,858	-22,797	-24,152

Earnings from continuing operations before income taxes, minority interests and cumulative effect of change in accounting principles		163,347	28,320	187,339	191,304

Income taxes	3	-61,725	-11,882	-80,479	-94,187
Minority interests		-315	106	773	0

Earnings from continuing operations before cumulative effect of change in accounting principles		101,307	16,544	107,633	97,117

Income from discontinued operations		1,393	232	2,628	1,346
thereof earning from operations		-2,240	380	4,265	2,854
thereof gains on disposal		6,427	0	0	0
thereof income taxes		-2,794	-148	-1,637	-1,508

Earnings before cumulative effect of change in accounting principles		102,700	16,776	110,261	98,463

Cumulative effects of change in accounting principles, net of income taxes of $1,180		-1,793	0	0	0

Net income		100,907	16,776	110,261	98,463

The accompanying notes are an integral part of these financial statements.

DYNAMIT NOBEL

COMBINED BALANCE SHEETS

Assets ($ '000)	Notes(E)	December 31, 2003	December 31, 2002	September 30, 2002	September 30, 2001
Cash and cash equivalents	4	7,832	7,007	9,503	10,718
Trade receivables	5	200,369	158,625	178,091	160,713
Receivables from related parties	6	72,631	29,053	28,936	9,316
Other assets and accounts receivable		45,060	68,600	59,731	50,418
Inventories	7	276,349	247,632	211,429	229,165
Prepaid expenses		4,931	7,120	3,885	4,348
Deferred taxes	3	34,990	25,917	34,283	11,166

Current assets		642,162	543,954	525,858	475,844

Investments		42,540	33,615	31,376	17,431
Property, plant and equipment	8	918,195	766,179	723,912	663,283
Goodwill	10	405,247	380,358	377,314	378,507
Other intangible assets	9	19,947	19,892	19,235	12,353
Receivables from related parties	6	0	7,651	14,292	19,842
Other assets		3,482	17,157	12,721	12,494
Prepaid expenses		2,646	3,026	2,955	3,631
Deferred tax assets	3	397,407	372,888	24,813	13,298
Non-current assets		1,789,464	1,600,766	1,206,618	1,120,839

Total assets		2,431,626	2,144,720	1,732,476	1,596,684

The accompanying notes are an integral part of these financial statements.

DYNAMIT NOBEL

COMBINED BALANCE SHEETS

Total liabilities and investment by mg ($ '000)	Notes(E)	December 31, 2003	December 31, 2002	September 30, 2002	September 30, 2001
Short-term debt including current portion of long-term debt	11	183,431	129,586	108,097	123,605
Trade payables		165,795	138,754	126,698	117,403
Liabilities to related parties	6	220,150	180,844	278,725	136,747
Accruals and Provisions	13	123,120	98,708	98,224	115,607
Other current liabilities		50,656	48,680	50,550	46,686
Deferred tax liabilities	3	2,642	3,578	3,116	3,658

Current liabilities		745,794	600,150	665,410	543,706

Long-term debt	11	231,627	201,594	94,114	137,905
Liabilities to related parties	6	31,575	34,958	32,868	38,045
Provisions for pensions and similar obligations	12	275,829	220,809	207,650	185,598
Other provisions	13	42,480	28,648	38,706	39,811
Other liabilities		12,349	14,392	16,597	12,865
Deferred tax liabilities	3	55,261	77,581	74,144	38,036

Non-current liabilities		649,121	577,982	464,079	452,260

Minorities	14	3	298	385	910

Investment by mg		1,036,708	966,290	602,602	599,807

Total liabilities and investment by mg		2,431,626	2,144,720	1,732,476	1,596,684

The accompanying notes are an integral part of these financial statements.

DYNAMIT NOBEL

COMBINED STATEMENTS OF CASH FLOWS

($ '000)	January 1 - December 31, 2003	October 1 - December 31, 2002	October 1, 2001 - September 30, 2002	October 1, 2000 - September 30, 2001
Net income	100,907	16,776	110,261	98,463
Adjustment of net income from discontinued operations	-1,393	-232	-2,628	-1,346
Depreciation and amortization	94,629	21,129	83,140	103,315
Change in provisions for pensions	5,938	408	9,188	3,667
Change in other provisions	11,086	-17,419	-22,275	-42,135
Gains on disposal of non-current assets	-2,580	-1,889	-12,697	-49,639
Change in inventories	22,542	-25,686	-1,040	-5,742
Change in trade receivables	-9,203	30,796	-26,439	47,889
Change in trade payables	-198	1,463	13,843	-2,284
Change in deferred tax assets and liabilities	8,223	13,428	149	7,767
Change in derivatives	-859	438	1,481	1,352
Change in other assets and liabilities	37,973	2,922	-10,909	-33,342

Net cash provided by operating activities	267,065	42,134	142,074	127,965

Proceeds from disposal of fixed assets	3,690	2,713	14,810	5,573
Purchases of property, plant and equipment and intangible assets	-121,978	-26,344	-111,990	-125,068
Purchases of investments and long-term financial assets	-1,996	-161	-12,214	-1,231
Purchases of securities	-626	-17	-15	-16
Payments for acquisition of businesses, net of cash acquired	0	0	0	-29,766
Proceeds from disposal of businesses	18,198	0	46,942	90,241

Net cash used for investing activities	-102,712	-23,809	-62,467	-60,267

Dividends paid to MG North America Holdings Inc.	0	0	-3,842	-1,298
Principal payments on capital leases liabilities	-6,092	-654	-3,072	-1,373
Net increase (decrease) in other debt	-4,640	100,683	-66,670	-42,327
Net financing provided by mg	-186,111	-130,965	-22,341	-37,258

Net cash used for financing acitivities	-196,843	-30,936	-95,925	-82,256

Exchange-rate-related changes in cash and cash equivalents	33,315	10,237	15,068	8,303

Change in unrestricted cash and cash equivalents	825	-2,374	-1,250	-6,255

Unrestricted cash and cash equivalents at beginning of year	7,007	9,381	10,631	16,886

Unrestricted cash and cash equivalents at end of year	7,832	7,007	9,381	10,631

Restricted cash and cash equivalents with term greater than three months	0	0	122	87

Cash and cash equivalents as reported on the balance sheet	7,832	7,007	9,503	10,718

The accompanying notes are an integral part of these financial statements

DYNAMIT NOBEL

COMBINED STATEMENTS OF CHANGES IN INVESTMENT BY MG TECHNOLOGIES AG

		Accumulated Other Comprehensive Loss
($ '000)	Investment by mg	Cumulative translation adjustment	Minimum pension liability	Hedge Accounting	Available for sale securities	Investment by mg
Balance at October 1, 2000	842,535	-231,283	-1,849	0	-7	609,396

Net Income	98,463					98,463
Other Comprehensive Income		10,832	-8,055	-2,031	10	756

Comprehensive Income	98,463	10,832	-8,055	-2,031	10	99,219

Net distributions to mg	-108,809					-108,809

Balance at September 30, 2001	832,189	-220,451	-9,904	-2,031	3	599,806

Net Income	110,261					110,261
Other Comprehensive Income		12,595	-3,802	-2,760	-2	6,031

Comprehensive Income	110,261	12,595	-3,802	-2,760	-2	116,292

Net distributions to mg	-113,495					-113,495

Balance at September 30, 2002	828,955	-207,857	-13,706	-4,791	1	602,603

Net Income	16,776					16,776
Other Comprehensive Income		36,492	451	-138	-7	36,798

Comprehensive Income	16,776	36,492	451	-138	-7	53,574

Net investment by mg	310,113					310,113

Balance at December 31, 2002	1,155,844	-171,364	-13,255	-4,929	-6	966,290

Net Income	100,907					100,907
Other Comprehensive Income		117,374	-3,288	2,361	-15	116,432

Comprehensive Income	100,907	117,374	-3,288	2,361	-15	217,339

Net distributions to mg	-146,921					-146,921

Balance at December 31, 2003	1,109,830	-53,990	-16,543	-2,568	-21	1,036,708

The accompanying notes are an integral part of these financial statements

DYNAMIT NOBEL

NOTES TO COMBINED FINANCIAL STATEMENTS

($ '000)

A)    Description of Business and Basis of Presentation

        Description of Business:    The Dynamit Nobel Group (Dynamit Nobel) specializes in advanced technologies in the fields of chemicals and materials engineering. This internationally active industrial group supplies innovative specialty products to niche markets in several sectors such as the life science, chemical, automotive and construction industries. Its business activities are subdivided into its four business units: Custom Synthesis, Advanced Ceramics, Specialty Chemicals, and Pigment Chemicals.

        The product spectrum of the Custom Synthesis business unit ranges from individual synthesis for customers in the life science industry to complex specialty chemicals. In the pharmaceutical sector, its custom synthesis includes preliminary products and active compounds for the treatment of carcinomas, allergies, high blood pressure, and depression. Its customers are based in North America, Europe, and Japan.

        The Advanced Ceramics business unit operates in the fields of functional and structural ceramics. Functional ceramics includes substrates, resistor supports, piezoceramics, and electrical components. Structural ceramics encompasses wearing parts for mechanical and plant engineering, high-quality cutting tools, and bioceramics for medical equipment, such as artificial hip joints.

        The Specialty Chemicals business unit operates worldwide in the fields of surface technology, polymer chemistry, and lithium chemistry. The unit principally supplies customized products and develops the processes needed to manufacture them. Its customers come from the metalworking, pharmaceutical, electronics, ceramics, glass, automotive, and aerospace industries.

        The Pigment Chemicals business produces white pigments, fillers, and water-based chemicals and has a worldwide customer base. These products are mainly used in synthetic fibers, varnishes, paints, cosmetics, medicines, plastics, and paper. This business unit also produces chemicals for chromatography and catalysis as well as additives for the cement and metallurgical industries.

        Basis of presentation:    The preparation of these Dynamit Nobel combined financial statements is due to the sale of Dynamit Nobel to companies affiliated with Rockwood Specialties Group Inc. (Rockwood), Delaware, U.S.A., under the Sale and Purchase Agreement of April 19, 2004. Dynamit Nobel is part of the mg technologies ag Group, Frankfurt am Main (mg or mg Group). The Dynamit Nobel segment included in mg's consolidated financial statements is not identical to these combined financial statements of Dynamit Nobel since in addition to the companies included herein, the Dynamit Nobel segment includes the Plastics business unit, the Industrial Ignition Systems business, and the Defense Technology business. Rockwood has not acquired these activities.

        These combined financial statements of Dynamit Nobel include only the assets, liabilities and transactions of the activities that Rockwood has acquired. These include the assets and liabilities of:

  •
  Dynamit Nobel AG and its direct and indirect subsidiaries,

  •
  the acquired North American companies, which were held by mg through MG North America Holdings Inc., Delaware, U.S.A., and

  •
  whose beneficial ownership had been transferred to mg for tax purposes (for further information see Note 3, "Income Taxes").

        These combined financial statements of Dynamit Nobel constitute a carve out from mg's consolidated financial statements and as such the excess of assets over liabilities is reflected as mg's investment in Dynamit Nobel.

        The combined financial statements of Dynamit Nobel for the fiscal years October 1, 2000 through September 30, 2001 (fiscal year 2000/2001); October 1, 2001 through September 30, 2002 (fiscal year 2001/2002); the three months period October 1, 2002 through December 31, 2002 (stub period 2002 or SFY 2002), and the year January 1 through December 31, 2003 (year 2003) have been prepared in accordance with United States Generally Accepted Accounting Principles (U.S. GAAP). All amounts are presented in thousands of US dollars ($ '000).

        Relationship between the Dynamit Nobel Group and mg:    The combined financial statements of Dynamit Nobel include expenses that have been incurred by mg on behalf of Dynamit Nobel. Management believes the assumptions underlying the combined financial statements of Dynamit Nobel, including the methods used to allocate expenses incurred on Dynamit Nobel's behalf by mg technologies ag are reasonable. Management believes that the amount of expenses reflected in the combined income statements approximates the estimated expenses Dynamit Nobel would have incurred had it not been affiliated with mg technologies ag. These expenses include remuneration paid to the chief executive officer of Dynamit Nobel AG for 2003, who continued to serve on the Executive Board of mg technologies ag during this period. The full cost of this remuneration was borne by mg technologies ag and based in proportion of hours worked, half of this cost has been allocated to Dynamit Nobel and is reflected in these combined financial statements. Compensation incurred by mg to an additional Executive Board member of Dynamit Nobel AG has also been reflected. Unless described elsewhere in these combined financial statements, additional services have not been rendered by mg to Dynamit Nobel without consideration by Dynamit Nobel.

        Dynamit Nobel participates in mg's centralized financial and cash management system and in its Group-wide cash-pooling system under which surplus cash is transferred to the cash pool. Cash required for funding purposes is withdrawn from the cash pool subject to certain limitations. The balance due by Dynamit Nobel under the profit-and-loss transfer agreement with mg (see Note 3, "Income Taxes") and certain other items are combined with the cash pool balance in one current account with mg. The account balance amounted to US$187,816 at December 31, 2003 (December 31, 2002: US$90,421; September 30, 2002: US$158,654; September 30, 2001: US$47,011) and are included in liabilities to mg on the balance sheet. Until March 1, 2002, interest of 2.0% was paid on all balances due by mg and 6.0% was charged for balances due to mg. Subsequent to March 1, 2002, the interest rates paid have been the interbank rate and 1-month Euribor, respectively, plus a margin of 0.7% or 1.0%. However, at December 31, 2003 guarantees issued by mg for the bank loans obtained by Dynamit Nobel amounted to US$12,251 (SFY 2002: US$10,172; 2001/02: US$0; 2000/01: US$0).

        Until mid-2003, Dynamit Nobel also issued standby letters of credit and executed derivatives transactions by itself. Since then, mg has performed these functions on a centralized basis. Dynamit Nobel seconded an employee to mg to perform these services.

        Dynamit Nobel is integrated in the tax sharing agreements of mg. For the purposes of these combined financial statements, however, Dynamit Nobel has been presented as if the combined entities were a separate taxable entity. As a result, income taxes have been estimated. For further information see Note 3, "Income Taxes".

        Despite the adjustments made, these combined financial statements do not present the net assets, financial position, results of operations and cash flows of Dynamit Nobel as if it had existed independently of mg. Consequently, the combined financial statements are not indicative of Dynamit Nobel's future development.

        Purchase accounting adjustments including the recognition of goodwill arising from mg's acquisition of Dynamit Nobel are reflected in the combined financial statements of Dynamit Nobel (push-down accounting). These adjustments are accounted for at the reporting unit level.

B)    Summary of Significant Accounting Policies

        Principles of combination:    These combined financial statements include the assets and liabilities and transactions of the combined Dynamit Nobel entities as defined in the Basis of Presentation. In addition, certain variable-interest entities for which Dynamit Nobel is considered to be the primary beneficiary are also included.

        The assets, liabilities, and transactions of entities whose individual and aggregated influence are not material to the fair presentation of Dynamit Nobel's net assets, financial position and results of operations and cash flows have not been included. They are carried on the cost method and are included in "Investments" on the balance sheet. In aggregate, these entities, which were controlled by Dynamit Nobel during the periods covered by the combined financial statements, represent less than 2.0% of the total assets and less than 2.0% of net sales and net income of Dynamit Nobel.

        Dynamit Nobel's investment in Guangzhou Huali Sachtleben Chemicals Company Ltd. is accounted for using the equity method of accounting in all the periods presented due to Dynamit Nobel's ability to exert significant influence. The equity method of accounting has also been applied to its investment in ChemStore GmbH, which was established in 2003.

        Currency translation:    Foreign-currency transactions included in these combined financial statements are translated at the exchange rate prevailing at the time of the transaction. Foreign-currency items are adjusted to the exchange rate prevailing at each balance sheet date. The resulting translation adjustments are reported as "Other operating income" or "Other operating expenses". Consequently, in 2003 income of US$11,324 (SFY 2002: US$3,802; 2001/2002: US$4,957; 2000/2001: US$4,113) and expenses of US$11,298 (SFY 2002: US$7,615; 2001/2002: US$7,226; 2000/2001: US$4,831) were recognized. Adjustments arising from the translation of nonderivative instruments hedging a net investment in a foreign entity are included in "Accumulated other comprehensive income/loss". In 2003, the amount included in accumulated other comprehensive income was US$—13,644 (SFY 2002: US$—2,783; 2001/2002: US$—4,704; 2000/2001: US$—684).

        Assets and liabilities of foreign entities where the functional currency is not the US dollar are translated into the reporting currency (US dollar) at year-end exchange rates and income and expenses are translated at the average exchange rates during the period for the respective years. The resulting translation gains and losses are reported as "Accumulated other comprehensive income/loss".

        Revenue recognition:    Revenue is generated primarily from the sale of products and is recognized once title to the products has passed to the customer, provided the consideration has been contractually agreed or can be determined and collectibility is reasonably assured. If formal customer acceptance is required, revenue is not recognized until it has been obtained. Revenue under service agreements is realized when the service is performed. Customer incentives, discounts, rebates and other allowances reduce the amount of revenue recognized. Freight and shipping costs borne by Dynamit Nobel do not reduce the revenue recognized but are reported as selling expenses. If these costs are passed on to the customer, they are included as part of revenue. In 2003, freight and shipping costs, including custom duties, borne by the seller amounted to US$50,452 (SFY 2002: US$10,745; 2001/2002: US$44,415; 2000/2001: US$46,836).

        Product Warranties:    Expected product warranty costs are provided and included in the cost of sales at the time the related revenue is recognized. The amount of the provision or accrued liability is calculated either individually or as a lump sum amount based on past experience. In the case of new products, these estimates include product-specific information obtained during the development and production stages. Rights of recourse to suppliers reduce the provision if it is likely that the amount can be recovered from the supplier.

        Research and development:    Research and development costs are expensed as incurred.

        Advertising:    Advertising and sales-promotion costs are expensed as incurred and reported as selling expenses. The selling and administrative expenses reported in 2003 include advertising costs of US$4,207 (SFY 2002: US$1,132; 2001/2002: US$4,508; 2000/2001: US$6,579).

        Cash and cash equivalents:    Cash comprises readily available funds such as checks, cash on hand and bank deposits. Cash equivalents cover all liquid assets with an original term to maturity of no more than three months.

        Trade accounts receivable:    Accounts receivable are stated at nominal value less discounts and valuation allowances.

        Valuation allowances for doubtful accounts receivable are determined on the basis of systematic and regular assessments. If the recoverability of these receivables is monitored in the form of aggregated portfolios, the assessment is primarily based on past collection experience adjusted to the prevailing economic situation. Accounts receivable from large corporate customers are individually monitored and assessed. As soon as receivables are expected to be unrecoverable, they are written off against the valuation allowance.

        Inventories:    Inventories are valued at the lower of cost or market. Cost is computed on average cost or the first-in, first-out method. Manufacturing costs include direct costs and applicable manufacturing overheads as well as depreciation charges and production-related administrative costs. General administrative expenses are not included in inventory.

        Investments:    Marketable securities are carried at fair value with changes in fair value after initial purchase being recognized as a separate component of comprehensive income, net of applicable income taxes. If the fair value is below cost and the decline in fair value is determined to be other than temporary, the impairment write down results in a permanent reduction of the cost basis. The measurement of this write down is based on all available information such as market conditions, asset-specific aspects, and the duration and extent of the asset impairment.

        Property, plant and equipment:    Property, plant and equipment is recognized at cost, less accumulated depreciation. Costs of internally produced plant and equipment include all direct costs and applicable overheads and depreciation charges and qualifying capitalized interest during the construction period. In 2003, interest of US$593 (SFY 2002: US$140; 2001/2002: US$1,339; 2000/2001: US$1,120) was capitalized.

        Maintenance and repair costs are treated as an expense unless the expenditure leads to a sustainable increase in the asset's potential benefit, in which case it is capitalized.

        The following depreciation methods and estimated useful lives are used:

	Method of Depreciation	Useful Life
Buildings and fixtures	Straight-line	5 to 50
Plant and equipment, other equipment	Straight-line	3 to 30
Office furniture and equipment	Straight-line	3 to 25

        Property, plant and equipment includes mining rights for the extraction of a raw material used to produce lithium carbonate. These rights are amortized using the depletion method based on the estimated deposits of minerals relating to the rights. The useful economic life estimated on this basis is 57 years with a remaining estimated useful life of 52 years.

        Goodwill:    As a result of the adoption of SFAS 142 ("Goodwill and Other Intangible Assets") at the beginning of fiscal 2001/2002 (October 1, 2001), goodwill is no longer amortized over its useful life; but instead tested for impairment. Prior to the adoption of SFAS 142, goodwill was amortized on a straight-line basis over its estimated useful life, usually 25 years. Goodwill is tested for impairment at least once a year at balance date and if significant events or circumstances occur that indicate that its carrying amount may have been impaired. The annual goodwill impairment assessment is performed by applying a two step approach to each of the nine reporting units. The first step involves estimating the fair value of the reporting unit and comparing it to the carrying value of net assets of the reporting unit. If the carrying value of the reporting unit exceeds its fair value, the second step is required to determine the amount of impairment loss, if any. The discounted cash flow method is used to determine the fair value of the reporting units and this requires significant estimates and assumptions to be made by management.

        Intangible assets:    Other intangible assets are shown at their acquisition cost and amortized on a straight-line basis over their estimated useful lives. The estimated useful lives applied are as follows:

Estimated Useful Life (Years)
Patents, licenses, trademarks and similar rights and assets, including licenses for such rights and assets	3 to 10
Software	2 to 10

        Impairment of property, plant and equipment and intangible assets:    The carrying amount of a long-term asset or group of assets is reviewed for recoverability when events or changes in circumstances may indicate that the carrying amount of an asset may not be recoverable. Recoverability is tested by comparing the carrying amount of any asset or group of assets with the sum of the anticipated undiscounted future cash flows attributable to this asset or group of assets. If the carrying value is greater than the anticipated, undiscounted cash flows, the asset or group of assets is written down to fair value.

        Leases: A lease is an agreement that conveys the right to use a certain tangible asset for an agreed period. This definition also applies to agreements in which the right to use the asset is not explicitly stated. Leases under which the lessee bears substantive risks and rewards arising from the use of the leased asset are classified as capital leases. In this case, the leased asset and the corresponding liability are shown on the lessee's balance sheet. Leases under which the lessor bears substantive risks and rewards in connection with the leased asset are classified as operating leases. In this case, the lease installments are expensed as incurred by the lessee.

        Some of the entities included in these combined financial statements have sold and leased back tangible assets. In the case of leaseback agreements, gains on these sales are deferred and recognized over the term of the lease or over their estimated useful life. Gains resulting from leasebacks involving only a minor portion of the useful life of the asset are recognized immediately. In cases where there is neither a minor nor a leaseback involving substantially all of the future use, gains are deferred proportionately and recognized over the term of the lease or over their estimated useful life.

        Derivative instruments:    Derivative instruments are used only for hedging purposes, particularly in order to mitigate the risk of interest rate fluctuations inherent in financing transactions and to hedge against currency risk and price movements. At the time they are entered into, derivative instruments are often designated either as fair value hedges (hedges against fluctuations in the fair value of assets, liabilities, or firm commitments) or as cash flow hedges (hedges for an anticipated transaction or future cash flows in connection with assets and liabilities). According to SFAS 133 ("Accounting for Derivative Instruments and Hedging Activities"), as amended by SFAS 137 ("Accounting for Derivative Instruments and Hedging Activities—Deferral of the Effective Date of FASB Statement No. 133"), SFAS 138 ("Accounting for Certain Derivative Instruments and Certain Hedging Activities—an Amendment of FASB Statement No. 133"), and SFAS 149 ("Amendment of Statement 133 on Derivative Instruments and Hedging Activities"), all derivative instruments are reported at their fair value as "Accounts receivable" or "Other current liabilities", irrespective of their intended purpose. In the case of derivative instruments designated as fair value hedges, changes in the fair value of the derivative and the underlying transaction are immediately recognized in income. The hedge-effective part of changes in the fair value of financial instruments used as cash flow hedges is initially reported as "Accumulated other comprehensive income/loss". It is only recorded in the income statement when the hedged underlying transaction has been recognized in income. The hedge-ineffective part of the changes in fair value is immediately recognized in income. Derivative instruments that do not qualify for hedge accounting are accounted for at fair value with changes in fair value reported in income.

        Pensions and other postretirement obligations:    Pensions and other postretirement obligations are measured based upon the projected unit credit method in accordance with SFAS 87 and SFAS 106. The amounts reported are based on calculations by actuaries.

        Environmental liabilities:    Provisions are established for environmental liabilities when such losses are probable and can be reasonably estimated. The valuation of such provisions is based either on experts' reports on the rectification of environmental damage or on internal estimates based on past experience. The anticipated costs of environmental liabilities are generally not discounted. However, anticipated payments are discounted when their timing and amounts are known. Once the relevant tests are performed and the necessary clean-up measures are being implemented, the corresponding provisions and accrued liabilities are adjusted to reflect the findings obtained. The amount of the provisions in each case will be influenced by the extent of the environmental damage and by the clean-up measures required by law and the regulatory authorities. Rights of recourse to third parties are only recorded if it is almost certain that they can be enforced.

        Provisions and accrued liabilities:    Provisions for loss contingencies are recorded when an obligation to a third party is probable, and its amount can be reasonably estimated. If the amount of the required provision or accrued liability can only be estimated within a certain range, the most probable amount within the range is reported. When all amounts within the range are of equal probability the lowest amount in the range is reported.

        After the adoption of SFAS 143 on October 1, 2002, liabilities for asset retirement obligations are initially reported at fair value. When a liability is recorded, the costs must be capitalized by increasing the carrying amount of the long-lived assets and depreciated over the estimated useful life. In subsequent years, the liability is subject to changes as a result of the accretion of interest and revisions to estimates.

        In accordance with FIN 45, as of January 1, 2003 provisions and accrued liabilities for certain guarantees covering third-party financial obligations and for guarantees covering changes in the value of underlying instruments have been shown at the fair value of the guarantee at the time the guarantee is issued, irrespective of the likelihood that the obligation will occur.

        Deferred taxes:    Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts and respective tax bases of assets and liabilities using enacted tax rates in effect for the years in which the differences are expected to reverse. Deferred tax assets are also recognized on net operating loss carry forwards. A valuation allowance is recorded to reduce deferred tax assets when it is more likely than not that a deferred tax asset will not be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

        Stock-based compensation:    mg has established a stock option and employee stock ownership program for its managers and staff. The compensation cost of the options issued under the stock option and employee share ownership program has been recognized in these combined financial statements if this cost is attributable to the managers and staff of the companies included in these combined financial statements. The cost of these options is accounted for at their fair value at the grant date in accordance with SFAS 123 ("Accounting for Stock-Based Compensation") and is recognized over the service period, which is usually the vesting period. The cost of the options is reported under "Selling, general and administrative expenses".

        Estimates:    The preparation of these combined financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingencies at the date of the financial statements and the reported amounts of revenues and expenses during the period. Estimates include assessing the impairment of goodwill, intangibles and other long-lived assets, valuation allowances on deferred income taxes, the collectibility of accounts receivable, the use and recoverability of inventory, product warranty claims and environmental remediation liabilities, among others.

        Additionally, factors that may cause these amounts to differ from projections are deterioration in the global economy, movements in exchange rates and interest rates, significant litigation, and changes in environmental or other statutory regulations. Production errors, the loss of key customers, and changes in funding can also impair Dynamit Nobel's future performance.

        Although such estimates are based on management's best judgment, due to the inherent uncertainties in the estimating process, actual results could differ from these estimates.

        Changes in accounting standards:    SFAS 142 was adopted on October 1, 2001. This standard describes under what conditions intangible assets are capitalized and reported separately from goodwill. SFAS 142 states that goodwill and intangible assets with an indefinite useful life are not amortized. Instead, they are tested for impairment once a year. Intangible assets with a limited useful life are still amortized. These assets are subjected to an impairment test in accordance with SFAS 144 ("Accounting for the Impairment or Disposal of Long-Lived Assets"). Due to the adoption of SFAS 142, goodwill has not been amortized since October 1, 2001. Goodwill amortization expense in fiscal 2000/2001 was US$19,545. Excluding goodwill amortization, a net income of US$118,008 would have been reported. There are no intangible assets with unlimited useful lives.

        SFAS 143 ("Accounting for Asset Retirement Obligations") was adopted as of October 1, 2002. SFAS 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which the liability is incurred if a reasonable estimate of fair value can be made. At the same time, the fair value of the liability is capitalized by increasing the carrying amount of the long-lived asset. Over the estimated life of the asset, the liability is accreted to its present value and the related capitalized charge is depreciated over the useful life of the asset. Upon adoption, Dynamit Nobel recorded a liability for asset retirement obligations of US$1,079. This obligation was based on estimated anticipated payments of US$2,575, which have been discounted at a rate of 5.5%. The carrying basis of the long-lived asset was increased by US$393. The adoption of this standard gave rise to an expense of US$686—before deferred taxes—in the statement of income. The accretion on the liability is included under the cost of sales.

        SFAS 150 ("Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity") was issued in May 2003. SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. These are reported as a liability and accounted for at their fair value. Stock options and convertible bonds issued as remuneration are exempted. SFAS 150 is applicable to financial instruments issued or modified after May 31, 2003. Dynamit Nobel first adopted this standard for existing financial instruments as of December 31, 2003, although the valuation rules pertaining to certain financial instruments are not applicable until further notice owing to FASB Staff Position No. 150-3 ("Effective Date, Disclosures, and Transition for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests under FASB Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity").

        FIN 46R ("Consolidation of Variable Interest Entities—an Interpretation of ARB No. 51 (revised)") was issued in December 2003. The primary objective of FIN 46R is to provide guidance on the identification of entities for which control is achieved though means other than through voting rights ("variable-interest entity") and how to determine whether an entity is primary beneficiary and required to consolidate it. Dynamit Nobel adopted FIN 46R as of December 31, 2003. As a result, it included two special purpose leasing entities in its combined financial statements.

        These leasing companies own laboratory facilities and one piece of real estate, which are leased to Dynamit Nobel and are used in the normal course of business. The leasing companies work exclusively for Dynamit Nobel. In the past, the laboratory leased by one of the companies had been accounted as a capital lease. The requirement to consolidate this leasing company had no material accounting impact on Dynamit Nobel's financial statements.

        The adoption of FIN 46R and consolidation of the two lessor entities increased property, plant and equipment and its bank debt by US$2,530 and US$10,166 respectively. In addition deferred income related to previous sale-and-leaseback agreement was reversed upon adoption.

C)    Acquisitions

        On March 1, 2001, all of the common shares in SYLACHIM S.A. (renamed Finorga S.A. on October 1, 2001), a producer and distributor of active ingredients for medicines based in Chasse Sur Rhône, France, were acquired for US$87,984. The purchase price comprised a cash component of US$30,693, the waiver of a debt of US$47,139 owed by the seller, and a contingent purchase price of US$10,152. The contingent purchase price component was deposited in an escrow account and paid in 2003 after a performance target had been achieved. SYLACHIM S.A. has been combined with Dynamit Nobel since March 1, 2001. The excess of the fixed consideration given over the fair value of net assets acquired was recorded as goodwill of US$18,747. The useful economic life was estimated to be 25 years. The contingent purchase price component was paid out in 2003 and resulted in an additional goodwill.

D)    Disposal of Businesses

        Fiscal 2000/2001:    Effective November 30, 2000, Dynamit Nobel sold the electroplating business of the Speciality Chemicals business unit. This generated a gain of US$25,397. The disposal included goodwill of US$1,480.

        In addition, Dynamit Nobel sold five other businesses during fiscal year 2000/01 which are not significant individually or in the aggregate involving several of its business units which resulted in gains of US$20,633 and included the disposition of goodwill of US$477.

        Fiscal 2001/2002:    Effective August 31, 2002, the ammunition business of Dynamit Nobel AG, Troisdorf, Germany, which forms part of the Custom Synthesis business, was sold. This generated a gain of US$10,679. The goodwill included in the disposal price amounts to US$1,760.

        Effective September 30, 2002, the military ignition systems activities of the Custom Synthesis business were sold at a loss of US$3,437.

        Year 2003: A controlling 60.0% interest in a business of the Advanced Ceramics unit was sold effective March 1, 2003. This disposal resulted in a loss of US$1,180.

        Effective June 10, 2003, the Glazing Sealing Compounds business belonging to the Specialty Chemicals business unit were transferred to KÖMMERLING CHEMISCHE FABRIK GmbH, Pirmasens, Germany, as part of an asset deal. The disposal generated a gain of US$6,427, which forms part of the income from discontinued operations. The assets and liabilities belonging to this business are each reported separately at December 31, 2002 as current assets and liabilities in "Other assets and accounts receivable" (US$13,332) and "Other current liabilities" (US$3,860), respectively. The assets held for sale at December 31, 2002 include goodwill of US$5,408, property, plant and equipment of US$2,364 and inventories of US$5,389, the liabilities consist of trade payables, accrued liabilities and provisions.

        As a general rule, all buyers of these businesses are entitled to indemnification against any environmental damage caused prior to the date of disposal. This indemnity also covered any damage that was not known prior to the date of disposal. Provisions and accrued liabilities of US$7,836 have been recorded at December 31, 2003 to cover for the probable contingent loss from such indemnity.

        The acquisitions and disposals of businesses do not significantly affect the comparability of the combined financial statements.

E)    Notes to the Combined Financial Statements

1)    Transactions with related parties

        The following income and expenses were generated by Dynamit Nobel's transactions with related parties:

$ '000	January 1, to December 31, 2003	October 1, to December 31, 2002	October 1, 2001 to September 30, 2002	October 1, 2000 to September 30, 2001
Sales	23,187	3,581	17,691	8,512
(thereof with mg)	(3,264)	(797)	(4,314)	(5,406)
(thereof with subsidiaries)	(19,923)	(2,784)	(13,377)	(3,106)

Other operating income	16	226	20	1,985
(thereof with mg)	(10)	(3)	(8)	(1,599)
(thereof with subsidiaries)	(6)	(223)	(12)	(386)

Other operating expenses	-367	-18	-239	—
(thereof with mg)	(-359)	(-17)	(-219)	(-)
(thereof with subsidiaries)	(-8)	(-1)	(-20)	(-)

Income from investments in subsidiaries	2,589	2,002	3,248	4,313

Interest and similar income	6,015	996	4,761	13,144
(thereof with mg)	(5,957)	(978)	(4,694)	(13,038)
(thereof with subsidiaries)	(58)	(18)	(67)	(106)

Interest and similar expenses	-9,035	-1,726	-4,171	-34,675
(thereof with mg)	(-8,672)	(-1,631)	(-3,782)	(-34,322)
(thereof with subsidiaries)	(-363)	(-95)	(-389)	(-353)

2)    Interest Expense, Net, and Other Financial Expense

        Interest expense, net, and other financial expense consist of the following:

$ '000	January 1, to December 31, 2003	October 1, to December 31, 2002	October 1, 2001 to September 30, 2002	October 1, 2000 to September 30, 2001
Income from securities and loans included in investments	34	18	21	16
Other interest and similar income	6,807	1,302	5,566	13,144
Other interest and similar expenses	-31,758	-8,119	-28,080	-36,171

Interest expense, net	-24,917	-6,799	-22,493	-23,011

Impairment of securities and long-term financial assets	-246	-59	-304	-1,141

Total	-25,163	-6,858	-22,797	-24,152

3)    Income Taxes

        Income taxes contain the following components:

$ '000	January 1, to December 31, 2003	October 1, to December 31, 2002	October 1, 2001 to September 30, 2002	October 1, 2000 to September 30, 2001
Current taxes on continued operations
German	16,680	-3	53,103	51,302
Foreign	21,541	4,227	22,830	26,732
Deferred taxes on continued operations
German	25,526	5,398	-2,459	14,796
Foreign	-2,022	2,260	7,005	1,357

Total taxes on continued operations	61,725	11,882	80,479	94,187

Taxes on discontinued operations	2,794	148	1,637	1,508

Taxes allocated to other comprehensive income	-242	979	4,405	3,847

Taxes on changes in accounting principles	-1,180	—	—	—

Total taxes	63,097	13,009	86,521	99,542

        With the exception of the explanations given below, the companies included in these financial statements are separate taxable entities:

        Tax group with mg technologies ag:    The main German operations of Dynamit Nobel are included in the combined tax return of mg Group for both corporation income tax and local trade taxes. Under the terms of the profit-and-loss transfer agreement between Dynamit Nobel and mg, the taxable income of Dynamit Nobel entities was transferred to mg technologies ag and subject to taxation at parent level. For purposes of these combined financial statements, income taxes were recognized for the German subsidiaries in the respective fiscal year as if Dynamit Nobel had been a separate taxable entity, excluding the tax-sharing agreement with mg technologies ag.

        Tax-sharing agreement in the U.S.:    Since February 1, 2000, a tax-sharing agreement has existed between the North American subsidiaries and the parent company MG North America Holdings Inc. Under this agreement, the North American subsidiaries are part of a consolidated tax group and are therefore included in the consolidated federal tax return of the parent MG North America Holdings Inc. A large proportion of this tax group is not included in these combined financial statements. In accordance with SFAS 109 ("Accounting for Income Taxes"), the income taxes attributable to the companies included in these combined financial statements were computed as if these companies were standalone taxable entities. According to these calculations, the federal tax net operating loss carryforward at December 31, 2003 amounted to approximately US$61,685 million for these companies. As some of these losses were utilized by offsetting against profits within the group, the losses carried forward at December 31, 2003 would amount to approximately US$27,854 million if these companies were to leave the group. The liabilities owed by Dynamit Nobel's North American subsidiaries to MG North America Holdings Inc. amounted to US$971 at December 31, 2003 (December 31, 2002: US$86; September 30, 2002: US$94; September 30, 2001: US$98).

        Restructuring in Germany:    In the stub-period 2002, mg technologies ag implemented a tax planning strategy to use net operating loss carry-forwards generated by mg entities that are not combined with Dynamit Nobel. The strategy involves the transfer of beneficial ownership of a significant position of Dynamit Nobel's German assets and liabilities to mg technologies ag.

        The transfer of beneficial ownership of these business operations to mg gave rise to taxable capital gains which, under the existing profit and loss transfer agreement, were subject to taxes at mg level. If Dynamit Nobel had been a separate taxable entity these capital gains would have given rise to current tax expense in Germany for the stub period 2002. At the same time, this transfer of beneficial ownership and the resulting capital gain established a higher tax basis of those assets and the potential for future tax deductions through higher depreciation and amortization.

        Deferred taxes are computed on those temporary deductible differences using applicable tax rates which, according to the enacted law at the balance sheet date, will apply on the date on which the temporary differences are likely to be realized. As the tax base resulted from the transaction with mg, the owner of Dynamit Nobel, the resulting deferred tax asset was reported as a deemed contribution from mg.

        The changes to Germany's overall tax rates are outlined below:

        In fiscal 2000/2001 allowing for the effects of the solidarity surcharge, the corporation tax rate in Germany was 42.2%.

        Since fiscal 2001/2002, a uniform corporation tax rate of 25.0% has applied to German corporations. Under Germany's flood victims' solidarity legislation of September 19, 2002, the rate of German corporation tax for 2003 was raised on a one-off basis by 1.5 percentage points to 26.5%.

        At December 31, 2002, German companies therefore computed deferred taxes for 2003 based on the corporation tax rate of 26.5% applicable for this year (a total rate of 28.0% including the solidarity surcharge). German companies' computation of deferred taxes was thus based on the pertinent tax rates of 26.4% and 28.0% and the relevant local trade tax rates of 13.3% and 13.0% respectively. The calculation of German companies' deferred taxes was therefore based on an overall rate of 39.7% and 41.0% respectively. The impact of this tax increase due to the flood victims' solidarity legislation, which was limited to one year, was not of material importance. At December 31, 2003, German companies calculated their deferred taxes based on an overall tax rate of 39.7%.

        The main items of the reconciliation from the anticipated tax expense to the tax expense actually reported are non-deductible expenses, tax-exempt income, foreign tax rate differential, and changes in the valuation allowance on deferred tax assets.

        Deferred tax assets and liabilities are recognized for all temporary differences between the amounts reported for tax purposes and those in the combined financial statements. Furthermore, deferred tax assets are recognized for losses carried forward. A valuation allowance is established to reduce the deferred tax assets to a level that is more likely than not to be realized. Deferred tax liabilities on retained earnings at foreign entities of Dynamit Nobel were not established because these earnings are not intended to be paid out as dividends in the future, but constitute a permanent investment. It is not practicable to determine the amount of potential deferred taxes on these earnings at this time.

        The primary components of deferred tax assets and liabilities and the related valuation allowances result from adjustments in the following items:

$ '000	December 31, 2003	December 31, 2002	September 30, 2002	September 30, 2001
Deferred tax assets
Net operating loss carryforwards	35,162	42,007	35,131	32,447
Intangible assets	372,428	326,601	8,084	10,582
Inventories	2,526	2,402	2,547	2,176
Receivables/Liabilities	33,155	15,212	15,189	16,494
Pension and other postretirement benefits	31,368	27,483	25,456	19,316
Other provisions and accruals	12,630	7,236	8,854	7,083
Deferred income	4,302	5,226	5,138	4,633
Other	1,586	4,568	5,840	9,980

Total	493,157	430,735	106,239	102,711
Less valuation allowance	-17,932	-21,390	-21,295	-20,698

Total deferred tax assets	475,225	409,345	84,944	82,013
Deferred tax liabilities
Intangible assets	-28,755	-30,405	-29,907	-23,904
Property, plant and equipment	-57,160	-42,249	-58,498	-54,850
Inventories	-7,267	-8,297	-7,284	-6,436
Other provisions and accruals	-1,718	-2,137	-3,719	-3,341
Other	-5,831	-8,611	-3,700	-10,712

Total deferred tax liabilities	-100,732	-91,699	-103,108	-99,243

Total deferred tax assets, net	374,494	317,646	-18,164	-17,230

        At December 31, 2003, the Group reported corporate tax net operating loss carryforwards of US$84,014 million and German trade tax net operating losses of US$1,240 million. The losses of foreign companies can usually only be carried forward for a limited period. A valuation allowance of US$14,547 million has been established against the total net operating losses.

        Significant foreign losses carried forward:

Expiration date	$ million
2006	1.8
2007	4.3
2008	3.0
2009	1.0
2010	2.3
up to 2023	18.8

Total	31.2

        The valuation allowance at September 30, 2001 was US$20,128. During the periods ending September 30, 2002, December 31, 2002 and December 31, 2003, the valuation allowance decreased by US$983, US$1,200 and US$6,989, respectively.

4)    Cash and Cash Equivalents

        Cash and cash equivalents consist of the following:

$ '000	December 31, 2003	December 31, 2002	September 30, 2002	September 30, 2001
Cash and cash equivalents less than three months	7,832	7,007	9,435	10,718
Cash and cash equivalents greater than three months	—	—	68	—

Total cash and cash equivalents	7,832	7,007	9,503	10,718

        Restricted cash of US$54 were held at September 30, 2002 (September 30, 2001: US$87) and is included in cash and cash equivalents less than three months.

        The Cash flow statements include the following interest, tax payments and noncash investing activities:

$ '000	January 1, to December 31, 2003	October 1, to December 31, 2002	October 1, 2001 to September 30, 2002	October 1, 2000 to September 30, 2001
Cash paid for interest	29,893	7,146	25,405	26,832
Cash paid for taxes	10,773	6,133	17,203	17,956
Acquisition of Finorga
Cash paid, net of cash acquired	12,894	—	—	29,766
Debt forgiven	—	—	—	47,139
Goodwill	12,894	—	—	18,747
Other assets acquired/liabilities assumed	—	—	—	58,157

5)    Trade Receivables

        Valuation allowances on trade receivables are as follows:

$ '000	December 31, 2003	December 31, 2002	September 30, 2002	September 30, 2001
Trade receivables	205,312	161,731	181,214	164,153
Less valuation allowance	-4,943	-3,106	-3,123	-3,440

Total	200,369	158,625	178,091	160,713

6)    Accounts Receivable from and Liabilities to Related Parties

        Current and non-current accounts receivable from related parties consist of the following:

$ '000	December 31, 2003	December 31, 2002	September 30, 2002	September 30, 2001
Current
Accounts receivable from mg	60,402	20,906	21,230	2,180
Accounts receivable from subsidiaries	12,229	8,147	7,706	7,136

Current accounts receivable from related parties	72,631	29,053	28,936	9,316

Non-current
Accounts receivable from mg	—	7,614	14,292	19,842
Accounts receivable subsidiaries	—	37	—	—

Non-current accounts receivable from related parties	—	7,651	14,292	19,842

Total	72,631	36,704	43,228	29,158

        Current and non-current liabilities to related parties consist of the following:

$ '000	December 31, 2003	December 31, 2002	September 30, 2002	September 30, 2001
Current
Liabilities to mg	209,165	171,131	269,052	127,986
Provisions and accrued liabilities to mg	—	83	78	72
Liabilities to subsidiaries	10,985	9,630	9,595	8,689

Current liabilities to related parties	220,150	180,844	278,725	136,747

Non-current
Liabilities to mg	31,575	34,956	32,866	38,045
Liabilities to subsidiaries	—	2	2	—

Non-current liabilities to related parties	31,575	34,958	32,868	38,045

Total	251,725	215,802	311,593	174,792

7)    Inventories

$ '000	December 31, 2003	December 31, 2002	September 30, 2002	September 30, 2001
Raw materials and supplies	79,877	75,004	55,074	56,362
Work in process	55,000	49,995	52,409	56,426
Finished goods	121,585	107,309	89,128	94,617
Merchandise	19,887	15,324	14,818	21,760

Total	276,349	247,632	211,429	229,165

8)    Property, Plant and Equipment

        Property, plant and equipment are broken down as follows:

$ '000	December 31, 2003	December 31, 2002	September 30, 2002	September 30, 2001
Lands	160,487	135,485	129,895	125,673
Buildings, including buildings on land owned by others	558,581	454,578	427,976	376,613
Mining rights	24,404	24,403	24,403	24,504
Plant and equipment	1,411,979	1,131,308	1,046,384	943,797
Other plant, office furniture and equipment	228,420	191,283	180,320	168,088
Construction in progress	88,088	75,617	78,533	93,414

	2,471,959	2,012,674	1,887,511	1,732,089
Accumulated depreciation	-1,553,764	-1,246,495	-1,163,599	-1,068,806
(thereof current depreciation)	(-88,584)	(-19,851)	(-77,893)	(-78,690)

Total	918,195	766,179	723,912	663,283

        Property, plant and equipment include land and buildings, plant and equipment, and office furniture and equipment recorded under capital leases. The changes in the values of these leased assets are as follows:

$ '000	December 31, 2003	December 31, 2002	September 30, 2002	September 30, 2001
Land	148	123	115	107
Buildings	49,368	40,992	38,541	35,691
Plant and equipment	169	119	119	3,431
Other plant, furniture and equipment	9,594	9,139	8,135	4,634

	59,279	50,373	46,910	43,863
Accumulated depreciation	-13,547	-10,755	-9,076	-7,506
(thereof current depreciation)	(-2,899)	(-699)	(-3,120)	(-2,071)

Total	45,732	39,618	37,834	36,357

        The leases on real estate relate to two properties. The lease term on one property runs through 2019 and thereafter the lease is automatically extended by one year at a time, with a notice period of three years. There is an option to purchase the property at its residual value once the minimum lease term has expired. The initial lease term on the other property expired in 2002 and the lease has been extended on a revolving basis. There is an option to purchase the property at its carrying amount plus a premium.

        The decrease in "Office furniture and equipment" at December 31, 2003 is due to the consolidation of the leasing company in accordance with FIN 46R.

        Property, plant and equipment include buildings and plant and equipment which are leased by Dynamit Nobel to a third party under the terms of an operating lease:

$ '000	December 31, 2003
Buildings	5,614
Plant and equipment	10,531

16,145
Accumulated depreciation	-9,608
(thereof current depreciation)	(-962)

Total	6,537

        Future minimum lease payments on assets under operating leases amount to US$1,614 annually for each of the next five years.

9)    Other Intangible Assets

        Other intangible assets consist of the following:

$ '000	December 31, 2003	December 31, 2002	September 30, 2002	September 30, 2001
Patents, licenses, trademarks and similar rights and assets, including licenses for such rights and assets	50,488	40,564	37,519	24,906
Software	18,594	15,841	14,760	13,816
Intangible pension asset	1,041	2,194	2,351	2,952

	70,123	58,599	54,630	41,674
Accumulated amortization	-50,176	-38,707	-35,395	-29,321
(thereof current amortization)	(-5,799)	(-1,219)	(-4,960)	(-5,064)

Total	19,947	19,892	19,235	12,353

        The estimated future amortization expense related to intangible assets during the five succeeding years is as follows:

$ '000	December 31, 2003
2004	5,743
2005	4,332
2006	2,926
2007	1,865
2008	1,128

10)  Goodwill

        Changes in the carrying amount of goodwill are as follows:

$ '000	December 31, 2003	December 31, 2002	September 30, 2002	September 30, 2001
Carrying amount at beginning of year	380,358	377,314	378,507	377,086
Additions	12,894	—	20	27,216
Disposals	—	—	-2,084	-2,011
Reclassification	—	—	-2,740	-5,515
Amortization				-19,545
Foreign currency exchange rate effect	11,995	3,044	3,611	1,276

Carrying amount at end of year	405,247	380,358	377,314	378,507

        The amortization of goodwill was discontinued at the beginning of the 2001/2002 fiscal year as of October 1, 2001 in accordance with SFAS 142. Instead, goodwill is tested for impairment on an annual basis. In none of the periods shown did such tests result in any goodwill impairment.

11)  Debt

        Current- and non-current debt consist of the following:

$ '000	December 31, 2003	December 31, 2002	September 30, 2002	September 30, 2001
Current
Liabilities to banks	180,705	126,790	105,411	121,709
Liabilities under capital leases	2,726	2,796	2,686	1,896

Current debt including portions of non-current debt classified as current	183,431	129,586	108,097	123,605

Non-current
Preferred stock of subsidiary	21,504	19,345	18,796	17,616
Liabilities to banks	169,461	145,105	39,918	86,754
Liabilities under capital leases	40,662	37,144	35,400	33,535

Non-current debt	231,627	201,594	94,114	137,905

Total	415,058	331,180	202,211	261,510

        "Liabilities to banks" primarily relate to the US$230,000 loan to finance the 1998 acquisition of Chemetall Foote Corp., Delaware, U.S.A., (previously Cyprus Foote Mineral Company). Beginning in 2000, this loan is being repaid under scheduled principal repayments until September 29, 2006. At December 31, 2003, the balance of the loan outstanding amounted to US$105,200 (December 31, 2002: US$45,600; September 30, 2002: US$0; September 30, 2001: US$0). In prior years Dynamit Nobel had temporarily repaid this loan a few days before the end of the period. The loan was then drawn upon again subsequent to these balance sheet dates. The interest rate on the loan is LIBOR (US$) plus a margin of 50 basis points through September 30, 2004, after which it will be LIBOR (US$) plus a margin of 60 basis points. The loan agreement contains covenants obliging a combined entity to maintain a certain amount of shareholders' equity as well as debt-to equity ratios and earnings-to-interest ratios. If one of these covenants is breached, the lender is entitled to call the loan. The loan agreement contains a change of control provision that entitles the lender to call the loan in such a case.

        The average interest rate payable on the other liabilities to banks outstanding at December 31, 2003 is 4.63% (December 31, 2002: 4.77%; September 30, 2002: 4.90%; September 30, 2001: 5.57%). The interest rates on any floating-rate loans are hedged. The majority of loans are denominated in euros and the residual terms of these loans vary between one and eight years at December 31, 2003. Some of the loans contain covenants obliging the borrower to perform or refrain from certain actions or allow the loan to be terminated if certain events occur. One loan with a balance of US$16,144 at December 31, 2003 can be called if a change in control occurs.

        The fair value of liabilities to banks amounted to US$351,202 at December 31, 2003 (December 31, 2002: US$273,580; September 30, 2002: US$146,247; September 30, 2001: US$210,363).

The fair value is calculated by discounting the future cash flows at a credit risk adjusted risk free interest rate.

        The initial consolidation of the two leasing entities at December 31, 2003 in accordance with the adoption of FIN 46R increased the liabilities to banks by US$10,166 and reduced the liabilities under capital leases by US$2,545.

        The preferred stock relates to Chemetall Plc. 12 million shares with a par value of £1 each. The shares were issued on August 22, 1988 and will be redeemed by the issuer at their par value on July 3, 2008 and may be called at an earlier date. The shares have a liquidation preference and pay an annual dividend of 9.0% of their par value. The dividend is payable on January 3 and July 3 of each year. If, in the opinion of management, the level of profit reported does not allow the payment of a dividend, the dividend arrearage must be paid in subsequent years. The preferred stock does not confer any voting rights unless the payment of the dividend or redemption price is more than six months in arrears or a vote is being held on the company's liquidation or a capital reduction. The terms and conditions governing the issuance of the preferred stock contain covenants obliging the issuer to maintain a certain debt/equity ratio.

        The future minimum lease payments under capital leases are as follows:

$ '000	December 31, 2003
2004	5,555
2005	4,377
2006	4,250
2007	4,108
2008	4,095
Thereafter	41,078

Minimum lease payments	63,463

Less amounts representing interest	-20,075

Liabilities under capital leases	43,388
(thereof current portion)	2,726

        The maturities of all financial liabilities, excluding the separately shown liabilities under capital leases, are as follows:

$ '000	December 31, 2003
2004	180,705
2005	42,941
2006	46,636
2007	10,000
2008	33,990
Thereafter	57,397

Total	371,669

        At December 31, 2003, total debt of US$47,755 (December 31, 2002: US$43,838; September 30, 2002: US$17,355; September 30, 2001: US$8,615) was collateralized by mortgages on land and buildings.

        At December 31, 2003, Dynamit Nobel maintained unutilized credit lines of US$40,229. No charges were incurred for the provision of these credit lines.

12)  Provisions for Pensions and Similar Obligations

        Provisions for pensions and similar obligations relate to:

$ '000	December 31, 2003	December 31, 2002	September 30, 2002	September 30, 2001
Pension plans	258,540	205,913	193,251	173,504
Other postretirement benefits	14,682	12,454	11,910	10,709
Other accrued pension-related obligations	2,607	2,442	2,489	1,385

Total	275,829	220,809	207,650	185,598

  a)
  Defined-benefit pension plans

  aa)
  Pension liabilities and funded status

        Pension benefits are provided to the majority of employees of the companies included in these combined financial statements. The benefits in Germany usually consist of entitlements to future pension payments. The employees generally receive fixed pension amounts per year of service. The subsidiaries outside Germany operate country-specific pension plans, some of which are funded. Benefit obligations in Germany are primarily unfunded.

        The two tables below show pension liabilities, plan assets, and the funded status for defined benefit pension plans at the companies classified as continuing operations.

					October 1, 2001 to September 30, 2002
	January 1, to December 31, 2003		October 1, to December 31, 2002				October 1, 2000 to September 30, 2001
$ '000						Foreign
	German	Foreign	German	Foreign	German		German	Foreign
Changes in projected benefit obligation
Projected benefit obligation at beginning of year	178,455	138,791	167,209	130,944	155,327	120,833	154,759	116,845
Service cost	2,935	5,377	614	638	2,656	4,661	2,229	4,375
Interest cost	10,962	6,973	2,489	874	9,963	5,855	9,473	5,477
Employee contributions	—	1,439	—	340	—	1,033	—	1,063
Actuarial loss (+) / gain (-)	16,286	-2,148	-23	1,766	1,067	-2,538	8	-3,117
Acquisitions	—	—	—	—	—	—	33	—
Disposals	-332	—	—	—	-5,585	-1,859	—	—
Plan redemptions / reductions	-469	—	—	—	—	—	-2,816	—
Plan changes	—	—	—	—	—	48	—	176
Currency translation adjustment	38,136	15,715	10,787	6,309	13,352	9,480	333	335
Benefits paid	-13,129	-4,931	-2,621	-2,080	-9,571	-6,569	-8,692	-4,321

Projected benefit obligation at end of year	232,844	161,216	178,455	138,791	167,209	130,944	155,327	120,833

Changes in plan assets
Fair value of plan assets at beginning of year	10,017	113,062	9,390	106,161	9,470	100,467	10,284	111,359
Expected return on plan assets	359	6,983	65	657	462	6,010	629	6,668
Actuarial loss (-) / gain (+)	-158	-1,652	—	765	-1,217	-7,122	-1,515	-18,342
Employer contributions	1,010	5,488	210	1,595	769	4,311	841	3,797
Employee contributions	—	1,439	—	340	—	1,033	—	1,063
Currency translation adjustment	2,091	13,273	599	5,624	791	8,031	18	243
Benefits paid	-1,199	-4,931	-247	-2,080	-885	-6,569	-787	-4,321

Fair value of plan assets at end of year	12,120	133,662	10,017	113,062	9,390	106,161	9,470	100,467

12)  Provisions for Pensions and Similar Obligations

	December 31, 2003		December 31, 2002		September 30, 2002		September 30, 2001
$ '000
	German	Foreign	German	Foreign	German	Foreign	German	Foreign
Funded status	220,724	27,554	168,438	25,729	157,819	24,783	145,857	20,366
Unrecognized transition obligation	-2,157	-200	-4,179	-359	-4,490	-378	-6,237	-485
Unrecognized service cost arising from retroactive plan changes	—	-197	—	-227	—	-234	—	-215
Unrecognized actuarial losses (-) / gains (+)	-4,696	-21,251	9,098	-21,323	8,628	-20,494	9,700	-15,850

Net amount recognized	213,871	5,906	173,357	3,820	161,957	3,677	149,320	3,816

The amount recognized is included under the following balance sheet items:
Provisions for pensions and similar obligations	241,630	16,912	190,251	15,663	178,312	14,939	160,212	13,292
Prepaid expenses	—	-1,748	—	-1,899	—	-1,549	—	-1,851
Other intangible assets	-1,022	-19	-1,977	-217	-2,126	-225	-2,952	—
Accumulated other comprehensive income/loss	-26,737	-9,239	-14,917	-9,727	-14,229	-9,488	-7,940	-7,625

Net amount recognized	213,871	5,906	173,357	3,820	161,957	3,677	149,320	3,816
	January 1, to December 31, 2003		October 1, to December 31, 2002		October 1, 2001 to September 30, 2002		October 1, 2000 to September 30, 2001
$ '000
	German	Foreign	German	Foreign	German	Foreign	German	Foreign
Employer contributions	1,010	5,488	210	1,595	769	4,311	841	3,797
Employee contributions	—	1,439	—	340	—	1,033	—	1,063
Payments	13,129	4,931	2,621	2,080	9,571	6,569	8,692	4,321

        Employer contributions of US$7,155 in connection with defined benefit pension plans are expected in 2004 (German: US$568 and; foreign: US$6,587).

ab) Measurement of the additional minimum pension liability

        The decrease of US$5,622, increase of US$556, decrease of US$6,426 and decrease of US$11,184 in the minimum pension liability in 2003, stub period 2002, 2001/2002, and 2000/2001, respectively are included in "Accumulated other comprehensive income/loss".

        The accumulated benefit obligation is US$378,910 at December 31, 2003 and at December 31, 2002 it is US$304,565. At September 30, 2002 it is US$285,805, and at September 30, 2001 it is US$262,176.

ac) Net periodic pension cost

        Net periodic pension cost for German and foreign pension plans is as follows:

	January 1, to December 31, 2003		October 1, to December 31, 2002		October 1, 2001 to September 30, 2002		October 1, 2000 to September 30, 2001
$ '000
	German	Foreign	German	Foreign	German	Foreign	German	Foreign
Service cost	2,935	5,377	614	638	2,656	4,661	2,229	4,375
Interest cost	10,962	6,973	2,489	874	9,963	5,855	9,473	5,477
Expected return on plan assets	-359	-6,983	-65	-657	-462	-6,010	-629	-6,668
Amortization of unrecognized transitional amount	2,568	188	569	—	2,088	139	2,022	131
Amortization of service cost arising from retroactive plan changes	—	29	—	38	—	72	—	26
Amortization of unrecognized net actuarial losses (+) / gains (-)	232	969	-48	226	-340	790	-405	1
Net periodic pension cost	16,338	6,553	3,559	1,119	13,905	5,507	12,690	3,342

ad) Valuation assumptions used

        The assumptions made about the discount rate, future compensation increases, and long-term returns on plan assets, which are used to calculate the accumulated benefit obligation and the net periodic pension cost, vary according to the economic climate in the country in which the pension entitlements were granted and in line with the prevailing capital market conditions. The computation of the accumulated postretirement benefit obligation is based on the actuarial assumptions below (weighted averages).

	December 31, 2003		December 31, 2002		September 30, 2002		September 30, 2001
	German	Foreign	German	Foreign	German	Foreign	German	Foreign
Discount rate	5.50%	4.90%	6.00%	4.91%	6.00%	4.95%	6.50%	4.97%
Rate of compensation increase	3.00%	2.86%	3.00%	2.81%	3.00%	2.82%	3.00%	3.39%

        The actuarial assumptions used to calculate the projected benefit obligation at the relevant balance sheet date are used to compute the interest cost and the cost of pension entitlements arising in the following year. In addition, the long-term returns anticipated at this time are used to determine the returns on plan assets in the following year. The computation of the net periodic pension cost is based on the actuarial assumptions below (weighted averages).

	December 31, 2003		December 31, 2002		September 30, 2002		September 30, 2001
	German	Foreign	German	Foreign	German	Foreign	German	Foreign
Discount rate	5.50%	4.91%	6.00%	4.95%	6.50%	4.97%	6.50%	5.09%
Rate of compensation increase	3.00%	2.81%	3.00%	2.82%	3.00%	3.39%	3.00%	3.33%
Expected long-term return on plan assets	3.52%	6.01%	2.77%	5.77%	4.89%	6.00%	6.49%	6.26%

        The expected long-term return on plan assets is based on local assumptions and the valuation of German and foreign plan assets at their fair value.

        The date on which pension plans are valued is the balance sheet date, i.e. December 31 or September 30 for all German plans and the majority of foreign plans prior to the change of mg's fiscal year.

        During the stub period from October 1 through December 31, 2002, no comprehensive actuarial calculations were carried out for any German pension plan or for some foreign plans. Instead, the actuarial parameters available at September 30, 2002 were used to estimate the accrued pension liability, the projected benefit obligation, and the plan assets. Net periodic pension cost for the stub period is based on one quarter of the estimated cost for the twelve month period ending September 30, 2003. Furthermore, the pension payments made during the stub period 2002 as well as the employer and employee contributions to plan assets were recognized based on actual amounts. The computation of pension cost for 2003 is based on the projected benefit obligation at December 31, 2002.

b) Defined-contribution pension plans

        The individual companies included in these combined financial statements offer various postretirement benefits in the form of defined-contribution pension plans. The pension obligation for these plans resides not with the companies themselves but with the respective pension provider. Total payments to the pension providers of US$2,463 were made in 2003 (stub period 2002: US$757; 2001/2002: US$1,902; 2000/2001: US$1,755).

c) Other postretirement benefits

        In addition to pensions and similar benefits, certain retired employees in Germany are provided with postretirement benefits for private health insurance premiums. Outside Germany, one company in the U.S. provides various retirees with postretirement benefits for health insurance and life assurance.

        The three tables below show accumulated postretirement benefit obligations as well as the reconciliation of the funded status to the amount reported in the balance sheet. They also show the relevant employer and employee contributions, the payments made, and the net periodic cost of other postretirement benefits.

	December 31, 2003		December 31, 2002		September 30, 2002		September 30, 2001
$ '000
	German	Foreign	German	Foreign	German	Foreign	German	Foreign
Accumulated postretirement benefit obligations at end of year	11,140	3,391	8,113	3,298	7,571	3,134	6,538	3,147

Funded status	11,140	3,391	8,113	3,298	7,571	3,134	6,538	3,147
Unrecognized service cost arising from retroactive plan changes	—	107	—	-260	—	-264	—	-444
Unrecognized actuarial losses (-) / gains (+)	-901	945	77	1,227	74	1,396	185	1,282

Net amount recognized	10,239	4,443	8,190	4,265	7,645	4,266	6,723	3,985

	January 1, to December 31, 2003		October 1, to December 31, 2002		October 1, 2001 to September 30, 2002		October 1, 2000 to September 30, 2001
$ '000
	German	Foreign	German	Foreign	German	Foreign	German	Foreign
Employer contributions	—	121	—	29	—	74	—	75
Employee contributions	—	40	—	7	—	32	—	26
Payments	485	161	86	36	311	106	292	101
Net periodic cost	648	300	143	85	540	295	532	353

        No separate plan assets are held to fund the other postretirement benefits.

        Employer contributions of US$133 in connection with additional postretirement benefits are expected in 2004 (German: US$0; foreign: US$133).

        The assumptions used to calculate the accumulated postretirement benefit obligation and the net periodic cost vary according to the economic climate of the country in which the additional postretirement benefits were provided and in line with the prevailing capital market conditions. The computation of the accumulated postretirement benefit obligation is based on the actuarial assumptions below (weighted averages).

	December 31, 2003		December 31, 2002		September 30, 2002		September 30, 2001
	German	Foreign	German	Foreign	German	Foreign	German	Foreign
Discount rate	5.50%	6.25%	6.00%	6.75%	6.00%	7.00%	6.50%	7.50%

        The actuarial assumptions used to calculate the accumulated postretirement benefit obligation at the relevant balance sheet date are used to compute the interest cost and the cost of additional postretirement benefits arising in the following year. The calculation of the net periodic cost is based on the actuarial assumptions below (weighted averages).

	January 1, to December 31, 2003		October 1, to December 31, 2002		October 1, 2001 to September 30, 2002		October 1, 2000 to September 30, 2001
	German	Foreign	German	Foreign	German	Foreign	German	Foreign
Discount rate	5.50%	6.75%	6.00%	7.00%	6.50%	7.50%	6.50%	7.50%

        The changes in the healthcare cost trend over time are as follows:

	January 1, to December 31, 2003		October 1, to December 31, 2002		October 1, 2001 to September 30, 2002		October 1, 2000 to September 30, 2001
	German	Foreign	German	Foreign	German	Foreign	German	Foreign
Healthcare cost trend for the following year	4.00%	9.00%	4.00%	9.50%	4.00%	9.50%	4.00%	9.50%

Level to which the cost trend is likely to fall (final rate)	—	5.00%	—	5.00%	—	5.00%	—	5.00%

Year in which the final rate will be reached	—	2011	—	2011	—	2011	—	2010

        The healthcare cost trend for German additional postretirement benefits has remained constant at 4.0% in recent years. This rate is not expected to change in the next few years and it is therefore not possible to state the probable final rate for German additional postretirement benefits or the year in which this final rate will be reached.

        The measurement dates used are mostly the same as those used for pension plans.

13)  Other Provisions and Accrued Liabilities

        Current- and non-current provisions and accrued liabilities consist of the following:

$ '000	December 31, 2003	December 31, 2002	September 30, 2002	September 30, 2001
Current
Taxes	9,264	8,725	11,062	12,441
Personnel	55,927	45,398	44,921	57,870
Environmental and clean-up costs	2,459	1,715	1,824	1,226
Guarantees	2,646	2,301	2,611	4,115
Rebates	5,901	3,451	3,424	3,253
Outstanding invoices from suppliers	16,512	13,760	12,421	12,269
Loss provisions	9,878	2,897	2,776	1,075
Other	20,533	20,461	19,185	23,358

	123,120	98,708	98,224	115,607

Non-current
Taxes	332	2,067	2,018	3,839
Personnel	18,874	12,204	22,945	15,472
Environmental protection and recultivation	21,471	12,919	13,675	14,217
Guarantees	505	73	—	—
Asset retirement obligations	1,085	1,028	—	—
Other	213	357	68	6,283

	42,480	28,648	38,706	39,811

Total	165,600	127,356	136,930	155,418

        Provisions and accrued liabilities for taxes relate to current taxes and were largely established to cover foreign tax liabilities and future tax audits.

        Provisions for personnel expenditures largely comprise bonuses, vacation not yet taken, anniversaries, part-time retirement, and accumulated overtime hours.

        Provisions for environmental protection and recultivation totaled US$23,930 at December 31, 2003 (December 31, 2002: US$14,634; September 30, 2002: US$15,499; September 30, 2001: US$15,443). These provisions largely relate to soil decontamination, treatment of effluents, and the clean-up of landfill sites. In addition to the recorded liabilities, there is a further maximum potential liability risk of US$11,056 at December 31, 2003.

        The cost of cleaning up two landfill sites is being borne by several companies, and the cost of one of these sites is additionally being borne by the local authorities. The share of the cost borne by each of the parties involved is determined by the volume of waste they have dumped at these landfill sites. The share of the cost borne by Dynamit Nobel is 3.9% for one site and less than 1,0% for the other. However, if one of the parties involved is unable to bear its share of the cost, its share is borne jointly by the other parties. At December 31, 2003, there was no indication that it would be necessary for Dynamit Nobel to bear such additional costs.

        At December 31, 2003, two environmental liabilities involving cash flows of US$10,893 and US$2,373 are reported at their net present values of US$6,315 and US$1,892 respectively. The first of these amounts was discounted at a rate of 5.0% and the second at 5.5%. The first of the provisions covers a groundwater decontamination liability and its estimated costs are based on calculations conducted by internal and external experts. Decontamination of the site is expected to be completed in 2029. The second of the provisions relates to the piping for a ditch which is being planned and installed by the local waste treatment authority. This provision was first established on September 30, 2000. The measurement of the provision at December 31, 2003 is based on the assumption that the implementation of these remediation measures will commence in 2007. For both provisions the following payments are expected to be made in subsequent years:

$ '000	December 31, 2003
2004	632
2005	410
2006	410
2007	2,784
2008	410
Thereafter	8,621

Total	13,267

        The table below shows the changes in current and non-current provisions for product warranties. Most warranties run for a term between one and two years in accordance with the legal and contractual provisions.

$ '000	December 31, 2003	December 31, 2002
Balance at beginning of year	2,374	2,611
Payments	-285	-167
Provision for new warranties	1,253	153
Changes in estimates	-701	-369
Foreign currency exchange rate effect	510	146

Balance at end of year	3,151	2,374

        The asset retirement obligation relates to the removal of evaporation basins of brine which are used to produce lithium and the sealing of related bore holes. Removal is expected to commence in 2019 and no payments will be incurred prior to this date. The changes in this provision are as follows:

$ '000	December 31, 2003	December 31, 2002
Balance at beginning of year	1,028	1,015
Accrued interest	57	13

Balance at end of year	1,085	1,028

14)  Minority Interests

        The minority interest at December 31, 2003 relates to the 0.05% outstanding interest in DNVJ Vermögensverwaltung GmbH. Minority interests in prior years essentially consisted of the 40.0% interest in CeramTec Heimbach Dewatering Technology GmbH, which was sold in 2003.

15)  Stock-Based Compensation

Stock option program

        Employees of Dynamit Nobel participate in either the mg's stock option program for executives or in the employee share ownership program, which was expired in 2003. The stock option program is offered annually to executives of the mg Group in tranches, each of which runs for a period of three years. The options can only be exercised if a certain targeted profit increase with respect to mg's pre-tax earnings per share during the three-year period is met. The purchase price for one mg share is determined by dividing the share's market price by the profit increase factor at the time of exercise. Of the total options that had been issued by mg at December 31, 2003, 660,000 (December 31, 2002: 593,000; September 30, 2002: 593,000; September 30, 2001: 452,000) had been issued to executives of Dynamit Nobel.

        The fair value of the options is estimated at the grant date using a modified Black-Scholes model. The fair values of awards granted under the stock option program (expense per option) were computed based on the following assumptions:

Year of grant	2003	2002	2001
Fair value at grant date	US$1.69 per option	US$1.82 per option	US$1.86 per option
Assumptions used:
Volatility of mg's share price over a three-year period	56.4%	51.4%	40.6%
Volatility of EPS increase	60.9%	47.4%	39.0%
Correlation coefficient between stock yield and EPS	0.4241	0.3102	0.3058
Risk-free interest rate	2.46%	4.42%	4.68%
Dividend yield	2.7%	1.0%	1.0%

Employee share ownership program

        Under the employee share ownership program, employees can purchase shares of mg. Eligible participants are all mg Group employees resident in Germany who have an in force employment or training contract at the time they agree to participate in the program and at the time the two-year subscription period expires. These employees may only participate and acquire stock-purchasing rights in their own name and for their own account. The stock-purchasing rights may not be transferred or pledged. Once they have agreed to participate in the program, all eligible employees have the right to purchase either 50, 100 or 200 shares two years after they enroll in the programm.

        The purchase price for employees is calculated as the average of the closing prices for mg shares in Xetra trading on the Frankfurt Stock Exchange over the five trading days following the Annual Shareholders' Meeting of mg technologies ag in the year of the respective agreement to participate in the employee share ownership program, and is fixed on the last of these five trading days, i.e. the purchase price is fixed at the start of the respective employee share ownership program tranche, two years prior to the exercise period.

        During the exercise period, participants can choose to buy the shares and place them in a securities account, or to buy and immediately sell them, or not to exercise their stock-purchasing rights at all. In order to prevent employees from suffering losses if mg's share price performs poorly, their agreement to exercise their stock-purchasing rights is only valid (and is therefore merely conditional) if mg's share price is above the purchase price at the time the stock-purchasing right is exercised.

        If the right to purchase shares on this basis has not been exercised by the time the exercise period expires, the respective employees' stock-purchasing rights expire and their initial deposit is returned with accumulated interest.

        Options for the purchase of 49,400 mg shares had been issued under the employee share ownership program at December 31, 2003 (December 31, 2002: 123,000 shares; September 30, 2002:

128,700 shares; September 30, 2001: 135,050 shares). In the past, it has not been possible to exercise any of the stock-purchasing rights.

        The fair value of these options is calculated at their grant date using a Black-Scholes model. The fair value of each option under the 2002 employee share ownership program was US$2.46 at their grant date; the fair value of each option under the 2001 employee share ownership program was US$2.14.

        Aggregate compensation expense recognized for the stock option program and the employee share ownership program amounted to US$505 in 2003 (2002: US$127; 2001/2002: US$458; 2000/2001: US$303).

16)  Accumulated Other Comprehensive Income/Loss

        Changes in the components of accumulated other comprehensive income/loss are as follows:

$ '000	January 1, to December 31, 2003	October 1, to December 31, 2002	October 1, 2001 to September 30, 2002	October 1, 2000 to September 30, 2001
Accumulated other comprehensive income/loss at beginning of year	-189,554	-226,352	-232,383	-233,139
Unrealized holding gains on available-for-sale securities	-23	-9	-1	8
Realized losses on available-for- sale securities	—	—	—	—
Tax effect of available-for-sale securities	8	2	-1	2

Total gains (losses) on available- for-sale securities	-15	-7	-2	10

Unrealized holding gains on cash flow hedges	3,535	-1,410	-4,542	-2,749
Realized gains on derivatives	1,410	190	—	—
Tax effect of derivatives	-2,584	1,082	1,782	718

Total gains (losses) on derivatives	2,361	-138	-2,760	-2,031

Cumulative translation adjustment	117,374	36,492	12,595	10,832

Change in minimum pension liability	-5,622	556	-6,426	-11,184
Tax effect of change in pension liability	2,334	-105	2,624	3,129

Total gains (losses) on change in pension liability	-3,288	451	-3,802	-8,055

Accumulated other comprehensive loss at end of year	-73,122	-189,554	-226,352	-232,383

17)  Commitments and Contingencies

        The table below details the amounts of contingent liabilities at the respective balance sheet dates:

$ '000	December 31, 2003	December 31, 2002	September 30, 2002	September 30, 2001
Guarantees	14,543	1,124	2,271	1,650
Other	32	21	22	27

Total	14,575	1,145	2,293	1,677

        Guarantees in 2003 relate mainly to guarantees issued to mg or a bank on behalf of a subsidiary not combined. The remaining liabilities and those in prior years essentially cover environmental and performance guarantees as well as guarantees for the bank debt of subsidiaries not included in these combined financial statements.

        The terms of guarantees range up to eight years. There are also contingencies whose contingency periods depend on the performance of contractually agreed obligations or the occurrence of certain events. These contingent liabilities are largely to customers, banks and to a lesser degree employees. Dynamit Nobel is subject to claims under its guarantees only if the debtor is unable to meet its contractual obligations.

        Other financial commitments at December 31, 2003 consist of:

$ '000	December 31, 2003
Rental and lease agreements	43,581
(thereof on land and buildings)	(-27,862)
Orders	67,981
(for property, plant and equipment)	(-35,538)
(for inventories)	(-32,443)
(issued to subsidiaries)	(-105)
Factoring and repurchase agreements	5,119

Total	116,681

        Liabilities from rental and lease agreements relate to real estate, plant and equipment, and office furniture and equipment. The leases on real estate mostly contain unlimited terms or fixed terms with an option to extend. Some of the leases contain payment escalation clauses and there are usually no call or put options on the part of the lessor. The terms of the fixed-term leases run until 2021 and some of the buildings have been sub-let.

        The lease terms on office furniture and equipment run until 2010 and they do not contain any payment escalation clauses. Leases containing extension or call options are usually leases on vehicles or plant and equipment.

        Payment obligations for all non-cancelable rental and operating lease agreements are as follows:

$ '000	December 31, 2003
2004	12,754
2005	8,665
2006	5,143
2007	3,227
2008	1,723
Thereafter	12,069

43,581

Income from sub-leases	6,632

Total	36,949

        Several of the companies included in these combined financial statements sell receivables on a revolving basis to financial services providers. In one agreement, Dynamit Nobel as the seller of the receivables retains a subordinated interest in the receivables of less than ten percent of total receivables sold. In cases in which the buyer has recourse to Dynamit Nobel, the maximum exposure is shown under "Factoring and repurchase agreements".

18)  Litigation

        Dynamit Nobel is involved in litigation from time to time in the ordinary course of business. However, Dynamit Nobel does not believe that there is any such litigation, either individually or in the aggregate, that is likely to have a material adverse effect on their business or financial position except that Dynamit Nobel is party to legal proceeds involving a number of product liability and warranty cases, the outcome of which is unclear at present and for which Dynamit Nobel is unable to predict the outcome or the extent, if any, of possible loss exposure.

19)  Derivatives and Financial Instruments

a)    Use of derivative instruments

        Derivative instruments are used to mitigate the risk of adverse movements in interest rates, share prices and other investments.

        Forward exchange contracts are largely used to hedge assets, liabilities, and forecasted transactions and, to a lesser degree, firm commitments denominated in foreign currency. Hedges are used to mitigate the risk of adverse movements in the exchange rates of certain currencies, especially the U.S. dollar and pound sterling.

        Interest rate swaps and options are used to hedge the interest rate risk inherent in liabilities to banks.

        Commodity derivatives are used to a certain degree to mitigate the risks inherent in commodity prices.

b)    Fair value of financial instruments

        The fair value of a financial instrument is the price at which one party is willing to assume the rights and/or obligations arising from this financial instrument from another party. Fair values have been computed on the basis of the market information available at the balance sheet date and the valuation methods outlined below, which are based on certain assumptions. Because of the varying factors influencing them, the fair values stated here may differ from the values that can be realized in the market at the present time.

Financial instruments

        Securities:    Fair value is the market price.

        Cash and cash equivalents:    Owing to their short maturity, the book values of cash and cash equivalents correspond to their fair value.

        Debt:    The fair value of preferred shares is their quoted price. The fair value of other non-current debt corresponds to the present value of future anticipated cash flows. The discount rate used is the current market interest rate on bonds of the same maturity. Due to their short maturity, it is assumed that the nominal value of borrowings under revolving credit facilities or secured borrowings on receivables approximates to their fair value. It is generally assumed that the carrying amount of floating-rate loans corresponds to their fair value.

        Liabilities under capital leases:    In order to compute the fair value of liabilities under capital leases, the future lease installments are discounted at a rate appropriate to their risk and maturity.

Derivative Instruments

        Forward exchange contracts:    The fair value of forward exchange deals is determined using current balance sheet date reference rates that take account of forward premiums and discounts.

        Interest-rate instruments:    The fair value of interest-rate instruments is determined using discounted anticipated future cash flows based on the market interest rates applicable to the residual maturities of these financial instruments. Options are valued using recognized option pricing models.

        The book and fair values of derivatives and financial instruments other than accounts receivable, trade payables, cash and cash equivalents and balances due to or from mg for all of which the carrying amount approximates their fair value, are as follows:

	December 31, 2003		December 31, 2002		September 30, 2002		September 30, 2001
$ '000	Book Value	Fair Value	Book Value	Fair Value	Book Value	Fair Value	Book Value	Fair Value
Assets
Financial instruments Securities	923	923	207	207	183	183	235	235
Derivatives
Forward exchange contracts	787	787	2,169	2,169	40	40	225	225
Interest-rate instruments	28	28	86	86	121	121	298	298

Liabilities
Financial instruments
Debt	415,058	432,388	331,180	349,266	202,211	219,036	261,510	284,720
Derivatives
Forward exchange contracts	1,945	1,945	3,045	3,045	293	293	593	593
Interest-rate instruments	6,383	6,383	8,412	8,412	7,712	7,712	2,982	2,982
Commodity derivatives	—	—	31	31	271	271	237	237

c)     Nominal values of derivative instruments and credit risk

        The nominal value of derivative instruments is obtained by multiplying their notional amount by the agreed contract prices. The aggregate notional amounts include offsetting buy and sell agreements.

        The notional amounts of derivatives are as follows:

$ '000	December 31, 2003	December 31, 2002	September 30, 2002	September 30, 2001
Forward exchange contracts	169,071	225,365	243,273	203,355
Interest-rate instruments	160,664	196,855	193,699	152,313
Commodity derivatives zinc (copper at September 30, 2001 only)	—	4,811	6,415	3,083

        Potential credit risk arises from the non-performance of contractual agreements by the counterparties. Until mid-2003, the counterparties were all banks with investment-grade ratings. In 2003, forward exchange contracts were also concluded with mg as part of its treasury activities. The general credit risk attaching to forward exchange contracts and interest-rate instruments was therefore not material in any of the years presented. The counterparties with respect to commodity derivatives are all counter parties located outside of Germany.

d)    Management of foreign-exchange, interest-rate and other price risks

        Management of foreign-exchange risk:    The international dimension of the company's business gives rise to a foreign-exchange risk that has an impact on its operating results and cash flows. Foreign-exchange risk exists, for example, if sales are billed in a currency other than that of their related costs. In order to mitigate the impact of currency fluctuations, foreign-exchange risk is constantly evaluated and, where necessary, hedged through the use of derivatives (forward exchange contracts). Until mid-2003, Dynamit Nobel was responsible for hedging its own foreign-exchange risk. In doing so, it applied the policies and procedures prescribed by mg.

        Management of interest-rate risk:    Dynamit Nobel monitors its interest-rate risk on an ongoing basis by following changes in its net interest positions that could adversely impact its future cash flows and implementing suitable hedging strategies. Dynamit Nobel enters into interest-rate hedges directly with banks.

        Management of price risk:    Commodity derivatives are used for hedging purposes only. Derivatives contracts are governed by policies and procedures of mg.

e)     Reporting of derivative instruments and hedge accounting

        Management of foreign-exchange risk:    The hedging of foreign-exchange risks inherent in firm commitments and forecasted transactions is accounted for as a cash flow hedge. This requires the foreign-exchange hedge to offset the exposure from the underlying transaction. The effectiveness of the hedge is ensured if the maturity, volume and currency of the underlying transaction and the hedge are identical. The hedge-effective part of the changes in the fair value of derivatives is reported as part of "Accumulated other comprehensive income/loss". The accumulated other comprehensive income is reclassified into income once the firm commitments or forecasted transactions have been recognized. In the following twelve months, a net gain of US$211 is expected to be reclassified from accumulated other comprehensive income/loss to the income statement because the underlying transactions are likely to be recognized in income.

        Sometimes only the net position of a planned transaction is hedged. This macro currency hedge does not qualify for hedge accounting purposes, i.e. changes in the fair value of forward exchange contracts are reported in the statements of income as "Other operating income" or "Other operating expenses". As a result, a net figure of US$344 was reported in the statements of income for 2003.

        Hedge accounting is not generally used to hedge recognized foreign currency denominated receivables and payables, as these constitute a natural hedge. This means that changes in the fair value of these derivatives—and those in the carrying amounts of the respective receivables and liabilities—are recognized in income.

        Foreign-exchange gains and losses are reported as other operating income and other operating expenses respectively.

        At December 31, 2003, Dynamit Nobel held derivatives mostly with maturities of no more than 12 months in order to hedge the foreign-exchange risk of forecasted transactions.

        Interest-rate instruments:    Changes in the fair value of interest-rate swaps designated as cash flow hedges to cover floating-rate bank loans are reported as part of "Accumulated other comprehensive income/loss". This requires that the main characteristics of the interest-rate swap and the bank loan are identical. Gains and losses on interest-rate instruments are reported under "Interest expense, net" as interest expense.

        Changes in the fair value of interest-rate options are excluded from calculations of hedges' effectiveness. For the years presented, interest expense (net) includes the following net losses, which arise from some of the financial instruments which have been excluded from calculations of hedges' effectiveness:

$ '000	December 31, 2003	December 31, 2002	September 30, 2002	September 30, 2001
Net loss	-66	-36	-190	-461

        At December 31, 2003, Dynamit Nobel held interest-rate derivatives with terms of up to 84 months.

        Commodity derivatives:    All changes in the fair value of commodity derivatives are recognized in income.

DYNAMIT NOBEL

CONDENSED COMBINED INCOME STATEMENTS
(Unaudited)

($ '000)	January 1 – June 30, 2004	January 1 – June 30, 2003
Net sales	$885,499	$800,002
Cost of sales	-587,000	-524,899

Gross profit	298,499	275,103

Selling, general and administrative expenses	-181,677	-158,119
Research and development costs	-17,757	-16,141
Other operating income	8,282	12,727
Other operating expenses	-3,205	-9,785

Operating income	104,142	103,785

Income from investments	515	760
Interest expense, net and other financial expense	-14,395	-13,561

Earnings from continuing operations before income taxes and minority interests	90,262	90,984

Income taxes	-32,062	-34,165
Minority interests	0	-309

Earnings from continuing operations	58,200	56,510

Income from discontinued operations	0	1,362
thereof earnings from operations	0	-2,191
thereof gains on disposal	0	6,287
thereof income taxes	0	-2,734

Net income	$58,200	$57,872

See accompanying notes to condensed combined financial statements.

DYNAMIT NOBEL

CONDENSED COMBINED BALANCE SHEET
JUNE 30, 2004
(Unaudited)

Assets ($ '000)
Cash and cash equivalents	$9,468
Trade receivables	254,246
Receivables from related parties	58,701
Other assets and accounts receivable	60,432
Inventories	275,062
Prepaid expenses	5,797

Current assets	663,706

Investments	40,443
Property, plant and equipment	886,202
Goodwill	402,227
Other intangible assets	19,249
Other assets	10,723
Prepaid expenses	2,617
Deferred tax assets	405,210

Non-current assets	1,766,671

Total assets	$2,430,377

See accompanying notes to condensed combined financial statements.

DYNAMIT NOBEL

CONDENSED COMBINED BALANCE SHEET
JUNE 30, 2004
(Unaudited)

Liabilities and investment by mg ($ '000)
Short-term debt including current portion of long-term debt	$119,554
Trade payables	109,450
Liabilities to related parties	409,547
Accruals and provisions	126,916
Other current liabilities	45,685
Deferred tax liabilities	5,731

Current liabilities	816,883

Long-term debt	203,340
Provisions for pensions and similar obligations	269,998
Other provisions	37,333
Other liabilities	12,010
Deferred tax liabilities	52,991

Non-current liabilities	575,672

Minority interests	2

Investment by mg	1,037,820

Total liabilities and investment by mg	$2,430,377

See accompanying notes to condensed combined financial statements.

DYNAMIT NOBEL

CONDENSED COMBINED STATEMENTS OF CASH FLOWS
(Unaudited)

($ '000)	January 1 - June 30, 2004	January 1 - June 30, 2003
Net income	$58,200	$57,872
Adjustment of net income from discontinued operations	0	1,362
Depreciation and amortization	51,950	45,664
Change in provisions for pensions	4,172	1,715
Change in other provisions	4,921	8,169
Gains on disposal of non-current assets	-490	-6,947
Change in inventories	-9,177	6,726
Change in trade receivables	-61,670	-26,639
Change in trade payables	-51,871	-41,768
Change in deferred tax assets and liabilities	14,074	14,267
Change in other assets and liabilities	-28,338	-2,865

Net cash (used for) provided by operating activities	-18,229	57,556

Proceeds from disposal of fixed assets	13,313	14,403
Purchases of property, plant and equipment and intangible assets	-58,246	-39,442
Purchases of investments and long-term financial assets	-11	-1,191
Purchases of securities	0	-612
Proceeds from disposal of businesses	0	17,801

Net cash used for investing activities	-44,944	-9,041

Principal payments on capital leases liabilities	-1,384	-1,419
Net increase (decrease) in other debt	-76,213	63,429
Net financing provided by (distributed to) mg	149,326	-118,569

Net cash provided by (used for) financing acitivities	71,729	-56,559

Exchange-rate-related change in cash and cash equivalents	-6,920	6,119

Change in cash and cash equivalents	1,636	-1,925

Cash and cash equivalents at beginning of period	7,832	7,007

Cash and cash equivalents at end of period	$9,468	$5,082

See accompanying notes to condensed combined financial statements.

DYNAMIT NOBEL

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS

(Unaudited)

($ '000)

A)    Description of Business and Basis of Presentation

        Description of Business:    The Dynamit Nobel Group (Dynamit Nobel) specializes in advanced technologies in the fields of chemicals and materials engineering. This internationally active industrial group supplies innovative specialty products to niche markets in several sectors such as the life science, chemical, automotive and construction industries. Its business activities are subdivided into its four business units: Custom Synthesis, Advanced Ceramics, Specialty Chemicals, and Pigment Chemicals.

        Basis of presentation:    The preparation of these Dynamit Nobel condensed combined financial statements is due to the sale of Dynamit Nobel to companies affiliated with Rockwood Specialties Group, Inc. (Rockwood), Delaware, U.S.A., under the Sale and Purchase Agreement of April 19, 2004. Dynamit Nobel is part of the mg technologies ag Group, Frankfurt am Main (mg or mg Group). The Dynamit Nobel segment included in mg's consolidated financial statements is not identical to these condensed combined financial statements of Dynamit Nobel since in addition to the companies included herein, the Dynamit Nobel segment includes the Plastics business unit, the Industrial Ignition Systems business, and the Defense Technology business. Rockwood has not acquired these activities.

        These condensed combined financial statements of Dynamit Nobel include only the assets, liabilities and transactions of the activities that Rockwood has acquired, constituting a carve out from mg's consolidated financial statements and as such the excess of assets over liabilities is reflected as mg's investment in Dynamit Nobel. The condensed combined financial statements of Dynamit Nobel include expenses that have been incurred by mg on behalf of Dynamit Nobel.

        Despite the adjustments made, these condensed combined financial statements do not present the net assets, financial position, results of operations and cash flows of Dynamit Nobel as if it had existed independently of mg. Consequently, the condensed combined financial statements are not indicative of Dynamit Nobel's future development.

        Purchase accounting adjustments including the recognition of goodwill arising from mg's acquisition of Dynamit Nobel are reflected in the condensed combined financial statements of Dynamit Nobel (push-down accounting). These adjustments are accounted for at the reporting unit level.

        The main German operations of Dynamit Nobel are included in the combined tax return of mg technologies ag (mg) for both corporation income tax and local trade taxes. Under the terms of the profit-and-loss transfer agreement between Dynamit Nobel and mg, the taxable income of the Dynamit Nobel entities was transferred to mg and subject to taxation at the parent level. For purposes of these condensed combined financial statements, income taxes were recognized for the German subsidiaries as if Dynamit Nobel had been a separate taxable entity, excluding the tax-sharing agreement with mg. The distribution due to mg as part of the profit-and-loss transfer agreement has been reflected as a distribution from the investment by mg and shown as a liability to related parties.

        Principles of combination:    These condensed combined financial statements include the assets and liabilities and transactions of the combined Dynamit Nobel entities as defined in the Basis of Presentation. In addition, certain variable-interest entities for which Dynamit Nobel is considered to be the primary beneficiary are also included.

        The interim condensed combined financial statements included herein are unaudited. The condensed combined financial statements are presented based upon accounting principles generally accepted in the United States of America ("US GAAP"), except that certain information and footnote disclosures, normally included in financial statements prepared in accordance with US GAAP, have been condensed or omitted. The accompanying condensed combined financial statements should be read in conjunction with the combined financial statements and the notes thereto contained elsewhere herein as of and for the years ended December 31, 2003, September 30, 2002 and 2001, and the three months ended December 31, 2002. Management believes the disclosures herein are adequate and the condensed combined financial statements reflect adjustments consisting only of normal recurring adjustments necessary to present fairly the financial position of Dynamit Nobel as of June 30, 2004 and the results of its operations and its cash flows for the six months ended June 30, 2004 and 2003. The results of operations for the interim period are not necessarily indicative of the results of operations for the full year.

        Currency Translation:    Assets and liabilities of foreign entities where the functional currency is not the US dollar are translated into the reporting currency (US dollar) at year-end exchange rates and income and expenses are translated at the average exchange rates during the period. The resulting translation gains and losses are reported as a component of other comprehensive income.

B)    Summary of Significant Accounting Policies

        Revenue recognition:    Revenue is generated primarily from the sale of products and is recognized once title to the products has passed to the customer, provided the consideration has been contractually agreed or can be determined and collectibility is reasonably assured. If formal customer acceptance is required, revenue is not recognized until it has been obtained. Revenue under service agreements is realized when the service is performed. Customer incentives, discounts, rebates and other allowances reduce the amount of revenue recognized. Freight and shipping costs borne by Dynamit Nobel do not reduce the revenue recognized but are reported as selling expenses. If these costs are passed on to the customer, they are included as part of revenue.

        Comprehensive income:    Comprehensive income includes net income and other comprehensive income, summarized as follows:

	Six months ended June 30,
	2004	2003
Net income	$58,200	$57,872
Other comprehensive income	6,842	54,144

Comprehensive income	$65,042	$112,016

        Other comprehensive income is primarily composed of translation gains and losses, the change in the minimum pension liability and the gains and losses on derivative transactions.

        Stock-based compensation:    mg has established a stock option and employee stock ownership program for its managers and staff. The compensation cost of the options issued under the stock option and employee share ownership program has been recognized in these combined financial statements if this cost is attributable to the managers and staff of the companies included in these combined financial statements. The cost of these options is accounted for at their fair value at the grant date in accordance with SFAS 123 ("Accounting for Stock-Based Compensation") and is recognized over the service period, which is usually the vesting period. The cost of the options is reported under "Selling, general and administrative expenses".

        Aggregate compensation expense recognized for the stock option program and the employee share ownership program amounted to $160 and $252 in the six months ended June 30, 2004 and 2003. Upon the closing of the sale of Dynamit Nobel to companies affiliated with Rockwood Specialties Group, Inc. all such options effectively expired unexercised.

        Estimates:    The preparation of these condensed combined financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingencies at the date of the financial statements and the reported amounts of revenues and expenses during the period. Estimates include assessing the impairment of goodwill, intangibles and other long-lived assets, valuation allowances on deferred income taxes, the collectibility of accounts receivable, the use and recoverability of inventory, product warranty claims and environmental remediation liabilities, among others.

        Additionally, factors that may cause these amounts to differ from projections are deterioration in the global economy, movements in exchange rates and interest rates, significant litigation, and changes in environmental or other statutory regulations. Production errors, the loss of key customers, and changes in funding can also impair Dynamit Nobel's future performance.

        Although such estimates are based on management's best judgment, due to the inherent uncertainties in the estimating process, actual results could differ from these estimates.

        Recent Accounting Pronouncements:    No new accounting pronouncements have been adopted nor issued during 2004 that would have a significant impact on the Company's financial position, results of operations or cash flows.

C)    Disposal of Business

        Effective June 10, 2003, the Glazing Sealing Compounds business belonging to the Specialty Chemicals business unit was transferred to KÖMMERLING CHEMISCHE FABRIK GmbH, Pirmasens, Germany, as part of an asset transaction. The disposal generated a gain of US$6,427, which forms part of the income from discontinued operations.

        The assets and liabilities belonging to this business are each reported separately at December 31, 2002 as current assets and liabilities in "Other assets and accounts receivable" (US$13,332) and "Other current liabilities" (US$3,860), respectively. The assets held for sale at December 31, 2002 include goodwill of US$5,408, property, plant and equipment of US$2,364 and inventories of US$5,389. The liabilities consist of trade payables, accrued liabilities and provisions.

D)    Notes to the Condensed Combined Financial Statements

1)    Inventories:

        Inventories are comprised of the following as of June 30, 2004:

Raw materials and supplies	$83,327
Work-in-process	64,283
Finished goods	107,169
Merchandise	20,283

$275,062

2)    Goodwill:

        Below are goodwill balances and activity:

Balance, December 31, 2003	$405,247
Foreign exchange	(3,020)

Balance, June 30, 2004	$402,227

3)    Other Intangible Assets:

        Other intangible assets as of June 30, 2004 consist of:

Patents, licenses, trademarks and similar assets	$50,816
Less accumulated amortization	(34,695)

Patents, licenses, trademarks and similar assets, net	16,121

Software	18,439
Less accumulated amortization	(16,314)

Software	2,125

Intangible pension assets	1,003

Other intangible assets, net	$19,249

        Amortization of other intangible assets was $2,612 and $3,066 for the six months ended June 30, 2004 and 2003, respectively.

4)    Employee Benefit Plans:

        The following represents the net periodic pension benefit costs and related components in accordance with SFAS 132:

	Six months ended June 30,
	2004	2003
Service cost	$3,756	$4,156
Interest cost	8,649	8,968
Expected return on plan assets	(505)	(3,671)
Amortization of unrecognized transitional amount	0	1,378
Net amortization of prior experience losses	2,026	615

Net periodic benefit cost	$13,926	$11,446

5)    Contingencies:

        Dynamit Nobel is involved in litigation from time to time in the ordinary course of business. However, Dynamit Nobel does not believe that there is any such litigation, either individually or in the aggregate, that is likely to have a material adverse effect on their business or financial position except that Dynamit Nobel is party to legal proceeds involving a number of product liability and warranty cases, the outcome of which is unclear at present and for which Dynamit Nobel is unable to predict the outcome or the extent, if any, of possible loss exposure.

6)    Accounts Receivable from and Liabilities to Related Parties:

        Current accounts receivable from related parties as of June 30, 2004 consist of the following:

Accounts receivable from mg	$46,041
Accounts receivable from subsidiaries	12,660

Total	$58,701

        Current liabilities to related parties as June 30, 2004 consist of the following:

Liabilities to mg	$407,398
Liabilities to subsidiaries	2,149

Total	$409,547

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Rockwood Specialties Group, Inc. and Subsidiaries:

We have audited the combined balance sheets of the Dynamit Nobel U.S. Subsidiary Guarantors (collectively the "Company") as of December 31, 2003, and the related combined statements of income, changes in investment by parent, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such combined financial statements present fairly, in all material respects, the financial position of the Dynamit Nobel U.S. Subsidiary Guarantors as of December 31, 2003, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP Parsippany, New Jersey September 13, 2005

DYNAMIT NOBEL U.S. SUBSIDIARY GUARANTORS
COMBINED INCOME STATEMENTS

	For the six months ended
($'000)	June 30, 2004	June 30, 2003	For the year ended December 31, 2003
	(unaudited)	(unaudited)
Net sales	$125,186	$112,516	$236,855
Cost of sales	(82,815)	(72,717)	(154,911)

Gross profit	42,371	39,799	81,944
Selling, general and administrative expenses	(26,169)	(24,608)	(49,518)

Operating income	16,202	15,191	32,426
Interest expense, net	(3,483)	(3,916)	(7,433)

Income before taxes	12,719	11,275	24,993
Income tax provisions	(5,728)	(7,638)	(13,092)

Net income	$6,991	$3,637	$11,901

The accompanying notes are an integral part of these financial statements.

DYNAMIT NOBEL U.S. SUBSIDIARY GUARANTORS
COMBINED BALANCE SHEETS

($'000)	June 30, 2004	December 31, 2003
	(unaudited)
Assets
Cash and cash equivalents	$1,984	$1,814
Trade receivables (net of allowances of $1,125 at June 30, 2004 and $1,159 at December 31, 2003)	30,146	19,792
Receivables from related parties	22,940	38,778
Inventories	41,758	40,500
Other current assets	5,404	4,601

Current assets	102,232	105,485
Property, plant and equipment, net	121,173	121,694
Goodwill	193,348	193,551
Patents and other intellectual property	751	950
Other assets	2,369	1,876

Non-current assets	317,641	318,071

Total assets	$419,873	$423,556

Total liabilities and investment by parent
Bank loan	$35,200	$34,800
Trade payables	12,959	13,742
Liabilities to related parties	23,595	29,763
Income taxes payable	2,268	2,812
Other accrued liabilities	9,145	8,041

Current liabilities	83,167	89,158
Non-current bank loan	52,800	70,400
Liabilities to related parties	72,500	61,800
Pension and related liabilities	7,218	7,247
Deferred tax liabilities	41,833	38,874
Other liabilities	6,009	7,613

Non-current liabilities	180,360	185,934

Total liabilities	263,527	275,092

Contributed capital	158,126	150,601
Accumulated other comprehensive income	(1,780)	(2,137)

Investment by parent	156,346	148,464

Total liabilities and investment by parent	$419,873	$423,556

The accompanying notes are an integral part of these financial statements.

DYNAMIT NOBEL U.S. SUBSIDIARY GUARANTORS
COMBINED STATEMENTS OF CASH FLOWS

	For the six months ended		For the year ended December 31, 2003
($'000)	June 30, 2004	June 30, 2003
	(unaudited)	(unaudited)
Cash from operating activities:
Net income	$6,991	$3,637	$11,901
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, amortization	5,070	5,024	9,967
Deferred taxes	2,996	4,536	5,858
Bad debt provision	12	(157)	(198)
(Increase) decrease in:
Trade accounts receivable, net	(10,300)	3,849	(1,059)
Inventories	(1,305)	1,128	1,454
Other assets	(2,963)	(887)	(2,112)
Other liabilities	626	1,651	6,224

Net cash provided by operating activities	1,127	18,781	32,035

Cash from investing activities:
Capital expenditures	(4,404)	(2,216)	(6,813)

Net cash used in investing activities:	(4,404)	(2,216)	(6,813)

Cash from financing activities:
Capital contribution	535	461	1,098
Payments on long-term debt	(17,200)	(17,200)	(34,400)
Net financing provided by (distributed to) related parties	20,112	(1,164)	6,898

Net cash provided by (used in) financing activities	3,447	(17,903)	(26,404)

Net increase (decrease) in cash and equivalents	170	(1,338)	(1,182)
Beginning cash and equivalents	1,814	2,996	2,996

Ending cash and equivalents	$1,984	$1,658	$1,814

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid, net	$3,627	$4,411	$8,263
Income taxes paid, net of refunds	$3,981	$2,522	$5,729

The accompanying notes are an integral part of these financial statements.

DYNAMIT NOBEL U.S. SUBSIDIARY GUARANTORS
COMBINED STATEMENTS OF CHANGES IN INVESTMENT BY PARENT

		Accumulated Other Comprehensive Income (Loss)
($'000)	Investment	Total Gain (Loss) on Derivatives	Cumulative Translation Adjustment	Total Gain (Loss) on Change in Pension Liability	Total
Balance at January 1, 2003	$137,602	$(2,927)	$(1,008)	$(816)	$132,851
Capital contribution (Note C2)	1,098	—	—	—	1,098
Net income	11,901	—	—	—	11,901
Other comprehensive income	—	1,184	1,422	8	2,614

Balance at December 31, 2003	150,601	(1,743)	414	(808)	148,464

Capital contribution (Note C2)	534	—	—	—	534
Net income	6,991	—	—	—	6,991
Other comprehensive income	—	820	(463)	—	357

Balance at June 30, 2004 (unaudited)	$158,126	$(923)	$(49)	$(808)	$156,346

The accompanying notes are an integral part of these financial statements.

DYNAMIT NOBEL U.S. SUBSIDIARY GUARANTORS
NOTES TO COMBINED FINANCIAL STATEMENTS

($ '000)

A)  Description of Business and Basis of Presentation

        Description of Business:    Dynamit Nobel U.S. Subsidiary Guarantors ("DN U.S.") specializes in advanced technologies in the fields of chemicals and materials engineering. This industrial group supplies innovative specialty products to niche markets in several sectors such as the life science, chemical, automotive and construction industries.

        Basis of presentation:    The preparation of these DN U.S. combined financial statements is required by Rule 3-10(g) of Regulation S-X as a result of the acquisition of DN U.S. by companies affiliated with Rockwood Specialties Group Inc. ("Rockwood"), Delaware, U.S.A., under the Sale and Purchase Agreement of April 19, 2004. DN U.S. was part of the mg technologies ag Group, Frankfurt am Main ("mg" or "mg Group"). These companies were previously owned by MG North America Holdings, Inc. ("MGNAH"), which was owned by Dynamit Nobel AG. ("Dynamit Nobel AG"). This acquisition was consummated on July 31, 2004.

        These combined financial statements of DN U.S. include only the assets, liabilities and transactions of the operations that Rockwood acquired and are under common control. These include the assets and liabilities of:

CeramTec North America Innovative Ceramic Engineering Corporation
Chemetall Chemical Products, Inc.
Chemetall Holding Corporation
Chemetall Foote Corporation
Foote Chile Holding Company
Oakite Products, Inc.
Oakite Products Canada
Oakite Products Mexico
Sachtleben Corporation

        These combined financial statements of DN U.S. constitute a carve out from mg's consolidated financial statements and as such the excess of assets over liabilities is reflected as mg's investment in DN U.S.

        Intercompany accounts and transactions relating to the entities included within these combined financial statements have been eliminated.

        The combined financial statements of DN U.S. for the fiscal year January 1, 2003 through December 31, 2003, the six month period January 1, 2003 through June 30, 2003 and the six month period January 1, 2004 through June 30, 2004 have been prepared in accordance with accounting principles generally accepted in the United States. In the opinion of management, the accompanying unaudited interim financial information includes all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation.

        Relationship between DN U.S. and mg:    DN U.S. participated in mg's centralized financial and cash management system and in its Group-wide cash-pooling system under which surplus cash was transferred to the cash pool. Cash required for funding purposes was withdrawn from the cash pool subject to certain limitations. The balance due to DN U.S. under the profit-and-loss transfer agreement with mg (see Note 2, "Income Taxes") and certain other items were combined with the cash pool balance and reported in receivables from related parties in the combined balance sheets.

        DN U.S. was integrated in the tax sharing agreements of MGNAH. For the purposes of these combined financial statements, DN U.S. has been presented as if the combined entities were each separate taxable entities. As a result, income taxes have been estimated applying the provisions of FASB 109 on a separate entity basis. In accordance with the tax sharing agreement, 50% of the estimated current tax was payable to MGNAH. The remaining 50% was considered a contribution of capital by MGNAH and credited to additional paid in capital. For further information see Note 2, "Income Taxes."

        The financial information included herein may not necessarily be indicative of the financial position, results of operations or cash flows of DN U.S. in the future or what the financial position, results of operations or cash flows would have been if DN U.S. had been a separate, independent company during the periods presented.

B)  Summary of Significant Accounting Policies

        Currency translation:    Foreign-currency transactions included in these combined financial statements are translated at the exchange rate prevailing at the time of the transaction. Foreign-currency items are adjusted to the exchange rate prevailing at each balance sheet date.

        Assets and liabilities of foreign entities where the functional currency is not the US dollar are translated into the reporting currency (US dollar) at period exchange rates and income and expenses are translated at the average exchange rates during the period for the respective periods. The resulting translation gains and losses are reported as a separate component of "Accumulated Other Comprehensive Income Loss."

        Revenue recognition:    Revenue is generated primarily from the sale of products and is recognized once title to the products has passed to the customer, provided the consideration has been contractually agreed or can be determined and collectibility is reasonably assured. If formal customer acceptance is required, revenue is not recognized until it has been obtained. Revenue under service agreements is realized when the service is performed. Customer incentives, discounts, rebates and other allowances reduce the amount of revenue recognized. Freight and shipping costs borne by DN U.S. do not reduce the revenue recognized but are reported as selling expenses. If these costs are passed on to the customer, they are included as part of revenue.

        Cash and cash equivalents:    Cash comprises readily available funds such as checks, cash on hand and bank deposits. Cash equivalents cover all liquid assets with an original term to maturity of no more than three months.

        Trade accounts receivable:    Accounts receivable are stated at nominal value less discounts and valuation allowances.

        Valuation allowances for doubtful accounts receivable are determined on the basis of systematic and regular assessments. If the recoverability of these receivables is monitored in the form of aggregated portfolios, the assessment is primarily based on past collection experience adjusted to the prevailing economic situation. Accounts receivable from large corporate customers are individually monitored and assessed. As soon as specific receivables are expected to be unrecoverable, they are written off against the valuation allowance.

        Inventories:    Inventories are valued at the lower of cost or market. Cost is computed on average cost or the first-in, first-out method. Manufacturing costs include direct costs and applicable manufacturing overheads as well as depreciation charges and production-related administrative costs. General and administrative expenses are not included in inventory.

        Property, plant and equipment:    Property, plant and equipment is recognized at cost, less accumulated depreciation. Costs of internally produced plant and equipment include all direct costs and applicable overheads and depreciation charges.

        Maintenance and repair costs are treated as an expense unless the expenditure leads to a sustainable increase in the asset's potential benefit, in which case it is capitalized.

        The following depreciation methods and estimated useful lives are used:

	Method of Depreciation	Useful Life
Buildings and improvements, including land improvements	Straight-line	5 to 40
Machinery and equipment	Straight-line	3 to 20
Furniture and fixtures	Straight-line	3 to 10
Mining rights	Straight-line	15 to 54

        Goodwill:    Goodwill is tested for impairment by Dynamit Nobel AG at least once a year at the balance sheet date to determine if significant events or circumstances occur that indicate that its carrying amount may have been impaired. The first step of estimating the fair value of the reporting unit and comparing it to the carrying value of net assets of the reporting unit determined that carrying value did not exceed fair value and therefore no impairment existed. The discounted cash flow method is used to determine the fair value of the reporting units and this requires significant estimates and assumptions to be made by management. The annual impairment test was completed for 2003 and no impairment was determined.

        Patents and other intellectual property:    Patents and other intellectual property are shown at their acquisition cost and amortized on a straight-line basis over their estimated useful lives which range from 3 to 10 years.

        Impairment of property, plant and equipment and patents and other intellectual property:    The carrying amount of a long-term asset or group of assets is reviewed for recoverability when events or changes in circumstances may indicate that the carrying amount of an asset may not be recoverable. Recoverability is tested by comparing the carrying amount of any asset or group of assets with the sum of the anticipated undiscounted future cash flows attributable to this asset or group of assets. If the carrying value is greater than the anticipated, undiscounted cash flows, the asset or group of assets is written down to fair value.

        Pensions and other postretirement obligations:    Pensions and other postretirement obligations are measured based upon the projected unit credit method in accordance with SFAS 87 and SFAS 106. The amounts reported are based on calculations by actuaries.

        Provisions and accrued liabilities:    Provisions for loss contingencies are recorded when an obligation to a third party is probable, and its amount can be reasonably estimated. If the amount of the required provision or accrued liability can only be estimated within a certain range, the most probable amount within the range is reported. When all amounts within the range are of equal probability the lowest amount in the range is reported.

        Liabilities for asset retirement obligations are initially reported at fair value. When a liability is recorded, the costs must be capitalized by increasing the carrying amount of the long-lived assets and depreciated over the estimated useful life. In subsequent years, the liability is subject to change as a result of the accretion of interest and revisions to estimates.

        In accordance with FIN 45, as of January 1, 2003 provisions and accrued liabilities for certain guarantees covering third-party financial obligations and for guarantees covering changes in the value of underlying instruments have been shown at the fair value of the guarantee at the time the guarantee is issued, irrespective of the likelihood that the obligation will occur.

        Deferred taxes:    Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts and respective tax bases of assets and liabilities using enacted tax rates in effect for the years in which the differences are expected to reverse. Deferred tax assets are also recognized on net operating loss carry forwards. A valuation allowance is recorded to reduce deferred tax assets when it is more likely than not that a deferred tax asset will not be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

        Estimates:    The preparation of these combined financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingencies at the date of the financial statements and the reported amounts of revenues and expenses during the period. Estimates include assessing the impairment of goodwill, intangibles and other long-lived assets, valuation allowances on deferred income taxes, the collectibility of accounts receivable, the use and recoverability of inventory, product warranty claims and environmental remediation liabilities, among others.

        Additionally, factors that may cause these amounts to differ from projections are deterioration in the global economy, movements in exchange rates and interest rates, significant litigation, changes in environmental or other statutory regulations, production errors, the loss of key customers and changes in funding.

        Although such estimates are based on management's best judgment, due to the inherent uncertainties in the estimating process, actual results could differ from these estimates.

        Derivative Instruments:    Derivative instruments are used only for hedging purposes, particularly in order to mitigate the risk of interest rate fluctuations in financing transactions. Per SFAS 133 ("Accounting for Derivative Instruments and Hedging Activities"), as amended by SFAS 137 ("Accounting for Derivative Instruments and Hedging Activities—Deferral of the Effective Date of FASB Statement No. 133"), SFAS 138 ("Accounting for Certain Derivative Instruments and Certain Hedging Activities—an Amendment of FASB Statement No. 133"), and SFAS 149 ("Amendment of

Statement 133 on Derivative Instruments and Hedging Activities"), all derivative instruments are reported at their fair value.

        In the case of derivative instruments designated as fair value hedges, changes in the fair value of the derivative and the underlying transaction are immediately recognized in income. The hedge-effective part of changes in the fair value of financial instruments used as cash flow hedges is initially reported as "Accumulated other comprehensive income/loss" and is only recorded in the income statement when the hedged underlying transaction has been recognized in income. The hedge-ineffective part of the changes in fair value is immediately recognized in income.

        Recent accounting pronouncements:    SFAS 143 ("Accounting for Asset Retirement Obligations") was adopted as of October 1, 2002. SFAS 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which the liability is incurred if a reasonable estimate of fair value can be made. At the same time, the fair value of the liability is capitalized by increasing the carrying amount of the long-lived asset. Over the estimated life of the asset, the liability is accreted to its present value and the related capitalized charge is depreciated over the useful life of the asset.

        FIN 45 ("Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others") expands previously issued accounting guidance and disclosure requirements for certain guarantees. The interpretation also requires an entity to recognize an initial liability for the fair value of an obligation assumed by issuing a guarantee.

        FIN 46R ("Consolidation of Variable Interest Entities—an Interpretation of ARB No. 51 (revised)") was issued in December 2003. The primary objective of FIN 46R is to provide guidance on the identification of entities for which control is achieved through means other than through voting rights ("variable-interest entity") and how to determine whether an entity is primary beneficiary and required to consolidate it.

C)  Notes to the Combined Financial Statements

1)    Transactions with related parties

        The following income and expenses were generated by DN U.S.'s transactions with mg and DN affiliates:

	Six months ended
($ '000)	June 30, 2004	June 30, 2003	Year ended December 31, 2003
	(unaudited)
Sales	$7,459	$7,733	$14,349
Other operating expenses	3,562	1,044	2,156

        Sales to affiliates are made at prices charged to third-party customers.

2)    Income Taxes

        Income before income taxes is as follows:

($ '000)	Year ended December 31, 2003
United States	$9,496
Foreign	15,497

Income before taxes	$24,993

        The expense (benefit) for taxes on income consisted of the following:

($ '000)	Year ended December 31, 2003
Current expense:
U.S. Federal	$2,208
State	327
Foreign	5,738

8,273
Deferred income taxes (benefit):
U.S. Federal	4,124
State	940
Foreign	(245)

4,819

Total expense for taxes	$13,092

        Amounts are reflected in the preceding table based on the location of the taxing authorities. Changes in enacted rates impact tax expense in the year a rate change is enacted.

        The tax effects of the major items recorded as deferred tax assets and liabilities are as follows:

($ '000)	Year ended December 31, 2003
Current deferred tax assets:
Allowance for doubful accounts	$397
Other current reserves and accruals	1,244

Total current reserves and accruals	1,641
Noncurrent deferred tax assets:
Pension and postretirement benefits	688
Goodwill and other intangibles	(23,099)
Tax loss carryforwards	26,634
Other non-current reserves and accruals	(737)

Total noncurrent deferred tax assets	3,486
Total deferred tax assets	5,127
Valuation allowance	(26,134)

Net deferred tax assets	(21,007)
Deferred tax liabilities—property, plant and equipment	15,434
Deferred tax liabilities—tax on undistributed earnings of foreign entity	10,167

Net deferred tax liability	$(46,608)

        Deferred tax assets and liabilities are determined by applying the enacted tax rate in the year in which the difference in financial statement and tax carrying values is expected to reverse.

        Reconciliations of the U.S. statutory income tax rate to the effective tax rate are as follows:

($ '000)	Year ended December 31, 2003
Federal statutory rate	35.0%
State taxes, net of federal effect	3.3
Tax on undistributed foreign earnings	13.3
Increase in valuation allowance	0.4
Other	0.4

Effective tax rate	52.4%

        The DN U.S. companies were included in the consolidated tax return filed by the common parent, MGNAH and subject to a tax sharing agreement. The current and deferred tax expense is the combined expense of the companies determined by applying the principles of SFAS 109 to each member as if it were a separate taxpayer. Under the tax sharing agreement each entity is responsible for their individual tax liabilities. There is no benefit provided to a company in a loss position until that company generates positive taxable income. Under the agreement, companies with positive current tax pay 50% of the current liability to the parent. The remaining 50% is deemed contributed by the parent to the respective entities. Approximately $1,100 was credited to Additional Paid in Capital in 2003.

        As of December 31, 2003, the Company has U.S. federal and state tax loss carryforwards of approximately $64,000, which expire in years 2004 through 2024.

        The Company has recorded an increase to the valuation allowance during 2003 of approximately $1,000 to reduce the deferred tax assets related to increases in tax loss carryforwards.

        The Company recorded a full valuation allowance on deferred tax assets associated with net operating loss carry-forwards at individual companies where management expected future tax loss carryforwards would expire unutilized based on the long-term nature of certain temporary differences giving rise to deferred tax liabilities and the tax sharing agreement.

        The Company records liabilities for potential assessments in various tax jurisdictions. The liabilities relate to tax return positions, although supportable by the Company that may be challenged by the tax authorities. The Company adjusts these liabilities as a result of changes in tax legislation, interpretations of laws by Courts, rulings by tax authorities, changes in estimates and the closing of the statute of limitations. The Company's effective tax rate in any given year includes the impact of any changes to these liabilities. Settlement of any issue with the tax authorities could require the use of cash. Favorable resolution of an issue would be recognized either as reduction to the Company's annual tax rate or, in the case of acquired liabilities, an adjustment to goodwill.

        At December 31, 2003, the Company had undistributed foreign earnings of $4,097 which the Company intends to be permanently reinvested. The Company has determined that it is not practicable to compute a deferred tax liability for foreign withholding taxes or U.S. income taxes on these earnings.

3)    Accounts Receivable from and Liabilities to Related Parties

        Receivables from related parties consist of the following:

($ '000)	June 30, 2004	December 31, 2003
	(unaudited)
Due from mg affiliates	$17,996	$20,496
Due from DN affiliates	4,944	18,282

Total	$22,940	$38,778

        Liabilities to related parties consist of the following to DN affiliates:

($ '000)	June 30, 2004	December 31, 2003
	(unaudited)
Current	$23,595	$29,763
Non-current	72,500	61,800

Total	$96,095	$91,563

        Mg affiliates' transactions include activity with those entities controlled by mg not included in the sale of DN U.S. to Rockwood (see Note 12, "Subsequent Event," for further detail of the Dynamit Nobel Acquisition). DN affiliates' transactions include activity with those entities controlled by mg included in the sale to Rockwood.

        DN U.S. sells receivables to its parent company in an agreement under which the parent has recourse to DN U.S. The receivables are recorded as receivables from related parties with an offset reduction to trade receivables.

4)    Inventories

($ '000)	June 30, 2004	December 31, 2003
	(unaudited)
Raw materials and supplies	$8,356	$5,574
Work in process	16,682	17,388
Finished goods	14,632	15,593
Packaging Materials	2,088	1,945

	$41,758	$40,500

5)    Property, Plant and Equipment

        Property, plant and equipment, net is comprised of the following:

($ '000)	June 30, 2004	December 31, 2003
	(unaudited)
Land	$13,293	$13,379
Buildings and improvements, including land improvements	35,614	35,309
Machinery and equipment	93,315	92,339
Furniture and fixtures	11,027	10,655
Mining rights	24,403	24,403
Construction-in-progress	7,530	4,669

Property, plant and equipment, at cost	185,182	180,754
Less accumulated depreciation and amortization	(64,009)	(59,060)

Property, plant and equipment, net	$121,173	$121,694

        Depreciation expense was $4,755, $4,678 and $9,305 for the periods ended June 30, 2004, June 30, 2003 and December 31, 2003, respectively.

6)    Goodwill

        Changes in the carrying amount of goodwill are as follows:

($ '000)	June 30, 2004	December 31, 2003
	(unaudited)
Balance, beginning of period	$193,551	$192,605
Foreign currency exchange rate effect	(203)	946

Balance, end of period	$193,348	$193,551

7)    Bank loan

        The payment maturities of the bank loan is as follows:

($ '000)	December 31, 2003
2004	$34,800
2005	35,200
2006	35,200

Total	$105,200

        Bank loan represents a loan agreement with a consortium of banks. Beginning in 2000, this loan was being repaid under scheduled semi-annual principal repayments. The interest rate on the loan was LIBOR ($US) plus a margin of 50 basis points. The effective interest rate was 4.37% for the year ended December 31, 2003. The loan had a maturity date of September 29, 2006 but was repaid in conjunction with the acquisition by Rockwood.

8)    Provisions for Pensions and Similar Obligations

        Provisions for pensions and similar obligations relate to defined-benefit pension plans and other postretirement benefits.

        Pension benefits are provided to the majority of employees of the companies included in these combined financial statements.

        The Company changed the measurement date in 2003 to October 31 from December 31 in order to provide additional time for accumulation and calculation of actual results for the year. The effect did not have a material impact on the combined financial statements.

        The following table provides a reconciliation of benefit obligations, plan assets and funded status of the plans, along with the amounts recognized in the consolidated balance sheets and the weighted average assumptions used as of and for the year ended December 31, 2003.

Defined-benefit pension and other postretirement plans

($ '000)	Pension	Other Postretirement Benefits
Change in Benefit Obligations:
Benefit obligation at beginning of year	$18,173	$3,298
Service cost	2,120	180
Interest cost	1,103	193
Plan participants' contributions	—	41
Plan amendments	—	(375)
Actuarial loss	1,643	217
Benefits paid	(632)	(162)

Benefit obligation at end of year	$22,407	$3,392

Change in Fair Value of Plan Assets:
Fair value of plan assets at beginning of year	$9,532	$—
Actual return on assets	1,375	—
Employer contributions	1,737	122
Plan participants' contributions	—	40
Benefits paid	(632)	(162)

Fair value of plan assets at end of year	$12,012	$—
Reconciliation of Funded Status:
Funded status	$(10,395)	$(3,391)
Unrecognized prior service cost	197	(107)
Unrecognized net loss	5,562	(945)
Contributions made after measurement date	100	—

Accrued benefit cost	$(4,536)	$(4,443)
Amount Recognized in the Consolidated Balance Sheets:
Accrued benefit liability	$(3,446)	$(4,444)
Intangible asset	28	—
Accumulated other comprehensive income	1,258	—

Net amount recognized	$(2,160)	$(4,444)
Weighted-average assumptions used to determine benefit obligations:
Discount rate	6.29%	6.25%
Rate of compensation increase	4.58%	—
Weighted-average assumptions used to determine net periodic benefit cost:
Discount rate	6.77%	6.75%
Expected return of plan assets	8.44%	—
Rate of compensation increase	4.57%	—
Components of Net Pension Benefit Costs:
Service cost	$2,120	$180
Interest cost	1,103	193
Expected return on assets	(863)	—
Net amortization of prior experience losses	346	(64)
Amortization of prior service cost	30	(8)

Net periodic pension cost	$2,736	$301

Pension plans have the following weighted-average asset allocations at December 31, 2003
Equity securities	60.0%
Debt securities	40.0%
Total	100.0%
	1% Decrease	1% Increase
2004 Healthcare cost trend rate sensitivity analysis:
Effect on annual total of service cost and interest cost	$(39)	$46
Effect on postretirement benefit obligation	337	369

        Contributions—During the year ended December 31, 2003, DN U.S. made contributions of approximately $1,737 to its defined pension plans to cover benefit payments. For 2004, DN U.S. expected to make additional contributions of $2,783.

9)    Commitments and Contingencies

        Legal Matters.    DN U.S. is involved in various legal proceedings, including product liability and environmental matters, of a nature considered normal to its business. It is DN U.S.'s policy to accrue for amounts related to these matters in accordance with SFAS No. 5, Accounting for Contingencies, if it is probable that a liability has been incurred and an amount can be reasonably estimated. It is DN U.S.'s policy to disclose such matters when there is at least a reasonable possibility that a material loss may have been incurred. DN U.S. does not believe that there is any individual legal proceeding that is likely to have a material adverse effect on its business or financial condition.

        Environmental Matters.    DN U.S. is subject to extensive environmental, health and safety laws in the United States at both the national and local level. Many of these laws impose requirements relating to clean-up of contamination, and impose liability in the event of damage to human beings, natural resources or property, and provide for substantial fines, injunctions and potential criminal sanctions for violations. DN U.S.'s products, including the raw materials it handles, are also subject to rigorous industrial hygiene regulations and investigation. The nature of DN U.S.'s operations exposes it to risks of liability for breaches of these laws and regulations as a result of the production, storage, transportation and sale of materials that can cause contamination or personal injury when released into the environment. Environmental laws are subject to change and have tended to become stricter over time. Such changes in environmental laws, or the enactment of new environmental laws, could result in materially increased capital, operating and compliance costs.

        Environmental contamination is known to exist at certain of DN U.S.'s present and former facilities, including facilities located in Laurens, South Carolina, Silver Peak, Nevada and La Mirada, California. DN U.S. operates ground water remediation systems at its Silver Peak and Laurens facilities. Furthermore, as a result of facility closings, divestitures and offsite disposal activities, DN U.S. is responsible for contamination at a closed facility in Houston, Texas and contamination at a former facility in Sunbright, Virginia. DN U.S. is also a de minimis participant in three Superfund matters.

        Although DN U.S. cannot provide assurances in this regard, it does not believe that these issues will have a material adverse effect on its long-term business or financial condition. Nonetheless, the discovery of contamination arising from present or historical industrial operations at some of DN U.S.'s and its predecessor's former and present properties and/or at sites DN U.S. and its predecessors disposed wastes could expose it to cleanup obligations and other damages in the future.

        Environmental Reserves.    DN U.S. has established financial reserves relating to anticipated environmental cleanup obligations, site reclamation and remediation and closure costs. Liabilities are recorded when potential liabilities are either known or believed to be probable and can be reasonably estimated. DN U.S.'s liability estimates are based upon available facts, existing technology, past experience and, in some instances where the remediation costs are being paid directly by its insurers, insurance recoveries, and are generated by several means, including State-mandated schedules, environmental consultants and internal experts, depending on the circumstances. DN U.S. accrued approximately $528 and $627 for known environmental liabilities as of June 30, 2004 and December 31, 2003, respectively. DN U.S. believes that its accruals are adequate based on currently available information. DN U.S. may incur losses in excess of the amounts accrued, however, based on currently available information, DN U.S. does not believe the additional amount of potential losses would have a material effect on its long-term results of operations, financial condition or liquidity. DN U.S. is unable to estimate the amount or range of any potential incremental charges should facts and circumstances change and may in the future revise its estimates based on new information becoming available.

        Other Financial Commitments.    Payment obligations as of December 31, 2003 for all non-cancelable rental and operating lease agreements are as follows:

($ '000)
2004	$778
2005	634
2006	167
2007	31
2008	9
Thereafter	287

Total	$1,906

10)  Derivatives

        Derivative instruments are used to mitigate the risk of adverse movements in interest rates. In particular, interest rate swaps and caps are used to hedge the interest rate risk inherent in liabilities to banks.

        DN U.S. uses interest rate derivatives that are designated as cash flow hedges to help achieve its fixed and floating rate debt objectives. For the periods presented, DN U.S. was a party to interest rate swap agreements whereby DN U.S. paid a fixed interest rate of 4.98% on an initial notional amount of $75,000 and paid 5.28% on an initial notional amount of $48,553. These interest rate swap agreements both had expiration dates of September 29, 2006 but were closed in conjunction with the acquisition by Rockwood. For the six months ended June 30, 2004 and 2003, and the twelve months ended

December 31, 2003, there was no gain or loss recognized in earnings resulting from hedge ineffectiveness. Cumulative losses of $1,900, $1,700 and $900 at June 30, 2003, December 31, 2003 and June 30, 2004, respectively, were reclassified from "Accumulated other comprehensive income" into earnings within the subsequent twelve months.

        DN U.S. was also a party to an interest rate rate cap agreement with an initial notional amount of $75,000 and an expiration date of September 29, 2006, but was closed in conjunction with the acquisition by Rockwood. This instrument was treated as a fair value hedge. Losses recognized in earnings representing the amount of the hedge's ineffectiveness were $65 and $16 for the six-month periods ended June 30, 2003 and 2004, respectively, and $59 for the twelve-month period ended December 31, 2003.

11)  Consolidating Financial Information

        Rockwood Specialties Group, Inc. ("Group") issued $375,000 principal amount of 10.625% senior subordinated notes (the "2011 Notes") in July 2003 and issued €375,000 aggregate principal amount of 7.625% senior subordinated notes and $200,000 aggregate principal amount of 7.500% senior subordinated notes (the "2014 Notes") in November 2004. The Dynamit Nobel U.S. Subsidiary Guarantors were acquired as part of the Dynamit Nobel acquisition by Group on July 31, 2004, and are guarantor subsidiaries of Group. The Dynamit Nobel U.S. Subsidiary Guarantors include non-guarantor subsidiaries. The following combining financial information presents the results of operations, financial condition and cash flows, in separate columns, of the DN U.S. guarantor subsidiaries, the non-guarantor subsidiaries, and the consolidated totals.

DYNAMIT NOBEL U.S. SUBSIDIARY GUARANTORS
COMBINING STATEMENT OF OPERATIONS
SIX MONTHS ENDED JUNE 30, 2004
(Unaudited)
($ '000)

	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Combined
Net sales	$100,402	$24,784	$125,186
Cost of sales	(68,959)	(13,856)	(82,815)

Gross profit	31,443	10,928	42,371
Selling, general and administrative expenses	(22,962)	(3,207)	(26,169)

Operating income	8,481	7,721	16,202
Interest expense, net	10	(3,493)	(3,483)

Income before taxes	8,491	4,228	12,719
Income tax provision	(4,075)	(1,653)	(5,728)

Net income	$4,416	$2,575	$6,991

DYNAMIT NOBEL U.S. SUBSIDIARY GUARANTORS
COMBINING STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2003
($ '000)

	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Combined
Net sales	$189,316	$47,539	$236,855
Cost of sales	(129,466)	(25,445)	(154,911)

Gross profit	59,850	22,094	81,944
Selling, general and administrative expenses	(42,961)	(6,557)	(49,518)

Operating income	16,889	15,537	32,426
Interest expense, net	2,106	(9,539)	(7,433)

Income before taxes	18,995	5,998	24,993
Income tax provision	(10,293)	(2,799)	(13,092)

Net income	$8,702	$3,199	$11,901

DYNAMIT NOBEL U.S. SUBSIDIARY GUARANTORS
COMBINING STATEMENT OF OPERATIONS
SIX MONTHS ENDED JUNE 30, 2003
(Unaudited)
($ '000)

	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Combined
Net sales	$88,641	$23,875	$112,516
Cost of sales	(59,599)	(13,118)	(72,717)

Gross profit	29,042	10,757	39,799
Selling, general and administrative expenses	(21,629)	(2,979)	(24,608)

Operating income	7,413	7,778	15,191
Interest expense, net	(889)	(3,027)	(3,916)

Income before taxes	6,524	4,751	11,275
Income tax provision	(6,108)	(1,530)	(7,638)

Net income	$416	$3,221	$3,637

DYNAMIT NOBEL U.S. SUBSIDIARY GUARANTORS
COMBINING BALANCE SHEET
JUNE 30, 2004
(Unaudited)
($'000)

	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Combined
Assets
Cash and cash equivalents	$1,198	$786	$—	$1,984
Trade receivables	23,459	6,687	—	30,146
Receivables from related parties	23,847	4,988	(5,895)	22,940
Inventories	25,790	15,968	—	41,758
Other current assets	1,968	3,436	—	5,404

Current assets	76,262	31,865	(5,895)	102,232
Property, plant and equipment, net	57,201	63,972	—	121,173
Goodwill	263,157	5,191	(75,000)	193,348
Patents and other intellectual property	736	15	—	751
Other assets	103,295	(100,926)	—	2,369

Non-current assets	424,389	(31,748)	(75,000)	317,641

Total assets	$500,651	$117	$(80,895)	$419,873

Total liabilities and investment by parent
Bank loan	$35,200	$—	$—	$35,200
Trade payables	12,303	656	—	12,959
Liabilities to related parties	23,545	50	—	23,595
Income taxes payable	2,191	77	—	2,268
Other accrued liabilities	7,310	1,980	(145)	9,145

Current liabilities	80,549	2,763	(145)	83,167
Non-current bank loan	52,800	—	—	52,800
Liabilities to related parties	78,250	—	(5,750)	72,500
Pension and related liabilities	7,218	—	—	7,218
Deferred tax liabilities	39,803	2,030	—	41,833
Other liabilities	3,727	2,282	—	6,009

Non-current liabilities	181,798	4,312	(5,750)	180,360

Total liabilities	262,347	7,075	(5,895)	263,527

Contributed capital	247,056	(13,930)	(75,000)	158,126
Accumulated other comprehensive income	(8,752)	6,972	—	(1,780)

Investment by parent	238,304	(6,958)	(75,000)	156,346

Total liabilities and investment by parent	$500,651	$117	$(80,895)	$419,873

DYNAMIT NOBEL U.S. SUBSIDIARY GUARANTORS
COMBINING BALANCE SHEET
DECEMBER 31, 2003
($'000)

	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Combined
Assets
Cash and cash equivalents	$1,103	$711	$—	$1,814
Trade receivables	15,152	4,640	—	19,792
Receivables from related parties	36,964	7,564	(5,750)	38,778
Inventories	25,240	15,260	—	40,500
Other current assets	1,912	2,689	—	4,601

Current assets:	80,371	30,864	(5,750)	105,485
Property, plant and equipment, net	58,291	63,403	—	121,694
Goodwill	188,157	5,394	—	193,551
Patents and other intellectual property	786	164	—	950
Other assets	177,844	(100,968)	(75,000)	1,876

Non-current assets	425,078	(32,007)	(75,000)	318,071

Total assets	$505,449	$(1,143)	$(80,750)	$423,556

Total liabilities and investment by parent
Bank loan	$34,800	$—	$—	$34,800
Trade payables	12,199	1,543	—	13,742
Liabilities to related parties	29,727	36	—	29,763
Income taxes payable	2,696	116	—	2,812
Other accrued liabilities	6,480	1,561	—	8,041

Current liabilities	85,902	3,256	—	89,158
Non-current bank loan	70,400	—	—	70,400
Liabilities to related parties	67,550	—	(5,750)	61,800
Pension and related liabilities	7,247	—	—	7,247
Deferred tax liabilities	36,840	2,034	—	38,874
Other liabilities	5,239	2,374	—	7,613

Non-current liabilities	187,276	4,408	(5,750)	185,934

Total liabilities	273,178	7,664	(5,750)	275,092

Contributed capital	242,105	(16,504)	(75,000)	150,601
Accumulated other comprehensive income	(9,834)	7,697	—	(2,137)

Investment by parent	232,271	(8,807)	(75,000)	148,464

Total liabilities and investment by parent	$505,449	$(1,143)	$(80,750)	$423,556

DYNAMIT NOBEL US. SUBSIDIARY GUARANTORS
COMBINING STATEMENT OF CASH FLOWS
SIX MONTHS ENDED JUNE 30, 2004
(Unaudited)
($ '000)

	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Combined
Cash from operating activities:
Net income	$4,416	$2,575	$6,991
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	3,697	1,373	5,070
Deferred income taxes	3,039	(43)	2,996
Bad debt provision	56	(44)	12
(Increase) decrease in:
Trade accounts receivable, net	(8,236)	(2,064)	(10,300)
Inventories	(551)	(754)	(1,305)
Other assets	(2,343)	(620)	(2,963)
Other liabilities	1,109	(483)	626

Net cash provided by (used in) operating activities	1,187	(60)	1,127

Cash from investing activities:
Capital expenditures	(2,532)	(1,872)	(4,404)

Net cash used in investing activities	(2,532)	(1,872)	(4,404)

Cash from financing activities:
Capital contribution	535	—	535
Payments on long-term debt	(17,200)	—	(17,200)
Net financing provided by parent	18,105	2,007	20,112

Net cash provided by financing activities	1,440	2,007	3,447

Net increase in cash and equivalents	95	75	170
Beginning cash and equivalents	1,103	711	1,814

Ending cash and equivalents	$1,198	$786	$1,984

DYNAMIT NOBEL U.S. SUBSIDIARY GUARANTORS
COMBINING STATEMENT OF CASH FLOWS
YEAR ENDED DECEMBER 31, 2003
($ '000)

	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Combined
Cash from operating activities:
Net income	$8,702	$3,199	$11,901
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	7,272	2,695	9,967
Deferred income taxes	5,850	8	5,858
Bad debt provision	(195)	(3)	(198)
(Increase) decrease in:
Trade accounts receivable, net	(2,317)	1,258	(1,059)
Inventories	522	932	1,454
Other assets	(3,518)	1,406	(2,112)
Other liabilities	5,008	1,216	6,224

Net cash provided by operating activities	21,324	10,711	32,035

Cash from investing activities:
Capital expenditures	(3,711)	(3,102)	(6,813)

Net cash used in investing activities	(3,711)	(3,102)	(6,813)

Cash from financing activities:
Capital contribution	1,098	—	1,098
Payments on long-term debt	(34,400)	—	(34,400)
Net financing provided by (distributed to) parent	14,787	(7,889)	6,898

Net cash used in financing activities	(18,515)	(7,889)	(26,404)

Net decrease in cash and equivalents	(902)	(280)	(1,182)
Beginning cash and equivalents	2,005	991	2,996

Ending cash and equivalents	$1,103	$711	$1,814

DYNAMIT NOBEL U.S. SUBSIDIARY GUARANTORS
COMBINING STATEMENT OF CASH FLOWS
SIX MONTHS ENDED JUNE 30, 2003
(Unaudited)
($ '000)

	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Combined
Cash from operating activities:
Net income	$416	$3,221	$3,637
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	3,678	1,346	5,024
Deferred income taxes	4,529	7	4,536
Bad debt provision	(145)	(12)	(157)
(Increase) decrease in:
Trade accounts receivable, net	4,147	(298)	3,849
Inventories	630	498	1,128
Other assets	441	(1,328)	(887)
Other liabilities	(91)	1,742	1,651

Net cash provided by operating activities	13,605	5,176	18,781

Cash from investing activities:
Capital expenditures	(1,595)	(621)	(2,216)

Net cash used in investing activities	(1,595)	(621)	(2,216)

Cash from financing activities:
Capital contribution	461	—	461
Payments on long-term debt	(17,200)	—	(17,200)
Net financing provided by (distributed to) parent	3,729	(4,893)	(1,164)

Net cash used in financing activities	(13,010)	(4,893)	(17,903)

Net decrease in cash and equivalents	(1,000)	(338)	(1,338)
Beginning cash and equivalents	2,005	991	2,996

Ending cash and equivalents	$1,005	$653	$1,658

12)  Subsequent Event

        On July 31, 2004, Rockwood consummated the Dynamit Nobel Acquisition, (see note A) which includes the operations of DN U.S. The Company accounted for the Dynamit Nobel Acquisition using the purchase method of accounting. In accordance with SFAS 141 ("Business Combinations"), Rockwood allocated the goodwill associated with the acquisition to the respective reporting units. As DN U.S. is not a separate reporting unit, no goodwill was allocated to DN U.S. Historical goodwill recorded by DN U.S. was eliminated as a result of the application of purchase accounting.

        Fair value in excess of book value of DN U.S. assets acquired and liabilities assumed was as follows:

Inventory	$11,098
Property, plant and equipment	45,964
Intangible assets identified	51,717
Pension liabilities	(3,745)
Deferred tax liability, net	(10,395)
Restructuring program liabilities	(5,009)
Other liabilities	(3,065)

Total fair value in excess of book value of identifiable net assets acquired		$86,565

        Additionally, $7,382 of acquisition costs were allocated to DN U.S.

        As a result of the acquisition, all outstanding transactions between DN U.S. and the mg affiliates were settled.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

        Rockwood Specialties Group, Inc. (the "Corporation") is a Delaware corporation. Section 145 of the Delaware General Corporation Law (the "DGCL") grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of being or having been in any such capacity, if he acted in good faith in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

        Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation or an amendment thereto or eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the directors' fiduciary duty of care, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

        Article SEVENTH of the issuer's Amended and Restated Certificate of Incorporation (filed as Exhibit 3.1) provides that except as otherwise provided by the DGCL, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

        Article IV of the Corporation's Amended and Restated By-laws provides that:

        The Corporation shall indemnify directors and officers of the Corporation as specified in the Certificate of Incorporation. In addition, to the fullest extend permitted by the DGCL, the corporation shall indemnify any current or former director or officer of the Corporation and may, at the discretion of the Board of Directors, indemnify any current or former employee or agent of the Corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding brought by or in the right of the Corporation or otherwise, to which he was or is a party by reason of his current or former position with the Corporation or by reason of the fact that he is or was serving, at the request of the Corporation, as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

        Expenses incurred by a person who is or was a director or officer of the Corporation in appearing at, participating in or defending any such action, suit or proceeding shall be paid by the Corporation at reasonable intervals in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized by this Article. If a claim under this Article is not paid in full by the Corporation within ninety days after a written claim has been received by the Corporation, the claimant shall be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered by the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL or other applicable law for the corporation to indemnify the claimant for the amount claim, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the DGCL or other applicable law, nor an actual determination by the Corporation (including its board of directors, independent legal counsel, or its stockholders) that the claimant has not met the applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

        The Corporation has also obtained officers' and directors' liability insurance which insures against liabilities that officers and directors of the issuer may, in such capacities, incur.

Item 21.    Exhibits and Financial Statement Schedules

        A list of exhibits filed with this registration statement on Form S-4 is set forth on the Exhibit Index and is incorporated in this Item 21 by reference.

Item 22.    Undertakings

  (a)
  The undersigned registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales of the registered securities are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low and high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

  (iii)
  To include any material information with respect to the plan distribution not previously disclosed in the registration statement or any material change in such information in the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the exchange offer.

  (b)
  The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (c)
  The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

  (d)
  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer of controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Rockwood Specialties Group, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on October 20, 2005.

ROCKWOOD SPECIALTIES GROUP, INC.
By:	*
Name: Seifi Ghasemi Title: Chairman, President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on October 20, 2005.

Signature	Title

* Seifi Ghasemi	Chairman, President and Chief Executive Officer and Director (Principal Executive Officer)
* Robert J. Zatta	Senior Vice President and Chief Financial Officer and Director (Principal Financial Officer)
* James T. Sullivan	Corporate Controller (Principal Accounting Officer)
* Thomas J. Riordan	Senior Vice President, Law & Administration and Director
*By:	/s/ MICHAEL W. VALENTE Michael W. Valente as Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Advantis Technologies, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on October 20, 2005.

ADVANTIS TECHNOLOGIES, INC.
By:	*
Name: Robert J. Zatta Title: Principal Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on October 20, 2005.

Signature	Title

* Stephen M. D'Onfro	Director (Principal Executive Officer)
* Robert J. Zatta	Director (Principal Financial Officer and Principal Accounting Officer)
* Stephanie Vaughan	Director
* Thomas J. Riordan	Director
*By:	/s/ MICHAEL W. VALENTE Michael W. Valente as Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, AlphaGary Corporation has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on October 20, 2005.

ALPHAGARY CORPORATION
By:	*
Name: Robert J. Zatta Title: Principal Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on October 20, 2005.

Signature	Title

* Robert N. Gingue	Director (Principal Executive Officer)
* Robert J. Zatta	Director (Principal Financial Officer and Principal Accounting Officer)
* Michael R. Funderburg	Director
* Thomas J. Riordan	Director
*By:	/s/ MICHAEL W. VALENTE Michael W. Valente as Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, CeramTec North America Innovative Ceramic Engineering Corporation has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on October 20, 2005.

CERAMTEC NORTH AMERICA INNOVATIVE CERAMIC ENGINEERING CORPORATION
By:	*
Name: Robert J. Zatta Title: Principal Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on October 20, 2005.

Signature	Title

* Walt Dollman	Director (Principal Executive Officer)
* Robert J. Zatta	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
* Dr. Ulf Zimmerman	Director
* Rolf-Michael Mueller	Director
* Dr. Jurgen Huber	Director
*By:	/s/ MICHAEL W. VALENTE Michael W. Valente as Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Chemetall Chemical Products Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on October 20, 2005.

CHEMETALL CHEMICAL PRODUCTS INC.
By:	*
Name: Robert J. Zatta Title: Principal Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on October 20, 2005.

Signature	Title

* Phil Kelly	Director (Principal Executive Officer)
* Robert J. Zatta	Director (Principal Financial Officer and Principal Accounting Officer)
* Michael Clever	Director
* Thomas J. Riordan	Director
*By:	/s/ MICHAEL W. VALENTE Michael W. Valente as Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Chemetall Corporation has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on October 20, 2005.

CHEMETALL CORPORATION
By:	* Name: Robert J. Zatta Title: Principal Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on October 20, 2005.

Signature	Title

* Ronald Felber	President (Principal Executive Officer)
* Robert J. Zatta	Director (Principal Financial Officer and Principal Accounting Officer)
* Bruce Olson	Director
* Thomas J. Riordan	Director
*By:	/s/ MICHAEL W. VALENTE Michael W. Valente as Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Chemetall Foote Corp. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on October 20, 2005.

CHEMETALL FOOTE CORP.
By:	* Name: Robert J. Zatta Title: Principal Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on October 20, 2005.

Signature	Title

* Thomas J. Riordan	Director
* Robert J. Zatta	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
* Dr. Monika Engel-Bader	Director
* Dr. Jurgen Deberitz	Director
* Ronald A. France	President (Principal Executive Officer)
*By:	/s/ MICHAEL W. VALENTE Michael W. Valente as Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Chemical Specialties, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on October 20, 2005.

CHEMICAL SPECIALTIES, INC.
By:	* Name: Robert J. Zatta Title: Principal Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on October 20, 2005.

Signature	Title

* Stephen B. Ainscough	Director (Principal Executive Officer)
* Robert J. Zatta	Director (Principal Financial Officer and Principal Accounting Officer)
* Jonathan P.R. Moyes	Director
* Thomas J. Riordan	Director
*By:	/s/ MICHAEL W. VALENTE Michael W. Valente as Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Compugraphics U.S.A. Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on October 20, 2005.

COMPUGRAPHICS U.S.A. INC.
By:	* Name: Robert J. Zatta Title: Principal Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on October 20, 2005.

Signature	Title

* Mark Crownover	Director (Principal Executive Officer)
* Robert J. Zatta	Director (Principal Financial Officer and Principal Accounting Officer)
* Andre Hawryliw	Director
* Thomas J. Riordan	Director
*By:	/s/ MICHAEL W. VALENTE Michael W. Valente as Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Cyantek Corporation has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on October 20, 2005.

CYANTEK CORPORATION
By:	* Name: Robert J. Zatta Title: Principal Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on October 20, 2005.

Signature	Title

* Gary Grossklaus	Director (Principal Executive Officer)
* Robert J. Zatta	Director (Principal Financial Officer and Principal Accounting Officer)
* Thomas J. Riordan	Director
*By:	/s/ MICHAEL W. VALENTE Michael W. Valente as Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Electrochemicals Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on October 20, 2005.

ELECTROCHEMICALS INC.
By:	* Name: Robert J. Zatta Title: Principal Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on October 20, 2005.

Signature	Title

* Moenes Elias	Director (Principal Executive Officer)
* Robert J. Zatta	Director (Principal Financial Officer and Principal Accounting Officer)
* Thomas J. Riordan	Director
*By:	/s/ MICHAEL W. VALENTE Michael W. Valente as Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Exsil, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on October 20, 2005.

EXSIL, INC.
By:	* Name: Robert J. Zatta Title: Principal Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on October 20, 2005.

Signature	Title

* John Anderton	Director (Principal Executive Officer)
* Robert J. Zatta	Director (Principal Financial Officer and Principal Accounting Officer)
* Thomas J. Riordan	Director
*By:	/s/ MICHAEL W. VALENTE Michael W. Valente as Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Foote Chile Holding Company has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on October 20, 2005.

FOOTE CHILE HOLDING COMPANY
By:	* Name: Robert J. Zatta Title: Principal Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on October 20, 2005.

Signature	Title

* Dr. Jurgen Deberitz	Director (Principal Executive Officer)
* Robert J. Zatta	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
* Ronald A. France	Director
* Thomas J. Riordan	Director
*By:	/s/ MICHAEL W. VALENTE Michael W. Valente as Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Lurex, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on October 20, 2005.

LUREX, INC.
By:	* Name: Robert J. Zatta Title: Principal Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on October 20, 2005.

Signature	Title

* Ronald L. Rapaport	Director (Principal Executive Officer)
* Robert J. Zatta	Director (Principal Financial Officer and Principal Accounting Officer)
* David G. Cohen	Director
* Thomas J. Riordan	Director
*By:	/s/ MICHAEL W. VALENTE Michael W. Valente as Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Oakite Products, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on October 20, 2005.

OAKITE PRODUCTS, INC.
By:	* Name: Robert J. Zatta Title: Principal Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on October 20, 2005.

Signature	Title

* Ron Felber	Director (Principal Executive Officer)
* Robert J. Zatta	Director (Principal Financial Officer and Principal Accounting Officer)
* Phil Kelly	Director
* Bruce Olson	Director
* Thomas J. Riordan	Director
*By:	/s/ MICHAEL W. VALENTE Michael W. Valente as Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Rockwood America Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on October 20, 2005.

ROCKWOOD AMERICA INC.
By:	* Name: Robert J. Zatta Title: Principal Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on October 20, 2005.

Signature	Title

* Seifi Ghasemi	Director (Principal Executive Officer)
* Robert J. Zatta	Director (Principal Financial Officer and Principal Accounting Officer)
* Thomas J. Riordan	Director
*By:	/s/ MICHAEL W. VALENTE Michael W. Valente as Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Rockwood Pigments NA, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on October 20, 2005.

ROCKWOOD PIGMENTS NA, INC.
By:	* Name: Robert J. Zatta Title: Principal Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on October 20, 2005.

Signature	Title

* Ronald L. Rapaport	Director (Principal Executive Officer)
* Robert J. Zatta	Director (Principal Financial Officer and Principal Accounting Officer)
* David G. Cohen	Director
* Thomas J. Riordan	Director
*By:	/s/ MICHAEL W. VALENTE Michael W. Valente as Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Rockwood Specialties Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on October 20, 2005.

ROCKWOOD SPECIALTIES INC.
By:	* Name: Robert J. Zatta Title: Principal Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on October 20, 2005.

Signature	Title

* Seifi Ghasemi	Director (Principal Executive Officer)
* Robert J. Zatta	Director (Principal Financial Officer and Principal Accounting Officer)
* Thomas J. Riordan	Director
*By:	/s/ MICHAEL W. VALENTE Michael W. Valente as Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, RS Funding Corporation has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on October 20, 2005.

RS FUNDING CORPORATION
By:	* Name: Robert J. Zatta Title: Principal Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on October 20, 2005.

Signature	Title

* Ronald L. Rapaport	Director (Principal Executive Officer)
* Robert J. Zatta	Director (Principal Financial Officer and Principal Accounting Officer)
* David G. Cohen	Director
* Thomas J. Riordan	Director
*By:	/s/ MICHAEL W. VALENTE Michael W. Valente as Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, RW Holding Corp. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on October 20, 2005.

RW HOLDING CORP.
By:	* Name: Robert J. Zatta Title: Principal Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on October 20, 2005.

Signature	Title

* Seifi Ghasemi	Director (Principal Executive Officer)
* Robert J. Zatta	Director (Principal Financial Officer and Principal Accounting Officer)
* Thomas J. Riordan	Director
*By:	/s/ MICHAEL W. VALENTE Michael W. Valente as Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Sachtleben Corporation has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on October 20, 2005.

SACHTLEBEN CORPORATION
By:	*
	Name:	Robert J. Zatta
	Title:	Principal Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on October 20, 2005.

Signature	Title

* Timm Wiegmann	President (Principal Executive Officer)
* Robert J. Zatta	Director (Principal Financial Officer and Principal Accounting Officer)
* Martin Burgholte	Director
* Dr. Wolf-Dieter Griebler	Director
* Thomas J. Riordan	Director
*By:	/s/ MICHAEL W. VALENTE Michael W. Valente as Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Southern Clay Products, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on October 20, 2005.

SOUTHERN CLAY PRODUCTS, INC.
By:	*
	Name:	Robert J. Zatta
	Title:	Principal Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on October 20, 2005.

Signature	Title

* Vernon S. Sumner	Director (Principal Executive Officer)
* Robert J. Zatta	Director (Principal Financial Officer and Principal Accounting Officer)
* Alison Avery	Director
* Thomas J. Riordan	Director
/s/ MICHAEL W. VALENTE Michael W. Valente	Director
*By:	/s/ MICHAEL W. VALENTE Michael W. Valente as Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Southern Color N.A., Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on October 20, 2005.

SOUTHERN COLOR N.A., INC.
By:	*
	Name:	Robert J. Zatta
	Title:	Principal Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on October 20, 2005.

Signature	Title

* Carlton Johnson	Director (Principal Executive Officer)
* Robert J. Zatta	Director (Principal Financial Officer and Principal Accounting Officer)
* Ronald L. Rapaport	Director
* Thomas J. Riordan	Director
*By:	/s/ MICHAEL W. VALENTE Michael W. Valente as Attorney-in-fact

EXHIBIT INDEX

Exhibit No.		Description of Exhibit
2.1	(A)	Business and Share Sale and Purchase Agreement, dated September 25, 2000 between Rockwood Holdings, Inc. and Laporte plc
2.2	(B)	Sale and Purchase Agreement dated April 19, 2004 among mg technologies ag and MG North America Holdings Inc., as Sellers and other parties named as purchasers therein.
3.1	(A)	Amended and Restated Certificate of Incorporation of Rockwood Specialties Group, Inc., as amended
3.2	(A)	By-Laws of Rockwood Specialties Group, Inc.
3.3	(A)	Certificate of Incorporation of Advantis Technologies, Inc., as amended
3.4	(A)	By-Laws of Advantis Technologies, Inc.
3.5	(A)	Certificate of Incorporation of Alphagary Corporation, as amended
3.6	(A)	By-Laws of Alphagary Corporation, as amended
3.7*		Certificate of Incorporation of CeramTec North America Innovative Ceramic Engineering Corporation
3.8*		By-Laws of CeramTec North America Innovative Ceramic Engineering Corporation
3.9*		Certificate of Incorporation of Chemetall Chemical Products Inc., as amended
3.10*		By-Laws of Chemetall Chemical Products Inc.
3.11*		Certificate of Incorporation of Chemetall Corporation, as amended
3.12*		By-Laws of Chemetall Corporation
3.13*		Certificate of Incorporation of Chemetall Foote Corp.
3.14*		By-Laws of Chemetall Foote Corp.
3.15	(A)	Articles of Incorporation of Chemical Specialties, Inc., as amended
3.16	(A)	By-Laws of Chemical Specialties, Inc., as amended
3.17	(A)	Certificate of Incorporation of Compugraphics U.S.A. Inc.
3.18	(A)	By-Laws of Compugraphics U.S.A. Inc.
3.19	(A)	Certificate of Incorporation of Cyantek Corporation, as amended
3.20	(A)	By-Laws of Cyantek Corporation, as amended
3.21	(A)	Certificate of Incorporation of Electrochemicals Inc.
3.22	(A)	By-Laws of Electrochemicals Inc., as amended
3.23	(A)	Certificate of Incorporation of Exsil, Inc.
3.24	(A)	By-Laws of Exsil, Inc.
3.25*		Certificate of Incorporation of Foote Chile Holding Company
3.26*		By-Laws of Foote Chile Holding Company
3.27	(A)	Certificate of Incorporation of Lurex, Inc., as amended

3.28	(A)	Amended and Restated By-Laws of Lurex, Inc.
3.29*		Certificate of Incorporation of Oakite Products, Inc., as amended
3.30*		By-Laws of Oakite Products, Inc.
3.31	(A)	Certificate of Incorporation of Rockwood America Inc., as amended
3.32	(A)	By-Laws of Rockwood America Inc.
3.33	(A)	Certificate of Incorporation of Rockwood Pigments NA, Inc., as amended
3.34	(A)	Amended and Restated By-Laws of Rockwood Pigments NA, Inc.
3.35	(A)	Certificate of Incorporation of Rockwood Specialties Inc., as amended
3.36	(A)	By-Laws of Rockwood Specialties Inc.
3.37	(A)	Certificate of Incorporation of RS Funding Corporation
3.38	(A)	By-Laws of RS Funding Corporation
3.39*		Certificate of Incorporation of RW Holding Corp.
3.40*		By-Laws of RW Holding Corp.
3.41*		Certificate of Incorporation of Sachtleben Corporation
3.42*		By-Laws of Sachtleben Corporation
3.43	(A)	Articles of Incorporation of Southern Clay Products, Inc., as amended
3.44	(A)	Amended and Restated By-Laws of Southern Clay Products, Inc., as amended
3.45	(A)	Certificate of Incorporation of Southern Color N.A., Inc.
3.46	(A)	By-Laws of Southern Color N.A., Inc.
4.1	(A)	Indenture dated as of July 23, 2003 among Rockwood Specialties Group, Inc., the Guarantors named therein and The Bank of New York, as Trustee
4.2	(J)	Supplemental Indenture, dated as of July 31, 2004, among Rockwood Specialties Group, Inc., the Guarantors named therein and The Bank of New York, as Trustee
4.3	(C)	Indenture, dated as of November 10, 2004, among Rockwood Specialties Group, Inc., the Guarantors named therein and The Bank of New York, as Trustee
5.1*		Opinion of Simpson Thacher & Bartlett LLP
5.2*		Opinion of McGinnis, Lochridge & Kilgore LLP (Texas counsel)
5.3*		Opinion of Helms Mullis & Wicker, PLLC (North Carolina counsel)
10.1	(D)
Amendment and Restatement Agreement, dated as of December 8, 2003, among the issuer, as US Borrower, Rockwood Specialties Limited, as UK Borrower, Rockwood Specialties International, Inc., Rockwood Specialties Consolidated, Inc. and Rockwood Holdings, Inc., as Parent Companies, the several lenders from time to time party thereto, JPMorgan Chase Bank, as Administrative Agent, Merrill Lynch International, as Syndication Agent, Goldman Sachs Credit Partners L.P. and General Electric Capital Corporation, as Co-Documentation Agents

10.2	(A)
Form of Security Agreement dated as of July 23, 2003 among Rockwood Specialties International, Inc., Rockwood Specialties Group, Inc. as US Borrower and each of the Subsidiaries of the US Borrower as listed in the Agreement and JPMorgan Chase Bank as Administrative Agent for the Lenders party to the Credit Agreement dated as of July 23, 2003
10.3	(A)
Form of Pledge Agreement dated as of July 23, 2003 among Rockwood Specialties International, Inc., Rockwood Specialties Group, Inc. as US Borrower and each of the Subsidiaries of the US Borrower as listed in the Agreement and JPMorgan Chase Bank as Administrative Agent for the Lenders party to the Credit Agreement dated as of July 23, 2003
10.4	(A)
Form of Guarantee dated as of July 23, 2003 among Rockwood Specialties International, Inc., Rockwood Specialties Group, Inc. as US Borrower and each of the Subsidiaries of the US Borrower as listed in the Agreement and JPMorgan Chase Bank as Administrative Agent for the Lenders party to the Credit Agreement dated as of July 23, 2003
10.5	(A)	Deed of Tax Covenant dated September 25, 2000 between Rockwood Holdings, Inc. and Laporte plc
10.6	(A)	Environmental Deed dated September 25, 2000 between Rockwood Holdings, Inc. and Laporte plc
10.7	(A)	Form of Management Stockholder's Agreement, dated as of January 30, 2001, between Rockwood Holdings, Inc. and each Management Stockholder (as defined therein)
10.8	(A)
Form of Sale Participation Agreement, dated as of January 30, 2001, among Rockwood Holdings, Inc., each Management Stockholder party to the Management Stockholders' Agreement, dated as of January 30, 2001, KKR Partners II L.P. and KKR 1996 Fund L.P.
10.9	(A)	Form of Pledge Agreement in favor of Rockwood Specialties, Inc. made by an executive officer in connection with management equity participation
10.10	(A)	Form of Promissory Note made by an executive officer in connection with management equity participation
10.11	(D)	Amended and Restated 2003 Stock Purchase and Option Plan of Rockwood Holdings, Inc. and Subsidiaries
10.12	(A)	Employment Agreement dated as of September 28, 2001 between Rockwood Holdings, Inc. and Seifi Ghasemi
10.13	(A)	Employment Agreement dated as of March 21, 2001 between Rockwood Specialties, Inc. and Robert J. Zatta
10.14	(A)	Employment Agreement dated as of October 14, 1994 and amended as of August 26, 1999 between Laporte Inc. and Thomas J. Riordan
10.15	(A)	Profit-Sharing/401(K) Plan for Employees of Rockwood Specialties, Inc.
10.16	(A)	The Rockwood Specialties, Inc. Money Purchase Pension Plan
10.17	(A)	Supplementary Savings Plan of Laporte Inc.
10.18	(A)	Rockwood Specialties, Inc. Deferred Compensation Plan

10.19	(A)	Lease Agreement dated as of June 25, 2002 between ADVA 15 (GA) LLC and Advantis Technologies, Inc.
10.20	(A)	Lease Agreement dated as of August 9, 2000 between The Second Industrial Partnership Limited and Micro Image Technology Limited
10.21	(A)	Lease Agreement dated as of August 1, 2002 between N. Dennis Berg Revocable Living Trust and the Richard and Elizabeth Berg Family Trust and Exsil, Inc.
10.22	(A)
Amendment No. 1 dated as of September 29, 2003 to the Credit Agreement, dated as of July 23, 2003, among the issuer, as US Borrower, Rockwood Specialties Limited, as UK Borrower, Rockwood Specialties International, Inc., as a Guarantor, Rockwood Specialties Consolidated, Inc. and Rockwood Holdings, Inc., as Parent Companies, the several lenders from time to time party thereto, JPMorgan Chase Bank, as Administrative Agent, Merrill Lynch International, as Syndication Agent and Joint Lead Arranger, Goldman Sachs Credit Partners L.P., as Documentation Agent and J.P. Morgan Securities Inc., as Joint Lead Arranger
10.23	(E)
Credit Agreement, dated as of July 30, 2004, among Rockwood Specialties Group, Inc., Rockwood Specialties Limited, Rockwood Specialties International, Inc., the lenders party thereto, Credit Suisse First Boston, acting through its Cayman Islands Branch, as Administrative agent and Collateral agent, and UBS Securities LLC and Goldman Sachs Credit Partners L.P., as Co-Syndication Agents
10.24	(F)
First Amendment, dated as of October 8, 2004, to the Credit Agreement, dated as of July 30, 2004, among Rockwood Specialties Group, Inc., Rockwood Specialties Limited, Rockwood Specialties International, Inc., the lenders party thereto, Credit Suisse First Boston, acting through its Cayman Islands Branch, as Administrative agent and Collateral agent, and UBS Securities LLC and Goldman Sachs Credit Partners L.P., as Co-Syndication Agents
10.25	(G)
Second Amendment, dated as of December 10, 2004, to the Credit Agreement, dated as of July 30, 2004, among Rockwood Specialties Group, Inc., Rockwood Specialties Limited, Rockwood Specialties International, Inc., the lenders party thereto, Credit Suisse First Boston, acting through its Cayman Islands Branch, as Administrative agent and Collateral agent, and UBS Securities LLC and Goldman Sachs Credit Partners L.P., as Co-Syndication Agents
10.26	(E)
Security Agreement, dated as of July 30, 2004, among Rockwood Specialties International, Inc., Rockwood Specialties Group, Inc., as US Borrower, the Subsidiaries of the U.S. Borrower named therein and Credit Suisse First Boston, acting through its Cayman Islands Branch, as Administrative agent
10.27	(E)
Pledge Agreement, dated as of July 30, 2004, among Rockwood Specialties Group, Inc., as U.S. Borrower, the Subsidiaries of the U.S. Borrower named therein and Credit Suisse First Boston, acting through its Cayman Islands Branch, as Administrative agent
10.28	(E)
Guarantee, dated as of July 30, 2004, among Rockwood Specialties International, Inc., Rockwood Specialties Group, Inc., as U.S. Borrower, the Subsidiaries of the U.S. Borrower named therein and Credit Suisse First Boston, acting through its Cayman Islands Branch, as Administrative agent
10.29	(E)
Guarantee, dated as of July 30, 2004, among Rockwood Specialties Group, Inc., the Subsidiaries of Rockwood Specialties Limited named therein and Credit Suisse First Boston, acting through its Cayman Islands Branch, as Administrative agent

10.30	(E)
Senior Subordinated Loan Agreement, dated as of July 30, 2004, among Rockwood Specialties Group, Inc., the lenders party thereto, Credit Suisse First Boston, acting through its Cayman Islands Branch, UBS Securities LLC and Goldman Sachs Credit Partners L.P., as Lead Arrangers, Credit Suisse First Boston, acting through its Cayman Islands Branch, as Administrative Agent, Goldman Sachs Credit Partners L.P., as Syndication Agent, and UBS AG, Stamford Branch, as Documentation Agent
10.31	(E)
Guarantee, dated as of July 30, 2004, among the Subsidiaries of Rockwood Specialties Group, Inc. named therein and Credit Suisse First Boston, acting through its Cayman Islands Branch, UBS Securities LLC and Goldman Sachs Credit Partners L.P. and UBS AG, Stamford Branch, as Agents
10.32	(J)	Form of Management Stockholder's Agreement, dated as of November 30, 2004 between Rockwood Holdings, Inc. and each Management Stockholder (as defined therein)
10.33	(J)	Form of Amended and Restated Management Stockholder's Agreement, dated as of October , 2004, between Rockwood Holdings, Inc. and each Management Stockholder (as defined therein)
10.34	(J)
Form of Sale Participation Agreement, dated as of November 30, 2004, among KKR 1996 Fund L.P., KKR Partners II L.P., KKR Millennium Fund, L.P., KKR Partners III, L.P. and KKR European Fund, Limited Partnership and each Management Stockholder (as defined therein)
10.35	(J)	Form of Amended and Restated Sale Participation Agreement, dated as of October , 2004, between Rockwood Holdings, Inc. and each Management Stockholder (as defined therein)
10.36	(H)	Amended and Restated Management Stockholder's Agreement, dated as of September 24, 2004, between Rockwood Holdings, Inc. and Seifollah Ghasemi
10.37	(H)
Amended and Restated Sale Participation Agreement, dated as of September 24, 2004, among Seifollah Ghasemi, KKR 1996 Fund L.P., KKR Partners II, L.P., KKR Millennium Fund, L.P., KKR Partners III, L.P. and KKR European Fund, Limited Partnership
10.38	(H)
Time Stock Option Agreement, dated as of September 24, 2004, between Rockwood Holdings, Inc. and Seifollah Ghasemi (included as Exhibit A to the Second Amendment to the Employment Agreement listed as Exhibit 10.36 herewith)
10.39	(K)
Time/Performance Stock Option Agreement, dated as of September 24, 2004, between Rockwood Holdings, Inc. and Seifollah Ghasemi (included as Exhibit B to the Second Amendment to the Employment Agreement listed as Exhibit 10.52 herewith)
10.40	(I)	Amended and Restated Management Stockholder's Agreement, dated as of October 15, 2004, between Rockwood Holdings, Inc. and Robert J. Zatta
10.41	(I)	Time/Performance Stock Option Agreement, dated as of October 15, 2004, between Rockwood Holdings, Inc. and Robert J. Zatta
10.42	(I)	Performance Stock Option Agreement, dated as of October 15, 2004, between Rockwood Holdings, Inc. and Robert J. Zatta
10.43	(I)	Amended and Restated Sale Participation Agreement, dated as of October 15, 2004, between Rockwood Holdings, Inc. and Robert J. Zatta

10.44	(J)	Amendment to Stock Option Agreement, dated as of October 15, 2004, between Rockwood Holdings, Inc. and Robert J. Zatta
10.45	(I)	Amended and Restated Management Stockholder's Agreement, dated as of October 15, 2004, between Rockwood Holdings, Inc. and Thomas J. Riordan
10.46	(I)	Time/Performance Stock Option Agreement, dated as of October 15, 2004, between Rockwood Holdings, Inc. and Thomas J. Riordan
10.47	(I)	Performance Stock Option Agreement, dated as of October 15, 2004, between Rockwood Holdings, Inc. and Thomas J. Riordan
10.48	(I)	Amended and Restated Sale Participation Agreement, dated as of October 15, 2004, between Rockwood Holdings, Inc. and Thomas J. Riordan
10.49	(J)	Amendment to Stock Option Agreement, dated as of October 15, 2004, between Rockwood Holdings, Inc. and Thomas J. Riordan
10.50	(J)	First Amendment to Amended and Restated 2003 Stock Purchase and Option Plan for Rockwood Holdings, Inc.
10.51	(H)	First Amendment, dated as of August 9, 2004, to the Employment Agreement dated as of September 28, 2001 between Rockwood Holdings, Inc. and Seifi Ghasemi
10.52	(K)	Second Amendment, dated as of September 24, 2004, to the Employment Agreement dated as of September 28, 2001 between Rockwood Holdings, Inc. and Seifi Ghasemi
10.53	(I)	Amendment, dated as of October 19, 2004, to the Employment Agreement, dated as of March 21, 2001 between Rockwood Specialties, Inc. and Robert J. Zatta
10.54	(J)	2005 Amended and Restated Stock Purchase and Option Plan for Rockwood Holdings, Inc. and subsidiaries
10.55	(J)	Short-Term Incentive Plan for Rockwood Holdings, Inc. and subsidiaries
21.1*		List of Subsidiaries
23.1**		Consent of Deloitte & Touche LLP
23.2**		Consent of KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft Wirtschaftsprüfungsgesellschaft
25.1*		Form of T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of the Bank of new York, as Trustee with respect to the Indenture
99.1*		Form of Letter of Transmittal
99.2*		Form of Letter to Brokers, Dealers, Commerical Banks, trust Companies and Other Nominees
99.3*		Form of Letter to Clients
99.4*		Form of Notice of Guaranteed Delivery

*
Previously filed.

**
To be filed herewith.

(A)
Incorporated by reference to the Registration Statement (File No. 333-109686) on Form S-4 of the Registrant filed on October 14, 2003.

(B)
Incorporated by reference to the Current Report on Form 8-K of the Registrant filed on May 4, 2004.

(C)
Incorporated by reference to the Current Report on Form 8-K of the Registrant filed on November 12, 2004.

(D)
Incorporated by reference to Amendment No. 1 to Registration Statement (File No. 333-109686) on Form S-4 of the Registrant filed on December 18, 2003.

(E)
Incorporated by reference to the Current Report on Form 8-K of the Registrant filed on August 4, 2004.

(F)
Incorporated by reference to the Current Report on Form 8-K of the Registrant filed on October 12, 2004.

(G)
Incorporated by reference to the Current Report on Form 8-K of the Registrant filed on December 14, 2004.

(H)
Incorporated by reference to the Current Report on Form 8-K of the Registrant filed on September 30, 2004.

(I)
Incorporated by reference to the Current Report on Form 8-K of the Registrant filed on October 19, 2004.

(J)
Incorporated by reference to the Registration Statement on Form S-1 of Rockwood Holdings, Inc. filed on February 11, 2005.

(K)
Incorporated by reference to the Annual Report on Form 10-K of the Registrant, filed on April 29, 2005.

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TABLE OF ADDITIONAL REGISTRANT GUARANTORS
TABLE OF CONTENTS
PROSPECTUS SUMMARY
Our Company
Dynamit Nobel Acquisition
Other Acquisitions
Recent Developments
OWNERSHIP STRUCTURE
The Exchange Offer
The Exchange Notes
Summary Historical and Pro Forma Financial Data
Dynamit Nobel Summary Financial Data
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
CAPITALIZATION
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
ROCKWOOD SPECIALTIES GROUP, INC. Unaudited Pro Forma Condensed Combined Information for the year ended December 31, 2004
SELECTED FINANCIAL DATA
Dynamit Nobel Selected Financial Data
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
DYNAMIT NOBEL ACQUISITION
BUSINESS
MANAGEMENT
OPTION/SAR GRANTS IN LAST FISCAL YEAR
AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END/SAR VALUES
PRINCIPAL STOCKHOLDERS
RELATED PARTY TRANSACTIONS
DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS
THE EXCHANGE OFFER
DESCRIPTION OF THE NOTES
BOOK ENTRY; DELIVERY AND FORM
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER
CERTAIN ERISA CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
GENERAL INFORMATION
SUMMARY OF CERTAIN DIFFERENCES BETWEEN IAS AND IFRS AND U.S. GAAP
MARKET SHARE AND INDUSTRY DATA
WHERE YOU CAN FIND ADDITIONAL INFORMATION
INDEX TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
ROCKWOOD SPECIALTIES GROUP, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars in millions)
ROCKWOOD SPECIALTIES GROUP, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (Dollars in millions, except per share amounts; shares in thousands)
ROCKWOOD SPECIALTIES GROUP, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (Dollars in millions)
ROCKWOOD SPECIALTIES GROUP, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002 (Dollars in millions)
ROCKWOOD SPECIALTIES GROUP, INC. AND SUBSIDIARIES Notes To Consolidated Financial Statements
ROCKWOOD SPECIALTIES GROUP, INC. AND SUBSIDIARIES CONSOLIDATING STATEMENT OF OPERATIONS YEAR ENDED DECEMBER 31, 2004 (Dollars in millions)
ROCKWOOD SPECIALTIES GROUP, INC. AND SUBSIDIARIES CONSOLIDATING STATEMENT OF OPERATIONS YEAR ENDED DECEMBER 31, 2003 (Dollars in millions)
ROCKWOOD SPECIALTIES GROUP, INC. AND SUBSIDIARIES CONSOLIDATING STATEMENT OF OPERATIONS YEAR ENDED DECEMBER 31, 2002 (Dollars in millions)
ROCKWOOD SPECIALTIES GROUP, INC. AND SUBSIDIARIES CONSOLIDATING BALANCE SHEET DECEMBER 31, 2004 (Dollars in millions)
ROCKWOOD SPECIALTIES GROUP, INC. AND SUBSIDIARIES CONSOLIDATING BALANCE SHEET DECEMBER 31, 2003 (Dollars in millions)
ROCKWOOD SPECIALTIES GROUP, INC. AND SUBSIDIARIES CONSOLIDATING STATEMENT OF CASH FLOWS YEAR ENDED DECEMBER 31, 2004 (Dollars in millions)
ROCKWOOD SPECIALTIES GROUP, INC. AND SUBSIDIARIES CONSOLIDATING STATEMENT OF CASH FLOWS YEAR ENDED DECEMBER 31, 2003 (Dollars in millions)
ROCKWOOD SPECIALTIES GROUP, INC. AND SUBSIDIARIES CONSOLIDATING STATEMENT OF CASH FLOWS YEAR ENDED DECEMBER 31, 2002 (Dollars in millions)
PART I—FINANCIAL INFORMATION ROCKWOOD SPECIALTIES GROUP, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars in millions) (Unaudited)
ROCKWOOD SPECIALTIES GROUP, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (Dollars in millions, except per share amounts; shares in thousands) (Unaudited)
ROCKWOOD SPECIALTIES GROUP, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Dollars in millions) (Unaudited)
ROCKWOOD SPECIALTIES GROUP, INC. AND SUBSIDIARIES Notes To Condensed Consolidated Financial Statements (Unaudited)
ROCKWOOD SPECIALTIES GROUP, INC. AND SUBSIDIARIES CONSOLIDATING STATEMENT OF OPERATIONS SIX MONTHS ENDED JUNE 30, 2005 (Dollars in millions)
ROCKWOOD SPECIALTIES GROUP INC. AND SUBSIDIARIES CONSOLIDATING STATEMENT OF OPERATIONS SIX MONTHS ENDED JUNE 30, 2004 (Dollars in millions)
ROCKWOOD SPECIALTIES GROUP, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEET June 30, 2005 (Dollars in millions)
ROCKWOOD SPECIALTIES GROUP, INC. AND SUBSIDIARIES CONSOLIDATING STATEMENT OF CASH FLOWS SIX MONTHS ENDED JUNE 30, 2005 (Dollars in millions)
ROCKWOOD SPECIALTIES GROUP, INC. AND SUBSIDIARIES CONSOLIDATING STATEMENT OF CASH FLOWS SIX MONTHS ENDED JUNE 30, 2004 (Dollars in millions)
DYNAMIT NOBEL COMBINED INCOME STATEMENTS
DYNAMIT NOBEL COMBINED BALANCE SHEETS
DYNAMIT NOBEL COMBINED BALANCE SHEETS
DYNAMIT NOBEL COMBINED STATEMENTS OF CASH FLOWS
DYNAMIT NOBEL COMBINED STATEMENTS OF CHANGES IN INVESTMENT BY MG TECHNOLOGIES AG
DYNAMIT NOBEL NOTES TO COMBINED FINANCIAL STATEMENTS ($ '000)
DYNAMIT NOBEL CONDENSED COMBINED INCOME STATEMENTS (Unaudited)
DYNAMIT NOBEL CONDENSED COMBINED BALANCE SHEET JUNE 30, 2004 (Unaudited)
DYNAMIT NOBEL CONDENSED COMBINED BALANCE SHEET JUNE 30, 2004 (Unaudited)
DYNAMIT NOBEL CONDENSED COMBINED STATEMENTS OF CASH FLOWS (Unaudited)
DYNAMIT NOBEL NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (Unaudited) ($ '000)
DYNAMIT NOBEL U.S. SUBSIDIARY GUARANTORS COMBINED INCOME STATEMENTS
DYNAMIT NOBEL U.S. SUBSIDIARY GUARANTORS COMBINED BALANCE SHEETS
DYNAMIT NOBEL U.S. SUBSIDIARY GUARANTORS COMBINED STATEMENTS OF CASH FLOWS
DYNAMIT NOBEL U.S. SUBSIDIARY GUARANTORS COMBINED STATEMENTS OF CHANGES IN INVESTMENT BY PARENT
DYNAMIT NOBEL U.S. SUBSIDIARY GUARANTORS NOTES TO COMBINED FINANCIAL STATEMENTS ($ '000)
DYNAMIT NOBEL U.S. SUBSIDIARY GUARANTORS COMBINING STATEMENT OF OPERATIONS SIX MONTHS ENDED JUNE 30, 2004 (Unaudited) ($ '000)
DYNAMIT NOBEL U.S. SUBSIDIARY GUARANTORS COMBINING STATEMENT OF OPERATIONS YEAR ENDED DECEMBER 31, 2003 ($ '000)
DYNAMIT NOBEL U.S. SUBSIDIARY GUARANTORS COMBINING STATEMENT OF OPERATIONS SIX MONTHS ENDED JUNE 30, 2003 (Unaudited) ($ '000)
DYNAMIT NOBEL U.S. SUBSIDIARY GUARANTORS COMBINING BALANCE SHEET JUNE 30, 2004 (Unaudited) ($'000)
DYNAMIT NOBEL U.S. SUBSIDIARY GUARANTORS COMBINING BALANCE SHEET DECEMBER 31, 2003 ($'000)
DYNAMIT NOBEL US. SUBSIDIARY GUARANTORS COMBINING STATEMENT OF CASH FLOWS SIX MONTHS ENDED JUNE 30, 2004 (Unaudited) ($ '000)
DYNAMIT NOBEL U.S. SUBSIDIARY GUARANTORS COMBINING STATEMENT OF CASH FLOWS YEAR ENDED DECEMBER 31, 2003 ($ '000)
DYNAMIT NOBEL U.S. SUBSIDIARY GUARANTORS COMBINING STATEMENT OF CASH FLOWS SIX MONTHS ENDED JUNE 30, 2003 (Unaudited) ($ '000)
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
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EXHIBIT INDEX